  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1997
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              ATMI HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)
         DELAWARE                    3559                   06-1481060
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification No.)
     incorporation or
      organization)
                           EUGENE G. BANUCCI, PH.D.
                                   PRESIDENT
                              ATMI HOLDINGS, INC.
                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810
                                (203) 794-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810
                                (203) 794-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  COPIES TO:
        DONNA L. BROOKS, ESQ.                   CARMELO M. GORDIAN, ESQ.
        SHIPMAN & GOODWIN LLP                BROBECK, PHLEGER & HARRISON LLP
          ONE AMERICAN ROW                   301 CONGRESS AVENUE, SUITE 1200
     HARTFORD, CONNECTICUT 06103                   AUSTIN, TEXAS 78701
    TELEPHONE NO.: (860) 251-5000             TELEPHONE NO.: (512) 477-5495
    FACSIMILE NO.: (860) 251-5999             FACSIMILE NO.: (512) 477-5813
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the reorganization of Advanced Delivery & Chemical Systems Nevada, Inc., Advanced Delivery & Chemical Systems Manager, Inc., Advanced Delivery & Chemical Systems Holdings, LLC, ATMI Holdings, Inc. and Advanced Technology Materials, Inc. (the "Company") as described in the Proxy Statement/Prospectus included herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                             PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM        MAXIMUM        AMOUNT OF
    SECURITIES TO BE           TO BE      OFFERING PRICE   AGGREGATE      REGISTRATION
       REGISTERED           REGISTERED      PER SHARE    OFFERING PRICE       FEE
- ----------------------------------------------------------------------------------------
ATMI Holdings, Inc.
 Common Stock, par value
 $.01 per share........   6,250,000(1)(2)     $16.00(1)   $ 12,473,000(3)  $ 3,779.70
- ----------------------------------------------------------------------------------------
ATMI Holdings, Inc.
 Common Stock, par value
 $.01 per share........   9,000,000           $31.25(4)   $281,250,000     $85,227.27
- ----------------------------------------------------------------------------------------
  Total................         --              --             --          $89,006.97(5)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) The number of shares to be registered and the offering price per share for the Exchange (as defined herein) will not be determined until the fifth day prior to the annual meeting of the stockholders of the Company. The number of shares to be registered and the per share price set forth in the table for the Exchange (as defined herein) do not relate directly to the Proposed Maximum Aggregate Offering Price reflected, because of the applicability of Rule 457(f)(2) as set forth in Note (3) below.
(2) For purposes of calculating the number of shares to be registered, it is estimated that the applicable price of Company Common Stock will be $14.00 per share.
(3) Maximum Aggregate Offering Price for the shares to be registered for the Exchange (as defined herein) is reflected in accordance with Rule
    457(f)(2), solely for the purpose of calculating the registration fee, based upon the book value of the ADCS Interests (as defined herein) at June 30, 1997, the latest practicable date prior to the date of filing of this Registration Statement.
(4) Based on the average of the high and low prices of Company Common Stock on September 8, 1997.
(5) Of this amount, $48,121.51 was paid by the Company with its preliminary proxy materials filed under Schedule 14A on June 11, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      ADVANCED TECHNOLOGY MATERIALS, INC.
                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810

                                                             September 10, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Technology Materials, Inc. (the "Company"), which will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811, at 10:00 a.m., local time, on October 10, 1997 (together with all adjournments and postponements thereof, the "Annual Meeting").

  The enclosed materials describe a number of proposals that you will be asked to vote on at the Annual Meeting or by signing the enclosed Proxy.

  First, you will be asked to elect members of the Company Board of Directors for the ensuing year.

  Second, you will be asked to approve the Merger and Exchange Agreement by and among the Company, ATMI Holdings, Inc., a newly-formed corporation that is currently a wholly-owned subsidiary of the Company ("Holdings"), Alamo Merger, Inc., a newly-formed corporation that is currently a wholly-owned subsidiary of Holdings ("Merger Subsidiary"), and Advanced Delivery & Chemical Systems Nevada, Inc. and its related entities (the "ADCS Group"). Pursuant to the Merger and Exchange Agreement, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Holdings, and the stockholders of the Company will receive shares of Holdings Common Stock. Also pursuant to the Merger and Exchange Agreement, simultaneously with the consummation of the Merger, the owners of (i) all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager and (ii) one percent of the membership interests in ADCS Holdings (together, the "ADCS Interests") will transfer all of their ADCS Interests to Holdings in exchange for shares of Holdings Common Stock (the "Exchange" and together with the Merger, the "Reorganization"). In addition, the holders of outstanding options and warrants to purchase shares of Company Common Stock shall be entitled to purchase the same number of shares of Holdings Common Stock at the same per share exercise price provided for in the stock option or warrant agreements evidencing such options or warrants. A copy of the Merger and Exchange Agreement is annexed to the accompanying Proxy Statement/Prospectus as Appendix A.

  Third, you will also be asked to approve the Lawrence Merger Agreement by and among the Company, Welk Acquisition Corporation, a newly-formed corporation and currently a wholly-owned subsidiary of the Company ("Lawrence Merger Subsidiary"), Holdings and Lawrence Semiconductor Laboratories, Inc. ("LSL") and a related entity. Pursuant to the Lawrence Merger Agreement, Lawrence Merger Subsidiary will merge with and into LSL, with LSL being the surviving corporation (the "Lawrence Acquisition"), and LSL will become a wholly-owned subsidiary of Holdings if the Reorganization is consummated or of the Company if the Reorganization is not consummated. In connection with the Lawrence Acquisition, the shares of LSL Common Stock issued and outstanding immediately prior to the Lawrence Acquisition will be converted into (i) shares of Holdings Common Stock if the Reorganization is consummated or (ii) shares of Company Common Stock if the Reorganization is not consummated. A copy of the Lawrence Merger Agreement is annexed to the accompanying Proxy Statement/Prospectus as Appendix E.

  Fourth, you will be asked to approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of shares of Company Common Stock authorized to be issued by 1,000,000, from 15,000,000 to 16,000,000. Even if such amendment is approved by the stockholders of the Company, the amendment will not become effective if the Reorganization is consummated.

  Fifth, you will be asked to approve the adoption of the Company's 1997 Stock Plan (the "1997 Stock Plan"). Pursuant to the 1997 Stock Plan, 900,000 shares of Company Common Stock will be reserved for issuance. Even if the 1997 Stock Plan is approved by the stockholders of the Company, the 1997 Stock Plan will become effective only if the Reorganization is not consummated and the stockholders of the Company approve the amendment to the Company's Restated Certificate of Incorporation, as amended. Holdings currently has a stock plan that is identical to the 1997 Stock Plan, and the Holdings stock plan will be operative if the Reorganization is consummated.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS ALSO HAS DETERMINED THAT THE MERGER AND EXCHANGE AGREEMENT, THE LAWRENCE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR AND REASONABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS TO ADOPT THE MERGER AND EXCHANGE AGREEMENT AND THE LAWRENCE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND THE ADOPTION OF THE 1997 STOCK PLAN ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND THE ADOPTION OF THE 1997 STOCK PLAN.

  The accompanying Proxy Statement/Prospectus contains information about the Company, the ADCS Group and LSL and describes the transactions contemplated by the Merger and Exchange Agreement and the Lawrence Merger Agreement you are being asked to consider and vote upon either by attending the Annual Meeting or by signing and returning your Proxy. The accompanying Proxy Statement/Prospectus also contains information about the proposed amendment to the Company's Restated Certificate of Incorporation and about the proposed adoption of the 1997 Stock Plan. Please give the information contained in the accompanying Proxy Statement/Prospectus your most careful attention.

  Regardless of whether you are able to attend the Annual Meeting, please complete, sign and date the enclosed Proxy and return it in the enclosed envelope as soon as possible. If you attend the Annual Meeting, you may revoke your Proxy and vote your shares in person if you wish.

              PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                                          Very truly yours,



                                          Eugene G. Banucci, Ph.D.
                                          Chief Executive Officer and
                                           President

                      ADVANCED TECHNOLOGY MATERIALS, INC.
                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 10, 1997

To Our Stockholders:

  The 1997 Annual Meeting of Stockholders of Advanced Technology Materials, Inc. (the "Company") will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811, on October 10, 1997 at 10:00 a.m. (local time) for the following purposes:

    1. To elect the Company Board of Directors;

    2. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Exchange dated as of April 7, 1997 (the "Merger and Exchange Agreement"), by and among the Company, ATMI Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Holdings"), Alamo Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Merger Subsidiary"), Advanced Delivery & Chemical Systems Nevada, Inc., a Nevada corporation ("ADCS Nevada"), Advanced Delivery & Chemical Systems Manager, Inc., a Delaware corporation ("ADCS Manager"), Advanced Delivery & Chemical Systems Holdings, LLC, a Delaware limited liability company ("ADCS Holdings"), Advanced Delivery & Chemical Systems Operating, LLC, a Delaware limited liability company, and Advanced Delivery & Chemical Systems, Ltd., a Texas limited partnership, a copy of which is set forth as Appendix A to the attached Proxy Statement/Prospectus. Pursuant to the Merger and Exchange Agreement, among other things: (i) Merger Subsidiary will be merged with and into the Company, with the Company being the surviving corporation; (ii) the Company will become a wholly-owned subsidiary of Holdings; and (iii) the holders of
  (1) all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager, and (2) one percent of the membership interests in ADCS Holdings will transfer such shares and interests to Holdings in exchange for shares of Holdings common stock;

    3. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 17, 1997, as amended by the First Amendment to Agreement and Plan of Merger dated as of June 6, 1997 and the Second Amendment to Agreement and Plan of Merger dated as of July 30, 1997 (as amended, the "Lawrence Merger Agreement"), by and among the Company, Welk Acquisition Corporation, a Delaware corporation and currently a wholly-owned subsidiary of the Company ("Lawrence Merger Subsidiary"), Holdings, Lawrence Semiconductor Laboratories, Inc., an Arizona corporation ("LSL"), and Lawrence Semiconductor Laboratories Marketing and Sales, Inc., an Arizona corporation, a copy of which is set forth as Appendix E to the attached Proxy Statement/Prospectus. Pursuant to the Lawrence Merger Agreement, among other things, Lawrence Merger Subsidiary will be merged with and into LSL, with LSL being the surviving corporation and LSL will become a wholly-owned subsidiary of Holdings if the Reorganization is consummated or of the Company if the Reorganization is not consummated;

    4. To approve the proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock;

    5. To approve the Company's 1997 Stock Plan; and

    6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on September 10, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By order of the Board of Directors,

                                          Ward C. Stevens
                                          Secretary

Dated: September 10, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE ANNUAL MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                      ADVANCED TECHNOLOGY MATERIALS, INC.
                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 10, 1997

                               ----------------

                                  PROSPECTUS
                                      OF
                              ATMI HOLDINGS, INC.

                               ----------------

  This Proxy Statement/Prospectus is being furnished by Advanced Technology Materials, Inc. (the "Company") to the holders of its common stock, par value $.01 per share ("Company Common Stock"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Company Board of Directors") for use at the Annual Meeting of Stockholders to be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811, on October 10, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting").

  At the Annual Meeting, the stockholders of the Company will be asked to elect the Company Board of Directors.

  The stockholders of the Company will also be asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger and Exchange dated as of April 7, 1997 (the "Merger and Exchange Agreement"), by and among the Company, ATMI Holdings, Inc., a newly-formed Delaware corporation that is currently a wholly-owned subsidiary of the Company ("Holdings"), Alamo Merger, Inc., a newly-formed Delaware corporation that is currently a wholly-owned subsidiary of Holdings ("Merger Subsidiary"), Advanced Delivery & Chemical Systems
Nevada, Inc., a Nevada corporation ("ADCS Nevada"), Advanced Delivery & Chemical Systems Manager, Inc., a Delaware corporation ("ADCS Manager"), Advanced Delivery & Chemical Systems Holdings, LLC, a Delaware limited liability company ("ADCS Holdings"), Advanced Delivery &
                                                       (continued on next page)

  SEE "RISK FACTORS" COMMENCING ON PAGE 19 FOR A DISCUSSION OF CERTAIN RISK FACTORS RELATED TO THE COMPANY, THE ADCS GROUP, LAWRENCE AND THE TRANSACTIONS.

 THE SECURITIES TO  BE ISSUED  HAVE NOT BEEN  APPROVED OR  DISAPPROVED BY THE
  SECURITIES AND EXCHANGE  COMMISSION OR BY ANY  STATE SECURITIES COMMISSION
   NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES
    COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROXY
     STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
      CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus and the form of Proxy are first being mailed to stockholders of the Company on or about September 12, 1997.

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 10, 1997.

(continued from previous page)
Chemical Systems Operating, LLC, a Delaware limited liability company ("ADCS Operating"), and Advanced Delivery & Chemical Systems, Ltd., a Texas limited partnership ("ADCS LP"). The Company, Holdings and Merger Subsidiary are sometimes referred to collectively in this Proxy Statement/Prospectus as the "ATMI Group," and ADCS Nevada (including ADCS Nevada's predecessor in interest, Advanced Delivery & Chemical Systems Illinois, Inc.), ADCS Manager, ADCS Holdings, ADCS Operating and ADCS LP are sometimes referred to collectively in this Proxy Statement/Prospectus as the "ADCS Group." Pursuant to the Merger and Exchange Agreement, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Holdings. Also pursuant to the Merger and Exchange Agreement, simultaneously with the consummation of the Merger, the record and beneficial owners (the "ADCS Holders") of (i) all of the issued and outstanding shares of capital stock of ADCS Nevada (the "ADCS Nevada Common Stock") and ADCS Manager (the "ADCS Manager Common Stock," and together with the ADCS Nevada Common Stock, the "ADCS Capital Stock") and (ii) the one percent of the membership interests in ADCS Holdings held by the ADCS Holders (the "ADCS Holdings Membership Interests," and together with the ADCS Capital Stock, the "ADCS Interests") will transfer all of their ADCS Interests to Holdings in exchange for shares of Holdings common stock, par value $.01 per share ("Holdings Common Stock") (the "Exchange," and together with the Merger, the "Reorganization"). THE PERIOD DURING WHICH TIME THE ADCS HOLDERS MAY ELECT TO EXCHANGE THEIR ADCS INTERESTS FOR HOLDINGS COMMON STOCK WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON OCTOBER 10, 1997.

  In addition, the stockholders of the Company will also vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 17, 1997, as amended by the First Amendment to Agreement and Plan of Merger dated as of June 6, 1997 and the Second Amendment to Agreement and Plan of Merger dated as of July 30, 1997 (as amended, the "Lawrence Merger Agreement"), by and among the Company, Welk Acquisition Corporation, a newly-formed Delaware corporation that is currently a wholly-owned subsidiary of the Company ("Lawrence Merger Subsidiary"), Holdings, Lawrence Semiconductor Laboratories, Inc., an Arizona corporation ("LSL"), and Lawrence Semiconductor Laboratories Marketing and Sales, Inc., an Arizona corporation ("LSLMS"). LSL and LSLMS are sometimes referred to collectively in this Proxy Statement/Prospectus as "Lawrence." Pursuant to the Lawrence Merger Agreement, Lawrence Merger Subsidiary will merge with and into LSL, with LSL being the surviving corporation (the "Lawrence Acquisition"), and LSL will become a wholly-owned subsidiary of the Company if the Reorganization is not consummated or of Holdings if the Reorganization is consummated. Prior to the consummation of and as a condition to the Lawrence Acquisition, Lamonte H. Lawrence, the sole stockholder of LSLMS, will contribute all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL. In connection with the Lawrence Acquisition, the shares of common stock of LSL ("LSL Common Stock") issued and outstanding immediately prior to the Lawrence Acquisition will be converted into (i) shares of Holdings Common Stock if the Reorganization is consummated or (ii) shares of Company Common Stock if the Reorganization is not consummated. The Reorganization and the Lawrence Acquisition are sometimes referred to collectively in this Proxy Statement/Prospectus as the "Transactions."

  Furthermore, the stockholders of the Company will vote on a proposal to approve the proposed amendment (the "Amendment") to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 16,000,000 shares. Even if the stockholders of the Company approve the Amendment, the Amendment will not become effective if the Reorganization is consummated.

  Finally, the stockholders of the Company will vote on a proposal to approve the Company's 1997 Stock Plan (the "1997 Stock Plan"). Assuming approval of the 1997 Stock Plan by the stockholders of the Company, the 1997 Stock Plan will become effective only if the Reorganization is not consummated and the stockholders of the Company approve the Amendment. Holdings currently has a stock plan that is identical to the 1997 Stock Plan, and the Holdings stock plan will be operative if the Reorganization is consummated.

  This Proxy Statement/Prospectus is also being furnished to (i) the ADCS Holders for consideration in their decision to participate in the Exchange and
(ii) the stockholders of LSL (the "LSL Stockholders") for consideration in their decision to approve the Lawrence Merger Agreement.

  Holdings has filed a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), covering the shares of Holdings Common Stock to be issued in connection with the Reorganization. This Proxy Statement/Prospectus also constitutes the Prospectus of Holdings filed as part of the Registration Statement. See "AVAILABLE INFORMATION."

  The Reorganization will be effected pursuant to the terms and subject to the conditions of the Merger and Exchange Agreement which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. The Lawrence Acquisition will be effected pursuant to the terms and subject to the conditions of the Lawrence Merger Agreement which is attached to this Proxy Statement/Prospectus as Appendix E and is incorporated herein by reference.

                             AVAILABLE INFORMATION

  Holdings has filed the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC covering the shares of Holdings Common Stock to be issued in connection with the Reorganization. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Holdings and Holdings Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Proxy Statement/Prospectus as to the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from such office at prescribed rates. In addition, Holdings is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices maintained by the SEC: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted for trading on The Nasdaq National Market ("Nasdaq") and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

  Holdings will become subject to the same informational requirements as the Company if the Reorganization is consummated, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC (File Number 0-22756) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (3) the Company's Current Reports on Form 8-K dated April 18, 1997 and May 30, 1997; and (4) the description of Company Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 29, 1993, which description was amended on Form 8-A/A filed on November 11, 1993. All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents (all such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statements contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE FROM DEAN HAMILTON, MANAGER OF MARKETING COMMUNICATIONS, ADVANCED TECHNOLOGY MATERIALS, INC., 7 COMMERCE DRIVE, DANBURY, CONNECTICUT 06810 (TELEPHONE NUMBER: (203) 794-1100). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 3, 1997.

       INFORMATION PROVIDED BY THE COMPANY, THE ADCS GROUP AND LAWRENCE

  THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS CONCERNING THE ATMI GROUP HAS BEEN PROVIDED BY THE COMPANY, THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS CONCERNING THE ADCS GROUP HAS BEEN PROVIDED BY THE ADCS GROUP, AND THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS CONCERNING LAWRENCE HAS BEEN PROVIDED BY LAWRENCE.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR HOLDINGS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR HOLDINGS SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
AVAILABLE INFORMATION.................................................  iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................  iv
INFORMATION PROVIDED BY THE COMPANY, THE ADCS GROUP AND LAWRENCE......   v
SUMMARY OF PROXY STATEMENT/PROSPECTUS.................................   1
  The Companies.......................................................   1
  Risk Factors........................................................   2
  The Annual Meeting..................................................   3
  Election of Company Directors.......................................   4
  The Reorganization..................................................   4
  The Lawrence Acquisition............................................  10
  Equity Ownership of Certain Persons with Interests in the
   Transactions.......................................................  14
  Market and Market Prices............................................  16
  Amendment to the Company's Restated Certificate of Incorporation....  18
  1997 Stock Plan.....................................................  18
RISK FACTORS..........................................................  19
  Risk Factors Related to the Company.................................  19
  Risk Factors Related to the ADCS Group..............................  22
  Risk Factors Related to Lawrence....................................  26
  Risk Factors Related to the Transactions............................  29
COMPARATIVE PER COMMON SHARE DATA.....................................  34
SELECTED FINANCIAL DATA...............................................  37
THE ANNUAL MEETING....................................................  40
  Introduction........................................................  40
  Place, Date and Time of Annual Meeting..............................  40
  Matters to be Considered............................................  40
  Record Date and Outstanding Shares..................................  40
  Votes Required......................................................  40
  Proxies.............................................................  41
  Expenses; Solicitation..............................................  41
ELECTION OF COMPANY DIRECTORS (Proposal 1)............................  42
  Company Board of Directors Committees and Meetings..................  43
  Company Directors' Compensation.....................................  43
EXECUTIVE COMPENSATION................................................  45
  Summary Compensation................................................  45
  Option Exercises and Year-End Values................................  45
  Non-Competition Agreements..........................................  46
  Compensation Committee Report.......................................  46
  Stock Performance Graph.............................................  48
PRINCIPAL COMPANY STOCKHOLDERS AND STOCK OWNERSHIP OF COMPANY
  MANAGEMENT..........................................................  49
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA..................  51
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........  54
BUSINESS OF THE COMPANY...............................................  63
BUSINESS OF THE ADCS GROUP............................................  64
  General.............................................................  64
  Background..........................................................  64
  Business Strategy...................................................  64
  Products and Services...............................................  64
  Markets, Sales and Distribution.....................................  66

                                                                          PAGE
                                                                          ----
  Customers..............................................................  67
  Competition............................................................  67
  Backlog................................................................  67
  Patents and Proprietary Rights.........................................  67
  Research and Development...............................................  68
  Environmental Regulation...............................................  68
  Employees..............................................................  69
  Properties.............................................................  69
  Insurance; Product Liability...........................................  69
  Litigation.............................................................  69
  ADCS Restructure.......................................................  69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS--THE ADCS GROUP...........................................  71
  Overview...............................................................  71
  Results of Operations..................................................  72
  Liquidity and Capital Resources........................................  74
  Inflation..............................................................  74
MANAGEMENT OF THE ADCS GROUP.............................................  75
  Board of Directors.....................................................  75
  Officers...............................................................  75
  Executive Compensation.................................................  76
  Related Transaction....................................................  76
BENEFICIAL OWNERSHIP OF ADCS INTERESTS...................................  77
BUSINESS OF LAWRENCE.....................................................  78
  General................................................................  78
  Background.............................................................  78
  Industry...............................................................  79
  Business Strategy......................................................  80
  Customers and Suppliers................................................  80
  Competition............................................................  81
  Backlog................................................................  81
  Proprietary Rights.....................................................  81
  Research and Development...............................................  81
  Environmental Regulation...............................................  81
  Litigation.............................................................  82
  Employees..............................................................  82
  Properties.............................................................  82
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS--LAWRENCE.....................................  83
  Overview...............................................................  83
  Results of Operations..................................................  83
  Liquidity and Capital Resources........................................  84
  Inflation..............................................................  85
MANAGEMENT OF LAWRENCE...................................................  86
  Directors and Executive Officers.......................................  86
  Executive Compensation.................................................  87
  Certain Relationships and Related Transactions.........................  87
BENEFICIAL OWNERSHIP OF LSL COMMON STOCK.................................  88
THE REORGANIZATION (Proposal 2)..........................................  89
  General................................................................  89
  The Merger.............................................................  89

                                                                            PAGE
                                                                            ----
  The Exchange.............................................................  89
  Results of the Reorganization............................................  91
  Background of the Reorganization.........................................  92
  Company's Reasons for the Reorganization.................................  93
  Recommendation of the Company Board of Directors.........................  94
  ADCS Group's Reasons for the Reorganization..............................  94
  Appraisal Rights.........................................................  95
  Opinion of Alex. Brown, Financial Advisor to the Company.................  95
  Effective Time of the Reorganization..................................... 100
  Exchange of Certificates and the ADCS Interests.......................... 100
  Conditions to the Reorganization......................................... 101
  Business Pending the Reorganization...................................... 102
  Termination.............................................................. 103
  Indemnification and Escrow............................................... 104
  Interests of Certain Persons in the Reorganization....................... 106
  Employment Agreements.................................................... 107
  Accounting Treatment..................................................... 108
  Certain Federal Income Tax Consequences.................................. 108
  Resale of Holdings Common Stock by Affiliates............................ 110
  Registration Rights Agreement............................................ 110
  Nasdaq Listing........................................................... 111
THE LAWRENCE ACQUISITION (Proposal 3)...................................... 112
  General.................................................................. 112
  Terms of the Lawrence Acquisition........................................ 112
  Possible Adjustments to Purchase Price................................... 113
  Results of the Lawrence Acquisition...................................... 114
  Background of the Lawrence Acquisition................................... 115
  Company's Reasons for the Lawrence Acquisition........................... 116
  Recommendation of the Company Board of Directors......................... 117
  Lawrence's Reasons for the Lawrence Acquisition; Recommendation of
   LSL's Board of Directors................................................ 118
  Fairness Opinion of Hambrecht & Quist.................................... 118
  Effective Time of the Lawrence Acquisition............................... 125
  Conditions to the Lawrence Acquisition................................... 125
  Business Pending the Lawrence Acquisition................................ 127
  Termination.............................................................. 128
  Indemnification and Escrow............................................... 129
  Agreements with Lamonte H. Lawrence and Affiliated Entities.............. 130
  Staying and Severance Agreements......................................... 131
  Employment Agreements.................................................... 131
  Accounting Treatment..................................................... 132
  Certain Federal Income Tax Consequences.................................. 132
  Resale of Lawrence Acquisition Shares.................................... 134
  Registration Rights Agreement............................................ 134
  Nasdaq Listing........................................................... 135
EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS
 IN THE TRANSACTIONS....................................................... 136
  Company Common Stock..................................................... 136
  ADCS Interests........................................................... 138
  LSL Common Stock......................................................... 140

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                                                                            ----
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DESCRIPTION OF CAPITAL STOCK OF HOLDINGS................................... 141
  Common Stock............................................................. 141
  Preferred Stock.......................................................... 141
  Delaware Law and Certain Charter and Bylaw Provisions.................... 142
  Registration Rights...................................................... 143
  Transfer Agent and Registrar............................................. 143
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................ 144
  Common Stock............................................................. 144
  Preferred Stock.......................................................... 144
  Delaware Law and Certain Charter and Bylaw Provisions.................... 144
  Registration Rights...................................................... 145
  Transfer Agent and Registrar............................................. 145
COMPARISON OF MATERIAL RIGHTS OF HOLDINGS STOCKHOLDERS
 AND COMPANY STOCKHOLDERS.................................................. 146
  Classified Board of Directors............................................ 146
  Advance Notice Provisions for Stockholder Proposals and Stockholder
   Nomination of Directors................................................. 146
  Special Meetings of Stockholders......................................... 146
  Other Voting Rights...................................................... 146
COMPARISON OF HOLDINGS COMMON STOCK AND THE ADCS INTERESTS................. 147
  Holdings Common Stock and ADCS Nevada Common Stock....................... 147
  Holdings Common Stock and ADCS Manager Common Stock...................... 150
  Holdings Common Stock and ADCS Holdings Membership Interests............. 153
COMPARISON OF HOLDINGS COMMON STOCK AND LSL COMMON STOCK................... 156
COMPARISON OF COMPANY COMMON STOCK AND LSL COMMON STOCK.................... 159
OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS........................... 164
  Operations............................................................... 164
  Management............................................................... 164
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION (Proposal 4)............ 166
  Increase in Authorized Shares of Company Common Stock.................... 166
  Possible Anti-takeover Effect............................................ 166
1997 STOCK PLAN (Proposal 5)............................................... 168
  Nature and Purpose....................................................... 168
  Duration................................................................. 169
  Administration........................................................... 169
  Shares Subject to the 1997 Stock Plan.................................... 169
  Eligibility.............................................................. 169
  Options and SARs......................................................... 170
  Awards................................................................... 172
  Change in Control........................................................ 172
  Federal Income Tax Consequences.......................................... 172
LIMITATION OF LIABILITY AND INDEMNIFICATION................................ 175
LEGAL MATTERS.............................................................. 175
EXPERTS.................................................................... 175
INDEPENDENT AUDITORS....................................................... 176
OTHER BUSINESS............................................................. 176
STOCKHOLDER PROPOSALS FOR 1998............................................. 176
GLOSSARY................................................................... 177
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

 APPENDICES:
             Agreement and Plan of Merger and Exchange (the
    A.       Reorganization).............................................  A-1
    B.       Opinion of Alex. Brown & Sons Incorporated..................  B-1
    C.       Certificate of Incorporation of Holdings....................  C-1
    D.       Bylaws of Holdings..........................................  D-1
             Agreement and Plan of Merger, as amended (the Lawrence
    E.       Acquisition)................................................  E-1
    F.       Opinion of Hambrecht & Quist LLC............................  F-1
    G.       Advanced Technology Materials, Inc. 1997 Stock Plan.........  G-1

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/Prospectus. This Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. This Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of the Company, Holdings, the ADCS Group and Lawrence could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus. Certain terms used herein are defined in the Glossary on page 177 of this Proxy Statement/Prospectus.

                                 THE COMPANIES

  The Company. The Company is a leading supplier of point-of-use environmental equipment, thin film materials and delivery systems and thin film deposition services to the semiconductor industry. The Company's products are primarily based on proprietary and patented chemical vapor deposition ("CVD") technologies used in semiconductor thin film manufacture. Currently, the Company's primary commercial business is the manufacture, sale and service of semiconductor environmental equipment through its wholly-owned subsidiary, ATMI EcoSys Corporation ("EcoSys"). In addition, the Company's NovaMOS division develops, manufactures and sells the raw materials used in CVD processes used in the manufacture of semiconductor thin films. Finally, the Company's Epitronics division develops, manufactures, distributes and sells high performance substrates and thin film deposition services to the semiconductor industry.

  The Company was incorporated in Connecticut in 1986 and reincorporated in Delaware in 1987. The principal executive offices of the Company are located at 7 Commerce Drive, Danbury, Connecticut 06810, and its telephone number is (203) 794-1100. See "BUSINESS OF THE COMPANY."

  The ADCS Group. The ADCS Group manufactures, markets and designs ultrahigh purity specialty thin film materials and related delivery equipment for CVD, diffusion and etch applications in the semiconductor and semiconductor equipment manufacturing industries. The ADCS Group distributes its products worldwide through its international sales network. The ADCS Group's manufacturing facilities are located in Burnet, Texas and Anseong, South Korea.

  The ADCS Group was originally formed in 1988 as Advanced Delivery & Chemical Systems, Inc., an Illinois corporation, later renamed Advanced Delivery & Chemical Systems Illinois, Inc. ("ADCS Illinois"), and was reorganized as the ADCS Group in 1996. References herein to the ADCS Group shall include its predecessor, ADCS Illinois, unless the context indicates otherwise. The principal executive offices of the ADCS Group are located at 6805 Capital of Texas Highway, Suite 330, Austin, Texas 78731, and its telephone number is
(512) 418-8200. See "BUSINESS OF THE ADCS GROUP."

  Lawrence. LSL is an outsourcer of epitaxial processing of silicon wafers using CVD technology to meet customer specifications. Epitaxial processing is one of many steps involved in transforming a silicon wafer into a semiconductor chip, the primary functional component of most electronic products, and has the purpose of, among other things, allowing for improved isolation of circuits, establishing electrical uniformity throughout the wafer and determining the electrical characteristics of the finished device. Epitaxial structures are utilized primarily on complex electronic devices that would not be manufacturable on a prime polished wafer alone.

  LSLMS provides marketing and sales support for LSL.

  LSL was incorporated in California in 1987 and was reincorporated in Arizona in 1997. LSLMS was incorporated in Arizona in 1991. Prior to the consummation of and as a condition to the Lawrence Acquisition, Lamonte H. Lawrence, the sole stockholder of LSLMS, will contribute all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL.

  The principal executive offices of Lawrence are located at 550 West Juanita, Mesa, Arizona 85210, and its telephone number is (602) 668-4000. See "BUSINESS OF LAWRENCE."

  Holdings. Holdings is a Delaware corporation and a wholly-owned subsidiary of the Company organized for the purpose of acting as a constituent entity in the Transactions and has not engaged in any substantive business activity. The principal executive offices of Holdings are located at 7 Commerce Drive, Danbury, Connecticut 06810, and its telephone number is (203) 794-1100.

  Merger Subsidiary. Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of Holdings organized for the purpose of acting as a constituent entity in the Reorganization and merging with the Company and has not engaged in any substantive business activity. The principal executive offices of Merger Subsidiary are located at 7 Commerce Drive, Danbury, Connecticut 06810, and its telephone number is (203) 794-1100.

  Lawrence Merger Subsidiary. Lawrence Merger Subsidiary is a Delaware corporation and currently a wholly-owned subsidiary of the Company organized for the purpose of acting as a constituent entity in the Lawrence Acquisition and has not engaged in any substantive business activity. If both Transactions are consummated, Lawrence Merger Subsidiary will become a wholly-owned subsidiary of Holdings immediately prior to such consummation. The principal executive offices of Lawrence Merger Subsidiary are located at 7 Commerce Drive, Danbury, Connecticut 06810, and its telephone number is (203) 794-1100.

                                  RISK FACTORS

  In evaluating the Transactions, the stockholders of the Company, the ADCS Holders and the LSL Stockholders should consider the following risk factors relating to the Company, the ADCS Group, Lawrence and the Transactions, which are discussed in greater detail in "RISK FACTORS" beginning on page 19. All stockholders of the Company, the ADCS Holders and the LSL Stockholders are urged to read "RISK FACTORS" in its entirety.

  This Proxy Statement/Prospectus contains forward-looking statements and, although the Company believes that they are based on reasonable assumptions, no assurances can be given that actual results will not differ from such forward-looking statements.

  Risk factors relating to the Company include risks associated with: the development stage of certain of the Company's business units, including risks related to product commercialization; dependence on industry collaborators; potential fluctuation in quarterly results; the Company's limited manufacturing capability; the Company's substantial future capital needs and the risk that additional financing may be unavailable if needed; the expansion of operations and management of growth by the Company; the Company's ability to protect the proprietary nature of its technology, including the defense of its patents; the Company's dependence on key personnel; the Company's dependence on government contracts; and that the Company has never paid cash dividends, nor does the Company or Holdings intend to do so in the foreseeable future. There are also several risk factors relating to the markets in which the Company competes, including the intensity of competition in the markets for semiconductor devices, materials and manufacturing equipment, the rapid change and competing technologies in semiconductor technology and risks arising out of environmental regulations to which the Company is subject.

  Risk factors relating to the ADCS Group include risks associated with: the development stage of certain of the ADCS Group's business units, including risks related to product commercialization; its dependence on a single customer for a large portion of its sales; the ADCS Group's dependence on the semiconductor industry as its only market; its dependence on foreign sales and the risks associated with foreign markets; the ADCS Group's joint venture in South Korea; potential fluctuation in quarterly results; the rapid change that characterizes semiconductor technology and the ADCS Group's dependence on a single product; the ADCS Group's ability to protect the proprietary nature of its technology, including the defense of its patents; and the ADCS Group's dependence on key personnel. Several risk factors are inherent in the markets in which the ADCS Group competes, including the product liability risk associated with selling thin film materials; risks relating to the intense competition in the markets for semiconductor devices related materials and manufacturing equipment; risks of decreased profits as thin film material products are viewed as more of a commodity, rather than a specialized product; risks associated with litigation, which is commonplace in the semiconductor industry; and risks arising out of environmental regulations to which the ADCS Group is subject.

  Risk factors relating to Lawrence include risks associated with: Lawrence's dependence on the semiconductor market; Lawrence's strategy of targeting niche markets of the semiconductor industry, including potential competition for such niche markets; the availability of competing technologies; Lawrence's substantial future capital needs, for which additional financing may prove unavailable; Lawrence's non-compliance with certain of its debt covenants; Lawrence's ability to manage its growth; potential disruption in Lawrence's operations; Lawrence's dependence on particular customers; potential fluctuations in quarterly results; the lack of protection available for Lawrence's proprietary technologies; Lawrence's dependence on key personnel and industry collaborators; and risks arising out of environmental regulations to which Lawrence is subject.

  In addition to the risks associated with each of the Company, the ADCS Group and Lawrence, there are certain risk factors relating to the Transactions. These include risks associated with: the integration of business operations of the different entities; the substantial expense resulting from the Transactions; the potential for fluctuation in the market price of Company Common Stock, resulting in uncertainty as to the number of shares of Company Common Stock or Holdings Common Stock to be issued in connection with the Exchange and the Lawrence Acquisition; the concentration of stock ownership in certain stockholders after the Transactions; future volatility in the price of Company Common Stock or Holdings Common Stock; the unlikelihood of the payment of dividends on Company Common Stock or Holdings Common Stock; the potential dilutive effect of the Transactions; the potential benefits of not completing the Transactions for the ADCS Holders and LSL Stockholders, who would be more likely to receive distributions of net profits; the indemnification and escrow provisions relating to the Transactions; the anti-takeover effect of certain charter and bylaw provisions and the possible issuance of preferred stock; the possibility that, even if approved by the stockholders of the Company, the Transactions may not be consummated, and the substantial termination fees associated with termination of either of the Transactions; the potential that such fees may not compensate for any business opportunities lost in favor of pursuing the Transactions; and the limited scope of the tax opinions received by the Company, the ADCS Group and Lawrence with respect to certain of the expected federal income tax consequences of the Transactions.

                               THE ANNUAL MEETING

  Place, Date and Time of the Annual Meeting. The Annual Meeting will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811, on October 10, 1997, at 10:00 a.m., local time. See "THE ANNUAL MEETING--Place, Date and Time of Annual Meeting."

  Matters to be Considered. At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect the Company Board of Directors; (2) to consider and vote on a proposal to approve and adopt the Merger and Exchange Agreement; (3) to consider and vote on a proposal to approve and adopt the Lawrence Merger Agreement; (4) to approve the proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Company Common Stock; (5) to consider and vote on a proposal to approve and adopt the 1997 Stock Plan; and (6) to transact such other business as may properly come before the Annual Meeting. See "THE ANNUAL MEETING--Matters to be Considered."

  Record Date and Outstanding Shares. The Company Board of Directors has fixed the close of business on September 10, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Company Common Stock as of the Record Date have the right to receive notice of and to vote at the Annual Meeting and will be entitled to one vote for each share of Company Common Stock held. On the Record Date, there were 8,816,455 shares of Company Common Stock outstanding held by approximately 203 holders of record. See "THE ANNUAL MEETING--Record Date and Outstanding Shares."

                         ELECTION OF COMPANY DIRECTORS

  The stockholders of the Company will be asked to elect the Company Board of Directors. The Company Board of Directors has nominated Eugene G. Banucci, Ph.D., Mark A. Adley, John A. Armstrong, Ph.D., Robert S. Hillas and Stephen H. Mahle, each of whom is currently a director of the Company. Duncan W. Brown, Ph.D. and Gary A. Andersen have completed their terms as directors and will not be standing for reelection at the Annual Meeting. The affirmative vote of a plurality of shares of Company Common Stock represented at the Annual Meeting in person or by proxy is required to elect any nominee for director. The foregoing nominees will also constitute five of the (i) six members of the Board of Directors of Holdings if only the Reorganization is consummated, (ii) six members of the Company Board of Directors if only the Lawrence Acquisition is consummated, or (iii) seven members of the Board of Directors of Holdings if both Transactions are consummated. See "ELECTION OF COMPANY DIRECTORS" and "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS--Management."

                               THE REORGANIZATION

  In considering the acquisition of the ADCS Group, the parties identified three goals: (i) issuance of securities as consideration for the ADCS Interests; (ii) tax-free treatment of the Exchange to the ADCS Holders; and
(iii) pooling-of-interests accounting treatment. The Reorganization is designed to accomplish these goals, which a simpler structure could not accommodate. The Reorganization involves the creation of a holding company by means of the Merger resulting in the Company becoming a wholly-owned subsidiary of Holdings and the simultaneous share exchange with the ADCS Holders resulting in the ADCS Group also becoming subsidiaries of Holdings.

 The Merger

  Terms of the Merger. Pursuant to the Merger and Exchange Agreement and subject to approval of the stockholders of the Company and certain other conditions, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly-owned subsidiary of Holdings. Upon consummation of the Merger, each outstanding share of Company Common Stock will be converted into the right to receive one share of Holdings Common Stock, and each outstanding option and warrant to acquire Company Common Stock will entitle the holder thereof to purchase, on identical terms, an equivalent number of shares of Holdings Common Stock. It is currently contemplated that the Merger will occur promptly following approval of the Merger by the stockholders of the Company at the Annual Meeting, or as soon as reasonably practicable thereafter as the conditions to the Merger and Exchange Agreement may be satisfied or waived. See "THE REORGANIZATION--The Merger."

  Recommendation of the Company Board of Directors. The Company Board of Directors has unanimously approved the Merger and Exchange Agreement, subject to the receipt of stockholder approval and consummation of the Exchange, and unanimously recommends that the stockholders of the Company approve such agreement. The Company Board of Directors believes the Merger and Exchange Agreement and the transactions contemplated thereby are fair and reasonable and in the best interests of the Company and its stockholders. See "THE REORGANIZATION--Recommendation of the Company Board of Directors."

  Required Stockholder Approval. The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the Record Date is required to approve the Merger and Exchange Agreement. As of the Record Date, the directors and executive officers of the Company, and their affiliates, owned 430,046 shares of Company Common Stock (representing 4.9% of the total outstanding shares of Company Common Stock as of such date). See "THE ANNUAL MEETING--Votes Required" and "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS."

  Effective Time of the Merger. The Merger will become effective at such time (the "Effective Time") as a Certificate of Merger setting forth the principal terms of the Merger provided for in the Merger and Exchange Agreement is duly filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law ("DGCL"). Under the Merger and Exchange Agreement, the required filing is expected to be made as soon as reasonably practicable after the satisfaction or waiver of all conditions to the Reorganization, including the approval of the Merger and Exchange Agreement by the stockholders of the Company at the Annual Meeting. See "THE REORGANIZATION--Effective Time of the Reorganization."

  Exchange of Certificates. As promptly as practicable after the Effective Time, transmittal materials will be provided to each holder of record of Company Common Stock for use in exchanging such holder's stock certificates for stock certificates evidencing shares of Holdings Common Stock to be issued to them in the Merger. Stockholders of the Company are requested not to surrender their certificates of Company Common Stock until they receive such transmittal materials. See "THE REORGANIZATION--Exchange of Certificates and the ADCS Interests."

  Appraisal Rights. Under the DGCL, stockholders of the Company do not have any appraisal rights with respect to the Merger. See "THE REORGANIZATION--Appraisal Rights."

 The Exchange

  The Merger and Exchange Agreement provides that, as a condition to the obligations of the ATMI Group thereunder, the ADCS Interests shall have been acquired simultaneously with the Effective Time. Accordingly, the ADCS Holders will be offered the opportunity to exchange the ADCS Interests for shares of Holdings Common Stock, as provided in the Merger and Exchange Agreement. The number of shares of Holdings Common Stock to be exchanged for the ADCS Interests (the "Exchange Consideration") will be equal in number to $87.5 million divided by the "Exchange Average Closing Price" of Company Common Stock; provided, however, that in the event that the combined book value of the ADCS Group determined as of the closing date of the Reorganization (the "Closing Date") in accordance with generally accepted accounting principles ("GAAP") is less than $10 million by an amount greater than $500,000, the number of shares of Holdings Common Stock to be issued to the ADCS Holders in connection with the Exchange shall be decreased by a number of shares equal to
(i) $10 million less (ii) the book value as of the Closing Date, divided by the Exchange Average Closing Price. Such determination of book value will be made by Holdings no later than 90 days after the Closing Date. If Holdings and the holders owning 70% or more of the Exchange Consideration do not agree on such book value within 60 days after determination of such book value, a nationally recognized accounting firm acceptable to Holdings and the holders owning 70% or more of the Exchange Consideration shall make such determination which shall be final and binding on all parties. "Exchange Average Closing Price" means the average closing price of Company Common Stock as reported by Nasdaq for the twenty trading days ended five days prior to the Annual Meeting; provided that in the event the Exchange Average Closing Price is greater than $16.00 per share, the Exchange Average Closing Price shall be deemed to be $16.00 per share; and in the event that the Exchange Average Closing Price is less than $14.00 per share, the Exchange Average Closing Price shall be deemed to be $14.00 per share. The Exchange Consideration shall be allocated to each ADCS Holder according to the ADCS Holders' relative pro rata ownership percentages of the ADCS Interests taken as a whole (the "Pro Rata Portion").

  THE PERIOD DURING WHICH TIME THE ADCS HOLDERS MAY ELECT TO EXCHANGE THEIR ADCS INTERESTS FOR HOLDINGS COMMON STOCK WILL EXPIRE AT 5:00 P.M. (EASTERN
TIME) ON OCTOBER 10, 1997. The ADCS Holders have no rights to approve or terminate the Merger and Exchange Agreement. However, they are neither bound to deliver their ADCS Interests nor bound to consummate the Exchange. In the event that Holdings is not able to acquire all of the ADCS Interests through the Exchange, the ATMI Group may proceed with the Reorganization or terminate the Merger and Exchange Agreement, and in some circumstances the ADCS Group will be required to pay the Company a termination fee of $5 million.

  Because the number of shares of Holdings Common Stock issuable to the ADCS Holders will depend on the Exchange Average Closing Price and the combined book value of the ADCS Group, there is no guarantee as to the number of shares of Holdings Common Stock that the ADCS Holders will receive, except that they can receive in the aggregate a maximum of 6,250,000 shares and, in the absence of an adjustment to the Exchange Consideration, a minimum of 5,468,750 shares.

  The following table sets forth examples of the number of shares of Holdings Common Stock to be issued in exchange for the ADCS Interests on a per share or per limited liability company unit basis given different combined book values of the ADCS Group as of the Closing Date and different Exchange Average Closing Prices. Notwithstanding the following per share/per unit exchange ratio examples, the ADCS Holders will not be provided the opportunity to exchange individual components of their ADCS Interests. Instead, such exchanges must be made on an aggregate basis. All per share numbers other than with respect to ADCS Manager Common Stock have been rounded to the nearest tenth of a share.

                                 SAMPLE ADCS GROUP BOOK VALUE; SAMPLE EXCHANGE AVERAGE CLOSING PRICE
                         ----------------------------------------------------------------------------------------
                          ADCS GROUP     ADCS GROUP     ADCS GROUP     ADCS GROUP     ADCS GROUP     ADCS GROUP
                          BOOK VALUE     BOOK VALUE     BOOK VALUE     BOOK VALUE     BOOK VALUE     BOOK VALUE
                         GREATER THAN   GREATER THAN   GREATER THAN     EQUAL TO       EQUAL TO       EQUAL TO
                         OR EQUAL TO    OR EQUAL TO    OR EQUAL TO     $8,000,000     $8,000,000     $8,000,000
                          $9,500,000     $9,500,000     $9,500,000

                           EXCHANGE       EXCHANGE       EXCHANGE       EXCHANGE       EXCHANGE       EXCHANGE
                            AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE
                         CLOSING PRICE  CLOSING PRICE  CLOSING PRICE  CLOSING PRICE  CLOSING PRICE  CLOSING PRICE
                         OF $16.00(1)   OF $15.00(1)   OF $14.00(1)   OF $16.00(1)   OF $15.00(1)   OF $14.00(1)
                         -------------  -------------  -------------  -------------  -------------  -------------
NUMBER OF SHARES OF
 HOLDINGS COMMON STOCK
 TO BE EXCHANGED FOR:
 One share of ADCS
  Nevada Common
  Stock(2).............     8,936.6        9,532.4       10,213.2        8,732.3        9,314.5        9,979.8
 One share of ADCS
  Manager Common
  Stock(3).............       0.907          0.963          1.032          0.882          0.941          1.008
 One limited liability
  company unit of ADCS
  Holdings(4)..........    54,140.6(5)    57,750.0(5)    61,875.0(5)    52,903.1(5)    56,430.0(5)    60,460.7(5)

- --------
(1) The aggregate number of shares of Holdings Common Stock to be exchanged for the ADCS Interests (i) in the event the ADCS Group book value equals or exceeds $9,500,000 and assuming Exchange Average Closing Prices of $16.00, $15.00 or $14.00, would be 5,468,750 shares, 5,833,333 shares or 6,250,000 shares, respectively; or (ii) in the event the ADCS Group book value equals $8,000,000 and assuming Exchange Average Closing Prices of $16.00, $15.00 or $14.00, would be 5,343,750 shares, 5,700,000 shares or 6,107,142 shares, respectively.
(2) 99.0% of the Exchange Consideration will be allocated to the ADCS Nevada Common Stock, of which there are 605.8308 shares outstanding.
(3) 0.01% of the Exchange Consideration will be allocated to the ADCS Manager Common Stock, of which there are 605.8308 shares outstanding.
(4) 0.99% of the Exchange Consideration will be allocated to the ADCS Holdings Membership Interests (i.e., the one limited liability company unit of ADCS Holdings collectively held by the ADCS Holders). No shares will be offered in exchange for the remaining 99 ADCS Holdings limited liability company units held by ADCS Nevada.
(5) Represents the aggregate number of shares of Holdings Common Stock to be issued in exchange for the ADCS Holdings Membership Interests (i.e., the one limited liability company unit of ADCS Holdings collectively held by the ADCS Holders). Each ADCS Holder would be entitled to receive a portion of such number of shares of Holdings Common Stock in proportion to such holder's relative pro rata ownership of the ADCS Holdings Membership Interests.

  As of June 30, 1997, the ADCS Group book value was equal to approximately $12,473,000. Furthermore, if the closing of the Reorganization (the "Closing") were to occur on the date of this Proxy Statement/Prospectus, the Exchange Average Closing Price would be $16.00. Therefore, as of the date of this Proxy Statement/Prospectus, the Company expects that an aggregate of 5,468,750 shares of Holdings Common Stock will be issued and that approximately (i) 8,937 shares of Holdings Common Stock will be issued in exchange for each share of ADCS Nevada Common Stock, (ii) 0.9 shares of Holdings Common Stock will be issued in exchange for each share of ADCS Manager Common Stock and (iii) 54,141 shares of Holdings Common Stock will be issued in exchange for the ADCS Holdings Membership Interests (i.e., the one limited liability company unit of ADCS Holdings collectively held by the ADCS Holders). With respect to the ADCS Holdings Membership Interests, each ADCS Holder would be entitled to receive a portion of the 54,141 shares of Holdings Common Stock to be exchanged therefor in proportion to such ADCS Holder's respective percentage ownership of the ADCS Holdings Membership Interests.

  The stockholders of the Company and the ADCS Holders may call a toll-free telephone number established by the Company (1-888-566-0155) after the last trading day ended five days prior to the date of the Annual Meeting to learn
(i) the number of shares of Holdings Common Stock that will comprise the Exchange Consideration and (ii) the number of shares of Holdings Common Stock to be issued in exchange for (A) each share of ADCS Nevada Common Stock, (B) each share of ADCS Manager Common Stock, and (C) the ADCS Holdings Membership Interests.

  See "THE REORGANIZATION--The Exchange."

  At the Closing, 750,000 shares of the Exchange Consideration will be placed in escrow. Such shares will be allocated among the ADCS Holders in accordance with their respective Pro Rata Portions and will be held and applied in accordance with the indemnification agreement to be entered into by Holdings, the Company and the ADCS Holders on the Closing Date (the "Indemnification Agreement") and the escrow agreement to be entered into by Holdings, the ADCS Holders and State Street Bank and Trust Company, as escrow agent, on the Closing Date (the "Escrow Agreement"). See "THE REORGANIZATION--Indemnification and Escrow."

 The Reorganization

  General. Upon consummation of the Reorganization, the capital stock of Holdings issued and outstanding immediately prior to the Effective Time shall be cancelled. In the Merger, the shares of Company Common Stock shall be cancelled, representing only the right to receive shares of Holdings Common Stock on a share-for-share basis. In the Exchange, Holdings will acquire the ADCS Interests in exchange for the Exchange Consideration.

  In the Merger, the holders of outstanding options and warrants to purchase shares of Company Common Stock shall be entitled to purchase the same number of shares of Holdings Common Stock at the same per share exercise price provided for in the stock option or warrant agreements evidencing such options or warrants prior to the Effective Time.

  After consummation of the Reorganization, Holdings will operate under the name "ATMI, Inc." and the Company and the ADCS Group will be direct or indirect wholly-owned operating subsidiaries of Holdings. In addition, the operations of the Company's NovaMOS division and the operations of the ADCS Group will be conducted as a single division following the Closing. No other material disposition or restructuring of either the Company or the ADCS Group or any material part thereof is contemplated as a result of the Reorganization. Assuming an Exchange Average Closing Price of $14.00 per share, a combined book value of the ADCS Group in excess of $9,500,000, and the acquisition by Holdings of all the ADCS Interests, the stockholders of the Company and the ADCS Holders would own approximately (i) 58.5% and 41.5%, respectively, of the approximately 15,066,455 shares of Holdings Common Stock that would be outstanding if the Lawrence Acquisition were not consummated, or (ii) 44.9% and 31.8%, respectively, of the approximately 19,654,690 shares of Holdings Common Stock that would be outstanding if the Lawrence Acquisition were consummated. See "THE REORGANIZATION--Results of the Reorganization."

  Opinion of Financial Advisor. The Company retained Alex. Brown & Sons Incorporated ("Alex. Brown") as financial advisor to render its opinion in connection with the Reorganization. Alex. Brown has rendered its opinion, dated April 7, 1997, to the Company Board of Directors that the Exchange Consideration is fair to the Company, from a financial point of view, as of such date. A copy of such opinion is attached hereto as Appendix B and should be read carefully in its entirety with respect to the assumptions made, other matters considered and the limitations of the review undertaken. See "THE REORGANIZATION--Opinion of Alex. Brown, Financial Advisor to the Company."

  Conditions to the Reorganization. The obligation of each of the ATMI Group and the ADCS Group to consummate the Reorganization is subject to certain conditions typical in transactions of this type. See "THE REORGANIZATION-- Conditions to the Reorganization."

  Business Pending the Reorganization. The Merger and Exchange Agreement provides that, until the Closing, the ATMI Group and its subsidiaries and the ADCS Group and its subsidiaries will conduct their respective businesses in the ordinary course and will use their diligent efforts to preserve intact their present business organization, preserve their goodwill and the confidentiality of their business know-how, keep available the services of their present key employees and those material to the operations of the business, and preserve their present relationships with collaborators, licensors and others having business relations with them. The ATMI Group and its subsidiaries and the ADCS Group and its subsidiaries also agreed to certain restrictions and limitations with respect to the operation of their respective businesses prior to the Closing. See "THE REORGANIZATION--Business Pending the Reorganization."

  Termination. The Merger and Exchange Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Merger and Exchange Agreement by the requisite stockholders of the Company, by either party, for any reason or under certain circumstances which are set forth under "THE REORGANIZATION--Termination." If either party terminates the Merger and Exchange Agreement for certain reasons specified in the Merger and Exchange Agreement, the party creating the reason for termination is obligated to pay the other party a fee of $5 million. See "THE REORGANIZATION--Termination."

  Interests of Certain Persons in the Reorganization. In considering the recommendations of the Company Board of Directors with respect to the Merger and Exchange Agreement and the transactions contemplated thereby, stockholders of the Company should be aware that certain executive officers of the Company have various interests in the Reorganization that are in addition to interests of stockholders of the Company generally. In particular, the obligations of the ADCS Group to consummate the Reorganization are subject to the condition that Eugene G. Banucci, Ph.D., Peter S. Kirlin, Ph.D. and Daniel P. Sharkey enter into two-year employment agreements with Holdings and/or the Company. The employment agreements provide for annual salaries to Dr. Banucci, Dr. Kirlin and Mr. Sharkey of $210,000, $150,000 and $130,000, respectively, subject to certain adjustments. Such individuals have received identical respective salaries since January 1997. With respect to the ADCS Group, assuming a price per share of Holdings Common Stock of $31.00 (the closing price per share of Company Common Stock on September 8, 1997) and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders, the directors and executive officers of the ADCS Group will receive an aggregate of approximately $143,762,500 in shares of Holdings Common Stock in connection with the Reorganization. Individually, Stephen H. Siegele, Frederick H. Siegele, Frederick J. Siegele and Robert M. Jackson, each an executive officer of the ADCS Group, will receive approximately $115,959,400, $19,496,100, $5,594,500, and $2,712,500, respectively, in shares of Holdings Common Stock. In addition, the obligations of the ATMI Group to consummate the Reorganization are subject to the condition that Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele enter into two-year employment agreements with the Company or the ADCS Group, as the Company may determine. Stephen H. Siegele would enter into his employment agreement promptly following the Closing Date. The employment agreements provide for annual salaries to Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele of $400,000, $150,000 and $160,000, respectively, subject to certain adjustments. Such respective amounts are less than the compensation each received from the ADCS Group in fiscal 1996. The ADCS Holders will also be entitled to certain registration rights with respect to the shares of Holdings Common Stock they receive in the Exchange. See "THE REORGANIZATION--Interests of Certain Persons in the Reorganization," "THE REORGANIZATION--Employment Agreements," "THE REORGANIZATION--Registration Rights Agreement" and "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS."

  Promptly following the Closing Date, Holdings has agreed to appoint Stephen
H. Siegele as a Class III Director of Holdings with a term of three years, and upon the expiration of his initial three-year term, to the extent permitted by law, to nominate Stephen H. Siegele to serve for an additional three-year term and to support his nomination to the same extent and in the same manner as it supports other nominees on the slate of directors proposed by Holdings, provided that at the time of such nomination, the Exchange Consideration owned of record by the ADCS Holders represents in the aggregate 10% or more of the shares of Holdings Common Stock then outstanding. See "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS--Management."

  Accounting Treatment. It is intended that the Reorganization will be accounted for as a pooling of interests under GAAP. It is a condition to the consummation of the Reorganization that the Company and the ADCS Group each receive a letter from Ernst & Young LLP, the Company's and the ADCS Group's independent auditors, regarding Ernst & Young's concurrence with the conclusions of management for the Company and the ADCS Group, as to the appropriateness of pooling-of-interests accounting for the Reorganization under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger and Exchange Agreement. See "THE REORGANIZATION-- Accounting Treatment."

  Federal Income Tax Consequences. A condition to the consummation of the Reorganization is the receipt by the Company and the ADCS Group of an opinion of Ernst & Young LLP substantially to the effect that, whether or not the Lawrence Acquisition is consummated, the Reorganization will constitute a tax-free transfer to a controlled corporation within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the Merger will also constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. If the Reorganization so qualifies, (i) no gain or loss will be recognized to the holders of Company Common Stock upon their receipt of Holdings Common Stock in exchange for their Company Common Stock, and (ii) no gain or loss will be recognized to the ADCS Holders upon their receipt of Holdings Common Stock in exchange for their ADCS Interests. The holders of Company Common Stock and the ADCS Holders are urged to consult their own personal tax and financial advisors concerning the federal income tax consequences of the Reorganization, as well as any applicable state, local, foreign or other tax consequences, based upon such holder's own particular facts and circumstances. See "THE REORGANIZATION--Certain Federal Income Tax Consequences."

  Resale Restrictions. All shares of Holdings Common Stock received by stockholders of the Company and ADCS Holders in the Reorganization will be freely transferable, except that shares of Holdings Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Holdings, the Company or the ADCS Group immediately prior to the consummation of the Reorganization may be resold by them only as permitted by the Securities Act and other applicable securities laws. Generally, all shares of Holdings Common Stock received by such "affiliates" may be sold subject to certain volume and manner of sale limitations. Stephen H. Siegele, who, among others, is an affiliate of the ADCS Group and will be an affiliate of Holdings after the Closing, will receive 68.4% of the Exchange Consideration. See "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates."

  Registration Rights. In connection with the Exchange, Holdings will grant certain registration rights to the ADCS Holders with respect to Holdings Common Stock issued to them pursuant to the Exchange. See "THE REORGANIZATION-- Registration Rights Agreement."

  Nasdaq Listing. Holdings Common Stock, including the shares to be issued in the Reorganization, has been approved for listing on Nasdaq upon notice of issuance. Listing of Holdings Common Stock on Nasdaq is a condition of consummation of the Reorganization. Holdings Common Stock will be listed under the symbol "ATMI," which is the current symbol for Company Common Stock. See "THE REORGANIZATION--Nasdaq Listing."

                            THE LAWRENCE ACQUISITION

  Terms of the Lawrence Acquisition. Pursuant to the Lawrence Merger Agreement and subject to approval of the stockholders of the Company and certain other conditions, Lawrence Merger Subsidiary will merge with and into LSL, with LSL being the surviving corporation. As a result of the Lawrence Acquisition, LSL will become a wholly-owned subsidiary of the Company if the Reorganization is not consummated or of Holdings if the Reorganization is consummated, in which case the Company will have contributed all of the issued and outstanding shares of capital stock of Lawrence Merger Subsidiary to Holdings prior to the Reorganization. Prior to the consummation of and as a condition to the Lawrence Acquisition, Lamonte H. Lawrence, the sole stockholder of LSLMS, will contribute all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL. See "THE LAWRENCE ACQUISITION--Conditions to the Lawrence Acquisition." Upon consummation of the Lawrence Acquisition, the outstanding shares of LSL Common Stock will be converted into the right to receive (i) shares of Holdings Common Stock if the Reorganization is consummated or (ii) shares of Company Common Stock if the Reorganization is not consummated. The aggregate number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be exchanged for the outstanding shares of LSL Common Stock (the "Lawrence Acquisition Consideration") will be equal to $78 million divided by the "Lawrence Acquisition Average Closing Price" of Company Common Stock. The purchase price may be adjusted as provided in the Lawrence Merger Agreement, including a dollar-for-dollar adjustment based upon any change in the combined net worth of LSL and LSLMS as indicated on their unaudited financial statements as of December 31, 1996, and their audited financial statements as of the Lawrence Effective Time (as defined herein). See "THE LAWRENCE ACQUISITION--Possible Adjustments to Purchase Price." "Lawrence Acquisition Average Closing Price" means the average closing price of Company Common Stock as reported by Nasdaq for the twenty trading days preceding (and including) the third day prior to the date of the Annual Meeting; provided that in the event the Lawrence Acquisition Average Closing Price is greater than $21.00 per share, the Lawrence Acquisition Average Closing Price shall be deemed to be $21.00 per share; and in the event that the Lawrence Acquisition Average Closing Price is less than $17.00 per share, the Lawrence Acquisition Average Closing Price shall be deemed to be $17.00 per share. The Lawrence Acquisition Consideration will be distributed among the LSL Stockholders in proportion to their respective holdings of LSL Common Stock immediately prior to the consummation of the Lawrence Acquisition. See "THE LAWRENCE ACQUISITION--Terms of The Lawrence Acquisition."

  At the Lawrence Effective Time, five percent of the Lawrence Acquisition Consideration will be placed in escrow. If the purchase price adjustment based upon any change in the combined net worth of LSL and LSLMS results in the issuance of additional shares to the LSL Stockholders, certificates representing five percent of the additional shares of Holdings Common Stock or Company Common Stock, as the case may be, to be delivered to the LSL Stockholders will also be placed in escrow. All such shares shall be allocated among the LSL Stockholders pro rata in accordance with their respective holdings of LSL Common Stock and will be held and applied in accordance with the terms of the Lawrence Merger Agreement and the escrow agreement ("the Lawrence Escrow Agreement") to be entered into by and among the Company, LSL, Lawrence Merger Subsidiary, Holdings, Security Trust Company, as escrow agent, and Lamonte H. Lawrence, as representative of the LSL Stockholders (in such capacity, the "Representative"). See "THE LAWRENCE ACQUISITION--Indemnification and Escrow."

  Because the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, issuable to the LSL Stockholders will depend on the Lawrence Acquisition Average Closing Price and possible adjustments to the purchase price, there is no guarantee as to the number of shares of Holdings Common Stock or Company Common Stock that the LSL Stockholders will receive. Assuming no adjustments to the $78 million purchase price, the LSL Stockholders can receive in the aggregate a maximum of 4,588,235 shares and a minimum of 3,714,285 shares. The Lawrence Merger Agreement is subject to the approval of the LSL Stockholders and, consequently, the LSL Stockholders are not bound to deliver their shares of LSL Common Stock and to consummate the transaction. See "THE LAWRENCE ACQUISITION--Terms of the Lawrence Acquisition."

  The following table sets forth the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued upon conversion of the LSL Common Stock held by the LSL Stockholders on a per share basis given different possible values for the combined net worth of LSL and LSLMS as of the Lawrence Effective Time (as defined below) and different Lawrence Acquisition Average Closing Prices.

 Number of Shares of Company Common Stock or Holdings Common Stock per Share of
                              LSL Common Stock(1)

                                              LSL/LSLMS COMBINED NET WORTH
                                            -----------------------------------
                                            $8,642,849(2) $7,500,000 $9,000,000
                                            ----------    ---------- ----------
LAWRENCE ACQUISITION AVERAGE CLOSING PRICE
    $17.00.................................  448.235       441.513    450.336
    $19.00.................................  401.053       395.538    402.932
    $21.00.................................  362.857       357.415    364.558

- --------
(1) Assumes an adjustment to the purchase price for payment prior to the Lawrence Effective Time to a third party of $1,800,000 as a break-up fee in connection with another transaction contemplated by LSL.
(2) Unaudited Combined Net Worth at December 31, 1996, as adjusted for $2,000,000 settlement with Applied Materials, Inc. discussed herein.

  As of June 30, 1997, the combined net worth for LSL and LSLMS was $9,294,659. Furthermore, if the closing of the Lawrence Acquisition (the "Lawrence Closing") were to occur as of the date of this Proxy Statement/Prospectus, the Lawrence Acquisition Average Closing Price would be $21.00. Therefore, as of the date of this Proxy Statement/Prospectus, the Company expects that 365.961 shares of Holdings Common Stock or Company Common Stock, as the case may be, will be issued for each share of LSL Common Stock, for an aggregate of 3,659,610 shares.

  The stockholders of the Company and the LSL Stockholders may call a toll-free telephone number established by the Company (1-888-566-0155) after the last trading day ended three days prior to the date of the Annual Meeting to learn the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued in exchange for each share of LSL Common Stock and for all shares of LSL Common Stock in the aggregate.

  After consummation of the Lawrence Acquisition, LSL will be a wholly-owned operating subsidiary of Holdings if the Reorganization is consummated or of the Company if the Reorganization is not consummated and will constitute a part of the Company's Epitronics division. No material disposition or restructuring of either the Company or LSL or any material part thereof is contemplated as a result of the Lawrence Acquisition. Assuming a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustments to the $78 million purchase price, the stockholders of the Company and the LSL Stockholders would own approximately 65.8% and 34.2% respectively, of the approximately 13,404,690 shares of Company Common Stock that would be outstanding if the Reorganization is not consummated. If both Transactions are consummated and there is no adjustment to the $78 million purchase price, the stockholders of the Company, the ADCS Holders and the LSL Stockholders would own approximately 44.9%, 31.8% and 23.3% respectively, of the approximately 19,654,690 shares of Holdings Common Stock that would be outstanding. See "THE LAWRENCE ACQUISITION--Results of the Lawrence Acquisition."

  Recommendation of the Company Board of Directors. The Company Board of Directors has unanimously approved the Lawrence Merger Agreement, subject to the receipt of stockholder approval, and unanimously recommends that the stockholders of the Company approve such agreement. The Company Board of Directors believes the Lawrence Merger Agreement and the transactions contemplated thereby are fair and reasonable and in the best interests of the Company and its stockholders. See "THE LAWRENCE ACQUISITION--Recommendation of the Company Board of Directors."

  Required Stockholder Approval. The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the Record Date is required to approve the Lawrence Merger Agreement. As of the Record Date, the directors and executive officers of the Company, and their affiliates, owned 430,046 shares of Company Common Stock (representing 4.9% of the total outstanding shares of Company Common Stock as of such date). See "THE ANNUAL MEETING--Votes Required" and "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS."

  Effective Time of the Lawrence Acquisition. The Lawrence Acquisition will become effective upon the filing of properly executed Articles of Merger and a Plan of Merger with the Arizona Corporation Commission and a Certificate of Merger with the Secretary of State of the State of Delaware (the "Lawrence Effective Time"). See "THE LAWRENCE ACQUISITION--General."

  Fairness Opinion of Hambrecht & Quist. The Company retained Hambrecht & Quist LLC ("Hambrecht & Quist") as financial advisor solely to render its opinion in connection with the Lawrence Acquisition. Hambrecht & Quist has rendered its opinion, dated May 16, 1997, to the Company Board of Directors that the Lawrence Acquisition Consideration is fair to the Company from a financial point of view as of such date. A copy of such opinion is attached hereto as Appendix F and should be read carefully in its entirety with respect to the assumptions made, other matters considered and the limitations of the review undertaken. See "THE LAWRENCE ACQUISITION--Fairness Opinion of Hambrecht & Quist."

  Conditions to the Lawrence Acquisition. The obligation of each of the Company, Holdings and Lawrence to consummate the Lawrence Acquisition is subject to certain conditions typical in transactions of this type. See "THE LAWRENCE ACQUISITION--Conditions to the Lawrence Acquisition."

  Business Pending the Lawrence Acquisition. The Lawrence Merger Agreement provides that, until the Lawrence Closing, the Company and Lawrence will conduct their respective businesses in the ordinary course and will use their diligent efforts to preserve intact their present business organization, keep available the services of their present officers and key employees, and preserve the goodwill of those having business relations with them. The Company and Lawrence also agreed to certain restrictions and limitations with respect to the operation of their respective businesses prior to the Lawrence Closing. See "THE LAWRENCE ACQUISITION--Business Pending the Lawrence Acquisition."

  Termination. The Lawrence Merger Agreement may be terminated at any time prior to the Lawrence Effective Time, whether before or after approval of the Lawrence Merger Agreement by the requisite stockholders of the Company, by mutual written consent or by either party under certain circumstances. If either party terminates the Lawrence Merger Agreement for certain reasons specified in the Lawrence Merger Agreement, the party creating the reason for termination is obligated to pay the other party a fee of $5 million. See "THE LAWRENCE ACQUISITION--Termination."

  Interests of Principal LSL Stockholder. Upon the consummation of the Lawrence Acquisition, assuming a price per share of Holdings Common Stock or Company Common Stock, as the case may be, of $31.00 (the closing price per share of Company Common Stock on September 8, 1997) and no adjustment in the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be distributed to the LSL Stockholders, Lamonte H. Lawrence, the President, Chief Executive Officer and principal stockholder of LSL will receive approximately $112,840,000 in shares of Holdings Common Stock or Company Common Stock, as the case may be. In addition, the Company will enter into a noncompete agreement with Mr. Lawrence and LSL will enter into a consulting agreement with Lawrence Semiconductor Investments, Inc. ("LSI"). Mr. Lawrence is the sole stockholder of LSI and may benefit materially from the consulting agreement. Pursuant to the consulting agreement, LSL will pay LSI for consulting services at a per diem rate of $2,880 plus out-of-pocket expenses subject to a minimum of $250,000 in the first twelve-month period. Such minimum was determined as approximately one-third of Mr. Lawrence's compensation from LSL and LSLMS in 1996, as Mr. Lawrence, on behalf of LSI, is expected to devote approximately one-third of his time during the year subsequent to the Lawrence Acquisition to Lawrence-related matters. The Company believes that the cash compensation to be paid to LSI pursuant to the consulting agreement is equivalent to the fair value of the services to be provided by LSI. In addition, Mr. Lawrence shall, promptly following the Lawrence Closing, be appointed to serve as (i) a member of the class of directors elected for a term not to exceed two years on Holdings' seven member Board of Directors, if the Reorganization is consummated or (ii) a member elected for a one year term on the Company's six member Board of Directors, if the Reorganization is not consummated. See "THE LAWRENCE ACQUISITION--Conditions to the Lawrence Acquisition," "THE LAWRENCE ACQUISITION--Agreements with Lamonte H. Lawrence and Affiliated Entities" and "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS--Management."

  Accounting Treatment. It is intended that the Lawrence Acquisition will be accounted for as a pooling of interests under GAAP. It is a condition to the consummation of the Lawrence Acquisition that the Company, Lawrence and Lamonte
H. Lawrence shall have received a letter from Ernst & Young LLP and Price Waterhouse LLP regarding those firms' concurrence with the conclusions of management for the Company and LSL as to the appropriateness of pooling-of-interests accounting for the Lawrence Acquisition under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Lawrence Merger Agreement. See "THE LAWRENCE ACQUISITION--Accounting Treatment."

  Federal Income Tax Consequences. A condition to the consummation of the Lawrence Acquisition is the receipt by the Company of an opinion of Ernst & Young LLP substantially to the effect that the Lawrence Acquisition will constitute a tax-free reorganization. If the Lawrence Acquisition so qualifies, no gain or loss will be recognized to the LSL Stockholders upon their receipt of Holdings Common Stock or Company Common Stock, as the case may be, in exchange for the LSL Common Stock. The LSL Stockholders are urged to consult their own personal tax and financial advisors concerning the federal income tax consequences of the Lawrence Acquisition, as well as any applicable state, local, foreign or other tax consequences, based upon such stockholder's own particular facts and circumstances. See "THE LAWRENCE ACQUISITION--Certain Federal Income Tax Consequences."

  Resale Restrictions and Registration Rights. The shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued to the LSL Stockholders in the Lawrence Acquisition will not be registered under the Securities Act or other applicable securities laws and may not be resold or otherwise transferred unless such shares are registered or they are sold pursuant to Rule 144 under the Securities Act or another exemption from registration under applicable law. In connection with the Lawrence Acquisition, however, Holdings or the Company, as the case may be, will grant certain registration rights to the LSL Stockholders with respect to Holdings Common Stock or Company Common Stock issued to them pursuant to the Lawrence Acquisition. See "THE LAWRENCE ACQUISITION--Resale of Lawrence Acquisition Shares" and "THE LAWRENCE ACQUISITION--Registration Rights Agreement."

  Nasdaq Listing. Holdings Common Stock, including the shares to be issued in the Lawrence Acquisition, has been approved for listing on Nasdaq upon notice of issuance. Listing of Holdings Common Stock on Nasdaq is a condition of consummation of the Lawrence Merger Agreement. Holdings Common Stock will be listed under the symbol "ATMI," which is the current symbol for Company Common Stock. If the Reorganization is not consummated, the Company, whose shares are currently listed on Nasdaq, will file a Notification Form for Listing of Additional Shares with respect to the Lawrence Acquisition Consideration. See "THE LAWRENCE ACQUISITION--Nasdaq Listing."

     EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS

  Company Common Stock. The following table sets forth certain information regarding (i) beneficial ownership of Company Common Stock by (1) each director and executive officer of the Company and (2) all directors and executive officers of the Company as a group as of the Record Date, (ii) beneficial ownership of Holdings Common Stock by such persons after consummation of the Reorganization only (assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders), (iii) beneficial ownership of Company Common Stock by such persons after consummation of the Lawrence Acquisition only (assuming a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustment in the number of shares of Company Common Stock to be issued to the LSL Stockholders), and (iv) beneficial ownership of Holdings Common Stock by such persons after consummation of both Transactions (following the assumptions made in (ii) and (iii) above).

  As the share exchange in the Merger will be on a one-for-one basis, the number of shares of Company or Holdings Common Stock beneficially owned will not change.

                                                                             PERCENTAGE
                                                                PERCENTAGE    AFTER THE
                                         NUMBER   PERCENTAGE    AFTER THE     LAWRENCE    PERCENTAGE
                                           OF     BEFORE THE  REORGANIZATION ACQUISITION  AFTER THE
       NAME             POSITION HELD    SHARES  TRANSACTIONS      ONLY         ONLY     TRANSACTIONS
       ----             -------------    ------- ------------ -------------- ----------- ------------
Eugene G. Banucci    President,          309,682     3.5%          2.0%          2.3%        1.6%
                     Chief Executive
                     Officer
                     and Chairman
                     of the Board
Peter S. Kirlin      Executive Vice       54,234     *             *             *           *
                     President
Daniel P. Sharkey    Vice President,      74,375     *             *             *           *
                     Chief Financial
                     Officer
                     and Treasurer
Duncan W. Brown      Vice President      172,771     1.9%          1.1%          1.3%        *
                     and Director
Ward C. Stevens      Vice President      175,639     2.0%          1.2%          1.3%        *
                     and Secretary
Nicholas J. Wood     Vice President-      14,400     *             *             *           *
                     Marketing
Mark A. Adley        Director             21,000     *             *             *           *
Gary A. Andersen     Director             13,500     *             *             *           *
John A. Armstrong    Director             18,000     *             *             *           *
Robert S. Hillas     Director             30,977     *             *             *           *
Stephen H. Mahle     Director              4,600     *             *             *           *
All directors and                        889,178     9.6%          5.7%          6.4%        4.4%
 executive officers
 as a group (11
 persons)

- --------
* Less than 1%

  See "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS-- Company Common Stock."

  ADCS Interests. The following table sets forth certain information regarding
(i) beneficial ownership of the ADCS Interests by (1) each person known by the ADCS Group to own beneficially more than five percent of the ADCS Interests,
(2) each director of ADCS Nevada, (3) each executive officer of the ADCS Group and (4) all directors and executive officers of the ADCS Group as a group, and
(ii) beneficial ownership of Holdings Common Stock by such persons, assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders, (1) after consummation of the Reorganization only and (2) after consummation of both Transactions (assuming a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustment in the number of shares of Holdings Common Stock to be issued to the LSL Stockholders).

                                                                               SHARES OF
                     ADCS NEVADA    ADCS MANAGER   ADCS HOLDINGS  AGGREGATE     HOLDINGS      PERCENTAGE
                   --------------- --------------- -------------- PERCENTAGE  COMMON STOCK    AFTER THE     PERCENTAGE
   BENEFICIAL                %               %              %      OF ADCS     AFTER THE    REORGANIZATION  AFTER THE
      OWNER        SHARES INTEREST SHARES INTEREST UNITS INTEREST INTERESTS  REORGANIZATION      ONLY      TRANSACTIONS
   ----------      ------ -------- ------ -------- ----- -------- ---------- -------------- -------------- ------------
Stephen H.
 Siegele.........  414.5    68.4%  414.5    68.4%  0.684  0.684%     68.4%     4,275,000         28.4%         21.8%
F.H.S.
 Investments,
 Ltd.............   69.4    11.5%   69.4    11.5%  0.115  0.115%     11.5%       718,750          4.8%          3.7%
Frederick H.
 Siegele(1)......   69.4    11.5%   69.4    11.5%  0.115  0.115%     11.5%       718,750          4.8%          3.7%
Bernard McKeown..   69.4    11.5%   69.4    11.5%  0.115  0.115%     11.5%       718,750          4.8%          3.7%
Frederick J.
 Siegele.........   19.8     3.3%   19.8     3.3%  0.033  0.033%      3.3%       206,250          1.4%          1.0%
Robert M.
 Jackson.........    9.9     1.6%    9.9     1.6%  0.016  0.016%      1.6%       100,000            *             *
Curtis D. Logan..    --        *     --        *     --       *         *            --             *             *
All directors and
 executive
 officers as a
 group (five
 persons)........  513.6    84.8%  513.6    84.8%  0.848  0.848%     84.8%     5,300,000         35.2%         27.0%

- --------
 * Less than 1%
(1) General Partner of F.H.S. Investments, Ltd.

  Stephen H. Siegele, who will be named a Class III director of Holdings following the consummation of the Reorganization, Frederick H. Siegele, the father of Stephen H. Siegele, Frederick J. Siegele, the brother of Stephen H. Siegele, and Robert M. Jackson are expected to remain as employees of the ADCS Group following the Reorganization and will collectively own approximately (i) 35.2% of Holdings Common Stock to be outstanding after the Reorganization if the Lawrence Acquisition is not consummated or (ii) 27.0% of Holdings Common Stock to be outstanding after the Reorganization if the Lawrence Acquisition is consummated.

  See "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS-- ADCS Interests."

  LSL Common Stock. The following table sets forth certain information regarding (i) beneficial ownership of the LSL Common Stock by (1) each person known by Lawrence to own beneficially any shares of LSL Common Stock and (2) all directors and executive officers of Lawrence as a group as of the Record Date, (ii) beneficial ownership of Company Common Stock by such persons after the consummation of the Lawrence Acquisition only, and (iii) beneficial ownership of Holdings Common Stock by such persons after the consummation of both Transactions (assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders), assuming in the case of clauses (ii) and (iii), a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustment in the number of shares of Company Common Stock or Holdings Common Stock, as the case may be, to be issued to the LSL Stockholders.

                                            SHARES OF COMPANY OR
                                 LSL          HOLDINGS COMMON    PERCENTAGE AFTER THE  PERCENTAGE
                          -----------------   STOCK AFTER THE          LAWRENCE        AFTER THE
    BENEFICIAL OWNER      SHARES % INTEREST LAWRENCE ACQUISITION   ACQUISITION ONLY   TRANSACTIONS
    ----------------      ------ ---------- -------------------- -------------------- ------------
Lamonte H. Lawrence.....  9,800     98.0%        4,496,470               33.5%            22.9%
The Arizona State
 University Foundation..    200      2.0%           91,765                 *                *
All directors and
 executive officers as a
 group (four persons)...  9,800     98.0%        4,496,470               33.5%            22.9%

- --------
 *Less than 1%

  See "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS-- LSL Common Stock."

                            MARKET AND MARKET PRICES

  Company Common Stock is listed under the symbol "ATMI" on Nasdaq. Set forth below are the closing prices per share of Company Common Stock on Nasdaq on (i) April 7, 1997, the last business day preceding public announcement of the Reorganization, (ii) May 16, 1997, the last business day preceding public announcement of the Lawrence Acquisition, and (iii) September 8, 1997:

                                                        MARKET PRICE PER SHARE
        DATE                                            OF COMPANY COMMON STOCK
        ----                                            -----------------------
      April 7, 1997....................................         16 7/8
      May 16, 1997.....................................         18 5/8
      September 8, 1997................................         31

  The following table sets forth certain information as to the high and low reported sale prices per share of Company Common Stock for the calendar quarters indicated. The Company has never paid dividends on its capital stock. If the Reorganization is not consummated, the Company intends to retain all available earnings, if any, generated by its operations for development and growth of its business and does not intend to pay cash dividends in the foreseeable future. In addition, Holdings has never paid dividends on its capital stock. If the Reorganization is consummated, Holdings intends to retain all such available earnings and does not anticipate the payment of dividends in the foreseeable future.

                                                                      COMPANY
                                                                   COMMON STOCK
                                                                   -------------
                                                                    HIGH   LOW
                                                                   ------ ------
      1995
      First Quarter...............................................  8 1/8  5
      Second Quarter.............................................. 10 1/2  6 5/8
      Third Quarter............................................... 16     10
      Fourth Quarter.............................................. 14 3/8  9 1/4
      1996
      First Quarter............................................... 12 3/4  9 5/8
      Second Quarter.............................................. 15 7/8 10 3/8
      Third Quarter............................................... 13 7/8 10 3/4
      Fourth Quarter.............................................. 18 1/2 12 1/4
      1997
      First Quarter............................................... 22     16
      Second Quarter.............................................. 29 3/4 15 3/4
      Third Quarter (through September 8, 1997)................... 32 1/2 25

  As of the Record Date, there were approximately 203 record holders of Company Common Stock.

  There is no public market for the ADCS Interests or the LSL Common Stock.

  Neither ADCS Manager nor ADCS Holdings has paid cash dividends or made any distributions to date. For the portion of 1996 during which it was an "S" corporation for federal tax purposes, ADCS Nevada made distributions for tax payments required to be made by the ADCS Holders totaling an aggregate of $1,792,000. ADCS Illinois, the predecessor to ADCS Nevada, declared and paid no cash dividends in 1995, and ADCS Nevada made distributions of an aggregate of $5,297 for the six months ended June 30, 1997 for certain tax payments to be made by the ADCS Holders.

  LSL has never paid cash dividends on its capital stock and currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

  The ADCS Holders and the LSL Stockholders are advised to obtain current Nasdaq market quotations for Company Common Stock. No assurance can be given as to the market price of Company Common Stock or Holdings Common Stock at the consummation of the Transactions or at any other time.

        AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

  The Amendment would increase the number of shares of authorized Company Common Stock from 15,000,000 shares to 16,000,000 shares. The increase in authorized capital will be necessary if the Reorganization is not consummated to accommodate the 1997 Stock Plan (if approved by the stockholders of the Company) and for other corporate purposes. If the Reorganization is consummated, the Amendment will not become effective even if approved by the stockholders of the Company. The affirmative vote of a majority of the shares of Company Common Stock outstanding as of the Record Date is required to approve and adopt the Amendment. See "THE ANNUAL MEETING--Votes Required" and "AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION."

                                1997 STOCK PLAN

  Holdings has a stock plan which is identical to the 1997 Stock Plan and which will become effective upon the consummation of the Reorganization. If the Reorganization is not consummated, the Company Board of Directors has approved the 1997 Stock Plan so that it can continue to provide stock-based incentives to employees, directors, officers and consultants of the Company and unanimously recommends the 1997 Stock Plan to the stockholders of the Company for their approval. If so approved, the 1997 Stock Plan will become effective only if the Reorganization is not consummated and the stockholders of the Company approve the Amendment. The affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote is required to approve and adopt the 1997 Stock Plan. See "THE ANNUAL MEETING--Votes Required" and "1997 STOCK PLAN."

                                 RISK FACTORS

  In addition to the other information in this Proxy Statement/Prospectus, stockholders of the Company, the ADCS Holders and the LSL Stockholders should consider carefully the following factors in evaluating the Transactions. Furthermore, in assessing the following factors, the stockholders of the Company, the ADCS Holders and the LSL Stockholders should bear in mind that the relative magnitudes of the following risks may vary depending on whether only the Reorganization is consummated, only the Lawrence Acquisition is consummated or both Transactions are consummated.

  This Proxy Statement/Prospectus includes forward-looking statements. Statements which are not historical facts in this Proxy Statement/Prospectus are forward-looking statements, made on a good faith basis. Examples of forward-looking statements include, without limitation, statements by the Company, the ADCS Group and Lawrence regarding financial projections, expectations for demand and sales of new and existing products, market and technology opportunities, business strategies, business opportunities, objectives of management for future operations and semiconductor industry and market segment growth. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from forward-looking statements for reasons including, but not limited to, changes in the pattern of semiconductor industry growth, the markets for or customer interest in the products of the Company, the ADCS Group or Lawrence, product and market competition, delays or problems in the development and commercialization of products, or technological changes affecting the competencies of the Company, the ADCS Group or Lawrence.

RISK FACTORS RELATED TO THE COMPANY

  Development Stage of Certain Business Units; Product
Commercialization. Although the Company currently offers commercial products serving semiconductor materials and equipment market segments, many of the Company's products are in the early stages of development, testing and commercialization. Any delays in development may result in the introduction of the Company's products later than anticipated, which could have a material adverse effect on the Company's financial and competitive positions. There can be no assurance that any products under development will be technically or commercially successful, or that the Company will be able to manufacture adequate quantities of its products at commercially acceptable cost levels or on a timely basis.

  Dependence on Industry Collaborators. The Company has formed, and intends to form, alliances with other businesses for the development, manufacturing, marketing and distribution of certain of its products. The success of the Company's various alliances is dependent upon the general business conditions of the members, each member's commitment to the relationship, and the skills and experience of each member's employees who are responsible for the relationship. A decision by any member of an alliance to limit or terminate its responsibilities or the participation by the Company under the alliance or the failure or inability of these industry collaborators to fulfill their obligations to the Company could have a material adverse effect on the business of the Company. There can be no assurance that the Company will be successful in forming and maintaining such alliances. There can be no assurance that the Company or its marketing collaborators will be successful in gaining market acceptance for the Company's products.

  Potential Fluctuation in Quarterly Results. The Company's quarterly operating results have varied significantly as a result of a number of factors, including varying levels of contract research activities, the timing of significant orders from, and shipments to, customers and the timing and market acceptance of new products. The Company expects that its operating results will fluctuate in the future as a result of these and other factors including its product mix, the Company's success in developing, introducing and shipping new products and the level of competition. There can be no assurance that the Company will be able to sustain a level of profitability on a quarter-to-quarter basis.

  Competition. The markets for semiconductor devices, materials and manufacturing equipment are intensely competitive. There are a number of domestic and international companies engaged in commercial activities in the market niches the Company serves. Many of these companies have substantially greater financial, research and development, manufacturing and marketing resources than the Company. In addition, as this industry evolves, other competitors may emerge.

  Rapid Technological Change and Competing Technologies. Semiconductor technology is characterized by rapid change. The future success of the Company will depend in large part upon its ability to keep pace with advancing semiconductor technology. Rapid changes are likely to occur in the development of new semiconducting materials and processes. There can be no assurance that the Company will be able to develop technologies in response to such changes. There can also be no assurance that the Company's development efforts will not be rendered obsolete by technological advances of others, or that other equipment or materials will not prove more advantageous to customers in the market niches the Company serves.

  Limited Manufacturing Capability. The manufacture of semiconductors involves highly complex manufacturing processes. The Company has established manufacturing facilities for many of its products, including semiconductor environmental treatment systems, source materials, liquid delivery systems, substrates and epitaxial wafers. The Company has also established a pilot facility to fabricate, test and assemble semiconductor thin films, devices and circuits. To be financially successful, the Company must manufacture its products in commercial quantities, at acceptable costs and on a timely basis and, accordingly, must expand its facilities. There can be no assurance that the Company will be able to manufacture such products in high volume. The Company has limited experience in manufacturing, and it may incur significant start-up costs and unforeseen expenses in connection with attempts to manufacture these products and expand its facilities.

  Substantial Future Capital Needs; Availability of Capital. The commercialization of the Company's potential products will require a commitment of substantial funds to conduct research, development and testing, to develop and establish commercial-scale manufacturing systems and to market any resulting products. Changes in technology or sales growth beyond currently established capabilities will also require further investment. To the extent that internally generated funds are insufficient to fund the Company's operating requirements, the Company or Holdings may need to seek additional funding either through collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available, the Company's business would be materially adversely affected.

  Expansion of Operations and Management of Growth. The Company has recently experienced a period of growth, added new personnel in various areas of the business and intends to continue to expand its business. Because of the level of scientific and management expertise necessary to support growth, the Company must recruit and retain highly qualified and well-trained personnel. There may be only a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel over time. The Company's expansion may also significantly strain operational, management, financial, sales and marketing and other resources. To manage growth effectively, the Company must continue to enhance its systems and controls and successfully expand, train and manage its employee base. There can be no assurance that the Company will be able to manage this expansion effectively, including providing satisfactory levels of customer service and technical support. There can be no assurance that the Company will be able to recruit, train and retain sufficient scientific and technical personnel. Any failure to manage the Company's growth properly could have a material adverse effect on the Company's business, operating results and financial condition.

  Patents and Protection of Proprietary Technology. The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been awarded, has filed applications for or has been licensed under numerous patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. There can also be no assurance that competitors will not intentionally infringe the Company's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to the Company. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products. Although the Company believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future. The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees and most consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company's business could be materially adversely affected.

  Dependence on Key Personnel. The Company is dependent upon a number of key scientific and management personnel, including its Chief Executive Officer, Eugene G. Banucci. The loss of the services of one or more key individuals could have a material adverse effect on the Company. The Company maintains a key person life insurance policy in the amount of $1,000,000 on the life of Dr. Banucci. As a condition to closing of the Merger and Exchange Agreement, Dr. Banucci and certain other executive officers of the Company will enter into two-year employment and non-competition agreements with the Company. In the event the Company or Holdings should seek to enforce such non-competition provisions in court, the court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee. See "THE REORGANIZATION--Employment Agreements."

  Dependence Upon Government Contracts. A significant portion of the Company's revenues has been derived from contracts with agencies of the United States government. For the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, such contracts accounted for approximately $7,222,000, $8,712,000, $9,846,000 and $4,900,651, respectively, or approximately 37%, 29%, 21% and 19%, respectively, of the Company's total revenues for each of those periods. The Company's contracts involving the United States government are, or may be, subject to various risks, including unilateral termination for the convenience of the government, reduction or modification in the event of changes in the government's requirements or budgetary constraints, increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts, risks of potential disclosure of the Company's confidential information to third parties, the failure or inability of the prime contractor to perform its prime contract in circumstances where the Company is a subcontractor, the failure of the government to exercise options provided for in the contracts and the exercise of "march-in" rights by the government. March-in rights refer to the right of the government or government agency to exercise a non-exclusive, royalty-free, irrevocable, world-wide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The programs in which the Company participates may extend for several years but are normally funded on an annual basis. There can be no assurance that the government will continue its commitment to programs to which the Company's development projects are applicable, or that the Company can compete successfully to obtain funding available pursuant to such programs. A reduction in, or discontinuance of, such commitment to the Company's participation in these programs would have a material adverse effect on the Company's business, operating results and financial condition.

  Environmental Regulations. The Company uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its research and development and manufacturing activities. Therefore, the Company is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. The Company believes that it has all the permits necessary to conduct its business. However, the failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of production or a cessation of operations. While the Company believes that it has properly handled its hazardous materials and wastes and has not contributed to any on-site contamination or environmental condition at its premises in Danbury, Connecticut, these premises may have been contaminated prior to the Company's occupancy. The Company is not aware of any environmental investigation, proceeding or action by federal or state agencies involving these premises. However, under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. The prior occupant of the Danbury, Connecticut premises has agreed to indemnify the Company for remediation costs in connection with any pre-existing, on-site contamination or environmental condition. However, there can be no assurance that this indemnification will prove adequate to cover any liability imposed on the Company related to the environmental condition of the premises or the cost of defending an environmental action, either of which could be substantial. The Company's activities may also result in its being subject to additional regulation. Such regulations could require the Company to acquire significant additional equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on the Company's business, operating results and financial condition.

  Lack of Dividends. The Company has never paid cash dividends on its equity securities. If the Reorganization is not consummated, the Company intends to retain all available earnings, if any, generated by its operations for development and growth of its business and does not intend to pay cash dividends in the foreseeable future. Similarly, if the Reorganization is consummated, Holdings intends to retain all such available earnings and does not intend to pay cash dividends in the foreseeable future.

RISK FACTORS RELATED TO THE ADCS GROUP

  Development Stage of Certain Business Units; Product
Commercialization. Although the ADCS Group currently offers commercial products serving semiconductor materials and equipment market segments, many of its products are in the early stages of development, testing and commercialization. Any delays in development may result in the introduction of the ADCS Group's products later than anticipated, which could have an adverse effect on its financial and competitive positions. There can be no assurance that any products under development will be technically or commercially successful, or that the ADCS Group will be able to manufacture adequate quantities of its products at commercially acceptable cost levels or on a timely basis.

  Dependence on a Single Customer. Sales to a single customer, Applied Materials, Inc. ("Applied Materials"), which had purchased the ADCS Group's thin film materials delivery systems and then resold these systems in connection with the sale of its own equipment, accounted for approximately 34.4%, 34.0% and 31.0% of the ADCS Group's total sales for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. Applied Materials notified the ADCS Group in mid-1996 that it intends to discontinue purchases of equipment for resale to end users. Although Applied Materials has continued to purchase the ADCS Group's delivery systems equipment (albeit with substantial quarterly fluctuations) and has set no date by which it intends to cease such purchases, the ADCS Group believes that its future business and results of operations depend in large part on its ability to increase its sales directly to end users. There can be no assurance that the ADCS Group will be able to continue the growth in sales of its delivery systems equipment, or even maintain the current level of sales. A failure by the ADCS Group to achieve such level of sales or the profitability of such sales could have a material adverse effect on its business, operating results and financial condition. See "BUSINESS OF THE ADCS GROUP--Customers" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THE ADCS GROUP--Results of Operations."

  Dependence on Semiconductor Industry. Essentially all of the ADCS Group's sales are to customers in the semiconductor and semiconductor equipment manufacturing industries. The demand for the specialty thin film materials produced by the ADCS Group closely tracks the demand for chemicals in the industry generally, while sales of delivery systems closely track general capital expenditure trends in the industry. As a consequence, general declines in the industry, and especially declines in output and expenditure, could have a materially adverse effect on the ADCS Group's business, operating results and financial condition.

  Dependence on Foreign Sales; Risks Associated with Foreign Markets. In the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, sales in foreign markets accounted for 35.0%, 42.6% and 34.7%, respectively, of the ADCS Group's net sales. The ADCS Group anticipates that, in the future, sales in foreign markets will continue to account for a significant percentage of its sales. A significant portion of the ADCS Group's sales will therefore be subject to risks associated with sales in foreign markets, including export controls, unexpected changes in legal and regulatory requirements and policy changes affecting the markets for semiconductor technology, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing resellers or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the ADCS Group's intellectual property overseas, seasonality of sales and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on the ADCS Group's future international sales and, consequently, the ADCS Group's business, operating results and financial condition. Although the ADCS Group's sales to date have been denominated in United States dollars, the value of the United States dollar in relation to foreign currencies may also adversely affect the ADCS Group's sales to foreign customers. To the extent that the ADCS Group expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the ADCS Group will be exposed to increased risks of currency fluctuations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THE ADCS GROUP" and "BUSINESS OF THE ADCS GROUP-- Markets, Sales and Distribution."

  Product Liability Risk Associated With Selling Thin Film Materials. Because the management of the ADCS Group believes that product liability insurance is prohibitively expensive, the ADCS Group does not maintain such insurance. However, product liability exposure represents considerable risk to the ADCS Group. Although the ADCS Group takes significant safeguards in its manufacturing process, if any thin film material sold by the ADCS Group is defective, the result may be that the semiconductor devices that contain the material may be rendered useless. A very small amount of thin film material is used in manufacturing a single semiconductor device. Further, a semiconductor device cannot be fully tested until the manufacturing process has been completed, and a significant amount of value has been added to the device. As a result, a defect in the ADCS Group's products could result in damages significantly in excess of the revenues generated from the sale of the defective thin film materials. See "BUSINESS OF THE ADCS GROUP--Insurance; Product Liability."

  ADCS-Korea Joint Venture. In 1995, the ADCS Group entered into a joint venture with K.C. Tech Co., Ltd. ("K.C. Tech") to form ADCS-Korea Co., Ltd. ("ADCS-Korea"), of which the ADCS Group and K.C. Tech own 70% and 30% interests, respectively. ADCS-Korea was established to manufacture, sell and distribute the ADCS Group's thin film materials in South Korea. The ADCS Group formerly had marketed and sold its products in South Korea through K.C. Tech, receiving 100% of the revenues less K.C. Tech's sales commission. Although the ADCS Group does expect to receive a royalty on products it licenses to ADCS-Korea to market and sell in South Korea, the ADCS Group is effectively transferring a 30% interest in its revenue for those products it licenses to ADCS-Korea in the South Korean market. While the ADCS Group believes that this local presence is necessary in order for it to maintain and eventually expand its share of the South Korean market, there can be no assurance that the ADCS-Korea joint venture will become successful or profitable to the extent that the ADCS Group will be able to recover the potential revenues it has foregone by forming this venture, or that the ADCS Group will ever see a return of its start-up costs in this venture. See "BUSINESS OF THE ADCS GROUP--Markets, Sales and Distribution."

  Potential Fluctuation in Quarterly Results. The ADCS Group's quarterly operating results have varied significantly as a result of a number of factors, including the general reluctance of companies in the semiconductor industry to enter into long-term chemical supply contracts. The ADCS Group expects that its operating results will fluctuate in the future as a result of these and other factors including its product mix, its success in developing, introducing and shipping new products and the level of competition. There can be no assurance that the ADCS Group will be able to sustain a level of profitability on a quarter-to-quarter basis. See "BUSINESS OF THE ADCS GROUP-- Customers."

  Competition. The markets for semiconductor devices, related materials and manufacturing equipment are intensely competitive. There are a number of domestic and international companies engaged in commercial activities in the market niches served by the ADCS Group. Many of these companies have substantially greater financial, research and development, manufacturing and marketing resources than the ADCS Group. In addition, as this industry evolves, other competitors may emerge. See "BUSINESS OF THE ADCS GROUP-- Competition."

  Rapid Technological Change; Dependence on a Single Product. Semiconductor technology is characterized by rapid change. The future success of the ADCS Group will depend in large part on its ability to keep pace with advancing semiconductor technology. Rapid changes are likely to occur in the development of new semiconducting materials and processes, and in the chemicals and equipment required to support those processes. There can be no assurance that the ADCS Group will be able to develop technologies in response to such changes. There can be no assurance that the ADCS Group's development efforts will not be rendered obsolete by the technological advances of others, or that other equipment or materials will not prove more advantageous to customers in the market niches the ADCS Group serves. In the past, the ADCS Group has derived a significant portion of its revenues from sales of a single thin film material, tetraethylorthosilicate ("TEOS"), which is a critical component of current semiconductor technology. Sales of TEOS in the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 were approximately $6,254,000, $7,037,000 and $2,661,000, respectively. As a percentage of the ADCS Group's total sales, TEOS accounted for approximately 40%, 32% and 25.5%, respectively, during such periods. The industry's continuing attempt to minimize the size of microcomputer chips could result in the obsolescence of this single thin film material. There can be no assurance that in the future the ADCS Group will be able to introduce new products in a timely and cost-effective manner or that such products will achieve market acceptance. See "BUSINESS OF THE ADCS GROUP--Business Strategy" and "BUSINESS OF THE ADCS GROUP--Products and Services."

  Nature of Product. The markets for semiconductor devices, related materials and manufacturing equipment increasingly view the ADCS Group's thin film material products as a commodity rather than a specialized product. As the thin film materials produced by the ADCS Group become more of a commodity, less profit can be expected from a given volume of production, and larger chemical-market players may be able to operate successfully on a smaller profit margin by maintaining larger volumes of production, thereby posing significant threats to the ADCS Group's market share and revenue. See "BUSINESS OF THE ADCS GROUP--Products and Services."

  Patents and Proprietary Rights. The ADCS Group's ability to compete effectively with other companies will depend, in part, on the ability of the ADCS Group to maintain the proprietary nature of its technology. Although the ADCS Group has been awarded or has filed applications for numerous patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these issued patents or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, have not applied for or obtained or will not apply for and obtain patents that will prevent, limit or interfere with the ADCS Group's ability to make and sell its products. There can also be no assurance that competitors will not intentionally infringe the ADCS Group's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to the ADCS Group. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject the ADCS Group to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the ADCS Group to cease selling its products. Although the ADCS Group has received notification from a third party that by selling one of its products the ADCS Group may be contributorily infringing on the proprietary rights of that third party, the ADCS Group does not believe that its products and technology directly or contributorily infringe any valid proprietary rights of any third party. The ADCS Group believes revenues on sales of the product involved in this dispute to be immaterial. However, there can be no assurance that a court will not find that the ADCS Group infringes on any such patents or proprietary rights or that the damages, if any, required to be paid by the ADCS Group will not have a material adverse effect on its business, financial condition and results of operations, or that third parties will not successfully assert infringement claims against the ADCS Group in the future. The ADCS Group also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the ADCS Group's proprietary technology. To protect its rights in these areas, the ADCS Group generally requires employees and consultants to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the ADCS Group's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the ADCS Group is unable to maintain the proprietary nature of its technologies, its business, operating results and financial condition could be materially adversely affected. See "BUSINESS OF THE ADCS GROUP--Patents and Proprietary Rights."

  Litigation. Litigation in the semiconductor industry is common. Consequently, third parties may at some future time allege that the ADCS Group is infringing certain patents and other intellectual property rights of others. There are no pending lawsuits against the ADCS Group asserting infringement by the ADCS Group of any intellectual property rights, and the ADCS Group does not believe that it is infringing any such rights. If any claim arises, the ADCS Group will evaluate its merits and may seek a license from the claimant. There can be no assurance that licenses, if needed by the ADCS Group, would be obtained on acceptable terms, that litigation would not occur or that damages for past infringement by the ADCS Group, if any, would not be material. Litigation, which could result in substantial cost to and diversion of resources of the ADCS Group, may be necessary to enforce intellectual property rights of the ADCS Group or to defend the ADCS Group against infringement claims. The failure to obtain necessary licenses or the advent of litigation could have a material adverse effect on the ADCS Group's business, operating results and financial condition.

  Dependence on Key Personnel. The ADCS Group is dependent upon certain key scientific and management personnel, including its President, Stephen H. Siegele. The loss of the services of one or more key individuals could have a material adverse effect on the ADCS Group. The ADCS Group does not maintain key person insurance for any of its key personnel. As a condition to closing of the Merger and Exchange Agreement, Stephen H. Siegele will enter into a two-year employment and non-competition agreement with the Company or the ADCS Group. See "THE REORGANIZATION--Employment Agreements." In the event the ADCS Group, the Company, or Holdings should seek to enforce such non-competition provisions in court, the court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee. See "MANAGEMENT OF THE ADCS GROUP."

  Environmental Regulations. The ADCS Group uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its research and development and manufacturing activities. Therefore, the ADCS Group is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. The ADCS Group believes that it has, or is seeking to obtain, all the permits necessary to conduct its business. However, failure to comply with present or future regulations or the failure of the ADCS Group to obtain the permits it is currently seeking could result in fines being imposed on the ADCS Group, suspension of production or a cessation of operations. While the ADCS Group believes that it has properly handled hazardous materials and wastes and has not contributed to any on-site contamination on any of its premises, these premises may have been contaminated prior to the Company's occupancy. The ADCS Group is not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of its premises. However, under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from operators and owners of property where releases of hazardous substances have occurred or are ongoing. The ADCS Group's activities may also result in its being subject to additional regulation. Such regulations could require the ADCS Group to acquire significant additional equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by the ADCS Group to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on the ADCS Group's business, operating results and financial condition. See "BUSINESS OF THE ADCS GROUP-- Environmental Regulation."

RISK FACTORS RELATED TO LAWRENCE

  Dependence on Semiconductor Market. Lawrence's results of operations are materially dependent upon economic and business conditions in the semiconductor industry. The semiconductor industry has experienced significant growth in recent years. There can be no assurance that such growth will continue in the future or that a general economic slowdown or recession will not have a material adverse effect on Lawrence's results of operations.

  Competition; Growth Strategy. Lawrence's processes are based primarily on proprietary epitaxial processing technology used in processing silicon wafers. Lawrence's strategy is to use these technologies to develop and introduce new customer applications in high-growth niche markets of the semiconductor industry. There can be no assurance that Lawrence will be able to maintain or defend its proprietary technologies (see "RISK FACTORS--Risk Factors Related to Lawrence--Lack of Protection for Proprietary Technologies") or to continue to successfully pursue its strategy of developing and introducing processes in high-growth niche markets. There can also be no assurance that competitors with substantially greater resources will not introduce new technologies more quickly to the semiconductor market or be better positioned to develop or exploit new core technologies. See "BUSINESS OF LAWRENCE--Business Strategy" and "BUSINESS OF LAWRENCE--Competition."

  Competing Technologies. Lawrence uses a process known as vapor-phase single crystal growth to place a layer of silicon on the surface of a prime polished silicon wafer. This epitaxial coating achieves certain desired performance characteristics for Lawrence's customers' products. Technologies and materials currently exist that compete with Lawrence's methods, such as gallium arsenide and silicon-on-insulator structures, which to date have been less cost-effective than Lawrence's processing. There can be no assurance that existing or newly-developed technologies or materials will not become superior to or more cost-effective than Lawrence's current epitaxial processing. Furthermore, there can be no assurance that Lawrence's current technologies will not be rendered obsolete, or that Lawrence will develop successful processes and technologies in response to future demands of the industry.

  Substantial Future Capital Needs; Availability of Capital. Lawrence will require a commitment of substantial funds to maintain and expand its commercial-scale processing facilities and to respond successfully to changes in technology or in sales growth beyond currently established capabilities. To the extent that internally generated funds are insufficient to fund Lawrence's operating requirements, Lawrence may need to seek additional funding either through collaborative arrangements or through private or public financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available, Lawrence's business could be materially adversely affected.

  Noncompliance with Debt Covenants. Certain of Lawrence's notes payable contain covenants requiring Lawrence to maintain compliance with debt to tangible net worth, debt service coverage and current assets to current liabilities ratios as defined in the related agreements. At December 31, 1996, Lawrence was not in compliance with the debt (defined as all liabilities) to tangible net worth ratio of 3.0 to 1.0, and such violation continued into 1997. Additionally, subsequent to December 31, 1996, Lawrence was not in compliance with the covenant requiring the maintenance of a ratio of current assets to current liabilities of at least 1.2 to 1.0. On June 10, 1997, the lender agreed to waive these covenant violations through September 30, 1997. Although Lawrence believes that it will be able to maintain compliance with all specified ratios subsequent to September 30, 1997, there can be no assurance that it will be able to do so or, in the event of noncompliance, that it will be able to secure future waivers from the lender, which non-compliance or failure to secure waivers could have a material adverse effect on Lawrence's financial condition and results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LAWRENCE--Liquidity and Capital Resources."

  Management of Growth. Lawrence is experiencing a period of growth and has added new personnel in various areas of its business. Because of the level of scientific and management expertise necessary to support growth, Lawrence must continue to recruit and retain critical personnel. There may be only a limited number of persons with the requisite skills to serve in these positions, and in the future it may become increasingly difficult for Lawrence to hire such personnel. Lawrence's expansion may also significantly strain operational, management, financial, sales and marketing and other resources. To manage growth effectively, Lawrence must continue to enhance its systems and controls and successfully expand, train and manage its employee base. There can be no assurance that Lawrence will be able to manage this expansion effectively, including the provision of satisfactory levels of customer service and technical support. Any failure to manage Lawrence's growth properly could have a material adverse effect on Lawrence's business, operating results and financial condition.

  Risks Associated with Manufacturing Operations. Any prolonged disruption in Lawrence's operations, whether due to technical or labor difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on Lawrence's business, operating results and financial condition.

  Lawrence utilizes a number of advanced chemicals, gases, and other sophisticated materials in its epitaxial processing operations. Due to the highly technical and specialized nature of certain of its production materials, Lawrence relies from time to time on a single supplier to provide it with sufficient quantities of certain materials used in its processing. To minimize its reliance on a particular vendor, Lawrence continually seeks to identify multiple vendors qualified to support its materials. Although Lawrence believes that it is not currently dependent on any single supplier, the inability of Lawrence to obtain sufficient quantities of certain production inputs could have a material adverse effect on Lawrence's business, operating results and financial condition. See "BUSINESS OF LAWRENCE-- Customers and Suppliers."

  Lawrence is dependent on the use of epitaxial reactors for the commercial application of its processes. Currently, suitable reactors are available from only a small number of manufacturers, the most prominent of which are Applied Materials and Advanced Semiconductor Materials of America, Inc. ("ASM"). There can be no assurance that Lawrence will be able to purchase reactors suitable to its current or future needs from these manufacturers. See "BUSINESS OF LAWRENCE--Litigation." There can also be no assurance that Lawrence can obtain the quantity of reactors it requires, within the time constraints and at a price which allows Lawrence to retain existing customers and attract new customers and to retain current profit margins. See "BUSINESS OF LAWRENCE-- Customers and Suppliers."

  The long term growth of Lawrence may be curtailed if Lawrence is unable to source and deploy new reactors on a timely and cost effective basis. Lawrence currently uses ASM reactors on an exclusive basis. In settlement of certain litigation between Applied Materials and Lawrence and to reduce the dependence for reactor supply on ASM, Lawrence has entered into an agreement with Applied Materials to purchase, install and qualify an Applied Materials reactor. The qualification with Applied Materials targets both technical and financial performance. This process is expected to be complete by the end of 1997.

  The litigation between ASM and Applied Materials has not been settled. If the litigation were settled in such a way that resulted in ASM being unable to provide spare parts and service to the reactors it had previously manufactured, then Lawrence (and other ASM customers) could be adversely affected if Lawrence were unable to acquire the parts and service elsewhere. It is not expected that the settlement between Applied Materials and ASM will result in curtailed supply of reactors capable of meeting Lawrence's requirements.

  Lawrence utilizes a 24-hour-per-day, 7 day-per-week, operation schedule to serve the processing needs of its customers. In the event of any catastrophic event which results in damage to Lawrence's facilities, or in the event of any delay in its receipt of chemicals and gases necessary to its processing of wafers, Lawrence's ability to satisfy the requirements of its customers could be jeopardized.

  Dependence on Particular Customers. A significant portion of Lawrence's revenues has been derived from particular customers. For the year ended December 31, 1996, sales to Lawrence's ten and twenty top customers totaled approximately 79% and 93%, respectively, of all sales during the period. Sales to Lawrence's three largest customers accounted for 24%, 14% and 11% of all sales during the period. Lawrence's relationships with these customers are subject to various risks, including termination, reduction, or modification in the event of changes in the customers' requirements or budgetary constraints, risks of potential disclosure of Lawrence's confidential information to third parties and the failure or inability of a customer to perform its prime contract with its customer. There can be no assurance that such customers will continue to utilize the processes of Lawrence at the same levels as in the past. In addition, Lawrence does not have long-term agreements with its largest customers. The lack of such long-term agreements presents the risk that Lawrence's customers could identify alternative providers for their epitaxial processing needs, subject to such provider's ability to meet the customer's specifications. There can be no assurance that Lawrence's major customers will not secure such alternative sources for epitaxial processing. A reduction in, or discontinuance of, these customers' purchases from Lawrence would have a material adverse effect on Lawrence's business, operating results and financial condition. See "BUSINESS OF LAWRENCE--Customers and Suppliers."

  Potential Fluctuation in Quarterly Results. Lawrence's quarterly operating results may vary significantly as a result of the timing of orders from and shipments to customers. There can be no assurance that Lawrence will be able to sustain any specific level of profitability on a quarterly basis.

  Lack of Protection for Proprietary Technologies. Lawrence's ability to compete effectively with other companies depends, in part, on Lawrence's ability to maintain the proprietary nature of its technologies. These technologies are generally not eligible for patent protection. Further, there can be no assurance that competitors both in the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit, or interfere with Lawrence's ability to collaborate with its customers on improved processes in the future. There can also be no assurance that competitors will not engage in theft of Lawrence's trade secrets. The defense and prosecution of patent and trade secret suits are costly and time-consuming, even if the outcome is favorable to Lawrence. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in protecting and enforcing trade secrets in foreign countries. An adverse outcome in the defense of a patent suit could subject Lawrence to significant liabilities to third parties, require disputed rights to be licensed from third parties or require Lawrence to cease selling its processes. Although Lawrence believes that its proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against Lawrence in the future. See "BUSINESS OF LAWRENCE--Litigation" for a description of a patent infringement claim made by Applied Materials against Lawrence that has been settled. There can also be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to Lawrence's proprietary technology. Although Lawrence requires undertakings from all employees, certain former employees, and most consultants, advisers, and collaborators regarding the confidential nature of Lawrence's processes, there can be no assurance as to the degree of protection of Lawrence's trade secrets, know-how or other proprietary information offered by these confidentiality undertakings in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If Lawrence is unable to maintain the proprietary nature of its technologies, Lawrence's business could be materially adversely affected. See "BUSINESS OF LAWRENCE--Proprietary Rights."

  Dependence on Key Personnel. Lawrence is dependent on a number of key scientific and management personnel, including its Chief Executive Officer, Lamonte H. Lawrence. The loss of the services of one or more key individuals could have a material adverse effect on Lawrence. The Lawrence Merger Agreement requires LSI, which is wholly-owned by Mr. Lawrence, and LSL to enter into a three-year Consulting Agreement as of the Lawrence Effective Time pursuant to which LSI will provide consulting services to LSL, and requires Mr. Lawrence to enter into a Noncompete Agreement as of the Lawrence Effective Time. See "THE LAWRENCE ACQUISITION--Agreements with Lamonte H. Lawrence and Affiliated Entities" for a description of the terms of the Consulting Agreement and the Noncompete Agreement. As a further condition to closing of the Lawrence Merger Agreement, certain other key management personnel will enter into three-year employment and non-competition agreements with LSL. In the event LSL, the Company or Holdings should seek to enforce such non-competition provisions in court, the court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee. See "THE LAWRENCE ACQUISITION--Employment Agreements" and "MANAGEMENT OF LAWRENCE."

  Environmental Regulations. Lawrence uses, generates, and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its processing activities. Therefore, Lawrence is subject to a variety of federal, state and local governmental laws, rules and regulations related to the storage, use and disposal of these materials. The failure to comply with present or future laws, rules or regulations could result in fines or other liabilities being imposed on Lawrence, suspension of production or a cessation of operations. Under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. Lawrence's activities may also result in its being subject to additional regulation. Such regulations could require Lawrence to acquire significant additional equipment or to incur other substantial expenses to comply with environmental laws, rules or regulations. Any failure by Lawrence to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse affect on Lawrence's business, operating results and financial condition. See "BUSINESS OF LAWRENCE--Environmental Regulation."

  Dependence on Industry Collaborators. Lawrence has collaborated with many of its customers and other businesses for the development of certain of its processes. The success of Lawrence's collaborations is dependent upon the general business conditions in the semiconductor industry, the commitment of the collaborators to their relationship with Lawrence, and the skill and experience of the employees of the collaborators who are responsible for the relationships with Lawrence. A decision by any such customer or collaborator to limit or terminate its relationship with Lawrence, or a failure by any such customer or collaborator to fulfill its obligations to Lawrence, could have a material adverse effect on the business of Lawrence. There can be no assurance that Lawrence will continue to be successful in forming and maintaining such close relationships with customers and industry collaborators.

RISK FACTORS RELATED TO THE TRANSACTIONS

  Integration of Business Operations. The Company, Holdings, the ADCS Group and Lawrence have entered into the Transactions with the expectation that the Transactions will result in beneficial synergies for the combined companies. If the Reorganization is consummated, the Transactions may affect Holdings' ability to integrate and manage its overall business effectively, and if the Reorganization is not consummated, the Lawrence Acquisition may affect the Company's ability to manage its overall business effectively. There can be no assurance that either Holdings or the Company, as the case may be, will be able to integrate successfully the administrative, management and service operations of the Company, the ADCS Group and Lawrence in general, or integrate the operations of the Company's NovaMOS division and the ADCS Group or Lawrence and the Company's Epitronics division in particular, that such integration will occur in a timely and efficient manner, if at all, or that the uncertainty associated with such integration will not result in the loss of customers or key employees. The successful combination of the various companies will require, among other things, the timely integration of such companies' respective product and service offerings and coordination of their respective sales and marketing, research and development, and finance and administrative activities. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The failure to achieve such integration in a timely, effective or efficient manner could have a material adverse effect on the business, operating results and financial condition of Holdings or the Company, as the case may be. The integration of the operations of the ADCS Group and Lawrence following the Transactions will require the dedication of management resources and temporarily distract attention from the day-to-day business of the Company, which could temporarily adversely affect the Company's business and operating results. There can be no assurance that Holdings or the Company, as the case may be, will not incur additional charges in subsequent quarters to reflect costs associated with the Transactions or that management will be successful in its efforts to integrate the operations of the Company, the ADCS Group and Lawrence. See "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS."

  Substantial Expenses Resulting from the Transactions. The Company expects to incur costs and expenses of approximately $3.5 million in connection with the Transactions, which will be reflected in the financial statements of the Company or Holdings in the period that the Transactions are consummated. These costs will therefore negatively impact operating results for the fiscal quarter in which the Transactions are consummated. Although the Company, Holdings, the ADCS Group and Lawrence do not believe that the costs will exceed these estimates, there can be no assurance that these estimates are correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the companies or will result in a material adverse effect on the operating results of the companies in future periods. In addition, upon consummation of the Lawrence Acquisition, LSL will become obligated to pay a "break-up" fee of approximately $1.8 million in connection with the termination of a prior letter agreement between LSL and an investor relating to the possible recapitalization of LSL. However, the purchase price payable by the Company in connection with the Lawrence Acquisition will be reduced by the amount of such break-up fee, and the Lawrence Acquisition Consideration shall be decreased by the number of shares equal to the dollar value of such reduction, divided by the Lawrence Acquisition Average Closing Price.

  Amount of Common Stock Issuable Pursuant to the Transactions. Although the Exchange Consideration payable to the ADCS Holders is based upon $87.5 million and the Lawrence Acquisition Consideration payable to the LSL Stockholders is based upon $78 million (subject to certain adjustments), the Exchange Consideration and the Lawrence Acquisition Consideration will be paid in shares of Holdings Common Stock if the Reorganization is consummated or, in the case of the Lawrence Acquisition Consideration, in shares of Company Common Stock if the Reorganization is not consummated. The market price of Company Common Stock has historically been volatile, and there can be no assurance as to the market value of Company Common Stock on the Closing Date and/or the Lawrence Closing Date. The Merger and Exchange Agreement provides that the number of shares of Holdings Common Stock to be issued to the ADCS Holders pursuant to the Exchange shall be equal in number to $87.5 million divided by the "Exchange Average Closing Price." The Lawrence Merger Agreement provides that the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued to the LSL Stockholders pursuant to the Lawrence Acquisition shall be equal in number to $78 million divided by the "Lawrence Acquisition Average Closing Price." The actual market value of the Exchange Consideration payable to the ADCS Holders and the Lawrence Acquisition Consideration payable to the LSL Stockholders could be substantially less than the minimum average closing prices allowable under each of the Merger and Exchange Agreement and the Lawrence Merger Agreement ($14.00 or $17.00 per share, respectively) on the Closing Date and/or the Lawrence Closing Date, as applicable. Accordingly, if the actual market value of Company Common Stock is less than the appropriate average closing price, then the actual value of the Exchange Consideration paid to the ADCS Holders would be less than $87.5 million on the Closing Date and the actual value of the Lawrence Acquisition Consideration paid to the LSL Stockholders would be less than $78 million on the Lawrence Closing Date. Conversely, if the actual market value of Company Common Stock is greater than the maximum average closing prices allowable under each of the Merger and Exchange Agreement and the Lawrence Merger Agreement ($16.00 or $21.00 per share, respectively), then the actual value of the Exchange Consideration paid to the ADCS Holders would be greater than $87.5 million on the Closing Date and the actual value of the Lawrence Acquisition Consideration payable to the LSL Stockholders would be greater than $78 million on the Lawrence Closing Date.

  Concentration of Ownership. After consummation of the Reorganization, assuming (i) all of the ADCS Holders participate in the Exchange, (ii) an Exchange Average Closing Price of $14.00 per share and (iii) no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders, the directors and executive officers of the ADCS Group as a group and Stephen H. Siegele individually will beneficially own approximately (1) 35.2% and 28.4%, respectively, of the shares of Holdings Common Stock outstanding if only the Reorganization is consummated, and (2) 27.0% and 21.8%, respectively, of the shares of Holdings Common Stock outstanding if both Transactions are consummated (assuming a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustment in the number of shares of Holdings Common Stock to be issued to the LSL Stockholders). In addition, after consummation of the Lawrence Acquisition, assuming (i) a Lawrence Acquisition Average Closing Price of $17.00 per share and (ii) no adjustment in the number of shares of Company Common Stock or Holdings Common Stock, as the case may be, to be issued to the LSL Stockholders, Lamonte H. Lawrence will beneficially own approximately (1) 33.5% of the shares of Company Common Stock outstanding if only the Lawrence Acquisition is consummated, and (2) 22.9% of the shares of Holdings Common Stock outstanding if both Transactions are consummated (assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders). Furthermore, after the consummation of the Transactions, (1) the executive officers and directors of Holdings as a group will beneficially own 48.0% of the shares of Holdings Common Stock if both Transactions are consummated, (2) the executive officers and directors of Holdings as a group will beneficially own 33.2% of the shares of Holdings Common Stock outstanding if only the Reorganization is consummated and (3) the executive officers and directors of the Company as a group will beneficially own 38.8% of the shares of Company Common Stock outstanding if only the Lawrence Acquisition is consummated. As a result of their stock ownership, the current directors and executive officers of the ADCS Group as a group, each of Mr. Siegele and Mr. Lawrence individually, and the executive officers and directors of Holdings or the Company, as the case may be, will be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership in such persons could also have the effect of making it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Holdings or the Company, as the case may be, and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of Holdings Common Stock or Company Common Stock, as the case may be. See "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS."

  Distributions on Common Stock Unlikely. The ADCS Holders have received significant distributions with respect to certain of their ADCS Interests. If the Reorganization is consummated, Holdings expects to retain all cash from operations and does not expect to pay dividends on Holdings Common Stock. If the Reorganization is not consummated, the Company intends to retain all such earnings and expects to pay no dividends. Consequently, the ADCS Holders and the LSL Stockholders should not expect to receive dividends or distributions following the Transactions. See "RISK FACTORS--Risk Factors Related to the Company--Lack of Dividends" and "COMPARISON OF HOLDINGS COMMON STOCK AND THE ADCS INTERESTS."

  Volatility of Stock Prices. Company Common Stock has experienced, and Holdings Common Stock can be expected to experience, substantial price volatility in response to actual or anticipated quarterly variations in results of operations, announcements of technological innovations or new products by the Company, Holdings or its competitors, developments related to patents or other intellectual property rights, developments in the relationships with the customers, suppliers or strategic partners of the Company, Holdings, the ADCS Group or Lawrence, and other events or factors. In addition, any shortfall or changes in revenue, gross margins, earnings or other financial results from analysts' expectations could cause the price of Holdings Common Stock or Company Common Stock to fluctuate significantly. In recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of Holdings Common Stock or Company Common Stock.

  Potential Dilutive Effect to Stockholders. The Company believes that beneficial synergies will result from the Transactions; however, there can be no assurance that the combination of the respective businesses of the ATMI Group, the ADCS Group and Lawrence, even if achieved in an efficient, effective and timely manner, will result in combined operating results and financial condition superior to what would have been achieved by each company independently. The issuance of Holdings Common Stock (if the Reorganization is consummated) or Company Common Stock (if the Reorganization is not consummated) in connection with the Transactions could reduce the market price of Company Common Stock or Holdings Common Stock. While the Transactions are expected to be accretive (exclusive of transaction costs) to earnings of the Company or Holdings, as the case may be, for fiscal 1997, the degree of such accretion, if any, will depend on revenue growth, cost savings and/or other business synergies sufficient to offset the effect of such stock issuance. There can be no assurance that such synergies will be achieved. In addition, there can be no assurance that securityholders of each of the Company, the ADCS Group and Lawrence would not achieve greater returns on investment if the Company, the ADCS Group and Lawrence were to remain independent companies.

  Potential Benefits of Not Completing the Transactions. The continuation of the operations of the ADCS Group and Lawrence in their current forms could potentially result in the distributions of net profits among the respective ADCS Holders and LSL Stockholders, whereas, if the Reorganization is consummated, Holdings expects to retain all cash generated from operations and does not expect to pay dividends on Holdings Common Stock for the foreseeable future, and if the Reorganization is not consummated, the Company expects to retain all such cash and to pay no dividends in the foreseeable future.

  Indemnification and Escrow. The ADCS Holders will be required to indemnify the Company, Holdings and certain of their subsidiaries and affiliates, including the ADCS Group, from and against certain losses arising out of breaches of representations and warranties made by the ADCS Group and the ADCS Holders and for certain tax matters relating to the ADCS Group. As security for these obligations, the ADCS Holders will be required to deliver into escrow an aggregate of 750,000 shares of Holdings Common Stock to be received in the Exchange, 625,000 shares of which will be available solely for certain tax matters, 75,000 shares of which will be available solely for other tax matters, and 50,000 shares of which will be available for breaches of representations and warranties and for any purchase price adjustment. The Company and the ADCS Group have divergent views on any potential exposures related to the various tax matters for which there will be indemnification. The ADCS Group believes that any exposure would be immaterial, and the Company believes that any successful challenge to the tax matters is not probable. While the possible exposures, if any, are difficult to quantify, the Company believes that, regardless of the probability that liabilities arise, the potential exposures could range from $0 to $22,000,000 depending on the tax matter. The current value of the shares to be escrowed provides indemnity towards the upper range of the potential exposures. Nevertheless, if any of the contingencies were to mature into actual liabilities, there could be a material adverse effect on the Company, Holdings or any of the other parties entitled to indemnification. The LSL Stockholders have agreed to indemnify the Company, Holdings, and certain of their subsidiaries and affiliates, from and against certain losses arising out of breaches of representations and warranties made by Lawrence. As security for these obligations, the LSL Stockholders will be required to deliver into escrow an aggregate of five percent of the shares to be received by such stockholders in the Lawrence Acquisition. Under the respective agreements, the parties have agreed to time limitations during which indemnification may be sought and certain thresholds which must be reached before indemnification obligations arise. A possibility exists that the losses could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to compensate adequately the Company, Holdings and the other parties entitled to indemnification for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on the Company, Holdings or the other parties entitled to indemnification. See "THE REORGANIZATION--Indemnification and Escrow" and "THE LAWRENCE ACQUISITION--Indemnification and Escrow."

  Anti-Takeover Effect of Certain Charter and Bylaw Provisions; Possible Issuance of Preferred Stock. The Company's Restated Certificate of Incorporation and Bylaws, and Holdings' Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids or make it more difficult for a third party to acquire the Company or Holdings. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Company Common Stock or Holdings Common Stock if the Reorganization is consummated. In addition, shares of preferred stock may be issued in the future without further stockholder approval, and upon such terms and conditions, and having such rights, privileges and preferences, as the respective Board of Directors may determine. The rights of the holders of Company Common Stock or Holdings Common Stock, as the case may be, will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Neither the Company nor Holdings has any present plans to issue any shares of preferred stock. However, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of the Company or Holdings. See "DESCRIPTION OF CAPITAL STOCK OF HOLDINGS" and "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY."

  Consummation of Transactions. The ADCS Holders are not required by the terms of the Merger and Exchange Agreement to contribute their ADCS Interests to Holdings for Exchange Consideration. The LSL Stockholders are not required by the terms of the Lawrence Merger Agreement between the Company and Lawrence to effect the Lawrence Acquisition and exchange their shares of LSL Common Stock for the Lawrence Acquisition Consideration. Consequently, there can be no assurance that the Transactions will be consummated even if approved by the stockholders of the Company and if Holdings and the Company have satisfied all conditions of closing.

  Termination Fees; Foregone Business Opportunities. The Merger and Exchange Agreement and the Lawrence Merger Agreement each provide for the payment of a $5 million termination fee if the respective agreement is terminated under certain circumstances. Payment of any such fees are not secured by the assets of any of the parties; therefore, there can be no assurance that any party against whom a termination fee is assessed will have sufficient funds or will otherwise be willing or able to pay. In the event that either of the agreements is terminated, there can be no assurance that any $5 million fee payable by any party would be sufficient to cover all of the costs and expenses associated with pursuing the transaction or would be sufficient to compensate for any business opportunities that any party to which such fee was payable had to forego in favor of pursuing the Reorganization or the Lawrence Acquisition. See "THE REORGANIZATION--Termination" and "THE LAWRENCE ACQUISITION--Termination."

  Limited Scope of Tax Opinions. Ernst & Young LLP has delivered to the Company and the ADCS Group an opinion with respect to certain of the expected federal income tax consequences of the Reorganization and has delivered to the Company and Lawrence an opinion with respect to certain of the expected federal income tax consequences of the Lawrence Acquisition, copies of which are attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. Both tax opinions are limited to the matters set forth therein and do not address any other issues, including but not limited to, any state, local, foreign, consolidated return, employee benefit, and Code Section 382 issues related to the limitations on the utilization of net operating loss carryforwards, or alternative minimum tax consequences to the parties to the Transactions. The tax opinions assume that Company Common Stock, the ADCS Interests or the LSL Common Stock, as the case may be, will be held as capital assets by the holders thereof immediately prior to the respective effective times of the Transactions and do not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws. Holders of Company Common Stock, the ADCS Holders and the LSL Stockholders are advised to consult their own tax advisers as to the specific tax consequences of the Transactions to them, including the application and effect of state, local and foreign income and other tax laws. See "THE REORGANIZATION--Certain Federal Income Tax Consequences" and "THE LAWRENCE ACQUISITION--Certain Federal Income Tax Consequences."

                       COMPARATIVE PER COMMON SHARE DATA
                                  (UNAUDITED)

  The following tables set forth the book value per common share and income per common share from continuing operations of the Company, the book value per common share, cash dividends declared per common share and income per common share from continuing operations of the ADCS Group and the book value per common share and income per common share from continuing operations of Lawrence for each of the three years in the period ended December 31, 1996 and for the six months ended June 30, 1996 and 1997. The equivalent pro forma combined per common share information is based on the historical financial statements of the Company, the ADCS Group and Lawrence, as adjusted to reflect the consummation of the Exchange and the Lawrence Acquisition under the pooling-of-interests method. The equivalent pro forma combined information and equivalent pro forma per common share information are unaudited. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated or combined financial statements of the Company, the ADCS Group and Lawrence, including the related notes thereto, incorporated herein by reference or appearing elsewhere in this Proxy Statement/Prospectus, and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Proxy Statement/Prospectus.

  The Company has not paid cash dividends since inception. It is anticipated that Holdings, if the Reorganization is consummated, or the Company, if the Reorganization is not consummated, will retain all earnings, if any, for use in the expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the applicable Board of Directors and will depend, among other things, upon earnings, capital requirements, financial condition and debt covenants. In addition, neither the ADCS Group nor Lawrence has paid any dividends except for certain tax distributions paid by the ADCS Group in 1996.

  The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Reorganization and/or the Lawrence Acquisition been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods of future combined financial position.

  The following equivalent pro forma and equivalent pro forma combined book value per common share, cash dividends declared per common share and income per common share from continuing operations have been presented on an equivalent share basis under pooling-of-interests accounting and assuming the minimum number of shares issuable to the ADCS Holders of 5,468,750 at an assumed Exchange Average Closing Price of $16.00 per share and to the LSL Stockholders of 3,714,285 at an assumed Lawrence Acquisition Average Closing Price of $21.00 per share.

                                           AT DECEMBER 31, 1996 AT JUNE 30, 1997
                                           -------------------- ----------------
BOOK VALUE PER COMMON SHARE:
  Historical:
    Company...............................      $     4.15         $     4.43
    ADCS Group............................       18,102.41          20,588.26
    Lawrence..............................          811.30             929.47
  Equivalent Pro Forma:
    ADCS Group............................            2.01               2.28
    Lawrence..............................            2.18               2.50
  Equivalent Pro Forma Combined:
    Company and ADCS Group................            3.32               3.58
    Company and Lawrence..................            3.56               3.68
    Company, ADCS Group and Lawrence......            3.09               3.13

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
CASH DIVIDENDS DECLARED PER COMMON SHARE:
  Historical:
    ADCS Group................................................     $2,957.92
  Equivalent Pro Forma:
    ADCS Group................................................          0.33
  Equivalent Pro Forma Combined:
    Company and ADCS Group....................................          0.12
    Company, ADCS Group and Lawrence..........................          0.10

                                                                SIX MONTHS
                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                              ----------------------------- -------------------
                                1994      1995      1996      1996      1997
                              --------- --------- --------- --------- ---------
INCOME PER COMMON SHARE FROM
 CONTINUING OPERATIONS:
  Primary Historical:
    Company.................  $    0.35 $    0.07 $    0.35 $    0.12 $    0.26
    ADCS Group..............   3,370.31  4,296.87  7,500.44  4,227.25  2,482.54
    Lawrence................      92.40    195.32    266.84    250.18    118.18
  Equivalent Primary Pro
   Forma:
    ADCS Group..............       0.36      0.47      0.83      0.47      0.28
    Lawrence................       0.25      0.53      0.72      0.67      0.32
  Equivalent Primary Pro
   Forma Combined:
    Company and ADCS Group..       0.35      0.23      0.53      0.25      0.26
    Company and Lawrence....       0.31      0.21      0.46      0.28      0.27
    Company, ADCS Group and
     Lawrence...............       0.33      0.29      0.57      0.33      0.27

  The following equivalent pro forma and equivalent pro forma combined book value per common share, cash dividends declared per common share and income per common share from continuing operations have been presented on an equivalent share basis under pooling-of-interests accounting and assuming the maximum number of shares issuable to the ADCS Holders of 6,250,000 at an assumed Exchange Average Closing Price of $14.00 per share and to the LSL Stockholders of 4,588,235 at an assumed Lawrence Acquisition Average Closing Price of $17.00 per share.

                                           AT DECEMBER 31, 1996 AT JUNE 30, 1997
                                           -------------------- ----------------
BOOK VALUE PER COMMON SHARE:
  Historical:
    Company...............................      $     4.15         $     4.43
    ADCS Group............................       18,102.41          20,588.26
    Lawrence..............................          811.30             929.47
  Equivalent Pro Forma:
    ADCS Group............................            1.75               2.00
    Lawrence..............................            1.77               2.03
  Equivalent Pro Forma Combined:
    Company and ADCS Group................            3.15               3.40
    Company and Lawrence..................            3.33               3.43
    Company, ADCS Group and Lawrence......            2.83               2.87

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
CASH DIVIDENDS DECLARED PER COMMON SHARE:
  Historical:
    ADCS Group................................................     $2,957.92
  Equivalent Pro Forma:
    ADCS Group................................................          0.29
  Equivalent Pro Forma Combined:
    Company and ADCS Group....................................          0.11
    Company, ADCS Group and Lawrence..........................          0.09

                                                                SIX MONTHS
                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                              ----------------------------- -------------------
                                1994      1995      1996      1996      1997
                              --------- --------- --------- --------- ---------
INCOME PER COMMON SHARE FROM
 CONTINUING OPERATIONS:
  Primary Historical:
    Company.................  $    0.35 $    0.07 $    0.35 $    0.12 $    0.26
    ADCS Group..............   3,370.31  4,296.87  7,500.44  4,227.25  2,482.54
    Lawrence................      92.40    195.32    266.84    250.18    118.18
  Equivalent Primary Pro
   Forma:
    ADCS Group..............       0.32      0.41      0.73      0.41      0.24
    Lawrence................       0.20      0.43      0.58      0.55      0.26
  Equivalent Primary Pro
   Forma Combined:
    Company and ADCS Group..       0.33      0.22      0.50      0.24      0.25
    Company and Lawrence....       0.29      0.20      0.43      0.26      0.26
    Company, ADCS Group and
     Lawrence...............       0.30      0.27      0.52      0.31      0.25

                            SELECTED FINANCIAL DATA

  The following tables set forth certain selected financial data for the Company, the ADCS Group and Lawrence.

               SELECTED CONSOLIDATED FINANCIAL DATA--THE COMPANY

  The following selected consolidated financial data for the Company and its consolidated subsidiaries for the five years ended December 31, 1996 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for the six months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company. Interim unaudited data for the six months ended June 30, 1996 and 1997 reflect, in the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. Results for the six months ended June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The data set forth below should be read in conjunction with the consolidated financial statements, including the related notes thereto, and other financial information, which are incorporated by reference herein.

                                                                      SIX MONTHS
                                 YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                         ------------------------------------------ ---------------
                          1992     1993     1994     1995    1996    1996    1997
                         -------  -------  -------  ------- ------- ------- -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Total revenues.......... $ 9,271  $13,244  $19,761  $30,048 $46,350 $22,438 $26,098
Operating income
 (loss).................  (1,514)    (635)  (1,232)     185   2,933     934   2,428
Net income (loss)(a)....  (1,156)    (550)   2,636      554   3,321   1,110   2,446
Net income (loss) per
 share(b)............... $ (0.23) $ (0.10) $  0.35  $  0.07 $  0.35 $  0.12 $  0.26
                         -------  -------  -------  ------- ------- ------- -------
Weighted average shares
 outstanding(b).........   5,009    5,473    7,595    8,074   9,359   9,364   9,584
                         =======  =======  =======  ======= ======= ======= =======

                                      AT DECEMBER 31,              AT JUNE 30,
                          ---------------------------------------- -----------
                           1992     1993    1994    1995    1996      1997
                          -------  ------- ------- ------- ------- -----------
                                            (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash, cash equivalents
 and marketable
 securities.............. $ 4,538  $13,444 $12,692 $25,465 $21,406   $18,189
Working capital..........   4,678   14,050  13,341  26,224  27,103    28,253
Total assets.............  10,029   20,170  21,251  49,798  50,118    53,090
Long-term obligations,
 less current portion....   1,465      896   1,236   5,434   5,004     4,784
Minority interest........   3,447    3,179     --      --      --        --
Stockholders' equity
 (deficiency)............  (6,440)  12,099  14,785  32,897  36,393    39,017

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA--THE COMPANY

  (a) Net income in 1994 includes a non-recurring net gain of approximately $3,593,000 related to the restructuring of the Company's joint venture and costs incurred in the acquisition of Vector Technical Group, Inc. ("Vector").

  (b) The calculation of net income (loss) per share and weighted average shares outstanding gives effect to: (i) shares issued in conjunction with the 1994 acquisition of Vector (accounted for as a pooling of interests) as if the acquisition occurred prior to all periods presented, (ii) the conversion of all previously outstanding shares of Convertible Preferred Stock of the Company into 4,040,039 shares of Company Common Stock, and (iii) the payment of a dividend of 76,102 shares of Company Common Stock to certain holders of Convertible Preferred Stock of the Company effective upon the closing of the Company's initial public offering, in each case for all periods presented although such inclusion is antidilutive.

               SELECTED COMBINED FINANCIAL DATA--THE ADCS GROUP

  The following selected combined financial data for the ADCS Group for the two years ended December 31, 1996 are derived from the audited combined financial statements of the ADCS Group. The selected combined financial data for the three years ended December 31, 1994 and the six months ended June 30, 1996 and 1997 are derived from the unaudited combined financial statements of the ADCS Group. Interim unaudited data for the six months ended June 30, 1996 and 1997 reflect, in the opinion of management of the ADCS Group, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. Results for the six months ended June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The data set forth below should be read in conjunction with the combined financial statements, including the related notes thereto, and other financial information, which are included in this Proxy Statement/Prospectus.

                                                                             SIX MONTHS
                                     YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                         ----------------------------------------------- -------------------
                          1992     1993      1994      1995     1996(b)    1996      1997
                         ------- --------- --------- --------- --------- --------- ---------
                            (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)
COMBINED STATEMENT OF
 OPERATIONS DATA:
Total revenues.......... $ 3,349 $   4,459 $   7,821 $  15,715 $  22,041 $  10,988 $  10,441
Operating income........     626     1,271     2,910     3,957     6,897     2,984     2,231
Net income..............     467       866     1,975     2,581     4,544     2,561     1,504
Net income per common
 share(a)............... $796.93 $1,477.82 $3,370.31 $4,296.87 $7,500.44 $4,227.25 $2,482.54
                         ------- --------- --------- --------- --------- --------- ---------
Weighted average shares
 outstanding(a).........     586       586       586  600.6694  605.8308  605.8308  605.8308
                         ======= ========= ========= ========= ========= ========= =========

                                        AT DECEMBER 31,
                              ------------------------------------ AT JUNE 30,
                               1992   1993   1994   1995    1996      1997
                              ------ ------ ------ ------- ------- -----------
                                               (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and
 marketable securities....... $1,056 $1,058 $2,741 $ 4,564 $ 3,768   $3,342
Working capital..............    928  1,467  2,929   4,836   7,092    8,178
Total assets.................  1,920  2,504  5,728  10,249  12,741   14,517
Long-term obligations, less
 current portion.............    --     --     387     164     172      181
Minority interest............    --     --       6     535     545      572
Stockholders' equity.........  1,293  2,159  4,134   6,776  10,967   12,473

NOTES TO SELECTED COMBINED FINANCIAL DATA--THE ADCS GROUP

  (a) If the calculation of net income per common share and the weighted average shares outstanding were presented on an equivalent share basis under pooling-of-interests accounting, assuming an Exchange Average Closing Price of $16.00 per share, a minimum of 5,468,750 shares of Holdings Common Stock would be issuable in exchange for the ADCS Interests, and net income per share would be $0.09, $0.16, $0.36, $0.47 and $0.83 for the years ended December 31, 1992,
1993, 1994, 1995 and 1996, respectively, and $0.47 and $0.28 for the six months ended June 30, 1996 and 1997, respectively. Assuming an Exchange Average Closing Price of $14.00 per share, a maximum of 6,250,000 shares of Holdings Common Stock would be issuable in exchange for the ADCS Interests, and net income per share would be $0.07, $0.14, $0.32, $0.41 and $0.73 for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $0.41 and $0.24 for the six months ended June 30, 1996 and 1997, respectively.

  (b) Net income and net income per common share for the year ended December 31, 1996 have been presented to include tax amounts as if the ADCS Group were a C Corporation for the full year. Actual net income and net income per common share, based on the ADCS Group's historical financial statements, were $6,027,000 and $9,948.32, respectively, as a result of the ADCS Group's S-Corporation status for a portion of the year ended December 31, 1996.

                  SELECTED COMBINED FINANCIAL DATA--LAWRENCE

  The following selected combined financial data for Lawrence for the four years ended December 31, 1996 are derived from the audited combined financial statements of Lawrence. The selected combined financial data for the year ended December 31, 1992 and the six months ended June 30, 1996 and 1997 are derived from the unaudited combined financial statements of Lawrence. Interim unaudited data for the six months ended June 30, 1996 and 1997 reflect, in the opinion of management of Lawrence, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. Results for the six months ended June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The data set forth below should be read in conjunction with the combined financial statements, including the related notes thereto, and other financial information, which are included in this Proxy Statement/Prospectus.

                                                                            SIX MONTHS
                                    YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                         ------------------------------------------------------------------
                           1992     1993     1994     1995     1996(b)    1996      1997
                         -------- -------- -------- --------- ------------------- ---------
                            (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)
COMBINED STATEMENT OF
 INCOME DATA:
Total revenues.......... $  3,572 $  5,365 $  7,178 $  14,409 $  20,271 $  10,594 $   9,495
Operating income........      903    1,498    2,054     4,724     5,172     4,445     2,435
Net income..............      448      734      924     1,953     2,668     2,502     1,182
Net income per common
 share(a)............... $  44.80 $  73.40 $  92.40 $  195.32 $  266.84 $  250.18 $  118.18
                         -------- -------- -------- --------- --------- --------- ---------
Weighted average shares
 outstanding(a).........   10,000   10,000   10,000    10,000    10,000    10,000    10,000
                         ======== ======== ======== ========= ========= ========= =========

                                        AT DECEMBER 31,
                             -------------------------------------- AT JUNE 30,
                              1992   1993    1994    1995    1996      1997
                             ------ ------  ------- ------- ------- -----------
                                              (IN THOUSANDS)
COMBINED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 marketable securities.....  $  155 $  263  $ 1,041 $ 3,789 $ 5,638   $ 2,902
Working capital
 (deficiency)..............     527   (113)     854   3,161   2,145       (74)
Total assets...............   5,817  6,844   14,016  18,579  30,577    33,434
Long-term obligations, less
 current portion...........   2,931  1,550    6,397   6,559  10,674    10,467
Stockholders' equity.......   1,833  2,567    3,491   5,444   8,113     9,295

NOTES TO SELECTED COMBINED FINANCIAL DATA--LAWRENCE

  (a) Weighted average shares outstanding reflect the outstanding shares of LSL Common Stock. If the calculation of net income per common share and the weighted average shares outstanding were presented on an equivalent share basis under pooling-of-interests accounting, assuming a Lawrence Acquisition Average Closing Price of $21.00 per share, a minimum of 3,714,285 shares of Holdings Common Stock or Company Common Stock, as the case may be, would be issuable in exchange for all of the LSL Common Stock, and net income per share would be $0.12, $0.20, $0.25, $0.53 and $0.72 for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $0.67 and $0.32 for the six months ended June 30, 1996 and 1997, respectively. Assuming a Lawrence Acquisition Closing Price of $17.00 per share, a maximum of 4,588,235 shares of Holdings Common Stock or Company Common Stock, as the case may be, would be issuable, and net income per share would be $0.10, $0.16, $0.20, $0.43 and $0.58 for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $0.55 and $0.26 for the six months ended June 30, 1996 and 1997, respectively.

  (b) During 1996, Lawrence recorded an accrual for $2,000,000 in connection with a patent infringement litigation settlement thereby reducing operating income.

                              THE ANNUAL MEETING

INTRODUCTION

  This Proxy Statement/Prospectus is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Company Board of Directors for the Annual Meeting.

PLACE, DATE AND TIME OF ANNUAL MEETING

  The Annual Meeting will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811, on October 10, 1997 at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED

  At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect the Company Board of Directors; (2) to consider and vote on a proposal to approve and adopt the Merger and Exchange Agreement; (3) to consider and vote on a proposal to approve and adopt the Lawrence Merger Agreement; (4) to approve the Amendment; (5) to consider and vote on a proposal to approve and adopt the 1997 Stock Plan; and (6) to transact such other business as may properly come before the Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The Company Board of Directors has fixed the close of business on September 10, 1997 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record of the Company at the close of business on the Record Date have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof and will be entitled to one vote for each share of Company Common Stock held. As of the Record Date, there were 8,816,455 shares of Company Common Stock outstanding, held by approximately 203 holders of record.

VOTES REQUIRED

  The presence, in person or by proxy, of the holders of a majority of the shares of Company Common Stock entitled to be voted at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the Annual Meeting for purposes of determining whether a quorum has been achieved.

  The election of Company directors will require the affirmative vote of a plurality of the shares of Company Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares and broker non-votes with respect to the election of Company directors will not be included in determining whether nominees have received the vote of such plurality.

  The affirmative vote of a majority of the shares of Company Common Stock outstanding as of the Record Date is required to approve and adopt the Merger and Exchange Agreement and the Lawrence Merger Agreement. Accordingly, abstentions and broker non-votes will have the effect of votes against the Merger and Exchange Agreement and/or the Lawrence Merger Agreement, as the case may be. Brokers who hold shares of Company Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

  The affirmative vote of a majority of the shares of Company Common Stock outstanding as of the Record Date is required to approve the Amendment. Accordingly, abstentions and broker non-votes will have the effect of votes against the Amendment.

  Approval of the 1997 Stock Plan will require the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares with respect to voting on the 1997 Stock Plan will have the effect of a vote against the 1997 Stock Plan; broker non-votes, with respect to voting on the 1997 Stock Plan, will have no effect on the outcome of the vote.

  As of the Record Date, the directors and executive officers of the Company, and their affiliates, owned 430,046 shares of Company Common Stock (representing 4.9% of the total outstanding shares of Company Common Stock as of such date).

PROXIES

  Shares of Company Common Stock represented by a properly executed proxy received by the Company will be voted at the Annual Meeting in accordance with the instructions thereon, unless such proxy is properly revoked prior to the Annual Meeting. Shares of Company Common Stock represented by properly executed proxies that do not contain instructions to the contrary will be voted FOR the election of the nominees for Company directors named herein, FOR approval of the Merger and Exchange Agreement, FOR approval of the Lawrence Merger Agreement, FOR approval of the Amendment, FOR approval of the 1997 Stock Plan and in the discretion of the proxy holder as to any other matter that may properly come before the Annual Meeting. The Company Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the election of Company directors, the proposal to approve the Merger and Exchange Agreement, the proposal to approve the Lawrence Merger Agreement, the approval of the Amendment and the proposal to approve the 1997 Stock Plan. Proxies are being solicited hereby on behalf of the Company Board of Directors.

  Any stockholder of the Company may revoke such stockholder's proxy at any time before it is voted by executing and delivering to the Company a proxy bearing a later date, by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, or by voting in person at the Annual Meeting.

EXPENSES; SOLICITATION

  The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company may solicit proxies by telephone, telegram or by personal interview. Such persons will receive no additional compensation for such services. The Company has retained Morrow & Company, Inc., New York, to assist in the solicitation and sending of proxy material. The Company will pay approximately $6,000 for these services.

                         ELECTION OF COMPANY DIRECTORS
                                 (PROPOSAL 1)

  The Company Board of Directors has nominated each of the nominees set forth below as a director of the Company to serve until the next annual meeting of the stockholders of the Company and until his successor is elected and qualified or until his earlier resignation or removal. Each nominee is currently a director of the Company. All of the nominees have indicated a willingness to serve as directors, but if for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which the Company Board of Directors does not expect, a different person designated by the Company Board of Directors may be nominated in his stead. All of the nominees will also constitute five of the (i) six members of the Board of Directors of Holdings if only the Reorganization is consummated,
(ii) six members of the Company Board of Directors if only the Lawrence Acquisition is consummated, or (iii) seven members of the Board of Directors of Holdings if both Transactions are consummated. Duncan W. Brown, Ph.D. and Gary A. Andersen have completed their terms as directors and will not be standing for reelection at the Annual Meeting.

  THE COMPANY BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR SUCH NOMINEES.

  The following sets forth the name and age of each nominee and the positions and offices held by him, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the Company.

  EUGENE G. BANUCCI, PH.D., age 54, a founder of the Company, has served as President, Chief Executive Officer, Chairman of the Board and a director since 1986. Previously, Dr. Banucci served in a variety of executive and managerial positions. From 1984 to 1986, he was a director of American Cyanamid Company's Chemical Research Division, with responsibility for the research, development and technical service activities of the Chemicals Group.

  MARK A. ADLEY, age 38, has served as a director of the Company since 1991. Since 1996, Mr. Adley has been a Managing Director at Credit Suisse First Boston Corporation ("CSFBC"). From 1994 to 1996, he served as a Director at CSFBC. From 1992 through 1993, Mr. Adley served as an investment manager for Clipper Asset Management Corporation, the General Partner of The Clipper Group, L.P. ("Clipper"). During 1991, Mr. Adley served as an investment manager for Clipper. Mr. Adley was a Director at CS First Boston Merchant Bank during 1990 and, at The First Boston Corporation, was a Vice President from 1989 to 1990 and an Associate from 1985 to 1988.

  JOHN A. ARMSTRONG, PH.D., age 63, has served as a director of the Company since 1993. Dr. Armstrong is currently a visiting professor of physics at the Massachusetts Institute of Technology. Previously, he was Vice President of Science and Technology for IBM from 1987 until his retirement in 1993.

  ROBERT S. HILLAS, age 48, has served as a director of the Company since 1987. Mr. Hillas has been a Managing Director of E.M. Warburg, Pincus & Co. LLC since 1993. From 1985 to 1992, Mr. Hillas served as a General Partner of DSV Management Ltd., the General Partner of DSV Partners IV, a venture capital limited partnership, and from 1981 to 1992, as a General Partner of DSV Partners III, a venture capital limited partnership.

  STEPHEN H. MAHLE, age 51, has served as a director of the Company since 1996. Mr. Mahle has been President of the Brady Pacing Business, a division of Medtronic, Inc., a medical device manufacturer, since 1995. From 1989 to 1995, Mr. Mahle served as Vice President and General Manager of the Brady Pacing Business. Previously, Mr. Mahle served in a variety of marketing and product development roles for Medtronic, Inc.

  Upon consummation of the Reorganization, the above nominees, if elected, would also serve as directors of Holdings. Immediately following the consummation of the Reorganization, Stephen H. Siegele will be appointed as a Class III director of Holdings. Mr. Siegele, age 37, a co-founder of the ADCS Group, has served as a director of the ADCS Group since its inception in 1988. Since 1994, Mr. Siegele has served as the President and Chief Executive Officer of the ADCS Group. From 1988 to 1994, Mr. Siegele served as a Vice President of the ADCS Group. Prior to that time, Mr. Siegele served in sales and engineering positions at Intel Corporation and Olin Hunt Specialty Products, Inc. In addition, if both Transactions are consummated, Lamonte H. Lawrence will be appointed as a Class II director of Holdings immediately following the consummation of the Transactions. If only the Lawrence Acquisition is consummated, Mr. Lawrence will be appointed as a director of the Company. Mr. Lawrence, age 58, the founder of Lawrence, has served as the President and Chief Executive Officer of Lawrence since its inception in 1988. Prior to that time, Mr. Lawrence served as an independent consultant. See "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS--Management."

COMPANY BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The standing committees of the Company Board of Directors are the Audit Committee and the Compensation Committee. The Company Board of Directors does not have a standing nominating committee.

  The Audit Committee is currently comprised of Mark A. Adley and Robert S. Hillas. The Audit Committee oversees the Company's system of internal accounting controls, recommends to the Company Board of Directors the appointment of a firm of independent certified auditors to conduct the annual audit of the Company's financial statements, reviews the scope of the audit, reviews reports from the independent certified auditors, and makes such recommendations to the Company Board of Directors in connection with the annual audit as it deems appropriate. The Audit Committee met twice during 1996.

  The Compensation Committee is currently comprised of Gary A. Andersen and John A. Armstrong. The Compensation Committee reviews the compensation of officers of the Company and the Company's compensation policies and practices. The Compensation Committee also administers the Company's 1987 and 1995 Stock Plans, including the grant of stock options thereunder. The Compensation Committee met twice during 1996.

  The Company Board of Directors held five meetings during 1996. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Company Board of Directors and (ii) the total number of meetings held by all committees of the Company Board of Directors on which such director served.

COMPANY DIRECTORS' COMPENSATION

  The Company's directors do not receive any cash compensation for service on the Company Board of Directors or any committee thereof but are reimbursed for expenses incurred in connection with attending meetings of the Company Board of Directors and any committee thereof. In October 1993, the Company granted options for the purchase of 22,500 shares of Company Common Stock to John A. Armstrong in consideration of consulting services performed for the Company. The exercise price of the options is $3.55 per share, which was the fair market value of Company Common Stock on the date of grant, and the options vest ratably over five years on each of the first five anniversary dates of the grant date. In May 1994, the Company granted options for the purchase of 22,500 shares of Company Common Stock to Gary A. Andersen in consideration of his services on the Company Board of Directors. The exercise price of the options is $5.00 per share, which was the fair market value of Company Common Stock on the date of grant, and the options vest ratably over five years on each of the first five anniversary dates of the grant date. In December 1994, the Company granted options for the purchase of 22,500 shares of Company Common Stock to Robert S. Hillas in consideration of his services on the Company Board of Directors. The exercise price of the options is $5.50 per share, which was the fair market value of Company Common Stock on the date of grant, and the options were immediately vested as to 50% of the grant in consideration of past service on the Company Board of Directors and vested as to the remaining 50% of the grant on December 9, 1995. In May 1995, the Company granted options for the purchase of 22,500 shares of Company Common Stock to Mark A. Adley in consideration of his services on the Company Board of Directors. The exercise price of the options is $8.50 per share, which was the fair market value of Company Common Stock on the date of grant, and the options were immediately vested as to 40% of the grant in consideration of past service on the Company Board of Directors and the remaining 60% vest ratably over three years on each of the first three anniversary dates of the grant date. In March 1996, the Company granted options for the purchase of 22,500 shares of Company Common Stock to Stephen
H. Mahle in consideration of his services on the Company Board of Directors. The exercise price of the options is $10.50 per share, which was the fair market value of Company Common Stock on the date of grant, and the options vest ratably over five years on each of the first five anniversary dates of the grant date.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  The following table sets forth certain information regarding the compensation paid by the Company to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers for services in all capacities to the Company and its subsidiaries for the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION
                                                       ------------
                                                          AWARDS
                                                       ------------
                                  ANNUAL COMPENSATION   SECURITIES   ALL OTHER
                                  --------------------  UNDERLYING    COMPEN-
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) OPTIONS (#)  SATION($)(1)
- ---------------------------  ---- ---------- --------- ------------ ------------
Eugene G. Banucci..........  1996  181,300    40,000         --        2,121
 President, Chief Executive  1995  155,250    40,000      35,000       2,875
 Officer                     1994  145,300    40,000         --        1,530
 and Chairman of the Board
Peter S. Kirlin............  1996  111,100    30,000         --          --
 Executive Vice President    1995   96,560    35,000      25,000         400
                             1994   91,300    20,000         --          --
Daniel P. Sharkey..........  1996  110,000    20,000         --        1,678
 Vice President, Chief       1995  103,000    25,000      15,000       1,583
 Financial                   1994   98,000    20,000         --          529
 Officer and Treasurer
Ward C. Stevens............  1996  101,000    25,000         --          890
 Vice President, Secretary   1995   96,000    10,000       5,000       1,823
                             1994   93,000    10,000         --          579
Nicholas J. Wood(2)........  1996  121,200    15,000         --          --
 Vice President--Marketing   1995   41,667    16,526      36,000         --
                             1994      --        --          --          --

- --------
(1) Represents premiums paid for life insurance and long term disability policies of which the Company is not the beneficiary and flexible spending contributions toward health care costs not covered by Company plans.
(2) Mr. Wood joined the Company on August 28, 1995.

OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth information concerning option holdings as of December 31, 1996 with respect to the individuals named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES                 UNDERLYING UNEXERCISED     IN-THE MONEY OPTIONS
                          ACQUIRED                 OPTIONS AT FY-END(#)         AT FY-END($)(1)
                             ON         VALUE    ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ----------- ----------- ----------- ------------- ----------- -------------
Eugene G. Banucci.......      --           --      103,975      30,400      1,651,194     238,100
Peter S. Kirlin.........    6,000       73,679      54,234      25,540        847,573     236,057
Daniel P. Sharkey.......    4,000       50,222      69,875      21,000      1,103,247     214,750
Ward C. Stevens.........    9,375      121,245      74,725       5,400      1,231,315      44,850
Nicholas J. Wood........      --           --        7,200      28,800         39,600     158,400

- --------
(1) Based on the fair market value of the Company's Common Stock as of December 31, 1996 ($17.25) minus the exercise price of the options.

NON-COMPETITION AGREEMENTS

  Eugene G. Banucci, Peter S. Kirlin and Ward C. Stevens are parties to agreements with the Company containing covenants not to compete with the Company during their employment and for two years thereafter. Eugene G. Banucci, Peter S. Kirlin and Daniel P. Sharkey will also enter into employment agreements, which include covenants not to compete, with the Company effective upon the consummation of the Reorganization. See "THE REORGANIZATION-- Employment Agreements."

COMPENSATION COMMITTEE REPORT

  The Compensation Committee, which is comprised of non-employee directors of the Company, is responsible for administering the Company's executive compensation program and reviewing and making recommendations to the Company Board of Directors with respect to the compensation of executive officers and other senior management and the Company's overall compensation policy. In connection with such responsibilities, the Compensation Committee has authority to administer the Company's 1987 and 1995 Stock Plans, including the grant of stock options and other awards thereunder. All other actions of the Compensation Committee are subject to the approval of the Company Board of Directors.

  The Company's executive compensation program is intended to attract and retain talented executives and senior management by offering competitive compensation opportunities. Furthermore, the Company's compensation program is designed to motivate and reward high-performing individuals based on variable compensation tied to overall corporate, separate business unit and individual performance and the creation of stockholder value. The Company's philosophy is that the combination of performance-based and stock-based compensation serves to maximize annual and long-term results and, ultimately, stockholder value. The components of the Company's executive compensation program include base salary, annual cash and stock option incentives and long-term stock option incentives. The Compensation Committee has discretion as to the components awarded in a particular year to each executive officer.

 Components of Executive Compensation

  Base Salary. The Compensation Committee annually reviews officers' base salaries. The Compensation Committee evaluates management's recommendations based on the results achieved by each officer relative to the assigned goals of the recently completed year as well as competitive salary practices of other similar companies.

  Annual Incentives. Annual incentives are designed to provide officers with a potential cash and/or stock option award based on the achievement of annual financial and operating objectives. These objectives and potential award amounts are approved by the Compensation Committee and the Company Board of Directors on an annual basis in advance and are based upon operating plans approved by the Company Board of Directors. The Compensation Committee approves specific objectives for each officer.

  In 1996, these objectives included the performance of business divisions, the achievement of budgeted financial performance and the successful completion of certain other strategic transactions. The Compensation Committee determined cash bonus awards for each executive officer at the end of 1996 based upon the achievement of specified objectives for each officer.

  For 1997 and future years, the Compensation Committee intends to continue to consider utilizing both stock option grants and cash bonus awards to reward the achievement of annual objectives. Accordingly, the relative mix of stock-based versus cash incentives may differ from that utilized in 1996.

  Long-term Incentives. The Compensation Committee may also grant to officers stock options under the Company's 1987 and 1995 Stock Plans that are distinct from stock options granted as annual incentives. These options, which vest over time, are awarded to officers based on their continued contribution to the Company's achievement of financial and operating objectives. These awards are designed to align the interests of the Company's officers with the interests of the Company's stockholders and to motivate the Company's officers to remain focused on the overall long-term performance of the Company. No such stock options were granted during 1996.

 Chief Executive Officer Compensation

  During 1996, the Company's most highly compensated executive officer was its Chief Executive Officer, Eugene G. Banucci. Dr. Banucci participates in the same executive compensation program provided to other executive officers and senior management of the Company as described above. Approximately 50% of the increase in Dr. Banucci's base salary is based on the Company's financial performance, primarily earnings per share and revenue growth, in the previous fiscal year. The other 50% is based on fulfillment of a series of objectives during the previous fiscal year established at the beginning of the year by the Compensation Committee in consultation with the Chief Executive Officer. The objectives used to determine base salary for fiscal 1996 consisted of new product introductions, market share growth and exceeding certain financial objectives. In 1996, Dr. Banucci received a base salary of $181,300, which included a 17% increase over his base salary in 1995. Dr. Banucci also received a cash bonus for 1996 of $40,000 based upon the achievement of his specified objectives during 1996.

                                          Compensation Committee:

                                          Gary A. Andersen
                                          John A. Armstrong

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on Company Common Stock with the return on the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stock Index. The measurement assumes a $100 investment as of November 23, 1993 (the first day of public trading after the Company's initial public offering) with all dividends reinvested. The data presented are on a semi-annual basis from the time of the Company's initial public offering to the end of fiscal 1996.

                             [GRAPH APPEARS HERE]



                                                 Electronic Component
               ATMI      Nasdaq (U.S.)                    Stock Index
11/93           100               100                             100
12/93            84               105                             103
 6/94            68                96                              98
12/94            85               103                             113
 6/95           150               128                             202
12/95           143               145                             188
 6/96           193               165                             213
12/96           246               180                             325

   PRINCIPAL COMPANY STOCKHOLDERS AND STOCK OWNERSHIP OF COMPANY MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of Company Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of the outstanding Company Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them.

 NAME AND ADDRESS OF BENEFICIAL
           OWNER                           SHARES BENEFICIALLY OWNED PERCENT OF CLASS
- ------------------------------             ------------------------- ----------------
     J.P. Morgan & Co., Incorporated(1)
      60 Wall Street
      New York, NY 10260.................           974,400                11.1%
     Eugene G. Banucci(2)................           309,682                 3.5%
     Ward C. Stevens(3)..................           175,639                 2.0%
     Duncan W. Brown(4)..................           172,771                 1.9%
     Daniel P. Sharkey(5)................            74,375                   *
     Peter S. Kirlin(5)..................            54,234                   *
     Robert S. Hillas(6).................            30,977                   *
     Mark A. Adley(7)....................            21,000                   *
     John A. Armstrong(5)................            18,000                   *
     Nicholas J. Wood(5).................            14,400                   *
     Gary A. Andersen(5).................            13,500                   *
     Stephen H. Mahle(8).................             4,600                   *
     All directors and executive officers
      as a group (11 persons)(9).........           889,178                 9.6%

- --------
*   Less than 1%
(1) The shares shown as beneficially owned by J.P. Morgan & Co., Incorporated were those reported as beneficially owned by it in its Form 13F-E for the quarter ended March 31, 1997 filed with the SEC. Such form indicates that J.P. Morgan & Co., Incorporated has sole voting power with respect to 560,700 shares and sole dispositive power with respect to all 974,400 shares.
(2) Includes 103,975 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 5,659 shares either owned by Dr. Banucci's spouse or issuable upon exercise of options within 60 days of the Record Date by Dr. Banucci's spouse. Dr. Banucci disclaims beneficial ownership of the shares held by his spouse.
(3) Includes 71,600 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 5,537 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Stevens' spouse and 4,580 shares owned by his children. Dr. Stevens disclaims beneficial ownership of the shares held by his spouse and children.
(4) Includes 69,637 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 4,634 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Brown's spouse. Dr. Brown disclaims beneficial ownership of the shares held by his spouse.

(5) Consists entirely of shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(6) Includes 11,250 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(7) Includes 18,000 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(8) Includes 4,500 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(9) Includes 459,132 shares issuable to executive officers and directors pursuant to options which are exercisable within 60 days of the Record Date.

                     SELECTED PRO FORMA CONDENSED COMBINED
                                FINANCIAL DATA
                                  (UNAUDITED)

  The following summary selected pro forma condensed combined financial data should be read in conjunction with the pro forma condensed combined financial statements and related notes thereto included elsewhere in this Proxy Statement/Prospectus. The pro forma information is based on the historical financial statements of the Company, the ADCS Group and Lawrence, which are incorporated by reference or included in this Proxy Statement/Prospectus, giving effect to the Exchange and the Lawrence Acquisition each under the pooling-of-interests method. The pro forma balance sheet gives effect to the Exchange and the Lawrence Acquisition as if they had occurred on June 30, 1997. The pro forma condensed balance sheet reflects an estimated $3,500,000 charge for transaction costs (approximately $2,000,000 for the Reorganization and $1,500,000 for the Lawrence Acquisition) expected to be incurred in connection with the Exchange and the Lawrence Acquisition, and a fee of approximately $750,000 to Lawrence's investment banker and a break-up fee payable by Lawrence in connection with another transaction of approximately $1,800,000 to be incurred upon consummation of the Lawrence Acquisition. However, because these charges are nonrecurring, they have not been reflected in the pro forma condensed combined statements of operations. The selected pro forma condensed combined financial data may not be indicative of the results that would have occurred if the Transactions had been consummated as of the dates indicated or the operating results which may be obtained by Holdings or the Company in the future. The stockholders of the Company, the ADCS Holders and the LSL Stockholders should carefully consider all of the pro forma information since only the Reorganization may be consummated, only the Lawrence Acquisition may be consummated or both Transactions may be consummated.

              PRO FORMA THE COMPANY, THE ADCS GROUP AND LAWRENCE

                                                                 SIX MONTHS
                                       YEAR ENDED DECEMBER 31, ENDED JUNE 30,
                                       ----------------------- ---------------
                                       1994(C)  1995    1996    1996    1997
                                       ------- ------- ------- ------- -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Total revenues........................ $34,760 $60,172 $88,662 $44,020 $46,034
Operating income......................   3,732   8,866  15,002   8,363   7,094
Net income............................   5,535   5,088  10,533   6,173   5,132
Net income per common share(a)........ $  0.33 $  0.29 $  0.57 $  0.33 $  0.27
                                       ------- ------- ------- ------- -------
Equivalent weighted average shares
 outstanding (minimum)(a).............  16,778  17,257  18,542  18,547  18,767
                                       ======= ======= ======= ======= =======
Net income per common share(b)........ $  0.30 $  0.27 $  0.52 $  0.31 $  0.25
                                       ------- ------- ------- ------- -------
Equivalent weighted average shares
 outstanding (maximum)(b).............  18,433  18,912  20,197  20,203  20,421
                                       ======= ======= ======= ======= =======

                                                                AT JUNE 30, 1997
                                                                ----------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...............     $ 24,433
Working capital................................................       31,971
Total assets...................................................      100,115
Long-term obligations, less current portion....................       17,494
Stockholders' equity...........................................       56,399

                    PRO FORMA THE COMPANY AND THE ADCS GROUP

                                                              SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,     JUNE 30,
                                      ----------------------- -----------------
                                      1994(c)  1995    1996     1996     1997
                                      ------- ------- ------- -------- --------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Total revenues......................  $27,582 $45,763 $68,391 $ 33,426 $ 36,539
Operating income....................    1,678   4,142   9,830    3,918    4,659
Net income..........................    4,611   3,135   7,865    3,671    3,950
Net income per common share(a)......  $  0.35 $  0.23 $  0.53 $   0.25 $   0.26
                                      ------- ------- ------- -------- --------
Equivalent weighted average shares
 outstanding (minimum)(a)...........   13,064  13,543  14,828   14,833   15,052
                                      ======= ======= ======= ======== ========
Net income per common share(b)......  $  0.33 $  0.22 $  0.50 $   0.24 $   0.25
                                      ------- ------- ------- -------- --------
Equivalent weighted average shares
 outstanding (maximum)(b)...........   13,845  14,324  15,609   15,614   15,834
                                      ======= ======= ======= ======== ========

                                                                AT JUNE 30, 1997
                                                                ----------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...............     $21,531
Working capital................................................      36,095
Total assets...................................................      67,798
Long-term obligations, less current portion....................       4,965
Stockholders' equity...........................................      51,154

                       PRO FORMA THE COMPANY AND LAWRENCE

                                                              SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,     JUNE 30,
                                      ----------------------- -----------------
                                      1994(c)  1995    1996     1996     1997
                                      ------- ------- ------- -------- --------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Total revenues......................  $26,939 $44,457 $66,621 $ 33,032 $ 35,593
Operating income....................      822   4,909   8,105    5,379    4,863
Net income..........................    3,560   2,507   5,989    3,612    3,628
Net income per common share(a)......  $  0.31 $  0.21 $  0.46 $   0.28 $   0.27
                                      ------- ------- ------- -------- --------
Equivalent weighted average shares
 outstanding (minimum)(a)...........   11,309  11,788  13,073   13,079   13,298
                                      ======= ======= ======= ======== ========
Net income per common share(b)......  $  0.29 $  0.20 $  0.43 $   0.26 $   0.26
                                      ------- ------- ------- -------- --------
Equivalent weighted average shares
 outstanding (maximum)(b)...........   12,183  12,662  13,947   13,953   14,172
                                      ======= ======= ======= ======== ========

                                                                AT JUNE 30, 1997
                                                                ----------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...............     $21,091
Working capital................................................      25,793
Total assets...................................................      87,071
Long-term obligations, less current portion....................      17,313
Stockholders' equity...........................................      45,926

         NOTES TO SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  (a) Net income per common share has been computed based upon the combined weighted average number of common shares outstanding of the Company and the equivalent shares exchanged in the pooling of interests for the Exchange of 5,468,750 shares and for the Lawrence Acquisition of 3,714,285 shares, which reflect the minimum number of shares issuable, assuming an Exchange Average Closing Price of $16.00 per share and a Lawrence Acquisition Average Closing Price of $21.00 per share.

  (b) Net income per common share has been computed based upon the combined weighted average number of common shares outstanding of the Company and the equivalent shares exchanged in the pooling of interests for the Exchange of 6,250,000 shares and for the Lawrence Acquisition of 4,588,235 shares, which reflect the maximum number of shares issuable, assuming an Exchange Average Closing Price of $14.00 per share and a Lawrence Acquisition Average Closing Price of $17.00 per share.

  (c) Net income in 1994 includes a non-recurring net gain of approximately $3,593,000 related to the restructuring of the Company's joint venture and costs incurred in the acquisition of Vector.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined balance sheet at June 30, 1997 and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 give effect to the transactions contemplated by the Merger and Exchange Agreement pursuant to which the Company will become a wholly-owned subsidiary of Holdings and each share of Company Common Stock will be converted into one share of Holdings Common Stock at the Effective Time and the ADCS Interests will be simultaneously exchanged at the Closing Date for a minimum of 5,468,750 shares and a maximum of 6,250,000 shares of Holdings Common Stock, as if the Reorganization had occurred on January 1, 1994 for purposes of the combined statements of operations and at June 30, 1997 for the combined balance sheet. The unaudited pro forma condensed combined balance sheet at June 30, 1997 and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 also give effect to the Lawrence Acquisition pursuant to which each outstanding share of LSL Common Stock will be converted at the Lawrence Effective Time into a minimum of 3,714,285 shares and a maximum of 4,588,235 shares of Holdings Common Stock or Company Common Stock, as the case may be. The pro forma information gives effect to the Reorganization and the Lawrence Acquisition under the pooling-of-interests method and to the adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined financial statements may not be indicative of the results that would have occurred if the Transactions had been consummated as of the dates indicated or the operating results which may be obtained by Holdings or the Company in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated audited financial statements, including the related notes thereto, and other financial information included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in the Company's Quarterly Reports on Form 10-Q for the three month period ended June 30, 1997; in the ADCS Group's combined financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997; and in Lawrence's combined financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

  The Reorganization and the Lawrence Acquisition are independent transactions, and consummation of neither transaction is conditioned upon consummation of the other transaction. Although there can be no assurance, each of the Company, the ADCS Group and Lawrence intends for the Reorganization and the Lawrence Acquisition to be consummated simultaneously. The stockholders of the Company, the ADCS Holders and the LSL Stockholders should carefully consider all of the pro forma information since only the Reorganization may be consummated, only the Lawrence Acquisition may be consummated or both Transactions may be consummated.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                                                       PRO FORMA
                                                              PRO FORMA                        PRO FORMA               COMPANY,
                                                               COMPANY                          COMPANY                  ADCS
                                              PRO FORMA       AND ADCS            PRO FORMA       AND     PRO FORMA    GROUP AND
                          COMPANY ADCS GROUP ADJUSTMENTS        GROUP   LAWRENCE ADJUSTMENTS   LAWRENCE  ADJUSTMENTS   LAWRENCE
                          ------- ---------- -----------      --------- -------- -----------   --------- -----------   ---------
ASSETS
Current assets:
 Cash, cash equivalents
  and marketable
  securities............  $18,189  $ 3,342                     $21,531  $ 2,902                 $21,091                $ 24,433
 Accounts receivable,
  net...................   12,527    3,010                      15,537    6,348                  18,875                  21,885
 Inventories............    4,698    2,315                       7,013    1,660                   6,358                   8,673
 Other..................    2,128      802     $ 1,664 (e)                  626    $ 1,664 (e)             $ 1,664 (e)
                                                (1,473)(f)       3,121              (1,117)(f)    3,301     (2,590)(f)    2,630
                          -------  -------                     -------  -------                 -------                --------
Total current assets....   37,542    9,469                      47,202   11,536                  49,625                  57,621
Property and equipment,
 net....................    9,122    4,615                      13,737   21,755                  30,877                  35,492
Goodwill and other long-
 term assets, net.......    6,426      433                       6,859      143                   6,569                   7,002
                          -------  -------                     -------  -------                 -------                --------
                          $53,090  $14,517                     $67,798  $33,434                 $87,071                $100,115
                          =======  =======                     =======  =======                 =======                ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......  $ 3,894  $ 1,014                     $ 4,908  $ 1,904                 $ 5,798                $  6,812
 Accrued expenses.......    4,022      161     $   527 (f)       4,710      963    $ 2,933 (f)    7,918    $ 3,460 (f)    8,606
 Notes payable, current
  portion...............      587        8                         595    5,937                   6,524                   6,532
 Other..................      786      108                         894    2,806                   3,592                   3,700
                          -------  -------                     -------  -------                 -------                --------
Total current
 liabilities............    9,289    1,291                      11,107   11,610                  23,832                  25,650
Notes payable, less
 current portion........    4,726      150                       4,876   10,467                  15,193                  15,343
Other long-term
 liabilities............       58       31                          89    2,062                   2,120                   2,151
Minority interest.......        0      572                         572        0                       0                     572
Stockholders' equity:
 Common stock...........       88      227         (88)(a)(b)                 0         37 (c)                 (88)(d)
                                                  (227)(b)                                                    (227)(d)
                                                   143 (b)         143                              125        180 (d)      180
 Additional paid-in
  capital...............   37,412        0         172 (b)                   60        (37)(c)                 135 (d)
                                                   336 (e)      37,920                 336 (e)   37,771        336 (e)   37,943
 Retained earnings......    1,517   12,246      (2,000)(f)                9,235     (4,050)(f)              (6,050)(f)
                                                 1,328 (e)      13,091               1,328 (e)    8,030      1,328 (e)   18,276
                          -------  -------                     -------  -------                 -------                --------
Total stockholders'
 equity.................   39,017   12,473                      51,154    9,295                  45,926                  56,399
                          -------  -------                     -------  -------                 -------                --------
                          $53,090  $14,517                     $67,798  $33,434                 $87,071                $100,115
                          =======  =======                     =======  =======                 =======                ========

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994
          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                                                                        PRO FORMA
                                                        PRO FORMA           PRO FORMA    COMPANY,
                                                         COMPANY             COMPANY       ADCS
                                                         AND ADCS              AND      GROUP AND
                                   COMPANY   ADCS GROUP   GROUP    LAWRENCE  LAWRENCE    LAWRENCE
                                  ---------  ---------- ---------- -------- ----------  ----------
Revenues:
  Product revenues..............  $  12,539  $   7,821  $   20,360  $7,178  $   19,717  $   27,538
  Contract revenues.............      7,222          0       7,222       0       7,222       7,222
                                  ---------  ---------  ----------  ------  ----------  ----------
Total revenues..................     19,761      7,821      27,582   7,178      26,939      34,760
Cost of revenues:
  Cost of product revenues......      5,839      1,806       7,645   3,943       9,782      11,588
  Cost of contract revenues.....      6,151          0       6,151       0       6,151       6,151
                                  ---------  ---------  ----------  ------  ----------  ----------
Total cost of revenues..........     11,990      1,806      13,796   3,943      15,933      17,739
                                  ---------  ---------  ----------  ------  ----------  ----------
Gross profit....................      7,771      6,015      13,786   3,235      11,006      17,021
Operating expenses:
  Research and development......      3,415        566       3,981       0       3,415       3,981
  Selling, general and
   administrative...............      5,588      2,539       8,127   1,181       6,769       9,308
                                  ---------  ---------  ----------  ------  ----------  ----------
                                      9,003      3,105      12,108   1,181      10,184      13,289
                                  ---------  ---------  ----------  ------  ----------  ----------
Operating income (loss).........     (1,232)     2,910       1,678   2,054         822       3,732
Interest income (expense), net..        390         23         413    (663)       (273)       (250)
Other income, net...............      3,594          0       3,594     167       3,761       3,761
                                  ---------  ---------  ----------  ------  ----------  ----------
                                      3,984         23       4,007    (496)      3,488       3,511
Income before taxes and minority
 interest.......................      2,752      2,933       5,685   1,558       4,310       7,243
Income taxes....................        124        970       1,094     634         758       1,728
                                  ---------  ---------  ----------  ------  ----------  ----------
Income before minority
 interest.......................      2,628      1,963       4,591     924       3,552       5,515
Minority interest...............          8         12          20       0           8          20
                                  ---------  ---------  ----------  ------  ----------  ----------
Net income......................  $   2,636  $   1,975  $    4,611  $  924  $    3,560  $    5,535
                                  =========  =========  ==========  ======  ==========  ==========
Net income per common share(j)..  $    0.35  $3,370.31              $92.40
                                  ---------  ---------              ------
Weighted average shares
 outstanding(j).................  7,595,193        586              10,000
                                  =========  =========              ======
Net income per common share(g)..                        $     0.35          $     0.31  $     0.33
                                                        ----------          ----------  ----------
Equivalent weighted average
 shares outstanding
 (minimum)(g)...................                        13,063,943          11,309,478  16,778,228
                                                        ==========          ==========  ==========
Net income per common share(h)..                        $     0.33          $     0.29  $     0.30
                                                        ----------          ----------  ----------
Equivalent weighted average
 shares outstanding
 (maximum)(h)...................                        13,845,193          12,183,428  18,433,428
                                                        ==========          ==========  ==========

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                                                                             PRO FORMA
                                                          PRO FORMA                           COMPANY,
                                                           COMPANY               PRO FORMA      ADCS
                                                           AND ADCS             COMPANY AND  GROUP AND
                                     COMPANY  ADCS GROUP    GROUP     LAWRENCE   LAWRENCE     LAWRENCE
                                    --------- ----------  ----------  --------  -----------  ----------
Revenues:
  Product revenues................  $  21,336 $  15,715   $   37,051  $14,409   $   35,745   $   51,460
  Contract revenues...............      8,712         0        8,712        0        8,712        8,712
                                    --------- ---------   ----------  -------   ----------   ----------
Total revenues....................     30,048    15,715       45,763   14,409       44,457       60,172
Cost of revenues:
  Cost of product revenues........      9,609     4,860       14,469    7,764       17,373       22,233
  Cost of contract revenues.......      7,490         0        7,490        0        7,490        7,490
                                    --------- ---------   ----------  -------   ----------   ----------
Total cost of revenues............     17,099     4,860       21,959    7,764       24,863       29,723
                                    --------- ---------   ----------  -------   ----------   ----------
Gross profit......................     12,949    10,855       23,804    6,645       19,594       30,449
Operating expenses:
  Research and development........      4,206     1,491        5,697        0        4,206        5,697
  Selling, general and
   administrative.................      8,558     5,407       13,965    1,921       10,479       15,886
                                    --------- ---------   ----------  -------   ----------   ----------
                                       12,764     6,898       19,662    1,921       14,685       21,583
                                    --------- ---------   ----------  -------   ----------   ----------
Operating income..................        185     3,957        4,142    4,724        4,909        8,866
Interest income (expense), net....        503        54          557     (914)        (411)        (357)
Other expense, net................          0       (51)         (51)    (493)        (493)        (544)
                                    --------- ---------   ----------  -------   ----------   ----------
                                          503         3          506   (1,407)        (904)        (901)
Income before taxes and minority
 interest.........................        688     3,960        4,648    3,317        4,005        7,965
Income taxes......................        134     1,389        1,523    1,364        1,498        2,887
                                    --------- ---------   ----------  -------   ----------   ----------
Income before minority interest...        554     2,571        3,125    1,953        2,507        5,078
Minority interest.................          0        10           10        0            0           10
                                    --------- ---------   ----------  -------   ----------   ----------
Net income........................  $     554 $   2,581   $    3,135  $ 1,953   $    2,507   $    5,088
                                    ========= =========   ==========  =======   ==========   ==========
Net income per common share(j)....  $    0.07 $4,296.87               $195.32
                                    --------- ---------               -------
Weighted average shares
 outstanding(j)...................  8,074,032  600.6694                10,000
                                    ========= =========               =======
Net income per common share(g)....                        $     0.23            $     0.21   $     0.29
                                                          ----------            ----------   ----------
Equivalent weighted average
 shares outstanding (minimum)(g)..                        13,542,782            11,788,317   17,257,067
                                                          ==========            ==========   ==========
Net income per common share(h)....                        $     0.22            $     0.20   $     0.27
                                                          ----------            ----------   ----------
Equivalent weighted average shares
 outstanding (maximum)(h).........                        14,324,032            12,662,267   18,912,267
                                                          ==========            ==========   ==========

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996
          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                                                                PRO FORMA
                                               PRO FORMA            PRO FORMA    COMPANY,
                                                COMPANY              COMPANY       ADCS
                                                AND ADCS               AND      GROUP AND
                           COMPANY  ADCS GROUP   GROUP    LAWRENCE   LAWRENCE    LAWRENCE
                          --------- ---------- ---------- --------  ----------  ----------
Revenues:
  Product revenues......  $  36,504 $  22,041  $   58,545 $20,271   $   56,775  $   78,816
  Contract revenues.....      9,846         0       9,846       0        9,846       9,846
                          --------- ---------  ---------- -------   ----------  ----------
Total revenues..........     46,350    22,041      68,391  20,271       66,621      88,662
Cost of revenues:
  Cost of product
   revenues.............     15,939     6,567      22,506  10,384       26,323      32,890
  Cost of contract
   revenues.............      8,341         0       8,341       0        8,341       8,341
                          --------- ---------  ---------- -------   ----------  ----------
Total cost of revenues..     24,280     6,567      30,847  10,384       34,664      41,231
                          --------- ---------  ---------- -------   ----------  ----------
Gross profit............     22,070    15,474      37,544   9,887       31,957      47,431
Operating expenses:
  Research and
   development..........      7,627     2,212       9,839       0        7,627       9,839
  Selling, general and
   administrative.......     11,510     6,365      17,875   4,715       16,225      22,590
                          --------- ---------  ---------- -------   ----------  ----------
                             19,137     8,577      27,714   4,715       23,852      32,429
                          --------- ---------  ---------- -------   ----------  ----------
Operating income........      2,933     6,897       9,830   5,172        8,105      15,002
Interest income
 (expense), net.........        627       210         837    (835)        (208)          2
Other income, net.......          0        18          18       0            0          18
                          --------- ---------  ---------- -------   ----------  ----------
                                627       228         855    (835)        (208)         20
Income before taxes and
 minority interest......      3,560     7,125      10,685   4,337        7,897      15,022
Income taxes(i).........        239     2,732       2,971   1,669        1,908       4,640
                          --------- ---------  ---------- -------   ----------  ----------
Income before minority
 interest...............      3,321     4,393       7,714   2,668        5,989      10,382
Minority interest.......          0       151         151       0            0         151
                          --------- ---------  ---------- -------   ----------  ----------
Net income..............  $   3,321 $   4,544  $    7,865 $ 2,668   $    5,989  $   10,533
                          ========= =========  ========== =======   ==========  ==========
Net income per common
 share(j)...............  $    0.35 $7,500.44             $266.84
                          --------- ---------             -------
Weighted average shares
 outstanding(j).........  9,359,021  605.8308              10,000
                          ========= =========             =======
Net income per common
 share(g)...............                       $     0.53           $     0.46  $     0.57
                                               ----------           ----------  ----------
Equivalent weighted
 average shares
 outstanding
 (minimum)(g)...........                       14,827,771           13,073,306  18,542,056
                                               ==========           ==========  ==========
Net income per common
 share(h)...............                       $     0.50           $     0.43  $     0.52
                                               ----------           ----------  ----------
Equivalent weighted
 average shares
 outstanding
 (maximum)(h)...........                       15,609,021           13,947,256  20,197,256
                                               ==========           ==========  ==========

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1996
          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                                                                PRO FORMA
                                               PRO FORMA            PRO FORMA    COMPANY,
                                                COMPANY              COMPANY       ADCS
                                                AND ADCS               AND      GROUP AND
                           COMPANY  ADCS GROUP   GROUP    LAWRENCE   LAWRENCE    LAWRENCE
                          --------- ---------- ---------- --------  ----------  ----------
Revenues:
  Product revenues......  $  17,743 $  10,988  $   28,731 $10,594   $   28,337  $   39,325
  Contract revenues.....      4,695         0       4,695       0        4,695       4,695
                          --------- ---------  ---------- -------   ----------  ----------
Total revenues..........     22,438    10,988      33,426  10,594       33,032      44,020
Cost of revenues:
  Cost of product
   revenues.............      7,607     3,416      11,023   4,968       12,575      15,991
  Cost of contract
   revenues.............      3,929         0       3,929       0        3,929       3,929
                          --------- ---------  ---------- -------   ----------  ----------
Total cost of revenues..     11,536     3,416      14,952   4,968       16,504      19,920
                          --------- ---------  ---------- -------   ----------  ----------
Gross profit............     10,902     7,572      18,474   5,626       16,528      24,100
Operating expenses:
  Research and
   development..........      4,048     1,105       5,153       0        4,048       5,153
  Selling, general and
   administrative.......      5,920     3,483       9,403   1,181        7,101      10,584
                          --------- ---------  ---------- -------   ----------  ----------
                              9,968     4,588      14,556   1,181       11,149      15,737
                          --------- ---------  ---------- -------   ----------  ----------
Operating income........        934     2,984       3,918   4,445        5,379       8,363
Interest income
 (expense), net.........        287       141         428    (378)         (91)         50
Other income, net.......          0        10          10       0            0          10
                          --------- ---------  ---------- -------   ----------  ----------
                                287       151         438    (378)         (91)         60
Income before taxes and
 minority interest......      1,221     3,135       4,356   4,067        5,288       8,423
Income taxes............        111       638         749   1,565        1,676       2,314
                          --------- ---------  ---------- -------   ----------  ----------
Income before minority
 interest...............      1,110     2,497       3,607   2,502        3,612       6,109
Minority interest.......          0        64          64       0            0          64
                          --------- ---------  ---------- -------   ----------  ----------
Net income..............   $  1,110 $   2,561  $    3,671 $ 2,502   $    3,612  $    6,173
                          ========= =========  ========== =======   ==========  ==========
Net income per common
 share(j)...............  $    0.12 $4,227.25             $250.18
                          --------- ---------             -------
Weighted average shares
 outstanding(j).........  9,364,302  605.8308              10,000
                          ========= =========             =======
Net income per common
 share(g)...............                       $     0.25           $     0.28  $     0.33
                                               ----------           ----------  ----------
Equivalent weighted
 average shares
 outstanding
 (minimum)(g)...........                       14,833,052           13,078,587  18,547,337
                                               ==========           ==========  ==========
Net income per common
 share(h)...............                       $     0.24           $     0.26  $     0.31
                                               ----------           ----------  ----------
Equivalent weighted
 average shares
 outstanding
 (maximum)(h)...........                       15,614,302           13,952,537  20,202,537
                                               ==========           ==========  ==========

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1997
          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                               PRO FORMA                          PRO FORMA
                                                COMPANY                            COMPANY,
                                                  AND                 PRO FORMA      ADCS
                                      ADCS        ADCS               COMPANY AND  GROUP AND
                           COMPANY    GROUP      GROUP     LAWRENCE   LAWRENCE     LAWRENCE
                          --------- ---------  ----------  --------  -----------  ----------
Revenues:
  Product revenues......  $  21,197 $  10,441  $   31,638  $ 9,495   $   30,692   $   41,133
  Contract revenues.....      4,901         0       4,901        0        4,901        4,901
                          --------- ---------  ----------  -------   ----------   ----------
Total revenues..........     26,098    10,441      36,539    9,495       35,593       46,034
Cost of revenues:
  Cost of product
   revenues.............      9,330     3,835      13,165    5,697       15,027       18,862
  Cost of contract
   revenues.............      4,039         0       4,039        0        4,039        4,039
                          --------- ---------  ----------  -------   ----------   ----------
Total cost of revenues..     13,369     3,835      17,204    5,697       19,066       22,901
                          --------- ---------  ----------  -------   ----------   ----------
Gross profit............     12,729     6,606      19,335    3,798       16,527       23,133
Operating expenses:
  Research and
   development..........      4,112       996       5,108        0        4,112        5,108
  Selling, general and
   administrative.......      6,189     3,379       9,568    1,363        7,552       10,931
                          --------- ---------  ----------  -------   ----------   ----------
                             10,301     4,375      14,676    1,363       11,664       16,039
                          --------- ---------  ----------  -------   ----------   ----------
Operating income........      2,428     2,231       4,659    2,435        4,863        7,094
Interest income
 (expense), net.........        350       121         471     (498)        (148)         (27)
                          --------- ---------  ----------  -------   ----------   ----------
Income before taxes and
 minority interest......      2,778     2,352       5,130    1,937        4,715        7,067
Income taxes............        332       823       1,155      755        1,087        1,910
                          --------- ---------  ----------  -------   ----------   ----------
Income before minority
 interest...............      2,446     1,529       3,975    1,182        3,628        5,157
Minority interest.......          0       (25)        (25)       0            0          (25)
                          --------- ---------  ----------  -------   ----------   ----------
Net income..............  $   2,446 $   1,504  $    3,950  $ 1,182        3,628        5,132
                          ========= =========  ==========  =======   ==========   ==========
Net income per common
 share(j)...............  $    0.26 $2,482.54              $118.18
                          --------- ---------              -------
Weighted average shares
 outstanding(j).........  9,583,528  605.8308               10,000
                          ========= =========              =======
Net income per common
 share (g)..............                       $     0.26            $     0.27   $     0.27
                                               ----------            ----------   ----------
Equivalent weighted
 average shares
 outstanding
 (minimum)(g)...........                       15,052,278            13,297,813   18,766,563
                                               ==========            ==========   ==========
Net income per common
 share (h)..............                       $     0.25            $     0.26   $     0.25
                                               ----------            ----------   ----------
Equivalent weighted
 average shares
 outstanding
 (maximum)(h)...........                       15,833,528            14,171,763   20,421,263
                                               ==========            ==========   ==========

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  (a) Pursuant to the Merger and Exchange Agreement, the Company will become a wholly-owned subsidiary of Holdings. Upon consummation of the Merger, each outstanding share of Company Common Stock will be converted into the right to receive one share of Holdings Common Stock. The effect of this transaction is to decrease the stated common stock of the Company to zero and to establish the stated common stock of Holdings at $88,000.

  (b) In the Exchange, Holdings is to exchange a minimum of 5,468,750 shares of Holdings Common Stock for the ADCS Interests, at an assumed Exchange Average Closing Price of $16.00 per share. The unaudited pro forma condensed combined financial statements assume that all 5,468,750 shares of Holdings Common Stock will be issued to the ADCS Holders in accordance with the terms of the Exchange. The effect of this transaction is to decrease the combined stated common stock of the Company and the ADCS Group by $88,000 and $227,000, respectively, and to increase the combined stated common stock of Holdings by $143,000 and additional paid in capital by $172,000 to reflect the par value of Holdings Common Stock to be outstanding after the Reorganization.

  (c) In the Lawrence Acquisition, assuming the Reorganization is not consummated, the Company is to exchange a minimum of 3,714,285 shares of Company Common Stock for the LSL Common Stock, at an assumed Lawrence Acquisition Average Closing Price of $21.00 per share. The unaudited pro forma condensed combined financial statements assume that all 3,714,285 shares of Company Common Stock will be issued to LSL Stockholders in accordance with the terms of the Lawrence Acquisition. The effect of this transaction is to increase the combined stated common stock of the Company and Lawrence by $37,000 and to decrease the combined additional paid in capital by $37,000 to reflect the par value of Company Common Stock to be outstanding after the Lawrence Acquisition.

  (d) In the Transactions, Holdings is to exchange a minimum of 5,468,750 shares of Holdings Common Stock for the ADCS Interests, at an assumed Exchange Average Closing Price of $16.00 per share, and a minimum of 3,714,285 shares for the LSL Common Stock, at an assumed Lawrence Acquisition Average Closing Price of $21.00 per share. The unaudited pro forma condensed combined financial statements assume that all shares of Holdings Common Stock will be issued to the ADCS Holders in accordance with the terms of the Exchange and to the LSL Stockholders in accordance with the terms of the Lawrence Acquisition. The effect of this transaction is to decrease the combined stated common stock of the Company, the ADCS Group and Lawrence by $88,000, $227,000 and $0, respectively, and to increase the combined stated common stock of Holdings by $180,000 and the combined additional paid in capital by $135,000 to reflect the par value of Holdings Common Stock to be outstanding after the Transactions.

  (e) The pro forma condensed combined balance sheet includes the assumption that Holdings or the Company, as the case may be, will recognize a deferred tax asset for the expected future tax benefit to be derived from the Company's net operating losses, deductions for non-qualified stock options exercises and certain temporary differences as of June 30, 1997. Deferred tax assets are determined based on differences between financial statement carrying amounts and tax bases of assets using enacted tax rates in effect in the years in which they are expected to reverse. The Company has assumed an effective tax rate of 34% at June 30, 1997.

  (f) The unaudited pro forma condensed combined balance sheet includes $2,000,000 of transaction costs associated with the Reorganization and $1,500,000 of transaction costs associated with the Lawrence Acquisition. As of June 30, 1997, transaction costs of approximately $1,430,000 ($825,000 pertaining to the Reorganization and $605,000 related to the Lawrence Acquisition), $648,000 and $512,000 for the Company, the ADCS Group and Lawrence, respectively, were included in other current assets. The pro forma condensed combined balance sheet has been adjusted to eliminate such costs and to recognize additional accrued expenses equivalent to the expected transaction costs associated with the Reorganization and the Lawrence Acquisition. Retained earnings has been adjusted to reflect a net of tax charge to earnings as if the Reorganization and the Lawrence Acquisition had occurred on such date. Additionally, Lawrence would incur a fee of approximately

$750,000 to its investment banker and a break-up fee in connection with another transaction of approximately $1,800,000 upon consummation of the Lawrence Acquisition. Such amounts would be reflected as adjustments to the purchase price and net book value defined in the Lawrence Merger Agreement. However, because these charges are nonrecurring, they have not been reflected in the pro forma condensed combined statements of operations.

  The unaudited pro forma condensed combined statements of operations do not include costs associated with the Transactions, which are expected to approximate $3,500,000 in the aggregate and will be charged to earnings in the period in which the Transactions are consummated. The investment banker and break-up fees also have not been reflected in the pro forma condensed combined statements of income because of the nonrecurring nature of these charges.

  (g) Net income per common share has been computed based upon the combined weighted average number of common shares outstanding of the Company and the equivalent shares exchanged in the pooling of interests for the Exchange of 5,468,750 shares and for the Lawrence Acquisition of 3,714,285 shares, which reflect the minimum number of shares issuable, assuming an Exchange Average Closing Price of $16.00 per share and a Lawrence Acquisition Average Closing Price of $21.00 per share.

  (h) Net income per common share has been computed based upon the combined weighted average number of common shares outstanding of the Company and the equivalent shares exchanged in the pooling of interests for the Exchange of 6,250,000 shares and for the Lawrence Acquisition of 4,588,235 shares, which reflect the maximum number of shares issuable, assuming an Exchange Average Closing Price of $14.00 per share and a Lawrence Acquisition Average Closing Price of $17.00 per share.

  (i) Net income and net income per common share for the year ended December 31, 1996 have been presented to include tax amounts as if the ADCS Group were a C Corporation for the full year. Actual net income and net income per common share, based on the ADCS Group's historical financial statements, were $6,027,000 and $9,948.32, respectively, as a result of the ADCS Group's S-Corporation status for a portion of the year ended December 31, 1996.

  (j) The calculation of net income per common share has been computed based upon the weighted average shares outstanding as derived from the historical consolidated financial statements of the Company and historical combined financial statements of the ADCS Group and Lawrence.

                            BUSINESS OF THE COMPANY

  The Company is a leading supplier of point-of-use environmental equipment, thin film materials and delivery systems, and thin film deposition services to the semiconductor industry. The Company's products are based primarily on proprietary and patented CVD technologies used in semiconductor thin film manufacture. The Company's strategy is to use these technologies to develop and, in conjunction with industry collaborators, sequentially introduce products into high growth niche markets of the semiconductor industry. Using this phased commercialization strategy, the Company has been able to develop its CVD core technologies and establish businesses to support further commercialization of its products.

  Currently, the Company's primary commercial business, accounting for approximately 50% of the Company's revenues for both the year ended December 31, 1996 and the six months ended June 30, 1997, is the manufacture, sale and service of semiconductor environmental equipment through its wholly-owned subsidiary, EcoSys. The many processes used to manufacture a semiconductor require a number of thin film deposition steps that involve toxic or environmentally hazardous materials. These materials are typically abated through large systems that service multiple process effluent streams. Due to the proliferation of new thin film processes, the industry has migrated towards "point-of-use" or dedicated environmental equipment for individual reactors or processes. EcoSys has become a leader in this marketplace through its understanding of thin film processes, the introduction of new point-of-use products and the acquisition of complementary product lines. EcoSys markets and sells its products to customers worldwide, including Motorola, Texas Instruments, Samsung, Hyundai and others.

  The Company's NovaMOS division develops, manufactures and sells the raw materials and delivery systems used in CVD processes and in the manufacture of semiconductor thin films. NovaMOS has focused on next-generation semiconductor materials and devices based on these materials and has entered into strategic alliances with leading corporations to facilitate the commercialization of its technologies. Preeminent among these alliances is an $11 million collaboration with IBM, Texas Instruments, Micron Technology and Varian Associates to develop thin film materials technology for next-generation memory devices. The NovaMOS division manufactures and, through a distributor, sells the Company's Safe Delivery System ("SDS") which reduces cylinder pressures and allows controllable, on-demand release of semiconductor process gases.

  The Company's Epitronics division develops, manufactures, distributes and sells high performance substrates and thin film deposition services to the semiconductor industry. Epitronics currently manufactures and sells epitaxial wafers based on the III-V semiconductors, including gallium arsenide and indium phosphide. Epitronics also distributes SIMOX (Separation by IMplanted OXygen) wafers for Nippon Steel Corporation, which wafers are used for fabricating high speed and radiation hard circuits. Epitronics is also developing substrate and thin film technology intended for solid-state blue light emitting diodes and lasers.

  Each of Holdings, a wholly-owned subsidiary of the Company, Merger Subsidiary, a wholly-owned subsidiary of Holdings, and Lawrence Merger Subsidiary, currently a wholly-owned subsidiary of the Company, has been organized for the purpose of acting as a constituent entity in the Transactions and has not engaged in any substantive business activity.

  Additional information about the Company is contained in the Incorporated Documents.

                          BUSINESS OF THE ADCS GROUP

GENERAL

  The ADCS Group designs, manufactures and markets ultrahigh purity thin film materials and their related delivery systems equipment for CVD, diffusion and etch applications in the semiconductor and semiconductor equipment manufacturing industries. The ADCS Group distributes its products worldwide through its international sales and service network. The ADCS Group's principal executive offices are located in Austin, Texas, and its manufacturing facilities are located in Burnet, Texas and Anseong, South Korea.

BACKGROUND

  The ADCS Group designs, manufactures, and markets ultrahigh purity thin film materials and their associated delivery systems equipment for the semiconductor industry.

  Semiconductor devices are manufactured by repeating a complex series of process steps on a wafer substrate, usually made of silicon. The primary process steps include deposition, patterning and etching. During deposition processing, layers of conducting, semiconducting or insulating thin films are formed on a wafer. Control of the deposition of these films is vital to the ultimate performance of an individual device.

  The two principal methods of film deposition are physical vapor deposition ("PVD"), which is now used primarily to deposit conductive metal layers, and CVD, which is used primarily to deposit semiconducting and insulating thin films. In the CVD process, wafers are typically placed in a sophisticated reaction chamber and a specially designed gas or vaporized liquid material is introduced. Simultaneously, a form of energy (heat, plasma, etc.) is added to the reactor to cause the decomposition of the material being introduced. The result of this decomposition is the deposition of a thin film on the surface of the wafer.

  The advantages of CVD are the relative thinness of the films applied to the wafer, as well as their conformality (ability to coat evenly, especially in holes and trenches designed into the device), purity and the ability to uniformly coat over large areas. As a result of these advantages, thin film deposition technology has migrated towards the use of CVD instead of PVD. This trend has led to an increase in CVD equipment sales and rapid growth for suppliers of CVD equipment and thin film materials.

BUSINESS STRATEGY

  Since its founding, the ADCS Group believes it has been one of the fastest growing suppliers of ultrahigh purity thin film materials and the associated delivery systems equipment to the semiconductor industry. The ADCS Group strives to ensure that its materials and related delivery systems meet and exceed the requirements of its customers, which include semiconductor device manufacturers and original equipment manufacturers ("OEMs") located throughout the world. In developing its business, the ADCS Group has employed the following business strategy:

  . To offer the most consistent, highest purity thin film materials available;

  .  To offer the most reliable, innovative equipment products;

  . To improve the level of customer service and response offered and to remain cost-effective to its customers;

  . To meet customer needs for statistical quality control and dock-to-stock programs; and

  . To continue to meet the industry's needs for advanced thin film materials required for next-generation devices and beyond.

PRODUCTS AND SERVICES

 Thin Film Materials

  The ADCS Group produces a broad range of thin film materials which are used in processes for making semiconductor devices. One of the most important of these processes is CVD, in which one or more thin film materials are first turned into gases and then decomposed to form high-purity thin solid films on a silicon wafer. These thin films serve various electrical functions in the device.

  Chief among the ADCS Group's thin film materials is TEOS. Other products include trimethylphosphite ("TMP"), triethylphosphate ("TEPO"), trimethylborate ("TMB") and triethylborate ("TEB"). Collectively, these materials accounted for 94% and 96% of the ADCS Group's thin film materials sales and 55% and 51% of its total sales in 1995 and 1996, respectively. TEOS alone accounted for approximately 40% and 32% of the ADCS Group's total sales in the same periods, respectively.

  TEOS is widely used to form silicon dioxide layers which generally serve as insulators between the current-carrying conductive layers in a semiconductor device. The conductive layers take the form of a series of interconnected lines. Silicon dioxide is grown conformally over the lines and other features on the surface of the wafer (1) by decomposing the TEOS at elevated temperatures and low pressure ("LPCVD"), (2) by decomposing the TEOS at lower temperatures using a plasma-enhanced process ("PECVD") or (3) by decomposing the TEOS using ozone at atmospheric pressure ("APCVD").

  Since devices are essentially built by depositing a series of films on top of one another, it is sometimes advantageous to make the upper surface of the TEOS silicon dioxide film as smooth and flat as possible. This can be achieved by reflowing the as-deposited silicon dioxide film at elevated temperatures thereby allowing it to flow and settle with the desired smooth surface. The temperature at which the silicon dioxide begins to flow can be beneficially reduced by intentionally introducing small, precisely controlled amounts of boron and phosphorous into the film. This doping of the film is achieved by co-introducing TMP or TEPO and TMB or TEB into the reactor along with the TEOS. The result is a form of silicon dioxide called borophosphosilicate glass ("BPSG").

  TEOS, TMP, TEPO, TMB and TEB are all liquids at room temperature. Because of this, they are easier and safer to handle than traditional phosphorous and boron containing pressurized gases such as phosphine and diborane. Together with the improved purity levels and improved performance characteristics of these materials, these handling benefits have contributed to their widespread acceptance for BPSG processing.

  The ADCS Group also sells thin film materials used in other semiconductor manufacturing processes. These include, for example, titanium precursors for barrier layer applications and phosphorous and boron halides for doping by diffusion processing.

  All of these thin films must be of very high purity in order to function properly within the device, particularly with respect to unwanted metallic contamination. The purity of the starting chemicals used in the process is, therefore, critical. ADCS ULTRAPUR(TM) chemicals have purities in excess of 99.99999% to 99.999999% with respect to unwanted metal impurities. A proprietary DOUBLE DISTILLATION(TM) purification process is used to produce these high-purity specifications. In order to preserve this high purity, the chemicals must be packaged and delivered in high quality, carefully constructed and cleaned containers. The ADCS Group has developed a proprietary COYOTE CLEAN(TM) process for preparation of its containers which range from quartz and 316L stainless steel ampules to much larger MINIBULK(TM) and SKINNIBULK(TM) canisters. Coupled with the ADCS Group's Quality Control Program, the ADCS Group believes that this cleaning and container technology produces the most consistent, highest purity chemicals in the industry and ensures their quality as delivered into the film producing reactor. Continuing its commitment to quality, the ADCS Group achieved ISO 9001 certification in 1997.

 Delivery Systems

  The ADCS Group designs, manufactures and sells proprietary continuous refill and delivery systems and their related hardware. These systems and hardware products are designed to deliver ultrahigh purity thin film materials to the CVD reaction point under the proper physical conditions. The ADCS Group's delivery hardware products include: stainless steel ampules, stainless steel MINIBULK(TM) canisters, stainless steel SKINNIBULK(TM) canisters, quartz bubblers, bulk chemical delivery cabinets, level sensing systems, manual and continuous refill systems and other application-specific equipment.

  The ADCS Group believes its continuous refill systems enhance the performance of the process tools they support by eliminating process downtime during canister changes. Typically, process tools must cease operation when canister changes are made to replenish the source material. ADCS Group refill systems are designed to deliver source material to the process tool continuously by incorporating a two canister configuration. The first canister (a permanent "process" canister) is refilled automatically from a second "bulk" canister. The process tool draws source materials from the process canister. When the bulk canister is empty, the bulk canister is removed and replaced with a full bulk canister while the process continues operating off of source material drawn from the process canister. In addition to the elimination of down time associated with canister changes, the ADCS Group systems minimize the possibility of introduction of atmospheric and moisture contamination during these change-outs.

  In designing its systems, the ADCS Group has made a concerted effort to work with most OEMs of CVD equipment. By working with the OEMs, the ADCS Group believes it can provide the end user with appropriately designed and configured delivery systems hardware and thoroughly tested and developed thin film material processes. The ADCS Group also works with its end-user customers (semiconductor device manufacturers) to optimize final system design and produce the most workable logistical system solution for each installation.

  The ADCS Group utilizes a modular system design for maximum system reliability and design flexibility. Standard modules for bulk chemical delivery, bulk chemical distribution, level monitoring, and refill control enable a variety of applications to be met while preserving functionality.

  The ADCS Group's thin film material delivery systems incorporate the following design breakthroughs and innovations:

  .  ADCS Delivery/Purge Manifolds with minimum wetted volume;

  . ADCS digital internal level sensor technology, which provides for more reliable system operation;

  . Automatically controlled Bulk Canister exchange sequences, which protect system integrity and prevent source chemical contamination; and

  . ADCS Group's Automatic Purge Control ("APC(TM)") Configuration Bulk Supply Canisters incorporating pneumatically actuated valves and internal level sensors for complete system automation.

 Services

  In addition to its thin film materials and associated delivery systems equipment, the ADCS Group offers custom services, such as custom stainless steel and quartz delivery hardware fabrication, custom bulk refill systems, container cleaning, hardware repair and total chemical supply management services.

MARKETS, SALES AND DISTRIBUTION

  The ADCS Group supplies its thin film materials and associated delivery systems equipment to manufacturers, end users and distributors in Canada, China, Europe, Japan, Korea, Singapore, Taiwan, the United Kingdom and the United States. The ADCS Group utilizes direct sales in North America and parts of Europe, and independent sales representatives/distributors in certain parts of Europe and in China, Japan, Singapore and Taiwan.

  In 1995, the ADCS Group entered into a joint venture in the Republic of South Korea with K.C. Tech to form ADCS-Korea for the purpose of manufacturing, selling and distributing the ADCS Group's thin film materials to the semiconductor and related industries in South Korea. The ADCS Group owns a 70% interest in ADCS-Korea and is entitled to a royalty on revenues from products sold by ADCS-Korea. ADCS-Korea is completing qualification of its materials at its customers' sites and is commencing the manufacture of materials for sale to South Korean semiconductor manufacturers. See "RISK FACTORS--Rick Factors Related to the ADCS Group--ADCS-Korea Joint Venture."

CUSTOMERS

  The ADCS Group's customers include many of the leading semiconductor manufacturers and semiconductor equipment OEMs in North America, Europe and South Korea.

  The ADCS Group sells its products primarily on a spot purchase/purchase order basis and has relatively few long-term or guaranteed supply contracts. Accordingly, there can be no assurance that these customers will continue to purchase products from the ADCS Group.

  Applied Materials, a leading semiconductor equipment manufacturer, is the ADCS Group's largest customer, accounting for 34.4% and 34.0% of total sales for the calendar years 1995 and 1996, respectively. In mid-1996, Applied Materials notified the ADCS Group that it intends to discontinue purchasing delivery systems equipment directly from the ADCS Group for resale to Applied Materials' own customers. Instead, the ADCS Group would be required to offer its delivery systems equipment for sale directly to the end user. No specific date for discontinuance of these purchases has been given. Although the resulting decrease in revenues from the loss of sales to Applied Materials could materially adversely affect the ADCS Group's business, financial condition and results of operations, if the ADCS Group is successful in marketing and selling its delivery system equipment directly to end users, the ADCS Group believes that the gross profit on such systems may be significantly higher as a result of the discounted price afforded to Applied Materials. Accordingly, any revenue loss might be mitigated. Nonetheless, there can be no assurance that the ADCS Group will be able to maintain or increase its level of sales or the profitability of such sales as a result of this change. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Dependence on a Single Customer" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THE ADCS GROUP--Results of Operations."

COMPETITION

  The semiconductor equipment, materials and device markets are characterized by rapidly evolving technology and products. Both large and small companies offer products in these markets, and many of these companies have significantly greater financial and other resources than the ADCS Group. The ADCS Group's primary competitors in CVD materials and delivery systems in the U.S. are the Schumacher Division of Air Products Corporation and the Diffusion Systems Division of Olin Hunt Specialty Products, Inc. Overseas, the ADCS Group competes with these companies and also with Yamanaka Hutech Corporation and Kojundo in Asia and Merck KGaA in Europe. There are several other smaller participants in these markets.

  The ADCS Group attempts to compete on the bases of technology, quality, service, expediency of delivery and price. Because of the potential ramifications of a late delivery or a delivery of impure CVD materials, the ADCS Group believes that customers in the semiconductor equipment, materials and device markets place considerable emphasis on factors other than price, in particular on quality, service and expediency of delivery. See "RISK FACTORS-- Risk Factors Related to the ADCS Group--Competition."

BACKLOG

  As of June 30, 1996 the ADCS Group had no material backlog of customer orders. As of June 30, 1997, the ADCS Group had a backlog of approximately $2,459,000 in delivery system equipment orders.

PATENTS AND PROPRIETARY RIGHTS

  The ADCS Group protects its technology by, among other things, filing patent applications for technology considered important to the development of its business. It also relies upon trade secrets, unpatented know-how and continuing technological innovation.

  As of June 30, 1997, the ADCS Group had been awarded four U.S. patents and had six U.S. patent applications pending. Foreign counterparts of certain of these applications have been filed or will be applied for at an appropriate time. The ADCS Group decides on a case-by-case basis whether, and in what circumstances, it will file foreign counterparts of a U.S. patent application. The ADCS Group's U.S. issued patents and any patents issuing from applications currently pending are expected to expire between 2013 and 2016.

  The ADCS Group's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technology. Although the ADCS Group has been awarded U.S. patents and has filed applications for patents in the United States and foreign countries, there can be no assurance as to the degree of protection afforded by these patents or as to the likelihood that pending patents will be issued. Although the ADCS Group has received notification from a third party that by selling one of its products the ADCS Group may be contributorily infringing on the proprietary rights of that third party, the ADCS Group does not believe that its products and technology actually or contributorily infringe any valid proprietary rights of any third party. The ADCS Group's revenues on sales of the product involved in this dispute are immaterial. However, there can be no assurance that third parties will not successfully assert infringement claims against the ADCS Group in the future.

  The ADCS Group generally requires its employees, consultants, and other advisors to execute agreements upon the commencement of employment or consulting relationships with the ADCS Group. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the ADCS Group is to be kept confidential and not disclosed to third parties except in specific circumstances. Except for Stephen H. Siegele, Frederick H. Siegele, Julie Siegele, Frederick J. Siegele and Bernard McKeown, who have oral agreements with the ADCS Group, all of the ADCS Group's employees have entered into written agreements providing for the assignment of rights to inventions made by them while in the employment of the ADCS Group. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Patents and Proprietary Rights."

  COCKTAIL/(TM)/, ADCS/(TM)/, ADCS DESIGN/(TM)/ (logo), ADCS AND DESIGN/(TM)/
(logo), MINIBULK/(TM)/, SKINNIBULK/(TM)/, APC/(TM)/, ULTRAPUR/(TM)/, MARS/(TM)/, DOUBLE DISTILLATION/(TM)/ and COYOTE CLEAN/(TM)/ are trademarks of the ADCS Group.

RESEARCH AND DEVELOPMENT

  The ADCS Group's research and development expenditures are substantially funded by internal sources and are classified as research and development operating expenses on the ADCS Group's Combined Financial Statements. Total sums expended for research and development were approximately 9.5% and 10.0% of total sales for calendar years 1995 and 1996, respectively.

ENVIRONMENTAL REGULATION

  The ADCS Group uses, generates and disposes of toxic, volatile or otherwise hazardous chemicals and wastes in its research and development and manufacturing activities. Therefore, the ADCS Group is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. The ADCS Group believes that it has, or is seeking to obtain, all the permits necessary to the conduct of its business. However, the failure to comply with present or future regulations could result in fines being imposed on the ADCS Group, suspension of production or a cessation of operations.

  While the ADCS Group believes that it has properly handled hazardous materials and wastes and has not contributed to any on-site contamination on its premises, these premises could have been contaminated prior to the ADCS Group's occupancy. The ADCS Group is not aware of any environmental investigation, proceeding or action by federal or state agencies involving its facilities. However, under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from operators and owners of property where releases of hazardous substances have occurred or are ongoing. The ADCS Group's activities may also result in its being subject to additional regulation. Such regulations could require the ADCS Group to acquire significant additional equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by the ADCS Group to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on the ADCS Group's business, operating results and financial condition.

EMPLOYEES

  As of June 30, 1997, the ADCS Group had 61 full-time employees. None of the ADCS Group's employees are represented by collective bargaining units, and the ADCS Group has never experienced a work stoppage. The ADCS Group believes that it has good relations with its employees.

PROPERTIES

  The ADCS Group's headquarters and general corporate offices are located in Austin, Texas, where it leases approximately 4,000 square feet. This lease expires May 31, 2000. The ADCS Group owns approximately six acres of property in Burnet, Texas, on which its 12,000 square foot manufacturing facility is located. Although the ADCS Group believes its existing headquarters and manufacturing facilities are adequate for the current level of demand, it believes that it will become necessary to expand its production capability to meet anticipated future growth. Accordingly, the ADCS Group will be required to expand its manufacturing facilities if such growth in demand actually occurs.

  ADCS-Korea owns approximately 1.4 acres in an industrial park in Anseong, South Korea, where its approximately 9,000 square foot manufacturing facility and office are located.

  The ADCS Group also leases sales offices in San Jose, California and Beverly, Massachusetts, and an engineering office in Mountain View, California. The lease on the San Jose office expires March 31, 1998. The Mountain View, California and Beverly, Massachusetts leases are on a month-to-month basis. The ADCS Group does not believe these leases are material to its business.

INSURANCE; PRODUCT LIABILITY

  Because the management of the ADCS Group believes that product liability insurance is prohibitively expensive, the ADCS Group does not maintain such insurance. However, product liability exposure represents considerable risk to the ADCS Group. Although the ADCS Group takes significant safeguards in its manufacturing process, if any thin film material sold by the ADCS Group is defective, the result may be that the semiconductor devices that contain the material may be rendered useless. A very small amount of thin film material is used to manufacture a single semiconductor device. Further, a semiconductor device cannot be fully tested until the manufacturing process has been completed, and a significant amount of value has been added to the device. As a result, a defect in the ADCS Group's products could result in damages significantly in excess of the revenues generated from the sale of the defective thin film materials. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Product Liability Risk Associated with Selling Thin Film Materials."

  The ADCS Group maintains property and equipment insurance considered adequate by management and in line with industry standards.

LITIGATION

  Management knows of no present or pending litigation against the ADCS Group that would have a material effect either on the operations of the ADCS Group or its financial condition. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Litigation."

ADCS RESTRUCTURE

  The ADCS Group was founded in early 1988 as an Illinois corporation. During 1996, the ADCS Group consummated a series of transactions intended to qualify for tax-free treatment for federal income tax purposes (the "ADCS Restructure") in which each of the current members of the ADCS Group was formed: two corporations, two limited liability companies and a limited partnership. Pursuant to the ADCS Restructure, the ADCS Holders, as the former shareholders of ADCS Illinois, exchanged their shares of ADCS Illinois on a pro rata basis for all of the ADCS Nevada Common Stock. The ADCS Holders received all of the shares of ADCS

Manager Common Stock and an aggregate of one percent of the ADCS Holdings Membership Interests in exchange for capital contributions. The remaining ninety-nine percent of the ADCS Holdings Membership Interests is owned by ADCS Nevada. The operating assets of ADCS Illinois were transferred to ADCS LP, of which ADCS Operating and ADCS Holdings collectively own one hundred percent, while all of the patents and technology (but not trademarks, trade names and the like) of ADCS Illinois and certain contract rights remain in ADCS Nevada. After the ADCS Restructure, all of the combined entities are owned, directly or indirectly, by the same shareholder group, and in the same proportions, as before the ADCS Restructure. No ruling was obtained from the Internal Revenue Service ("IRS") regarding the ADCS Restructure. Consequently, there can be no assurance that the IRS or a court will agree with the tax treatment of the ADCS Restructure.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATIONS--THE ADCS GROUP

OVERVIEW

  The ADCS Group was founded in 1988 to design, manufacture and market ultrahigh purity thin film materials and their related delivery systems equipment for the semiconductor and semiconductor equipment manufacturing industries. The ADCS Group has derived revenues in varying degrees from the sale of both product lines. Until the six month period ended June 30, 1997, the ADCS Group's delivery systems equipment had accounted for an increasing percentage of its total revenues. The six months ended June 30, 1997, however, were inconsistent with the prior periods sales trend, as chemical revenues accounted for an increasing percentage of total revenues during such period. In the experience of the management of the ADCS Group, equipment sales fluctuate as a result of customer purchasing patterns more than, and are more cyclical than, thin film material sales. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Dependence on Semiconductor Industry." While demand for thin film materials is somewhat less cyclical, the market for thin film materials has become increasingly competitive, which may adversely affect the prices the ADCS Group may charge. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Nature of Product." For purposes of the ADCS Group's financial statements and the discussion contained herein, the thin film materials designed, manufactured and sold by the ADCS Group are referred to as "chemicals."

  The ADCS Group's products address the CVD, diffusion and etch areas of the semiconductor device manufacturing process. Chemical revenues for the calendar years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 were approximately $6,610,000, $9,194,000, $11,834,000,
$5,314,000 and $6,550,000 respectively, or approximately 85%, 59%, 54%, 48%
and 63% of the ADCS Group's combined total revenues for each of the periods, respectively. Approximately two-thirds of each of the previous three years' chemical revenues and approximately 62.0% and 40.6% for the six months ended June 30, 1996 and June 30, 1997, respectively, are attributable to TEOS.

  In 1995 the ADCS Group entered into a joint venture in South Korea with K.C. Tech to form ADCS-Korea and establish a manufacturing facility in Anseong, South Korea similar to its facility in Burnet, Texas. The ADCS Group owns a 70% interest in ADCS-Korea and is entitled to receive a royalty on the sale of all products produced by ADCS-Korea. ADCS-Korea produced its first product in the second quarter of 1996 but did not begin to receive qualifications for any products' use by its customers until the first quarter of 1997. ADCS-Korea operations became profitable during the quarter ended June 30, 1997. Start-up losses from its operations through March 31, 1997 were approximately $473,000.

  The following table sets forth the percentage relationship to total revenues of certain items in the ADCS Group's Combined Statement of Operations:

                                                                 SIX MONTHS
                                                                 ENDED JUNE
                                       YEAR ENDED DECEMBER 31,       30,
                                       ------------------------  ------------
                                          1994     1995   1996   1996   1997
                                       ----------- -----  -----  -----  -----
                                       (UNAUDITED)               (UNAUDITED)
   Chemical revenue...................     84.5%    58.5%  53.7%  48.4%  62.7%
   Equipment revenue..................     15.5     41.5   46.3   51.6   37.3
                                          -----    -----  -----  -----  -----
     Total revenue....................    100.0    100.0  100.0  100.0  100.0
   Cost of revenues...................     23.1     30.9   29.8   31.1   36.7
                                          -----    -----  -----  -----  -----
   Gross profit.......................     76.9     69.1   70.2   68.9   63.3
   Selling, general & administrative
    expense...........................     32.5     34.4   28.9   31.7   32.4
   Research & development.............      7.2      9.5   10.0   10.1    9.5
                                          -----    -----  -----  -----  -----
     Total expense....................     39.7     43.9   38.9   41.8   41.9
                                          -----    -----  -----  -----  -----
   Operating income...................     37.2     25.2   31.3   27.1   21.4
   Other income, net..................      0.3      0.0    1.0    1.4    1.1
                                          -----    -----  -----  -----  -----
   Income before income taxes and mi-
    nority interest...................     37.5     25.2   32.3   28.5   22.5
   Minority interest..................      0.2      0.1    0.7    0.6   (0.2)
                                          -----    -----  -----  -----  -----
   Income before income taxes.........     37.7     25.3   33.0   29.1   22.3
   Income tax provision...............     12.4      8.9    5.7    5.8    7.9
                                          -----    -----  -----  -----  -----
   Net income.........................     25.3%    16.4%  27.3%  23.3%  14.4%
                                          =====    =====  =====  =====  =====

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 and June 30, 1996

  Total Revenue. Total revenue decreased 5.0% to approximately $10,441,000 in the six months ended June 30, 1997 from approximately $10,988,000 in the same period in 1996. Chemical revenue increased 23.3% to approximately $6,550,000 in the six months ended June 30, 1997 from approximately $5,314,000 in the same period in 1996. Equipment revenue decreased 31.4% to approximately $3,891,000 in the six months ended June 30, 1997 from approximately $5,674,000 in the same period in 1996. The increase in chemical revenue was attributable both to sales to new customers and to increased sales to existing customers. The decrease in equipment revenue was primarily attributable to the significant number of delivery system sales to end-use customers during the six months ended June 30, 1996. Delivery system equipment sales to OEM customers, principally Applied Materials, decreased 4.9% to approximately $2,926,000 in the six months ended June 30, 1997 from approximately $3,076,000 in the same period in 1996, while there was no material revenue attributable to delivery system equipment sales to end-use customers in the six months ended June 30, 1997, compared to approximately $1,490,000 in the six months ended June 30, 1996. As discussed above under the caption "RISK FACTORS--Risk Factors Related to the ADCS Group--Dependence on a Single Customer," Applied Materials has notified the ADCS Group that it intends to discontinue purchasing the ADCS Group's delivery system equipment for resale to end users. The decrease in delivery system equipment sales in the six months ended June 30, 1997 may be indicative of Applied Materials beginning to exercise its announced intention. While the ADCS Group anticipates that delivery system equipment sales to end-users would increase as OEM sales decrease, there can be no assurance that such a trend will occur. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Dependence on a Single Customer" and "BUSINESS OF THE ADCS GROUP--Customers."

  Gross Profit. Gross profit decreased 12.8% to approximately $6,606,000 (or 63.3% of total revenue) in the six months ended June 30, 1997 from approximately $7,572,000 (or 68.9% of total revenue) in the same period in 1996. The decline in gross profit for the six months ended June 30, 1997 from the same period of 1996 was primarily attributable to the shift toward OEMs in the customer base for delivery system equipment sales. OEM customers utilize equipment purchased from the ADCS Group as a value added attachment to equipment which they sell in the normal conduct of their business. As a result, sales to OEM customers yield substantially lower profit margins than direct sales to end-use customers.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 3.0% to approximately $3,379,000 in the six months ended June 30, 1997 from approximately $3,483,000 in the same period in 1996. This decrease is primarily attributable to the fact that employee bonuses allocable to selling, general and administrative earned in the six-month period ended June 30, 1996 exceeded those earned in the six-month period ended June 30, 1997.

  Research and Development Expenses. Research and development expenses decreased 9.9% to approximately $996,000 in the six months ended June 30, 1997 from approximately $1,105,000 in the same period in 1996. This decrease is primarily attributable to the fact that employee bonuses allocable to research and development earned in the six-month period ended June 30, 1996 exceeded those earned in the six-month period ended June 30, 1997.

  Other Income (Expense). Other income (expense), excluding minority interest, decreased 19.9% to approximately $121,000 in the six months ended June 30, 1997 from approximately $151,000 in the same period in 1996. This decrease is primarily attributable to a decrease in interest income resulting from a decline in invested surplus funds in the six-month period of 1997 compared to the six-month period of 1996.

  Minority Interest. Minority interest represents K.C. Tech's 30% share of losses incurred by ADCS-Korea and an additional minority shareholding in an unrelated business.

  Income Taxes. The effective tax rate increased 15.5% to approximately 35.4% in the six months ended June 30, 1997 from approximately 19.9% in the same period in 1996. The increase was primarily attributable to partnership tax treatment of the ADCS Group for the second half of the six months ended June 30, 1996. If the

ADCS Group had been taxed as a corporation for the entire six-month period, the effective tax rate would have approximated 37.1% for the six months ended June 30, 1996 and the corresponding decrease in the effective tax rate would be attributable to lower state income taxes in 1997.

 Years Ended December 31, 1996, 1995 and 1994

  Total Revenue. Total revenue increased 40.3% to approximately $22,041,000 in 1996 from approximately $15,715,000 in 1995, and increased 100.9% in 1995 from approximately $7,821,000 in 1994. Chemical revenue increased by 28.7% to approximately $11,834,000 in 1996 from approximately $9,194,000 in 1995, and increased 39.1% in 1995 from approximately $6,610,000 in 1994. The increase in chemical revenue was primarily attributable to increased sales to existing customers experiencing rapid growth or expansion, but also included increases from gains in market share. Equipment revenue increased 56.5% to approximately $10,207,000 in 1996 from approximately $6,521,000 in 1995 and increased 438.5%
in 1995 from approximately $1,211,000 in 1994. The increase in equipment revenue was primarily attributable to the introduction of the patented ADCS automatic refill system and the successful marketing of these systems through the OEM channel, primarily Applied Materials. However, as discussed above under the caption "RISK FACTORS--Risk Factors Related to the ADCS Group-- Dependence on a Single Customer," Applied Materials has notified the ADCS Group that it intends to discontinue purchasing the ADCS Group's delivery system equipment for resale to end users. Therefore, there can be no assurance that this trend will continue. See "RISK FACTORS--Risk Factors Related to the ADCS Group--Dependence on a Single Customer" and "BUSINESS OF THE ADCS GROUP-- Customers."

  Gross Profit. Gross profit increased 42.6% to approximately $15,474,000 in 1996 from approximately $10,855,000 in 1995 and increased 80.5% in 1995 from approximately $6,015,000 in 1994. Gross margin increased to 70.2% of revenues in 1996 from 69.1% of revenues in 1995 and decreased in 1995 from 76.9% of revenues in 1994. The decline in gross margin since 1994 was primarily attributable to the shift in product mix toward delivery system equipment which yields lower margins than chemicals. To a lesser degree, the decline in gross margin was due to aggressive initial pricing on new delivery system equipment configurations.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 17.7% to approximately $6,365,000 in 1996 from approximately $5,407,000 in 1995 and increased 113.0% in 1995 from approximately $2,539,000 in 1994. The increase in 1996 resulted from the employment of five new administrative personnel in the headquarters facility and three new administrative personnel in the manufacturing facility. ADCS-Korea start-up expenses accounted for approximately $438,000 of the 1996 increase. The increase in 1995 was primarily attributable to bonuses earned in 1995, which exceeded those earned in 1994.

  Research and Development Expenses. Research and development expenses increased 48.4% to approximately $2,212,000 in 1996 from approximately $1,491,000 in 1995 and increased 163.4% in 1995 from approximately $566,000 in 1994. The increase in 1996 was primarily attributable to the different salary allocation formulas utilized for total salary allocation to selling, general and administrative, and research and development expenses in 1996 and 1995. The different formulas were based on departmental workload allocations relative to several employees serving in more than one employment capacity and resulted in a larger allocation to research and development expenses in 1996. The increase was also due in part to the employment of two additional personnel and increased legal fees relating to patent application filings for the period. The increase in 1995 was primarily attributable to bonuses earned in 1995, which exceeded those earned in 1994.

  Other Income (Expense). Other income (expense), excluding minority interest, increased 7,500.0% to approximately $228,000 in 1996 from approximately $3,000 in 1995 and decreased 87.0% in 1995 from approximately $23,000 in 1994. The increase in 1996 was primarily attributable to interest income earned from the investment of approximately $4,000,000 in surplus funds which were not available in 1995 and previous years. The 1995 decrease was primarily attributable to the recognition of a nonrecurring loss on the disposition of real estate purchased to facilitate the move of an employee.

  Minority Interest. Minority interest represents K.C. Tech's 30% share of the losses incurred by ADCS-Korea and an additional minority shareholding in an unrelated business.

  Income Taxes. The effective tax rate decreased to approximately 17.2% in 1996 from approximately 35.0% in 1995 and increased from approximately 32.9% in 1994. The decrease in 1996 was attributable to partnership tax treatment of the ADCS Group for approximately one-half of that year. The increase from 1994 to 1995 was primarily attributable to utilization of research and development tax credits in 1994, which were not available in 1995. The historical effective tax rates in the tax years 1994-1996 reflect substantial deductions taken for business expenses. Management of the ADCS Group has identified and analyzed these deductions taken on the ADCS Group's 1994-1996 tax returns and believes that if these deductions are challenged, management has meritorious defenses. The ADCS Group would vigorously defend the deductions and believes that any adjustments resulting from a challenge to these deductions would not be material to the Combined Financial Statements of the ADCS Group.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the ADCS Group's funding requirements have been met by cash flow from operations, and the ADCS Group believes that it currently has available cash funds that are adequate to meet its projected working capital and other cash requirements through 1998. The ADCS Group has no current plans to raise additional capital.

  Net cash used in operations was approximately $399,000 for the six-month period ended June 30, 1996 and net cash provided from operations was approximately $308,000, $3,091,000, $2,730,000 and $2,315,000 for the six-
month period ended June 30, 1997 and the fiscal years ended December 31, 1996, 1995, and 1994, respectively.

  The ADCS Group's investing activities included capital expenditures of approximately $737,000 and $949,000 for the six-month periods ended June 30, 1997 and 1996, respectively. Capital expenditures for the years ended December 31, 1996, 1995 and 1994 were approximately $2,225,000, $1,656,000 and
$1,052,000, respectively. Capital expenditures for the purchase of reusable canisters, which house and deliver the chemicals used by the delivery systems, comprised approximately 31% and 44% for the six months ended June 30, 1997 and 1996, respectively, and 43%, 33% and 31% for the years ended December 31, 1996, 1995 and 1994, respectively, of total capital expenditures. Capital expenditures for ADCS-Korea plant and equipment totaled approximately $34,000, $536,000, $852,000 and $895,000 for the six-month periods ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995, respectively.

  Financing activities include the payment of approximately $1,792,000 in distributions to shareholders for the payment of individual income taxes relative to the period of time from April 1, 1996 through October 7, 1996, for which the operations of the ADCS Group were taxed as a partnership.

INFLATION

  The ADCS Group does not believe that inflation had a significant impact on its results of operations during the periods and years for which financial statements are included herein.

                         MANAGEMENT OF THE ADCS GROUP

BOARD OF DIRECTORS

  The Board of Directors of ADCS Nevada, the entity within the ADCS Group which assumes primary responsibility for managing the operations of the ADCS Group, consists of Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele.

OFFICERS

  The following individuals serve as officers and senior managers of the ADCS
Group:

   NAME                        AGE POSITION
   ----                        --- --------
   Stephen H. Siegele.........  37 President and Chief Executive Officer
   Curtis D. Logan............  60 Chief Financial Officer
   Frederick J. Siegele.......  32 Vice President, Secretary and General Counsel
   Robert M. Jackson..........  38 Vice President of Manufacturing
   Frederick H. Siegele.......  66 Director of Research
   Richard L. Hazard..........  52 Vice President of Marketing
   Andy J. Krell..............  35 Global Sales Manager
   John N. Gregg..............  37 Director of Engineering

  STEPHEN H. SIEGELE, a co-founder of the ADCS Group, has served as President and Chief Executive Officer of the ADCS Group since February 1994 and as a director since its inception in 1988. He previously served as Vice President of the ADCS Group from its inception until February 1994.

  CURTIS D. LOGAN, a certified public accountant, has served as the ADCS Group's Chief Financial Officer since 1995. From 1993 to 1995, Mr. Logan served as Senior Vice President and Chief Financial Officer of Bollinger Industries, Inc., a publicly traded sporting goods company, and from 1989 to 1993, he served as Chief Financial Officer, among other positions, for Walter Bennett Communications, a privately held advertising agency. Previously, Mr. Logan worked in the practice of public accounting for more than 20 years.

  FREDERICK J. SIEGELE has served as Vice President, Secretary and as a director of the ADCS Group since February 1994. He has been the ADCS Group's General Counsel since 1991.

  ROBERT M. JACKSON has served as the ADCS Group's Vice President of Manufacturing since February 1994. From 1988 to February 1994, Mr. Jackson served as Plant Manager of the ADCS Group.

  FREDERICK H. SIEGELE, a co-founder of the ADCS Group, has served as the ADCS Group's Director of Research since February 1994 and as a director since its inception. From its inception until February 1994, Mr. Siegele served as President of the ADCS Group.

  RICHARD L. HAZARD has served as Vice President of Marketing of the ADCS Group since September 1996. From 1984 to 1996, he served as director of world-wide marketing for Matrix Integrated Systems, Inc., a semiconductor equipment manufacturing company.

  ANDY J. KRELL has served as Global Sales Manager of the ADCS Group since August 1995. Previously, Mr. Krell served as the ADCS Group's East Coast Regional Sales Manager from 1991 until August 1995.

  JOHN N. GREGG has served as the ADCS Group's Director of Engineering since February 1994. From 1990 until February 1994, Mr. Gregg served in various engineering capacities with the ADCS Group.

  Frederick H. Siegele is the father of Stephen H. Siegele and Frederick J. Siegele.

EXECUTIVE COMPENSATION

  The Merger and Exchange Agreement provides that promptly following the Closing, Holdings will take all actions necessary to nominate and elect Stephen H. Siegele as a Class III member of the Board of Directors of Holdings. No other director or executive officer of the ADCS Group will serve as a director or executive officer of Holdings immediately following the Closing. In 1994, 1995, and 1996, Mr. Siegele received total compensation, including salary, bonus and other compensation, from the ADCS Group, of $1,055,833, $3,047,815, and $2,765,000, respectively. The Merger and Exchange Agreement provides that Holdings' and the Company's obligations to consummate the Reorganization are subject to the condition that Stephen H. Siegele, among others, enter into an employment agreement with the ADCS Group or the Company, as the Company may determine, which will govern the terms of Mr. Siegele's employment after the Reorganization. Among other things, Mr. Siegele's employment agreement will provide for a salary of $400,000 per annum, subject to increases to take into account appropriate cost of living adjustments and general increases based on performance. See "THE REORGANIZATION--Interests of Certain Persons in the Reorganization" and "THE REORGANIZATION--Employment Agreements."

RELATED TRANSACTION

  Upon its relocation to Austin, Texas from San Jose, California, the ADCS Group purchased Stephen H. Siegele's California home as part of his relocation package. The ADCS Group recorded a loss of approximately $50,000 for the year ended December 31, 1996 upon the subsequent sale of this house.

                    BENEFICIAL OWNERSHIP OF ADCS INTERESTS

  The following table sets forth certain information regarding the beneficial ownership of the ADCS Interests as of the Record Date by (i) each person known by the ADCS Group to own beneficially more than five percent of the ADCS Interests, (ii) each director of ADCS Nevada, (iii) each executive officer of the ADCS Group, and (iv) all directors and executive officers of the ADCS Group as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all the ADCS Interests shown as beneficially owned by them. The numbers have been rounded to the nearest tenth or one-thousandth, as applicable.


                             ADCS NEVADA      ADCS MANAGER    ADCS HOLDINGS(2)        AGGREGATE
                          ----------------- ----------------- -------------------   PERCENTAGE OF
BENEFICIAL OWNER(1)       SHARES % INTEREST SHARES % INTEREST UNITS    % INTEREST   ADCS INTERESTS
- -------------------       ------ ---------- ------ ---------- -----    ----------   --------------
Stephen H. Siegele......  414.5     68.4%   414.5     68.4%   0.684(3)   0.684%(3)       68.4%
F.H.S. Investments,
 Ltd. ..................   69.4     11.5%    69.4     11.5%   0.115      0.115%          11.5%
Frederick H.
 Siegele(4).............   69.4     11.5%    69.4     11.5%   0.115      0.115%          11.5%
Bernard McKeown.........   69.4     11.5%    69.4     11.5%   0.115      0.115%          11.5%
Frederick J. Siegele....   19.8      3.3%    19.8      3.3%   0.033      0.033%           3.3%
Robert M. Jackson.......    9.9      1.6%     9.9      1.6%   0.016      0.016%           1.6%
Curtis D. Logan.........    --         *      --         *      --           *              *
All directors and execu-
 tive officers as a
 group (five persons)...  513.6     84.8%   513.6     84.8%   0.848(3)   0.848%(3)       84.8%

- --------
 *  Less than 1%
(1) Each named person's address is 6805 Capital of Texas Highway, Suite 330, Austin, Texas 78731, except for Bernard McKeown, whose address is 12931 Drury Lane, Plymouth, MI 48170.
(2) The ADCS Holders collectively beneficially own one Unit, or 1%, of ADCS Holdings. The remaining 99 Units, or 99% of the membership interests in ADCS Holdings are held of record by ADCS Nevada, all of which is in turn owned by the ADCS Holders. Only the one Unit, or 1% of the membership interests in ADCS Holdings, collectively held directly by the ADCS Holders will be exchanged for Holdings Common Stock. The 99 Units held of record by ADCS Nevada will not be exchanged for Holdings Common Stock and will remain held of record by ADCS Nevada as of the Closing Date.
(3) In addition to the 0.684 Units owned directly, Stephen H. Siegele may be deemed the beneficial owner of the remaining 99 Units, or 99% of the membership interests in ADCS Holdings. Stephen H. Siegele is the beneficial owner of 68.4% of the Common Stock of ADCS Nevada and as such may be deemed the beneficial owner of such remaining 99 Units, or 99% of the membership interests in ADCS Holdings, which are held of record by ADCS Nevada. Stephen H. Siegele disclaims beneficial ownership of all but 68.4% of 99%, or 67.7%, of the Units representing the membership interests in ADCS Holdings. Only the one Unit, or 1% of the membership interests in ADCS Holdings, collectively held directly by the ADCS Holders will be exchanged for Holdings Common Stock. See Note (2) above.
(4) Frederick H. Siegele is the sole General Partner of F.H.S. Investments, Ltd., a Texas limited partnership ("FHS"), and as such may be deemed a beneficial owner of the shares held by FHS. However, Frederick H. Siegele's general partnership interest only entitles him to a 1% interest in FHS. The remaining 99% limited partnership interests in FHS are owned as follows: (i) 33% by the Frederick J. Siegele Irrevocable Trust of which Frederick J. Siegele is the sole beneficiary, (ii) 33% by the Stephen H. Siegele Irrevocable Trust of which Stephen H. Siegele is the sole beneficiary and (iii) 33% by the Stuart F. Siegele Irrevocable Trust of which Stuart F. Siegele is the sole beneficiary. None of the limited partners in FHS have or share any right to vote the ADCS Interests held by FHS or have or share any investment power with respect to such ADCS Interests held by FHS. Accordingly, each of such limited partners disclaims beneficial ownership of the ADCS Interests held of record by FHS. Frederick H. Siegele disclaims beneficial ownership of all but 1% the ADCS Interests held of record by FHS which are attributable to him as a result of his 1% general partnership interest.

                             BUSINESS OF LAWRENCE

GENERAL

  Lawrence is an outsourcer of epitaxial processing of silicon wafers using CVD technology to meet customer specifications. Epitaxial processing is one of many steps involved in transforming a silicon wafer into a semiconductor chip, the primary functional component of most electronic products, and has the purpose of, among other things, allowing for improved isolation of circuits, establishing electrical uniformity throughout the wafer and determining the electrical characteristics of the finished device. Epitaxial structures are utilized primarily on complex electronic devices that would not be manufacturable on a prime polished wafer alone. Lawrence focuses on advanced epitaxial structures for a broad array of technologies including CMOS, BiCMOS, Bipolar, CCD Imager, Smart Sensor and Heteroepitaxial structures. The majority of these structures are produced on prime wafers that have undergone previous processing steps and involve buried circuit elements under the epitaxial layer(s).

  Lawrence assists customers in product and process development as well as provides outsourced epitaxial processing during production. Lawrence serves a broad application base comprising discrete semiconductors, integrated circuits, sensors and micromachined/non-electronic products, and various segments of the electronics industry including computers, telecommunications, industrial, consumer, aerospace and medical.

BACKGROUND

  The epitaxial process involves the growth of a layer of silicon on the surface of a prime polished silicon wafer by aligning the atoms of silicon perfectly with the silicon atoms in the underlying substrate wafer, resulting in superior electronic performance. The epitaxial layer eliminates deformities resulting from mechanical polishing and etching and creates a region in which the ultimate device structure is formed by the manufacturer. Lawrence specializes in complex applications for which a generic epitaxial structure is inadequate to achieve the desired performance features. The Lawrence process often includes creating an epitaxial layer over buried circuits and other mechanisms that are patterned and implanted before the epitaxial layer is grown. Lawrence uses a process known as vapor-phase single crystal growth in processing approximately 50,000 highly specialized custom wafers per month. In addition to the performance characteristics attained, epitaxial wafers in general result in increased yields of good chips per wafer due to a more uniform surface and consistent electrical characteristics.

  Epitaxial wafers may be broken down into two categories: specialty epitaxial and standardized epitaxial. The primary difference relates to the level of value added in the production process. Standardized wafers are more suited to large production runs, with a single variety of wafer used in large numbers of end products. The engineering is simpler: standardized wafers usually consist of a single epitaxial layer over a polished silicon wafer. As such, they are employed in mass quantities in end products and the alterations necessary to customize the chip from one product to the next are neither complex nor time consuming. Specialty epitaxial wafers are the result of a far more complex processing. Generally, the epitaxial layer is grown from a single crystal, not upon a simple polished silicon wafer, but on top of several additional doped layers that have been patterned and implanted (or "buried") onto the silicon wafer. Doping is the process by which an element is introduced into the crystal lattice structure of silicon providing the free electrons necessary for electricity to flow through the resulting material.

  Lawrence engineers establish recipes to process wafers to customized specifications and with extremely precise tolerances. To achieve such formulas, engineers must precisely correlate measurements so that all specifications can be satisfied simultaneously. Lawrence has the capability to minimize variances in thickness and resistivity to 2% and 4%, respectively.

  During the early stages of product development, Lawrence assists customers in product engineering and performs test runs in developmental quantities. Over time, these developmental quantities evolve into production as the devices are perfected, qualified and accepted by the customers' customers. The gestation period runs between three and four years for today's complex devices. Lawrence's extensive process development effort often results in Lawrence processes being incorporated into customers' next-generation products. Lawrence believes that its initial investment in its customers' product development efforts has created a competitive advantage by developing customer relationships and keeping Lawrence abreast of its customers' needs and the industry's overall direction.

INDUSTRY

  Lawrence believes that the demand for smaller, faster and more powerful electronic devices has made the improved isolation of chip elements, electrical uniformity and other advanced performance characteristics provided by an epitaxial layer imperative to a number of end products. Lawrence further believes that for certain advanced switching devices, complex sensors, industrial controls and other emerging products in which Lawrence's process is designed, a highly-engineered epitaxial structure is the critical element to end product performance and ultimately the commercial success of the product.

  Silicon wafers are the starting point for the manufacture of semiconductors. Pure silicon is one of the most refined materials in the world, and wafers must be produced to meet purity requirements measured in parts per billion as well as critical customer dimensions measured in thousands of angstroms (one ten-billionth of a meter). However, even highly refined silicon does not meet the performance characteristics demanded by advanced semiconductor device manufacturers. Epitaxial processing allows chips to overcome some of the natural limitations of silicon, giving rise to a large and growing market. The improved isolation of the different elements of the chip provided by epitaxial wafers allows for increased performance and reliability in the finished semiconductor device. If these circuits are not sufficiently isolated, latch-up, or electrical, communication between circuits occurs, and the entire chip can be rendered inoperable.

  While all epitaxial wafers prevent latch-up, more complex electrical devices require even higher levels of chip sophistication than just an epitaxial layer over a prime polished silicon wafer. These complex devices require highly engineered, application-specific, specialty epitaxial wafers. These wafers can enhance the productivity of advanced memory chips and digital integrated circuits. In other devices, such as bipolar, BiCMOS and smart sensors, specialty epitaxial wafers are imperative.

  Lawrence believes that, because of their unique advantages, use of epitaxial wafers is on the rise. Historically, given their higher cost, epitaxial wafers have not been considered suitable for a number of applications in the semiconductor industry. In areas where higher performance characteristics are not a necessity, the additional cost can be prohibitive.

  Lawrence believes four factors are driving the increasing use of epitaxial wafers in the semiconductor industry. The first is the growth in the semiconductor industry itself. The demand for silicon wafers is projected to increase at a combined annual growth rate of approximately 14% from 1992 to 2001 according to Dataquest, Inc. ("Dataquest"), a semiconductor market research firm. The second growth driver is that the demand for epitaxial wafers is not expected to remain a constant proportion of overall wafer demand. As electronic devices and semiconductors continually become more complex and more highly engineered, the requirement for better performing chips increases, raising the overall demand for epitaxial wafers. As a result, growth rate is projected to increase 18.6% from 1992 to 2002 for all epitaxial wafers according to Dataquest. According to Dataquest, epitaxial wafer output was 520 million square inches in 1995, a number which is expected to more than double by 2000, exceeding one billion square inches. The third factor is yield. The increasing cost of chip fabrication has forced manufacturers to produce increasingly higher yields to justify the associated capital costs of the fabrication facilities. The fourth factor is that the highly engineered and application-specific nature of specialty wafers offer what Lawrence believes is a unique functionality that provides competitive differentiation.

  Historically, electronics and semiconductor manufacturers developed and produced in-house the particularly complex, application specific epitaxial structures on which Lawrence focuses since large wafer manufacturers generally provide only high-volume epitaxial structures applied directly to prime wafers prior to any other processing. Through outsourcing complex epitaxial structure development and processing, Lawrence's customers are free to focus on their core competencies of product development, manufacturing and marketing. With the increasing complexity of electronic devices, electronics and semiconductor manufacturers must continually develop advanced products and produce them at a competitive cost. These factors are driving manufacturers to seek application-specific solutions that can be provided from product development through full-scale production. Lawrence believes that semiconductor and electronics companies perform in-house the vast majority of specialty epitaxial processing, representing what Lawrence sees as its most significant opportunity.

BUSINESS STRATEGY

  Lawrence's principal strategy is to seek new epitaxial processing applications through the coordination of its process development and processing capabilities and through close collaboration with customers during the life cycles of their end products. The increasing complexity of electronic devices drives electronics and semiconductor manufacturers to develop advanced products and to produce them at a competitive cost. Manufacturers seek application-specific solutions that can be provided from product development through full-scale production.

  Lawrence's core business is focused on smaller, emerging, customized production lots versus large orders for standardized epitaxial processing. Lawrence strives to continually develop its process to meet the performance requirements of customers' emerging products. Lawrence believes that the precision required by Lawrence's customers and the complexity involved in achieving precise specifications makes Lawrence's processes very difficult for competitors to duplicate.

  In order for Lawrence to achieve its goal of becoming a "virtual" component of its customers' manufacturing processes, quick turnaround of incoming orders is essential. Lawrence targets a utilization rate of 80% of capacity so that it can fulfill orders in times of unforeseen demand. Additionally, Lawrence's rigid process controls are designed to improve its customers' profitability through obtaining high yields of wafers within specifications. Lawrence's customers have committed significant resources to the wafers that are sent to Lawrence for processing. Many of these wafers already contain buried circuits and other structures that are patterned and implanted before the epitaxial layer is grown.

  Lawrence combines its applications expertise with strong process controls aimed at achieving efficient production. Utilization of reactors is maximized by a 24 hours-per-day, seven days-a-week operation. Lawrence's capability to perform all repair and maintenance functions for the reactors, including quartz repair, reduces downtime for the reactors.

CUSTOMERS AND SUPPLIERS

  The table below illustrates Lawrence's sales breakdown by application for the year ended December 31, 1996 as rounded to the nearest whole percentage.

     Integrated Circuits.................................................... 58%
     Discrete Semiconductor Devices......................................... 20%
     Sensor Applications.................................................... 18%
     Micromachined and Non-electronic Applications..........................  4%

  The table below illustrates Lawrence's sales breakdown by end product industry for the year ended December 31, 1996 as rounded to the nearest whole percentage.

     Industrial............................................................. 23%
     Auto Safety............................................................ 21%
     Disk Drive............................................................. 21%
     Telecommunications..................................................... 17%
     Medical................................................................  8%
     Consumer...............................................................  4%
     Other..................................................................  6%

  Lawrence is materially dependent on a limited number of customers. See "RISK FACTORS--Risks Related to Lawrence--Dependence on Particular Customers."

  In addition, Lawrence's manufacturing process is materially dependent upon the availability of certain materials, certain of which are available from time to time only from a single source. See "RISK FACTORS--Risks Related to Lawrence--Risks Associated with Manufacturing Operations."

COMPETITION

  Lawrence has many competitors who have substantially greater financial and other resources than Lawrence. Lawrence expects continued competition from existing competitors as well as competition from new entrants in the semiconductor market. Increased competition could result in price reduction, reduced margins and loss of market share, any of which could materially adversely affect Lawrence's business, financial condition and results of operations. See "RISK FACTORS--Risks Related to Lawrence--Competition; Growth Strategy."

BACKLOG

  As of December 31, 1996, Lawrence had no material backlog of processing orders. Lawrence considers as firm backlog (i) orders for processing to be completed within six months of the backlog date and (ii) fully executed and funded research contract awards.

PROPRIETARY RIGHTS

  Lawrence relies upon trade secrets, unpatented know-how, continuing technological innovation and the aggressive pursuit of licensing opportunities in order to develop and maintain its competitive position. Lawrence requires undertakings from all employees, certain former employees, and most consultants, advisers, sponsored researchers and outside scientific collaborators regarding the confidential nature of Lawrence's processes upon the commencement of employment or consulting relationships with Lawrence. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with Lawrence is to be kept confidential and not disclosed to third parties, except in specific circumstances. All of Lawrence's employees have entered into agreements providing for the assignment of rights to inventions made by them while in the employ of Lawrence. See "RISK FACTORS--Risks Related to Lawrence--Lack of Protection for Proprietary Technologies."

RESEARCH AND DEVELOPMENT

  Lawrence has not incurred research and development expenses as those expenses are generally borne by the customer.

ENVIRONMENTAL REGULATION

  Lawrence uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its processing activities. Therefore, Lawrence is subject to a variety of federal, state and local governmental laws, rules and regulations related to the storage, use and disposal of these materials. Lawrence believes that it has all the permits necessary to conduct its business. However, the failure to comply with present or future laws, rules and regulations could result in fines or other liabilities being imposed on Lawrence, suspension of production or a cessation of operations. While Lawrence believes that it has properly handled its hazardous materials and wastes and has not contributed to any on-site contamination or environmental condition at its premises in Mesa, Arizona and Tempe, Arizona, and although Lawrence required Phase I environmental testing of the property on which its Mesa facility was constructed, prior to construction and occupancy, these premises may have been contaminated prior to Lawrence's occupancy. Lawrence is not aware of any environmental investigation, proceeding or action by federal or state agencies involving these premises. However, under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. Lawrence's activities may also result in its being subject to additional regulation. Such regulations could require Lawrence to acquire significant additional equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by Lawrence to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on Lawrence's business, operating results and financial condition. See "RISK FACTORS--Risks Related to Lawrence-- Environmental Regulations."

LITIGATION

  Applied Materials, Inc. vs. Advanced Semiconductor Materials of America, Inc. Beginning in 1991, Applied Materials brought several lawsuits against ASM for willful infringement, alleging that the ASM Epsilon One(TM) atmospheric reactors infringe several patents owned by Applied Materials. On April 26, 1994, in the first case to be tried, the trial court found that the ASM Epsilon One(TM) atmospheric reactor is an infringing device and entered a modified injunction against ASM. In a subsequent trial, the trial court also found that ASM's reduced pressure reactors also infringed upon additional Applied Materials' patents. Reduced pressure reactors are not as widely used by Lawrence. No attempt has been made to date to enjoin Lawrence's use of either the atmospheric or reduced pressure reactors.

  On October 24, 1996, the Court of Appeals for the Federal Circuit affirmed in part, and reversed in part, the trial court's decision involving the atmospheric reactors. It upheld by a 2-1 ruling of the panel that ASM had failed in its efforts to prove Applied Materials' 609 patent invalid although it was successful in proving the invalidity and/or non-infringement of two other patents of Applied Materials. In a companion appeal, the court upheld the finding that the ASM reduced pressure reactors also infringed U.S. patents held by Applied Materials.

  Applied Materials, Inc. vs. Lawrence Semiconductor Laboratories, Inc. In July 1996, Applied Materials brought suit against Lawrence in the United States District Court, Northern District of California, San Jose Division, Applied Materials vs. Lawrence Semiconductor Laboratories, Inc. (C-96 20591EAI), alleging that Lawrence's use of the ASM Epsilon One(TM) atmospheric and reduced pressure reactors constitute acts of willful infringement of four of the patents that are at issue in the ASM litigation. On May 15, 1997, Lawrence settled the patent infringement litigation with Applied Materials. Under the terms of the related settlement agreement, Lawrence agreed to pay Applied Materials $2,000,000 and to purchase chemical reactors from Applied Materials assuming Lawrence's business conditions justify such purchases. Such conditions include growth in customer requirements necessitating the addition of epitaxial processing capacity, such chemical reactors meeting the requirements of Lawrence and its customers and the chemical reactors being competitive in terms of price and productivity with other acceptable market alternatives. Although the agreement specifies annual chemical reactor purchase requirements for years 1997 through 2002, such requirements are not cumulative in the event business conditions do not warrant the required purchases in any given year. Lawrence anticipates purchasing one chemical reactor in 1997 at an approximate cost of $2,500,000 with installation expected during the second half of the year. Lawrence accrued the $2,000,000 relating to this settlement in 1996 financial statements. Under patent regulations, once damages have been assessed and a settlement reached, Lawrence will be entitled to use the equipment without further infringement or claim for damages. The litigation was dismissed with prejudice on June 12, 1997.

EMPLOYEES

  As of June 30, 1997, Lawrence employed 82 persons. None of Lawrence's employees is represented by a labor union. Lawrence has not experienced any work stoppages to date and believes its relationship with its employees is good.

PROPERTIES

  Lawrence owns its corporate headquarters which are located at 550 West Juanita, Mesa, Arizona. This facility measures 33,353 square feet and is expandable to 50,000 square feet. Lawrence obtains certain of its manufacturing equipment by entering into capital leases while other equipment is held subject to liens on the related equipment securing notes payable.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS--LAWRENCE

OVERVIEW

  LSL was founded in 1988 and LSLMS was founded in 1991. Lawrence provides epitaxial service to its customers, and Lawrence works closely with its customers in designing their processes.

  The following table sets forth the percentage relationship to net sales of certain items in the Lawrence combined statements of income:

                                                               SIX MONTHS
                                  YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                  -------------------------  ----------------
                                   1994     1995     1996     1996     1997
                                  -------  -------  -------  -------  -------
                                                               (UNAUDITED)
   Net sales.....................   100.0%   100.0%   100.0%   100.0%   100.0%
   Cost of sales.................    54.9     53.9     51.2     46.9     60.0
                                  -------  -------  -------  -------  -------
   Gross profit..................    45.1     46.1     48.8     53.1     40.0
   Selling, general &
    administrative expense.......    16.5     13.3     13.4     11.1     14.4
   Litigation settlement.........     --       --       9.9      --       --
                                  -------  -------  -------  -------  -------
   Total expense.................    16.5     13.3     23.3     11.1     14.4
                                  -------  -------  -------  -------  -------
   Operating income..............    28.6     32.8     25.5     42.0     25.6
   Other income, net.............     6.9      9.8      4.1      3.6      5.3
                                  -------  -------  -------  -------  -------
   Income before income taxes....    21.7     23.0     21.4     38.4     20.3
   Income tax provision..........     8.8      9.5      8.2     14.8      8.0
                                  -------  -------  -------  -------  -------
   Net income....................    12.9%    13.5%    13.2%    23.6%    12.3%
                                  =======  =======  =======  =======  =======

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 and June 30, 1996

  Net Sales. Net sales decreased by 10.4% during the first half of 1997 compared to the corresponding period in 1996. This decrease resulted primarily from certain of Lawrence's customers not being in production during the first ten days of 1997, a situation which did not occur in 1996, as well as reduced processing capacity during the relocation from a leased facility in Tempe, Arizona to a new company-owned facility located in Mesa, Arizona. The relocation started during the second half of 1996 and was completed on July 19, 1997 as described below. Production capacity was reduced during this period due to the relocation and subsequent testing required for the Company's reactors to be qualified by the customer.

  Gross Profit. Gross profit as a percentage of net sales decreased from 53.1% in the first half of 1996 to 40.0% in the first half of 1997. This decrease resulted from a shift to a less profitable sales mix coupled with higher production costs. The increase in cost of sales resulted primarily from the consolidation activities and transition costs related to the move to the new company-owned facility. During the first six months of 1997 Lawrence included $873,000 in cost of sales for redundant labor and overhead expenses related to the consolidation. As of July 19, 1997, the consolidation was complete and all activities have been relocated to Mesa.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of net sales increased to 14.4% in 1997 from 11.1% in the same period in 1996 as a result of increased executive compensation.

  Research and Development Expenses. Lawrence does not have research and development expenses as such costs are borne by its customers.

  Income Taxes. The provision for income taxes as a percentage of net sales decreased from 14.8% in 1996 to 8.0% in 1997, primarily as a result of lower pretax income; however, Lawrence's effective income tax rate remained relatively consistent between periods.

 Years Ended December 31, 1996, 1995 and 1994

  Net Sales. Net sales increased 40.7% to approximately $20,271,000 in 1996 from approximately $14,409,000 and increased 100.7% in 1995 from approximately $7,178,000 in 1994. These increases resulted primarily from increased processing services for existing customers.

  Gross Profit. Gross profit increased 48.8% to approximately $9,887,000 in 1996 from approximately $6,645,000 in 1995 and increased 105.4% in 1995 from approximately $3,235,000 in 1994. Gross profit as a percentage of net sales increased to 48.8% in 1996 from 46.1% in 1995 up from 45.1% in 1994 as the components of cost of sales, primarily plant labor and equipment related expenses, remained relatively consistent as a percentage of net sales. Margin improvements resulted from improved operating efficiencies caused by increased throughput.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 41.3% to approximately $2,715,000 in 1996 from $1,921,000 in 1995 and increased 62.7% in 1995 from approximately $1,181,000 in 1994. These increases were attributable to increased salaries for sales personnel corresponding to increases in net sales. As a percentage of net sales, these expenses increased to 13.4% in 1996 from 13.3% in 1995 and decreased in 1995 from 16.5% in 1994. Income from operations in 1996 also reflected a $2,000,000 charge resulting from settlement of patent litigation by Lawrence in May 1997.

  Research and Development Expenses. Lawrence does not have research and development expenses, as such costs are borne by the customer.

  Income Taxes. The provision for income taxes increased in 1996 from 1995 and in 1995 from 1994 as a result of similar increases in taxable income as Lawrence's effective tax rate remained relatively consistent between years.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, Lawrence has met its capital requirements through cash flow from operations, commercial financing, capital leases and operating leases for equipment and real property. Total outstanding principal balances on notes payable and capital leases were approximately $16,404,000 and $13,940,000 at June 30, 1997 and December 31, 1996, respectively. Lawrence has commitments from two lessors to provide capital lease financing totaling $3,400,000 during the remainder of 1997. One of the commitments requires Lawrence to maintain compliance with debt to tangible net worth and debt service coverage ratios as defined in the related agreement.

  Certain of the notes payable contain covenants requiring Lawrence to maintain compliance with debt to tangible net worth, debt service coverage and current assets to current liabilities ratios as defined in the related agreement. At December 31, 1996, Lawrence was not in compliance with the debt (defined as all liabilities) to tangible net worth ratio of 3.0 to 1.0, and such violation continued into 1997. Additionally, subsequent to December 31, 1996, Lawrence was not in compliance with the covenant requiring the maintenance of a ratio of current assets to current liabilities of at least
1.2 to 1.0. On June 10, 1997, the lender agreed to waive these covenant violations through September 30, 1997. Although Lawrence believes that it will be able to maintain compliance with all specified ratios subsequent to September 30, 1997, there can be no assurance that it will be able to do so or, in the event of noncompliance, that it will be able to secure future waivers from the lender, which non-compliance or failure to secure waivers could have a material adverse effect on Lawrence's financial condition and results of operations.

  Net cash flow from operating activities for the six months ended June 30, 1997 and 1996 were approximately ($556,000) and $2,758,000 respectively. The decrease in 1997 was primarily attributable to reduced net income and the payment of $2,000,000 for the settlement of litigation with Applied Materials. Net cash used in investing activities decreased by approximately $2,705,000 to $608,000 in 1997 from 1996 due to a decrease in capital expenditures. Major capital expenditures in 1996 related to the new facility and associated capital equipment. Net cash used in financing activities increased $3,516,000 in 1997. Net cash used in financing activities in 1996 included $3,115,000 of proceeds from borrowings. The cash used for financing in 1997 was primarily a result of scheduled principal payments on notes payable and capital lease obligations.

  Net cash flows from operating activities for the years ended December 31, 1996 and 1995 were approximately $5,899,000 and $5,692,000, respectively. The slight increase between years was primarily attributable to increased net income and non-cash charges for depreciation, bad debts and deferred income taxes, offset by increased working capital needs for business expansion in 1996 as well as the absence in 1996 of the non-cash charge relating to a sale-leaseback transaction in 1995. Net cash used in investing activities increased in 1996 compared to 1995 by approximately $4,902,000, primarily as a result of the construction of Lawrence's new manufacturing facility in Mesa, Arizona as well as the investment of excess cash balances in certificates of deposit. Net cash provided by financing activities was approximately $908,000 in 1996 compared to a net cash usage of $1,620,000 in 1995. This change resulted primarily from borrowings to fund the new manufacturing facility, offset by increased principal payments on capital lease obligations and notes payable.

  Net cash flows from operating activities for the years ended December 31, 1995 and 1994 were approximately $5,692,000 and $2,238,000, respectively. The approximate $3,454,000 increase was primarily attributable to increased net income combined with increased non-cash charges for depreciation, deferred income taxes and a sale-leaseback transaction in 1995. Net cash used in investing activities increased by approximately $966,000 primarily as a result of increased capital expenditures to support business expansion. Net cash used in financing activities increased by approximately $518,000 primarily as a result of principal payments on capital lease obligations and notes payable resulting from business expansion.

  Management believes that cash from operating activities and available borrowings will be sufficient for its anticipated capital requirements for the immediate future.

INFLATION

  Management believes that inflation did not have a significant impact on Lawrence's results of operations during the first half of 1997 and the fiscal years 1996, 1995 and 1994.

                            MANAGEMENT OF LAWRENCE

DIRECTORS AND EXECUTIVE OFFICERS

  The names, ages and positions of Lawrence's directors and executive officers are as follows:

NAME                            AGE POSITION
- ----                            --- --------
Lamonte H. Lawrence............  58 President, Chief Executive Officer, Director
Tom L. Thompson................  55 Chief Technical Officer
Gerald W. McReynolds...........  51 Chief Operating Officer
Barbara C. Freund..............  35 Chief Financial Officer
Regina Lawrence................  55 Secretary and Director

  LAMONTE H. LAWRENCE, a founder of Lawrence, has served as President, Chief Executive Officer and a director since Lawrence's inception in 1988. Prior to the establishment of Lawrence, Mr. Lawrence worked as an independent consultant. In 1983, Mr. Lawrence founded U.S. Semiconductor Corp. where he acted as President from its inception in 1983 to 1987. Other work experience includes the positions of General Manager of Epitaxy, Inc. from 1982 to 1983, Director of the Epitaxial Technology Laboratory of Applied Materials from 1979 to 1981, and various engineering and management positions culminating as Product Manager at Motorola from 1960 to 1976.

  TOM L. THOMPSON has served as Chief Technical Officer of Lawrence since 1988. His responsibilities include sustaining day-to-day process engineering and directing process development as well as overseeing the modification of reactors for improved reliability and performance. Prior to joining Lawrence, Mr. Thompson worked as a Senior Staff Engineer at both Applied Materials from 1978 to 1988 and Motorola, Inc. from 1968 to 1978, and as a Staff Physicist at Dow Corning Corporation from 1965 to 1968.

  GERALD W. MCREYNOLDS has served as Chief Operating Officer of Lawrence since 1996. Prior to joining Lawrence, he held the positions of Manager of Support Services at MEMC Electronic Materials Company from 1994 to 1996, Vice President of Quality Assurance and Applications Engineering at Kawasaki Wafer Technology from 1989 to 1994, Customer Quality Assurance Manager, Worldwide Schedule Manger and Specifications Center Manager at Monsanto Electronic Materials Company from 1974 to 1989, and Process Engineer at Amoco Chemicals Company from 1968 to 1974.

  BARBARA C. FREUND has served as Chief Financial Officer of Lawrence since 1995. From 1994 until 1995, she served as Controller. Previously, Ms. Freund served as Assistant Controller at the Pointe Hilton Resort on South Mountain from 1990 until 1993 and as Accounting Manager at the Pointe Hilton Resort from 1986 until 1990. From 1985 to 1986, Ms. Freund held the position of Accountant at MGM/MGA Clothing Company.

  REGINA LAWRENCE has served as Secretary of Lawrence since 1993 and as a director of Lawrence since 1996. From 1994 until 1996, she served as Operating Director of the Sonoma County (California) Department of Human Services. Mrs. Lawrence has also been consulting in human services and forensic social work for over five years.

  Lamonte H. Lawrence and Regina Lawrence are married.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation paid by Lawrence to Mr. Lamonte H. Lawrence for the fiscal years ended December 31, 1996, 1995 and 1994. Mr. Lawrence will serve as a director of the Company if only the Lawrence Acquisition is consummated or a director of Holdings if both Transactions are consummated.

                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL
                                              COMPENSATION
                                              ------------         ALL OTHER
     NAME AND PRINCIPAL POSITION     YEAR      SALARY($)       COMPENSATION($)(1)
     ---------------------------     ----     ------------     ------------------
     Lamonte H. Lawrence             1996       709,243              43,967
      President and Chief            1995       279,679              36,155
      Executive Officer              1994       161,234              41,927

- --------
(1) Represents premiums paid by LSL for life insurance insuring the life of Mr. Lawrence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Lawrence has notes receivable from Mr. Lamonte H. Lawrence which bear interest at 7% and are due upon demand. The balance at December 31, 1994, 1995 and 1996 includes accrued interest of $38,000, $70,000 and $126,000, respectively. Interest income on the notes totaled $18,000, $32,000 and $56,000 during 1994, 1995 and 1996, respectively.

  Lawrence has amounts due from Lawrence Semiconductor Research Laboratories, Inc. ("LSRL") for charges by Lawrence for use of its facility. Income from such charges, which is included in net sales, totaled $204,000, $180,000 and $255,000 in 1994, 1995 and 1996, respectively. The balance as of December 31, 1996 also includes $323,352 related to the transfer to LSRL of leasehold improvements at net book value during 1996. All amounts are non-interest bearing and are due upon demand.

  Lawrence has amounts due from LSI for the net amount of non-interest bearing advances from Lawrence made during 1996. The amount outstanding is due upon demand.

  During 1996, Lawrence leased an epitaxial reactor to LSRL. Monthly payments required under the lease are equal to the monthly debt service requirements on Lawrence's underlying note payable. Rental revenue relating to this lease totaled $83,600 in 1996 and is reflected as a reduction of cost of sales in the accompanying combined statement of income and retained earnings.

  Mr. Lamonte H. Lawrence is the sole shareholder of each of LSI and LSRL.

                   BENEFICIAL OWNERSHIP OF LSL COMMON STOCK

  The following table sets forth certain information regarding beneficial ownership of LSL Common Stock as of the Record Date by (i) each person known by Lawrence to own beneficially any of the LSL Common Stock and (ii) all directors and executive officers of Lawrence as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of LSL Common Stock shown as beneficially owned by them.

 NAME AND ADDRESS OF
  BENEFICIAL OWNER                    SHARES BENEFICIALLY OWNED PERCENT OF CLASS
 -------------------                  ------------------------- ----------------
Lamonte H. Lawrence(1)(2)...........            9,800                 98.0%
The Arizona State University
 Foundation(3)......................              200                  2.0%
All directors and executive officers
 as a group (4 persons)(4)..........            9,800                 98.0%

- --------
(1) Regina Lawrence, who serves as director and Secretary of Lawrence, is the wife of Lamonte H. Lawrence. Pursuant to California law, Regina Lawrence holds a one-half community property interest in the 9,800 shares held of record by Lamonte H. Lawrence. Regina Lawrence disclaims beneficial ownership of such shares.
(2) The address for Lamonte H. Lawrence is c/o Lawrence Semiconductor Laboratories, Inc., 550 West Juanita, Mesa, Arizona, 85210.
(3) The address of the Arizona State University Foundation is 707 South College, Tempe, Arizona 85281.
(4) No officer or director of Lawrence beneficially owns any shares of LSL Common Stock, except for the ownership indicated in this table for Lamonte
    H. Lawrence.

                              THE REORGANIZATION
                                 (PROPOSAL 2)

  The description of the Reorganization contained in this Proxy Statement/Prospectus summarizes the material provisions of the Merger and Exchange Agreement and is qualified in its entirety by reference to the Merger and Exchange Agreement, the full text of which is attached hereto as Appendix A and is incorporated herein by reference. All stockholders of the Company, the ADCS Holders and the LSL Stockholders are urged to read Appendix A in its entirety.

GENERAL

  The Reorganization will be effected through the merger of Merger Subsidiary with and into the Company with the Company being the surviving corporation (the "Merger") and the simultaneous exchange by the ADCS Holders of all of their ADCS Interests for shares of Holdings Common Stock (the "Exchange"). As a result of the Reorganization, Holdings will become the parent holding company of the Company and of the ADCS Group. This structure is designed to accomplish three goals which a simpler structure could not accommodate, namely
(i) issuance of securities as consideration for the ADCS Interests, (ii) tax-free treatment of the Exchange to the ADCS Holders, and (iii) pooling-of-interests accounting treatment.

THE MERGER

  The Company incorporated Holdings and Merger Subsidiary under the laws of the State of Delaware for the purpose of accomplishing the Reorganization. Pursuant to the Merger and Exchange Agreement, at the Effective Time, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. In connection with the Merger, (i) each share of Company Common Stock will be converted into the right to receive one share of Holdings Common Stock, (ii) each share of common stock of Merger Subsidiary held by Holdings will be automatically converted on a one-for-one basis into shares of Company Common Stock, and (iii) shares of Holdings Common Stock held by the Company prior thereto will be cancelled. As a result of the Merger, Holdings will become the owner of all of the outstanding shares of Company Common Stock, and each stockholder of the Company will become the owner of one share of Holdings Common Stock for each share of Company Common Stock held immediately prior to the Merger. In addition, each outstanding option and warrant to acquire Company Common Stock will entitle the holder thereof to purchase, on identical terms, an equivalent number of shares of Holdings Common Stock. See "EXECUTIVE COMPENSATION--Option Exercises and Year-End Values" for information regarding options held by certain executive officers. It is not generally contemplated that Holdings will assume or guarantee any of the Company's obligations, except as otherwise described in this Proxy Statement/Prospectus. In addition, credit facilities currently outstanding or available to the Company may be transferred to Holdings.

THE EXCHANGE

  The Merger and Exchange Agreement provides that, as a condition to the obligations of the ATMI Group thereunder, the ADCS Interests shall have been acquired simultaneously with the Effective Time. Accordingly, the ADCS Holders will be offered the opportunity to exchange the ADCS Interests for shares of Holdings Common Stock, as provided in the Merger and Exchange Agreement. The Exchange Consideration will be equal in number to $87.5 million divided by the "Exchange Average Closing Price" of Company Common Stock; provided, however, that in the event that the combined book value of the ADCS Group determined as of the Closing Date in accordance with GAAP is less than $10 million by an amount greater than $500,000, the number of shares of Holdings Common Stock to be issued to the ADCS Holders in connection with the Exchange shall be decreased by a number of shares equal to (i) $10 million less (ii) the book value as of the Closing Date, divided by the Exchange Average Closing Price. Such determination of book value will be made by Holdings no later than 90 days after the Closing Date. If Holdings and the holders owning 70% or more of the Exchange Consideration do not agree on such book value within 60 days after determination of such book value, a nationally recognized accounting firm acceptable to Holdings and the holders owning 70% or more of the

Exchange Consideration shall make such determination which shall be final and binding on all parties. "Exchange Average Closing Price" means the average closing price of Company Common Stock as reported by Nasdaq for the twenty trading days ended five days prior to the Annual Meeting; provided that in the event the Exchange Average Closing Price is greater than $16.00 per share, the Exchange Average Closing Price shall be deemed to be $16.00 per share; and in the event that the Exchange Average Closing Price is less than $14.00 per share, the Exchange Average Closing Price shall be deemed to be $14.00 per share. The Exchange Consideration shall be allocated to each ADCS Holder according to the ADCS Holders' Pro Rata Portions.

  THE PERIOD DURING WHICH TIME THE ADCS HOLDERS MAY ELECT TO EXCHANGE THEIR ADCS INTERESTS FOR HOLDINGS COMMON STOCK WILL EXPIRE AT 5:00 P.M. (EASTERN
TIME) ON OCTOBER 10, 1997. The ADCS Holders have no rights to approve or terminate the Merger and Exchange Agreement. However, they are neither bound to deliver their ADCS Interests nor bound to consummate the Exchange. In the event that Holdings is not able to acquire all of the ADCS Interests through the Exchange, the ATMI Group may proceed with the Reorganization or terminate the Merger and Exchange Agreement, and in some circumstances the ADCS Group will be required to pay the Company a termination fee of $5 million.

  Because the number of shares of Holdings Common Stock issuable to the ADCS Holders will depend on the Exchange Average Closing Price and the combined book value of the ADCS Group, there is no guarantee as to the number of shares of Holdings Common Stock that the ADCS Holders will receive, except that they can receive in the aggregate a maximum of 6,250,000 shares and, in the absence of an adjustment to the Exchange Consideration, a minimum of 5,468,750 shares.

  The following table sets forth examples of the number of shares of Holdings Common Stock to be issued in exchange for the ADCS Interests on a per share or per limited liability company unit basis given different combined book values of the ADCS Group as of the Closing Date and different Exchange Average Closing Prices. Notwithstanding the following per share/per unit exchange ratio examples, the ADCS Holders will not be provided the opportunity to exchange individual components of their ADCS Interests. Instead, such exchanges must be made on an aggregate basis. All per share numbers other than with respect to ADCS Manager Common Stock have been rounded to the nearest tenth of a share.

                                 SAMPLE ADCS GROUP BOOK VALUE; SAMPLE EXCHANGE AVERAGE CLOSING PRICE
                         ----------------------------------------------------------------------------------------
                          ADCS GROUP     ADCS GROUP     ADCS GROUP     ADCS GROUP     ADCS GROUP     ADCS GROUP
                          BOOK VALUE     BOOK VALUE     BOOK VALUE     BOOK VALUE     BOOK VALUE     BOOK VALUE
                         GREATER THAN   GREATER THAN   GREATER THAN     EQUAL TO       EQUAL TO       EQUAL TO
                         OR EQUAL TO    OR EQUAL TO    OR EQUAL TO
                          $9,500,000     $9,500,000     $9,500,000     $8,000,000     $8,000,000     $8,000,000

                           EXCHANGE       EXCHANGE       EXCHANGE       EXCHANGE       EXCHANGE       EXCHANGE
                            AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE
                         CLOSING PRICE  CLOSING PRICE  CLOSING PRICE  CLOSING PRICE  CLOSING PRICE  CLOSING PRICE
                         OF $16.00(1)   OF $15.00(1)   OF $14.00(1)   OF $16.00(1)   OF $15.00(1)   OF $14.00(1)
                         -------------  -------------  -------------  -------------  -------------  -------------
NUMBER OF SHARES OF
 HOLDINGS COMMON STOCK
 TO BE EXCHANGED FOR:
 One share of ADCS
  Nevada Common
  Stock(2).............     8,936.6        9,532.4       10,213.2        8,732.3        9,314.5        9,979.8
 One share of ADCS
  Manager Common
  Stock(3).............       0.907          0.963          1.032          0.882          0.941          1.008
 One limited liability
  company unit of ADCS
  Holdings(4)..........    54,140.6(5)    57,750.0(5)    61,875.0(5)    52,903.1(5)    56,430.0(5)    60,460.7(5)

- --------
(1) The aggregate number of shares of Holdings Common Stock to be exchanged for the ADCS Interests (i) in the event the ADCS Group book value equals or exceeds $9,500,000 and assuming Exchange Average Closing Prices of $16.00, $15.00 or $14.00, would be 5,468,750 shares, 5,833,333 shares or
    6,250,000 shares, respectively; or (ii) in the event the ADCS Group book value equals $8,000,000 and assuming Exchange Average Closing Prices of $16.00, $15.00 or $14.00, would be 5,343,750 shares, 5,700,000 shares or
    6,107,142 shares, respectively.

(2) 99.0% of the Exchange Consideration will be allocated to the ADCS Nevada Common Stock, of which there are 605.8308 shares outstanding.
(3) 0.01% of the Exchange Consideration will be allocated to the ADCS Manager Common Stock, of which there are 605.8308 shares outstanding.
(4) 0.99% of the Exchange Consideration will be allocated to the ADCS Holdings Membership Interests (i.e., the one limited liability company unit of ADCS Holdings collectively held by the ADCS Holders). No shares will be offered in exchange for the remaining 99 ADCS Holdings limited liability company units held by ADCS Nevada.
(5) Represents the aggregate number of shares of Holdings Common Stock to be issued in exchange for the ADCS Holdings Membership Interests (i.e., the one limited liability company unit of ADCS Holdings collectively held by the ADCS Holders). Each ADCS Holder would be entitled to receive a portion of such number of shares of Holdings Common Stock in proportion to such holder's relative pro rata ownership of the ADCS Holdings Membership Interests.

  As of June 30, 1997, the ADCS Group book value was equal to approximately $12,473,000. Furthermore, if the closing of the Reorganization (the "Closing") were to occur on the date of this Proxy Statement/Prospectus, the Exchange Average Closing Price would be $16.00. Therefore, as of the date of this Proxy Statement/Prospectus, the Company expects that an aggregate of 5,468,750 shares of Holdings Common Stock will be issued and that approximately (i) 8,937 shares of Holdings Common Stock will be issued in exchange for each share of ADCS Nevada Common Stock, (ii) 0.9 shares of Holdings Common Stock will be issued in exchange for each share of ADCS Manager Common Stock and
(iii) 54,141 shares of Holdings Common Stock will be issued in exchange for the ADCS Holdings Membership Interests (i.e., the one limited liability company unit of ADCS Holdings collectively held by the ADCS Holders). With respect to the ADCS Holdings Membership Interests, each ADCS Holder would be entitled to receive a portion of the 54,141 shares of Holdings Common Stock to be exchanged therefor in proportion to such ADCS Holder's respective percentage ownership of the ADCS Holdings Membership Interests.

  The stockholders of the Company and the ADCS Holders may call a toll-free telephone number established by the Company (1-888-566-0155) after the last trading day ended five days prior to the date of the Annual Meeting to learn
(i) the number of shares of Holdings Common Stock that will comprise the Exchange Consideration and (ii) the number of shares of Holdings Common Stock to be issued in exchange for (A) each share of ADCS Nevada Common Stock, (B) each share of ADCS Manager Common Stock, and (C) the ADCS Holdings Membership Interests.

  At the Closing, 750,000 shares of the Exchange Consideration will be placed in escrow. Such shares will be allocated among the ADCS Holders in accordance with their respective Pro Rata Portions and will be held and applied in accordance with the Indemnification Agreement and the Escrow Agreement. See "THE REORGANIZATION--Indemnification and Escrow."

RESULTS OF THE REORGANIZATION

  After consummation of the Reorganization, Holdings will operate under the name "ATMI, Inc.," and the Company and the ADCS Group will be direct or indirect wholly-owned operating subsidiaries of Holdings. In addition, the operations of the Company's NovaMOS division and the operations of the ADCS Group will be conducted as a single division following the Closing. See "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS." No other material disposition or restructuring of either the Company or the ADCS Group or any material part thereof is contemplated as a result of the Reorganization. Assuming an Exchange Average Closing Price of $14.00 per share, a combined book value of the ADCS Group in excess of $9.5 million and the acquisition by Holdings of all the ADCS Interests, the stockholders of the Company and the ADCS Holders would own approximately (i) 58.5% and 41.5%, respectively, of the approximately 15,066,455 shares of Holdings Common Stock that would be outstanding if the Lawrence Acquisition is not consummated, or (ii) 44.9% and 31.8%, respectively, of the approximately 19,654,690 shares of Holdings Common Stock that would be outstanding if the Lawrence Acquisition is consummated.

BACKGROUND OF THE REORGANIZATION

  Since its formation in 1986, the Company has focused on the development of new materials technologies for the manufacture of semiconductor chips. As an element of its strategy, the Company has utilized a phased commercialization plan to enter sequentially three market segments served by its core CVD technology, namely semiconductor environmental equipment, semiconductor thin film materials and semiconductor thin film deposition services. The first of these market segments was semiconductor environmental equipment which is now represented by the Company's EcoSys subsidiary. The Company first introduced environmental products in 1989. The Company then began to build market critical mass through mergers and acquisitions, including a merger with Vector in 1994 and the acquisition of the Guardian(R) combustion scrubber product line from Messer Griesheim Industries, Inc. in 1995. This strategy has allowed EcoSys to become one of the world's largest suppliers of point-of-use environmental equipment for the semiconductor industry, satisfying a key goal of the Company's strategy which is to become a market leader in each of its served market segments.

  As the Company's semiconductor thin film materials development programs progressed, it created the NovaMOS division in 1992 to serve the semiconductor CVD precursors market segment. Over the last five years, the NovaMOS business has introduced several products for next-generation semiconductor devices. Concurrent with the formation of NovaMOS, the Company Board of Directors began to consider ways to facilitate the rapid commercialization of these new materials, including mergers and acquisitions. After several reviews by the Company Board of Directors during 1992 and 1993 meetings, the Company Board of Directors established a process for identifying acquisition/merger candidates in the CVD precursors market segment and the criteria for evaluating them. Included in the target company criteria were (1) complementary CVD precursor products, (2) an existing distribution capability into the semiconductor industry, (3) bulk CVD precursor manufacturing capability, and (4) a quality reputation among the target company's customers. These criteria are referred to below as the "CVD Precursor Market Initial Criteria." The establishment of the CVD Precursor Market Initial Criteria led to meetings and discussions with a number of companies that were possible targets.

  As part of this process, Dr. Eugene Banucci, Chief Executive Officer for the Company, had informal discussions with the President of the ADCS Group, Stephen H. Siegele, in 1994. These informal discussions led to substantive discussions in January 1995 between Dr. Banucci, Daniel Sharkey and Raymond Krummen of the Company and Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele of the ADCS Group. From those discussions, the parties concluded that they could not reach a mutually satisfactory valuation for the ADCS Group; however, the parties determined to maintain contact should conditions change.

  In August 1996, as part of its strategic long range planning process, the management of the Company again reviewed mechanisms to accelerate the growth of its NovaMOS business and concluded that the acquisition of the ADCS Group was the most compelling opportunity to do so. In contrast to every other target company considered, the ADCS Group met all of the CVD Precusor Market Initial Criteria. In September 1996, therefore, Dr. Banucci again informally approached Stephen H. Siegele to determine the potential for an acquisition. This conversation led Dr. Banucci to believe that a transaction was possible and in a letter to the Company Board of Directors dated September 27, 1996, he proposed several possible alternatives for such a transaction. At the October 11, 1996 Company Board of Directors meeting, the Company Board of Directors instructed Dr. Banucci to negotiate a letter of intent and appointed Mark Adley as the Board's outside director designee for oversight of the negotiations.

  The principal areas of negotiation throughout the process which began in September 1996 and culminated in the execution of the definitive agreement in April 1997 were: the form of the transaction and the type of consideration to be paid for the ADCS Interests; the scope and nature of the representations and warranties to be made by the ADCS Group and the ATMI Group; the conditions for and effect of a termination of the Merger and Exchange Agreement, including the existence and amount of a termination fee; and the terms, amount and duration of the items covered by the Indemnification Agreement.

  During October and November 1996, Dr. Banucci and Mr. Sharkey held preliminary discussions with representatives of the ADCS Group on several occasions. In late October 1996, the parties entered into a confidentiality agreement with respect to information to be exchanged in connection with evaluating a possible combination. In October 1996, the parties discussed several different potential forms of the transaction, including a purchase price payable in cash, in stock and in a combination of cash and stock. The parties agreed that if the proper form of the transaction could be determined, the purchase price would be based on a multiple of the ADCS Group's unaudited earnings before income taxes for the twelve month period ended September 30, 1996, subject to certain expense adjustments, the amount of which was subject to further negotiation by the parties. The parties also agreed that the purchase price of the ADCS Interests would be reduced if the combined book value of the ADCS Group as of the consummation of the transaction was less than $10 million. In early December 1996, the parties agreed to structure the transaction to provide for a purchase price for the ADCS Interests payable solely in stock, based on the accounting and tax benefits to the parties of such a transaction. At this time, Company Common Stock was trading at or around $15.00 per share. Therefore, in order to provide price protection to all parties by minimizing fluctuations in the number of shares of Holdings Common Stock to be issued to the ADCS Holders as the Exchange Consideration, the parties agreed to limit the Exchange Average Closing Price to a range of $14.00 to $16.00 per share. Also at this time, the parties agreed to the amount of the expense adjustments to be made to the ADCS Group's earnings before income taxes for purposes of applying the multiple previously agreed to by the parties. As a result, applying such multiple as adjusted, the parties agreed to a purchase price of $87.5 million. The Company provided the ADCS Group with a draft letter of intent in early December 1996, and the parties continued to negotiate the fundamental terms of a possible transaction until the signing of a letter of intent between the parties on January 10, 1997 which summarized the fundamental terms of the transaction. Since the transaction remained highly contingent on certain financial aspects of the ADCS Group, the Company conducted extensive due diligence from January 1997 until the Merger and Exchange Agreement was executed in April 1997.

  At a special meeting of the Company Board of Directors on February 10, 1997, the Company Board of Directors reviewed both the ADCS Group's audited financial results as well as the status of negotiations toward a definitive agreement, and Mr. Sharkey was authorized to proceed with his investigation and engagement of an investment banking firm to render an opinion as to the fairness of the Exchange Consideration to the Company from a financial point of view. The Company engaged Alex. Brown to render such an opinion. The parties negotiated the definitive Merger and Exchange Agreement from late January 1997 until April 1997. At a formal Company Board of Directors meeting on March 7, 1997, the Company Board of Directors approved the material terms of a definitive agreement proposed by Dr. Banucci. After this time, the Company conducted further due diligence of the ADCS Group, and audited financial statements as of and at December 31, 1996 of both companies were prepared. At a meeting held on the morning of April 7, 1997, during which, among other things, Alex. Brown rendered its oral opinion with respect to the Reorganization (as discussed below), the Board of Directors of the Company approved the definitive Merger and Exchange Agreement. That afternoon, the ADCS Group and the Company signed the definitive Merger and Exchange Agreement, which was publicly announced prior to the opening of trading on April 8, 1997.

COMPANY'S REASONS FOR THE REORGANIZATION

  The Company Board of Directors believes that the Reorganization is in the best interests of the stockholders of the Company and has unanimously approved the Merger and Exchange Agreement. Prior to reaching its conclusions, the Company Board of Directors received a presentation from, and reviewed the Reorganization with, the Company's management and its legal and financial advisors. The Company Board of Directors believes that the following are reasons for the stockholders of the Company to vote for approval of the adoption of the Merger and Exchange Agreement and the Reorganization:

  . the ADCS Group is a semiconductor materials company focused on the supply of CVD precursors and delivery equipment to semiconductor company end-users. As such, the ADCS Group manufactures and distributes products complementary to but not competitive with the Company's products (criteria 1 of the CVD Precursor Market Initial Criteria);

  . the ADCS Group has an independent distribution channel which sells its products to over half of the world's semiconductor manufacturers (criteria 2 of the CVD Precursor Market Initial Criteria);

  . the ADCS Group has a manufacturing facility in Burnet, Texas for both its CVD precursor products and its delivery systems products. In addition, the ADCS Group has a 70% owned joint venture in Korea (ADCS-Korea) that has recently constructed a manufacturing facility in Anseong, South Korea (criteria 3 of the CVD Precursor Market Initial Criteria);

  . during due diligence, the Company determined that the ADCS Group had the highest reputation for product quality and service among its customers (criteria 4 of the CVD Precursor Market Initial Criteria);

  . the ADCS Group is among the world leaders in market share for CVD precursor products and has an established operating model that has been quite profitable;

  . the Company had new liquid delivery system products in development that the Company believes potentially make the ADCS Group's current liquid chemical products even more attractive to semiconductor end-users by allowing more effective transport of the liquid chemicals into the thin film reactors commonly used by semiconductor manufacturers in chip fabrication;

  .  the lack of alternative acquisition candidates;

  .  the pooling-of-interests accounting treatment of the Reorganization;

  .  the likelihood of successful completion of the Reorganization;

  . the opinion of Alex. Brown with respect to the fairness of the Exchange Consideration to the Company from a financial point of view (See "THE REORGANIZATION--Opinion Of Alex. Brown, Financial Advisor to the Company"); and

  . the Reorganization will allow stockholders of the Company to participate in the potential future growth of a company which has substantially greater operations and business resources.

  The Company Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Reorganization, including, but not limited to: (i) the risk that the potential benefits of the Reorganization (including opportunities for expansion) would not be fully realized; (ii) the risks associated with expansion and integration of the businesses of the ATMI Group and the ADCS Group, including the need for the ADCS Group to expand its management team; (iii) the risks associated with the high percentage ownership of Holdings Common Stock by former ADCS Holders, especially the Siegele family; (iv) the risks related to any adverse tax consequences of the operation of the ADCS Group's business and of the ADCS Restructure; and (v) the substantial direct expenses of the Reorganization.

  The Reorganization and the future results of Holdings, the Company and the ADCS Group are subject to risks and uncertainties, including those set forth in "RISK FACTORS."

  The Company Board of Directors also considered, among other matters: (i) information concerning the ADCS Group's business prospects, financial performance and results, including the financial statements as of and for the three-year period ending December 31, 1996; (ii) current conditions in the semiconductor industry and the size of the ADCS Group's market, as discussed in "BUSINESS OF THE ADCS GROUP--Competition;" and (iii) reports from management as to the results of their due diligence examination.

RECOMMENDATION OF THE COMPANY BOARD OF DIRECTORS

  THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE REORGANIZATION IS FAIR AND REASONABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AND EXCHANGE AGREEMENT.

ADCS GROUP'S REASONS FOR THE REORGANIZATION

  The respective Boards of Directors of ADCS Manager and ADCS Nevada (on behalf of itself and as the Manager of ADCS Holdings) (the "ADCS Boards") believe that the Reorganization is in the best interests of the ADCS Holders and have unanimously approved the Merger and Exchange Agreement. The ADCS Boards believe that the following are reasons for the ADCS Holders to exchange their ADCS Interests pursuant to the Merger and Exchange Agreement:

  . in exchange for the ADCS Interests, which have no public trading market, the ADCS Holders will receive Holdings Common Stock which will be freely transferable (subject to certain restrictions imposed by securities laws and the requirements of pooling-of-interests accounting). See "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates";

  . as a public company, Holdings will provide access to public capital markets and other financing alternatives which are currently unavailable to the ADCS Group and which could provide funding for the ADCS Group's expansion plans;

  . the terms and conditions of the Merger and Exchange Agreement and the related agreements;

  . the access the Company is expected to provide to future generation semiconductor technology, enabling the ADCS Group to be more competitive in both existing and future product lines;

  . the ADCS Group's existing distribution network could facilitate the delivery of new products developed by the Company;

  .  the pooling-of-interests accounting treatment of the Reorganization;

  .  the tax-free nature of the Exchange;

  .  the likelihood of successful completion of the Reorganization; and

  . the Reorganization will allow the ADCS Holders to participate in the potential future growth of a company with substantially greater operations and business resources than either entity currently has by itself.

  Potential negative consequences for ADCS Holders who participate in the Exchange include: (i) the risk that the potential benefits of the Reorganization and, if consummated, the Lawrence Acquisition (including opportunities for expansion) will not be fully realized, (ii) the risk associated with expansion and integration of the businesses of the ATMI Group, Lawrence (if acquired) and the ADCS Group, including the need for the ADCS Group to expand its management team, (iii) the loss of control of the ADCS Holders over the ADCS Group's business, (iv) the potential for conflicting demands for resources between the ATMI Group, Lawrence (if acquired) and the ADCS Group and (v) the substantial direct expenses of the Reorganization and the Lawrence Acquisition, if consummated.

  For a more complete description of the risks of the Reorganization and the Lawrence Acquisition, see "RISK FACTORS."

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, no holder of Company Common Stock will have appraisal rights in connection with the Reorganization because Company Common Stock is listed on Nasdaq and the stockholders of the Company will be required under the terms of the Merger and Exchange Agreement to accept shares of Holdings Common Stock for their shares of Company Common Stock.

OPINION OF ALEX. BROWN, FINANCIAL ADVISOR TO THE COMPANY

  The Company retained Alex. Brown on February 10, 1997 to render its opinion to the Company Board of Directors as to the fairness, from a financial point of view, of the Exchange Consideration to the Company. Alex. Brown is an internationally recognized investment banking firm, and as a customary part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Company selected Alex. Brown as its financial advisor on the basis of its experience and expertise in transactions similar to the Reorganization and its reputation in the investment community. Alex. Brown was not retained, nor did it advise the Company with respect to, alternatives to the Reorganization or the Company's underlying decision to proceed with or effect the Reorganization. In furnishing its opinion, Alex. Brown did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

  Alex. Brown was retained as an independent financial advisor. Neither Alex. Brown nor any of its affiliates or representatives has any other relationship with the Company or the ADCS Group or any of their affiliates, except that Alex. Brown has acted as an investment banker to Lawrence and other acquisition candidates that the Company has considered from time to time.

  At the April 7, 1997 meeting of the Company Board of Directors, representatives of Alex. Brown made a presentation with respect to the Reorganization and rendered to the Company Board of Directors its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Exchange Consideration was fair, from a financial point of view, to the Company. No limitations were imposed by the Company Board of Directors upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  The full text of Alex. Brown's written opinion dated April 7, 1997 (the "Alex. Brown Opinion"), which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders of the Company are urged to read the Alex. Brown Opinion in its entirety. The Alex. Brown Opinion is directed to the Company Board of Directors, addresses only the fairness of the Exchange Consideration to the Company from a financial point of view and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Annual Meeting. The Alex. Brown Opinion was rendered to the Company Board of Directors for its consideration in determining whether to approve the Merger and Exchange Agreement. In connection with its opinion, Alex. Brown did not consider the effect of the consummation of the Lawrence Acquisition either with respect to the fairness, from a financial point of view, of the Exchange Consideration, to the Company, or with respect to the various analyses Alex. Brown employed in rendering its opinion. The discussion of the Alex. Brown Opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Alex. Brown Opinion.

  In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning the Company and the ADCS Group and certain internal analyses and other information furnished to it by the Company and the ADCS Group. Alex. Brown also held discussions with the members of the senior managements of the Company and the ADCS Group regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the ADCS Group with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part,
(iv) reviewed the terms of the Merger and Exchange Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of the Company and the ADCS Group and other information relating to the prospects of the Company and the ADCS Group provided to Alex. Brown by the Company and the ADCS Group, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of the Company and the ADCS Group as to the likely future financial performances of their respective companies and of the combined entity. The financial projections of the Company and the ADCS Group that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in the Contribution Analysis, Discounted Cash Flow Analysis and the Pro Forma Earnings Analysis summarized below. Alex. Brown assumed, with the consent of the Company, that the Reorganization will qualify for pooling-of-interests accounting treatment. Alex. Brown did not rely on any appraisal of the assets of the Company or the

ADCS Group. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

  The financial projections of the ADCS Group prepared by the management of the Company and provided to Alex. Brown (the "ADCS Group I Projections") included the following (in thousands of dollars) for the years ended December 31: (i) revenues of $26,100 in 1997 and $31,320 in 1998, (ii) net income of $7,298 in 1997 and $9,288 in 1998, and (iii) free cash flow (net income adjusted by depreciation/amortization, capital expenditures and the change in non-cash working capital) of $5,437 in 1997 and $7,231 in 1998.

  The ADCS Group's actual results may differ materially from those included in the ADCS Group I Projections. Important factors and assumptions that could cause the ADCS Group's actual results to differ materially from those included in the ADCS Group I Projections include, without limitation, the integration of operations resulting from the consummation of the Reorganization and the Lawrence Acquisition, the effects of general economic conditions, changes in the pattern of semiconductor industry growth or the markets in which the ADCS Group sells products, customer interest in the ADCS Group's products, product and market competition, delays or problems in the development, commercialization and manufacture of the ADCS Group's products and technological changes affecting the ADCS Group's core technologies. Other factors and assumptions not identified above were also involved in the derivation of the ADCS Group I Projections, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company and the ADCS Group assume no obligation to update the ADCS Group I Projections to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. In light of the significant uncertainties inherent in projections of any kind, inclusion of the ADCS Group I Projections in this Proxy Statement/Prospectus should not be regarded as a representation by the Company, the ADCS Group, Alex. Brown or any other person that the ADCS Group I Projections will be achieved.

  Stockholders of the Company, the ADCS Holders and the LSL Stockholders are cautioned that any forward-looking information, including the ADCS Group I Projections, contained in this Proxy Statement/Prospectus, should not be regarded as fact and should not be relied upon as an accurate representation of future results. In addition, the ADCS Group I Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The Company does not, as a matter of course, publicly disclose forward-looking information as to future revenues, earnings or other financial information. The ADCS Group I Projections are included in this Proxy Statement/Prospectus only because such information was made available to Alex. Brown by the Company. The ADCS Group did not review or otherwise participate in the preparation of the ADCS Group I Projections, nor did it provide the Company with any information in connection therewith, other than providing its historical financial statements and making its officers available to the Company and Alex. Brown to discuss such financial statements and the ADCS Group's business generally. Moreover, the ADCS Group I Projections do not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by Ernst & Young LLP, the Company's and the ADCS Group's independent auditors, or by any other independent auditors. The ADCS Group I Projections were not prepared or otherwise verified by Alex. Brown.

  The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with the rendering of the Alex. Brown Opinion.

  Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of the ADCS Group which included (i) an assessment of the ADCS Group's recent financial statements, (ii) an analysis of the ADCS Group's revenue, growth and operating performance trends, and (iii) an assessment of the ADCS Group's margin changes, market share and access to markets.

  Historical Stock Price Performance. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for Company Common Stock, from April 4, 1996 to April 4, 1997. In addition, Alex. Brown reviewed the daily closing per share market prices and trading volume for the Company over the period from November 23, 1993 to April 4, 1997. Alex. Brown also reviewed the daily closing per share market prices of Company Common Stock and compared the movement of such daily closing prices with the movement of the Nasdaq composite average over the period from April 4, 1996 through April 4, 1997. Alex. Brown noted that, on a relative basis, the Company outperformed the Nasdaq composite average. Alex. Brown also reviewed the daily closing per share market prices of Company Common Stock and compared the movement of such closing prices with the movement of two groups of selected companies (Applied Materials, Inc., LAM Research Corporation, Novellus Systems, Inc. and Watkins-Johnson Company, referred to collectively as the "Capital Equipment Companies"; and Betzdearborn Inc., International Specialty Products Inc. and MacDermid, Incorporated, referred to collectively as the "Specialty Chemicals Companies") over the period from April 4, 1996 through April 4, 1997. On a relative basis, Company Common Stock price outperformed both groups. This information was presented to give the Company Board of Directors background information regarding the stock price of the Company over the periods indicated.

  Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below), relating to the Company, to certain corresponding information from two groups of publicly traded companies (the Capital Equipment Companies and the Specialty Chemical Companies collectively, the "Selected Companies"). Such financial information included, among other things, (i) common equity market valuation, (ii) capitalization ratios, (iii) operating performance, (iv) ratios of common equity market value as adjusted for debt and cash ("Adjusted Value") to revenues and operating income each for the latest reported twelve month period ("LTM") as derived from publicly available information, and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). The financial information used in connection with the multiples provided below with respect to the Company and the Selected Companies was based on the LTM as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by the Institutional Brokers Estimating System ("IBES"). Alex. Brown noted that, on a trailing LTM basis, the multiple of Adjusted Value to revenues was 2.8x for the Company compared to a range of 0.5x to 2.4x, with a mean of 1.5x, for the Capital Equipment Companies and a range of 1.4x to 2.4x, with a mean of 1.9x, for the Specialty Chemical Companies; the multiple of Adjusted Value to operating income was 44.0x for the Company compared to a range of 6.8x to 45.6x, with a mean of 17.8x, for the Capital Equipment Companies and a range of 9.2x to 15.8x, with a mean of 11.8x, for the Specialty Chemical Companies. Alex. Brown further noted that the multiple of Equity Value to trailing LTM EPS was 46.5x for the Company, compared to a range of 10.9x to 67.9x, with a mean of 27.6x, for the Capital Equipment Companies and a range of 14.8x to 23.4x, with a mean of 18.1x, for the Specialty Chemical Companies; the multiple of Equity Value to calendar year 1997 estimated EPS was 27.5x for the Company, compared to a range of 16.1x to 24.6x, with a mean of 20.3x, for the Capital Equipment Companies and a range of 12.3x to 20.4x, with a mean of 15.2x, for the Specialty Chemical Companies; and the multiple of Equity Value to calendar year 1998 estimated EPS was 17.4x for the Company, compared to a range of 11.3x to 15.7x, with a mean of 13.3x, for the Capital Equipment Companies and a range of 11.1x to 16.4x, with a mean of 13.0x, for the Specialty Chemical Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples for the Company were generally higher than the range of the multiples for the Selected Companies. EPS projections for the Selected Companies were based on IBES estimates and for the Company on third party research analysis. The EPS estimates, as of April 7, 1997 for the calendar year 1997 for the Company was $0.60 and for the calendar year 1998 was $0.95.

  Analysis of Selected Mergers and Acquisitions. Alex. Brown reviewed the financial terms, to the extent publicly available, of 18 proposed, pending or completed mergers and acquisitions since February 6, 1995 in the semiconductor capital equipment industry sector (the "Selected Transactions"). Alex. Brown calculated various financial multiples and the premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples and the premiums over market for the Reorganization, based on the Exchange Consideration of $87.5 million. Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing LTM revenues was 3.9x for the Reorganization versus a range of 0.8x to

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4.7x, with a mean of 2.2x, for the Selected Transactions and the multiple of adjusted purchase price to trailing LTM operating income was 7.5x for the Reorganization versus a range of 6.8x to 34.3x, with a mean of 15.8x, for the Selected Transactions. Alex. Brown further noted that the multiple of aggregate purchase price to trailing LTM net income was 13.2x for the Reorganization versus a range of 11.8x to 48.2x, with a mean of 23.2x, for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the two-year period during which the Selected Transactions occurred.

  Contribution Analysis. Alex. Brown analyzed the relative contributions of the Company and the ADCS Group, as compared to the ADCS Group's relative ownership of approximately 38% of the outstanding capital of the combined company, to the pro forma income statements of the combined company, based on managements' projections for their respective companies. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Reorganization, and (ii) non-recurring expenses relating to the Reorganization), for the year ending December 31, 1997, the ADCS Group and the Company would account for approximately 56% and 44% respectively, of the combined company's pro forma net income, and for the year ending December 31, 1998 the ADCS Group and the Company would each account for approximately 50% of the combined company's pro forma net income.

  Discounted Cash Flow Analysis. Alex. Brown performed discounted cash flow analysis for the ADCS Group. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown aggregated the present value of the cash flows through 2001 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 17.5% to 22.5%. The terminal value was computed based on projected operating income in calendar year 2001 and a range of terminal multiples of 8.0x to 12.0x. Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of publicly traded companies, and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Companies. This analysis indicated a range of values of $91.6 million to $150.6 million.

  Pro Forma Combined Earnings Analysis. Alex. Brown analyzed certain pro forma effects of the Reorganization. Based on such analysis, Alex. Brown computed the resulting accretion to the combined company's EPS estimate for the fiscal years ending 1997 and 1998, pursuant to the Reorganization without taking into account any potential cost savings and other synergies that the Company and the ADCS Group could achieve if the Reorganization were consummated and before nonrecurring costs relating to the Reorganization. Alex. Brown noted that the Reorganization would be approximately 45% accretive and 29% accretive to the combined company's EPS for the fiscal years ending 1997 and 1998, respectively.

  Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the semiconductor capital equipment industry sector, and the current level of economic activity.

  No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to the Company, the ADCS Group or the Reorganization. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the Selected Transactions, respectively.

  While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the Company Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary

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description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company and the ADCS Group. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Company Common Stock or Holdings Common Stock may trade at any future time.

  Pursuant to a letter agreement dated February 10, 1997 between the Company and Alex. Brown, the fees to date payable to Alex. Brown for rendering the Alex. Brown Opinion have been $275,000. In addition, the Company has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering the Alex. Brown Opinion, including fees and disbursements of its legal counsel. The Company has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor. The fees payable to Alex. Brown are not dependent on the conclusions stated in the Alex. Brown Opinion.

  Alex. Brown may actively trade the equity securities of the Company for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. Alex. Brown regularly publishes research reports regarding the semiconductor capital equipment industry and the businesses and securities of publicly traded companies in the industry.

EFFECTIVE TIME OF THE REORGANIZATION

  The Merger will become effective upon the filing of a Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. Under the Merger and Exchange Agreement, this filing is expected to be made as soon as reasonably practicable after the satisfaction or waiver of all conditions to the Reorganization. The Exchange is to occur simultaneously with the filing of the Certificate of Merger pursuant to the Merger and Exchange Agreement.

EXCHANGE OF CERTIFICATES AND THE ADCS INTERESTS

  Exchange Agent. Prior to the Effective Time, Holdings and the Company will enter into an agreement with BankBoston, N.A., or such other national or state bank selected by Holdings (the "Exchange Agent"), which will provide that Holdings will deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Company Common Stock for exchange in accordance with the Merger and Exchange Agreement, certificates representing the shares of Holdings Common Stock issuable pursuant to the Merger and Exchange Agreement in exchange for outstanding shares of Company Common Stock.

  Company Common Stock Certificates. From and after the Effective Time, each holder of a stock certificate, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of shares of Holdings Common Stock into which such shares of Company Common Stock shall have been converted as a result of the Reorganization.

  As promptly as practicable after the Effective Time, the Exchange Agent will deliver to each holder of record of shares of Company Common Stock at the Effective Time transmittal materials for use in exchanging the stock certificates that formerly represented such shares for certificates for the shares of Holdings Common Stock into which shares of Company Common Stock have been converted. At the close of business on the business day preceding the Effective Time, the stock transfer books of the Company will be closed.

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  The certificates representing shares of Holdings Common Stock, and any dividends or other distributions paid on such Holdings Common Stock will not be delivered to holders of record of shares of Company Common Stock until the certificates representing such shares of Company Common Stock are delivered to Holdings through the Exchange Agent. No interest will be paid on dividends or other distributions which the holder of such shares shall be entitled to receive upon such delivery.

  ADCS Interests. The Exchange Consideration will be allocated among the ADCS Holders according to their respective Pro Rata Portions. Share certificates evidencing the Exchange Consideration (other than 750,000 shares of Holdings Common Stock to be delivered to State Street Bank and Trust Company as escrow agent pursuant to the Escrow Agreement as described below) will be delivered to the ADCS Holders at the Closing or as soon thereafter as practicable. No fractional shares of Holdings Common Stock will be issued to any ADCS Holder in connection with the Exchange. In lieu of any such fractional shares, each ADCS Holder who would otherwise have been entitled to receive a fraction of a share of Holdings Common Stock will be entitled to receive instead an amount in cash equal to such fraction multiplied by the Exchange Average Closing Price.

CONDITIONS TO THE REORGANIZATION

  The obligation of the ATMI Group to consummate the Reorganization is subject to, among others, the following conditions: (i) the representations and warranties of the ADCS Group and the ADCS Holders set forth in the Merger and Exchange Agreement or in any certificate, schedule or other instrument or document shall be true and correct in all material respects on and as of the Closing Date; (ii) the ADCS Group shall have performed all of its obligations as contemplated by the Merger and Exchange Agreement at or prior to the Closing Date; (iii) the Company Board of Directors shall have received an opinion from Alex. Brown to the effect that the Exchange Consideration payable pursuant to the Reorganization is fair from a financial point of view to the Company; (iv) the ADCS Holders shall have delivered to the Company all certificates representing the ADCS Nevada Common Stock and ADCS Manager Common Stock and assignments of all ADCS Holdings Membership Interests; (v) there shall not have been any material adverse change in the business, properties, condition or results of operations of the ADCS Group or any of its subsidiaries, (vi) each ADCS Holder shall have executed a release as described in the Merger and Exchange Agreement; (vii) each ADCS Holder shall have executed a certificate of holder containing certain representations and warranties as described in the Merger and Exchange Agreement; (viii) certain agreements among the ADCS Holders and the ADCS Group regarding the ADCS Interests shall have been terminated; and (ix) the Registration Statement of which this Proxy Statement/Prospectus forms a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order.

  The obligation of the ADCS Group to consummate the Reorganization is subject to, among others, the following conditions: (i) the representations and warranties of the ATMI Group set forth in the Merger and Exchange Agreement or in any certificate, schedule or other instrument or document shall be true and correct in all material respects on and as of the Closing Date; (ii) the ATMI Group shall have performed all of its obligations as contemplated by the Merger and Exchange Agreement at or prior to the Closing Date; (iii) there shall not have been any material adverse change in the business, properties, condition or the results of operations of the ATMI Group; (iv) the Company shall have delivered the Exchange Consideration to the ADCS Holders; (v) the Company shall have entered into an employment agreement with certain members of the senior management of the ATMI Group; and (vi) the ADCS Holders and Holdings shall have entered into a registration rights agreement as described in the Merger and Exchange Agreement.

  The obligation of each of the ATMI Group and the ADCS Group to consummate the Reorganization is subject to certain additional conditions, including the following: (i) the Merger and Exchange Agreement and the consummation of the Merger shall have been duly approved and adopted by the stockholders of the Company; (ii) no statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the Reorganization, and

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no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced with respect to the ADCS Group, the ADCS Group's subsidiaries, the ADCS Holders, or the Company which would have a material adverse effect; (iii) the ATMI Group and the ADCS Group shall each have received a letter from Ernst & Young LLP regarding Ernst & Young LLP's concurrence with the conclusions of management for the Company and the ADCS Group as to the appropriateness of pooling-of-interests accounting for the Reorganization under Accounting Principles Board Opinion No. 16; (iv) the ATMI Group and the ADCS Group shall each have received an opinion from Ernst & Young LLP to the effect that the Reorganization has been structured in a manner which will be tax-free with respect to the ATMI Group and the stockholders of the Company and the ADCS Holders; (v) the shares of Holdings Common Stock shall have been authorized for listing on Nasdaq; (vi) all consents, authorizations, orders and approvals of any regulatory body required in connection with the execution, delivery and performance of the Merger and Exchange Agreement shall have been obtained or made; (vii) all other consents, approvals and waivers shall have been obtained and all notices shall have been given as may be necessary to consummate the Reorganization; (viii) the Company and/or the ADCS Group shall have entered into employment agreements with certain members of the senior management of the ADCS Group as described in the Merger and Exchange Agreement; (ix) each of the affiliates of the ADCS Group and the Company shall have entered into an affiliate agreement as described in the Merger and Exchange Agreement; (x) the ADCS Holders and Holdings shall have entered into the Escrow Agreement as described in the Merger and Exchange Agreement; (xi) the ADCS Holders, the Company and Holdings shall have entered into the Indemnification Agreement as described in the Merger and Exchange Agreement; (xii) the parties shall have obtained all third party and governmental consents required as a result of or in connection with the Reorganization, including with respect to ADCS-Korea; and (xiii) the ADCS Group shall have used its best efforts to cause each employee of the ADCS Group and the ADCS Group's subsidiaries to enter into an employee proprietary information and inventions agreement as described in the Merger and Exchange Agreement.

BUSINESS PENDING THE REORGANIZATION

  The Merger and Exchange Agreement provides that, during the period from the date of the Merger and Exchange Agreement to the Closing Date, each of the ATMI Group and its subsidiaries and the ADCS Group and its subsidiaries: (i) will conduct their respective businesses in the ordinary course and will use their diligent efforts to preserve intact their business organization, preserve their goodwill and the confidentiality of their business know-how, keep available the services of their present key employees and those material to the operations of their respective businesses and preserve their present relationships with collaborators, licensors and others having business relations with them; (ii) will conduct their respective businesses in the usual and ordinary manner and will not change the character of their respective businesses; (iii) except as provided in the Merger and Exchange Agreement, will not pay any dividend or make any other distribution with respect to or repurchase any of their respective securities; (iv) will use substantially all of their respective assets in the ordinary course of business and maintain substantially all of their respective assets in the same condition as they were on April 7, 1997 (reasonable wear and tear, which are not such as to affect adversely the operations of such business, excepted), maintain insurance upon their respective assets and with respect to the conduct of their respective businesses and give the other party prompt written notice of any material damage to their respective property by fire or other casualty; (v) will maintain their respective books, records and accounts in the ordinary course consistent with past practice and will not make any material changes in their respective accounting methods or practices; (vi) will comply in all material respects with all laws applicable to the respective entities, their assets and the conduct of their business; (vii) will perform all of their respective material obligations under their contracts and agreements without default; (viii) except in the ordinary course and to the extent not material, will not make any loan to any person, give any guarantee or indemnity with respect to a debt or liability of any person or incur or otherwise become liable for any indebtedness or otherwise subject any of their respective properties to any lien; (ix) will not sell, lease or otherwise dispose of any of their respective assets except in the ordinary course of business for a cash consideration which equals a fair value of any of such assets; (x) except in the ordinary course of business consistent with past practice, or as provided in the Merger and Exchange Agreement, will not grant any severance or termination pay to any director, officer, employee, partner or member of the respective entities, enter into any employment or similar

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agreement with any such person (other than the employment agreements to be entered into pursuant to the terms of the Merger and Exchange Agreement), change any benefits payable under existing severance pay policies or employment or other similar agreements, other than normal yearly adjustments, or change any compensation or benefits payable to any person other than normal yearly adjustments, other than promotions made in the ordinary course and other than pursuant to any existing employee benefit plan; (xi) will use their respective best efforts not to authorize any amendment to their respective organizational documents or to authorize the merger or other combination of any of the respective entities with any other entity, except as may be necessary to effect certain acquisitions by the Company or to change the name of any member of the ATMI Group (the ADCS Group has consented to the Amendment); (xii) will not take any action which would jeopardize the treatment of the Reorganization as a tax-free transaction or which would prevent the Reorganization from being accounted for as a pooling of interests; and (xiii) except in the ordinary course of business consistent with past practice, will not enter into any new contract or agreement or amend, terminate or assign any existing contract or agreement or make any material capital investment or expenditure.

  Under the Merger and Exchange Agreement, the ADCS Group has also agreed that it: (i) will not authorize, amend the terms of, issue or grant options, warrants or rights to purchase any securities of the ADCS Group or its subsidiaries; (ii) will use its best efforts to cause the ADCS Holders not to transfer any of the ADCS Interests, except as provided in the Merger and Exchange Agreement; (iii) except in the ordinary course of business consistent with past practice, will not grant any power of attorney with respect to its business or assets or any of its subsidiaries' business or assets; and (iv) will not make any payment in excess of $50,000, except for liabilities incurred in the ordinary course of business and the payment of expenses incurred in connection with the transaction contemplated thereby and as provided in the Merger and Exchange Agreement. In addition, pursuant to the Merger and Exchange Agreement, the ADCS Group and its subsidiaries have agreed that they will not, and that they will use their best efforts to cause each ADCS Holder not to, solicit or engage in negotiations with any person other than the Company concerning any possible proposal regarding the acquisition of the ADCS Interests, the ADCS Group or any of its subsidiaries or any merger or consolidation thereof, or accept any such proposal.

  In addition, under the Merger and Exchange Agreement, the ATMI Group has also agreed that it: (i) will not grant to any other party registration rights which are pari passu with or greater in priority than the registration rights to be provided to the ADCS Holders in connection with the Reorganization (the ADCS Group has consented to the registration rights granted with respect to the Lawrence Acquisition); (ii) will not amend its stock option or other similar equity-based incentive compensation plans to increase the number of shares of stock issuable thereunder, nor issue shares of its capital stock which would cause the number of its shares of capital stock to be more than the number of shares that are issued and outstanding as of the date of the Merger and Exchange Agreement, except (1) the ATMI Group may approve and issue options under its existing stock option plans, (2) the ATMI Group may approve a new stock option plan for up to 900,000 shares of Holdings Common Stock to be effective if the Reorganization is consummated or of Company Common Stock if the Reorganization is not consummated (subject to stockholder approval),
(3) pursuant to the exercise of outstanding options and warrants, and (4) in connection with certain acquisitions made by the Company; and (iii) will not make any payment nor will any of its subsidiaries make any payment in excess of $100,000 except for liabilities incurred in the ordinary course of business and the payment of expenses incurred in connection with the transactions contemplated thereby.

TERMINATION

  The Merger and Exchange Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Merger and Exchange Agreement by the stockholders of the Company: (i) by written mutual consent of the Company and the ADCS Group; (ii) by either the Company or the ADCS Group if any court or governmental or regulatory agency, authority or body shall have enacted or issued any statute, rule, regulation, ruling, writ or injunction or taken any other action restraining or prohibiting the Reorganization and all appeals therefrom shall have been exhausted; (iii) by either the Company or the ADCS Group if the Reorganization has not been consummated on or before October 15, 1997 (or such later date as may be determined under the Merger

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and Exchange Agreement) unless the failure to consummate the Reorganization by such date is due to the breach of any representation or warranty or the failure to perform or comply with any obligation under the Merger and Exchange Agreement by the party seeking to terminate the Merger and Exchange Agreement;
(iv) by either the Company or the ADCS Group, for any reason, upon the payment of $5 million to the non-terminating party (unless the Merger and Exchange Agreement would otherwise permit termination without payment of such amount);
(v) by the Company if the ADCS Group materially breaches any representation, warranty or covenant contained in the Merger and Exchange Agreement, which breach is not cured within thirty business days; (vi) by the Company if any ADCS Holder fails, refuses or is unable to contribute its ADCS Interests in exchange for the Exchange Consideration, subject to certain conditions set forth in the Merger and Exchange Agreement; (vii) by the Company if any condition to closing specified in the Merger and Exchange Agreement is not satisfied and such condition is not waived by the Company; (viii) by the Company in certain circumstances if there is a material environmental condition present at the sites of the ADCS Group; (ix) by the ADCS Group if the ATMI Group materially breaches any representation, warranty or covenant contained in the Merger and Exchange Agreement which breach is not cured within thirty business days; (x) by the ADCS Group if the Company notifies the ADCS Group of its intention to close on any acquisition having a value in excess of $18 million to which the ADCS Group has reasonably objected; and
(xi) by the ADCS Group if any condition to closing specified in the Merger and Exchange Agreement is not satisfied and such condition is not waived by the ADCS Group.

  In the event the Merger and Exchange Agreement is terminated by either party in the event of a material breach of a representation, warranty or covenant by the other party, which breach is not cured within thirty business days, the non-terminating party is obligated to pay the terminating party a fee of $5 million within fifteen business days after the non-terminating party's receipt of notice of termination. In the event the Company terminates the Merger and Exchange Agreement because of the failure of an ADCS Holder to contribute its ADCS Interests in exchange for the Exchange Consideration, the ADCS Group shall pay a fee of $5 million to the Company within fifteen business days after the ADCS Group's receipt of written notice of termination by the Company, subject to certain conditions set forth in the Merger and Exchange Agreement. The obligations of the Company and the ADCS Group to pay termination fees shall survive any termination of the Merger and Exchange Agreement.

  If an event which shall give rise to the payment of the termination fee pursuant to the Merger and Exchange Agreement occurs, the payment of any such termination fee shall be the sole and exclusive remedy of the party receiving such fee, except if the ADCS Group breaches their covenant not to engage in negotiations regarding the acquisition of the ADCS Interests, the ADCS Group or any of its subsidiaries, the ATMI Group may pursue any and all remedies available to it at law or in equity.

INDEMNIFICATION AND ESCROW

  On or prior to the Closing Date, the Company, Holdings and the ADCS Holders, severally in accordance with their Pro Rata Portions, will enter into the Indemnification Agreement. Pursuant to the terms of the Indemnification Agreement, the Company and Holdings will indemnify and hold harmless each of the ADCS Holders and their respective heirs, affiliates, general partners, limited partners and each of their respective successors and assigns (the "ADCS Indemnified Parties") against any and all losses arising out of or relating to any breach of the representations, warranties, or covenants of the Company, Holdings or Merger Subsidiary in the Merger and Exchange Agreement or any document, certificate or agreement delivered pursuant to the Merger and Exchange Agreement.

  In addition, pursuant to the terms of the Indemnification Agreement, the ADCS Holders will indemnify and hold harmless the Company, Holdings, their subsidiaries, their affiliates (including the ADCS Group and its subsidiaries) and their respective successors and assigns (the "ATMI Indemnified Parties") against any and all losses arising out of and relating to (i) any breach of the representations, warranties and covenants of the ADCS Group and its subsidiaries contained in the Merger and Exchange Agreement or any document, certificate or agreement delivered pursuant to the Merger and Exchange Agreement and (ii) the following tax matters: (1) any previously unpaid income taxes which may result from the ADCS Restructure in 1996; (2) depreciation on tax

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returns filed with respect to fiscal year 1996 and the period in 1997 prior to the Closing Date; (3) state sales tax paid with respect to fiscal year 1996 and the period in 1997 prior to the Closing Date to a state in which the ADCS Group has not previously paid sales tax or franchise taxes; (4) disallowance of any deductions for executive compensation; or (5) disallowance of any deductions for travel or entertainment expenses taken on tax returns filed with the respect to fiscal year 1996 and the period of 1997 prior to the Closing Date. Notwithstanding the foregoing indemnification, the Company and Holdings have agreed to bear the costs of certain proceedings involving the taxing authorities through a trial court determination related to these tax matters.

  Furthermore, the Indemnification Agreement provides that each ADCS Holder will severally indemnify the ATMI Indemnified Parties for losses arising from breaches of such holder's representations, warranties and covenants contained in the Certificate of Holder to be delivered by such ADCS Holder at Closing and in any other certificate or agreement delivered to the ATMI Group in connection with consummation of the transactions contemplated by the Merger and Exchange Agreement.

  The Indemnification Agreement limits the ATMI Group's liability for losses to the aggregate value of the 750,000 shares of Holdings Common Stock which the ADCS Holders are required to place in escrow as security for their indemnification obligations (valued at the Exchange Average Closing Price). Moreover, no ADCS Indemnified Party may seek recovery until the damages of all of the ADCS Indemnified Parties are greater than $500,000, in which case the indemnity shall apply to all of the damages of the ADCS Indemnified Parties. The ADCS Holders, in the aggregate, shall not be liable for any damages in excess of the aggregate value of the shares of Holdings Common Stock in the escrow funds (valued at the Exchange Average Closing Price), and no ADCS Holder shall be liable for any damages in excess of such holder's escrow fund (as described below). Further, no ATMI Indemnified Party may seek recovery for breaches of general representations and warranties by the ADCS Group or an ADCS Holder until damages from such breaches are greater than $250,000 in the aggregate, in which case the indemnity will apply to all of such damages, or for damages resulting from the tax matters for which ADCS Holders are providing indemnity until the damages related to such matters exceed $500,000, in which case the indemnity will apply to all such damages.

  Other than with respect to tax matters or fraud or intentional misrepresentation, an indemnified party generally may not make any claim for indemnification after the first anniversary date of the Closing Date, and no such claim may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Holdings after the Closing Date, if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards. The claims period for claims with respect to the tax matters specified above or with respect to fraud or intentional misrepresentation will extend for the statute of limitations applicable to the matters which are the subject of such claims.

  As security for the indemnification obligations of the ADCS Holders described above and the purchase price adjustment discussed in "THE REORGANIZATION--The Exchange" above, certificates representing 750,000 shares of the Exchange Consideration will be deposited in escrow (the "Escrow Shares"), with three separate escrow funds being established for each ADCS Holder according to such Holder's Pro Rata Portions. An aggregate of 625,000 shares of the Exchange Consideration will be deposited in escrow and will be available solely for claims arising under tax matter (1) discussed in the second paragraph of this Section. An aggregate of 75,000 shares of the Exchange Consideration will be deposited in escrow and will be available solely for claims arising under tax matters (2) through (5) discussed in the second paragraph of this Section. An aggregate of 50,000 shares of the Exchange Consideration will be deposited in escrow and will be available solely for (i) claims for indemnification other than with respect to tax matters (1) through (5), (ii) claims against an ADCS Holder arising from breaches of such holder's representations, warranties and covenants as discussed in the third paragraph of this Section, provided that recourse will be limited to the escrow fund of the breaching ADCS Holder, and (iii) the return of shares pursuant to the purchase price adjustment discussed in "THE REORGANIZATION--The Exchange." Each ADCS Holder's escrow fund will be the ATMI Indemnified Parties' sole recourse for indemnification and security for the return of shares pursuant to the purchase price adjustment referenced above.

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

  The Escrow Shares consisting of 50,000 shares of the Exchange Consideration will be held in the escrow funds from the Closing Date until the later of: (i) the first anniversary of the Closing Date; and (ii) the date on which all claims regarding breaches of general representations and warranties by the ADCS Group and the ADCS Holders are finally resolved and all amounts have been paid in full from the escrow funds. The Escrow Shares consisting of 625,000 shares and 75,000 shares of the Exchange Consideration will be held in the escrow funds from the Closing Date until the later of: (i) the first anniversary of the Closing Date; and (ii) the expiration of the applicable statute of limitations with respect to the tax matters for which the ADCS Holders are providing indemnification (unless a claim for tax matters is pending). Pursuant to the Escrow Agreement, a portion of the Escrow Shares consisting of 625,000 shares and 75,000 shares of the Exchange Consideration may be released earlier if Holdings determines that certain of the Escrow Shares no longer are required as security for the indemnification obligations of the ADCS Holders.

  The ADCS Group believes that any exposure related to the tax matters (1) and
(2) through (5) would be immaterial, and the Company believes that any successful challenge to tax matters (1) and (2) through (5) discussed above is not probable. Further, the possible exposures, if any, related to both tax issues are difficult to quantify. After intense negotiations, the parties agreed to the allocation of the Escrow Shares described above. The allocation was based on the Company's belief that, regardless of the probability that liabilities arise, the potential exposure for tax matter (1) could range from $0 to $20,000,000 and the potential exposure for tax matters (2) through (5) could range from $0 to $2,000,000, inclusive of penalties and interest. The current value of the Escrow Shares allocated to these tax matters provides indemnity towards the upper ranges of these potential exposures.

  While management of the Company believes that the indemnification provided by the ADCS Holders will be adequate, because of the various limitations discussed above, a possibility exists that the losses experienced by the Company, Holdings and the other parties entitled to indemnification could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to adequately compensate the parties entitled to indemnification for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on the Company, Holdings or the other parties entitled to indemnification.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

  The Company. In considering the recommendations of the Company Board of Directors with respect to the Merger and Exchange Agreement and the transactions contemplated thereby, stockholders of the Company should be aware that certain executive officers of the Company have certain interests in the Reorganization that are in addition to interests of stockholders of the Company generally. In particular, upon consummation of the Reorganization, the Company will enter into employment agreements with each of Eugene G. Banucci, Daniel P. Sharkey and Peter S. Kirlin. See "THE REORGANIZATION--Employment Agreements." See also "EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS."

  The ADCS Group. Upon consummation of the Reorganization, assuming a price per share of Holdings Common Stock of $31.00 (the closing price per share of Company Common Stock on September 8, 1997) and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders, the directors and executive officers of the ADCS Group will receive an aggregate of approximately $143,762,500 in shares of Holdings Common Stock. Individually, Stephen H. Siegele, Frederick H. Siegele, Frederick J. Siegele and Robert M. Jackson, each an executive officer of the ADCS Group, will receive approximately $115,959,400, $19,496,100, $5,594,500, and $2,712,500,
respectively, in shares of Holdings Common Stock. In addition, the Company or the ADCS Group, as the Company may determine, will enter into employment agreements with each of Stephen H. Siegele (promptly following the Closing
Date), Frederick H. Siegele and Frederick J. Siegele. See "THE REORGANIZATION--Employment Agreements." Furthermore, promptly following the Closing Date, Holdings has agreed to appoint Stephen H. Siegele as a Class III Director of Holdings with a term of three years, and upon the expiration of his initial three-year term, to the extent permitted by law, to nominate Stephen H. Siegele to serve for an additional three-year term and to support his nomination to the same extent and in the

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

same manner as it supports other nominees on the slate of directors proposed by Holdings, provided that at the time of such nomination, the Exchange Consideration owned of record by the ADCS Holders represents in the aggregate 10% or more of the shares of Holdings Common Stock then outstanding. The ADCS Holders will also be entitled to certain registration rights with respect to the shares of Holdings Common Stock they receive in the Exchange. See "THE REORGANIZATION--Registration Rights Agreement" and "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS--Management." See also "THE EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS."

EMPLOYMENT AGREEMENTS

  At the Effective Time or promptly thereafter in the case of Stephen H. Siegele, the Company or the ADCS Group, as the Company may determine, will enter into employment agreements with each of Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele, each of whom currently serves as an officer of the ADCS Group (the "ADCS Officers"), and the Company will enter into employment agreements with each of Eugene G. Banucci, Peter S. Kirlin and Daniel P. Sharkey, each of whom currently serves as an officer of the Company (the "Company Officers"). Pursuant to the agreements, Stephen H. Siegele will act as President, Frederick H. Siegele will act as Chief Technical Officer, and Frederick J. Siegele will act as General Counsel, each of the ADCS Group after the Effective Time. Eugene G. Banucci will act as President, Chief Executive Officer and Chairman of the Board, Peter S. Kirlin will act as Executive Vice President, and Daniel P. Sharkey will act as Vice President, Chief Financial Officer, and Treasurer, each of the Company after the Effective Time. The agreements provide for annual salaries to Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele of $400,000, $150,000 and $160,000, respectively, and annual salaries to Eugene G. Banucci, Peter S. Kirlin and Daniel P. Sharkey of $210,000, $150,000 and $130,000, respectively. Salaries are subject to increase each year commencing on the first anniversary of the agreement to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the Board of Directors of Holdings. Each employee will also be eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with other employees of Holdings of equivalent position and grants of employee stock options, in each case in the discretion of the Compensation Committee of the Board of Directors of Holdings.

  The employment agreements expire on the earliest to occur of (i) the second anniversary of the Effective Time, (ii) the death of the employee, (iii) the termination of the agreements due to the incapacity of the employee, (iv) the termination of the agreements by the employer with or without cause or (v) the termination of the agreements by the employee for just cause. Under the terms of the agreements, if the employer terminates the agreements due to the incapacity of the employee, terminates the employee without cause, or if the employee terminates the agreement for just cause, the employer will pay the employee his annual base salary then in effect for a period of 18 months after termination in the case of Stephen H. Siegele and Eugene G. Banucci and for a period of nine months after termination in the case of the other ADCS Officers and Company Officers. The employer will also provide the employee during such period with medical, dental, life and disability insurance benefits on the same basis the employer would have provided the employee during such period had he continued to be an employee of the employer.

  The employment agreements restrict each employee from competing with the employer during the term of the agreement and for a period of the later of 60 months from the Effective Time or 36 months after the termination of employment in the case of Stephen H. Siegele and Eugene G. Banucci or 24 months after the termination of employment in the case of the other ADCS Officers and Company Officers. In the event the Company or Holdings should seek to enforce such non-competition provisions in a court, a court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee.

  The employment agreements for the Company Officers also provide that any termination associated with a change in control of Holdings (including resignation by the employee for just cause such as a significant decrease in the employee's duties or authority) would result in the acceleration of options outstanding (and as may be

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

subsequently granted) to them; provided that such acceleration of vesting shall not occur if and to the extent that (i) Holdings' independent accountant has advised the Board of Directors of Holdings that such acceleration could prohibit the accounting treatment of the transaction which is a change in control as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor opinion) and (ii) the Board of Directors of Holdings intends to treat such transaction as a pooling of interests, in which case options would continue to vest as permitted within the terms of the applicable stock plans. In addition, the Company Officers would be entitled to any bonuses under any bonus plans then in effect as if fully earned. Benefits payable under the agreements upon a change in control may subject the employee to an excise tax as "excess parachute payments" under Section 280G of the Code. Holdings will reimburse the employee for all excise taxes paid, but the reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by Holdings. Holdings will not be allowed to take a deduction for federal income tax purposes for the excess parachute payments.

ACCOUNTING TREATMENT

  Consummation of the Reorganization is conditioned upon the receipt by each of the Company and the ADCS Group of a letter from Ernst & Young LLP regarding Ernst & Young LLP's concurrence with the conclusions of management for the Company and the ADCS Group, as to the appropriateness of pooling-of-interests accounting for the Reorganization under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger and Exchange Agreement. The Company and the ADCS Group have agreed not to take any action that would disqualify treatment of the Reorganization as a pooling of interests for accounting purposes.

  Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of the Company and the ADCS Group will be combined at the Closing Date and carried forward at their previously recorded amounts, the stockholders' equity accounts of the Company and the ADCS Group will be combined on Holdings' balance sheet, and no goodwill or other intangible assets will be created. Consolidated financial statements of Holdings issued after the Reorganization will be restated retroactively to reflect the consolidated operations of the Company and the ADCS Group as if the Reorganization had taken place prior to the periods covered by such consolidated financial statements.

  The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Reorganization. See "SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The parties to the Reorganization have not sought and do not intend to seek a ruling from the IRS as to the federal income tax consequences of the Reorganization. Instead, the Company and the ADCS Group have obtained the opinion of Ernst & Young LLP (the "Reorganization Tax Opinion") as to certain of the expected federal income tax consequences of the Reorganization, a copy of which is attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The Reorganization Tax Opinion is based upon the Code, applicable Treasury Regulations thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date of this Proxy Statement/Prospectus. The Reorganization Tax Opinion is limited to the matters set forth therein and does not address any other issues, including, but not limited to, any state, local, foreign, consolidated return, employee benefit, and Code Section 382 issues related to the limitations on the utilization of net operating loss carryforwards, or alternative minimum tax consequences to the parties to the Reorganization. Further, the Reorganization Tax Opinion does not address the qualification of the Merger as a statutory merger under state law.

  The Reorganization Tax Opinion assumes that Company Common Stock and the ADCS Interests will be held as capital assets by the holders thereof immediately prior to the Effective Time of the Reorganization and

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

does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired shares of Company Common Stock or acquired ADCS Interests pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

  The delivery of the Reorganization Tax Opinion was conditioned upon (i) the receipt of certain representations from executive officers of the Company and the ADCS Group, the ADCS Holders, and, if the Lawrence Acquisition is consummated, the executive officers of LSL and the LSL Stockholders, and certain other information, data, documentation and materials as deemed necessary, none of which has been independently verified by Ernst & Young LLP, and (ii) certain limitations set forth therein. The Reorganization Tax Opinion will not be updated for any changes to the Code or authorities interpreting the Code that may occur after the date of the issuance of such opinion and assumes that the Reorganization will be consummated as described herein. The Reorganization Tax Opinion is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions expressed in the Reorganization Tax Opinion.

  HOLDERS OF COMPANY COMMON STOCK AND THE ADCS HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE
REORGANIZATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  The Reorganization Tax Opinion, upon which the following discussion is based, is limited to certain material United States federal income tax consequences of the Reorganization which are as follows, whether or not the Lawrence Acquisition is consummated:

  The Merger. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Subsidiary and Holdings will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. No gain or loss will be recognized by the Company, Holdings or Merger Subsidiary as a result of the Merger. In addition, the Merger will constitute a transfer to a controlled corporation within the meaning of Section 351(a) of the Code. As a result, no gain or loss will be recognized by a stockholder of the Company who receives solely shares of Holdings Common Stock in exchange for Company Common Stock. The tax basis of the shares of Holdings Common Stock received by a stockholder of the Company will be the same as the tax basis of the shares of Company Common Stock exchanged therefor. The holding period of the shares of Holdings Common Stock received by a stockholder of the Company will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided that the shares of Company Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

  The Exchange. The Exchange, taken together with the Merger, will constitute a transfer to a controlled corporation within the meaning of Section 351(a) of the Code, and the stockholders of the Company and ADCS Holders will each be a person transferring property to Holdings within the meaning of Section 351(a) of the Code. If the ADCS Holders transfer all of the ADCS Interests to Holdings at the Effective Time in exchange for Holdings Common Stock, the following consequences will occur. No gain or loss will be recognized to the ADCS Holders upon the transfer of the ADCS Interests to Holdings solely in exchange for Holdings Common Stock, except to the extent an ADCS Holder's share of the respective entity's liabilities exceeds that holder's basis in such ADCS Interests. No gain or loss will be recognized to Holdings on the receipt of assets solely in exchange for Holdings Common Stock. The tax basis of Holdings Common Stock received by each ADCS Holder that transferred its interest to Holdings will be equal to the basis of the respective ADCS Interest exchanged therefor, reduced by the holder's share of liabilities assumed by the ADCS Group, and increased by any gain recognized by the holder as described above. The holding period of the shares of Holdings Common Stock received by the ADCS Holders will include the period during which the property exchanged therefor was held, except that the holding period of a portion of each share of Holdings Common Stock that was received by ADCS Holders in exchange for their interests in Code Section 751 assets of the ADCS Group that are neither

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

capital assets nor Code Section 1231 assets begins on the day following the date of the Exchange. An ADCS Holder who receives cash in lieu of a fractional interest in a share of Holdings Common Stock will recognize gain in an amount not in excess of the cash to be received. Such gain will be long term or short term depending upon whether the holding period in the ADCS Interests is greater than twelve months. No loss from the exchange will be recognized.

  See "THE LAWRENCE ACQUISITION--Certain Federal Income Tax Consequences" for a summary of the tax opinion related to certain material United States federal income tax consequences if the Lawrence Acquisition is consummated.

RESALE OF HOLDINGS COMMON STOCK BY AFFILIATES

  The shares of Holdings Common Stock to be issued to the stockholders of the Company and to ADCS Holders in connection with the Reorganization have been registered under the Securities Act. Holdings Common Stock received by the stockholders of the Company and ADCS Holders upon consummation of the Reorganization will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Holdings, the Company or the ADCS Group within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Holdings, the Company or the ADCS Group at the time the Reorganization is submitted for vote or consent (generally, directors and executive officers of the Company or the ADCS Group and major holders of ADCS Interests or Company Common Stock). Affiliates of the ADCS Group or the Company may not sell their shares of Holdings Common Stock acquired in connection with the Reorganization, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Closing Date, an Affiliate (together with certain related persons) would be entitled to sell shares of Holdings Common Stock acquired in connection with the Reorganization only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Holdings Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Holdings remained current with its periodic filings with the SEC under the Exchange Act. Beginning one year after the Closing Date, an Affiliate would be able to sell such Holdings Common Stock without such manner of sale or volume limitations, provided that Holdings was current with its Exchange Act filings and such Affiliate was not then an Affiliate of Holdings. Beginning two years after the Closing Date, an Affiliate would be able to sell such shares of Holdings Common Stock without any restrictions so long as such Affiliate had not been an Affiliate of Holdings for at least three months prior to the date of such sale. Affiliates of Holdings are subject to further limitations and may not sell their shares of Holdings Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Rule 144 permits Affiliates to sell shares subject to the volume and manner-of-sale provisions described above and subject to the availability of certain public information about Holdings and the filing of certain notices of sale.

REGISTRATION RIGHTS AGREEMENT

  On or prior to the Closing Date, Holdings will enter into a registration rights agreement with the ADCS Holders (the "Registration Rights Agreement") regarding the Exchange Consideration. The Registration Rights Agreement will provide the following rights for any holder that may not dispose of all of such holder's shares of Holdings Common Stock pursuant to Rule 144 within the three-month period following such proposed registration: (1) one demand registration, if requested by the holders of at least 70% of the registrable shares, which right is exercisable between the first anniversary of the Closing Date and the third anniversary of the Closing Date, covering up to 50% of the registrable shares, less any shares previously sold; and (2) "piggyback"

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

registration rights, exercisable prior to the fifth anniversary of the Closing Date, on registrations of shares by Holdings for its own account or the account of other securityholders. Holdings will be required to use diligent efforts to keep any such demand registration effective up to the third anniversary of the Closing Date (subject to extension for any suspensions of sales or delays in registration imposed by Holdings). Holdings shall be permitted to require any such holders to delay any request for a demand registration (i) if Holdings is then proposing to register securities for its own account and pursues such proposed registration with diligence, provided that the holders are offered certain "piggyback" rights in connection therewith, or (ii) for a period of up to 60 days in any consecutive 12 month period, if in the good faith judgment of the Board of Directors of Holdings such registration would be seriously detrimental to Holdings and its stockholders.

  Holdings will be required to bear substantially all registration and selling expenses (including certain fees of counsel to the selling stockholders but excluding underwriting discounts and commissions relating to the registrable shares) in connection with the registration of registrable shares in such registrations. Holdings and the ADCS Holders will agree to indemnify the other against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the other may be required to make in respect thereof. The registration rights will be transferable in limited circumstances and may be amended or waived only with the written consent of Holdings and the holders of at least 70% of the registrable shares initially issued in the Reorganization.

NASDAQ LISTING

  Holdings Common Stock, including the shares to be issued in the Reorganization, has been approved for listing on Nasdaq upon notice of issuance. Listing of Holdings Common Stock on Nasdaq is a condition of closing under the Merger and Exchange Agreement. Holdings Common Stock will be listed under the symbol "ATMI," which is the current symbol for Company Common Stock.


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

                           THE LAWRENCE ACQUISITION
                                 (PROPOSAL 3)

  The description of the Lawrence Acquisition contained in this Proxy Statement/Prospectus summarizes the material provisions of the Lawrence Merger Agreement and is qualified in its entirety by reference to the Lawrence Merger Agreement, the full text of which is attached hereto as Appendix E and is incorporated herein by reference. All stockholders of the Company, the LSL Stockholders and the ADCS Holders are urged to read Appendix E in its entirety.

GENERAL

  The Lawrence Acquisition will be effected through the merger of Lawrence Merger Subsidiary with and into LSL, with LSL being the surviving corporation and will become effective upon the filing of properly executed Articles of Merger and a Plan of Merger with the Arizona Corporation Commission and a Certificate of Merger with the Secretary of State of the State of Delaware (the "Lawrence Effective Time"). If both Transactions are to be consummated, immediately prior to the Lawrence Closing, the Company will have contributed the shares it holds in Lawrence Merger Subsidiary to Holdings so that Lawrence Merger Subsidiary becomes a wholly-owned subsidiary of Holdings. As a result of the Lawrence Acquisition, LSL will become a wholly-owned subsidiary of the Company if the Reorganization is not consummated or of Holdings if the Reorganization is consummated.

TERMS OF THE LAWRENCE ACQUISITION

  The Company incorporated Lawrence Merger Subsidiary under the laws of the State of Delaware for the purposes of accomplishing the Lawrence Acquisition. Pursuant to the Lawrence Merger Agreement, Lawrence Merger Subsidiary will merge with and into LSL, with LSL being the surviving corporation and a wholly-owned subsidiary of Holdings if the Reorganization is consummated or of the Company if the Reorganization is not consummated. Prior to the Lawrence Acquisition, and as a condition thereto, Lamonte H. Lawrence, the sole stockholder of LSLMS, will contribute all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL. See "THE LAWRENCE ACQUISITION--Conditions to the Lawrence Acquisition." In connection with the Lawrence Acquisition, the LSL Common Stock will be converted into the right to receive (i) shares of Holdings Common Stock, if the Reorganization is consummated, or (ii) shares of Company Common Stock, if the Reorganization is not consummated. The aggregate number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be exchanged for the LSL Common Stock (the "Lawrence Acquisition Consideration") will be equal to $78 million divided by the "Lawrence Acquisition Average Closing Price" of Company Common Stock. The purchase price may be adjusted as provided in the Lawrence Merger Agreement and as described below. See "THE LAWRENCE ACQUISITION--Possible Adjustments to Purchase Price." "Lawrence Acquisition Average Closing Price" means the average closing price of Company Common Stock as reported by Nasdaq for the twenty trading days preceding (and including) the third day prior to the date of the Annual Meeting; provided that in the event that the Lawrence Acquisition Average Closing Price is greater than $21.00 per share, the Lawrence Acquisition Average Closing Price shall be deemed to be $21.00 per share; and in the event the Lawrence Acquisition Average Closing Price is less than $17.00 per share, the Lawrence Acquisition Average Closing Price shall be deemed to be $17.00 per share. The Lawrence Acquisition Consideration will be distributed among the LSL Stockholders in proportion to their respective holdings of LSL Common Stock immediately prior to the consummation of the Lawrence Acquisition.

  Immediately following the Lawrence Effective Time, each LSL Stockholder will be entitled to surrender his or its certificates representing LSL Common Stock to the Company or Holdings, as the case may be, in exchange for his or its pro rata share of the Lawrence Acquisition Consideration; provided that five percent of the Lawrence Acquisition Consideration will be placed in escrow. If the purchase price adjustment based upon any change in the combined net worth of Lawrence results in the issuance of additional shares to the LSL Stockholders, certificates representing five percent of the additional shares of Holdings Common Stock or

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

Company Common Stock, as the case may be, to be delivered to the LSL Stockholders will also be deposited in escrow. All such shares shall be allocated among the LSL Stockholders pro rata in accordance with their respective holdings of LSL Common Stock and will be held and applied in accordance with the terms of the Lawrence Merger Agreement and the Lawrence Escrow Agreement. See "THE LAWRENCE ACQUISITION--Indemnification and Escrow."

  Because the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, issuable to the LSL Stockholders will depend on the Lawrence Acquisition Average Closing Price and possible adjustments to the purchase price, there is no guarantee as to the number of shares of Holdings Common Stock or Company Common Stock that the LSL Stockholders will receive. Assuming no adjustments to the $78 million purchase price, the LSL Stockholders can receive in the aggregate a maximum of 4,588,235 shares and a minimum of 3,714,285 shares. The Lawrence Merger Agreement is subject to the approval of the LSL Stockholders, and, consequently, the LSL Stockholders are not bound to deliver their shares of LSL Common Stock and to consummate the transaction.

  The following table sets forth the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued upon conversion of the LSL Common Stock held by the LSL Stockholders on a per share basis given different possible values for the combined net worth of LSL and LSLMS as of the Lawrence Effective Date and different Lawrence Acquisition Average Closing Prices.

Number of Shares of Company Common Stock or Holdings Common Stock per Share of
                              LSL Common Stock(1)

                                           LSL/LSLMS COMBINED NET WORTH
                                   ---------------------------------------------
                                     $8,642,849(2)   $7,500,000     $9,000,000
                                   --------------  -------------- --------------
LAWRENCE ACQUISITION
 AVERAGE CLOSING PRICE
    $17.00........................     448.235         441.513        450.336
    $19.00........................     401.053         395.538        402.932
    $21.00........................     362.857         357.415        364.558

- --------
(1) Assumes an adjustment to the purchase price for payment prior to the Lawrence Effective Time to a third party of $1,800,000 as a break-up fee in connection with another transaction contemplated by LSL.
(2) Unaudited Combined Net Worth at December 31, 1996, as adjusted for $2,000,000 settlement with Applied Materials, discussed herein.

  As of June 30, 1997, the combined net worth for LSL and LSLMS was $9,294,659. Furthermore, if the Lawrence Closing were to occur as of the date of this Proxy Statement/Prospectus, the Lawrence Acquisition Average Closing Price would be $21.00. Therefore, as of the date of this Proxy Statement/Prospectus, the Company expects that 365.961 shares of Holdings Common Stock or Company Common Stock, as the case may be, will be issued for each share of LSL Common Stock, for an aggregate of 3,659,610 shares.

  The stockholders of the Company and the LSL Stockholders may call a toll-free telephone number established by the Company (1-888-566-0155) after the last trading day ended three days prior to the date of the Annual Meeting to learn the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued in exchange for each share of LSL Common Stock and for all shares of LSL Common Stock in the aggregate.

POSSIBLE ADJUSTMENTS TO PURCHASE PRICE

  The Lawrence Merger Agreement provides that the purchase price will be reduced by the cost to LSL of any payment required to be made by LSL prior to the Lawrence Effective Time to any third party in connection with any other transaction contemplated by LSL, including any payment in the nature of a required "break-up" fee, estimated by the Company to be approximately $1,800,000, which amount shall be determined prior to the Lawrence Effective Time. The aggregate number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued to the LSL Stockholders in connection with the Lawrence Acquisition shall be decreased by a number of shares equal to the dollar value of such adjustment, divided by the Lawrence Acquisition Average Closing Price.

  The Lawrence Merger Agreement further provides that the purchase price will be adjusted after the Lawrence Effective Time based upon any change in the combined net worth of Lawrence as shown on its unaudited December 31, 1996 financial statements (the "1996 Net Worth") and the combined net worth of Lawrence as shown on its audited financial statements as of the Lawrence Effective Time (the "Effective Time Net Worth"). The 1996 Net Worth was $8,642,849, which amount reflected an adjustment for the $2,000,000 settlement with Applied Materials, discussed herein. Neither the 1996 Net Worth nor the Effective Time Net Worth will be adjusted to reflect the payment of the $1,800,000 "break-up" fee discussed above, except that the Effective Time Net Worth will be adjusted to reflect any tax savings to Lawrence resulting from such payment. In the event that the 1996 Net Worth is greater than the Effective Time Net Worth, the aggregate number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued to the LSL Stockholders in connection with the Lawrence Acquisition shall be decreased by a number of shares equal to the dollar value of the reduction in net worth, divided by the Lawrence Acquisition Average Closing Price. In the event that the 1996 Net Worth is less than the Effective Time Net Worth, the aggregate number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued to the LSL Stockholders in connection with the Lawrence Acquisition shall be increased by a number of shares equal to the dollar value of the increase in net worth, divided by the Lawrence Acquisition Average Closing Price. The Representative shall deliver to the Company no later than 60 days after the Lawrence Effective Time a combined balance sheet and combined income statement for Lawrence for the period from January 1, 1997 to the Lawrence Effective Time, audited by Price Waterhouse LLP (the "Lawrence Effective Time Financial Statements"). The Lawrence Effective Time Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with past practice, subject to certain adjustments provided in the Lawrence Merger Agreement. If the Company and the Representative do not approve the Lawrence Effective Time Financial Statements within 60 days after delivery to the Company, the parties shall submit the matter to a "Big Six" accounting firm acceptable to the Company and the Representative for a final and binding determination. If the adjustment is in favor of the LSL Stockholders, 95% of the additional shares of Company Common Stock or Holdings Common Stock, as the case may be, shall be issued to the LSL Stockholders pro rata and five percent will be placed into the escrow fund described below, within ten business days of determination. If the adjustment is in favor of the Company, 100% of the shares of Company Common Stock or Holdings Common Stock, as the case may be, to be returned to the Company shall be released to the Company from the escrow fund described below. The escrow fund will be the Company's sole recourse for the return of such shares.

RESULTS OF THE LAWRENCE ACQUISITION

  After consummation of the Lawrence Acquisition, LSL will be a wholly-owned operating subsidiary of Holdings if the Reorganization is consummated or of the Company if the Reorganization is not consummated and will constitute part of the Company's Epitronics division. No material disposition or restructuring of either the Company or LSL or any material part thereof is contemplated as a result of the Lawrence Acquisition. Assuming a Lawrence Acquisition Average Closing Price of $17.00 and no adjustments to the $78 million purchase price, the stockholders of the Company and the LSL Stockholders would own approximately 65.8% and 34.2% respectively, of the approximately 13,404,690 shares of Company Common Stock that would be outstanding if the Lawrence Acquisition is consummated but the Reorganization is not consummated. If the Reorganization and the Lawrence Acquisition are both consummated and there is no adjustment to the $78 million purchase price, the stockholders of the Company, the ADCS Holders and the LSL Stockholders would own approximately 44.9%, 31.8% and 23.3% respectively, of the approximately 19,654,690 shares of Holdings Common Stock that would be outstanding.

BACKGROUND OF THE LAWRENCE ACQUISITION

  Since its formation in 1986, the Company has been focused on the development of new materials technologies for the manufacture of semiconductor chips. As an element of its strategy, the Company has utilized a phased commercialization plan to sequentially enter three market segments served by its core CVD technology, namely, semiconductor environmental equipment, semiconductor thin film materials and semiconductor thin film deposition services. The first of these market segments was semiconductor environmental equipment which is now represented by the Company's EcoSys subsidiary. The Company first introduced environmental products in 1989. The Company then began to build market critical mass through mergers and acquisitions, including a merger with Vector in 1994 and the acquisition of the Guardian combustion scrubber product line from Messer Griesheim Industries, Inc. in 1995. This strategy has allowed EcoSys to become one of the world's largest suppliers of point-of-use environmental equipment for the semiconductor industry, satisfying a key goal of the Company's strategy which is to become a market leader in each of its served market segments.

  As the Company's semiconductor thin film materials development programs progressed, it created the NovaMOS division in 1992 to serve the semiconductor CVD precursors market segment. Over the last five years, the NovaMOS business has introduced several products for next-generation semiconductor devices. In April 1997, the Company entered into the Merger and Exchange Agreement with the ADCS Group.

  The Company's third business, semiconductor thin film deposition services (or "epi" services) grew from the Company's early efforts to develop epi processes for novel semiconductor materials such as diamond and silicon carbide. As that development effort progressed, the Company Board of Directors and its management team began to consider ways to facilitate the rapid commercialization of these new materials, including mergers and acquisitions. After several reviews by the Company Board of Directors during 1992 and 1993 meetings, the Company Board of Directors established a process for identifying acquisition/merger candidates in the epi services market segment and the criteria for evaluating them. Included in the target company criteria were (1) complementary epi products, (2) an existing distribution capability into the semiconductor industry, (3) epi manufacturing capability, and (4) a quality reputation among the target company's customers. These criteria are referred to below as the "Epi Services Market Initial Criteria." The establishment of the Epi Services Market Initial Criteria led to meetings and discussions with a number of companies that were possible targets.

  In December 1995, the Company acquired Epitronics Corporation, a manufacturer of gallium arsenide epi products. At that time, the Company combined all of its epi technology and products in its Epitronics division. In a continuing effort to complete the Company's specialty epi products portfolio, Dr. Eugene Banucci, Chief Executive Officer for the Company, had informal discussions with the President of LSL, Mr. Lamonte H. Lawrence, on August 13, 1996. These informal discussions were followed in November 1996 with the signing of a confidentiality agreement between LSL, the Company and Alex. Brown, which LSL had retained as an advisor for the potential sale of LSL. Shortly thereafter, the Company received from Alex. Brown a copy of a document describing the business and prospects of LSL.

  In December 1996 as part of its strategic long range planning process, the management of the Company again reviewed mechanisms to accelerate the growth of its Epitronics business and concluded that the acquisition of LSL was the most compelling opportunity to do so. As opposed to every other target company considered, LSL met all of the Epi Services Market Initial Criteria. Therefore, in December 1996, the Company submitted to LSL and Alex. Brown a preliminary bid for LSL, which allowed the Company to be qualified for preliminary due diligence on LSL. The preliminary bid included a proposed purchase price of $86 million, which was based on a multiple of the Company's assumption of Lawrence's after-tax earnings for the twelve month period ended September 30, 1996. At its December 18, 1996 meeting, the Company Board of Directors appointed Mr. Mark Adley as the Board's outside director designee for oversight of both due diligence and any subsequent negotiations.

  During January and February 1997, representatives of the Company, including Dr. Banucci, Dr. Duncan Brown and Mr. Daniel Sharkey met with representatives of LSL on several occasions for due diligence purposes. At a special meeting of the Company Board of Directors on February 10, 1997, the Company Board of Directors reviewed both LSL's financial results as well as the status of negotiations. At a formal Company Board of

Directors meeting on March 7, 1997, the Company Board of Directors approved the material terms of a merger agreement proposed by Dr. Banucci which was subsequently submitted to Alex. Brown and LSL. This proposal included a proposed purchase price of $80 million, which was reduced from the preliminary bid made by the Company in December 1996 as a result of findings made by the Company in conducting due diligence of Lawrence subsequent to the submission of the preliminary bid. This led to a meeting in the offices of Alex. Brown in New York, New York on March 26, 1997 attended by Dr. Banucci, Dr. Brown, Mr. Sharkey and Mr. Frank Marco of Shipman & Goodwin LLP, legal counsel to the Company, to discuss the details of a merger agreement.

  The definitive Agreement and Plan of Merger among the Company, Holdings and LSL was then negotiated during the period between March 26, 1997 and May 17, 1997 during which time further due diligence of LSL was conducted and audited results as of and at December 31, 1996 of both companies were prepared. During this period, the parties also discussed the amount of the Lawrence Acquisition Consideration. In mid-April 1997, the parties agreed upon a purchase price of $82 million, which was based on a multiple of Lawrence's unaudited earnings before income taxes for the twelve month period ended December 31, 1996 and arm's-length negotiations between the parties, subject to the completion of further due diligence. At this time, Company Common Stock was trading at or around $20.00 per share. Therefore, in order to provide price protection to all parties by minimizing fluctuations in the number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be issued as the Lawrence Acquisition Consideration, the parties agreed to limit the Lawrence Acquisition Average Closing Price to a range of $18.00 to $22.00 per share. Upon the completion of due diligence by the Company in early May, and after completion of further discussions between the parties, the parties agreed to a purchase price of $78 million. At the time, Company Common Stock was trading at or around $17.00 per share. As a result, the parties agreed to reduce the range of the Lawrence Acquisition Average Closing Price to $17.00 to $21.00.

  On May 8, 1997, Mr. Sharkey was authorized to proceed with the engagement of an investment banking firm to render an opinion as to the fairness of the Lawrence Acquisition Consideration to the Company from a financial point of view. The firm of Hambrecht & Quist was engaged solely to render such an opinion. At a special Company Board of Directors meeting on May 16, 1997 (which was adjourned several times on such date), representatives of Hambrecht & Quist made a presentation regarding its fairness opinion, and subsequently representatives of Hambrecht & Quist rendered its opinion to representatives of the Company Board of Directors. The Company Board of Directors subsequently voted unanimously to approve the Lawrence Acquisition, subject to completion of negotiation of the definitive merger agreement and plan of merger. On May 17, 1997, LSL, the Company and Holdings signed a definitive merger agreement which was announced prior to the opening of trading on May 19, 1997.

COMPANY'S REASONS FOR THE LAWRENCE ACQUISITION

  The Company Board of Directors believes that the Lawrence Acquisition is in the best interests of the stockholders of the Company and has unanimously approved the Lawrence Merger Agreement. Prior to reaching its conclusions, the Company Board of Directors received a presentation from, and reviewed the Lawrence Acquisition with, the Company's management and its legal and financial advisors. The Company Board of Directors believes that the following are reasons for the stockholders of the Company to vote for approval of the adoption of the Lawrence Merger Agreement and the Lawrence Acquisition:

  . LSL is an epi services company focused on the supply of silicon epi wafers to semiconductor company end-users. As such it manufactures and distributes products complementary to but not competitive with the Company's products (criteria 1 of the Epi Services Market Initial Criteria);

  . LSL has an independent distribution channel which sells its products to a significant percentage of the world's semiconductor manufacturers (criteria 2 of the Epi Services Market Initial Criteria);

  . LSL has a state of the art manufacturing facility in Mesa, Arizona for its epi wafers (criteria 3 of the Epi Services Market Initial Criteria);

  . during due diligence, the Company determined that LSL had the highest reputation for product quality and service among its customers (criteria 4 of the Epi Services Market Initial Criteria);

  . LSL is among the world leaders in market share for specialty epi wafers and has an established operating model that has been quite profitable;

  . the Company has new products in development that could make LSL's current products even more attractive to semiconductor end-users;

  .  the lack of alternative acquisition candidates;

  .  the pooling-of-interests accounting treatment of the Lawrence
     Acquisition;

  .  the likelihood of successful completion of the Lawrence Acquisition;

  . the opinion of Hambrecht & Quist with respect to the fairness of the Lawrence Acquisition Consideration to the Company from a financial point of view, together with the overall analyses supporting that opinion (see "THE LAWRENCE ACQUISITION--Fairness Opinion of Hambrecht & Quist"); and

  . the Lawrence Acquisition will allow the Company's stockholders to participate in the potential future growth of a company which has substantially greater operations and business resources.

  The Company Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Lawrence Acquisition, including, but not limited to: (i) the risk that the potential benefits of the Lawrence Acquisition (including opportunities for expansion) would not be fully realized; (ii) the risks associated with expansion, including the need for LSL to expand its management team; (iii) the potential difficulties of integrating the operations of both the ADCS Group and Lawrence and managing the growth of the Company related to the Transactions; (iv) the risks associated with the high percentage ownership of Company Common Stock or Holdings Common Stock by former LSL Stockholders, especially Lamonte H. Lawrence; and (v) the substantial direct expenses of the Lawrence Acquisition.

  The Company Board of Directors also considered that several of the indicators within the individual analyses performed in connection with the Hambrecht & Quist Opinion, as defined in and described in more detail under "THE LAWRENCE ACQUISITION--Fairness Opinion of Hambrecht & Quist," do not suggest a valuation of Lawrence which exceeds the Lawrence Acquisition Consideration. Specifically, these are the Downside Case under the Contribution Analysis, the Downside Case under the Pro Forma Lawrence Acquisition Analysis, the range of multiples of enterprise value to the latest twelve month revenue and the range of multiples of price per share to the latest twelve month earnings per share under the Analysis of Publicly Traded Comparable Companies and the range of multiples of enterprise value of consideration offered in selected merger and acquisition transactions to the latest twelve month revenue for the acquired companies under the Analysis of Selected Merger and Acquisition Transactions. Nevertheless, the Company Board of Directors considered that Hambrecht & Quist had informed the board that Hambrecht & Quist's analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses Hambrecht & Quist performed in connection with its opinion. See "THE LAWRENCE ACQUISITION-- Fairness Opinion of Hambrecht & Quist." Furthermore, the Hambrecht & Quist Opinion was only one of a number of factors the Company Board of Directors considered, as described above.

  The Lawrence Acquisition and the future results of Holdings, the Company and LSL are subject to risks and uncertainties, including those set forth in "RISK FACTORS."

  The Company Board of Directors also considered, among other matters (i) information concerning LSL's business, prospects, financial performance and results, including the financial statements as of and for the twelve-month period ending December 31, 1996; (ii) current conditions in the semiconductor industry and the size of LSL's market, including other providers of epi services, as discussed in "BUSINESS OF LAWRENCE--Competition;" and (iii) reports from management as to the results of their due diligence examination.

RECOMMENDATION OF THE COMPANY BOARD OF DIRECTORS

  THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE LAWRENCE MERGER AGREEMENT IS FAIR AND REASONABLE AND IN THE BEST

INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE LAWRENCE MERGER AGREEMENT.

LAWRENCE'S REASONS FOR THE LAWRENCE ACQUISITION; RECOMMENDATION OF LSL'S BOARD OF DIRECTORS

  The Board of Directors of LSL has approved the Lawrence Merger Agreement and has determined that the terms of the Lawrence Merger Agreement are fair to and in the best interests of LSL and the LSL Stockholders and recommends that the LSL Stockholders vote for approval and adoption of the Lawrence Merger Agreement and the transactions contemplated thereby. The Board of Directors of LSL considered the following reasons, among others, in reaching its conclusions to recommend approval of the Lawrence Acquisition:

  . the Lawrence Acquisition will create a combined company with significantly greater resources than those of Lawrence alone which is expected to enable the combined company to compete more effectively with other competitors having greater resources than Lawrence;

  . the belief of the Board of Directors of LSL that the Company's technical and management resources are of significant value and provide the opportunity for significant economies of scale;

  . the fact that the Lawrence Acquisition is expected to allow Lawrence and the Company to cross-sell services to customers of the other;

  .  the Company's reputation in the semiconductor industry; and

  .  the fact that the Lawrence Acquisition will provide that LSL
     Stockholders with the opportunity to receive, on a tax-free basis, Company Common Stock or Holdings Common Stock, as the case may be, that will enable them to participate in the opportunities for growth in the combined company after the Lawrence Acquisition.

FAIRNESS OPINION OF HAMBRECHT & QUIST

  The Company engaged Hambrecht & Quist as financial advisor in connection with the Lawrence Acquisition solely to deliver a financial opinion letter in connection with that acquisition. Hambrecht & Quist was selected by the Company Board of Directors to provide such an opinion based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's investment banking relationship and familiarity with the Company. The consideration to be paid for the Lawrence Acquisition was determined through negotiations between the Company and Lawrence, and not by Hambrecht & Quist. Hambrecht & Quist rendered its oral opinion to the Company Board of Directors on May 16, 1997, subsequently confirmed in writing as of the same date (the "Hambrecht & Quist Opinion"), that, as of such date, the consideration to be paid by the Company in the Lawrence Acquisition is fair to the Company from a financial point of view. No limitations were placed on Hambrecht & Quist by the Company with respect to the investigation made or the procedures followed in preparing and rendering its opinion. Hambrecht & Quist was not requested to, and did not, opine upon the fairness of the Exchange Consideration.

  Hambrecht & Quist was retained as an independent financial advisor. Neither Hambrecht & Quist nor any of its affiliates or representatives has any other relationship with the Company or Lawrence or any of their affiliates.

  THE FULL TEXT OF THE WRITTEN HAMBRECHT & QUIST OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY HAMBRECHT & QUIST IN RENDERING THE HAMBRECHT & QUIST OPINION, IS ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE HAMBRECHT & QUIST OPINION CAREFULLY AND IN ITS ENTIRETY. THE HAMBRECHT & QUIST OPINION IS ADDRESSED TO THE COMPANY BOARD OF DIRECTORS AND WAS WRITTEN FOR THE INFORMATION OF THE COMPANY BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE LAWRENCE ACQUISITION. THE HAMBRECHT & QUIST OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY OR LSL AS TO HOW TO VOTE

WITH RESPECT TO THE LAWRENCE ACQUISITION, THE REORGANIZATION OR ANY OTHER PROPOSAL, AND DOES NOT ADDRESS THE BUSINESS DECISION OF THE COMPANY BOARD OF DIRECTORS TO ENGAGE IN THE TRANSACTIONS CONTEMPLATED BY THE LAWRENCE MERGER AGREEMENT. HAMBRECHT & QUIST DID NOT EXPRESS ANY OPINION REGARDING THE EFFECT, IF ANY, THE LAWRENCE ACQUISITION OR THE EXCHANGE OR BOTH MIGHT HAVE ON THE MARKET PRICE OF COMPANY COMMON STOCK OR HOLDINGS COMMON STOCK, AS THE CASE MAY BE.

  In its review of the Lawrence Acquisition, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to Hambrecht & Quist from published sources and from the internal records of the Company; (ii) reviewed certain financial forecasts and related assumptions for the Company obtained by Hambrecht & Quist from a third party research report, and discussed such report with management of the Company; (iii) discussed the business, financial condition and prospects of the Company with certain of its officers; (iv) reviewed the consolidated financial statements of Lawrence for recent years and interim periods to date and certain other relevant financial and operating data of Lawrence, including certain projected information, made available to Hambrecht & Quist from the internal records of Lawrence, as well as certain projected information relating to Lawrence provided by management of the Company; (v) discussed the business, financial condition and prospects of Lawrence with certain of its officers and officers of the Company; (vi) reviewed the recent reported prices and trading activity for Company Common Stock and compared such information and certain financial information for the Company with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to the business of the Company; (vii) reviewed certain financial information for Lawrence, and compared this information with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to the business of Lawrence, including ratios based on the recent reported common stock prices for these comparable companies; (viii) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions Hambrecht & Quist deemed comparable to the Lawrence Acquisition; (ix) reviewed projected operating and financial data regarding the ADCS Group supplied to Hambrecht & Quist by management of the Company (the "ADCS Estimates"); (x) reviewed the April 17, 1997 draft of the Lawrence Merger Agreement, provided to Hambrecht & Quist by management of the Company, and discussed with management of the Company certain changes to such draft; and (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as it deemed relevant.

  Hambrecht & Quist assumed and relied upon the accuracy and completeness of all of the information concerning the Company, the ADCS Group and Lawrence considered in connection with its review of the Lawrence Acquisition, and did not assume any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, the ADCS Group or Lawrence, nor did it conduct a physical inspection of the properties and facilities of any of these companies. With respect to the financial forecasts for Lawrence and the ADCS Estimates provided by the management of the Company, the financial forecasts of Lawrence provided by management of Lawrence, and the financial forecasts for the Company obtained from a third party research report (which forecasts with respect to the Company were adjusted by Hambrecht & Quist based upon its discussions with, and with the consent of, the Company management) (as so adjusted, the "Company Estimates"), Hambrecht & Quist also assumed, upon the advice of management of the Company and with the consent of the Company Board of Directors, that they were reasonably prepared and provided a reasonable basis for the Hambrecht & Quist Opinion. Hambrecht & Quist also assumed that neither the Company, the ADCS Group nor Lawrence was a party to any pending transactions, including external financings, recapitalization or merger discussions, other than the Lawrence Acquisition, the Exchange and those in the ordinary course of conducting their respective businesses. The Hambrecht & Quist Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. The Company has not requested, and Hambrecht & Quist will not provide, an update of the Hambrecht & Quist Opinion. For purposes of its opinion, Hambrecht & Quist assumed that the Lawrence Acquisition will qualify as a tax-free reorganization under the Code and as a pooling of interests for accounting purposes.

  The financial projections of the ADCS Group prepared by the management of the Company and provided to Hambrecht & Quist (the "ADCS Group II Projections") included the following (in thousands of dollars) for the years ended December 31: (i) revenue of $26,100 in 1997 and $31,320 in 1998, (ii) income from operations of $11,893 in 1997 and $14,966 in 1998 and (iii) net income of $7,298 in 1997 and $9,288 in 1998.

  The financial projections of Lawrence prepared by the management of Lawrence and provided to Hambrecht & Quist (the "Lawrence I Projections") included the following (in thousands of dollars) for the years ended December 31: (i) revenue of $27,866 in 1997 and $32,400 in 1998, (ii) income from operations of $11,185 in 1997 and $13,200 in 1998, and (iii) pretax income of $10,049 in
1997 and $11,904 in 1998.

  The financial projections of Lawrence prepared by the management of the Company and provided to Hambrecht & Quist (the "Lawrence II Projections") included in the following (in thousands of dollars) for the years ended December 31: (i) revenue of $24,554 in 1997 and $30,000 in 1998, (ii) income from operations of $9,139 in 1997 and $12,220 in 1998, and (iii) pretax income of $8,382 in 1997 and $11,624 in 1998.

  The ADCS Group's actual results may differ materially from those included in the ADCS Group II Projections. Lawrence's actual results may differ materially from those included in the Lawrence I Projections and/or the Lawrence II Projections. Important factors and assumptions that could cause the ADCS Group's actual results to differ materially from those included in the ADCS Group II Projections and Lawrence's actual results to differ materially from those included in the Lawrence I Projections and/or the Lawrence II Projections include, without limitation, the integration of operations resulting from the consummation of the Reorganization and the Lawrence Acquisition, the effects of general economic conditions, changes in the pattern of semiconductor industry growth or the markets in which the ADCS Group and Lawrence sell products, customer interest in the products of the ADCS Group and Lawrence, product and market competition, delays or problems in the development, commercialization and manufacture of the products of the ADCS Group and Lawrence and technological changes affecting the ADCS Group's and Lawrence's core technologies. Other factors and assumptions not identified above were also involved in the derivation of the ADCS Group II Projections, the Lawrence I Projections and the Lawrence II Projections, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company, the ADCS Group and Lawrence assume no obligation to update the ADCS Group II Projections, the Lawrence I Projections or the Lawrence II Projections to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. In light of the significant uncertainties inherent in projections of any kind, inclusion of the ADCS Group II Projections, the Lawrence I Projections and the Lawrence II Projections and the Lawrence II Projections in the Proxy Statement/Prospectus should not be regarded as a representation by the Company, the ADCS Group, Lawrence, Hambrecht & Quist or any other person that the ADCS Group II Projections, the Lawrence I Projections or the Lawrence II Projections will be achieved.

  Stockholders of the Company, the ADCS Holders and the LSL Stockholders are cautioned that any forward-looking information, including the ADCS Group II Projections, the Lawrence I Projections and the Lawrence II Projections, contained in this Proxy Statement/Prospectus, should not be regarded as fact and should not be relied upon as an accurate representation of future results. In addition, none of the ADCS Group II Projections, the Lawrence I Projections and the Lawrence II Projections were prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The Company does not, as a matter of course, publicly disclose forward-looking information as to future revenues, earnings or other financial information. The ADCS Group II Projections, the Lawrence I Projections and the Lawrence II Projections are included in this Proxy Statement/Prospectus only because such information was made available to Hambrecht & Quist by the Company or Lawrence, as the case may be. The ADCS Group did not review or otherwise participate in the preparation of the ADCS Group II Projections, nor did it provide the Company with any information in connection therewith, other than its historical financial statements. Lawrence did not review or otherwise participate in the preparation of the Lawrence II Projections, nor did it provide the Company with any information in connection therewith, other than its historical financial statements. Moreover, none of the ADCS Group II Projections, the Lawrence I Projections or the Lawrence II Projections purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise

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examined by Ernst & Young LLP, the Company's and the ADCS Group's independent auditors, Price Waterhouse LLP, Lawrence's independent accountants, or by any other independent auditors. The ADCS Group II Projections, the Lawrence I Projections and the Lawrence II Projections were not prepared or otherwise verified by Hambrecht & Quist.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the analyses Hambrecht & Quist performed in connection with its opinion. In arriving at its opinion. Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses Hambrecht & Quist performed in connection with its opinion. In performing its analysis, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, the ADCS Group and Lawrence. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  The following is a brief summary of certain financial analyses Hambrecht & Quist performed in connection with its opinion:

 Contribution Analysis

  Hambrecht & Quist analyzed the contribution of each of the Company and Lawrence to certain financial statement categories of the pro forma combined company, both (i) assuming the Reorganization is consummated, and (ii) assuming the Reorganization is not consummated, and in each case assuming no revenue or expense adjustments to the combined company. The respective contributions of the Company and Lawrence were compared to the respective pro forma ownership percentages of the stockholders of the Company and the LSL Stockholders in the pro forma combined company (both assuming the Reorganization is consummated, and assuming the Reorganization is not consummated). In performing this analysis, Hambrecht & Quist examined the expected contributions to the combined company's revenue, gross profit, operating income and pretax income for fiscal 1997 and 1998 by (i) the Company, both assuming the Reorganization is not consummated, based on the Company Estimates, and assuming the Reorganization is consummated, based on the Company Estimates and additionally on the ADCS Estimates, and (ii) Lawrence, based on estimates (a) provided by management of the Company (the "Base Case"), (b) provided by management of Lawrence (the "Upside Case") and
(c) derived by Hambrecht & Quist by reducing the estimated Base Case revenue and cost of goods sold by 25% and 12.5%, respectively (the "Downside Case").

  Assuming the Reorganization has been consummated (and accordingly analyzing the Company on a pro forma basis reflecting the Exchange), Hambrecht & Quist observed that, upon the closing of the Lawrence Acquisition, the stockholders of the Company (including the former ADCS Holders) and the LSL Stockholders are expected to own approximately 76% and 24%, respectively, of the combined company equity. In the Base Case, it was observed that, in fiscal 1997, the Company and Lawrence would have contributed approximately 77% and 23%, respectively, of the combined revenue, 79% and 21%, respectively, of the combined gross profit, 67% and 33%, respectively, of the combined operating income, and 70% and 30%, respectively, of the combined pretax income; and that, in fiscal 1998, the Company and Lawrence would have contributed approximately 80% and 20%, respectively, of the combined revenue, 81% and 19%, respectively, of the combined gross profit, 70% and 30%, respectively, of the combined operating income, and 72% and 28%, respectively, of the combined pretax income. In the Upside Case, it was observed that, in fiscal 1997, the Company and Lawrence would have

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contributed approximately 75% and 25%, respectively, of the combined revenue,
76% and 24%, respectively, of the combined gross profit, 63% and 37%, respectively, of the combined operating income, and 66% and 34%, respectively, of the combined pretax income; and that, in fiscal 1998, the Company and Lawrence would have contributed approximately 78% and 22%, respectively, of the combined revenue, 79% and 21%, respectively, of the combined gross profit, 69% and 31%, respectively, of the combined operating income, and 71% and 29%, respectively, of the combined pretax income. In the Downside Case, it was observed that, in fiscal 1997, the Company and Lawrence would have contributed approximately 82% and 18%, respectively, of the combined revenue, 85% and 15%, respectively, of the combined gross profit, 81% and 19%, respectively, of the combined operating income, and 84% and 16%, respectively, of the combined pretax income; and that, in fiscal 1998, the Company and Lawrence would have contributed approximately 84% and 16%, respectively, of the combined revenue, 87% and 13%, respectively, of the combined gross profit, 82% and 18%, respectively, of the combined operating income, and 84% and 16%, respectively, of the combined pretax income.

  Assuming the Reorganization is not consummated, Hambrecht & Quist observed that, upon the closing of the Lawrence Acquisition, the stockholders of the Company and the LSL Stockholders would be expected to own approximately 66% and 34%, respectively, of the combined company equity. In the Base Case, it was observed that, in fiscal 1997, the Company and Lawrence would have contributed approximately 70% and 30%, respectively, of the combined revenue, 69% and 31%, respectively, of the combined gross profit, 43% and 57%, respectively, of the combined operating income, and 47% and 53%, respectively, of the combined pretax income; and that, in fiscal 1998, the Company and Lawrence would have contributed approximately 74% and 26%, respectively, of the combined revenue, 74% and 26%, respectively, of the combined gross profit, 53% and 47%, respectively, of the combined operating income, and 55% and 45%, respectively, of the combined pretax income. In the Upside Case, it was observed that, in fiscal 1997, the Company and Lawrence would have contributed approximately 67% and 33%, respectively, of the combined revenue, 66% and 34%, respectively, of the combined gross profit, 38% and 62%, respectively, of the combined operating income, and 43% and 57%, respectively, of the combined pretax income; and that in fiscal 1998, the Company and Lawrence would have contributed approximately 73% and 27%, respectively, of the combined revenue, 71% and 29%, respectively, of the combined gross profit, 51% and 49%, respectively, of the combined operating income, and 55% and 45%, respectively, of the combined pretax income. In the Downside Case, it was observed that the Company and Lawrence would have contributed approximately 76% and 24%, respectively, of the combined revenue, 78% and 22%, respectively, of the combined gross profit, 60% and 40%, respectively, of the combined operating income, and 67% and 33%, respectively, of the combined pretax income; and that, in fiscal 1998, the Company and Lawrence would have contributed approximately 79% and 21%, respectively, of the combined revenue, 81% and 19%, respectively, of the combined gross profit, 68% and 32%, respectively, of the combined operating income, and 71% and 29%, respectively, of the combined pretax income.

 Pro Forma Lawrence Acquisition Analysis

  Hambrecht & Quist analyzed the pro forma impact of the Lawrence Acquisition, using (i) the Company Estimates, (ii) the ADCS Estimates, and (iii) the Base Case, Upside Case and Downside Case estimates, respectively, for Lawrence, in each case with no revenue or expense adjustments.

  Assuming the Reorganization has been consummated (and accordingly analyzing the Company on a pro forma basis reflecting the Exchange), this analysis indicated that the earnings per share of the pro forma combined company relative to the estimated earnings per share for the Company would be, in the Base Case, accretive in fiscal 1997 and 1998 by approximately 14% and 11%, respectively; in the Upside Case, accretive in fiscal 1997 and 1998 by approximately 20% and 12%, respectively; and, in the Downside Case, dilutive in both fiscal 1997 and 1998 by approximately 5% and 4%, respectively. The actual results achieved by the combined company resulting from the Lawrence Acquisition and the Exchange may vary from the projected results and variations may be material.

  Assuming the Reorganization is not consummated, this analysis indicated that the earnings per share of the pro forma combined company relative to the estimated earnings per share for the Company would be, in the

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Base Case, accretive in fiscal 1997 and 1998 by approximately 30% and 23%, respectively; in the Upside Case, accretive in fiscal 1997 and 1998 by approximately 43% and 24%, respectively; and, in the Downside Case, dilutive in fiscal 1997 and 1998 by approximately 7% and 5%, respectively. The actual results achieved by the combined company resulting from the Lawrence Acquisition may vary from the projected results and variations may be material.

 Discounted Cash Flow Analysis

  Hambrecht & Quist analyzed the theoretical valuation of Lawrence based on the unleveraged discounted cash flow of the projected financial performance estimates of Lawrence that were prepared by management of the Company. However, because of the nature of Lawrence's business and the current market valuations for technology companies generally, Hambrecht & Quist determined that this analysis did not provide meaningful information in the context of analyzing the fairness from a financial point of view of the Lawrence Acquisition Consideration.

 Analysis of Publicly Traded Comparable Companies

  Hambrecht & Quist compared selected historical and projected financial information of Lawrence to publicly traded companies that Hambrecht & Quist deemed to be comparable to Lawrence. In this analysis, Hambrecht & Quist examined the enterprise value (defined as market value plus debt less cash and marketable securities) and determined the ratio of enterprise value to the revenue, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA"), 1996 net income and estimated 1997 net income of the comparable companies. Companies used in this analysis included five semiconductor wafer processing companies, 11 analog semiconductor manufacturers and two contract manufacturers. The foregoing multiples were applied to historical financial results of Lawrence for the twelve-month period ended December 31, 1996.

  With respect to the semiconductor wafer processing companies (and in each case excluding the high and low multiples for these companies), Hambrecht & Quist determined that the range of multiples of enterprise value to the latest twelve month ("LTM") revenue was 1.4x to 2.5x, which implied an equity value range for Lawrence of approximately $16.7 million to $38.9 million; the range of multiples of enterprise value to the LTM EBITDA was 9.5x to 32.1x, which implied an equity value range for Lawrence of approximately $74.0 million to $277.8 million; the multiple of enterprise value to the LTM EBIT was 21.9x, which implied an equity value for Lawrence of approximately $145.8 million; the range of multiples of price per share to the LTM earnings per share was 7.7x to 11.4x, which implied an equity value range for Lawrence of approximately $30.2 million to $44.9 million; and the range of multiples of price per share to the projected earnings per share for the twelve months ending December 31, 1997 was 31.0x to 49.0x, which implied an equity value range for Lawrence of approximately $161.3 million to $254.9 million. Hambrecht & Quist determined that the median implied equity value range of Lawrence implied by the foregoing analysis of the semiconductor wafer processing companies was approximately $74.0 million to $145.8 million.

  With respect to the analog semiconductor manufacturers (and in each case excluding the high and low multiples for these companies), Hambrecht & Quist determined that the range of multiples of enterprise value to the LTM revenue was 1.4x to 8.9x, which implied an equity value range for Lawrence of approximately $16.8 million to $169.4 million; the range of multiples of enterprise value to the LTM EBITDA was 12.1x to 27.5x, which implied an equity value range for Lawrence of approximately $97.7 million to $235.9 million; the range of multiples of enterprise value to the LTM EBIT was 19.2x to 35.0x, which implied an equity value range for Lawrence of approximately $126.2 million to $240.1 million; the range of multiples of price per share to the LTM earnings per share for the analog semiconductor manufacturers was 26.9x to 51.1x, which implied an equity value range for Lawrence of approximately $106.0 million to $201.5 million; and the range of multiples of price per share to the projected earnings per share for the twelve months ending December 31, 1997 was 22.6x to 32.7x, which implied an equity value range for Lawrence of approximately $117.7 million to $170.1 million. Hambrecht & Quist determined that the median implied equity value range of Lawrence implied by the foregoing analysis of the analog semiconductor manufacturers was approximately $106.0 million to $201.5 million.

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

  With respect to the contract manufacturers, Hambrecht & Quist determined that the range of multiples of enterprise value to the LTM revenue was 0.8x to 2.6x, which implied an equity value range for Lawrence of approximately $4.8 million to $41.9 million; the range of multiples of enterprise value to the LTM EBITDA was 6.1x to 18.9x, which implied an equity value range for Lawrence of approximately $43.2 million to $158.7 million; the range of multiples of enterprise value to the LTM EBIT was 10.8x to 22.9x, which implied an equity value range for Lawrence of approximately $66.2 million to $152.8 million; the range of multiples of price per share to the LTM earnings per share was 19.3x to 35.0x, which implied an equity value range for Lawrence of approximately $76.2 million to $138.0 million; and the range of multiples of price per share to the projected earnings per share for the twelve months ending December 31, 1997 was 13.3x to 27.2x, which implied an equity value range for Lawrence of approximately $69.2 million to $141.4 million. Hambrecht & Quist determined that the median implied equity value range of Lawrence implied by the foregoing analysis of the contract manufacturers was approximately $66.2 million to $141.4 million.

 Analysis of Selected Merger and Acquisition Transactions

  Hambrecht & Quist compared the proposed Lawrence Acquisition with selected comparable merger and acquisition transactions. This analysis included 10 comparable mergers and acquisitions of both public and private semiconductor, electronic component and related manufacturing companies announced since 1990. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet statistics of the acquired companies relative to the consideration offered. The foregoing multiples were applied to historical financial results of Lawrence for the twelve-month period ended December 31, 1996. Multiples analyzed included consideration offered to the revenue, EBITDA, EBIT and earnings for the LTM period for which data are available prior to the announcement of the transactions, as well as to the book value as of the date of the latest published financial statements prior to the announcement of the transactions.

  Hambrecht & Quist determined (excluding in each case the high and low multiples) that the range of multiples of enterprise value of the consideration offered to the LTM revenue for the acquired companies was 0.5x to 2.1x, which implied an equity value range for Lawrence of approximately $(1.0) million to $31.2 million; the range of multiples of enterprise value of the consideration offered to the LTM EBITDA for the acquired companies was 7.4x to 16.7x, which implied an equity value range for Lawrence of approximately $54.5 million to $139.2 million; the range of multiples of enterprise value of the consideration offered to the LTM EBIT for the acquired companies was 8.2x to 24.0x, which implied an equity value range for Lawrence of approximately $47.1 million to $160.8 million; the range of multiples of equity value of the consideration offered to the LTM earnings for the acquired companies was 14.1x to 39.8x, which implied an equity value range for Lawrence of approximately $55.7 million to $157.0 million; and the range of multiples of equity value of the consideration offered to the book value as of the latest period reported prior to the announcement of the transaction was 0.9x to 10.0x, which implied an equity value range for Lawrence of approximately $7.7 million to $84.6 million. Hambrecht & Quist determined that the median implied equity value range of Lawrence implied by the foregoing analysis was approximately $47.1 million to $139.2 million.

  No company or transaction used in the above analyses is identical to the Company or Lawrence or the Lawrence Acquisition. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of the Hambrecht & Quist Opinion is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix F to this Proxy Statement/Prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Since the date of the Hambrecht & Quist Opinion, in the

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ordinary course of business, Hambrecht & Quist has begun to actively trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to an engagement letter dated May 8, 1997, the Company agreed to pay Hambrecht & Quist a fee equal to $175,000 in connection with its rendering of a fairness opinion, of which $25,000 was payable as a retainer upon signing of the engagement letter and $150,000 was payable upon delivery of the Hambrecht & Quist Opinion. The Company also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor. The fees payable to Hambrecht & Quist are not dependent on the conclusions stated in the Hambrecht & Quist Opinion.

EFFECTIVE TIME OF THE LAWRENCE ACQUISITION

  The Lawrence Acquisition will become effective upon the filing of Articles of Merger and a Plan of Merger, executed in accordance with the relevant provisions of the Arizona Business Corporation Act, as amended (the "ABCA") with the Arizona Corporation Commission and the filing of a Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. Under the Lawrence Merger Agreement, this filing is expected to be made as soon as reasonably practicable after the satisfaction or waiver of all conditions to the Lawrence Acquisition. The closing of the Lawrence Acquisition will occur on the third business day (the "Lawrence Closing Date") after the day on which all of the closing conditions to the Lawrence Acquisition shall have been satisfied or waived, or such other date as the parties shall otherwise agree. In the event that the Reorganization is approved by the Company's stockholders, it is anticipated that the Reorganization and the Lawrence Acquisition will occur simultaneously.

CONDITIONS TO THE LAWRENCE ACQUISITION

  The obligation of Holdings or the Company to consummate the Lawrence Acquisition is subject to, among others, the following conditions: (i) Lawrence shall have satisfied all of the obligations under the Lawrence Merger Agreement required to be performed by Lawrence at or prior to the Lawrence Effective Time in all material respects; (ii) the representations and warranties of Lawrence contained in the Lawrence Merger Agreement shall be true and correct in all material respects when made and at and as of the Lawrence Effective Time as if made at and as of such time, except as contemplated by the Lawrence Merger Agreement; (iii) the Lawrence Merger Agreement and the consummation of the Lawrence Acquisition shall have been duly approved and adopted by the affirmative vote of the holders of at least 95% of the LSL Common Stock and shall have been duly approved and adopted by the stockholders of the Company; (iv) Ernst & Young LLP, independent accountants to the Company, shall have rendered its opinion, addressed to the Company, in form and substance satisfactory to the Company, regarding such firm's concurrence with the conclusions of management for the Company and Lawrence as to the appropriateness of pooling-of-interests accounting for the Lawrence Acquisition under Accounting Principles Board Opinion No. 16; (v) Ernst & Young LLP shall have rendered its opinion to the Company to the effect that the Lawrence Acquisition has been structured in a manner which will be tax-free with respect to the Company and its stockholders and Lawrence and the LSL Stockholders; (vi) the Registration Statement, of which this Proxy Statement/Prospectus forms a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order, and all other filings necessary under federal and state securities laws to permit the issuance and delivery of the shares of Company Common Stock or Holdings Common Stock, as the case may be, in compliance therewith shall have been made and all authorizations in connection therewith shall have been obtained; (vii) the property known as 550 West Juanita, Mesa, Arizona, which is owned by LSI and leased to Lawrence, and an undeveloped parcel adjacent thereto which is owned by LSI, shall be conveyed to Lawrence, subject to the liens and encumbrances existing on the date of the Lawrence Merger Agreement, for an aggregate consideration no greater than net book value; and (viii) the Company shall have received satisfactory Phase I and, if applicable, Phase II environmental site assessments of the Lawrence Facilities (as that term is defined in the Lawrence Merger Agreement), and all permits necessary for the operation of those facilities shall have been appropriately transferred, if required by applicable law.

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

  Additionally, under the terms of the Lawrence Merger Agreement, at the Lawrence Closing, Lawrence shall be required to deliver the following, among other items, to the Company or Holdings, as applicable: (i) releases executed by Lamonte H. Lawrence and each officer of Lawrence, releasing Lawrence from any and all liabilities and obligations owed by Lawrence to him or her; (ii) employment agreements with certain key employees of Lawrence and termination of their existing employment agreements; (iii) evidence that Lamonte H. Lawrence, the sole stockholder of LSLMS, has contributed all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL and that all consents and approvals necessary or appropriate for such contribution have been obtained; (iv) evidence that all loans between LSL, certain affiliated companies and Lamonte H. Lawrence have been repaid or otherwise discharged in a manner satisfactory to the Company; (v) releases of Lawrence from any obligations the principal benefit of which accrues to certain affiliated companies or Lamonte H. Lawrence; and
(vi) an agreement and acknowledgment by each LSL Stockholder with respect to his or its liabilities and obligations under the indemnification provisions of the Lawrence Merger Agreement.

  The obligation of Lawrence to consummate the Lawrence Acquisition is subject to, among others, the following conditions: (i) the Company and Lawrence Merger Subsidiary shall have satisfied all of the obligations under the Lawrence Merger Agreement required to be performed by the Company and Lawrence Merger Subsidiary at or prior to the Lawrence Effective Time in all material respects; (ii) the representations and warranties of the Company and Lawrence Merger Subsidiary contained in the Lawrence Merger Agreement shall be true and correct in all material respects when made and at and as of the Lawrence Effective Time as if made at and as of such time, except as contemplated by the Lawrence Merger Agreement; (iii) Price Waterhouse LLP, independent accountants to Lawrence, shall have rendered its opinion, addressed to Lawrence and Lamonte H. Lawrence, in form and substance satisfactory to Lawrence and Lamonte H. Lawrence, as to the appropriateness of pooling-of-interests accounting for the Lawrence Acquisition under Accounting Principles Board Opinion No. 16; (iv) the Company or Holdings, as applicable, shall have delivered to the LSL Stockholders an executed Registration Rights Agreement (see "THE LAWRENCE ACQUISITION--Registration Rights Agreement"); (v) promptly following the Lawrence Effective Time, Lamonte H. Lawrence shall have been appointed to serve as (1) a member of the class of directors elected for a term not to exceed two years on Holdings' seven-member Board of Directors, if the Reorganization is consummated, or (2) a member elected for a one year term on the Company's six member Board of Directors, if the Reorganization is not consummated; and (vi) if the Reorganization is consummated, (1) Holdings shall own directly all of the issued and outstanding shares of capital stock of the Company, (2) Holdings shall not have incurred any liabilities except as provided in the Lawrence Merger Agreement, and (3) the issued and outstanding capital stock of Holdings shall be substantially identical to that of the Company as of the Lawrence Effective Time, subject only to changes therein necessary to consummate the Reorganization.

  The obligation of each of the Company and Lawrence to consummate the Lawrence Acquisition is subject to certain additional conditions, including the following: (i) no preliminary or permanent injunction or other order by or before any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Lawrence Acquisition shall have been issued and remain in effect; (ii) no statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by or before any court or governmental authority which prohibits or restricts the consummation of the Lawrence Acquisition; (iii) other than filing of the Articles of Merger and Plan of Merger with the Arizona Corporation Commission and a Certificate of Merger with the Secretary of State of the State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Lawrence Acquisition, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Lawrence Acquisition or on the Company or LSL, shall have been filed, occurred or been obtained and shall be in full force and effect; and (iv) there shall not have been any material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of the other party, whether or not arising from transactions in the ordinary course of business, and the other party shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

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

BUSINESS PENDING THE LAWRENCE ACQUISITION

  The Lawrence Merger Agreement provides that, during the period from the date of the Lawrence Merger Agreement to the Lawrence Effective Time, Lawrence will: (i) conduct its business in the ordinary and usual course of business and consistent with past practices; (ii) not amend its Articles of Incorporation or Bylaws; (iii) not split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (iv) not authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class; (v) not acquire, dispose of, transfer, lease or license any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (vi) not incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities; (vii) not assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; (viii) not make any material loans, advances or capital contributions to, or investments in, any other person; (ix) maintain adequate insurance consistent with past practices for its business; (x) not enter into any material transaction with any officer, director, employee or any known relative thereof or any entity in which such person has an interest, except the payment of rent, salaries, wages and expense reimbursement in the ordinary course of business; (xi) not incur any material obligation or liability except for normal trade and other obligations incurred in the ordinary course of business consistent with past practice or pursuant to contracts, agreements and leases incurred in the ordinary course of business consistent with past practice, the performance of which will not in the aggregate have a material adverse effect on Lawrence;
(xii) not mortgage, pledge, or subject to any lien or other encumbrance any of its material assets; (xiii) not waive any material rights, except for waivers or releases made in the ordinary course of business consistent with past practice; or (xiv) not make any single capital expenditure in excess of $100,000, or enter into any commitment therefor.

  The Lawrence Merger Agreement further provides that, during the period from the date of the Lawrence Merger Agreement to the Lawrence Effective Time, Lawrence will not: (i) enter into, adopt or amend any employee benefit programs as to increase the benefits thereunder; (ii) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any employee benefit program) or any increase in the compensation payable or to become payable to any officer, except for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice; (iii) institute any new employee benefit program; (iv) make any material change in any employee benefit program arrangement or enter into any employment or similar agreement or arrangement with any employee; or (v) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are altered in favor of such individual, upon the occurrence of any of the transactions contemplated by the Lawrence Merger Agreement.

  Lawrence has also agreed to use reasonable efforts: (i) to maintain its assets, to preserve intact its business organization, to keep available the services of its present officers and key employees and to preserve the goodwill of those having business relationships with it; and (ii) to prevent any representation or warranty of Lawrence contained in the Lawrence Merger Agreement from becoming materially untrue or incorrect in any material respect. Notwithstanding all of the foregoing, Lawrence is permitted to: (i) pay any judgment or settlement of pending legal claims, provided that the Company's written consent is required for any settlement that imposes on Lawrence any restrictions or limitations upon its ability to operate its business consistent with past practice; (ii) repay any guarantors of its obligations or pledgors of collateral to secure its obligations, to the extent that such guarantors have paid any amount, or such pledgors have had such collateral foreclosed upon, in connection with Lawrence's obligations; and
(iii) pay fiscal year-end cash bonuses to its employees in amounts consistent with past practice and enter into staying bonus/severance agreements with the employees in connection with the Lawrence Merger Agreement.

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  Lawrence has further agreed that it will not, and will use best efforts to cause each LSL Stockholder not to, solicit any active discussions or negotiations with, or provide information to, any person, other than the Company, concerning any proposal regarding the acquisition of Lawrence or any part thereof or any merger or consolidation thereof, or accept any such proposal (the "Lawrence Non-Solicitation Provision").

  The Lawrence Merger Agreement provides that, during the period from the date of the Lawrence Merger Agreement to the Lawrence Effective Time, the Company will: (i) conduct its business in the ordinary and usual course of business and consistent with past practices; (ii) not amend its Restated Certificate of Incorporation or Restated Bylaws (Lawrence has consented to the Amendment);
(iii) except as permitted by the terms of the Lawrence Merger Agreement, not split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities; or (iv) except as permitted by the terms of the Lawrence Merger Agreement, not authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class.

  The Company has also agreed to use reasonable efforts: (i) to maintain its assets, to preserve intact its business organization, to keep available the services of its present officers and key employees and to preserve the goodwill of those having business relationships with it; and (ii) to prevent any representation or warranty of the Company contained in the Lawrence Merger Agreement from becoming materially untrue or incorrect in any material respect.

  In addition, under the Lawrence Merger Agreement, the Company and Lawrence will each use all reasonable efforts to: (i) take, or cause to be taken, all actions reasonably necessary to comply with all legal requirements that may be imposed on such party with respect to the Lawrence Acquisition and to consummate the transactions contemplated by the Lawrence Merger Agreement; and
(ii) obtain, and to cooperate with the other party to obtain, any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other public or private third party that is required to be obtained or made by such party in connection with the Lawrence Merger Agreement and the transactions contemplated thereby, subject to certain limitations.

TERMINATION

  The Lawrence Merger Agreement may be terminated and the Lawrence Acquisition abandoned at any time prior to the Lawrence Effective Time, whether before or after approval of the Lawrence Merger Agreement by the stockholders of the
Company: (i) by mutual written consent of the Company and Lawrence; (ii) by either the Company or Lawrence, if the Lawrence Acquisition has not been consummated by October 15, 1997, unless the failure of the Lawrence Effective Time to occur by such date shall be due to the failure of the party seeking to terminate the Lawrence Merger Agreement to perform or observe the covenants and agreements of such party set forth therein; (iii) by the Company or Lawrence, if there shall have been any material misrepresentation or material breach of a material obligation of the other party and, if such breach is curable, such default shall not have been remedied within 30 days after receipt by the defaulting party of notice in writing from the other party specifying such breach and requesting that it be remedied, provided, that such 30-day period shall be extended for so long as the other party shall be making diligent attempts to cure such default, but not beyond an additional 30 days; and (iv) by either the Company or Lawrence if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Lawrence Acquisition and such order, decree, ruling or any other action shall have become final and non-appealable.

  In the event the Lawrence Merger Agreement is terminated as provided above, the Lawrence Merger Agreement shall become void, and there will be no liability on the part of any of the parties or their respective affiliates, directors, officers or stockholders except: (i) as to those provisions intended to survive the termination of the Lawrence Merger Agreement, including those concerning public announcements and confidentiality; and

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(ii) in the case of a termination by either the Company or Lawrence because of a material misrepresentation or a material breach of a material covenant by the other party (subject to the 30-day notice and cure period described above), the breaching party shall be liable to and shall pay to the terminating party $5 million within 15 business days after the breaching party's receipt of written notice of termination (the "Lawrence Termination Payment"). The parties have agreed that such payments are the exclusive remedy for termination of the Lawrence Merger Agreement, except in the case of a breach by Lawrence of the Lawrence Non-Solicitation Provision. In the event of a breach of the Lawrence Non-Solicitation Provision by Lawrence, the Company may pursue any and all remedies available to it at law or in equity; provided, however, that the amount of any monetary damages awarded to the Company in any such action would be reduced by the amount of the Lawrence Termination Payment received by the Company.

INDEMNIFICATION AND ESCROW

  Under the terms of the Lawrence Merger Agreement, the Company will indemnify and hold harmless each of the LSL Stockholders against any and all losses arising out of (i) the conduct of the business or ownership of Lawrence after the Lawrence Effective Time, and (ii) any breach of the representations, warranties, or covenants of the Company contained in the Lawrence Merger Agreement. Losses do not include any loss resulting from a diminution in the value of Holdings Common Stock or Company Common Stock, as the case may be, received in the Lawrence Acquisition. Further, the Company will indemnify and hold harmless each of Lamonte H. Lawrence, LSI and LSRL against any and all losses arising out of a breach by Lawrence after the Lawrence Effective Time of an obligation guaranteed by Lamonte H. Lawrence, LSI or LSRL. The Company has agreed to use reasonable efforts to obtain, prior to the Lawrence Effective Time, the release of all such guarantees.

  In addition, pursuant to the terms of the Lawrence Merger Agreement, the LSL Stockholders will indemnify and hold harmless Lawrence, the Company, Lawrence Merger Subsidiary, Holdings, and each of their officers, directors, employees, agents, representatives and affiliates (the "Company Indemnified Parties") against any and all losses arising out of any breach of the representations, warranties and covenants of Lawrence contained in the Lawrence Merger Agreement. Each LSL Stockholder will also severally indemnify the Company Indemnified Parties for each LSL Stockholder's pro rata share of losses arising from any breach of the representations, warranties and covenants of LSL contained in the Lawrence Merger Agreement with respect to taxes and environmental matters (the "Special Indemnities").

  The Lawrence Merger Agreement sets forth certain limits on the parties' indemnification obligations, such as deductibles that must be reached before a claim may be made, time deadlines before which claims must be made, and limitations on the amount of indemnification which may be paid. No LSL Stockholder may seek recovery until the losses of all of the LSL Stockholders are greater than $250,000, in which case the indemnity shall apply to all of the losses in excess of $250,000. No Company Indemnified Party may seek recovery until the losses of all of the Company Indemnified Parties, including with respect to the Special Indemnities, are greater than $250,000, in which case the indemnity shall apply to all of the losses in excess of $250,000. Except with respect to the Special Indemnities, the LSL Stockholders, in the aggregate, shall not be liable for any losses in excess of the aggregate value of the shares of Holdings Common Stock or Company Common Stock, as the case may be, in the escrow fund (as described below) valued at the Lawrence Acquisition Average Closing Price. With respect to the Special Indemnities, each LSL Stockholder shall be individually and personally liable for his or its pro rata portion of any losses. The Company has agreed to use reasonable efforts to collect any such losses from any available insurer or third party indemnitors before collecting from the escrow fund or the LSL Stockholders and to use reasonable efforts to collect from the escrow fund before collecting from the LSL Stockholders, but the Company is not precluded from making a claim against the LSL Stockholders or the escrow fund from the outset, other than with respect to the Special Indemnities.

  Other than with respect to the Special Indemnities and certain covenants, an indemnified party generally may not make any claim for indemnification after the first anniversary date of the Lawrence Closing Date, and no such claim may be brought after the date of issuance of the first independent audit report with respect to the

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

financial statements of the Company or Holdings, as the case may be, after the Lawrence Closing Date if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards. With respect to the Special Indemnities, the claims period will extend for the statute of limitations applicable to the matters which are the subject of such claims.

  As security for the indemnification obligations of the LSL Stockholders described above and the purchase price adjustment discussed in "THE LAWRENCE ACQUISITION--Possible Adjustments to Purchase Price" above, certificates representing five percent of the Lawrence Acquisition Consideration to be delivered to the LSL Stockholders pursuant to the Lawrence Acquisition will be deposited in escrow. If the purchase price adjustment based upon a change in net worth results in an additional payment to the LSL Stockholders, certificates representing five percent of the additional shares of Holdings Common Stock or Company Common Stock, as the case may be, to be delivered to the LSL Stockholders will also be deposited in escrow. The escrow fund will be the Company Indemnified Parties' sole recourse for indemnification, other than with respect to the Special Indemnities, and for the return of shares pursuant to the purchase price adjustment referenced above. The escrow fund will be required to remain in existence from the Lawrence Closing Date for a period of one year. The Special Indemnities will survive the termination of the escrow fund.

  While management of the Company believes that the indemnification provided by the LSL Stockholders will be adequate, because of the various limitations discussed above, a possibility exists that the losses experienced by the Company, Holdings and the other parties entitled to indemnification could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to adequately compensate the parties entitled to indemnification for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on the Company, Holdings or the other parties entitled to indemnification.

AGREEMENTS WITH LAMONTE H. LAWRENCE AND AFFILIATED ENTITIES

  At the Lawrence Effective Time, LSL and LSI, a corporation wholly owned by Lamonte H. Lawrence, will enter into a consulting agreement (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Lawrence's employment by Lawrence shall terminate, Lawrence's obligations under any employment agreement shall cease, and LSL shall retain LSI as an independent consultant for a three-year period (the "Consulting Term") on an independent contractor basis. Consulting services under the Consulting Agreement will be provided exclusively by Mr. Lawrence. During each of the three twelve-month periods of the Consulting Term, Mr. Lawrence will render consulting services as mutually agreed by LSI and LSL. In consideration of the consulting services to be provided, LSL will pay LSI a per diem of $2,880, but in no event will the total fee payable to LSI total less than $250,000 for the first twelve-month period. Such minimum was determined as approximately one-third of Mr. Lawrence's compensation from LSL and LSLMS in 1996, as Mr. Lawrence, on behalf of LSI, is expected to devote approximately one-third of his time during the year subsequent to the Lawrence Acquisition to Lawrence-related matters. The Company believes that the cash compensation to be paid to LSI pursuant to the consulting agreement is equivalent to the fair value of the services to be provided by LSI. The Company will permit LSI to become a participating employer in the Company's health insurance program, but only for the benefit of Mr. Lawrence. The Consulting Agreement may be terminated by LSI after one year upon thirty days' written notice to LSL, may only be terminated by LSL for cause and terminates automatically upon Mr. Lawrence's disability or death.

  At the Lawrence Effective Time, the Company, Lawrence Merger Subsidiary, LSL and Lamonte H. Lawrence will enter into a noncompete agreement (the "Noncompete Agreement"). Pursuant to the Noncompete Agreement, Lamonte H. Lawrence will agree that, for a period of the later of five years from the Lawrence Effective Time and three years from the expiration of the Consulting Agreement, he will not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any entity that engages in any

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

activities in competition with LSL, or, for a period of five years from the consummation of the Lawrence Acquisition, directly or indirectly hire or induce or encourage any employee or consultant who is then employed or retained by the Company, LSL or any of their subsidiaries to leave the employment of or terminate consultation with the Company, LSL or any of their subsidiaries, without the prior written consent of the Company. The Noncompete Agreement will not prohibit LSRL, of which Lamonte H. Lawrence is the sole owner, from engaging in research and development, or the CVD of silicon wafers using epitaxial processes, provided that LSRL shall be required to obtain the written consent of the Company, which consent shall not be unreasonably withheld, prior to processing of wafers for LSRL's customers in excess of 1000 wafers per specification.

STAYING AND SEVERANCE AGREEMENTS

  The Company has agreed that at or prior to the Lawrence Effective Time, LSL may enter into an agreement with each of sixteen employees of LSL, including the LSL Key Employees, as defined below (the "LSL Employees"), providing certain incentives for the LSL Employees to remain in the employ of LSL following consummation of the Lawrence Acquisition (the "Staying and Severance Agreements"). Each of the LSL Employees who enters into a Staying and Severance Agreement shall be eligible to receive a bonus (the "Staying Bonus") equal to 25% of the LSL Employee's base annual salary as of the Lawrence Effective Time (the "Annual Salary") if the LSL Employee remains employed by LSL on the date that is six months after the Lawrence Effective Time. Additionally, the LSL Employees collectively shall be granted options to purchase an aggregate of 72,000 shares of Company Common Stock, or, if the Reorganization is consummated, Holdings Common Stock, at an exercise price equal to 80% of the market value of Company Common Stock or Holdings Common Stock, as the case may be, at the Lawrence Effective Time. The options will vest over a five-year period and will be subject to the terms of the Company's 1995 Stock Plan (or any successor or additional plan adopted by the Company or Holdings).

  Pursuant to the Staying and Severance Agreements, in the event the LSL Employee's employment with LSL is terminated by LSL without cause within one year of the Lawrence Effective Time, LSL will be obligated to pay the LSL Employee an amount equal to his or her Annual Salary, less the amount of any Staying Bonus paid to the LSL Employee. Each of the Staying and Severance Agreements terminates upon the resignation of the LSL Employee from his or her employment with LSL or upon the LSL Employee's death or physical or mental incapacity which makes it impossible for the LSL Employee substantially to perform his or her duties with LSL. In the event of termination of a Staying and Severance Agreement, the LSL Employee will have no rights to the payments and options provided for therein.

EMPLOYMENT AGREEMENTS

  At the Lawrence Effective Time, LSL will enter into employment agreements with each of Gerald McReynolds, Tom Thompson and Barbara Freund, each of whom is currently employed by LSL (the "LSL Key Employees"). Pursuant to the agreements, Gerald McReynolds, Tom Thompson and Barbara Freund will act as Chief Operating Officer, Chief Technical Officer and Chief Financial Officer, respectively, of LSL after the Lawrence Effective Time. The starting annual salaries of the LSL Key Employees will be determined prior to the Lawrence Effective Time. Salaries are subject to increase each year commencing on the first anniversary of the agreement to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the Board of Directors of LSL. Each LSL Key Employee will also be entitled to vacation in accordance with LSL's vacation policy and all other employee benefits generally available to employees of LSL, as the same may be in effect from time to time.

  The agreements expire on the third anniversary of the Lawrence Effective Time, provided that employment may be terminated: (i) at any time immediately for cause; (ii) at any time without cause, provided that LSL pay certain severance benefits; or (iii) in the event of death or total disability. Under the terms of the agreements, if LSL terminates the LSL Key Employee without cause, or if the LSL Key Employee terminates the agreement for just cause, LSL will pay the LSL Key Employee his or her base salary then in effect for a period of six

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

months. LSL will also provide the LSL Key Employee during such period with medical, dental, life and disability insurance benefits on the same basis LSL would have provided the LSL Key Employee during such period had the LSL Key Employee continued to be an employee of LSL. Notwithstanding the foregoing, in the event the severance payment under an employment agreement and the severance payment under a Staying and Severance Agreement would both otherwise be due and payable, the LSL Key Employee will be entitled to receive the larger of the two amounts, but not both.

  The agreements restrict each LSL Key Employee from competing with LSL during the term of the agreement and for a period of 36 months after the termination of the employment of the LSL Key Employee. In the event the Company, Holdings or LSL should seek to enforce such non-competition provisions in court, the court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an LSL Key Employee.

ACCOUNTING TREATMENT

  Consummation of the Lawrence Acquisition is conditioned upon the receipt by the Company from Ernst & Young LLP, and by Lawrence and Lamonte H. Lawrence from Price Waterhouse LLP, regarding those firms' concurrence with the conclusions of management for the Company and LSL as to the appropriateness of pooling-of-interests accounting for the Lawrence Acquisition under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Lawrence Merger Agreement. The Company and Lawrence have agreed not to take any action that would prevent the Lawrence Acquisition from being accounted for as a pooling of interests.

  Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of the Company (or Holdings, if the Reorganization is consummated) and Lawrence will be combined at the Lawrence Closing Date and carried forward at their previously recorded amounts, the stockholders' equity accounts of the Company and Lawrence will be combined on the consolidated balance sheet of the Company or Holdings, as the case may be, and no goodwill or other intangible assets will be created. Consolidated financial statements of the Company issued after the Lawrence Acquisition will be restated retroactively to reflect the consolidated operations of the Company and Lawrence as if the Lawrence Acquisition had taken place prior to the periods covered by such consolidated financial statements.

  The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Lawrence Acquisition. See "SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The parties to the Lawrence Acquisition have not sought and do not intend to seek a ruling from the IRS as to the federal income tax consequences of the Lawrence Acquisition. Instead, the Company and Lawrence have obtained the opinion of Ernst & Young LLP (the "Lawrence Acquisition Tax Opinion") as to certain of the expected federal income tax consequences of the Lawrence Acquisition, a copy of which is attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The Lawrence Acquisition Tax Opinion is based upon the Code, applicable Treasury Regulations thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date of this Proxy Statement/Prospectus. The Lawrence Acquisition Tax Opinion is limited to the matters set forth therein and does not address any other issues, including, but not limited to, any state, local, foreign, consolidated return, employee benefit, and Code Section 382 issues related to the limitations on the utilization of net operating loss carryforwards, or alternative minimum tax consequences to the parties to the Lawrence Acquisition. Further, the Lawrence Acquisition Tax Opinion does not address the qualification of the Lawrence Acquisition as a statutory merger under state law.

  The Lawrence Acquisition Tax Opinion assumes that LSL Common Stock will be held as capital assets by the holders thereof immediately prior to the Lawrence Effective Time and does not address the tax consequences

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

that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired shares of LSL Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

  The delivery of the Lawrence Acquisition Tax Opinion was conditioned upon the receipt of certain representations from executive officers of the Company and LSL, and the holders of five percent or more of the LSL Common Stock, and certain other information, data, documentation and materials as deemed necessary, none of which has been independently verified by Ernst & Young LLP, and certain limitations set forth therein. The Lawrence Acquisition Tax Opinion will not be updated for any changes to the Code or authorities interpreting the Code that may occur after the date of the issuance of such opinion and assumes that the Lawrence Acquisition will be consummated as described herein. The Lawrence Acquisition Tax Opinion is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions expressed in the Lawrence Acquisition Tax Opinion.

  LSL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE LAWRENCE ACQUISITION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  The Lawrence Acquisition Tax Opinion, upon which the following discussion is based, is limited to certain material United States federal income tax consequences of the Lawrence Acquisition, which are as follows:

  Certain Tax Consequences if the Reorganization is Consummated. The Lawrence Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Holdings, Lawrence Merger Subsidiary and LSL will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. In addition, the Lawrence Acquisition will constitute a transfer to a controlled corporation within the meaning of Section 351(a) of the Code. As a result, no gain or loss will be recognized by an LSL Stockholder who receives solely shares of Holdings Common Stock in exchange for LSL Common Stock. The tax basis of the shares of Holdings Common Stock will be the same as the tax basis of the shares of LSL Common Stock exchanged therefor. The holding period of the shares of Holdings Common Stock will include the period during which the shares of LSL Common Stock surrendered in exchange therefor were held, provided that the shares of LSL Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Lawrence Effective Time. A holder of LSL Common Stock who receives cash in lieu of a fractional interest in a share of Holdings Common Stock will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of LSL Common Stock being converted pursuant to the Lawrence Acquisition that is allocated to such fractional interest. Such gain will be long term or short term depending upon whether the holding period in the LSL Common Stock is greater than twelve months.

  Certain Tax Consequences if the Reorganization is Not Consummated. The Lawrence Acquisition will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and the Company, Lawrence Merger Subsidiary, and LSL will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. No gain or loss will be recognized by an LSL Stockholder who receives solely shares of Company Common Stock in exchange for LSL Common Stock. The tax basis of the shares of Company Common Stock received by an LSL Stockholder will be the same as the tax basis of the shares of LSL Common Stock exchanged therefor. The holding period of the shares of Company Common Stock received by an LSL Stockholder will include the period during which the shares of LSL Common Stock surrendered in exchange therefor were held, provided that the shares of LSL Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Lawrence Effective Time. A holder of LSL Common Stock who receives cash in lieu of a fractional interest in a share of Company Common Stock will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of LSL Common Stock being converted pursuant to the Lawrence Acquisition that is allocated to such fractional interest. Such gain will be long term or short term depending upon whether the holding period in the LSL Common Stock is greater than twelve months.

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

RESALE OF LAWRENCE ACQUISITION SHARES

  The shares of Company Common Stock, or, in the event the Reorganization is consummated, Holdings Common Stock, to be issued to the LSL Stockholders in connection with the Lawrence Acquisition (the "Lawrence Acquisition Shares") will not be registered under the Securities Act or other applicable securities laws and may not be resold or otherwise transferred unless such shares are registered or they are sold pursuant to Rule 144 under the Securities Act or another exemption from registration under applicable law. In general, under Rule 144, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" (generally defined for purposes of Rule 144 as a person who controls, is controlled by, or is under common control with the issuer) of the Company or Holdings, as the case may be, is entitled to sell, within any three-month period such number of Lawrence Acquisition Shares that have been beneficially owned by such holder for at least one year which does not exceed the greater of 1% of the outstanding shares of Company Common Stock, or Holdings Common Stock, as the case may be, or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Sales of Lawrence Acquisition Shares under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company or Holdings, as applicable. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the Lawrence Acquisition Shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

REGISTRATION RIGHTS AGREEMENT

  On or prior to the Lawrence Effective Time, the Company, or, in the event the Reorganization is consummated, Holdings, will enter into a registration rights agreement with the LSL Stockholders (the "Lawrence Registration Rights Agreement") regarding the Lawrence Acquisition Shares. Pursuant to the Lawrence Registration Rights Agreement, the Company or Holdings, as the case may be, will register for resale once, during each three-month period in the one-year period following the Lawrence Effective Time, a number of Lawrence Acquisition Shares held by each holder that does not exceed one percent of the then outstanding Company Common Stock or Holdings Common Stock, as the case may be. Any holder that does not sell the full one percent in a given three-month period may cumulate the number of shares not so sold and sell such unsold shares in a subsequent three-month period. The Lawrence Registration Rights Agreement will also provide the following rights for any holder that may not dispose of all of such holder's Lawrence Acquisition Shares pursuant to Rule 144 within the three-month period following such proposed registration: (1) one demand registration, if requested by the holders of at least 70% of the registrable shares, which right is exercisable between the first anniversary of the Lawrence Effective Time and the third anniversary of the Lawrence Effective Time; and (2) "piggyback" registration rights, exercisable prior to the fifth anniversary of the Lawrence Effective Time, on registrations of shares by the Company or Holdings, as the case may be, for its own account or the account of other securityholders. The Company or Holdings, as the case may be, will be required to use diligent efforts to keep any such demand registration effective up to the third anniversary of the Lawrence Effective Time (subject to extension for any suspensions of sales or delays in registration imposed by the Company or Holdings). The Company or Holdings, as the case may be, shall be permitted to delay the registration of Lawrence Acquisition Shares during the one-year period following the Lawrence Effective Time and to require any such holders to delay any request for a demand registration (i) if the Company or Holdings is then proposing to register securities for its own account and pursues such proposed registration with diligence, provided that the holders are offered certain "piggyback" rights in connection therewith, or (ii) for a period of up to 60 days in any consecutive 12 month period, if in the good faith judgment of the Board of Directors such registration would be seriously detrimental to the Company and its stockholders, or Holdings and its stockholders, as the case may be.

  The Company or Holdings will be required to bear substantially all registration and selling expenses (including certain fees of counsel to the selling stockholders but excluding underwriting discounts and commissions relating to the registrable shares) in connection with the registration of registrable shares in such registrations. The Company or Holdings and the LSL Stockholders will agree to indemnify the other against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the other may be required to make in respect thereof. The registration rights will be transferable in limited circumstances and may be amended or waived only with the written consent of the Company or Holdings, as the case may be, and the holders of at least 70% of the Lawrence Acquisition Shares.

NASDAQ LISTING

  Holdings Common Stock, including the shares to be issued in the Lawrence Acquisition, has been approved for listing on Nasdaq upon notice of issuance. Listing of Holdings Common Stock on Nasdaq is a condition of consummation of the Lawrence Acquisition. Holdings Common Stock will be listed under the symbol "ATMI," which is the current symbol for Company Common Stock. If the Reorganization is not consummated, the Company, whose shares are currently listed on Nasdaq, will file a Notification Form for Listing of Additional Shares with respect to the Lawrence Acquisition Consideration.

    EQUITY OWNERSHIP OF CERTAIN PERSONS WITH INTERESTS IN THE TRANSACTIONS

COMPANY COMMON STOCK

  The following table sets forth certain information regarding (i) beneficial ownership of Company Common Stock by (1) each director and executive officer of the Company and (2) all directors and executive officers of the Company as a group as of the Record Date, (ii) beneficial ownership of Holdings Common Stock by such persons after consummation of the Reorganization only (assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders), (iii) beneficial ownership of Company Common Stock by such persons after consummation of the Lawrence Acquisition only (assuming a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustment in the number of shares of Company Common Stock to be issued to the LSL Stockholders), and (iv) beneficial ownership of Holdings Common Stock by such persons after consummation of both Transactions (following the assumptions made in (ii) and (iii) above). Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them.

  As the share exchange in the Merger will be on a one-for-one basis, the number of shares of Company Common Stock beneficially owned will not change.

                                                                              PERCENTAGE
                                                               PERCENTAGE     AFTER THE
                                        NUMBER   PERCENTAGE     AFTER THE      LAWRENCE    PERCENTAGE
                                          OF     BEFORE THE   REORGANIZATION ACQUISITION    AFTER THE
          NAME            POSITION HELD SHARES  TRANSACTIONS       ONLY          ONLY      TRANSACTIONS
          ----            ------------- ------- ------------ --------------- ------------ -------------
Eugene G. Banucci(1)....  President,    309,682     3.5%           2.0%          2.3%          1.6%
                          Chief
                          Executive
                          Officer and
                          Chairman of
                          the Board
Peter S. Kirlin(2)......  Executive      54,234       *              *             *             *
                          Vice
                          President
Daniel P. Sharkey(2)....  Vice           74,375       *              *             *             *
                          President,
                          Chief
                          Financial
                          Officer and
                          Treasurer
Duncan W. Brown(3)......  Vice          172,771     1.9%           1.1%          1.3%            *
                          President and
                          Director
Ward C. Stevens(4)......  Vice          175,639     2.0%           1.2%          1.3%            *
                          President and
                          Secretary
Nicholas J. Wood(2).....  Vice           14,400       *              *             *             *
                          President-
                          Marketing
Mark A. Adley(5)........  Director       21,000       *              *             *             *
Gary A. Andersen(2).....  Director       13,500       *              *             *             *
John A. Armstrong(2)....  Director       18,000       *              *             *             *
Robert S. Hillas(6).....  Director       30,977       *              *             *             *
Stephen H. Mahle(7).....  Director        4,600       *              *             *             *
All directors and
 executive officers as a
 group
 (11 persons)(8)........                889,178     9.6%           5.7%          6.4%          4.4%

- --------
*  Less than 1%
(1) Includes 103,975 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 5,659 shares either owned by Dr. Banucci's spouse or issuable upon exercise of options within 60 days of the Record Date by Dr. Banucci's spouse. Dr. Banucci disclaims beneficial ownership of the shares held by his spouse.
(2) Consists entirely of shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(3) Includes 69,637 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 4,634 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Brown's spouse. Dr. Brown disclaims beneficial ownership of the shares held by his spouse.
(4) Includes 71,600 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 5,537 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Stevens' spouse and 4,580 shares owned by his children. Dr. Stevens disclaims beneficial ownership of the shares held by his spouse and children.
(5) Includes 18,000 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(6) Includes 11,250 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(7) Includes 4,500 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.
(8) Includes 459,132 shares issuable to executive officers and directors pursuant to options which are exercisable within 60 days of the Record Date.

ADCS INTERESTS

  The following table sets forth certain information regarding (i) beneficial ownership of the ADCS Interests by (1) each person known by the ADCS Group to own beneficially more than five percent of the ADCS Interests, (2) each director of ADCS Nevada, (3) each executive officer of the ADCS Group and (4) all directors and executive officers of the ADCS Group as a group as of the Record Date, and (ii) beneficial ownership of Holdings Common Stock by such persons, assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders, (1) after consummation of the Reorganization only and (2) after consummation of both Transactions (assuming a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustments in the number of shares of Holdings Common Stock to be issued to the LSL Stockholders). Except as otherwise indicated, all interests are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all the ADCS Interests shown as beneficially owned by them. The numbers have been rounded to the nearest tenth or one-thousandth, as applicable.

                                                                                         SHARES OF
                   ADCS NEVADA    ADCS MANAGER   ADCS HOLDINGS(2)           AGGREGATE     HOLDINGS      PERCENTAGE
                 --------------- --------------- ---------------------      PERCENTAGE  COMMON STOCK    AFTER THE     PERCENTAGE
BENEFICIAL                 %               %                     %           OF ADCS     AFTER THE    REORGANIZATION  AFTER THE
OWNER(1)         SHARES INTEREST SHARES INTEREST UNITS       INTEREST       INTERESTS  REORGANIZATION      ONLY      TRANSACTIONS
- ----------       ------ -------- ------ -------- --------    ---------      ---------- -------------- -------------- ------------
Stephen H.
 Siegele........ 414.5    68.4%  414.5    68.4%     0.684(3)     0.684%(3)     68.4%     4,275,000         28.4%         21.8%
F.H.S.
 Investments,
 Ltd............  69.4    11.5%   69.4    11.5%     0.115        0.115%        11.5%       718,750          4.8%          3.7%
Frederick H.
 Siegele(4).....  69.4    11.5%   69.4    11.5%     0.115        0.115%        11.5%       718,750          4.8%          3.7%
Bernard
 McKeown........  69.4    11.5%   69.4    11.5%     0.115        0.115%        11.5%       718,750          4.8%          3.7%
Frederick J.
 Siegele........  19.8     3.3%   19.8     3.3%     0.033        0.033%         3.3%       206,250          1.4%          1.0%
Robert M.
 Jackson........   9.9     1.6%    9.9     1.6%     0.016        0.016%         1.6%       100,000            *             *
Curtis D.
 Logan..........     *       *       *       *          *            *
All directors
 and executive
 officers as a
 group (five
 persons)....... 513.6    84.8%  513.6    84.8%     0.848(3)     0.848%(3)     84.8%     5,300,000         35.2%         27.0%

- --------
* Less than 1%
(1) Each named person's address is 6805 Capital of Texas Highway, Suite 330, Austin, Texas 78731, other than Bernard McKeown, whose address is 12931 Drury Lane, Plymouth, MI 48170.
(2) The ADCS Holders collectively beneficially own one Unit, or 1%, of ADCS Holdings. The remaining 99 Units, or 99% of the membership interests in ADCS Holdings are held of record by ADCS Nevada, all of which is in turn owned by the ADCS Holders. Only the one Unit, or 1% of the membership interests in ADCS Holdings, collectively held directly by the ADCS Holders will be exchanged for Holdings Common Stock. The 99 Units held of record by ADCS Nevada will not be exchanged for Holdings Common Stock and will remain held of record by ADCS Nevada as of the Closing Date.
(3) In addition to the 0.684 Units owned directly, Stephen H. Siegele may be deemed the beneficial owner of the remaining 99 Units, or 99% of the membership interests in ADCS Holdings. Stephen H. Siegele is the beneficial owner of 68.4% of the Common Stock of ADCS Nevada and as such may be deemed the beneficial owner of such remaining 99 Units, or 99% of the membership interests in ADCS Holdings, which are held of record by ADCS Nevada. Stephen H. Siegele disclaims beneficial ownership of all but 68.4% of 99%, or 67.7%, of the Units representing the membership interests in ADCS Holdings. Only the one Unit, or 1% of the membership interests in ADCS Holdings, collectively held directly by the ADCS Holders will be exchanged for Holdings Common Stock. See Note (2) above.
(4) Frederick H. Siegele is the sole General Partner of F.H.S. Investments, Ltd., a Texas limited partnership ("FHS"), and as such may be deemed a beneficial owner of the shares held by FHS. However, Frederick H.
    Siegele's general partnership interest only entitles him to a 1% interest in FHS. The remaining 99% limited partnership interests in FHS are owned as follows: (i) 33% by the Frederick J. Siegele Irrevocable Trust of which Frederick J. Siegele is the sole beneficiary, (ii) 33% by the Stephen H. Siegele Irrevocable Trust of which Stephen H. Siegele is the sole beneficiary and (iii) 33% by the Stuart F. Siegele Irrevocable Trust of which Stuart F. Siegele is the sole beneficiary. None of the limited partners in FHS have or share any right to vote the ADCS Interests held by FHS or have or share any investment power with respect to such ADCS Interests held by FHS. Accordingly, each of such limited partners disclaims beneficial ownership of the ADCS Interests held of record by FHS. Frederick H. Siegele disclaims beneficial ownership of all but 1% the ADCS Interests held of record by FHS which are attributable to him as a result of his 1% general partnership interest.

LSL COMMON STOCK

  The following table sets forth certain information regarding (i) beneficial ownership of LSL Common Stock by (1) each person known by Lawrence to own beneficially any shares of LSL Common Stock and (2) all directors and executive officers of Lawrence as a group as of the Record Date, (ii) beneficial ownership of Company Common Stock by such persons after the consummation of the Lawrence Acquisition only, and (iii) beneficial ownership of Holdings Common Stock by such persons after the consummation of both Transactions (assuming all of the ADCS Holders participate in the Exchange, an Exchange Average Closing Price of $14.00 per share and no adjustment in the number of shares of Holdings Common Stock to be distributed to the ADCS Holders), assuming in the case of clause (ii) and (iii), a Lawrence Acquisition Average Closing Price of $17.00 per share and no adjustment in the number of shares of Company Common Stock or Holdings Common Stock, as the case may be, to be issued to the LSL Stockholders. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of LSL Common Stock shown as beneficially owned by them.

                                           SHARES OF COMPANY OR
                                LSL        HOLDINGS COMMON STOCK PERCENTAGE AFTER THE  PERCENTAGE
                         -----------------       AFTER THE             LAWRENCE        AFTER THE
BENEFICIAL OWNER         SHARES % INTEREST LAWRENCE ACQUISITION    ACQUISITION ONLY   TRANSACTIONS
- ----------------         ------ ---------- --------------------- -------------------- ------------
Lamonte H.
 Lawrence(1)(2)......... 9,800     98.0%         4,496,470               33.5%            22.9%
The Arizona State
 University
 Foundation(3)..........   200      2.0%            91,765                  *                *
All directors and
 executives officers as
 a group (four
 persons)(4)............ 9,800     98.0%         4,496,470               33.5%            22.9%

- --------
(1) Regina Lawrence, who serves as director and Secretary of Lawrence, is the wife of Lamonte H. Lawrence. Pursuant to California law, Regina Lawrence holds a one-half community property interest in the 9,800 shares held of record by Lamonte H. Lawrence. Regina Lawrence disclaims beneficial ownership of such shares.
(2) The address for Lamonte H. Lawrence is c/o Lawrence Semiconductor Laboratories, Inc., 550 West Juanita, Mesa, Arizona, 85210.
(3) The address of the Arizona State University Foundation is 707 South College, Tempe, Arizona 85281.
(4) No officer or director of Lawrence owns any shares of LSL Common Stock, except for the ownership indicated in this table for Lamonte H. Lawrence.

                   DESCRIPTION OF CAPITAL STOCK OF HOLDINGS

  The authorized capital stock of Holdings consists of 30,000,000 shares of Holdings Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share. The description of Holdings' capital stock contained in this Proxy Statement/Prospectus summarizes the material provisions of Holdings' Certificate of Incorporation and Bylaws and is qualified in its entirety by reference to Holdings' Certificate of Incorporation and Bylaws, the full text of which are attached hereto as Appendix C and Appendix D, respectively, and are incorporated herein by reference. All stockholders of the Company, the ADCS Holders and the LSL Stockholders are urged to read Appendix C and Appendix D in their entirety.

COMMON STOCK

  As of the Record Date, 100 shares of Holdings Common Stock were issued and outstanding and held by the Company. In connection with the consummation of the Reorganization, these shares will be cancelled. In addition, 900,000 shares of Holdings Common Stock are reserved for future grants under the Holdings 1997 stock plan, which is to be effective upon consummation of the Reorganization and which is identical to the 1997 Stock Plan, and 23,388 shares of Holdings Common Stock will be reserved for grants under the 1995 Stock Plan of the Company, which plan will be assumed by Holdings pursuant to the Merger. Upon consummation of the Reorganization, there will be outstanding options and warrants to purchase 1,336,986 shares of Holdings Common Stock pursuant to Holdings' assumption of the Company's outstanding options and warrants. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Holdings Common Stock are entitled to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of Holdings and are entitled to share ratably in all of the assets of Holdings available for distribution to holders of Holdings Common Stock upon the liquidation, dissolution or winding up of the affairs of Holdings. Holdings Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Holdings Common Stock, and the outstanding shares of Holdings Common Stock are, and the shares to be issued in the Transactions will be, when issued pursuant to the Merger and Exchange Agreement and the Lawrence Merger Agreement, as the case may be, fully paid and nonassessable.

  Stockholders of Holdings are entitled to one vote for each share of Holdings Common Stock held of record on matters submitted to a vote of stockholders. The Holdings Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Holdings Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Holdings Common Stock will not be able to elect any person or persons to the Board of Directors of Holdings.

PREFERRED STOCK

  The Board of Directors of Holdings is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 2,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Board of Directors of Holdings, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case could be superior to the rights associated with Holdings Common Stock.

  The purpose of authorizing the Board of Directors of Holdings to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Holdings. Holdings has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Classified Board of Directors. Holdings' Certificate of Incorporation and Bylaws provide for the Board of Directors of Holdings to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class I and Class II who will serve for one-year terms and two-year terms, respectively, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the Board of Directors of Holdings to ensure that no one class has more than one director more than any other class, to the extent possible. Since only one third of the directors of the classified Board of Directors are subject to election each year, it is more difficult for the stockholders of Holdings to change the management of Holdings than if the Board of Directors of Holdings were not classified. In addition, the presence of a classified Board of Directors could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Holdings and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of Holdings Common Stock. See "OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS-- Management."

  Changes in Board of Directors. Holdings' Certificate of Incorporation and Bylaws provide that vacancies on the Board of Directors of Holdings may be filled by a vote of a majority of the Board of Directors of Holdings then in office. Also, the Bylaws provide that any increase or decrease in the number of directors requires the approval of a majority of the directors then in office. These provisions of Holdings' Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Holdings and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of Holdings Common Stock.

  Stockholder Action. Holdings' Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of Holdings may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Holdings, because special meetings of stockholders may be called only by a majority of the Board of Directors of Holdings or the Chairman of the Board. These provisions may also discourage another person or entity from making a tender offer for Holdings Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of Holdings, would be able to take action as a stockholder only at a duly called stockholders' meeting and not by written consent.

  Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Holdings' Certificate of Incorporation and Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors of Holdings, of candidates for election as directors (the "Holdings Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of Holdings (the "Holdings Business Procedure").

  The Holdings Nomination Procedure requires that a stockholder give to the Secretary of Holdings prior written notice, in proper form, of a planned nomination for the Board of Directors of Holdings. The Holdings Bylaws specify the requirements for the form and timing of that notice. If the Chairman of the Board of Directors of Holdings determines that a person was not nominated in accordance with the Holdings Nomination Procedure, such person will not be eligible for election as a director.

  Under the Holdings Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of Holdings. The Holdings Bylaws specify the requirements for the form and timing of that notice. If the Chairman of the Board of Directors of Holdings determines that the other business was not properly brought before such meeting in accordance with the Holdings Business Procedure, such business will not be conducted at such meeting.

  Although the Holdings Bylaws do not give the Board of Directors of Holdings any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Holdings Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Holdings, even if the conduct of such solicitation or such attempt might be beneficial to Holdings and its stockholders. See "COMPARISON OF MATERIAL RIGHTS OF HOLDINGS STOCKHOLDERS AND COMPANY STOCKHOLDERS--Advanced Notice Provisions for Stockholder Proposals and Stockholder Nomination of Directors."

  Delaware Takeover Statute. Upon the consummation of the Reorganization, Holdings will be subject to Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

  Limitation on Liability and Indemnification of Directors. Holdings' Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. To the extent permitted by the DGCL, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by the DGCL.

REGISTRATION RIGHTS

  Upon consummation of the Reorganization, Holdings will have the obligations related to registration of the shares of Holdings Common Stock representing
(i) the Exchange Consideration described under "THE REORGANIZATION-- Registration Rights Agreement" above and (ii) the Lawrence Acquisition Consideration described under "THE LAWRENCE ACQUISITION--Registration Rights Agreement" above. Holdings will also assume the registration obligations of the Company described under "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY-- Registration Rights" below.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for Holdings Common Stock will be BankBoston, N.A.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

  The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

  As of the Record Date, there were 8,816,455 shares of Company Common Stock outstanding, held by approximately 203 stockholders of record. The Company has reserved 17,923 shares of Company Common Stock for grants under the 1995 Stock Plan of the Company, and as of the Record Date, there were outstanding options and warrants to purchase 1,342,941 shares of Company Common Stock. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Company Common Stock are entitled to dividends from funds legally available therefor, when, as and if declared by the Company Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Company Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. The Company Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Company Common Stock, and the outstanding shares of Company Common Stock are, and the shares to be issued in the Lawrence Acquisition in the event the Reorganization is not consummated will be, when issued pursuant to the Lawrence Merger Agreement, fully paid and nonassessable.

  Stockholders of the Company are entitled to one vote for each share of Company Common Stock held of record on matters submitted to a vote of stockholders. The Company Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Company Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Company Common Stock will not be able to elect any person or persons to the Company Board of Directors.

PREFERRED STOCK

  The Company Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Company Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case could be superior to the rights associated with Company Common Stock.

  The purpose of authorizing the Company Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Changes in Board of Directors. The Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws provide that vacancies on the Company Board of Directors may be filled by a vote of a majority of the Company Board of Directors then in office. Also, the Restated Bylaws provide that any increase or decrease in the number of directors requires the approval of a majority of the directors then in office. These provisions of the Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of Company Common Stock.

  Stockholder Action. The Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, because special meetings of stockholders may be called only by a majority of the Company Board of Directors or the Chairman of the Board. These provisions may also discourage another person or entity from making a tender offer for Company Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder only at a duly called stockholders' meeting and not by written consent.

  Delaware Takeover Statute. The Company is subject to Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

  Limitation on Liability and Indemnification of Directors. The Company's Restated Certificate of Incorporation, as amended, contains certain provisions permitted under the DGCL relating to the liability of directors. To the extent permitted by the DGCL, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by the DGCL.

REGISTRATION RIGHTS

  The holders of approximately 3,582,500 shares of Company Common Stock and warrants to purchase approximately 181,250 shares of Company Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Company Common Stock therein at the Company's expense, subject to certain conditions and limitations, including the right of the underwriters of any offering to limit the number of such shares included in such registration. In addition, holders of approximately 3,562,500 shares of Company Common Stock have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act at the Company's expense with respect to such shares of Company Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, such holders and the holders of warrants to purchase approximately 131,250 shares of Company Common Stock may require the Company to register all or a portion of their shares of Company Common Stock on Form S-3, subject to certain conditions and limitations. Of the 3,582,500 shares of Company Common Stock subject to registration rights, an aggregate of 3,562,500 shares, other than any shares which may be held by affiliates of the Company, are freely tradeable without registration under the Securities Act. The Company believes, therefore, that the holders of such shares are unlikely to exercise their registration rights with respect to such shares. In addition, upon consummation of the Lawrence Acquisition, and if the Reorganization is not consummated, the Company will have the obligations related to registration of the shares of Company Common Stock representing the Lawrence Acquisition Consideration described under "THE LAWRENCE ACQUISITION-- Registration Rights Agreement" above.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for Company Common Stock is BankBoston,
N.A.

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

                   COMPARISON OF MATERIAL RIGHTS OF HOLDINGS
                     STOCKHOLDERS AND COMPANY STOCKHOLDERS

  Both the Company and Holdings are incorporated in Delaware. Upon consummation of the Reorganization, Holdings Common Stock exchanged on a share-for-share basis for Company Common Stock will provide the stockholders of the Company who receive such Holdings Common Stock with essentially the same rights they had as stockholders of the Company, except as described below.

CLASSIFIED BOARD OF DIRECTORS

  Unlike the Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws, Holdings' Certificate of Incorporation and Bylaws provide that the Board of Directors of Holdings is to be divided into three classes:
Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class I and Class II who will serve for one-year terms and two-year terms, respectively, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the Board of Directors of Holdings to ensure that no one class has more than one director more than any other class, to the extent possible.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATION OF DIRECTORS

  Unlike the Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws, Holdings' Certificate of Incorporation and Bylaws provide that nominations of persons for election to the Board of Directors of Holdings and proposals of business to be considered by the stockholders may be made at an annual meeting (i) if specified in the notice of meeting, (ii) by or at the direction of the Board of Directors of Holdings, or (iii) by any stockholder giving advanced and proper notice. Stockholders giving such notice must provide written notice to the Secretary of Holdings, in most cases, not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting setting forth certain information about any person nominated for election as a director by such stockholder, a brief description of any business desired to be brought by such stockholder before the meeting, and the name and address of, and the number and class of shares held by, such stockholder.

SPECIAL MEETINGS OF STOCKHOLDERS

  The Company's Restated Bylaws provide that written notice of a special meeting of stockholders of the Company must be given not less than 10 nor more than 20 days before the date of such a meeting, whereas Holdings' Bylaws provide that such written notice must be given not less than 10 nor more than 60 days before the date of such meeting.

  Holdings' Bylaws additionally provide that nominations of persons for election to the Board of Directors of Holdings may be made at a special meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by a stockholder of Holdings if such stockholder provides proper notice, in most cases, not earlier than the 90th day prior to such special meeting nor later than the 60th day prior to such special meeting.

OTHER VOTING RIGHTS

  Except as otherwise expressly provided by law or by the respective Certificate of Incorporation and Bylaws of Holdings and the Company, as applicable, when a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any matter brought before such meeting. The affirmative vote of at least 70% of the shares of the capital stock of Holdings issued and outstanding and entitled to vote is required to adopt, amend, alter or repeal Holdings' Bylaws.

          COMPARISON OF HOLDINGS COMMON STOCK AND THE ADCS INTERESTS

  The following is a summary of material differences between the rights of holders of Holdings Common Stock as compared to the rights of holders ADCS Nevada Common Stock, ADCS Manager Common Stock and ADCS Holdings Membership Interests, respectively. These summaries do not purport to be complete statements of the rights of holders of Holdings Common Stock under the DGCL or Holdings' Certificate of Incorporation and Bylaws, or a complete description of the provisions referred to herein. These summaries are qualified in their entirety by reference to, as applicable, the DGCL, the Nevada General Corporation Law (the "NGCL"), the Delaware Limited Liability Company Act (the "DLLCA") and the governing instruments of Holdings, ADCS Nevada, ADCS Manager, and ADCS Holdings. The terms of Holdings Common Stock are described in greater detail in "DESCRIPTION OF CAPITAL STOCK OF HOLDINGS."

HOLDINGS COMMON STOCK AND ADCS NEVADA COMMON STOCK

  ADCS Nevada is incorporated in Nevada, and the rights of stockholders are currently governed by the NGCL and the Articles of Incorporation and Bylaws of ADCS Nevada. A single individual owns a majority of the ADCS Nevada Common Stock, and, therefore, ADCS Nevada may be deemed effectively controlled by such majority stockholder. This effective control must be considered in evaluating the rights (especially rights based on percentage interests) of holders of ADCS Nevada Common Stock. Upon consummation of the Exchange, the ADCS Nevada stockholders electing to participate in the Exchange will become Holdings stockholders, and their rights will be governed by the DGCL and Holdings' Certificate of Incorporation and Bylaws.

 Authorized Capital

  ADCS Nevada's Articles of Incorporation provide that ADCS Nevada has authority to issue 5,000 shares of ADCS Nevada Common Stock, of which 605.8308 shares were issued and outstanding as of the Record Date.

  Holdings' Articles of Incorporation provide that Holdings has authority to issue 30,000,000 shares of Holdings Common Stock, of which 100 shares were issued and outstanding as of the Record Date.

 Issuance of Senior Securities

  ADCS Nevada's Articles of Incorporation do not specifically provide for the issuance of preferred stock.

  Holdings' Certificate of Incorporation provides for the potential issuance of up to 2,000,000 shares of preferred stock with rights, preferences and designations to be determined by the Board of Directors of Holdings. The preferred stock would be senior to Holdings Common Stock.

 Distributions

  During the portion of 1996 in which it was an "S" corporation for federal tax purposes, ADCS Nevada made distributions to the ADCS Nevada stockholders with respect to tax payments required to be made by the ADCS Holders.

  After the consummation of the Reorganization, Holdings is expected to retain all cash from operations and does not expect to pay dividends on Holdings Common Stock.

 Board of Directors

  ADCS Nevada's Bylaws provide that the number of directors which shall constitute the whole board shall be not less than one nor more than seven. Each director elected shall hold office until his or her successor is elected and qualified.

  Holdings' Certificate of Incorporation and Bylaws provide for the Board of Directors of Holdings to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class I and Class II who will serve for one-year terms and two-year terms, respectively, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. Holdings' Bylaws provide that the number of directors shall be determined by a majority of the directors then in office; provided however, that the number of directors shall not be less than two nor more than fifteen. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the Board of Directors to ensure that no one class has more than one director more than any other class, to the extent possible.

 Removal of Directors

  ADCS Nevada's Bylaws provide that any director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

  Under the DGCL, because the Board of Directors of Holdings is divided into three classes of directors and Holdings' Certificate of Incorporation does not otherwise provide, directors may only be removed for cause.

 Liability of Management

  ADCS Nevada's Articles of Incorporation provide that its officers, directors, employees and agents shall be indemnified by the corporation to the full extent permitted by the NGCL. ADCS Nevada's Articles of Incorporation also provide that no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of distributions in violation of Nevada law.

  Holdings' Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, directors shall be indemnified by the corporation and shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director. Holdings' Bylaws provide that each person who is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of Holdings as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by the DGCL.

 Amendment of Bylaws

  ADCS Nevada's Bylaws may be amended by the Board of Directors or the stockholders holding a majority of the voting shares of capital stock.

  Holdings' Bylaws may be amended by the Board of Directors or by stockholders holding 70% of the voting shares of capital stock.

 Special Meetings of Stockholders

  ADCS Nevada's Bylaws provide that a special meeting of stockholders may be called by the President, at the written request of a majority of the Board of Directors or at the written request of stockholders owning not less than 10% of all shares issued, outstanding and entitled to vote at the meeting.

  Holdings' Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board of Directors (or, if none is designated, the President), and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors.

 Stockholder Nominations and Proposals

  ADCS Nevada's Bylaws do not contain any provisions with respect to procedures which must be complied with in order for stockholders to nominate directors or to propose action at stockholders' meetings.

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

  Holdings' Bylaws contain provisions permitting stockholders to nominate directors and to propose action at a stockholders' meeting, only upon properly given prior written notice to the Secretary of Holdings.

 Action by Written Consent of Stockholders

  ADCS Nevada's Bylaws permit the taking of action by written consent of the stockholders, if signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the taking of such action at a meeting at which all shares entitled to vote thereon were present and voted.

  Holdings' Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting.

 Liquidity

  There is no trading market for the ADCS Nevada Common Stock.

  Holdings Common Stock has been approved for listing on Nasdaq upon notice of issuance. However, Holdings Common Stock received by the ADCS Holders may be subject to certain securities laws restrictions as described in "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates."

 Transferability

  The transferability of ADCS Nevada Common Stock is restricted by ADCS Nevada's Bylaws, which incorporate the terms of a members and shareholders agreement entered into by the holders of the ADCS Nevada Common Stock.

  The Holdings Common Stock will be freely transferable (subject only to securities laws restrictions as described in "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates").

 Compromise or Arrangement

  ADCS Nevada's Articles of Incorporation and Bylaws do not specifically provide for any forced compromise or arrangement.

  Holdings' Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between the corporation and its creditors, its stockholders or any class thereof, any court of equitable jurisdiction within the State of Delaware may order a meeting of such creditors, stockholders or class thereof. If a majority in number representing at least three-fourths in value of the creditors, stockholders or class thereof agree to any compromise or arrangement and to any reorganization of the corporation, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application in respect thereto has been made, be binding on all the creditors, stockholders or class thereof, as applicable.

 Reporting Requirements

  ADCS Nevada is not subject to the periodic reporting requirements of the Exchange Act.

  Holdings will be subject to the periodic reporting requirements of the Exchange Act.

 Takeover Statutes

  ADCS Nevada is subject to Section 78.439 of the NGCL, which provides that, subject to certain exceptions, ADCS Nevada may not engage in any "combination" with any "interested stockholder" for a period of three years from the date such person became an interested stockholder, unless the combination is approved in a prescribed manner and certain other exceptions apply. For purposes of Section 78.439, "combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 10% or more of the corporation's voting stock.

  Upon the consummation of the Reorganization, Holdings will be subject to
Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

HOLDINGS COMMON STOCK AND ADCS MANAGER COMMON STOCK

  Since Holdings and ADCS Manager are both incorporated in Delaware, the material differences in the rights of holders of their stock arise from various provisions of Holdings' Certificate of Incorporation and Bylaws and ADCS Manager's Certificate of Incorporation and Bylaws. A single individual owns a majority of the ADCS Manager Common Stock, and, therefore, ADCS Manager may be deemed effectively controlled by such majority stockholder. This effective control must be considered in evaluating the rights (especially rights based on percentage interests) of holders of ADCS Manager Common Stock. Upon consummation of the Exchange, the ADCS Manager stockholders electing to participate in the Exchange will become Holdings stockholders, and their rights will be governed by the DGCL and Holdings' Certificate of Incorporation and Bylaws.

 Authorized Capital

  ADCS Manager's Certificate of Incorporation provides that ADCS Manager has authority to issue 3,000 shares of ADCS Manager Common Stock, of which
605.8308 shares were issued and outstanding as of the Record Date.

  Holdings' Certificate of Incorporation provides that Holdings has authority to issue 30,000,000 shares of Holdings Common Stock, of which 100 shares were issued and outstanding as of the Record Date.

 Issuance of Senior Securities

  ADCS Manager's Certificate of Incorporation does not specifically provide for the issuance of preferred stock.

  Holdings' Certificate of Incorporation provides for the potential issuance of up to 2,000,000 shares of preferred stock with rights, preferences and designations to be determined by the Board of Directors of Holdings. The preferred stock would be senior to Holdings Common Stock.

 Distributions

  ADCS Manager has never paid dividends on its capital stock.

  After the consummation of the Reorganization, Holdings is expected to retain all cash from operations and does not expect to pay dividends on Holdings Common Stock.

 Board of Directors

  ADCS Manager's Bylaws provide that the number of directors which shall constitute the whole board shall be not less than one nor more than seven. Each director elected shall hold office until his or her successor is elected and qualified.

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

  Holdings' Certificate of Incorporation and Bylaws provide for the Board of Directors of Holdings to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class I and Class II who will serve for one-year terms and two-year terms, respectively, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. Holdings' Bylaws provide that the number of directors shall be determined by a majority of the directors then in office; provided however, that the number of directors shall not be less than two nor more than fifteen. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the Board of Directors to ensure that no one class has more than one director more than any other class, to the extent possible.

 Removal of Directors

  ADCS Manager's Bylaws provide that any director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

  Under the DGCL, because the Board of Directors of Holdings is divided into three classes of directors and Holdings' Certificate of Incorporation does not otherwise provide, directors may only be removed for cause.

 Liability of Management

  ADCS Manager's Certificate of Incorporation does not provide for indemnification of its officers, directors, employees or agents. ADCS Manager's Bylaws provide that directors may be indemnified at the discretion of the corporation.

  Holdings' Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, directors shall be indemnified by the corporation and shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director. Holdings' Bylaws provide that each person who is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of Holdings as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by the DGCL.

 Amendment of Bylaws

  ADCS Manager's Bylaws may be amended by the Board of Directors or the stockholders holding a majority of the voting shares of capital stock.

  Holdings' Bylaws may be amended by the Board of Directors or by stockholders holding 70% of the voting shares of capital stock.

 Special Meetings of Stockholders

  ADCS Manager's Bylaws provide that a special meeting of stockholders may be called by the President, at the written request of a majority of the Board of Directors or at the written request of stockholders owning not less than 10% of all shares issued and outstanding and entitled to vote at the meeting.

  Holdings' Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board of Directors (or, if none is designated, the President), and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors.

 Stockholder Nominations and Proposals

  ADCS Manager's Bylaws do not contain any provisions with respect to procedures which must be complied with in order for stockholders to nominate directors or to propose action at stockholders' meetings.

  Holdings' Bylaws contain provisions permitting stockholders to nominate directors and to propose action at a stockholders' meeting, only upon properly given prior written notice to the Secretary of Holdings.

 Action by Written Consent of Stockholders

  ADCS Manager's Bylaws permit the taking of action by written consent of the stockholders, if signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the taking of such action at a meeting at which all shares entitled to vote thereon were present and voted.

  Holdings' Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting.

 Liquidity

  There is no trading market for the ADCS Manager Common Stock.

  Holdings Common Stock has been approved for listing on Nasdaq upon notice of issuance. However, Holdings Common Stock received by the ADCS Holders may be subject to certain securities laws restrictions as described in "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates."

 Transferability

  The transferability of ADCS Manager Common Stock is restricted by ADCS Manager's Bylaws, which incorporate the terms of a members and shareholders agreement entered into by the holders of the ADCS Manager Common Stock.

  The Holdings Common Stock will be freely transferable (subject only to securities laws restrictions as described in "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates").

 Compromise or Arrangement

  ADCS Manager's Certificate of Incorporation and Bylaws do not specifically provide for any forced compromise or arrangement.

  Holdings' Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between the corporation and its creditors, its stockholders or any class thereof, any court of equitable jurisdiction within the State of Delaware may order a meeting of such creditors, stockholders or class thereof. If a majority in number representing at least three-fourths in value of the creditors, stockholders or class thereof agree to any compromise or arrangement and to any reorganization of the corporation, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application in respect thereto has been made, be binding on all the creditors, stockholders or class thereof, as applicable.

 Reporting Requirements

  ADCS Manager is not subject to the periodic reporting requirements of the Exchange Act.

  Holdings will be subject to the periodic reporting requirements of the Exchange Act.

 Takeover Statutes

  ADCS Manager, as a private corporation, is not subject to the business combinations provisions of the DGCL which limit business transactions between a company and an interested shareholder.

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

  Upon the consummation of the Reorganization, Holdings will be subject to
Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

HOLDINGS COMMON STOCK AND ADCS HOLDINGS MEMBERSHIP INTERESTS

  ADCS Holdings is a Delaware limited liability company governed by the DLLCA and by the Limited Liability Company Agreement of ADCS Holdings (the "ADCS Holdings LLC Agreement"). The ADCS Holdings Membership Interests constitute only one percent of the limited liability company units of ADCS Holdings. ADCS Nevada is the manager of, and owns 99% of the limited liability company units of, ADCS Holdings. In turn, a single individual owns a majority of the ADCS Nevada Common Stock. Therefore, ADCS Holdings may be deemed effectively controlled by such majority stockholder. This effective control by such majority stockholder must be considered in evaluating the rights (especially rights based on percentage interests) of holders of ADCS Holdings Membership Interests.

  Upon the consummation of the Exchange, the holders of ADCS Holdings Membership Interests electing to participate in the Exchange will become Holdings stockholders, and their rights will be governed by the DGCL and Holdings' Certificate of Incorporation and Bylaws.

 Term of Existence

  The existence of ADCS Holdings shall terminate on December 31, 2050, unless sooner terminated under certain circumstances.

  Holdings' existence is perpetual unless earlier dissolved by the requisite vote of its Board of Directors and stockholders.

 Issuance of Senior Securities

  The ADCS Holdings LLC Agreement does not specifically provide for the issuance of securities senior to the ADCS Holdings Membership Interests. However, the ADCS Holdings LLC Agreement could be amended to provide for the issuance of securities senior to the ADCS Holdings Membership Interests with the approval of those members owning at least a majority of the limited liability company units of ADCS Holdings.

  Holdings' Certificate of Incorporation provides for the potential issuance of up to 2,000,000 shares of preferred stock with rights, preferences and designations to be determined by the Board of Directors of Holdings. The preferred stock would be senior to Holdings Common Stock.

 Distributions

  No distributions have been made to the holders of ADCS Holdings Membership Interests.

  After the consummation of the Reorganization, Holdings is expected to retain all cash from operations and does not expect to pay dividends on Holdings Common Stock.

 Federal Tax Consequences

  As a limited liability company under the Code, ADCS Holdings is not a taxable entity, and holders of ADCS Holdings Membership Interests report and pay taxes on their distributive share of income, gains, losses, deductions and credits of ADCS Holdings. A distribution by a limited liability company to a member is generally not taxable to the member unless the distribution exceeds the member's tax basis in his ADCS Holdings Membership Interests or the amount such member has "at risk" in the limited liability company.

  As a Subchapter C corporation under the Code, any income of Holdings will be subject to tax at the corporate level. Stockholders of Holdings will also be subject to tax on any dividends paid (or deemed paid) by Holdings. Holdings does not intend to pay dividends on Holdings Common Stock in the foreseeable future.

 Management

  The ADCS Holdings LLC Agreement provides that, subject to certain limitations, the management and control of the operations of ADCS Holdings shall rest exclusively in the manager, ADCS Nevada. ADCS Nevada is given broad powers under the ADCS Holdings LLC Agreement.

  Holdings stockholders have no right, as such, to participate in the management of Holdings except pursuant to their right to vote in the election of members of the Board of Directors of Holdings and as set forth below under "Voting Rights."

 Removal of Management

  The ADCS Holdings LLC Agreement provides that the members owning a majority of the limited liability company units outstanding may remove the manager without cause.

  Under the DGCL, because the Board of Directors of Holdings is divided into three classes of directors and Holdings' Certificate of Incorporation does not otherwise provide, directors may only be removed for cause.

 Liability of Management

  The ADCS Holdings LLC Agreement provides that ADCS Holdings, at its sole discretion, may indemnify the manager against all expenses, losses, liabilities and damages the manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of ADCS Holdings' activities, except an action with respect to which the manager is adjudged to be liable for breach of fiduciary duty owed to ADCS Holdings or the ADCS Holdings members.

  Holdings' Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, directors shall be indemnified by the corporation and shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director. Holdings' Bylaws provide that each person who is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of Holdings as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by the DGCL.

 Amendment of Governing Agreements

  The ADCS Holdings LLC Agreement may only be amended with the approval of those members owning at least a majority of the limited liability company units of ADCS Holdings, except under certain enumerated conditions.

  Holdings' Bylaws may be amended by the Board of Directors or by stockholders holding 70% of the voting shares of capital stock.

 Voting Rights

  The voting rights of the ADCS Holdings members are described above under "Amendment of Governing Agreements" and "Removal of Management."

  Holdings stockholders are entitled to vote on the election of directors and on various other matters, including (i) amendments to Holdings' Certificate of Incorporation; (ii) the sale of all or substantially all the assets of Holdings; (iii) the involuntary dissolution of Holdings; and (iv) various mergers and share exchanges.

 Meetings

  The ADCS Holdings LLC Agreement provides that meetings of the ADCS Holdings members may be called by the manager or upon written request of any one or more members who own, in the aggregate, 20% or more of the limited liability company units of ADCS Holdings.

  Holdings' Certificate of Incorporation and Bylaws provide for an annual meeting of stockholders, and that a special meeting of stockholders may be called by the Chairman of the Board of Directors (or, if none is designated, the President), and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors of Holdings.

 Nominations and Proposals

  The ADCS Holdings LLC Agreement does not contain any provisions with respect to procedures which must be complied with in order for members to nominate managers or to propose action at members' meetings.

  Holdings' Bylaws contain provisions permitting stockholders to nominate directors and to propose action at a stockholders' meeting, only upon properly given prior written notice to the Secretary of Holdings.

 Action by Written Consent

  The ADCS Holdings LLC Agreement permits the taking of action by written consent of the members, if signed by the holders of outstanding limited liability company units of ADCS Holdings having not less than the minimum number of votes that would be necessary to authorize the taking of such action at a meeting of members.

  Holdings' Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting.

 Liquidity

  There is no trading market for the ADCS Holdings Membership Interests.

  Holdings Common Stock has been approved for listing on Nasdaq upon notice of issuance. However, Holdings Common Stock received by the ADCS Holders may be subject to certain securities laws restrictions as described in "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates."

 Transferability

  The transferability of ADCS Holdings Membership Interests is restricted by the terms of a members and shareholders agreement entered into by the holders of the ADCS Manager Common Stock.

  The Holdings Common Stock will be freely transferable (subject only to securities laws restrictions as described in "THE REORGANIZATION--Resale of Holdings Common Stock by Affiliates").

 Compromise or Arrangement

  The ADCS Holdings LLC Agreement does not specifically provide for any forced compromise or arrangement.

  Holdings' Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between the corporation and its creditors, its stockholders or any class thereof, any court of equitable jurisdiction within the State of Delaware may order a meeting of such creditors, stockholders or class thereof. If a majority in number representing at least three-fourths in value of the creditors, stockholders or class thereof agree to any compromise or arrangement and to any reorganization of the corporation, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application in respect thereto has been made, be binding on all the creditors, stockholders or class thereof, as applicable.

 Reporting Requirements

  ADCS Holdings is not subject to the periodic reporting requirements of the Exchange Act.

  Holdings will be subject to the periodic reporting requirements of the Exchange Act.

 Takeover Statutes

  ADCS Holdings, as a Delaware limited liability company, is not subject to limitations imposed by the DLLCA, or by the ADCS Holdings LLC Agreement, on business combinations between itself and its members.

  Upon the consummation of the Reorganization, Holdings will be subject to
Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

           COMPARISON OF HOLDINGS COMMON STOCK AND LSL COMMON STOCK

  LSL is incorporated in Arizona, and the rights of holders of shares of LSL Common Stock are currently governed by the ABCA and the LSL Articles of Incorporation and Bylaws. Upon consummation of the Lawrence Acquisition and assuming consummation of the Reorganization, holders of shares of LSL Common Stock would become holders of shares of Holdings Common Stock and, as such, their rights would be governed by the DGCL and the Holdings Certificate of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of LSL Common Stock as compared to the rights of holders of Holdings Common Stock. The summary is qualified in its entirety by reference to the DGCL, the ABCA and the full text of the respective governing instruments of LSL and Holdings. The terms of Holdings Common Stock are described in greater detail in "DESCRIPTION OF CAPITAL STOCK OF HOLDINGS." A single individual owns a majority of the LSL Common Stock, and, therefore, LSL may be deemed effectively controlled by such majority stockholder. This effective control must be considered in evaluating the rights (especially rights based on percentage interests) of holders of LSL Common Stock.

 Authorized Capital

  LSL's Articles of Incorporation provide that LSL has authority to issue 100,000 shares of LSL Common Stock, of which 10,000 were issued and outstanding as of the Record Date.

  Holdings' Certificate of Incorporation provides that Holdings has authority to issue 30,000,000 shares of Holdings Common Stock, of which 100 shares were issued and outstanding as of the Record Date.

 Issuance of Senior Securities

  LSL's Articles of Incorporation do not specifically provide for the issuance of preferred stock.

  Holdings' Certificate of Incorporation provides for the potential issuance of up to 2,000,000 shares of preferred stock with rights, preferences and designations to be determined by the Board of Directors of Holdings. The preferred stock would be senior to Holdings Common Stock.

 Distributions

  LSL has never paid cash dividends on its capital stock and currently intends to retain all of its earnings for use in its business to finance future growth and accordingly, does not anticipate paying cash dividends in the foreseeable future.

  After the consummation of the Reorganization and the Lawrence Acquisition, Holdings is expected to retain all cash from operations and does not expect to pay dividends on Holdings Common Stock.

 Board of Directors

  LSL's Bylaws provide that the number of directors which shall constitute the whole board shall be not less than one nor more than seven. The LSL Bylaws provide for the election of directors at the annual meeting of shareholders. Each director elected shall hold office until the expiration of the term for which the director was elected and until a successor has been elected. In the case of vacancies and newly created directorships resulting from an increase in the authorized number of directors, the affirmative vote of the majority of the remaining directors then in office, or the sole director, shall fill in the vacancy.

  Holdings' Certificate of Incorporation and Bylaws provide for the Board of Directors of Holdings to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class I and Class II who will serve for one-year terms and two-year terms, respectively, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. Holdings' Bylaws provide that the number of directors shall be determined by a majority of the directors then in office; provided however, that the number of directors shall not be less than two nor more than fifteen. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the Board of Directors to ensure that no one class has more than one director more than any other class, to the extent possible.

 Removal of Directors

  Under the ABCA, directors may be removed with or without cause by the shareholders of the corporation and may also be removed by judicial proceeding commenced either by the corporation or by shareholders holding at least 10% of the outstanding shares of the corporation upon a court determination of fraudulent conduct or intentional criminal conduct with respect to the corporation and that removal is in the best interest of the corporation.

  Under the DGCL, because the Board of Directors of Holdings is divided into three classes of directors and Holdings' Certificate of Incorporation does not otherwise provide, directors may only be removed for cause.

 Liability of Management

  LSL's Articles of Incorporation provide that its existing and former directors, officers, employees and agents shall be indemnified by the corporation against all expenses incurred by them which may arise in any legal action brought or threatened against them on account of any action or omission alleged to have been committed while acting within the scope of their duty to LSL, provided, however, that LSL may refuse indemnification in the case where the individual seeking indemnification (i) acted with gross negligence or with fraudulent and criminal intent or (ii) unreasonably refused to permit LSL to defend him or her. LSL's Articles of Incorporation also provide that no LSL director shall be personally liable to LSL or its shareholders for monetary damages resulting from a breach of fiduciary duty except for (i) a breach of director's duty of loyalty, (ii) acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of the law, (iii) the authorization of the unlawful payment of a dividend or other distribution,
(iv) transactions from which the director derived a personal benefit, and (v) the violation of Section 10-860 of the ABCA (Director's Conflicting Interest Transactions).

  Holdings' Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, directors shall be indemnified by the corporation and shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director. Holdings' Bylaws provide that each person who is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of Holdings as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by the DGCL.

 Amendment of Bylaws

  LSL's Bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote or by the Board of Directors.

  Holdings' Bylaws may be amended by the Board of Directors or stockholders holding 70% of the voting shares of capital stock.

 Special Meetings of Stockholders

  LSL's Bylaws provide that a special meeting of stockholders for any purpose or purposes may be called by the President and shall be called by the President or Secretary at the written request of stockholders owning not less than 10% of all shares issued and outstanding and entitled to vote at the meeting.

  Holdings' Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board of Directors (or, if none is designated, the President) and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors of Holdings.

 Stockholder Nominations and Proposals

  LSL's Bylaws do not contain any provisions with respect to procedures which must be complied with in order for shareholders to nominate directors or to propose action at shareholders' meetings.

  Holdings' Bylaws contain provisions permitting stockholders to nominate directors and to propose action at a stockholders' meeting, only upon properly given prior written notice to the Secretary of Holdings.

 Action by Written Consent of Stockholders

  Any action which may be taken at a meeting of shareholders of LSL may be taken without a meeting and without prior notice if a consent in writing setting forth the actions so taken is signed by the holders of all of the outstanding shares entitled to vote with respect to the subject matter of the action.

  Holdings' Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting.

 Liquidity

  There is no trading market for LSL Common Stock.

  Holdings Common Stock has been approved for listing on Nasdaq upon notice of issuance. However, shares of Holdings Common Stock received by the LSL Stockholders will be subject to certain securities laws restrictions as described in "THE LAWRENCE ACQUISITION--Resale of Lawrence Acquisition Shares."

 Transferability

  There is no restriction on the transferability of LSL Common Stock, except as may be imposed by applicable securities laws.

  The shares of Holdings Common Stock received by the LSL Stockholders will be subject to certain securities laws restrictions as described in "THE LAWRENCE ACQUISITION--Resale of Lawrence Acquisition Shares."

 Compromise or Arrangement

  LSL's Articles of Incorporation and Bylaws do not specifically provide for any forced compromise or arrangement.

  Holdings' Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between the corporation and its creditors, its stockholders or any class thereof, any court of equitable jurisdiction within the State of Delaware may order a meeting of such creditors, stockholders or class thereof. If a majority in number representing at least three-fourths in value of the creditors, stockholders or class thereof agree to any compromise or arrangement and to any reorganization of the corporation, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application in respect thereto has been made, be binding on all the creditors, stockholders or class thereof, as applicable.

 Reporting Requirements

  LSL is not subject to the periodic reporting requirements of the Exchange
Act.

  Holdings will be subject to the periodic reporting requirements of the Exchange Act.

 Takeover Statutes

  LSL, as a private corporation, is not subject to the business combinations provisions of the ABCA which limit business transactions between a public corporation and an interested shareholder.

  Upon the consummation of the Reorganization, Holdings will be subject to
Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

                      COMPARISON OF COMPANY COMMON STOCK
                             AND LSL COMMON STOCK

  Upon consummation of the Lawrence Acquisition and assuming the Reorganization is not consummated, holders of shares of LSL Common Stock would become holders of shares of Company Common Stock and, as such, their rights would be governed by the DGCL and the Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws. The following is a summary of material differences between the rights of holders of LSL Common Stock as compared to the rights of holders of Company Common Stock. The summary is qualified in its entirety by reference to the DGCL, the ABCA and the full text of the respective governing instruments of LSL and the Company. The terms of Company Common Stock are described in greater detail in "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY." A single individual owns a majority of the LSL Common Stock, and, therefore, LSL may be deemed effectively controlled by such majority stockholder. This effective control must be considered in evaluating the rights (especially rights based on percentage interests) of holders of LSL Common Stock.

 Authorized Capital

  LSL's Articles of Incorporation provide that LSL has authority to issue 100,000 shares of LSL Common Stock, of which 10,000 were issued and outstanding as of the Record Date.

  The Company's Restated Certificate of Incorporation, as amended, provides that the Company has authority to issue 15,000,000 shares of Company Common Stock, of which 8,816,455 shares were issued and outstanding as of the Record Date.

 Issuance of Senior Securities

  The LSL Articles of Incorporation do not specifically provide for the issuance of preferred stock.

  The Company's Restated Certificate of Incorporation, as amended, provides for the potential issuance of up to 1,000,000 shares of preferred stock with rights, preferences and designations to be determined by the Board of Directors of the Company. The preferred stock would be senior to Company Common Stock.

 Distributions

  LSL has never paid cash dividends on its capital stock and currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

  Since its formation, the Company has never paid dividends on its capital stock and does not anticipate the payment of dividends in the foreseeable future.

 Board of Directors

  LSL's Bylaws provide that the number of directors which shall constitute the whole board shall be not less than one nor more than seven. The LSL Bylaws provide for the election of directors at the annual meeting of shareholders. Each director elected shall hold office until the expiration of the term for which the director was elected and until a successor has been elected. In the case of vacancies and newly created directorships resulting from an increase in the authorized number of directors, the affirmative vote of the majority of the remaining directors then in office, or the sole director, shall fill in the vacancy.

  The Company's Restated Bylaws provide that the number of directors which shall constitute the whole board shall be not less than two nor more than fifteen. The directors are elected at the annual meeting of stockholders, and each director elected shall hold office until a successor is elected and qualified. The Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws provide that vacancies on the Company Board of Directors may be filled by a vote of a majority of the Company Board of Directors then in office. Also, the Restated Bylaws provide that any increase or decrease in the number of directors requires the approval of a majority of the directors then in office.

 Removal of Directors

  Under the ABCA, directors may be removed with or without cause by the shareholders of the corporation and may also be removed by judicial proceeding commenced either by the corporation or by shareholders holding at least 10% of the outstanding shares of the corporation upon a court determination of fraudulent conduct or intentional criminal conduct with respect to the corporation and that removal is in the best interest of the corporation.

  The Company's Restated Bylaws provide that any director may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

 Liability of Management

  LSL's Articles of Incorporation provide that its existing and former directors, officers, employees and agents shall be indemnified by the corporation against all expenses incurred by them which may arise in any legal action brought or threatened against them on account of any action or omission alleged to have been committed while acting within the scope of their duty to LSL, provided, however, that LSL may refuse indemnification in the case where the individual seeking indemnification (i) acted with gross negligence or with fraudulent and criminal intent or (ii) unreasonably refused to permit LSL to defend him or her. LSL's Articles of Incorporation also provide that no LSL director shall be personally liable to LSL or its shareholders for monetary damages resulting from a breach of fiduciary duty except for (i) a breach of director's duty of loyalty, (ii) acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of the law, (iii) the authorization of the unlawful payment of a dividend or other distribution,
(iv) transactions from which the director derived a personal benefit, and (v) the violation of Section 10-860 of the ABCA (Director's Conflicting Interest Transactions).

  The Company's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, directors shall be indemnified by the corporation and shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director. The Company's Restated Bylaws provide that each person who is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by the DGCL.

 Amendment of Bylaws

  LSL's Bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote or by the Board of Directors.

  The Company's Restated Bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote or by the Board of Directors.

 Special Meetings of Stockholders

  LSL's Bylaws provide that a special meeting of stockholders for any purpose or purposes may be called by the President and shall be called by the President or Secretary at the written request of stockholders owning not less than 10% of all shares issued and outstanding and entitled to vote at the meeting.

  The Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board of Directors (or, if none is designated, the President) and shall be called by the President or Secretary at the request in writing of a majority of the Company Board of Directors.

 Stockholder Nominations and Proposals

  LSL's Bylaws do not contain any provisions with respect to procedures which must be complied with in order for stockholders to nominate directors or to propose action at stockholders' meetings.

  The Company's Restated Bylaws do not contain any provisions with respect to procedures which must be complied with in order for stockholders to nominate directors or to propose action at stockholders' meetings.

 Action by Written Consent of Stockholders

  Any action which may be taken at a meeting of shareholders of LSL may be taken without a meeting and without prior notice if a consent in writing setting forth the actions so taken is signed by the holders of all of the outstanding shares entitled to vote with respect to the subject matter of the action.

  The Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent.

 Liquidity

  There is no trading market for LSL Common Stock.

  Company Common Stock is listed on Nasdaq. However, shares of Company Common Stock received by the LSL Stockholders will be subject to certain securities laws restrictions as described in "THE LAWRENCE ACQUISITION--Resale of Lawrence Acquisition Shares."

 Transferability

  There is no restriction on the transferability of LSL Common Stock, except as may be imposed by applicable securities laws.

  The shares of Company Common Stock received by the LSL Stockholders will be subject to certain securities laws restrictions on transfer as described in "THE LAWRENCE ACQUISITION--Resale of Lawrence Acquisition Shares."

 Compromise or Arrangement

  LSL's Articles of Incorporation and Bylaws do not specifically provide for any forced compromise or arrangement.

  The Company's Restated Certificate of Incorporation, as amended, and Restated Bylaws provide that whenever a compromise or arrangement is proposed between the corporation and its creditors, its stockholders or any class thereof, any court of equitable jurisdiction within the State of Delaware may order a meeting of such creditors, stockholders or class thereof. If a majority in number representing at least three-fourths in value of the creditors, stockholders or class thereof agree to any compromise or arrangement and to any reorganization of the corporation, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application in respect thereto has been made, be binding on all the creditors, stockholders or class thereof, as applicable.

 Reporting Requirements

  LSL is not subject to the periodic reporting requirements of the Exchange
Act.

  The Company is subject to the periodic reporting requirements of the Exchange Act.

 Takeover Statutes

  LSL, as a private corporation, is not subject to the business combinations provisions of the ABCA which limit business transactions between a public corporation and an interested shareholder.

  The Company is subject to Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

                           OPERATIONS AND MANAGEMENT
                            AFTER THE TRANSACTIONS

OPERATIONS

  Upon the consummation of the Reorganization, the Company and the entities comprising the ADCS Group will be wholly-owned direct or indirect subsidiaries of Holdings. The NovaMOS division of the Company and the ADCS Group will be operated together as a single division. The ADCS Group will be the parent/umbrella organization for all of Holdings' ADCS Group companies, the NovaMOS division (other than its NovaSource business) and such other companies and capabilities as may hereafter be acquired, as the chief executive officers of the ADCS Group and the ATMI Group together may decide. The ADCS Group, NovaMOS and any such hereafter acquired companies or capabilities will become subsidiaries or divisions of the ADCS Group and will form a part of the "New ADCS." After consummation of the Reorganization, a five member advisory board will be responsible for the management of the operations of the New ADCS. Management of the Company will have the right to appoint three members of the advisory board, and management of the ADCS Group will have the right to appoint two members. Pursuant to the Merger and Exchange Agreement, the chairman of the advisory board will be Stephen H. Siegele.

  Mr. Stephen H. Siegele will also be appointed to the position of President of New ADCS, in which role he will report directly to Dr. Eugene Banucci and assume overall general management responsibilities for New ADCS. Dr. Dennis Brestovansky, presently general manager of the NovaMOS division of the Company, will report directly to Mr. Siegele and act as chief operating officer for New ADCS. In this position, Dr. Brestovansky will have responsibility for all manufacturing operations of New ADCS, which will be combined within the Burnet, Texas facility, and the research and development activities of New ADCS, which will be combined within the Company's Danbury, Connecticut facility. Sales and marketing activities will be consolidated primarily within the Austin, Texas headquarters of the ADCS Group.

  Upon consummation of the Lawrence Acquisition, LSL will become a wholly-owned subsidiary of Holdings if the Reorganization is consummated or of the Company if the Reorganization is not consummated and will be integrated with the Company's Epitronics division. The division will be headquartered within the Mesa, Arizona facility of Lawrence, and Dr. Duncan Brown, the President of Epitronics, will continue to serve as President of the division. The key executives of Lawrence will report directly to Dr. Brown including Mr. Tom Thompson, chief technical officer, Ms. Barbara Freund, chief financial officer, and Mr. Gerald McReynolds, chief operating officer. Mr. Lamonte Lawrence will act as chairman of an advisory board for the division, which will also include Dr. Brown, Dr. Banucci and Mr. Daniel Sharkey.

MANAGEMENT

  After the consummation of the Transactions, Holdings will be managed by a board of directors consisting of seven members, of which five directors will be Eugene G. Banucci, Ph.D., Mark A. Adley, John A. Armstrong, Ph.D., Robert
S. Hillas and Stephen H. Mahle, each of whom is a current director of the Company. Pursuant to the Merger and Exchange Agreement, on the day after the Closing Date, the Board of Directors of Holdings shall appoint Stephen H. Siegele to fill one of the vacancies on the Board of Directors of Holdings. Pursuant to the Lawrence Merger Agreement, on the day after the Lawrence Closing Date, the Board of Directors shall appoint Lamonte H. Lawrence to fill one of the vacancies on the Board of Directors of Holdings. Holdings' Certificate of Incorporation and Bylaws provide for the board of directors to be divided into three classes, with each class serving for a period of three years. The first class, consisting of John A. Armstrong, Ph.D. and Robert S. Hillas, will be elected for a term which expires in 1998. The second class, consisting of Eugene G. Banucci, Ph.D., Mark A. Adley and Lamonte H. Lawrence, will be elected for a term which expires in 1999. The third class, consisting of Stephen H. Mahle and Stephen H. Siegele, will be elected for a term which expires in 2000. The Audit Committee of the Board of Directors of Holdings will consist of Mark A. Adley and Robert S. Hillas, and the Compensation Committee will consist of John A. Armstrong and Stephen H. Mahle. The executive officers of Holdings will be Eugene G. Banucci--President, Daniel P. Sharkey--Treasurer and Secretary and Peter S. Kirlin--Vice President.

  If the Lawrence Acquisition is consummated without the Reorganization and assuming their reelection by the stockholders of the Company, the Company will be managed by a board of directors consisting of six members, of which five directors will be Eugene G. Banucci, Ph.D., Mark A. Adley, John A. Armstrong, Ph.D., Robert S. Hillas and Stephen H. Mahle, each of whom is a current director of the Company. Pursuant to the Lawrence Merger Agreement, on the day after the Closing Date, the Company Board of Directors shall appoint Lamonte
H. Lawrence to fill a vacancy of the Board of Directors of the Company. The Audit Committee of the Board of Directors of the Company will consist of Mr. Adley and Mr. Hillas, and the Compensation Committee will consist of Mr. Armstrong and Mr. Mahle. The executive officers of the Company will be Eugene
G. Banucci-President, Chief Executive Officer and Chairman of the Board, Peter
S. Kirlin-Executive Vice President, Daniel P. Sharkey-Vice President, Chief Financial Officer and Treasurer, Duncan W. Brown-Vice President, Ward C. Stevens-Vice President-Administration and Nicholas J. Wood-Vice President-Marketing.

              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                                 (PROPOSAL 4)

INCREASE IN AUTHORIZED SHARES OF COMPANY COMMON STOCK

  The Company Board of Directors has unanimously approved and recommended that the stockholders of the Company consider and approve an amendment to Article IV of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), that would increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 16,000,000 shares (the "Amendment"). The affirmative vote of a majority of shares of Company Common Stock outstanding as of the Record Date is required to approve and adopt the Amendment. Accordingly, abstentions and broker non-votes with respect to the Amendment will have the effect of votes against the Amendment. If the Reorganization is consummated, the Amendment will not become effective even if approved by the stockholders of the Company.

  The Company Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Certificate to give effect to the proposed Amendment if the Reorganization is not consummated to accommodate the 1997 Stock Plan (if approved by the stockholders of the Company) and for other corporate purposes. If the Amendment is approved, the additional authorized shares of Company Common Stock will be available for issuance from time to time for such purposes and consideration as the Company Board of Directors may approve, and no further vote of the stockholders of the Company will be sought unless such vote is required for a particular issuance by law or the rules of any national securities exchange on which Company Common Stock may then be listed or Nasdaq, as the case may be. The proposed increase in the number of authorized shares of Company Common Stock has been recommended by the Company Board of Directors to assure that an adequate supply of authorized but unissued shares is available for the 1997 Stock Plan and certain potential offerings, acquisitions and financings and for general corporate needs if the Reorganization is not consummated. The Company Board of Directors considers the proposed increase in the number of authorized shares desirable because it will enable the Company to pursue opportunities which the Company Board of Directors believes provide the Company with the potential for growth and profit. It will give the Company Board of Directors the necessary flexibility to issue shares of Company Common Stock in connection with stock dividends and stock splits, acquisitions, financings, stock options and employee benefits, and for other general corporate purposes without the expense and delay incident to obtaining stockholder approval at the time of any such action. Stockholders do not have preemptive rights to purchase additional shares of Company Common Stock.

  On the Record Date, there were 8,816,455 shares of Company Common Stock issued and outstanding, and approximately 1,342,941 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and warrants.

  If the Amendment is adopted, the amended portion of Article IV of the Certificate, will provide as follows:

                                  ARTICLE IV

                                 CAPITAL STOCK

  The total number of shares of all classes of stock which the corporation has authority to issue is SEVENTEEN Million (17,000,000), consisting of SIXTEEN Million (16,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Preferred Stock").

  The only changes in Article IV which will be effected if the Amendment is approved are the changes set forth in bold face type above. All other portions of Article IV will remain unchanged.

POSSIBLE ANTI-TAKEOVER EFFECT

  Although the Company Board of Directors has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of Company Common Stock could enable the Company Board of Directors to issue additional shares to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. The issuance of additional shares of Company Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares and thereby could dilute the proportionate interest of a party attempting to gain control of the Company. In addition, the Company's Certificate provides the Company Board of Directors with the authority to issue shares of the Company's preferred stock without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Company Board of Directors may determine, all of which could discourage or defeat a takeover attempt not considered by the Company Board of Directors to be in the best interests of the Company and its stockholders. The Company Board of Directors and management have no knowledge of any current efforts to obtain control of the Company, and the Amendment is not being proposed in response to any known takeover attempt. See "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY--Delaware Law and Certain Charter and Bylaw Provisions."

  THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THE AMENDMENT IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT.

                                1997 STOCK PLAN
                                 (PROPOSAL 5)

  The Company Board of Directors has unanimously adopted and recommended that the stockholders consider and approve the 1997 Stock Plan. To become effective, the 1997 Stock Plan must be approved by the Company's stockholders. Such approval at the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares with respect to voting on the 1997 Stock Plan will have the effect of a vote against the 1997 Stock Plan; broker non-votes with respect to voting on the 1997 Stock Plan will have no effect on the outcome of the vote. If approved, the 1997 Stock Plan will become effective only if the Reorganization is not consummated and the Amendment is approved. If the Reorganization is consummated, an identical plan of Holdings will become effective.

  In June 1987, the Company adopted the 1987 Stock Plan, which was approved by the Company's stockholders in July 1987 and which has been amended from time to time (the "1987 Stock Plan"). As of the Record Date, 437,619 shares of Company Common Stock had been issued pursuant to the exercise of options granted under the 1987 Stock Plan, options to purchase an additional 645,191 shares were outstanding under the 1987 Stock Plan, and no shares were available for future grants under the 1987 Stock Plan. In May, 1995, the Company adopted the 1995 Stock Plan, which was approved by the Company's stockholders in May 1995 (the "1995 Stock Plan"). As of the Record Date, 19,600 shares of Company Common Stock had been issued pursuant to the exercise of options granted under the 1995 Stock Plan, options to purchase an additional 495,500 shares were outstanding under the 1995 Stock Plan and 17,923 shares were available for future grants under the 1995 Stock Plan. To assure that sufficient shares are available to provide stock-based incentives to those employees, directors, officers and consultants of the Company and any subsidiaries who will be responsible for the Company's future growth and continued success, the Company Board of Directors has adopted the 1997 Stock Plan. Following stockholder approval of the 1997 Stock Plan, or if stockholder approval is not obtained, the Company may continue to grant awards under the 1995 Stock Plan in accordance with its terms.

  THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THE 1997 STOCK PLAN IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1997 STOCK PLAN.

  The following constitutes a brief discussion of the material features of the 1997 Stock Plan and is qualified in its entirety by reference to the 1997 Stock Plan, the full text of which is attached hereto as Appendix G and is incorporated herein by reference. All stockholders of the Company, the ADCS Holders and the LSL Stockholders are urged to read Appendix G in its entirety.

NATURE AND PURPOSE

  The stated purpose of the 1997 Stock Plan is to secure for the Company and any subsidiaries of the Company the benefits arising from capital stock ownership and the receipt of capital stock-based incentives by those employees, directors, officers and consultants of the Company and any subsidiaries who will be responsible for the Company's future growth and continued success.

  The 1997 Stock Plan is designed to meet these objectives by granting stock incentive awards to those persons whose performance or potential contribution will benefit the Company. The 1997 Stock Plan empowers the Company to grant to employees (including officers), directors and consultants of the Company and its subsidiaries incentive and non-qualified stock options ("Options"), stock appreciation rights ("SARs") and restricted stock awards ("Awards"). The 1997 Stock Plan also empowers the Company to grant to eligible individuals any combination of any or all of these Options, SARs and Awards, subject to certain limitations.

  Persons to whom grants of Options, SARs and Awards are made are sometimes referred to as "participants." References to "incentive stock options" are to incentive stock options within the meaning of Section 422 of the Code.

DURATION

  The 1997 Stock Plan provides that it will terminate upon the earlier of (i) the tenth anniversary of the date of approval of the 1997 Stock Plan by the stockholders of the Company or (ii) the date on which all shares available for issuance under the 1997 Stock Plan shall have been issued pursuant to Awards and the exercise or cancellation of Options and SARs granted thereunder. Options, SARs and Awards outstanding on the termination date of the 1997 Stock Plan will continue to have full force and effect in accordance with the provisions of the instruments evidencing the Options, SARs and Awards. The Board of Directors may modify, amend, terminate or suspend the 1997 Stock Plan from time to time or at any time without stockholder approval, including amending the 1997 Stock Plan to increase the number of shares of Company Common Stock subject to the 1997 Stock Plan. Any such modification, amendment, termination or suspension of the 1997 Stock Plan will not impair the rights of any person with respect to any Option, SAR or Award previously granted.

ADMINISTRATION

  The 1997 Stock Plan may be administered by the Company Board of Directors, or a Compensation Committee or other committee, appointed by the Company Board of Directors and consisting of at least two directors, whose construction and interpretation of the terms and provisions of the 1997 Stock Plan are final and conclusive. The Company Board of Directors has delegated all of its powers under the 1997 Stock Plan to the Company's Compensation Committee. Members of the Compensation Committee serve at the discretion of the Company Board of Directors. The Compensation Committee may in its sole discretion grant Options and SARs, issue shares upon exercise of such Options and SARs, and grant Awards, all as provided in the 1997 Stock Plan. The Compensation Committee has the authority, subject to the express provisions of the 1997 Stock Plan, to construe the 1997 Stock Plan and its related agreements, to prescribe, amend and rescind the rules and regulations relating to the 1997 Stock Plan, to determine the terms and provisions of the respective Option, SAR and Award agreements, which need not be identical, and to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration of the 1997 Stock Plan. The 1997 Stock Plan provides that if Options, SARs and Awards are to be approved solely by a committee, the committee members must be "outside directors" as that term is used in the regulation related to Section 162(m) of the Code and "non-employee directors" as that term is used in Rule 16b-3 under the Exchange Act.

SHARES SUBJECT TO THE 1997 STOCK PLAN

  The stock to be offered under the 1997 Stock Plan consists of shares of Company Common Stock. The last sale price for Company Common Stock on September 8, 1997 as reported by Nasdaq was $31.00 per share. The maximum number of shares of Company Common Stock in respect of which Options, SARs and Awards may be granted pursuant to the provisions of the 1997 Stock Plan may not exceed 900,000 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like). The shares may be either authorized and unissued shares, treasury shares or shares purchased on the open market. If the Company reacquires unvested shares issued pursuant to Awards under the 1997 Stock Plan, or if an Option or SAR expires or terminates without having been exercised in full, the reacquired or unexercised shares will be available for subsequent grant under the 1997 Stock Plan. Shares of Company Common Stock issued pursuant to the 1997 Stock Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Compensation Committee.

ELIGIBILITY

  All employees (including officers) of the Company or any of its subsidiaries are eligible to receive incentive stock options pursuant to the 1997 Stock Plan. All employees (including officers), directors and consultants of the Company or any of its subsidiaries are eligible to receive non-qualified options, SARs, and Awards. As of the Record Date, approximately 233 persons were eligible to participate in the 1997 Stock Plan.

  The selection of participants in, and the nature and size of grants under, the 1997 Stock Plan are wholly within the discretion of the Compensation Committee. However, under the 1997 Stock Plan, the maximum number of shares with respect to which Options or SARs may be granted to any employee shall be limited to 112,500 shares of Company Common Stock in any calendar year. The Compensation Committee's designation of a participant in any year does not require the Compensation Committee to designate such person to receive a grant in any other year. With respect to the 1997 Stock Plan, the Compensation Committee has made no determination regarding the selection of particular participants to receive grants or the nature of any grants to be made, and it is not determinable what, if any, grants the Compensation Committee may have made under the 1997 Stock Plan had it been in effect in 1996. Except for options to purchase 22,500 shares of Company Common Stock at an exercise price of $10.50 per share granted in 1996 to Steven M. Mahle, a director of the Company, no grants to officers or directors were made under the 1987 Stock Plan and the 1995 Stock Plan in 1996. However, the table below shows the number of Options granted under the 1995 Stock Plan to such persons or groups listed in such table during 1997 to date.

                                                            NUMBERS OF OPTIONS
                     NAME AND POSITION                      GRANTED IN 1997(1)
                     -----------------                      ------------------
Eugene G. Banucci, President Chief Executive Officer,
 Chairman of the Board and Director........................       25,000
Peter S. Kirlin, Executive Vice President..................       20,000
Daniel P. Sharkey, Vice President, Chief Financial Officer
 and Treasurer.............................................       15,000
Ward C. Stevens, Vice President and Secretary..............       10,000
Nicholas J. Wood, Vice President--Marketing................       15,000
All current executive officers as a group..................       90,000
All current directors who are not executive officers, as a
 group.....................................................            0
All current employees, including all current officers who
 are not executive officers, as a group....................      139,500

- --------
(1) All such options were non-qualified options and become exercisable in 20% increments on each of the five anniversary dates from the date of grant. They were granted at exercise prices ranging from $16.88 to $24.75, the fair market value on the dates of grant. They expire ten years from the respective dates of grant.

OPTIONS AND SARS

 Options

  Options granted under the 1997 Stock Plan may be in the form of incentive stock options or non-qualified stock options. Options may be granted under the 1997 Stock Plan on such terms and conditions not inconsistent with the provisions of the 1997 Stock Plan and in such form as the Compensation Committee may from time to time approve.

  The Option exercise price per share of Company Common Stock purchasable under an Option granted under the 1997 Stock Plan shall be determined by the Compensation Committee at the time of grant. The exercise price of an incentive stock option, however, shall not be less than the fair market value of Company Common Stock on the date of grant or, in the case of an incentive stock option to be granted to a participant owning stock having more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price per share shall be not less than 110% of the fair market value of such stock on the date of grant. The exercise price of a non-qualified stock option shall not be less than 50% of the fair market value of Company Common Stock on the date of grant.

  The term of each Option granted under the 1997 Stock Plan shall be fixed by the Compensation Committee; however, the term of any Option may not exceed ten years from the date of grant, except that the term of any incentive stock option granted to a participant owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary may not exceed five years.

  An Option granted under the 1997 Stock Plan shall be exercisable at such time or times and subject to such conditions as shall be determined by the Compensation Committee at the date of grant and as set forth in the instrument evidencing the Option. With respect to incentive stock options, the aggregate fair market value (determined as of the date of grant) of the number of shares with respect to which such incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000 or such other limit as may be established under Section 422 of the Code.

  An Option granted under the 1997 Stock Plan may be exercised as provided in the instrument evidencing the option; however, no partial exercise of the Option may be for less than ten shares. Payment of the exercise price may be made with cash, with shares of Company Common Stock or with a combination of cash and stock. The Compensation Committee may also permit participants to simultaneously exercise options and sell the shares of Company Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Compensation Committee, and to use the proceeds from such sale as payment of the purchase price. The Compensation Committee may, in its discretion, accelerate the date of exercise of any installments of any Options, provided that no acceleration will be made that would violate the annual vesting limitation contained in Section 422(d) of the Code with respect to incentive stock options.

  No shares of Company Common Stock will be issued under the 1997 Stock Plan unless counsel for the Company is satisfied that such issuance will be in compliance with applicable federal and state securities laws or any applicable listing requirements of any national securities exchange on which Company Common Stock is then listed. Any participant in the 1997 Stock Plan may be required to represent and agree in writing that the stock acquired by the participant is being acquired for investment.

 Stock Appreciation Rights

  Under the 1997 Stock Plan, an SAR may be granted in tandem with, in addition to, or independent of any other grant. An SAR is the right to receive, without payment, an amount equal to the excess, if any, of the fair market value of a share of Company Common Stock on the date of exercise over the grant price of such share, multiplied by the number of shares as to which the SARs shall have been exercised. The Company will pay such amount to the holder in cash or in shares of Company Common Stock or a combination thereof, as the Compensation Committee may determine.

  An SAR may be exercised by a participant in accordance with procedures established by the Compensation Committee. The Compensation Committee may also determine that an SAR shall be automatically exercised on one or more specified dates.

 Employment

  An Option or SAR shall terminate if the participant ceases to be employed by the Company or a subsidiary for any reason other than death, except that the participant may (except as otherwise provided in the instrument evidencing the Option or SAR) exercise within the three-month period following termination of employment any unexpired portion of an Option or SAR that was otherwise exercisable on the date of termination of employment. Except as otherwise provided in the instrument evidencing the Option or SAR, if a participant dies while an employee of the Company or a subsidiary, any Option or SAR granted to such participant may be exercised by the participant's personal representatives or heirs within six months of the participant's death to the extent that the participant could have exercised the Option or SAR on the date of his or her death.

 Transferability

  No Option or SAR granted under the 1997 Stock Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution or, with respect to non-qualified stock options and SARs, to the extent the participant's agreement granting such non-qualified stock option or SAR provides otherwise.

AWARDS

  The Compensation Committee may grant a participant an Award of shares of Company Common Stock, on such terms and conditions and subject to such restrictions as the Compensation Committee may determine. Such restrictions may include restrictions on the pledging, sale, assignment, transfer or other disposition of such shares and the requirement that the participant forfeit all or a portion of such shares to the Company upon termination of employment. Each participant receiving an Award may be required to enter into a stock restriction agreement with the Company agreeing to such restrictions. Shares issued pursuant to an Award are held by the participant as holder of record for all purposes, including voting and receipt of dividends.

 Transferability

  Shares of Company Common Stock issued pursuant to an Award may not be sold, assigned, transferred or otherwise disposed of, except, subject to the terms of any stock restriction agreement, by will or the laws of descent and distribution, and may not be pledged or hypothecated as collateral for a loan, prior to the lapse of restrictions on such shares. Any attempt by the participant to dispose of or encumber the shares issued pursuant to an Award prior to the lapse of restrictions on such shares will cause the participant's interest in such shares to terminate.

 Employment

  Except as otherwise provided in any stock restriction agreement, if prior to the lapse of the restrictions on the stock the participant ceases to be an employee of the Company or a subsidiary for any reason, all such shares which remain subject to restrictions shall be forfeited to the Company.

CHANGE IN CONTROL

  The 1997 Stock Plan provides that if (i) the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, (ii) the property or stock of the Company is acquired by any other corporation, or (iii) the Company is reorganized or liquidated, then the Company Board of Directors, or the board of directors of any corporation assuming the obligations of the Company, will, as to outstanding Options, SARs and Awards, (1) make appropriate provision for the protection of any such outstanding Options, SARs and Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable or exercisable in respect of the shares of Company Common Stock, (2) upon written notice to the participants, provide that all unexercised Options and SARs must be exercised within a specified number of days of the date of such notice or such Options and SARs will be terminated, or (3) upon written notice to the participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Options, SARs and Awards held by each participant and unexercised as of that date for an amount and in the form determined pursuant to the 1997 Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

  Based on current provisions of the Code, and the existing regulations thereunder, certain anticipated federal income tax consequences with respect to the several types of grants are described below.

 Grant of Options and SARs

  A participant will not recognize any taxable income at the time an Option or SAR is granted, and the Company will not be entitled to a federal income tax deduction at that time.

 Incentive Stock Options

  No ordinary income will be recognized by a participant holding an incentive stock option at the time of exercise. The excess of the fair market value of the shares at the time of exercise over the aggregate option exercise price will be an adjustment to alternative minimum taxable income for purposes of the federal "alternative minimum tax" at the date of exercise. If the participant holds the shares for the greater of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the amount realized upon disposition of the shares and the aggregate option exercise price will constitute a long-term capital gain or loss, as the case may be, and the Company will not be entitled to a federal income tax deduction. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" (including the use of the shares to exercise subsequent options) within two years after the date of grant or within one year after the date of exercise, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option exercise price, and the Company will usually be entitled to a federal income tax deduction equal to such amount. In addition, the participant will have a taxable capital gain equal to the difference, if any, between: (i) the amount realized upon disposition of the shares, and (ii) the sum of the aggregate option exercise price plus the amount of ordinary income on which the participant was taxed.

 Non-Qualified Stock Options

  Taxable ordinary income will be recognized by the participant at the time of exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option exercise price. The Company will usually be entitled to a corresponding federal income tax deduction. At the time of a subsequent sale of the shares, the participant will generally recognize a taxable capital gain or loss based upon the difference between the aggregate selling price of the shares and the aggregate fair market value of the shares at the time of exercise.

 Stock Appreciation Rights

  Upon the exercise of an SAR, the participant will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Company Common Stock received, and the Company will usually be entitled to a corresponding federal income tax deduction. The participant's basis in any shares of Company Common Stock received will be equal to the amount of ordinary income upon which the participant was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

  In order for the full value of SARs to be deductible by the Company for federal income tax purposes, the Company may intend for such SARs to be treated as "qualified performance-based compensation," in which case, such SARs granted shall be subject to additional requirements.

 Awards

  Unless a participant makes the election described below, a participant receiving an Award will not recognize income, and the Company will not be allowed a deduction, at the time of grant of such Award. While the restrictions on the shares are in effect, a participant will recognize compensation income equal to the amount of the dividends received, and the Company will be allowed a deduction in a like amount. When the restrictions on the shares are removed or lapse, the fair market value of the shares on the date the restrictions are removed or lapse in excess of the amount, if any, paid by the participant will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. Upon disposition of the shares, the gain or loss recognized by the participant shall be equal to the difference between the amount realized on such disposition and the fair market value of the shares on the date the restrictions were removed or lapsed. Such amount will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon the period of time the shares are held by the participant following the removal or lapse of the restrictions. If the restrictions do not lapse and the shares are forfeited by the participant and thus returned to the Company, there will be no federal income tax consequences to either the participant or the Company. If required by the Compensation Committee, no participant shall make, in connection with a stock grant, the election permitted under Section 83(b) of the Code. If permitted, by properly filing an election pursuant to Section 83(b) of the Code with the IRS within 30 days after the date of grant (assuming that the date of grant is the date the participant acquires a beneficial interest in the Award), a participant's ordinary income and commencement of the holding period and the Company's deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by the Company will be equal to fair market value of the shares as of the date of grant. If such election is made and a participant thereafter forfeits his or her stock, no refund or deduction will be allowed for the amount previously included in such participant's income. The 1997 Stock Plan permits the Compensation Committee to restrict the ability of a participant to make the
Section 83(b) election.

 Special Rules

  To the extent a participant pays all or part of the option exercise price of a non-qualified stock option by tendering shares of Company Common Stock owned by the participant, the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the option exercise price shall have the same tax basis and holding period as the shares surrendered. The additional shares received upon such exercise shall have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise. To preserve the Company's deductions with respect to the non-qualified options and SARs, the Compensation Committee may be required to set the exercise or grant price for such non-qualified options and SARs at the fair market value of a share of Company Common Stock on the date of grant.

 Withholding Taxes

  Withholding taxes must be paid by the participant at the time of exercise of any non-qualified stock option or SAR prior to the delivery of shares. In respect of Awards and incentive stock options, withholding taxes must be paid by the participant when income to the participant is recognized for tax purposes.

 Section 162(m)

  Under Section 162(m) of the Code, the Company is not entitled to a federal income tax deduction for compensation in excess of $1 million paid in any year to its chief executive officer and its four other most highly compensated executive officers, subject to certain exceptions. Compensation that qualifies as "performance-based" under Section 162(m) is exempt from this limitation. Options and SARs granted under the 1997 Stock Plan at an exercise price that is not less than the fair market value of Company Common Stock on the date of grant are designed to satisfy the requirements for the performance-based exemption. However, Awards granted under the 1997 Stock Plan would not qualify for the performance-based exemption under Section 162(m).

 General

  Because the tax consequences to a participant may vary depending upon the participant's individual situation, and because such tax consequences are subject to change due to changes in tax laws or regulations, each participant should consult his or her personal tax advisor regarding the federal, and any state, local or foreign, tax consequences to the participant.

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

  Holdings' Certificate of Incorporation provides that the personal liability of the directors of Holdings shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to Holdings or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of, Holdings and its stockholders (through stockholders' derivative suits on behalf of Holdings) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of Holdings and its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

  In addition, the Certificate of Incorporation provides that Holdings shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Holdings and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Holdings pursuant to the foregoing provisions, Holdings has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  The Company maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Company against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Company. It is anticipated that Holdings will maintain similar insurance.

                                 LEGAL MATTERS

  The validity of the shares of Holdings Common Stock to be issued to the stockholders of the Company and to the ADCS Holders pursuant to the Merger and Exchange Agreement if the Reorganization is consummated will be passed upon by Shipman & Goodwin LLP, Hartford, Connecticut. As of the Record Date, 7,714 shares of Company Common Stock are beneficially owned by lawyers employed at Shipman & Goodwin LLP.

                                    EXPERTS

  The consolidated financial statements of Advanced Technology Materials, Inc. appearing in its Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of the ADCS Group at December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus, which is part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Lawrence at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus, which is part of the Registration Statement, have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             INDEPENDENT AUDITORS

  The Company Board of Directors has selected Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company if the Reorganization is not consummated for the fiscal year ending December 31, 1997. The Board of Directors of Holdings has selected Ernst & Young LLP to audit the consolidated financial statements of Holdings if the Reorganization is consummated for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

                                OTHER BUSINESS

  The Company Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

                        STOCKHOLDER PROPOSALS FOR 1998

  Any proposal intended to be presented by a stockholder at the 1998 Annual Meeting of Stockholders of the Company or of Holdings if the Reorganization is consummated must be presented to the Company or Holdings, as the case may be, within a reasonable time prior to the solicitation related to the meeting. Proposals should be addressed to Dean Hamilton, ATMI, 7 Commerce Drive, Danbury, Connecticut 06810.

                                          By order of the Board of Directors,

                                          /s/ Ward C. Stevens
                                          --------------------------
                                          Ward C. Stevens
                                          Secretary

Danbury, CT
September 10, 1997

                                   GLOSSARY

  1997 STOCK PLAN. The Company's 1997 Stock Plan that will be voted on at the Annual Meeting, and if approved, will reserve 900,000 shares of Company Common Stock for grants of options, stock appreciation rights and restricted stock awards.

  ABCA. The Arizona Business Corporation Act, as amended.

  ADCS GROUP. ADCS Nevada (including its predecessor in interest, ADCS Illinois), ADCS Manager, ADCS Holdings, ADCS Operating and ADCS LP, together.

  ADCS HOLDERS. The record and beneficial owners of ADCS Nevada Common Stock, ADCS Manager Common Stock and ADCS Holdings Membership Interests.

  ADCS HOLDINGS. Advanced Delivery & Chemical Systems Holdings, LLC, a Delaware limited liability company.

  ADCS HOLDINGS MEMBERSHIP INTERESTS. One percent of the membership interests in ADCS Holdings held by the ADCS Holders.

  ADCS ILLINOIS. Advanced Delivery & Chemical Systems, Inc. (later renamed Advanced Delivery & Chemical Systems Illinois, Inc.), the Illinois corporation formed in 1988 which was reorganized as the ADCS Group in 1996.

  ADCS INTERESTS. All of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager, and one percent of the membership interests in ADCS Holdings.

  ADCS-KOREA. ADCS-Korea Co., Ltd., an entity formed by the ADCS Group and K.C. Tech. Co., Ltd. to manufacture, sell and distribute the ADCS Group's thin film materials to the semiconductor and related industries in South Korea.

  ADCS LP. Advanced Delivery & Chemical Systems, Ltd., a Texas limited partnership.

  ADCS MANAGER. Advanced Delivery & Chemical Systems Manager, Inc., a Delaware corporation.

  ADCS MANAGER COMMON STOCK. Common Stock of ADCS Manager, par value $1.00 per share.

  ADCS NEVADA. Advanced Delivery & Chemical Systems Nevada, Inc., a Nevada corporation.

  ADCS NEVADA COMMON STOCK. Common Stock of ADCS Nevada, par value $1.00 per share.

  ADCS OPERATING. Advanced Delivery & Chemical Systems Operating, LLC, a Delaware limited liability company.

  ADCS RESTRUCTURE. A series of transactions consummated by the ADCS Group during 1996, intended to qualify it for tax-free treatment for federal income tax purposes, in which each of the current members of the ADCS Group were formed--two corporations, two limited liability companies and a limited partnership.

  ALEX. BROWN. Alex. Brown & Sons Incorporated, an investment banking firm retained by the Company as financial advisor with respect to the Reorganization.

  AMENDMENT. The proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 16,000,000 shares which, even if approved by the Company stockholders, will not become effective if the Reorganization is consummated.

  ANNUAL MEETING. The annual meeting of stockholders of the Company, that will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut 06811, at 10:00 a.m., local time, on October 10, 1997 (together with all adjournments and postponements thereof).

  APPLIED MATERIALS. Applied Materials, Inc., a manufacturer of epitaxial reactors.

  ASM. Advanced Semiconductor Materials of America, Inc., a manufacturer of epitaxial reactors.

  ATMI GROUP. The Company, Holdings and Merger Subsidiary, together.

  CLOSING. The consummation of the Reorganization.

  CLOSING DATE. The date on which the Reorganization closes.

  CODE. The Internal Revenue Code of 1986, as amended.

  COMPANY. Advanced Technology Materials, Inc., a Delaware corporation.

  COMPANY BOARD OF DIRECTORS. The board of directors of the Company.

  COMPANY COMMON STOCK. Common Stock of the Company, par value $.01 per share.

  CVD. Chemical vapor deposition, a process used to deposit thin films of very pure materials. In CVD, a vapor containing the desired elements is introduced into a reactor and by adding energy, the vapor releases the desired elements and a thin film is deposited.

  DGCL. The Delaware General Corporation Law, as amended.

  DLLCA. The Delaware Limited Liability Company Act, as amended.

  ECOSYS. ATMI EcoSys Corporation, a wholly-owned subsidiary of the Company, which is engaged in the business of the manufacture, sale and service of semiconductor environmental equipment.

  EFFECTIVE TIME. The time that the Merger is consummated and a Certificate of Merger is filed with the Secretary of State of the State of Delaware.

  ESCROW AGREEMENT. The escrow agreement to be entered into by Holdings, the ADCS Holders and State Street Bank and Trust Company, as escrow agent, on the Closing Date.

  EXCHANGE. The transaction, pursuant to the Merger and Exchange Agreement, in which, simultaneous with the consummation of the Merger, the ADCS Holders will transfer all of their ADCS Interests to Holdings in exchange for shares of Holdings Common Stock.

  EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

  EXCHANGE AVERAGE CLOSING PRICE. The average closing price of Company Common Stock as reported by Nasdaq for the twenty trading days ended five days prior to the Annual Meeting; provided that if the Exchange Average Closing Price is greater than $16.00 per share, the Exchange Average Closing Price shall be deemed to be $16.00 per share, and provided that if the Exchange Average Closing Price is less than $14.00 per share, the Exchange Average Closing Price shall be deemed to be $14.00 per share.

  EXCHANGE CONSIDERATION. As provided in the Merger and Exchange Agreement, the number of shares of Holdings Common Stock to be exchanged for the ADCS Interests.

  GAAP. Generally accepted accounting principles.

  HAMBRECHT & QUIST. Hambrecht & Quist LLC, an investment banking firm retained by the Company to render a fairness opinion with respect to the Lawrence Acquisition.

  HOLDINGS. ATMI Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

  HOLDINGS COMMON STOCK. Common Stock of Holdings, par value $.01 per share.

  INDEMNIFICATION AGREEMENT. The indemnification agreement to be entered into by Holdings, the Company and the ADCS Holders on the Closing Date.

  IRS. Internal Revenue Service.

  K.C. TECH. K.C. Tech Co., Ltd., the holder of the 30% minority interest in ADCS-Korea.

  LAWRENCE. LSL and LSLMS, together.

  LAWRENCE ACQUISITION. The transaction, pursuant to the Lawrence Merger Agreement, in which Lawrence Merger Subsidiary will merge with and into LSL, with LSL being the surviving corporation.

  LAWRENCE ACQUISITION AVERAGE CLOSING PRICE. The average closing price of Company Common Stock as reported by Nasdaq for the twenty trading days preceding (and including) the third day prior to the date of the Annual Meeting, provided that if the Lawrence Acquisition Average Closing Price is greater than $21.00 per share, the Lawrence Acquisition Average Closing Price shall be deemed to be $21.00 per share, and if the Lawrence Acquisition Average Closing Price is less than $17.00 per share, the Lawrence Acquisition Average Closing Price shall be deemed to be $17.00 per share.

  LAWRENCE ACQUISITION CONSIDERATION. The aggregate number of shares of Holdings Common Stock or Company Common Stock, as the case may be, to be exchanged for the outstanding shares of LSL Common Stock.

  LAWRENCE ACQUISITION SHARES. The shares of Company Common Stock or Holdings Common Stock, as the case may be, to be issued to the LSL Stockholders in connection with the Lawrence Acquisition.

  LAWRENCE CLOSING. The consummation of the Lawrence Acquisition.

  LAWRENCE CLOSING DATE. The third business day after the day on which all of the closing conditions to the Lawrence Acquisition shall have been satisfied or waived, or such other date as the parties shall otherwise agree.

  LAWRENCE EFFECTIVE TIME. The time that the Lawrence Acquisition is consummated and executed Articles of Merger and a Plan of Merger are filed with the Arizona Corporation Commission and a Certificate of Merger is filed with the Secretary of State of the State of Delaware.

  LAWRENCE ESCROW AGREEMENT. The escrow agreement to be entered into by the Company, LSL, Lawrence Merger Subsidiary, Holdings, Security Trust Company, as escrow agent, and Lamonte H. Lawrence, as representative of the LSL Stockholders.

  LAWRENCE MERGER AGREEMENT. The Agreement and Plan of Merger, dated as of May 17, 1997, as amended by the First Amendment to Agreement and Plan of Merger, dated as of June 6, 1997, and the Second Amendment to Agreement and Plan of Merger, dated as of July 30, 1997, by and among the Company, Lawrence Merger Subsidiary, Holdings, LSL and LSLMS.

  LAWRENCE MERGER SUBSIDIARY. Welk Acquisition Corporation, a Delaware corporation and currently a wholly-owned subsidiary of the Company.

  LAWRENCE NON-SOLICITATION PROVISION. Lawrence's agreement that it will not, and will use its best efforts to cause each LSL Stockholder not to, solicit any active discussions or negotiations with, or provide information to, any person, other than the Company, concerning any proposal regarding the acquisition of Lawrence or any part thereof or any merger or consolidation thereof, or accept any such proposal.

  LSI. Lawrence Semiconductor Investments, Inc., the sole shareholder of which is Lamonte H. Lawrence.

  LSL. Lawrence Semiconductor Laboratories, Inc., an Arizona corporation.

  LSL COMMON STOCK. The shares of common stock of LSL.

  LSL STOCKHOLDERS. Holders of LSL Common Stock.

  LSLMS. Lawrence Semiconductor Laboratories Marketing and Sales, Inc., an Arizona corporation.

  LSRL. Lawrence Semiconductor Research Laboratories, Inc., the sole shareholder of which is Lamonte H. Lawrence.

  MERGER. The transaction, pursuant to the Merger and Exchange Agreement, in which Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation.

  MERGER AND EXCHANGE AGREEMENT. The Agreement and Plan of Merger and Exchange, dated as of April 7, 1997, by and among the Company, Holdings, Merger Subsidiary, ADCS Nevada, ADCS Manager, ADCS Holdings, ADCS Operating and ADCS LP.

  MERGER SUBSIDIARY. Alamo Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings.

  NASDAQ. The Nasdaq National Market, where Company Common Stock is quoted for trading.

  PRO RATA PORTION. Each ADCS Holder's relative pro rata ownership percentage of the ADCS Interests taken as a whole entity.

  RECORD DATE. September 10, 1997, the date fixed by the Company Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  REGISTRATION STATEMENT. The Registration Statement, together with all amendments and exhibits thereto, filed with the SEC on Form S-4 by Holdings covering the shares of Holdings Common Stock to be issued in connection with the Merger and the Exchange, as a result of which transactions the stockholders of the Company and the ADCS Holders will become stockholders of Holdings if the Reorganization is consummated.

  REORGANIZATION. The Merger taken together with the Exchange.

  REPRESENTATIVE. Lamonte H. Lawrence, as representative of the LSL Stockholders in connection with the Lawrence Escrow Agreement.

  SEC. The Securities and Exchange Commission.

  SECURITIES ACT. The Securities Act of 1933, as amended.

  TEOS. Tetraethylorthosilicate, a component of current semiconductor technology.

  TRANSACTIONS. The Reorganization and the Lawrence Acquisition, together.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                         COMBINED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors...........................................  F-2
Unaudited Combined Financial Statements for the year ended December 31,
 1994 and Audited Combined Financial Statements for the years ended
 December 31, 1995 and 1996
  Combined Balance Sheets................................................  F-3
  Combined Statements of Operations......................................  F-4
  Combined Statements of Stockholders' Equity............................  F-5
  Combined Statements of Cash Flows......................................  F-6
  Notes to Combined Financial Statements.................................  F-7
Unaudited Combined Interim Financial Statements for the six months ended
 June 30, 1996 and 1997
  Combined Balance Sheet................................................. F-14
  Combined Statements of Operations...................................... F-15
  Combined Statements of Cash Flows...................................... F-16
  Notes to Combined Interim Financial Statements (unaudited)............. F-17

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

                         COMBINED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Accountants........................................ F-18
Audited Combined Financial Statements for the years ended December 31,
 1994, 1995 and 1996
  Combined Balance Sheets................................................ F-19
  Combined Statements of Income and Retained Earnings.................... F-20
  Combined Statements of Cash Flows...................................... F-21
  Notes to Combined Financial Statements................................. F-22
Unaudited Combined Interim Financial Statements for the six months ended
 June 30, 1996 and 1997
  Combined Balance Sheet................................................. F-30
  Combined Statements of Income and Retained Earnings.................... F-31
  Combined Statements of Cash Flows...................................... F-32
  Notes to Combined Interim Financial Statements (unaudited)............. F-33

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Advanced Delivery & Chemical Systems and Affiliates

  We have audited the accompanying combined balance sheets of Advanced Delivery & Chemical Systems and Affiliates (the "ADCS Group") as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the ADCS Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the ADCS Group at December 31, 1995 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

  The accompanying financial statements for 1994 were not audited by us, and, accordingly, we do not express an opinion on them.

                                          /s/ Ernst & Young LLP

Austin, Texas
May 9, 1997

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 4,564  $ 3,768
  Accounts receivable, less allowance for doubtful accounts
   of $0 and $28 at December 31, 1995 and 1996,
   respectively..............................................   2,410    2,690
  Inventories................................................     356    1,616
  Prepaid expenses...........................................     228       43
  Other current assets.......................................      52       32
                                                              -------  -------
Total current assets.........................................   7,610    8,149
Property, plant and equipment, net...........................   2,499    4,185
Deferred tax asset...........................................      36      245
Other noncurrent assets......................................     104      162
                                                              -------  -------
Total assets................................................. $10,249  $12,741
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $   796  $   621
  Income taxes payable.......................................   1,963      411
  Accrued liabilities........................................       7       17
  Current portion of long-term debt..........................       8        8
                                                              -------  -------
Total current liabilities....................................   2,774    1,057
Long-term debt...............................................     159      151
Other noncurrent liabilities.................................       5       21
Minority interest............................................     535      545
                                                              -------  -------
Total liabilities............................................   3,473    1,774
Commitments and contingencies (Notes 7, 9, 10 and 12)
Stockholders' equity:
  Common stock, 10,000 shares authorized; 605.8308 shares
   issued and outstanding at December 31, 1995 and 1996......     226      227
  Cumulative translation adjustment..........................     (10)     (55)
  Retained earnings..........................................   6,560   10,795
                                                              -------  -------
Total stockholders' equity...................................   6,776   10,967
                                                              -------  -------
Total liabilities and stockholders' equity................... $10,249  $12,741
                                                              =======  =======

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1994       1995       1996
                                              ----------- ---------  ---------
                                              (UNAUDITED)
Sales:
  Chemical...................................  $   6,610  $   9,194  $  11,834
  Equipment..................................      1,211      6,521     10,207
                                               ---------  ---------  ---------
                                                   7,821     15,715     22,041
Cost of sales:
  Chemical...................................        751      1,264      1,992
  Equipment..................................      1,055      3,596      4,575
                                               ---------  ---------  ---------
                                                   1,806      4,860      6,567
Gross profit.................................      6,015     10,855     15,474
Selling and marketing expenses...............      1,895      2,425      1,542
General and administrative expenses..........        644      2,982      4,823
Research and development expenses............        566      1,491      2,212
                                               ---------  ---------  ---------
Income from operations.......................      2,910      3,957      6,897
Other income (expense):
  Interest income............................         23         85        222
  Interest expense...........................        --         (31)       (12)
  Other income (expense).....................        --         (51)        18
  Minority interest in net earnings of
   consolidated subsidiaries.................         12         10        151
                                               ---------  ---------  ---------
Income before income taxes...................      2,945      3,970      7,276
Income tax provision:
  Current....................................        970      1,425      1,458
  Deferred...................................        --         (36)      (209)
                                               ---------  ---------  ---------
                                                     970      1,389      1,249
                                               ---------  ---------  ---------
Net income...................................  $   1,975  $   2,581  $   6,027
                                               =========  =========  =========
Net income per share (Notes 2, 7 and 12).....  $3,370.31  $4,296.87  $     --
                                               ---------  ---------  ---------
Weighted average shares outstanding (Notes 2
 and 12).....................................   586.0000   600.6694        --
                                               =========  =========  =========
Unaudited pro forma information (Note 13)
  Historical income before provision for
   income taxes..............................                        $   6,027
  Pro forma provision for income taxes "as
   if" company were a C-corporation for all
   of 1996...................................                           (1,483)
                                                                     ---------
Pro forma net income.........................                        $   4,544
                                                                     =========
Pro forma net income per share...............                        $7,500.44
                                                                     =========
Weighted average shares outstanding..........                         605.8308
                                                                     =========

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK   CUMULATIVE                TOTAL
                            --------------- TRANSLATION RETAINED  STOCKHOLDERS'
                             SHARES  AMOUNT ADJUSTMENT  EARNINGS     EQUITY
                            -------- ------ ----------- --------  -------------
Balance at January 1, 1994
 (unaudited)..............  586.0000  $155      --      $ 2,004      $ 2,159
  Net income (unaudited)..       --    --       --        1,975        1,975
                            --------  ----     ----     -------      -------
Balance at December 31,
 1994.....................  586.0000   155      --        3,979        4,134
  Additional shares
   issued.................   19.8308    71      --          --            71
  Cumulative translation
   adjustment.............       --    --      $(10)        --           (10)
  Net income..............       --    --       --        2,581        2,581
                            --------  ----     ----     -------      -------
Balance at December 31,
 1995.....................  605.8308   226      (10)      6,560        6,776
  Cumulative translation
   adjustment.............       --    --       (45)        --           (45)
  Net income..............       --    --       --        6,027        6,027
  Distributions...........       --    --       --       (1,792)      (1,792)
  Other...................       --      1      --          --             1
                            --------  ----     ----     -------      -------
Balance at December 31,
 1996.....................  605.8308  $227     $(55)    $10,795      $10,967
                            ========  ====     ====     =======      =======

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                     1994      1995     1996
                                                  ----------- -------  -------
                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income......................................    $ 1,975   $ 2,581  $ 6,027
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation..................................        146       221      518
  Loss on sale of property, plant and
   equipment....................................        --         50      --
  Deferred income tax benefit...................        --        (36)    (209)
  Minority interest in net earnings of
   consolidated subsidiaries....................        (12)      (10)    (151)
  Changes in assets and liabilities affected by
   operations:
    Accounts receivable.........................       (596)   (1,073)    (280)
    Inventories.................................        (10)     (333)  (1,260)
    Prepaid expenses............................        --       (228)     185
    Other assets................................        (29)      (27)     (38)
    Accounts payable............................        209       444     (175)
    Accrued liabilities.........................        --          7       10
    Other liabilities...........................          5       --        16
    Income taxes payable........................        627     1,134   (1,552)
                                                    -------   -------  -------
Net cash provided by operating activities.......      2,315     2,730    3,091
INVESTING ACTIVITIES
Proceeds from sale of equipment.................        --        384       21
Purchases of equipment..........................     (1,052)   (1,656)  (2,225)
                                                    -------   -------  -------
Net cash used in investing activities...........     (1,052)   (1,272)  (2,204)
FINANCING ACTIVITIES
Issuance of stock...............................        --         71      --
Distributions to shareholders...................        --        --    (1,792)
Proceeds from the issuance of a note............        402       --       127
Repayment of amounts borrowed...................        --       (235)    (135)
Cash contributed by minority partners...........         18       539      161
Other...........................................        --        --         1
                                                    -------   -------  -------
Net cash (used in) provided by financing
 activities.....................................        420       375   (1,638)
Effect of exchange rate changes on cash.........        --        (10)     (45)
                                                    -------   -------  -------
Net change in cash and cash equivalents.........      1,683     1,823     (796)
Cash and cash equivalents, beginning of period..      1,058     2,741    4,564
                                                    -------   -------  -------
Cash and cash equivalents, end of period........    $ 2,741   $ 4,564  $ 3,768
                                                    =======   =======  =======
Cash paid for income taxes......................    $   343   $   273  $ 3,010
                                                    =======   =======  =======
Cash paid for interest..........................    $   --    $    25  $    12
                                                    =======   =======  =======

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS DESCRIPTION

  Advanced Delivery & Chemical Systems, Inc. ("ADCS, Inc.") was incorporated as an Illinois C-corporation on March 29, 1988 to manufacture and market ultrahigh purity chemicals and their associated delivery equipment for the semiconductor and related industries and currently sells its products worldwide.

  ADCS, Inc. changed its name to Advanced Chemical & Delivery Systems Illinois, Inc. ("ADCS Illinois") on January 18, 1996. Effective April 1, 1996, ADCS Illinois reorganized into the current business structure via a series of transactions designed to be free of federal income tax consequences. The ADCS reorganization ("ADCS Restructure") has been accounted for at historical cost in a manner similar to a pooling of interests. Two new limited liability companies and a new corporation were formed, ADCS Illinois converted into a subchapter S-corporation, and operating assets were transferred into a limited partnership. All of the combined entities are owned directly or indirectly by the same stockholder group, and in the same proportionate share, as before the reorganization. Effective June 1996, ADCS Illinois merged into the newly formed Advanced Delivery & Chemical Systems Nevada Inc., a Nevada corporation ("ADCS Nevada").

  Advanced Delivery & Chemical Systems and Affiliates (the "ADCS Group") includes the combined financial statements of ADCS Nevada, Advanced Delivery & Chemical Systems Holdings, LLC, Advanced Delivery & Chemical Systems Manager, Inc. and Advanced Delivery & Chemical Systems Operating, LLC, which collectively own 100% of Advanced Delivery & Chemical Systems, Ltd., the operating entity, a Texas limited partnership. All significant intercompany balances and transactions have been eliminated.

  In 1996, the ADCS Group changed its fiscal year end to December 31. Thus, these financial statements show results for each of the years in the two-year period ended December 31, 1996.

  The 1994 financial information in unaudited.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The ADCS Group recognizes chemical and equipment revenue upon shipment of products to customers.

 Cash and Cash Equivalents

  The ADCS Group considers all liquid investments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories consist of chemicals and delivery equipment. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method and market is based on net realizable value.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 5 to 30 years, using the straight-line method. Expenditures for maintenance and repairs are charged to income as incurred; expenditures which increase the value or materially extend the life of the related assets are capitalized.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Foreign Currency Translation

  Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income (expense) and are immaterial.

 Income Taxes

  Effective April 1, 1996 the entities included in the combined financial statements, except those discussed below, are organized as either limited liability companies, limited partnerships or under Subchapter S of the federal tax code. As such, the entities are not subject to U.S. Federal taxation; instead, taxes are paid by the entities' equity holders.

  As discussed in Note 7, ADCS Nevada's S-corporation status was terminated in October 1996, resulting in ADCS Nevada's earnings being subject to federal income taxation.

  Cool Change Holdings, Inc. and ADCS Manager, Inc. are C-corporations and for all periods presented were subject to federal income taxes. ADCS-Korea is a chusik hoesa, and as such is subject to Korean corporate income tax (see Notes 3 and 7).

  The ADCS Group accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

 Concentrations of Credit Risk

  Financial instruments which potentially expose the ADCS Group to concentrations of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of cash and accounts receivable. Accounts receivable collectibility is impacted by economic trends in the ADCS Group's markets. Essentially all of the ADCS Group's sales are to customers in the semiconductor manufacturing industry. The ADCS Group does not require collateral from its customers but does assess the financial strength of its customers to reduce risk of loss. Since inception, the ADCS Group has experienced minimal losses due to uncollectible accounts receivable.

Fair Value of Financial Instruments

  The ADCS Group's financial instruments as defined by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," include cash and cash equivalents, accounts receivable, refundable deposits, accounts payable, accrued expenses, long-term debt and a note payable. All financial instruments are accounted for on a

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

 Per Share Data

  Net income per share is computed using the treasury stock method based on the weighted average number of common shares outstanding during the period.

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, which is required to be adopted for financial statements issued for periods ending after December 15, 1997. At that time, the ADCS Group will be required to change the method currently used to compute earnings per share and to restate all periods. Under the new requirements, the presentation of primary earnings per share is replaced with a presentation of basic earnings per share, the calculation which excludes the dilutive effect of common stock equivalents. The ADCS Group expects the impact of the adoption of SFAS No. 128 to be immaterial.

3. JOINT VENTURES AND INVESTMENTS

  On May 8, 1995, the ADCS Group entered into a joint venture agreement with K.C. Tech Co., Ltd., an unrelated corporation organized under the laws of the Republic of Korea, whereby the ADCS Group obtained a 70% interest in a Korean chusik hoesa, ADCS-Korea Co., Ltd. ("ADCS-Korea"). The purpose of the joint venture is to manufacture, sell and distribute chemicals to the semiconductor and related industries in Korea. The financial statements of ADCS-Korea have been consolidated with those of the ADCS Group to reflect the exercise of control and the extent of risk retained by the Company.

  The combined financial statements also include the accounts of Cool Change Holdings, Inc. ("CCH"), a charter boat business. As of December 31, 1995 and 1996 CCH is a 80% and 79%, respectively, owned subsidiary of the ADCS Group.

  The ADCS Group owns a 12.053% interest in Atlantic Coast Polymers, Inc. ("ACP") common stock which is accounted for under the cost method. ACP conducts business in the environmental remediation industry. The ADCS Group's investment of $100,000 is recorded in other assets in the balance sheet. As ACP is privately held, a fair market value is not readily determinable.

4. INVENTORIES

  Inventories consist of the following at December 31 (in thousands):

                                                                    1995  1996
                                                                    ---- ------
     Raw materials/component parts:
       Chemicals................................................... $165 $  261
       Equipment...................................................  191    787
                                                                    ---- ------
                                                                     356  1,048
                                                                    ---- ------
     Finished goods:
       Chemicals...................................................  --     266
       Equipment...................................................  --     302
                                                                    ---- ------
                                                                     --     568
                                                                    ---- ------
                                                                    $356 $1,616
                                                                    ==== ======

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31 (in thousands):

                                                                   1995   1996
                                                                  ------ ------
     Land--Korea................................................. $  791 $  791
     Buildings...................................................    211    225
     Plant equipment.............................................    282    604
     Plant--Korea................................................    --     552
     Machinery--Korea............................................    --     257
     Containers..................................................  1,310  2,296
     Furniture and fixtures......................................     51    204
     Leasehold improvements......................................     17     28
     Charter fishing vessel......................................    198    196
     Automobiles.................................................    171    157
                                                                  ------ ------
                                                                   3,031  5,310
     Less accumulated depreciation...............................    636  1,125
                                                                  ------ ------
                                                                   2,395  4,185
     Construction in progress--Korea.............................    104    --
                                                                  ------ ------
                                                                  $2,499 $4,185
                                                                  ====== ======

6. LONG-TERM DEBT

  On January 25, 1994, CCH executed a $180,000, 7.5% fixed rate note payable to a bank. The note requires 180 consecutive monthly payments in the amount of $1,669 which commenced in February of 1994. The charter fishing vessel is held as collateral and payment of the note is guaranteed by ADCS Nevada. The scheduled maturities of the note subsequent to December 31, 1996 are as follows (in thousands):

     1997.................................................................. $  8
     1998..................................................................    9
     1999..................................................................   10
     2000..................................................................   10
     2001..................................................................   11
     Thereafter............................................................  111
                                                                            ----
                                                                            $159
                                                                            ====

7. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the ADCS Group's deferred tax assets as of December 31, 1995 and 1996 are as follows:

                                                                   1995  1996
                                                                   ----- -----
                                                                  (IN THOUSANDS)
     Deferred tax assets:
       Tax basis in excess of book basis for fixed and intangible assets.................................................... $ 36  $ 239
       Accruals...................................................  --       6
                                                                   ----  -----
     Deferred tax asset........................................... $ 36  $ 245
                                                                   ====  =====

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

7. INCOME TAXES (CONTINUED)

  Significant components of the provision for income taxes for the years ended December 31, 1994, 1995 and 1996 are as follows (in thousands):

                                                        1994      1995    1996
                                                     ----------- ------  ------
                                                     (UNAUDITED)
     Current:
       Federal......................................    $852     $1,270  $1,243
       State........................................     118        155     215
                                                        ----     ------  ------
     Total current..................................     970      1,425   1,458
     Deferred:
       Federal......................................     --         (33)   (202)
       State........................................     --          (3)     (7)
                                                        ----     ------  ------
     Total deferred.................................     --         (36)   (209)
                                                        ----     ------  ------
     Income tax provision...........................    $970     $1,389  $1,249
                                                        ====     ======  ======

  The reconciliation of income tax provisions computed at the U.S. federal statutory rate to income tax expense for the years ended December 31, 1994, 1995 and 1996 are as follows (in thousands):

                                                     1994      1995    1996
                                                  ----------- ------  -------
                                                  (UNAUDITED)
     Tax expense at U.S. statutory rate..........   $1,001    $1,350  $ 2,474
     State income tax net of federal benefit.....      118        99      155
     Income not subject to federal income
      taxation...................................      --        --    (1,483)
     Foreign income taxed at different rates.....      --        --        79
     Other.......................................     (149)      (60)      24
                                                    ------    ------  -------
     Income tax expense..........................   $  970    $1,389  $ 1,249
                                                    ======    ======  =======

  As discussed in Note 1, the stockholders of ADCS Nevada elected S-corporation status effective April 1, 1996. In October 1996, as a result of a transfer of shares to an ineligible S-corporation shareholder, the S status was terminated. During the period that ADCS Nevada was an S-corporation, its earnings were not subject to federal corporate income tax. The provision for pro forma income taxes on net income using an effective tax rate of 37.5% differs from the amounts computed by applying the applicable federal statutory rates (34%) due to state and local taxes.

  Korea has granted the ADCS Group a five year full income tax exemption from the year in which ADCS-Korea has taxable income, and an additional three year 50% exemption. Since ADCS-Korea has not yet generated any taxable income, the expiration date is not currently determinable.

  The ADCS Group has identified and analyzed certain deductions taken in tax returns and if such deductions are challenged, it believes that it has meritorious defenses and would vigorously defend the deductions. Management believes that if examined, the likelihood that any resulting adjustments would be material to the combined financial statements is remote. As there have been no challenges or judgments against the ADCS Group in connection with this issue, no amounts are provided for in the financial statements.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

8. RELATED PARTY TRANSACTIONS

  Upon its relocation to Austin, Texas, the ADCS Group purchased the president's house as part of his relocation package. The ADCS Group recorded a loss of approximately $50,000 during the year ended December 31, 1996 upon the sale of this house.

  Atlantic Coast Polymers, Inc. is a privately held company managed by a relative of the majority stockholder of the ADCS Group (see also Note 3).

9. COMMITMENTS AND CONTINGENCIES

  The ADCS Group leases office space under noncancelable operating leases. Future minimum lease payments under these leases subsequent to December 31, 1996 are as follows (in thousands):

     1997................................................................. $113
     1998.................................................................   88
     1999.................................................................   80
     2000.................................................................   34
                                                                           ----
     Total future minimum lease payments.................................. $315
                                                                           ====

  Total rent expense for the years ended December 31, 1995 and 1996 was $90,000 and $122,000, respectively.

10. RISKS AND UNCERTAINTIES

  The ADCS Group could experience a negative impact on its operations as a result of technological advances within the semiconductor manufacturing industry. Currently, the concentration of sales of one chemical contributes to a significant portion of the ADCS Group's revenues. At the present time, the aforementioned chemical is a critical component to the current technology utilized in the industry. However, due to the industry's attempt to minimize the size of microcomputer chips, this chemical is exposed to the risk of obsolescence in the event a replacement chemical is developed.

  The ADCS Group has a concentration of customers in the semiconductor and semiconductor equipment manufacturing industries. They represent a total of 100% of year-end trade accounts receivable. A negative trend in this industry could have a substantial effect on the ADCS Group. Furthermore, 34% of total sales in each of the years ended December 31, 1995 and 1996 were to a single customer. The same customer accounted for approximately 80% and 70% of total equipment sales for the years ended December 31, 1995 and 1996, respectively. Sales to this customer were less than 10% of total sales in 1994.

11. INDUSTRY AND GEOGRAPHIC INFORMATION

  The ADCS Group operates in a single industry segment. The ADCS Group markets its products in the United States and in foreign countries through sales personnel and a foreign subsidiary. Export sales account for a significant portion of the ADCS Group's total sales. Sales by geographic area are as follows for the years ended December 31:

                                                             1994     1995  1996
                                                          ----------- ----  ----
                                                          (UNAUDITED)
     Domestic............................................      64%     65%   57%
     Asia-Pacific........................................      30      28    34
     Europe..............................................       6       7     9
                                                              ---     ---   ---
                                                              100%    100%  100%
                                                              ===     ===   ===

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

12. SUBSEQUENT EVENT

  The ADCS Group has signed a definitive agreement with Advanced Technology Materials, Inc. (ATMI) of Danbury, Connecticut to merge the companies via a pooling of interests. The transaction is anticipated to be completed by the third quarter of 1997, subject to ATMI shareholder approval and the satisfaction of other customary conditions. The agreement provides for the ADCS Group to become a subsidiary of a new holding company of ATMI. Approximately 5.5 million common shares of the new ATMI holding company would be exchanged for the interests in the ADCS Group, although the final number of shares will not be determined until the date of shareholder approval.

13. PRO FORMA ADJUSTMENTS, UNAUDITED

  The unaudited pro forma adjustments on the 1996 statement of income reflect an adjustment to record a provision for income taxes on income as if ADCS Nevada had not been an S-corporation for a portion of the year.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                       JUNE 30,
                                                                         1997
                                                                       --------
ASSETS
Current assets:
  Cash and cash equivalents........................................... $ 3,342
  Accounts receivable.................................................   3,010
  Inventories.........................................................   2,315
  Prepaid expenses....................................................     134
  Other current assets................................................     668
                                                                       -------
Total current assets..................................................   9,469
Property, plant and equipment, net....................................   4,615
Deferred tax asset....................................................     274
Other noncurrent assets...............................................     159
                                                                       -------
Total assets.......................................................... $14,517
                                                                       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................... $ 1,014
  Income taxes payable................................................     108
  Accrued liabilities.................................................     161
  Current portion of long-term debt...................................       8
                                                                       -------
Total current liabilities.............................................   1,291
Long-term debt........................................................     150
Other noncurrent liabilities..........................................      31
Minority interest.....................................................     572
                                                                       -------
Total liabilities.....................................................   2,044
Commitments and contingencies
Stockholders' equity:
  Common stock, 10,000 shares authorized; 605.8308 shares issued and
   outstanding at June 30, 1997.......................................     227
  Cumulative translation adjustment...................................     (53)
  Retained earnings...................................................  12,299
                                                                       -------
Total stockholders' equity............................................  12,473
                                                                       -------
Total liabilities and stockholders' equity............................ $14,517
                                                                       =======

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                          FOR THE SIX MONTHS
                                                                 ENDED
                                                          --------------------
                                                          JUNE 30,   JUNE 30,
                                                            1996       1997
                                                          ---------  ---------
Sales:
  Chemical............................................... $   5,314  $   6,550
  Equipment..............................................     5,674      3,891
                                                          ---------  ---------
                                                             10,988     10,441
Cost of sales:
  Chemical...............................................       865      1,017
  Equipment..............................................     2,551      2,818
                                                          ---------  ---------
                                                              3,416      3,835
Gross profit.............................................     7,572      6,606
Selling and marketing expenses...........................       711      1,188
General and administrative expenses......................     2,772      2,191
Research and development expenses........................     1,105        996
                                                          ---------  ---------
Income from operations...................................     2,984      2,231
Other income (expense):
  Interest income........................................       146        107
  Interest expense.......................................        (5)        (3)
  Other income (expense).................................        10         17
  Minority interest in net earnings of consolidated
   subsidiaries..........................................        64        (25)
                                                          ---------  ---------
Income before income taxes...............................     3,199      2,327
Income tax provision:
  Current................................................       744        852
  Deferred...............................................      (106)       (29)
                                                          ---------  ---------
                                                                638        823
                                                          ---------  ---------
Net income............................................... $   2,561  $   1,504
                                                          =========  =========
Net income per share .................................... $4,227.25  $2,482.54
                                                          ---------  ---------
Weighted average shares outstanding .....................  605.8308   605.8308
                                                          =========  =========

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               FOR THE SIX
                                                              MONTHS ENDED
                                                            ------------------
                                                            JUNE 30,  JUNE 30,
                                                              1996      1997
                                                            --------  --------
OPERATING ACTIVITIES
Net income................................................. $ 2,561    $1,504
Adjustments to reconcile net income to net cash (used in)
 provided by operating activities:
  Depreciation.............................................     177       307
  Deferred income tax benefit..............................    (106)      (29)
  Minority interest in net earnings of consolidated
   subsidiaries............................................     (64)       25
  Changes in assets and liabilities affected by operations:
    Accounts receivable....................................    (698)     (320)
    Inventories............................................  (1,308)     (699)
    Prepaid expenses.......................................     129       (91)
    Other assets...........................................      (8)     (633)
    Accounts payable.......................................     441       393
    Accrued liabilities....................................     245       144
    Other liabilities......................................       5        10
    Income taxes payable...................................  (1,773)     (303)
                                                            -------    ------
Net cash (used in) provided by operating activities........    (399)      308
INVESTING ACTIVITIES
Proceeds from sale of equipment............................     --         10
Purchases of equipment.....................................    (949)     (747)
                                                            -------    ------
Net cash used in investing activities......................    (949)     (737)
FINANCING ACTIVITIES
Proceeds from the issuance of a note.......................     127       --
Repayment of amounts borrowed..............................    (136)       (1)
Cash contributed by minority partners......................     182         2
Other                                                             1       --
                                                            -------    ------
Net cash provided by financing activities..................     174         1
Effect of exchange rate changes on cash....................      (4)        2
                                                            -------    ------
Net change in cash and cash equivalents....................  (1,178)     (426)
Cash and cash equivalents, beginning of period.............   4,564     3,768
                                                            -------    ------
Cash and cash equivalents, end of period................... $ 3,386    $3,342
                                                            =======    ======
Cash paid for income taxes................................. $ 2,860    $1,155
                                                            =======    ======
Cash paid for interest..................................... $     6    $    5
                                                            =======    ======

See accompanying notes.

              ADVANCED DELIVERY & CHEMICAL SYSTEMS AND AFFILIATES

                NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited interim financial statements of Advanced Delivery & Chemical Systems and Affiliates (the "ADCS Group") have been prepared in accordance with the instructions to Form 10-Q and Rule 10.01 of Regulation S-X and do not include all of the financial information and disclosures required by generally accepted accounting principles.

  In the opinion of the ADCS Group's management, the financial information contained herein has been prepared on the same basis as the audited Combined Financial Statements contained in the ADCS Group's audited financial statements for the year ended December 31, 1996, and includes adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The ADCS Group's quarterly results have, in the past, been subject to fluctuation and, thus, the operating results for any quarter are not necessarily indicative of results for any future fiscal period.

2. INVENTORY

  Inventory is comprised of the following:

                                                                     JUNE 30,
                                                                       1997
                                                                  --------------
                                                                  (IN THOUSANDS)
     Raw materials/component parts:
       Chemicals.................................................     $  283
       Equipment.................................................        778
                                                                      ------
                                                                       1,061
     Finished goods:
       Chemicals.................................................        611
       Equipment.................................................        643
                                                                      ------
                                                                       1,254
                                                                      ------
                                                                      $2,315
                                                                      ======

3. INCOME TAXES

  The ADCS Group's income tax expense in 1997 relates primarily to federal taxes on U.S. taxable income. The stockholders of ADCS Nevada elected S-Corporation status effective April 1, 1996. In October 1996, as a result of a transfer of shares to an ineligible S-Corporation shareholder, the S-Corporation status was terminated. If ADCS Nevada had been a C-Corporation for the entire six-month period ended June 30, 1996, the income tax provision would have been $1,187,000, of which $1,293,000 would be current and ($106,000) deferred.

4. SUBSEQUENT EVENT

  The ADCS Group has signed a definitive agreement with Advanced Technology Materials, Inc. (ATMI) of Danbury, Connecticut to merge the companies via a pooling of interests. The transaction is anticipated to be completed by the third quarter of 1997, subject to ATMI shareholder approval and the satisfaction of other customary conditions. The agreement provides for the ADCS Group to become a subsidiary of a new holding company of ATMI. Approximately 5.5 million common shares of the new ATMI holding company would be exchanged for the interests in the ADCS Group, although the final number of shares will not be determined until the date of shareholder approval.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Lawrence
Semiconductor Laboratories, Inc. and Affiliate

  In our opinion, the accompanying combined balance sheets and the related combined statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Lawrence Semiconductor Laboratories, Inc. and Affiliate (Lawrence) at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Lawrence's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Phoenix, Arizona
May 17, 1997, except for the last paragraph of Note 6 which is as of June 10, 1997, and the last paragraph of Note 3 which is as of July 29, 1997.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
ASSETS
Current assets:
  Cash and cash equivalents............................ $ 3,789,144 $ 4,369,370
  Certificates of deposit..............................         --    1,268,987
  Accounts receivable..................................   1,247,383   1,736,278
  Due from related parties.............................   1,396,942   2,932,534
  Inventories..........................................     575,563   1,612,110
  Other current assets.................................      33,571     142,384
                                                        ----------- -----------
Total current assets...................................   7,042,603  12,061,663
Property and equipment, net............................  11,448,201  18,372,531
Other assets...........................................      88,632     142,540
                                                        ----------- -----------
Total assets........................................... $18,579,436 $30,576,734
                                                        =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................... $   988,125 $ 1,128,004
  Accrued expenses.....................................     860,081   1,032,512
  Accrued litigation settlement (See Note 10)..........         --    2,000,000
  Current portion of capital lease obligations.........     959,067   1,836,941
  Current portion of notes payable.....................   1,074,569   1,429,393
  Deferred income taxes................................         --    2,234,242
  Income taxes payable.................................         --      255,480
                                                        ----------- -----------
Total current liabilities..............................   3,881,842   9,916,572
Capital lease obligations..............................   3,139,546   5,427,475
Notes payable..........................................   3,419,063   5,246,621
Deferred income taxes..................................   2,694,489   1,873,160
                                                        ----------- -----------
Total liabilities......................................  13,134,940  22,463,828
                                                        ----------- -----------
Commitments and contingencies (See Notes 7, 8 and 10)
Stockholders' equity:
  Common stock, no par value, 1,100,000 shares
   authorized, 20,000 shares issued and outstanding....         --          --
  Additional paid-in capital...........................      60,000      60,000
  Retained earnings....................................   5,384,496   8,052,906
                                                        ----------- -----------
Total stockholders' equity.............................   5,444,496   8,112,906
                                                        ----------- -----------
Total liabilities and stockholders' equity............. $18,579,436 $30,576,734
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                            FOR THE YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                              1994       1995         1996
                                           ---------- -----------  -----------
Net sales................................. $7,177,873 $14,408,800  $20,270,603
Cost of sales.............................  3,943,063   7,763,508   10,383,460
                                           ---------- -----------  -----------
Gross profit..............................  3,234,810   6,645,292    9,887,143
Selling, general and administrative
 expenses.................................  1,181,050   1,921,173    2,715,021
Litigation settlement (See Note 10).......        --          --     2,000,000
                                           ---------- -----------  -----------
Income from operations....................  2,053,760   4,724,119    5,172,122
Interest income...........................     27,819     139,567      303,098
Interest expense..........................    691,166   1,053,667    1,137,658
Other income (expense)....................    167,671    (492,417)         --
                                           ---------- -----------  -----------
Income before income taxes................  1,558,084   3,317,602    4,337,562
Provision for income taxes................    634,063   1,364,427    1,669,152
                                           ---------- -----------  -----------
Net income................................    924,021   1,953,175    2,668,410
Retained earnings, beginning of year......  2,507,300   3,431,321    5,384,496
                                           ---------- -----------  -----------
Retained earnings, end of year............ $3,431,321 $ 5,384,496  $ 8,052,906
                                           ========== ===========  ===========
Pro forma net income per share
 (unaudited).............................. $    92.40 $    195.32  $    266.84
                                           ---------- -----------  -----------
Pro forma weighted average shares
 outstanding (unaudited)..................     10,000      10,000       10,000
                                           ========== ===========  ===========


   The accompanying notes are an integral part of these financial statements.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                           FOR THE YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1994         1995         1996
                                         -----------  -----------  -----------
CASH FLOWS FROM (USED IN) OPERATING
 ACTIVITIES:
Net income.............................  $   924,021  $ 1,953,175  $ 2,668,410
Adjustments to reconcile net income to
 net cash from operating activities:
  Depreciation expense.................    1,100,484    1,549,044    1,863,921
  Bad debt expense.....................          --        15,531      191,210
  Deferred income taxes................      626,293    1,196,417    1,412,913
  Loss on sale/leaseback of equipment..          --       492,417          --
  Change in assets and liabilities:
    Accounts receivable................     (404,067)    (478,245)    (680,105)
    Due from related parties...........     (204,496)    (179,578)    (926,181)
    Inventories........................     (141,484)     (18,232)  (1,036,547)
    Other current assets...............      (57,664)     107,127     (108,813)
    Other assets.......................       83,423       23,302      (53,908)
    Accounts payable...................      418,965      301,113      139,879
    Accrued expenses...................     (107,139)     730,392      172,431
    Accrued litigation settlement (See
     Note 10)..........................          --           --     2,000,000
    Income taxes payable...............          --           --       255,480
                                         -----------  -----------  -----------
      Net cash from operating
       activities......................    2,238,336    5,692,463    5,898,690
                                         -----------  -----------  -----------
CASH FLOWS FROM (USED IN) INVESTING
 ACTIVITIES:
Purchase of property and equipment.....     (200,737)  (1,067,770)  (4,671,608)
Advances to shareholder on notes
 receivable............................     (157,651)    (256,598)    (286,058)
Purchase of certificates of deposit....          --           --    (1,268,987)
                                         -----------  -----------  -----------
      Net cash used in investing
       activities......................     (358,388)  (1,324,368)  (6,226,653)
                                         -----------  -----------  -----------
CASH FLOWS FROM (USED IN) FINANCING
 ACTIVITIES:
Payments on capital lease obligations..     (838,247)    (995,304)  (1,274,193)
Payments on notes payable..............     (263,926)  (1,191,366)  (1,409,062)
Proceeds from borrowings...............          --       566,944    3,591,444
                                         -----------  -----------  -----------
      Net cash from (used in) financing
       activities......................   (1,102,173)  (1,619,726)     908,189
                                         -----------  -----------  -----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS...........................      777,775    2,748,369      580,226
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR..................................      263,000    1,040,775    3,789,144
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF
 YEAR..................................  $ 1,040,775  $ 3,789,144  $ 4,369,370
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Income taxes paid....................  $       --   $       --   $       --
  Interest paid........................  $   691,166  $ 1,053,667  $ 1,137,658
  Equipment acquired under capital
   leases..............................  $ 2,615,235  $ 2,229,048  $ 4,439,996
  Equipment acquired under notes
   payable.............................  $ 3,797,322  $ 1,584,658  $       --

   The accompanying notes are an integral part of these financial statements.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  The accompanying combined financial statements include the accounts of Lawrence Semiconductor Laboratories, Inc. and its affiliate, Lawrence Semiconductor Laboratories Marketing and Sales, Inc., collectively referred to as Lawrence, both of which are under common control. All significant intercompany accounts and transactions have been eliminated. Lawrence Semiconductor Laboratories, Inc. has 100,000 shares of no par value common stock authorized, of which 10,000 shares were issued and outstanding during all periods presented. Lawrence Semiconductor Laboratories Marketing and Sales, Inc. has 1,000,000 shares of no par common stock authorized, of which 10,000 shares were issued and outstanding during all periods presented.

  Lawrence is involved in the chemical vapor deposition of silicon wafers using epitaxial processes to meet customer product specifications. Lawrence is headquartered in Mesa, Arizona and has operations in Mesa and Tempe, Arizona.

  On May 17, 1997, Lawrence entered into a merger agreement with Advanced Technology Materials, Inc. (ATMI). Under the Lawrence Merger Agreement, Lawrence's stockholders will exchange their common stock in Lawrence for shares of ATMI or ATMI Holdings, Inc. common stock having a value equal to $80 million less the $2 million to be paid by Lawrence to settle the patent litigation described in Note 10, as well as other adjustments defined in the Lawrence Merger Agreement. The Lawrence Merger Agreement is subject to the approval of both Lawrence stockholders and ATMI stockholders as well as other customary conditions. The merger, which is expected to be tax-free to Lawrence stockholders and to be accounted for as a pooling-of-interests, is expected to close during the third quarter of 1997.

  Prior to the consummation of and as a condition of the merger with ATMI, the sole stockholder of Lawrence Semiconductor Laboratories Marketing and Sales, Inc., who is also a 98% stockholder in Lawrence Semiconductor Laboratories, Inc., will contribute all of the issued and outstanding shares of capital stock of Lawrence Semiconductor Laboratories Marketing and Sales, Inc. to Lawrence Semiconductor Laboratories, Inc., with Lawrence Semiconductor Laboratories Marketing and Sales, Inc. becoming a wholly-owned subsidiary of Lawrence Semiconductor Laboratories, Inc. The contribution will be accounted for at historical cost in a manner similar to a pooling-of-interests. The impact of the contribution on the accompanying financial statements is expected to be insignificant. Unaudited pro forma net income per share in the accompanying combined statements of income and retained earnings have been based on the weighted average number of shares of Lawrence Semiconductor Laboratories, Inc. outstanding during each period presented as if the contribution of Lawrence Semiconductor Laboratories Marketing and Sales, Inc. had occurred as of the beginning of each such period.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  Lawrence considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories, which consist primarily of manufacturing spare parts and processing supplies, are stated at the lower of cost or market. Cost is determined utilizing the first-in first-out method.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Upon sale or retirement, cost and the related accumulated depreciation are eliminated from the respective accounts, and any resulting gain or loss is included in the results of operations. Depreciation expense is computed using the straight-line method over estimated useful lives ranging from 5 to 10 years for machinery and equipment and 35 years for buildings.

 Revenue Recognition

  Lawrence recognizes revenue for epitaxial processing services at the time of shipment to the customer. Accounts receivable as of December 31, 1995 and 1996 is shown net of an allowance for doubtful accounts of $15,531 and $191,210, respectively.

 Income Taxes

  Lawrence Semiconductor Laboratories, Inc. utilizes a calendar year for income tax reporting purposes while Lawrence Semiconductor Laboratories Marketing and Sales, Inc. utilizes a fiscal year ending June 30. For financial reporting purposes, the provision for income taxes has been prepared as if both companies utilized a calendar year for income tax reporting purposes.

  Lawrence recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in Lawrence's financial statements or tax returns. Deferred tax liabilities and assets are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

 Financial Instruments

  Financial instruments which potentially subject Lawrence to concentrations of credit risk consist primarily of cash and cash equivalents, certificates of deposit and trade accounts receivable. Accounts receivable are primarily with large high technology customers. Lawrence reviews a customer's credit history before extending credit and reviews each account based on specific credit risk factors, historical trends and other information. The carrying value of financial instruments approximates the related fair value because of the relatively short maturity of these instruments. The carrying value of notes payable and capital lease obligations approximates fair value as the related interest rates approximate market rates.

 Reclassifications

  Certain prior year amounts have been reclassified to conform with the current year presentation.

2. INVENTORIES

  Inventories consist of the following at December 31:

                                                             1995      1996
                                                           -------- ----------
     Manufacturing spare parts and processing supplies.... $405,994 $1,265,711
     Wafers...............................................   85,932    182,254
     Gases and chemicals..................................   83,637    164,145
                                                           -------- ----------
                                                           $575,563 $1,612,110
                                                           ======== ==========

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

3. RELATED PARTY TRANSACTIONS

  Due from related parties consists of the following at December 31:

                                                             1995       1996
                                                          ---------- ----------
     Notes receivable from shareholder................... $  812,868 $1,098,926
     Due from Lawrence Semiconductor Research
      Laboratories, Inc..................................    584,074  1,185,114
     Due from Lawrence Semiconductor Investments, Inc....        --     648,494
                                                          ---------- ----------
                                                          $1,396,942 $2,932,534
                                                          ========== ==========

  Notes receivable from shareholder represent advances which bear interest at 7% and are due upon demand. The balance at December 31, 1995 and 1996 includes accrued interest of $69,589 and $125,647, respectively. Interest income on the notes totaled $17,562, $31,598 and $56,058 during 1994, 1995 and 1996, respectively.

  Due from Lawrence Semiconductor Research Laboratories, Inc. (Research) includes charges by Lawrence for use of its epitaxial reactors. Income from such charges, which is included in net sales, totaled $204,496, $179,882 and $255,280 in 1994, 1995 and 1996, respectively. The balance as of December 31, 1996 also includes $323,352 related to the transfer to Research of leasehold improvements at net book value during 1996. All amounts are non-interest bearing and are due upon demand.

  Due from Lawrence Semiconductor Investments, Inc. includes the net amount of non-interest bearing advances from Lawrence made during 1996. The amounts outstanding are due upon demand.

  During 1996, Lawrence leased an epitaxial reactor to Research. Monthly payments required under the lease are equal to Lawrence's monthly debt service requirements on Lawrence's note payable related to the reactor. Rental revenue relating to this lease totaled $83,600 in 1996 and is reflected as a reduction of cost of sales in the accompanying combined statement of income and retained earnings.

  Effective January 1, 1997, Lawrence entered into a non-exclusive royalty-bearing license to use patented and non-patented technology owned by Research in exchange for a royalty of five percent of gross revenues derived from the sale of products by Lawrence using the licensed technology. The license agreement, which was originally scheduled to expire on January 1, 2010, was terminated July 29, 1997 effective retroactively to January 1, 1997. Lawrence had not incurred obligations to Research under the license agreement.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                          1995         1996
                                                       -----------  -----------
       Machinery and equipment........................ $13,496,925  $18,525,808
       Building.......................................         --     4,169,519
       Land...........................................     450,730      959,983
       Leasehold improvements.........................     495,313          --
       Office furniture and equipment.................     106,569      245,185
       Construction in process........................   1,093,652      243,742
                                                       -----------  -----------
                                                        15,643,189   24,144,237
       Less accumulated depreciation..................  (4,194,988)  (5,771,706)
                                                       -----------  -----------
                                                       $11,448,201  $18,372,531
                                                       ===========  ===========

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

4. PROPERTY AND EQUIPMENT (CONTINUED)

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 totaled $1,100,484, $1,549,044 and $1,863,921, respectively.

5. CAPITAL LEASE OBLIGATIONS

  Lawrence is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. Certain of the capital lease obligations are personally guaranteed by Lawrence's primary stockholder. The gross amount of machinery and equipment under capital leases and the related accumulated depreciation at December 31 were as follows:

                                                          1995         1996
                                                       -----------  -----------
     Machinery and equipment.......................... $ 5,710,473  $10,150,469
     Less: accumulated depreciation...................  (1,649,602)  (2,229,946)
                                                       -----------  -----------
                                                       $ 4,060,871  $ 7,920,523
                                                       ===========  ===========

  Future lease payments required under capital lease obligations at December 31, 1996 are as follows:

     1997.......................................................... $ 2,390,355
     1998..........................................................   2,326,758
     1999..........................................................   1,923,517
     2000..........................................................   1,143,729
     2001..........................................................     519,866
                                                                    -----------
     Total lease payments..........................................   8,304,225
     Less amount representing interest.............................  (1,039,809)
                                                                    -----------
     Present value of net capital lease payments...................   7,264,416
     Less current portion..........................................  (1,836,941)
                                                                    -----------
     Long-term portion............................................. $ 5,427,475
                                                                    ===========

  Lawrence has commitments from two lessors to provide capital lease financing totaling $7.3 million in 1997. The commitments require Lawrence to maintain compliance with specified financial ratios.

  In April 1995, Lawrence sold certain equipment, which was subject to capital lease obligations, to a third party and then leased the equipment back from the third party pursuant to a sixty-month operating lease. Lawrence recognized a loss of $492,417 in 1995 as a result of this transaction.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

6. NOTES PAYABLE

  Notes payable consist of the following at December 31:

                                                          1995         1996
                                                       -----------  -----------
Note payable, interest at 9.2%, monthly principal and
 interest payments of $28,428 through June 2003,
 secured by related real property....................  $       --   $ 3,087,194
Note payable, interest at 7.3%, monthly interest only
 payments of $3,068, balance due April 1998, secured
 by related real property............................          --       504,252
Note payable, interest at 7.3%, monthly interest only
 payments of $3,449, balance due May 1997, secured by
 related real property...............................      566,944      566,944
Note payable, interest at 10%, monthly principal and
 interest payments of $22,624 through April 2000,
 secured by related equipment........................      951,559      766,906
Note payable, interest at 11.52%, monthly principal
 and interest payments of $21,387 through November
 1999, secured by related equipment..................      806,058      633,293
Note payable, interest at 10.75%, monthly principal
 and interest payments of $21,581 through February
 1999, secured by related equipment..................      692,479      498,576
Note payable, interest at 11.52%, monthly principal
 and interest payments of $20,900 through November
 1999, secured by equipment utilized by related party
 (See Note 3)........................................      787,673      618,849
Other notes payable, interest ranging from 10.2% to
 12.42%, maturing April 1997 through May 2000,
 secured by related equipment, repaid in 1996........      688,919          --
                                                       -----------  -----------
                                                         4,493,632    6,676,014
  Less current portion...............................   (1,074,569)  (1,429,393)
                                                       -----------  -----------
  Long-term portion..................................  $ 3,419,063  $ 5,246,621
                                                       ===========  ===========

  Annual principal maturities at December 31, 1996 are as follows:

     1997............................................................ $1,429,393
     1998............................................................  1,464,673
     1999............................................................    802,604
     2000............................................................    167,075
     2001............................................................     85,970
     Thereafter......................................................  2,726,299
                                                                      ----------
                                                                      $6,676,014
                                                                      ==========

  Certain of the notes payable contain covenants requiring Lawrence to maintain compliance with debt to tangible net worth, debt service coverage and current assets to current liabilities ratios as defined in the related agreements. At December 31, 1996, Lawrence was not in compliance with the debt (defined as all liabilities) to tangible net worth ratio of 3.0 to 1.0, and such violation continued into 1997. Additionally, subsequent to December 31, 1996, Lawrence was not in compliance with the covenant requiring the maintenance of a ratio of current assets to current liabilities of at least
1.2 to 1.0. On June 10, 1997, the lender agreed to waive these covenant violations through September 30, 1997. Lawrence believes that it will be able to maintain compliance with all specified ratios subsequent to September 30, 1997.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

7. OPERATING LEASE COMMITMENTS

  Lawrence is obligated under operating leases for certain manufacturing equipment which expire in years 1997 through 2001. A summary of future minimum rental payments required under these leases at December 31, 1996 is as follows:

     1997............................................................ $1,411,765
     1998............................................................  1,411,765
     1999............................................................  1,320,603
     2000............................................................    679,494
     2001............................................................    222,097
                                                                      ----------
                                                                      $5,045,724
                                                                      ==========

  Rental expense under operating leases was $102,743, $492,134 and $1,310,092 during 1994, 1995 and 1996, respectively.

8. INCOME TAXES

  The components of the provision for income taxes for the years ended December 31 are as follows:

                                                    1994      1995       1996
                                                  -------- ---------- ----------
     Current:
       Federal................................... $    --  $      --  $  255,480
       State.....................................      --         --         --
                                                  -------- ---------- ----------
                                                  $    --  $      --  $  255,480
                                                  -------- ---------- ----------
     Deferred:
       Federal................................... $504,794 $1,124,665 $1,115,765
       State.....................................  129,269    239,762    297,907
                                                  -------- ---------- ----------
                                                   634,063  1,364,427  1,413,672
                                                  -------- ---------- ----------
                                                  $634,063 $1,364,427 $1,669,152
                                                  ======== ========== ==========

  Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31 are as follows:

                                                            1995       1996
                                                         ---------- ----------
     Deferred tax assets:
       Non-expiring alternative minimum tax and other
        credits......................................... $   71,676 $  295,824
       Net operating loss carryforwards.................    482,307        --
       Accrued expenses.................................        --     923,713
                                                         ---------- ----------
         Deferred tax assets............................    553,983  1,219,537
                                                         ---------- ----------
     Deferred tax liabilities:
       Depreciation.....................................    548,269  1,135,823
       Capital leases...................................    916,432  1,033,161
       Intercompany charges.............................  1,783,771  3,157,955
                                                         ---------- ----------
         Deferred tax liabilities.......................  3,248,472  5,326,939
                                                         ---------- ----------
     Net deferred tax liabilities....................... $2,694,489 $4,107,402
                                                         ========== ==========

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

8. INCOME TAXES (CONTINUED)

  The provision for income taxes reflected in the combined statement of income and retained earnings for the years ended December 31 differs from the amounts computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                  1994      1995       1996
                                                -------- ---------- ----------
     Expected tax provision.................... $529,748 $1,127,985 $1,474,771
     State taxes, net of federal tax benefit...   85,317    158,243    196,619
     Other.....................................   18,998     78,199     (2,238)
                                                -------- ---------- ----------
                                                $634,063 $1,364,427 $1,669,152
                                                ======== ========== ==========

  Lawrence Semiconductor Laboratories, Inc. intends to file a request for a change in accounting with the Internal Revenue Service relating to the timing of intercompany charges made to Lawrence Semiconductor Laboratories Marketing and Sales, Inc.

9. EMPLOYEE BENEFIT PLANS

  Lawrence maintains a profit sharing plan for the benefit of eligible employees. Contributions to the plan are made at the discretion of the Board of Directors up to a maximum amount of 15% of eligible participants' total annual compensation. Contribution expense under the plan was $60,812, $78,550 and $119,304 in 1994, 1995 and 1996, respectively.

  Lawrence maintains a savings plan for the benefit of eligible employees. Lawrence makes matching contributions equal to 50% of the first 3% of employee pre-tax contributions. Contribution expense under the plan was $10,455, $10,773 and $25,450, in 1994, 1995 and 1996, respectively.

  In 1995, Lawrence established a money purchase plan for the benefit of eligible employees. Contributions of 5% of participants' annual eligible compensation are made to the plan. Contribution expense under the plan was $60,267 and $82,877 in 1995 and 1996, respectively.

  In 1996, Lawrence made a one-time contribution of $38,366 to a qualified non-elective contribution plan for the benefit of eligible employees.

10. COMMITMENTS AND CONTINGENCIES

  On May 15, 1997, Lawrence settled patent infringement litigation with Applied Materials, an equipment manufacturer, relating to equipment used by Lawrence that was purchased from another manufacturer. Under the terms of the related settlement agreement, Lawrence agreed to pay Applied Materials $2,000,000 and purchase chemical reactors from Applied Materials assuming Lawrence's business conditions justify such purchases. Such conditions include growth in customer requirements necessitating the addition of epitaxial processing capacity, such chemical reactors meeting the requirements of Lawrence and its customers and the chemical reactors being competitive in terms of price and productivity with other acceptable market alternatives. Although the agreement specifies annual chemical reactor purchase requirements for years 1997 through 2002, such requirements are not cumulative in the event business conditions do not warrant the required purchases in any given year. Lawrence anticipates purchasing one chemical reactor from Applied Materials in 1997 at an approximate fair market value of $2,500,000 with installation expected during the second half of the year. Lawrence accrued the $2 million relating to this settlement in the accompanying financial statements for the year ended December 31, 1996. Under patent regulations, once damages have been assessed and a settlement reached, Lawrence will be entitled to use the equipment without further infringement or claim for damages.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

  On May 6, 1997, Lawrence entered into a letter agreement with an investor relating to the potential recapitalization of Lawrence. Under terms of the letter agreement, Lawrence agreed to reimburse the investor for out-of-pocket expenses up to an aggregate maximum amount of $300,000 if a definitive agreement was not negotiated between the parties within a specified period of time. Lawrence also agreed to pay the investor a $1.5 million breakup fee if Lawrence consummated a sale, as defined, with another party within one year from the date of the letter agreement. The breakup fee will become payable by Lawrence upon the consummation of the merger with ATMI described in Note 1.

  In 1996, Lawrence entered into an agreement to purchase the majority of its processing gases and chemicals from a supplier at established prices with contract terms expiring from February 2001 to May 2006. Amounts purchased under this agreement totaled $1,049,241 in 1996.

11. SIGNIFICANT CUSTOMERS

  During 1996, three customers accounted for $4,826,000 or 24%, $2,937,000 or 14%, and $2,327,000 or 11% of total sales, respectively. No individual customer accounted for more than 10% of total sales in 1994 or 1995.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                     JUNE 30,
                                                                       1997
                                                                    -----------
ASSETS
Current assets:
  Cash and cash equivalents........................................ $ 1,816,456
  Certificates of deposit..........................................   1,085,841
  Accounts receivable..............................................   2,288,181
  Due from related parties.........................................   4,060,142
  Inventories......................................................   1,659,471
  Deferred merger costs............................................     511,665
  Other current assets.............................................     113,928
                                                                    -----------
Total current assets...............................................  11,535,684
Property and equipment, net........................................  21,755,284
Other assets.......................................................     142,540
                                                                    -----------
Total assets....................................................... $33,433,508
                                                                    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................. $ 1,903,686
  Accrued expenses.................................................     962,791
  Current portion of capital lease obligations.....................   3,486,568
  Current portion of notes payable.................................   2,450,261
  Deferred income taxes............................................   2,806,354
                                                                    -----------
Total current liabilities..........................................  11,609,660
Capital lease obligations..........................................   6,661,314
Notes payable......................................................   3,806,122
Deferred income taxes..............................................   2,061,753
                                                                    -----------
Total liabilities..................................................  24,138,849
                                                                    -----------
Stockholders' equity:
  Common stock, no par value, 1,100,000 shares authorized,
   20,000 shares issued and outstanding............................         --
  Additional paid-in capital.......................................      60,000
  Retained earnings................................................   9,234,659
                                                                    -----------
Total stockholders' equity.........................................   9,294,659
                                                                    -----------
Total liabilities and stockholders' equity......................... $33,433,508
                                                                    ===========

    The accompanying notes are an integral part of these unaudited financial statements.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                  (UNAUDITED)

                                                       FOR THE SIX MONTHS ENDED
                                                       -------------------------
                                                         JUNE 30,    JUNE 30,
                                                           1996        1997
                                                       ------------ ------------
Net sales............................................. $ 10,594,321 $ 9,495,414
Cost of sales.........................................    4,968,574   5,696,942
                                                       ------------ -----------
Gross profit..........................................    5,625,747   3,798,472
Selling, general and administrative expenses..........    1,181,264   1,362,785
                                                       ------------ -----------
Income from operations................................    4,444,483   2,435,687
Interest income.......................................       92,376     117,880
Interest expense......................................      470,202     616,586
                                                       ------------ -----------
Income before income taxes............................    4,066,657   1,936,981
Provision for income taxes............................    1,564,850     755,228
                                                       ------------ -----------
Net income............................................    2,501,807   1,181,753
Retained earnings, beginning of period................    5,384,496   8,052,906
                                                       ------------ -----------
Retained earnings, end of period...................... $  7,886,303 $ 9,234,659
                                                       ============ ===========
Pro forma net income per share........................ $     250.18 $    118.18
                                                       ------------ -----------
Pro forma weighted average shares outstanding.........       10,000      10,000
                                                       ============ ===========


    The accompanying notes are an integral part of these unaudited financial statements.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   FOR THE SIX MONTHS ENDED
                                                   --------------------------
                                                     JUNE 30,      JUNE 30,
                                                       1996          1997
                                                   ------------  ------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income........................................ $  2,501,807  $  1,181,753
Adjustments to reconcile net income to net cash
 from operating activities
  Depreciation expense............................      728,226     1,105,920
  Deferred income taxes...........................    1,225,102       760,705
  Change in assets and liabilities:
    Accounts receivable...........................     (705,889)     (551,903)
    Due from related parties......................     (533,531)     (972,347)
    Inventories...................................     (375,588)      (47,361)
    Other current assets..........................     (100,564)     (483,209)
    Other assets..................................      (24,000)          --
    Accounts payable..............................     (127,325)      775,682
    Accrued expenses..............................      169,542       (69,721)
    Accrued litigation settlement.................          --     (2,000,000)
    Income taxes payable..........................          --       (255,480)
                                                   ------------  ------------
      Net cash from operating activities..........    2,757,780      (555,961)
                                                   ------------  ------------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of property and equipment................   (2,614,901)     (635,605)
Advances to shareholder on notes receivable.......      (31,565)     (155,261)
Net redemption (purchase) of certificates of
 deposit..........................................     (666,372)      183,146
                                                   ------------  ------------
      Net cash used in investing activities.......   (3,312,838)     (607,720)
                                                   ------------  ------------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments on capital lease obligations...     (466,285)     (969,602)
Principal payments on notes payable...............     (522,344)     (419,631)
Proceeds from borrowings..........................    3,115,000           --
                                                   ------------  ------------
      Net cash used in financing activities.......    2,126,371    (1,389,233)
                                                   ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................    1,571,313    (2,552,914)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......    3,789,144     4,369,370
                                                   ------------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR............ $  5,360,457  $  1,816,456
                                                   ============  ============
SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION:
  Income taxes paid............................... $        --   $    250,000
  Interest paid................................... $    470,201  $    616,686
  Equipment acquired under capital leases......... $        --   $  3,853,068

    The accompanying notes are an integral part of these unaudited financial statements.

            LAWRENCE SEMICONDUCTOR LABORATORIES, INC. AND AFFILIATE

          NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

  The interim financial data as of and for the six-month periods ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such interim data include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations for the interim periods. The interim data are not necessarily indicative of the results of operations for the full year.

  The interim combined financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1996 included herein.

2. DEFERRED MERGER COSTS

  Deferred merger costs relate to the professional fees incurred in connection with the pending merger of Lawrence and ATMI. Such costs have been deferred in the accompanying combined balance sheet as of June 30, 1997 and will be charged to expense upon consummation of the merger.

                                                                      APPENDIX A

                   AGREEMENT AND PLAN OF MERGER AND EXCHANGE

                                  BY AND AMONG

                      ADVANCED TECHNOLOGY MATERIALS, INC.

                              ATMI HOLDINGS, INC.,

                               ALAMO MERGER, INC.

               ADVANCED DELIVERY & CHEMICAL SYSTEMS NEVADA, INC.,

              ADVANCED DELIVERY & CHEMICAL SYSTEMS HOLDINGS, LLC,

              ADVANCED DELIVERY & CHEMICAL SYSTEMS OPERATING, LLC,

              ADVANCED DELIVERY & CHEMICAL SYSTEMS MANAGER, INC.,

                                      AND

                   ADVANCED DELIVERY & CHEMICAL SYSTEMS, LTD.

                           DATED AS OF APRIL 7, 1997

                   AGREEMENT AND PLAN OF MERGER AND EXCHANGE

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 TABLE OF CONTENTS......................................................   A-2
 INDEX OF SCHEDULES AND EXHIBITS........................................   A-6
 INDEX OF DEFINED TERMS.................................................   A-7
 ARTICLE I    ATMI PLAN OF MERGER .....................................   A-10
     1.1       Surviving Corporation...................................   A-10
     1.2       Certificate of Incorporation............................   A-10
     1.3       By-laws.................................................   A-10
     1.4       Directors...............................................   A-10
     1.5       Officers................................................   A-10
     1.6       Effective Time of the Merger............................   A-10
     1.7       Additional Actions......................................   A-10
     1.8       Merger Consideration....................................   A-10
     1.9       Conversion of Shares....................................   A-11
     1.10      Exchange Agent..........................................   A-11
     1.11      Exchange of Certificates................................   A-11
     1.12      ATMI Stock Options; Warrants............................   A-12
     1.13      Closing of Stock Transfer Books.........................   A-12
 ARTICLE II    EXCHANGE................................................   A-12
     2.1       Exchange................................................   A-12
     2.2       Additional Actions......................................   A-13
     2.3       Exchange Consideration..................................   A-13
     2.4       Escrow..................................................   A-14
     2.5       Average Closing Price...................................   A-14
     2.6       Tax Treatment...........................................   A-14
     2.7       Accounting Treatment....................................   A-14
 ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE ADCS GROUP........   A-14
     3.1       Capitalization; Options, Warrants, Rights...............   A-14
     3.2       Ownership of Interests..................................   A-15
     3.3       Organization, Good Standing and Power...................   A-15
     3.4       Organizational Documents................................   A-16
     3.5       Authorizations..........................................   A-16
     3.6       ADCS Commitments........................................   A-16
     3.7       Restrictions; Burdensome Agreements.....................   A-18
     3.8       Condition of the Assets.................................   A-18
     3.9       Title; Absence of Liens and Encumbrances, Etc...........   A-19
     3.10      Government and Other Consents...........................   A-19
     3.11      Franchises, Permits, Licenses; Compliance with Applica-
               ble Laws and Court Orders...............................   A-19
     3.12      Financial Statements ...................................   A-20
     3.13      Absence of Undisclosed Liabilities .....................   A-20
     3.14      Absence of Certain Changes..............................   A-20
     3.15      Indebtedness............................................   A-21
     3.16      Accounts Receivable.....................................   A-22
     3.17      Supplies................................................   A-22

                                                                          PAGE
                                                                          ----
     3.18      No Prebillings..........................................   A-22
     3.19      Taxes...................................................   A-22
     3.20      Facilities..............................................   A-23
     3.21      Insurance...............................................   A-23
     3.22      Books and Records.......................................   A-23
     3.23      Employees...............................................   A-24
     3.24      Employee Benefit Plans..................................   A-24
     3.25      Litigation..............................................   A-26
     3.26      Proprietary Rights......................................   A-26
     3.27      Section 341(f)(2) Consent...............................   A-27
     3.28      Related Party Transactions..............................   A-27
     3.29      Bank Accounts and Safe Deposit Arrangements.............   A-28
     3.30      Powers of Attorney......................................   A-28
     3.31      Environmental Matters; Health and Safety................   A-28
     3.32      Customers and Suppliers.................................   A-30
     3.33      Product and Service Warranties..........................   A-30
     3.34      Hart-Scott-Rodino.......................................   A-31
     3.35      Stock Ownership.........................................   A-31
     3.36      Finders' Fees...........................................   A-31
     3.37      Information in Disclosure Documents and Registration
               Statement...............................................   A-31
     3.38      Pooling.................................................   A-31
     3.39      Atlantic Coast Polymers, Inc............................   A-31
     3.40      No Misrepresentation....................................   A-31
 ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE ATMI GROUP........   A-31
     4.1       Capitalization; Options, Warrants, Rights...............   A-32
     4.2       Organization; Good Standing; Power......................   A-32
     4.3       Organizational Documents................................   A-32
     4.4       Authorization...........................................   A-33
     4.5       SEC Compliance..........................................   A-33
     4.6       ATMI Commitments........................................   A-33
     4.7       Restrictions; Burdensome Agreements.....................   A-34
     4.8       Condition of the Assets.................................   A-34
     4.9       Title; Absence of Liens and Encumbrances, Etc...........   A-35
     4.10      Government and Other Consents...........................   A-35
     4.11      Franchises, Permits, Licenses; Compliance with Applica-
               ble Laws and Court Orders...............................   A-35
     4.12      Financial Statements....................................   A-35
     4.13      Absence of Undisclosed Liabilities......................   A-36
     4.14      Absence of Certain Changes..............................   A-36
     4.15      Indebtedness............................................   A-37
     4.16      Accounts Receivable.....................................   A-37
     4.17      Supplies................................................   A-37
     4.18      No Prebillings..........................................   A-37
     4.19      Taxes...................................................   A-38
     4.20      Employees...............................................   A-38
     4.21      Employee Benefit Plans..................................   A-39
     4.22      Litigation..............................................   A-41
     4.23      Proprietary Rights......................................   A-41
     4.24      Related Party Transactions..............................   A-42
     4.25      Environmental Matters; Health and Safety................   A-42
     4.26      Customers and Suppliers.................................   A-43

                                                                         PAGE
                                                                         ----
     4.27      Product and Service Warranties..........................  A-44
     4.28      No Prior Activities.....................................  A-44
     4.29      Hart-Scott-Rodino.......................................  A-44
     4.30      Finders' Fees...........................................  A-44
     4.31      Information in Disclosure Documents and Registration
               Statement...............................................  A-44
     4.32      Pooling.................................................  A-45
     4.33      Section 203 of the DGCL.................................  A-45
     4.34      No Misrepresentation....................................  A-45
 ARTICLE V     COVENANTS...............................................  A-45
     5.1       Access to Information...................................  A-45
     5.2       Interim Operations of ADCS Group........................  A-45
     5.3       Interim Operation of ATMI Group.........................  A-47
     5.4       Notices of Certain Events...............................  A-49
     5.5       Other Acquisitions by ATMI..............................  A-49
     5.6       No Public Disclosure....................................  A-50
     5.7       No Negotiation..........................................  A-50
     5.8       NovaMOS.................................................  A-50
     5.9       Election of Directors...................................  A-50
     5.10      HSR Act.................................................  A-50
     5.11      Preparation of S-4 and the Proxy Statement..............  A-50
     5.12      Best Efforts; Cooperation...............................  A-51
     5.13      ATMI Stockholder Matters................................  A-51
     5.14      Nasdaq Listing..........................................  A-51
     5.15      Affiliates..............................................  A-51
     5.16      Financial Statements and SEC Reports....................  A-51
     5.17      Employee Benefits.......................................  A-51
     5.18      Tax Matters.............................................  A-52
     5.19      Supplements to Disclosure Schedules.....................  A-52
     5.20      Expenses................................................  A-52
     5.21      Officer and Director Indemnity..........................  A-52
     5.22      Exchange Act Section 16(b)..............................  A-53
     5.23      Environmental Report....................................  A-53
 ARTICLE VI    CONDITIONS PRECEDENT TO CLOSING.........................  A-54
     6.1       Conditions to the Obligations of the ATMI Group.........  A-54
     6.2       Conditions to the Obligations of the ADCS Group.........  A-57
 ARTICLE VII   CLOSING.................................................  A-60
     7.1       Closing.................................................  A-60
     7.2       Simultaneous Closing....................................  A-60
 ARTICLE VIII  FURTHER ASSURANCES......................................  A-60
 ARTICLE IX    TERMINATION OF AGREEMENT................................  A-60
     9.1       Termination.............................................  A-60
     9.2       Termination Payment.....................................  A-61
     9.3       Failure to Deliver Interests............................  A-61
     9.4       Effect of Termination...................................  A-61
     9.5       Breach of Section 5.7...................................  A-61

                                                                            PAGE
                                                                            ----
 ARTICLE X     MISCELLANEOUS..............................................  A-62
    10.1       Right of Set-Off...........................................  A-62
    10.2       Benefits of this Agreement.................................  A-62
    10.3       Successors and Assigns.....................................  A-62
    10.4       Notices....................................................  A-62
    10.5       Severability...............................................  A-63
    10.6       Pooling....................................................  A-63
    10.7       Entire Agreement; Amendment................................  A-63
    10.8       Waiver.....................................................  A-63
    10.9       Applicable Law.............................................  A-63
    10.10      Jurisdiction...............................................  A-64
    10.11      Counterparts...............................................  A-64
    10.12      Knowledge .................................................  A-64

                        INDEX OF SCHEDULES AND EXHIBITS

                                   SCHEDULES

 Schedule A               Holders
 Schedule 1.4             Directors of Surviving Corporation
 Schedule 1.5             Officers of Surviving Corporation
 Schedule 2.3(a)          Exchange Consideration
 ADCS Disclosure Schedule
 ATMI Disclosure Schedule
 Schedule 5.2             Permitted Pre-Closing Activities of ADCS
 Schedule 5.3(p)          Permitted Employment Agreements by ATMI
 Schedule 5.8             Post-Closing Operations
 Schedule 6.2(g)          ATMI Assessment Opinion Patents

                                    EXHIBITS

 Exhibit A                Form of Certificate of Merger
 Exhibit B                Form of Assignment of Membership Interests
 Exhibit C                Form of Registration Rights Agreement
 Exhibit D-1              Form of Affiliates Agreement of ADCS
 Exhibit D-2              Form of Affiliates Agreement of ATMI
 Exhibit E                Form of Proprietary Information and Inventions
                          Agreement
 Exhibit F                Form of Employment Agreements
 Exhibit G                Form of Escrow Agreement
 Exhibit H                Form of Indemnification Agreement
 Exhibit I                Form of Certificate of Holder
 Exhibit J                Form of Opinion of Counsel to ADCS
 Exhibit K                Form of Opinion of Patent Counsel to ADCS
 Exhibit L                Form of Releases
 Exhibit M                Form of Opinion of Counsel to ATMI
 Exhibit N                Form of Opinion of Patent Counsel to ATMI (General)
 Exhibit O                Form of Assessment Opinion of Patent Counsel to ATMI

                             INDEX OF DEFINED TERMS

  The following index of defined terms is provided for convenience of reference only:

 TERM                                       LOCATION
 ----                                       --------
 ADCS Commitments                           Section 3.6(a)(i)
 ADCS Controlled Group                      Section 3.24(e)(i)
 ADCS Disclosure Schedule                   Introductory paragraph to Article
                                            III
 ADCS Financial Statements                  Section 3.12
 ADCS Group                                 Page A-9
 ADCS Group Employee Benefit Plans          Section 3.24(a)
 ADCS Group Securities                      Section 3.1
 ADCS Group Subsidiaries                    Section 3.1
 ADCS Holdings                              Page A-9
 ADCS LP                                    Page A-9
 ADCS Manager                               Page A-9
 ADCS Material Adverse Effect               Section 3.3(a)
 ADCS Nevada                                Page A-9
 ADCS Operating                             Page A-9
 ADCS Organizational Documents              Section 3.4
 ADCS Premises                              Section 3.20
 Additional Agreements                      Introductory paragraph to Article
                                            III
 Affiliates Agreements                      Section 5.15
 Agreement                                  Page A-9
 ATMI                                       Page A-9
 ATMI Commitments                           Section 4.6(a)(i)
 ATMI Common Stock                          Section 1.8
 ATMI Controlled Group                      Section 4.21(e)(i)
 ATMI Disclosure Schedule                   Introductory paragraph to Article
                                            IV
 ATMI Employee Benefit Plans                Section 4.21(a)
 ATMI Financial Statements                  Section 4.12
 ATMI Group                                 Page A-9
 ATMI Group Securities                      Section 4.1
 ATMI Group Subsidiaries                    Section 4.1
 ATMI Identified Proprietary Rights         Section 4.23(h)
 ATMI Material Adverse Effect               Section 4.2(a)
 ATMI Organizational Documents              Section 4.3
 ATMI Premises                              Section 4.25(b)
 ATMI SEC Documents                         Section 4.5
 Average Closing Price                      Section 2.5
 Balance Sheet Date                         Section 3.12
 Burdensome Condition                       Section 6.1(n)
 Capital Stock                              Recitals
 Certificate of Merger                      Section 1.6
 Closing                                    Section 7.1
 Closing Date                               Section 7.1
 Code                                       Recitals
 Commitments                                Section 3.6(a)(i)
 Coverage                                   Section 5.17
 Current ADCS Indemnitee                    Schedule 5.21
 DGCL                                       Section 1.1
 Demand Date                                Section 2.3(b)

 TERM                                       LOCATION
 ----                                       --------
 Effective Time                             Section 1.6
 Employment Agreement                       Section 6.1(f)(ii)
 Environmental Conditions                   Section 3.31(a)(i)
 Environmental Laws                         Section 3.31(a)(ii)
 ERISA                                      Section 3.24(b)
 Escrow Agreement                           Section 6.1(f)(iv)
 Exchange                                   Recitals
 Exchange Act                               Section 4.5
 Exchange Agent                             Section 1.10
 Exchange Consideration                     Section 2.3(a)
 Hazardous Materials                        Section 3.31(a)(iii)
 Holders                                    Recitals
 Holdings                                   Page A-9
 Holdings Common Stock                      Recitals
 HSR Act                                    Section 5.10
 Indemnification Agreement                  Section 6.1(f)(v)
 Interests                                  Recitals
 knowledge                                  Section 10.12
 Marks                                      Section 3.26(c)
 Material Environmental Condition           Section 5.23
 Membership Interests                       Recitals
 Merger                                     Recitals
 Newco                                      Page A-9
 Notice (environmental)                     Section 3.31(a)(iv)
 Organizational Chart                       Section 3.1
 Outstanding ATMI Options                   Section 1.12
 Outstanding ATMI Warrants                  Section 1.12
 PBGC                                       Section 3.24
 Permit(s)                                  Section 3.11
 Pro Rata Portion                           Section 2.3(a)
 Proposal                                   Section 3.6(a)(ii)
 Proprietary Information and Inventions
  Agreements                                Section 6.1(f)(i)
 Proprietary Rights                         Section 3.26(b)
 Proxy Statement                            Section 3.37
 Qualified Beneficiaries                    Section 5.17
 Registration Rights Agreement              Section 5.3(k)
 Release                                    Section 3.31(a)(v)
 Reorganization                             Recitals
 Returns                                    Section 3.19(a)
 S-4                                        Section 1.8
 SEC                                        Section 1.8
 Section 16(b) Liability                    Section 5.22
 Section 16(b) Matter                       Section 5.22
 Securities                                 Section 3.1
 Securities Act                             Section 1.8
 Site Remediation Measures                  Section 3.31(a)(vi)
 Successor Welfare Plans                    Section 5.17
 Surviving Corporation                      Section 1.1
 Tax or Taxes                               Section 3.19(a)
 Tax Opinion                                Section 6.1(j)

                         AGREEMENT AND PLAN OF MERGER
                                 AND EXCHANGE

  This AGREEMENT AND PLAN OF MERGER AND EXCHANGE ("Agreement") is made and entered into as of the 7th day of April, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("ATMI"), ATMI HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of ATMI ("Holdings"), ALAMO MERGER, INC., a Delaware corporation and wholly-owned subsidiary of Holdings ("Newco"), ADVANCED DELIVERY & CHEMICAL SYSTEMS NEVADA, INC., a Nevada corporation ("ADCS Nevada"), ADVANCED DELIVERY & CHEMICAL SYSTEMS MANAGER, INC., a Delaware corporation ("ADCS Manager"), ADVANCED DELIVERY & CHEMICAL SYSTEMS HOLDINGS, LLC, a Delaware limited liability company ("ADCS Holdings"), ADVANCED DELIVERY & CHEMICAL SYSTEMS OPERATING, LLC, a Delaware limited liability company ("ADCS Operating") and ADVANCED DELIVERY & CHEMICAL SYSTEMS, LTD., a Texas limited partnership ("ADCS LP"). ATMI, Holdings and Newco are referred to herein as the "ATMI Group." ADCS Nevada, ADCS Manager, ADCS Holdings, ADCS Operating and ADCS LP are referred to herein as the "ADCS Group." As used herein, the terms the "ATMI Group" and the "ADCS Group" shall refer to each member of such group, two or more members of such group, and all members of such group collectively, unless the context requires otherwise.

                             W I T N E S S E T H:

  This Agreement is made with reference to the following facts.

  A. The persons listed on Schedule A hereto (collectively, the "Holders"), are the record and beneficial owners of (i) all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager (the "Capital Stock") and (ii)together with ADCS Nevada, all of the membership interests in ADCS Holdings (the "Membership Interests," and together with the Capital Stock, the "Interests").

  B. The ATMI Group desires to acquire the ADCS Group by acquiring all of the Holders' Interests.

  C. The parties desire such transaction to be a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and for such transaction to be accounted for as a pooling of interests.

  D. In order to provide for the tax-free treatment of such transaction and to account for such transaction as a pooling of interests, the parties have determined that such transaction must be effected in accordance with Section 351 of the Code, pursuant to which (i) Newco will be merged with and into ATMI (the "Merger") with the stockholders of ATMI receiving shares in Holdings and
(ii) simultaneously therewith the Holders will transfer their Interests to Holdings in exchange (the "Exchange" and together with the Merger, the "Reorganization") for shares of Holdings common stock, par value $.01 per share ("Holdings Common Stock"), all pursuant to the terms, conditions and provisions of this Agreement.

  E. The Board of Directors of ATMI, deeming it advisable and for the benefit of its stockholders, has unanimously approved the Reorganization, upon and subject to the terms, conditions and provisions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations and warranties and mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                              ATMI Plan of Merger

  1.1. Surviving Corporation. In accordance with the provisions of this Agreement and at the Effective Time (as hereinafter defined), Newco shall be merged with and into ATMI, with ATMI being the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of Newco shall cease, and the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"). By virtue of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Holdings.

  1.2. Certificate of Incorporation. The Certificate of Incorporation of ATMI as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL. The authorized number and par value of shares of all classes of capital stock of ATMI immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of capital stock of the Surviving Corporation from and after the Effective Time.

  1.3. By-Laws. The By-Laws of ATMI as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

  1.4. Directors. From and after the Effective Time, the persons listed on
SCHEDULE 1.4 shall be the directors of the Surviving Corporation, all such directors to hold office until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  1.5. Officers. From and after the Effective Time, the persons listed on
SCHEDULE 1.5 shall be the officers of the Surviving Corporation, all such officers to hold office until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  1.6. Effective Time of the Merger. If all the conditions set forth in
Article VI have been fulfilled or waived in accordance with the terms thereof, and this Agreement has not been terminated in accordance with Article IX, the ATMI Group shall cause a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") to be properly executed and filed on the Closing Date (as hereinafter defined), with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of an executed Certificate of Merger and any and all required related certificates with the Secretary of State of the State of Delaware (the date and time when the Merger becomes effective is referred to as the "Effective Time").

  1.7. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Newco or ATMI acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of Newco and ATMI, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Newco or ATMI, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

  1.8. Merger Consideration. Each share of ATMI common stock, par value $.01 per share ("ATMI Common Stock") issued and outstanding on the Effective Time shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of Holdings Common Stock, such shares of Holdings Common Stock to be issued in accordance with the terms of this Agreement and pursuant to a registration statement on Form S-4 (the "S-4") declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC").

  1.9. Conversion of Shares.

  (a) At the Effective Time, each share of ATMI Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent the right to receive one (1) validly issued, fully paid and non-assessable share of Holdings Common Stock.

  (b) At the Effective Time, each share of ATMI Common Stock held in ATMI's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and returned to the status of authorized but unissued capital stock of ATMI without payment of any consideration therefor.

  (c) At the Effective Time, each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent one (1) validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

  (d) At the Effective Time, each share of common stock, par value $.01 per share, of Holdings issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled.

  1.10. Exchange Agent. Boston EquiServe Limited Partnership, or such other national or state bank as is selected by Holdings, shall act as the agent for ATMI stockholders for purposes of mailing and receiving transmittal letters and distributing consideration to holders of ATMI Common Stock (the "Exchange Agent").

  1.11. Exchange of Certificates.

  (a) As promptly as practicable after the Effective Time, the Exchange Agent shall mail or deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ATMI Common Stock whose shares were converted into the right to receive Holdings Common Stock pursuant to Section 1.9 hereof and the Certificate of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk, loss and title to such certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Holdings may reasonably specify) and (ii) instructions for use in effecting the surrender of such certificates in exchange for a certificate representing Holdings Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Holdings, together with such letter of transmittal, duly executed, such agent shall promptly deliver in accordance with the instructions properly contained in such letter of transmittal a certificate for the number of shares of Holdings Common Stock to which such holder is entitled pursuant to Section 1.9.

  (b) At the Effective Time, each holder of an outstanding certificate or certificates for shares of ATMI Common Stock shall cease to have any rights as a stockholder of ATMI. Each such holder of an outstanding certificate or certificates for shares of ATMI Common Stock converted in the Merger, upon surrender of each such certificate to the Exchange Agent, shall receive promptly in exchange for each such certificate the shares of Holdings Common Stock to which such holder is entitled pursuant to Section 1.9 of this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of ATMI Common Stock shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence only the right to receive the shares of Holdings Common Stock provided for under this Agreement. Unless and until any such outstanding certificates for shares of ATMI Common Stock shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of Holdings Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate for shares of Holdings Common Stock issued in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have theretofore become payable with respect to the number of those shares of Holdings Common Stock represented by such certificate issued upon such surrender and exchange.

  1.12. ATMI Stock Options; Warrants. At or prior to the Effective Time, Holdings, ATMI and Newco shall take all action necessary to cause the assumption by Holdings as of the Effective Time of the options to purchase ATMI Common Stock outstanding as of the Effective Time (the "Outstanding ATMI Options") and warrants to purchase ATMI Common Stock outstanding as of the Effective Time (the "Outstanding ATMI Warrants"). Each of the Outstanding ATMI Options and the Outstanding ATMI Warrants shall be converted without any action on the part of the holder thereof into an option or warrant, as the case may be, to purchase shares of Holdings Common Stock as of the Effective Time. The holder of an Outstanding ATMI Option or an Outstanding ATMI Warrant shall be entitled to receive upon the exercise thereof one (1) share of Holdings Common Stock for each share of ATMI Common Stock subject to such warrant or option, determined immediately before the Effective Time. The exercise price of each share of Holdings Common Stock subject to an Outstanding ATMI Warrant or Outstanding ATMI Option shall be the exercise price per share of ATMI Common at which such warrant or option is exercisable immediately before the Effective Time. The assumption and substitution of the Outstanding ATMI Warrants and Outstanding ATMI Options as provided herein shall not give the holders of such warrants or options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their warrants or options or the shares obtainable upon exercise of the warrants or options. Holdings shall (i) reserve out of its authorized but unissued shares of Holdings Common Stock sufficient shares to provide for the exercise of the Outstanding ATMI Warrants and Outstanding ATMI Options and (ii) use all reasonable efforts to register under the Securities Act, coincident with the Effective Time, those shares of Holdings Common Stock to be issued upon the exercise of the Outstanding ATMI Options, which registration shall be made on such form as may be permitted under the Securities Act.

  1.13. Closing of Stock Transfer Books. The stock transfer books of ATMI shall be closed at the close of business on the business day immediately preceding the Effective Time. In the event of a transfer of ownership of ATMI Common Stock which is not registered in the transfer records of ATMI, the shares of Holdings Common Stock and cash for fractional shares (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such ATMI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

                                  ARTICLE II

                                   Exchange

  2.1. Exchange. The ADCS Group hereby agrees to use its best efforts to cause the Holders on the Closing Date and simultaneously with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware to tender their Interests in exchange for the number of shares of Holdings Common Stock determined in accordance with Section 2.3 below. The ADCS Group hereby further agrees to use its best efforts, exercised in good faith, to cause the Holders to have present at the Closing the original certificate or certificates representing all of the issued and outstanding shares of capital stock of each of ADCS Nevada and ADCS Manager and to cause the Holders and their spouses, if their signatures be required, to execute and/or deliver (as appropriate) to Holdings (i) either each of the original share certificates, duly endorsed for transfer against delivery by Holdings of the Exchange Consideration (as hereinafter defined) or, as permitted by Section 2.3(c) below, irrevocable instructions to the Exchange Agent to issue that number of shares of Holdings Common Stock to each respective Holder as determined pursuant to Section 2.3 below, with all requisite transfer stamps, if any are due, attached thereto, (ii) an assignment of the Membership Interests, the form of which is attached hereto as

EXHIBIT B, and (iii) all such other deeds, bills of sale, assignments and assurances which Holdings deems reasonably necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under the Interests.

  2.2. Additional Actions. The ADCS Group hereby agrees to use its best efforts to cause the Holders and their spouses, if signatures be required, to execute and deliver at the Closing an agreement to the effect that if at any time after the Effective Time Holdings shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Holdings, its right, title or interest in or to any of the Holders' Interests acquired or to be acquired by reason of, or as a result of, the Exchange, or otherwise to carry out the purposes of this Agreement, the Holders shall execute and deliver all such deeds, bills of sale, assignments and assurances and to do all such other acts and things reasonably necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under the Interests or otherwise to carry out the purposes of this Agreement.

  2.3. Exchange Consideration. (a) In exchange for the Interests of the Holders and subject to the provisions of Section 2.3(b) below, at the Closing Holdings will issue to the Holders the aggregate number of shares of Holdings Common Stock (rounded up to the nearest whole number of shares) determined by dividing Eighty-Seven Million Five Hundred Thousand Dollars ($87,500,000) by the Average Closing Price (as hereinafter defined) of ATMI Common Stock (the "Exchange Consideration"). The Exchange Consideration shall be deemed to be allocated to each Holder as consideration for the exchange of the Holder's Interests in the various ADCS Group entities, as set forth on SCHEDULE 2.3(a), according to the Holders' relative pro rata ownership percentage of the Interests in such ADCS Group entity, determined by the amount which each Holder's respective ownership bears to the aggregate ownership of all of the Holders in such entity. The pro rata portion of the aggregate Exchange Consideration allocated to each Holder is referred to herein as the "Pro Rata Portion."

  (b) In the event that the combined book value of the ADCS Group and the ADCS Group Subsidiaries (as hereinafter defined) determined as of the Closing Date in accordance with generally accepted accounting principles is less than $10,000,000 by an amount greater than $500,000, the number of shares of Holdings Common Stock to be issued in accordance with Section 2.3(a) above shall be decreased by a number of shares equal to (1) $10,000,000 less (2) the book value as of Closing, divided by the Average Closing Price, and the Holders shall, in the manner provided below and in the Escrow Agreement (as hereinafter defined) return any excess shares of Holdings Common Stock to Holdings. The shares of Holdings Common Stock delivered into escrow pursuant to the Escrow Agreement (as hereinafter defined) shall stand as security for the Holders' obligations under this Section 2.3(b). The determination of book value will be made by Holdings no later than ninety (90) days after the Closing Date, and written notice thereof shall be provided to the Holders and the escrow agent under the Escrow Agreement. Such written notice shall indicate a date (the "Demand Date"), no earlier than ten (10) business days after the date on which such notice is received, on or after which Holdings may make demand upon the escrow agent for such excess shares. If Holders owning seventy percent (70%) or more of the Exchange Consideration notify Holdings and the escrow agent in writing prior to the Demand Date that they do not agree with such book value, the Demand Date will be postponed and such Holders and Holdings will attempt to agree on the book value within sixty (60) days after Holdings' determination thereof. If such Holders and Holdings are unable to agree, then Ernst & Young LLP or such other nationally recognized accounting firm acceptable to Holdings and the Holders owning seventy percent (70%) or more of the Exchange Consideration shall make such determination which shall be final and binding on all parties. The escrow agent is authorized to rely without investigation and to release to Holdings the excess shares upon (i) a demand made by Holdings after the Demand Date if Holders owning seventy percent (70%) or more of the Exchange Consideration have not notified the escrow agent in writing of an objection prior to the Demand Date,
(ii) a written determination from Ernst & Young LLP or such other nationally recognized accounting firm, or (iii) any writing signed by Holdings and the Holders owning seventy percent (70%) or more of the Exchange Consideration (each of (i), (ii) and (iii) shall constitute an Adjustment Notice for purposes of Section 4(b) of the Escrow Agreement).

  (c) The Exchange Consideration, the amount and calculation of which shall be set forth on a certificate executed by each of the parties at the Closing, will be allocated among the Holders according to their respective Pro Rata Portions. Share certificates evidencing the Exchange Consideration shall be delivered to the Holders at the Closing, if at all practicable; and if not, then irrevocable instructions regarding the issuance of the Exchange Consideration to each of the Holders shall be delivered to the Exchange Agent at Closing with the certificates representing the Exchange Consideration to be delivered as soon as practicable thereafter. No fractional shares of Holdings Common Stock shall be issuable by Holdings to any Holder in connection with the Exchange. In lieu of any such fractional shares, each Holder who would otherwise have been entitled to receive a fraction of a share of Holdings Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the Average Closing Price.

  2.4. Escrow. At the Effective Time, Holdings shall deliver to the escrow agent or any successor escrow agent appointed pursuant to the Escrow Agreement, certificates evidencing 750,000 shares of the Exchange Consideration, such shares to be allocated among the Holders in accordance with their respective Pro Rata Portions and to be held and applied in accordance with the Indemnification Agreement and the Escrow Agreement. Subject to the restrictions set forth in Section 5.3, if between the date hereof and the Effective Time, the issued and outstanding shares of ATMI Common Stock shall have been combined, split, reclassified or otherwise changed into a different number of shares or a different class of shares, an appropriate adjustment to the number of shares of Holdings Common Stock to be delivered into escrow shall be made.

  2.5. Average Closing Price. The term "Average Closing Price" shall mean the average closing price of ATMI Common Stock on The Nasdaq National Market for the twenty (20) trading days ended five (5) days prior to the date of ATMI's meeting of stockholders to approve the Merger; provided that (i) in the event that the Average Closing Price is greater than $16 per share, the Average Closing Price shall be deemed to be $16 per share; and (ii) in the event that the Average Closing Price is less than $14 per share, the Average Closing Price shall be deemed to be $14 per share.

  2.6. Tax Treatment. The parties intend and expect that (i) the Merger will qualify as a reorganization within the meaning of Section 368 of the Code in a transaction which is described in Section 351 of the Code, and (ii) that, as a result of the simultaneous closing of the Merger and Exchange, the Holders will be treated as having exchanged their Interests in a transaction which is described in Section 351 of the Code.

  2.7. Accounting Treatment. The parties intend and expect that the Reorganization shall be accounted for as a pooling of interests.

                                  ARTICLE III

                       Representations and Warranties of
                                the ADCS Group

  The ADCS Group hereby jointly and severally represent and warrant to the ATMI Group that, except as set forth in the ADCS DISCLOSURE SCHEDULE attached hereto (which ADCS Disclosure Schedule makes explicit reference to the particular subsection as to which exception is taken, which in each case shall constitute the sole subsection as to which such exception shall apply, and the statements in such ADCS Disclosure Schedule shall be deemed to be representations and warranties), as supplemented pursuant to Section 5.19, and acknowledge and confirm that the ATMI Group is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the Additional Agreements to which the ATMI Group is a party described in Section 6.1(f) below (the "Additional Agreements") and the completion of the Reorganization, notwithstanding any investigation made by the ATMI Group or on its behalf:

  3.1. Capitalization; Options, Warrants, Rights. SCHEDULE 3.1 sets forth the aggregate number of all of the shares of any class of stock, other securities or other ownership interests (such types of securities are herein referred to collectively as "Securities"), including the Capital Stock and the Membership Interests, which the

ADCS Group and each ADCS Group Subsidiary (as hereinafter defined) are authorized to issue (the "ADCS Group Securities"), the aggregate number of all of the ADCS Group Securities issued and outstanding and the record and beneficial owners of all of the issued and outstanding ADCS Group Securities. All Securities of the ADCS Group have been validly authorized and issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any holder of any ADCS Group Securities or any other person, and have been issued in compliance with applicable foreign, federal and state securities laws. The Capital Stock constitutes all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager. Except as set forth on SCHEDULE 3.1, the Membership Interests constitute all of the membership interests of ADCS Holdings. With respect to the ADCS Group and each ADCS Group Subsidiary, there are no outstanding or existing (i) proxies, voting trusts, or other agreements or understandings with respect to the voting of the ADCS Group Securities,
(ii) ADCS Group Securities convertible into or exchangeable for other ADCS Group Securities, (iii) options, warrants or other rights to purchase or subscribe for ADCS Group Securities (other than this Agreement) or ADCS Group Securities convertible into or exchangeable for other ADCS Group Securities, or (iv) agreements of any kind relating to the issuance or purchase of ADCS Group Securities or ADCS Group Securities convertible into or exchangeable for other ADCS Group Securities. No member of the ADCS Group holds or owns, directly or indirectly, any Securities of any other corporation, or has any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity other than (i) through mutual funds or other similar investment vehicles over which no investment discretion is retained, (ii) publicly-traded Securities having a market value of $25,000 or less per issuer, (iii) ADCS Group Securities and (iv) as identified on
SCHEDULE 3.1 (each corporation, association, partnership, joint venture or other entity in which any member of the ADCS Group owns, directly or indirectly, twenty percent (20%) or more of the issued and outstanding Securities are referred to herein as the "ADCS Group Subsidiaries"). A true and correct organizational chart for the ADCS Group and the ADCS Group Subsidiaries, indicating ownership interests, is attached hereto as part of
SCHEDULE 3.1 (the "Organizational Chart").

  3.2. Ownership of Interests. (a) A current list of the record holders of the Capital Stock and the Membership Interests is set forth on SCHEDULE 3.1. Each of such record holders is the record and beneficial owner of the number of ADCS Group Securities shown on SCHEDULE 3.1, and such ADCS Group Securities are, to the ADCS Group's knowledge, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances, and will be so free and clear as of the Closing.

  (b) Each of the ADCS Group is the record and beneficial owner of the number of ADCS Group Securities shown on the Organizational Chart, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances.

  3.3. Organization, Good Standing and Power. (a) Each member of the ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state or country of organization, is authorized to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in the jurisdictions set forth on SCHEDULE 3.3 and is not required to be authorized to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in any other jurisdiction (within or without the United States) by reason of the nature of the business now being conducted by it or the properties owned or leased or operated by it in which the failure to be so qualified would have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of the ADCS Group and the ADCS Group Subsidiaries taken as a whole (an "ADCS Material Adverse Effect").

  (b) The ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity have the requisite power, corporate or otherwise, to own, lease and operate its properties and carry on its business as it is now being conducted by it, and has the power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and the Additional Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.

  (c) The ADCS Group and each ADCS Group Subsidiary conducts its business under the trade names and other assumed names set forth on Schedule 3.3.

  3.4. Organizational Documents. With respect to the ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity, the ADCS Group has heretofore made available to the ATMI Group a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, (ii) each corporation's By-Laws, as amended to date, (iii) each limited liability company's Articles of Organization or similar instrument, as amended to date, (iv) each limited liability company's Operating Agreement or similar agreement, as amended to date, and (v) each limited partnership's certificate of limited partnership and Limited Partnership Agreement, each as amended to date (items (i) through (v) being referred to herein as the "ADCS Organizational Documents"). Each of the foregoing are in full force and effect, and none of the ADCS Group, any ADCS Group Subsidiary, any Holder or to the ADCS Group's knowledge, any other party to the ADCS Organizational Documents, is in violation of any of the provisions thereof. There are no proceedings for the amendment or modification of or any other change in the ADCS Organizational Documents. There are no proceedings for the dissolution or liquidation of the ADCS Group, any ADCS Group Subsidiary or any Holder which is an entity or, to its knowledge, threatening the existence of the ADCS Group, any ADCS Group Subsidiary or any Holder which is an entity. The ADCS Group has made available to the ATMI Group the minute books and stock records of each member of the ADCS Group and each ADCS Group Subsidiary.

  3.5. Authorizations. The ADCS Group has taken all action, corporate or otherwise, necessary to authorize the execution, delivery and performance of this Agreement and, as applicable, the Additional Agreements to which it is a party. Such execution, delivery and performance and the other transactions contemplated hereby do not and will not violate, result in any default, acceleration or loss of any material benefit under, permit any third party to rescind any term or provision of, or conflict with any terms of, the ADCS Organizational Documents, any law, lien, order, award, judgment, decree, Permit (as hereinafter defined), or any material agreements or contracts to which the ADCS Group, any ADCS Group Subsidiary or any Holder is a party or is subject or by which the ADCS Group, any ADCS Group Subsidiary or any Holder or their assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets, real, personal or mixed, tangible or intangible, of the ADCS Group, any ADCS Group Subsidiary or any Holder or upon the Interests. Each of this Agreement and the Additional Agreements to which the ADCS Group is a party when executed will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the enforceability of creditors' rights generally.

  3.6. ADCS Commitments.

  (a) Definitions. The following definitions shall apply for purposes of this
Section 3.6:

    (i) "ADCS Commitments" means all of the current written or oral leases, agreements, contracts, instruments, indentures, notes and other documents ("Commitments") to which the ADCS Group or any ADCS Group Subsidiary is a party other than the ADCS Group Employee Benefit Plans (as hereinafter defined). Not included in the definition of ADCS Commitments are discussions, negotiations or Proposals (as defined below) between ADCS Group representatives and third parties.

    (ii) "Proposal" means all of the current written offers, quotes or proposals presented by the ADCS Group or any ADCS Group Subsidiary, which written offer, quote, or proposal has not yet: (1) expired, (2) been rejected, or (3) resulted in the execution of an ADCS Commitment.

  (b) Schedule of ADCS Commitments and Proposals. SCHEDULE 3.6 hereto sets forth a list of the following:

    (i) any ADCS Commitments creating or evidencing rights to purchase ADCS Group Securities;

    (ii) any ADCS Commitments among stockholders, members, partners, or other persons or entities holding ADCS Group Securities with respect to such ADCS Group Securities;

    (iii) any ADCS Commitments, not including purchase orders placed by any member of the ADCS Group, creating or evidencing indebtedness in excess of $50,000.00 for money borrowed by the ADCS Group or any ADCS Group Subsidiary;

    (iv) any ADCS Commitments mortgaging, pledging, granting, or creating a lien or security interest or other encumbrance on any real or personal property of the ADCS Group or any ADCS Group Subsidiary;

    (v) any ADCS Commitments creating or evidencing any guaranty by the ADCS Group or any ADCS Group Subsidiary of payment or performance by any other party involving in excess of $50,000.00;

    (vi) any ADCS Commitments pursuant to which the ADCS Group or any ADCS Group Subsidiary reasonably expects to receive aggregate payments in excess of $250,000 in calendar year 1997;

    (vii) any ADCS Commitments with any dealer, sales representative, broker or other distributor, jobber, advertiser or sales agency;

    (viii) any ADCS Commitments involving an obligation to pay in excess of $100,000.00 to or from the ADCS Group or any ADCS Group Subsidiary for the furnishing or purchase of machinery, equipment, goods or services;

    (ix) any ADCS Commitments (including private placement brochures) relating to the future sale or repurchase of ADCS Group Securities;

    (x) any ADCS Commitments to register under the Securities Act any ADCS Group Securities;

    (xi) any ADCS Commitments involving a sharing of profits or expenses, including, but not limited to, any joint venture agreements;

    (xii) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to engage in any line of business;

    (xiii) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to operate in any geographic area;

    (xiv) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to compete with any party;

    (xv) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to disclose or use any information material to the operation of the business of the ADCS Group or any ADCS Group Subsidiary;

    (xvi) any collective bargaining agreements;

    (xvii) any ADCS Commitments containing any unpaid severance liabilities or obligations involving in excess of $5,000.00;

    (xviii) any fidelity or surety bond or completion bond involving in excess of $10,000.00;

    (xix) any ADCS Commitments relating to capital expenditures involving future obligations in excess of $100,000.00;

    (xx) any ADCS Commitments for construction of physical facilities involving in excess of $100,000.00;

    (xxi) any ADCS Commitments providing for disposition of any line of business, material assets or ADCS Group Securities;

    (xxii) any ADCS Commitments providing for acquisition of any line of business, material assets or Securities of any other business, which Securities have a fair market value in excess of $50,000;

    (xxiii) any ADCS Commitments providing for merger or consolidation (including letters of intent) with any other business;

    (xxiv) any ADCS Commitments pertaining to maintenance or support of products, services or supplies; and

    (xxv) any Proposals to enter into any future ADCS Commitments which, if currently in effect would be described under this Section 3.6(b)(i),
  (b)(ii), (b)(ix), (b)(xi), (b)(xii), (b)(xiii), (b)(xiv), (b)(xxi),
  (b)(xxii) or (b)(xxiii) as an ADCS Commitment or which involve transactions not in the ordinary course of business.

  (c) The ADCS Group and each ADCS Group Subsidiary have complied in all material respects with and are not in material default under any of the ADCS Commitments.

  (d) Neither the ADCS Group nor any ADCS Group Subsidiary has granted or been granted any waiver or forbearance with respect to any ADCS Commitment with any customer or with any lender that in either case is in excess of $50,000.00.

  (e) Neither the ADCS Group nor any ADCS Group Subsidiary has granted or been granted any waiver or forbearance with respect to any ADCS Commitments to provide goods or services to customers that produced aggregate payments in the year ending December 31, 1996 of at least $250,000.00 to the ADCS Group or any ADCS Group Subsidiary.

  (f) The ADCS Commitments listed on Schedule 3.6 are valid and are in full force and effect as to the ADCS Group or an ADCS Group Subsidiary, as the case may be (and, to the knowledge of the ADCS Group, the other parties thereto).

  (g) Except as otherwise noted and reserved against in the ADCS Financial Statements (as hereinafter defined), none of the ADCS Commitments listed on
Schedule 3.6 could reasonably be expected to result in the successful assertion or claim of any material liability against the ADCS Group or any ADCS Group Subsidiary in excess of that anticipated by the ADCS Commitment.

  (h) To the ADCS Group's knowledge, no event has occurred, or could reasonably be expected to occur, that (after notice and lapse of time, or both) would become a breach or default under any ADCS Commitment (other than termination as the result of the expiration, absent a default, of the term of the ADCS Commitment).

  (i) True copies of all written ADCS Commitments and reasonably accurate descriptions of all oral ADCS Commitments, including any amendments thereto and modifications thereof, have been made available to the ATMI Group.

  3.7. Restrictions; Burdensome Agreements. None of the ADCS Group, any ADCS Group Subsidiary or any Holder is a party to any contract, commitment or agreement (including the ADCS Commitments), and none of the ADCS Group, any ADCS Group Subsidiary or any Holder or any of their respective properties and assets is subject to or bound or affected by any charter, by-law, operating agreement, limited partnership agreement, or other organizational restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation, Permit or other restriction of any kind or character, which would (i) prevent the ADCS Group from entering into this Agreement and the Additional Agreements to which it is a party or prevent the ADCS Group or any Holder from consummating the transactions contemplated hereby and thereby, or (ii) have an ADCS Material Adverse Effect and has not been disclosed in a Schedule hereto.

  3.8. Condition of the Assets. Except as would not have an ADCS Material Adverse Effect, the tangible assets of the ADCS Group and each ADCS Group Subsidiary, including real, personal and mixed, material to the operation of its business are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The assets of the ADCS Group and each ADCS Group Subsidiary are operated in conformity in all material respects with all applicable laws, ordinances, regulations, orders, Permits and other requirements relating thereto adopted or currently in effect. Schedule 3.8 sets forth a list of each asset (other than intangible assets listed on Schedule 3.26 and other than as set forth on Schedule 3.20) having a book value in excess of $50,000, indicating whether each such asset is owned or leased by the ADCS Group or any ADCS Group

Subsidiary, and setting forth where each such asset is located. Since the Balance Sheet Date (as hereinafter defined), neither the ADCS Group nor any ADCS Group Subsidiary has, except in the ordinary course of business, acquired or sold or otherwise disposed of any of its assets. Schedule 3.8 also includes a list of each lease under which the ADCS Group or any ADCS Group Subsidiary leases an asset (other than leased real property) having replacement cost of $50,000 or more. The leases and other agreements or instruments under which the ADCS Group or any ADCS Group Subsidiary holds, leases, subleases or is entitled to the use of any of the assets having a replacement cost of $50,000 or more are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves. No default or event of default by the ADCS Group or any ADCS Group Subsidiary exists, and no event which, with notice or lapse of time or both, would constitute a default by the ADCS Group or any ADCS Group Subsidiary, has occurred and is continuing, under terms or provisions, express or implied, of any lease, agreement or other instrument or under the terms or provisions of any agreement to which any of its assets is subject which leases, agreements or other instruments individually or in the aggregate involve assets having a book value of $50,000 or more, nor has the ADCS Group or any ADCS Group Subsidiary received notice of any claim of such default.

  3.9. Title; Absence of Liens and Encumbrances, Etc. Each member of the ADCS Group and each ADCS Group Subsidiary has good, valid, and marketable title to its assets, free and clear of all mortgages, security interests, claims, liens, charges, title defects, encumbrances, restrictions on use or transfer or other defects. Except for Securities representing an interest in a member of the ADCS Group or an ADCS Group Subsidiary and except as set forth on
Schedule 3.9 hereto, ADCS LP has good, valid and marketable title to all of the tangible assets owned by the ADCS Group.

  3.10. Government and Other Consents. No consent, authorization or approval of, exemption by, or filing with any governmental, public or self-regulatory body or authority or other party is required in connection with the execution, delivery and performance by the ADCS Group of this Agreement, the Additional Agreements to which it is a party or any of the instruments or agreements required to be executed and delivered pursuant to this Agreement or any Additional Agreement, or the consummation of the Exchange, except under any applicable federal and state securities laws and the HSR Act (as hereinafter defined).

  3.11. Franchises, Permits, Licenses; Compliance with Applicable Laws and Court Orders. Except for intellectual property matters covered by Section 3.26, the ADCS Group and each ADCS Group Subsidiary have all requisite franchises, permits, licenses, authorizations, variances, orders and approvals of governmental or administrative authorities (each a "Permit" and together the "Permits") necessary to own, lease or operate its properties or necessary for the conduct of its business as currently conducted, other than those the absence of which would not result in an ADCS Material Adverse Effect. All such Permits are in full force and effect, and there is no condition, nor has any event occurred, which constitutes or with the giving of notice, or passage of time, or both, would constitute a violation of the terms of any Permit, and to the knowledge of the ADCS Group, no suspension or cancellation of any of them is pending or threatened. Neither the execution of this Agreement or the Additional Agreements to which any of the ADCS Group is a party nor the consummation of the transactions contemplated hereby or thereby would constitute a violation of the terms of any such Permit or grounds for the termination of any such Permit. Schedule 3.11 contains a complete list of all such Permits and any outstanding applications for Permits to which the ADCS Group or any ADCS Group Subsidiary is a party. No application for a Permit filed by or on behalf of the ADCS Group or any ADCS Group Subsidiary, or in connection with a facility operated by the ADCS Group or any ADCS Group Subsidiary, within the last five (5) years has been denied, other than the denial of Permits which individually or in the aggregate did not or does not have an ADCS Material Adverse Effect. The ADCS Group and each ADCS Group Subsidiary have, in the operation of its business, duly complied with all applicable laws, rules, regulations, Permits and orders of federal, state, local and foreign governments, except where the failure to comply did not or does not have an ADCS Material Adverse Effect. Neither the ADCS Group nor any ADCS Group Subsidiary is in default, and no event has occurred that with notice or the passage of time or both would constitute such a default, with respect to any order, judgment, writ, injunction, decree, award, Permit, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits in any material respect the operation of the business of, or the use of the assets of, the ADCS Group and ADCS Group Subsidiaries taken as a whole. To the knowledge of the ADCS Group, no officer, director, member or partner of the ADCS Group would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

  3.12. Financial Statements. The ADCS Group has made available to the ATMI Group financial information respecting the ADCS Group, a copy of which is annexed hereto as Schedule 3.12, as follows: (i) audited consolidated balance sheet at March 31, 1996 and audited combined balance sheet at December 31, 1996, and (ii) audited consolidated financial statements of the ADCS Group for the year ended March 31, 1996, and audited combined financial statements for the nine (9) months ended December 31, 1996 (the "Balance Sheet Date") (the financial statements referred to in clauses (i) and (ii) collectively called the "ADCS Financial Statements"). The ADCS Financial Statements fairly present the financial position and results of operations of the ADCS Group for the periods then ended and the financial position of the ADCS Group at the dates thereof in accordance with generally accepted accounting principles (subject to normal year-end adjustments for unaudited interim financial statements, if any). The ADCS Group and each ADCS Group Subsidiary has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with generally accepted accounting principles consistently applied, and such books of account are and, during the period covered by the ADCS Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of the ADCS Group, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the ADCS Financial Statements.

  3.13. Absence of Undisclosed Liabilities. Neither the ADCS Group nor any ADCS Group Subsidiary has any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate would have an ADCS Material Adverse Effect, and which (i) have not been reflected in the ADCS Financial Statements, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have been incurred since the Balance Sheet Date other than in the ordinary course of its business consistent with past practices.

  3.14. Absence of Certain Changes. Since the Balance Sheet Date there has not been, except as described in Schedule 3.14 hereto:

  (a) any material adverse change in the business, financial condition, assets or liabilities, results of operations, or prospects of the ADCS Group and the ADCS Group Subsidiaries taken as a whole other than changes in the ordinary course of business, which changes have not in the aggregate been, and do not, to the ADCS Group's knowledge, threaten to become, materially adverse to the business, financial condition, assets or liabilities, results of operations, or prospects of the ADCS Group and the ADCS Group Subsidiaries taken as a whole;

  (b) any damage, destruction or loss in excess of $25,000 (whether or not covered by insurance) adversely affecting any of the assets or business of the ADCS Group or any ADCS Group Subsidiary;

  (c) any ADCS Commitment or liability undertaken or incurred by the ADCS Group or any ADCS Group Subsidiary (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any transaction entered into by the ADCS Group or any ADCS Group Subsidiary which is material to the ADCS Group and the ADCS Group Subsidiaries taken as a whole, other than items incurred or entered into in the ordinary course of business and consistent with past practices of the ADCS Group or any ADCS Group Subsidiary;

  (d) any payment, discharge or satisfaction of any claim, lien, encumbrance or liability of the ADCS Group or any ADCS Group Subsidiary outside the ordinary course of business in excess of $5,000 individually or $50,000 in the aggregate;

  (e) any sale, transfer, conveyance, assignment, lease, license, pledge, mortgage or other disposition or encumbrance by the ADCS Group or any ADCS Group Subsidiary of any asset of the ADCS Group or any ADCS Group Subsidiary having a value more than $20,000 individually or $50,000 in the aggregate, except in the ordinary course of business and consistent with past practices of the ADCS Group or any ADCS Group Subsidiary;

  (f) any modification, amendment, cancellation, termination, revocation, rescission, or waiver of any rights with value to the ADCS Group or any ADCS Group Subsidiary in excess of $20,000 pursuant to any ADCS Commitments;

  (g) any material change in the accounting methods or practices followed by the ADCS Group or any ADCS Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted and applied;

  (h) any (i) grant of any severance or termination pay to any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary in excess of $25,000, (ii) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary, except for employment agreements entered into in the ordinary course of business (which agreements do not involve any Holder or which individually or in the aggregate are not material to the financial condition or results of operations of the ADCS Group and the ADCS Group Subsidiaries taken as a whole), (iii) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, other than normal yearly adjustments, or (iv) change in compensation, bonus or other benefits payable to any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary, other than normal yearly adjustments, and other than any increase pursuant to any ADCS Group Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed;

  (i) declared, paid or set aside for payment by the ADCS Group or any ADCS Group Subsidiary any dividend or other distribution in respect of ADCS Group Securities, or redeemed, purchased or otherwise acquired any of their respective ADCS Group Securities;

  (j) issued, authorized for issuance, or entered into any commitment to issue any Security, bond, note or other debt obligation of the ADCS Group or any ADCS Group Subsidiary;

  (k) any transaction or payments between (i) any Holder or any related party or entity and (ii) the ADCS Group or any ADCS Group Subsidiary not in the ordinary course of business;

  (l) the termination, whether voluntary or involuntary, of any material employee of the ADCS Group or any ADCS Group Subsidiary or of any material relationship between the ADCS Group or any ADCS Group Subsidiary and a consultant; or

  (m) any agreement or understanding entered into by the ADCS Group or any ADCS Group Subsidiary whether in writing or otherwise, for the ADCS Group, any ADCS Group Subsidiary or, to the ADCS Group's knowledge, any Holder to take any of the actions specified in this Section 3.14.

  3.15. Indebtedness. Neither the ADCS Group nor any ADCS Group Subsidiary has any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Closing Date, neither the ADCS Group nor any ADCS Group Subsidiary will have any obligation for money borrowed nor any agreement or arrangement to borrow money, and neither the ADCS Group nor any ADCS Group Subsidiary will have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee.

  3.16. Accounts Receivable. No amounts in excess of $10,000 individually or $50,000 in the aggregate included in the accounts receivable of the ADCS Group or any ADCS Group Subsidiary in the ADCS Financial Statements have been released or are, or are currently expected to be, regarded under generally accepted accounting principles as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to the knowledge of the ADCS Group, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the ADCS Financial Statements. Schedule 3.16 hereto sets forth a list of all accounts receivable of the ADCS Group or any ADCS Group Subsidiary as of the close of business on the Balance Sheet Date, none of which, to the ADCS Group's knowledge, is owing from a debtor that has become bankrupt or insolvent or has been pledged to any third party.

  3.17. Supplies. The supplies of the ADCS Group and the ADCS Group Subsidiaries taken as a whole consist of a quality and quantity generally adequate for and usable in the ordinary course of business consistent with past practice.

  3.18. No Prebillings. Neither the ADCS Group nor any ADCS Group Subsidiary has prebilled or received payment, and the ADCS Group and the ADCS Group Subsidiaries will not prebill or receive payment, from any of its accounts for goods to be delivered or for services to be rendered or for expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with past practices of the ADCS Group or any ADCS Group Subsidiary.

  3.19. Taxes.

  (a) All returns, reports, information statements, and other forms or documentation (the "Returns") related to Taxes (as hereinafter defined) required to be filed or maintained on or before the Closing Date with respect to the business, activities or assets of the ADCS Group or any ADCS Group Subsidiary, have been filed or maintained, or will be filed or maintained on or before the Closing Date, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or could reasonably be expected to become due with respect to the late filing of any Return. All Returns are or will be accurate and complete in all material respects and properly reflect the Taxes due for the periods covered thereby. All Taxes due and payable, whether or not called for by the Returns, and all Taxes properly allocable to periods ending on or before the Closing Date have been paid, adequately provided for in the ADCS Financial Statements or any ADCS Group Subsidiary's financial statements, or properly protested or will be so paid, reserved for or protested by the Closing Date, and the ADCS Group and each ADCS Group Subsidiary have maintained all required records with respect to Taxes. All Taxes required to be withheld or collected by the ADCS Group or any ADCS Group Subsidiary have been duly withheld or collected and have been paid over to the appropriate governmental authorities, or are held in separate bank accounts established exclusively for such purpose. Except as set forth on Schedule 3.19 hereto, no audit or investigation of any Return is pending or, to the knowledge of the ADCS Group, threatened. Schedule 3.19 hereto sets forth the status of any audit that is pending, including the amounts of any deficiencies and additions to Tax indicated on any notices of proposed deficiency or statutory notices of deficiency that may have been issued in connection therewith and all of such deficiencies or additions to Tax have been paid. There are no requests for rulings pending before any taxing authority. Schedule 3.19 sets forth the states in which the ADCS Group or any ADCS Group Subsidiary has filed Returns relating to Taxes for the taxable years ended March 31, 1994 through March 31, 1996. Neither the ADCS Group nor any ADCS Group Subsidiary has executed or filed with the Internal Revenue Service or any other domestic or foreign taxing authority any agreement extending the period for assessment or collection of any Taxes, and neither the ADCS Group nor any ADCS Group Subsidiary has waived any law or regulation fixing the period for assessment or collection of Taxes. Neither the ADCS Group nor any ADCS Group Subsidiary is a party to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or threatened against the ADCS Group or any ADCS Group Subsidiary for which provision has not been made in the ADCS Financial Statements or any ADCS Group Subsidiary's financial statements. There are no tax liens upon any of the properties or assets of the ADCS Group or any ADCS Group Subsidiary other than liens for Taxes not yet due and payable. True and complete copies of the income tax returns of the ADCS Group and each ADCS Group Subsidiary for the three (3) fiscal years ended in 1994 through 1996, as filed with the Internal Revenue Service and all other domestic or foreign taxing authorities, have previously been made available to the ATMI Group.

  As used herein, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, stamp, sales, use, occupancy, gross receipts, franchise, ad valorem, value added, severance, capital levy, production, transfer, gains, withholding, employment, social security, workers' compensation, unemployment compensation, payroll-related and property taxes (real and personal), imposts, custom duties and other governmental charges and assessments of whatever kind), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

  (b) No sales, use or other transfer or conveyance taxes are or will become payable by the ADCS Group or the ATMI Group solely as a consequence of the Exchange, other than taxes based upon the net income of the parties.

  3.20. Facilities. SCHEDULE 3.20 hereto sets forth a list of all of the real property and all of the buildings, warehouses and storage facilities owned, leased or operated by the ADCS Group or any ADCS Group Subsidiary during the last five (5) years (the "ADCS Premises"), indicating where such property or facility is located, whether such property is owned, leased, occupied and/or operated by the ADCS Group or any ADCS Group Subsidiary and the date of acquisition or occupancy thereof. The leases and other agreements or instruments under which the ADCS Group or any ADCS Group Subsidiary holds, leases, subleases, occupies or is entitled to the use of the ADCS Premises are in full force and effect, and all rentals, royalties or other payments payable thereunder prior to the date hereof have been duly paid. Neither the ADCS Group nor any ADCS Group Subsidiary is in default in any material respect, and no event has occurred that with notice or the passage of time or both would constitute such a default, with respect to any such leases and other such agreements or instruments. The current use by the ADCS Group or any ADCS Group Subsidiary and, to the knowledge of the ADCS Group, by any third party, of the ADCS Premises complies in all material respects with all applicable zoning laws and building and use restrictions. Neither the ADCS Group nor any ADCS Group Subsidiary has received a notice of violation of any applicable law, ordinance, regulation, order, Permit or requirement (other than Environmental Laws which are addressed in Section 3.31) relating to its operations or the ADCS Premises, nor has the ADCS Group or any ADCS Group Subsidiary failed to comply in any material respect with any provision or condition of any such lease, agreement or other instrument with respect to the ADCS Premises. All buildings, plants, and structures owned by the ADCS Group or any ADCS Group Subsidiary lie wholly within the boundaries of the real property owned by it and do not encroach upon the property of, or otherwise materially conflict with the property rights of, any other person.

  3.21. Insurance. Schedule 3.21 sets forth a list of the policies of insurance and fidelity or surety bonds carried by the ADCS Group and the ADCS Group Subsidiaries. Neither the ADCS Group nor any ADCS Group Subsidiary has failed to present or to give any notice with respect to any material claim under any insurance policy in due and timely fashion, and all insurance premiums due and payable by the ADCS Group or any ADCS Group Subsidiary in connection with the policies set forth on Schedule 3.21 prior to the Closing Date have been or will be paid. There are no outstanding written requirements or material written recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the ADCS Group or any ADCS Group Subsidiary, by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of the ADCS Group or any ADCS Group Subsidiary or requiring or recommending any equipment or facilities to be installed on or in connection with any of the assets. The unemployment insurance ratings and contributions of the ADCS Group and each ADCS Group Subsidiary are also set forth on Schedule 3.21.

  3.22. Books and Records. The books of account and other financial and corporate records of the ADCS Group and each ADCS Group Subsidiary are complete and accurate in all material respects and are maintained in accordance with good business practices. The minute books of the ADCS Group and each ADCS Group Subsidiary as previously made available to the ATMI Group and its counsel, contain accurate records of all meetings and accurately reflect all other action of the stockholders, directors, partners and members (and committees thereof) of the ADCS Group and each ADCS Group Subsidiary.

  3.23. Employees. SCHEDULE 3.23 contains a true and complete list of all of the officers and directors, partners and members of the ADCS Group and the ADCS Group Subsidiaries, specifying their office or title, and a true and complete list of all the employees of the ADCS Group and each ADCS Group Subsidiary as of the date hereof. Neither the ADCS Group nor any ADCS Group Subsidiary has any written or oral contract of employment with any employee of the ADCS Group or any ADCS Group Subsidiary, and neither the ADCS Group nor any ADCS Group Subsidiary is a party to or subject to any collective bargaining agreement nor has been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Neither the ADCS Group nor any ADCS Group Subsidiary is a party to any pending nor, to the ADCS Group's knowledge, threatened labor dispute affecting the ADCS Group or any ADCS Group Subsidiary. The ADCS Group and each ADCS Group Subsidiary have complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. To the knowledge of the ADCS Group, neither the ADCS Group nor any ADCS Group Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. None of the ADCS Group or any ADCS Group Subsidiary has received notice from any employee listed on Schedule 3.23 as earning an annual base salary in excess of $40,000 that such employee is terminating his or her employment with the ADCS Group or any ADCS Group Subsidiary, nor to the knowledge of the ADCS Group does any such employee intend to terminate his or her employment with the ADCS Group or any ADCS Group Subsidiary.

  3.24. Employee Benefit Plans.

  (a) SCHEDULE 3.24 sets forth a list of every stock option, stock purchase, stock appreciation right, bonus, incentive, deferred or current compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, severance, sickness, accident, medical, disability, hospitalization, vacation, insurance or other plan or agreement which provides benefits to or for or on behalf of any one or more employees of the ADCS Group or any ADCS Group Subsidiary (including former employees) or their beneficiaries (collectively, "ADCS Group Employee Benefit Plans"). The ADCS Group has made available to the ATMI Group true, correct and complete copies of all ADCS Group Employee Benefit Plans, as in effect on the date of this Agreement, all written descriptions or summaries thereof, all trust agreements or other funding arrangements (including insurance or group annuity contracts) relating thereto, all amendments thereto and all determination letters issued by the Internal Revenue Service with respect to such ADCS Group Employee Benefit Plans.

  (b) No employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) exists which covers or is maintained for the benefit of any of the employees of the ADCS Group or any ADCS Group Subsidiary or to which the ADCS Group or any ADCS Group Subsidiary or any Holder is required to make contributions on account of any employees of the ADCS Group or any ADCS Group Subsidiary.

  (c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the ADCS Group, threatened against any ADCS Group Employee Benefit Plan, nor, to the knowledge of the ADCS Group, does any basis therefor exist. Each ADCS Group Employee Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA and the Code and their regulations, and other applicable laws and regulations and has been administered in all material respects in accordance with its terms and with applicable legal requirements.

  (d) With respect to each ADCS Group Employee Benefit Plan,

    (i) the ADCS Group and each ADCS Group Subsidiary have performed or caused to be performed all obligations required to be performed under such ADCS Group Employee Benefit Plan (including, but not limited to, the making when due of all contributions required by the terms of such plan, by law, or by any collective bargaining agreement, or otherwise);

    (ii) the ADCS Group and each ADCS Group Subsidiary have complied in timely fashion with the terms of each ADCS Group Employee Benefit Plan and with all requirements of all laws, rules and regulations (including, but not limited to, ERISA and the Code) which are applicable to each ADCS Group Employee Benefit Plan and each ERISA Plan, including, but not limited to,

      (1) the filing when due of all required returns, reports and other documents, and

      (2) compliance with all rules concerning notifications and disclosures to participants and beneficiaries under each such plan;

    (iii) neither the ADCS Group nor any ADCS Group Subsidiary has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA nor has committed any breach of fiduciary responsibility under ERISA (or has any knowledge that any other person has engaged in any such prohibited transaction or committed any such breach) which could subject the ATMI Group and/or the Surviving Corporation to an excise tax or other liability under ERISA or the Code; and

    (iv) neither the ADCS Group nor any ADCS Group Subsidiary is in default under or in violation of (and has no knowledge of any default or violation by any other person of) the terms of any ADCS Group Employee Benefit Plan.

  (e) Except as set forth on SCHEDULE 3.24,

    (i) no employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) which is sponsored by any member of the "controlled group" (as defined in Section 4001(a)(14) of ERISA) which includes the ADCS Group, any ADCS Group Subsidiary or any Holder (the "ADCS Controlled Group") has been terminated since September 2, 1974;

    (ii) no proceeding has been initiated to terminate any such employee pension benefit plan;

    (iii) there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) with respect to any such employee pension benefit plan, other than those with respect to which the requirement of thirty (30) days' notice, whether in advance of the event or following the event, to the Pension Benefit Guaranty Corporation ("PBGC") has been waived by regulation;

    (iv) no excise or other taxes (or interest or penalties with respect thereto) are due or owing with respect to any such employee pension benefit plan because of any failure to comply with the minimum funding standards of ERISA or for failing to comply with any other applicable requirement under ERISA or the Code;

    (v) all contributions to any such employee pension benefit plan have been made within the time provided by law;

    (vi) at no time during the last five (5) years has the ADCS Group or any ADCS Group Subsidiary or any member of the ADCS Controlled Group been a party to, or been required to make any contribution to, a "Multiemployer Plan" (as defined in Section 3(37) of ERISA), nor has the ADCS Group or any ADCS Group Subsidiary or any member of the ADCS Controlled Group made a complete or partial withdrawal from a Multiemployer Plan as a result of which any withdrawal liability has been or will be incurred by any of them;

    (vii) neither the ADCS Group or any ADCS Group Subsidiary nor any member of the ADCS Controlled Group has incurred any liability to the PBGC other than for the payment of annual premiums (and no such premium payments are currently due and owing); and

    (viii) neither the ADCS Group or any ADCS Group Subsidiary nor any member of the ADCS Controlled Group has entered into any transaction within the past five (5) years the purpose of which is to evade liability under Title IV of ERISA.

  (f) No ADCS Group Employee Benefit Plan (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of the ADCS Group or any ADCS Group Subsidiary beyond their retirement or other termination of service with the ADCS Group or any ADCS Group Subsidiary, other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits which have been accrued as liabilities on the books of the ADCS Group or any ADCS Group Subsidiary, (iii) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), (iv) benefits which have already been satisfied in full or (v) death benefits under any pension plan to the extent set forth in Schedule 3.24 hereto.

  3.25. Litigation. There is no action, suit or proceeding pending and of which it has been served notice or, to the ADCS Group's knowledge, threatened, by or against the ADCS Group, any ADCS Group Subsidiary, its respective business or assets, or, to the ADCS Group's knowledge, any Holder relating to or affecting the Interests, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency. To the ADCS Group's knowledge, there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation by any third party which could reasonably be expected to materially adversely affect its business, the ADCS Group or any ADCS Group Subsidiary, nor are there any facts or conditions which could reasonably be expected to give rise to any order of condemnation, appropriation or other taking of any of the assets. There is no litigation, action, suit, investigation or proceeding pending and of which it has been served notice or, to the knowledge of the ADCS Group, threatened, before any court, agency or other governmental body against the ADCS Group, any ADCS Group Subsidiary or any Holder (or any corporation or entity affiliated with the ADCS Group, any ADCS Group Subsidiary or any Holder) which seeks to enjoin or prohibit or otherwise challenge the transactions contemplated hereby or contemplated by the Additional Agreements. SCHEDULE 3.25 sets forth each action, suit or proceeding against the ADCS Group, any ADCS Group Subsidiary, its respective business or assets, or any Holder relating to or affecting the Interests, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency, which has been dismissed or settled or in which a judgment has been rendered, in each case within the past five (5) years, and the disposition thereof. The ADCS Group has made available to ATMI true and correct copies of each settlement agreement and release, if any, in connection with any matter discussed in the prior sentence, each of which constitutes a legal, valid and binding obligation of the parties thereto, and no party thereto is in default of any of its obligations thereunder. There is no order, judgment, decree or settlement agreement against or involving the ADCS Group, any ADCS Group Subsidiary or any Holder involving any ongoing liabilities or restrictions which, in the case of a Holder, would adversely affect the ability of the Holder to transfer the Interests.

  3.26. Proprietary Rights. (a) SCHEDULE 3.26 sets forth a true, correct and complete list of all foreign and domestic Marks (as hereinafter defined), patents and applications for patents, and registered copyrights, and applications therefor, owned by the ADCS Group or any ADCS Group Subsidiary or in which the ADCS Group or any ADCS Group Subsidiary has any rights or licenses. The ADCS Group has made available to the ATMI Group copies of all agreements of the ADCS Group or any ADCS Group Subsidiary with each officer, employee or consultant of the ADCS Group or any ADCS Group Subsidiary providing the ADCS Group or any ADCS Group Subsidiary with secrets and inventions developed or used by the ADCS Group or any ADCS Group Subsidiary. All of such agreements so described are valid, enforceable and legally binding.

  (b) The ADCS Group and each ADCS Group Subsidiary own or possess or have the right to obtain licenses or other rights to use all patents, patent applications, trade secrets, copyrights, inventions, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), which it has determined are used in its business, and it believes the same are sufficient to conduct its business as it has been and is now being conducted. The ADCS Group is not aware of any existing Proprietary Rights that the ADCS Group and the ADCS Group Subsidiaries do not already own or possess or will be able to obtain a license under, which Proprietary Rights would be necessary for the ADCS Group or any ADCS Group Subsidiary to conduct its business.

  (c) To the ADCS Group's knowledge, the operations of the ADCS Group and each ADCS Group Subsidiary do not conflict with or infringe upon, and no one has asserted to the ADCS Group or any ADCS Group Subsidiary that such operations conflict with or infringe upon, any Proprietary Rights or any trademarks, trade names, or service marks (collectively referred to as "Marks"), Marks owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the ADCS Group, any ADCS Group Subsidiary or any Holder with respect to any Proprietary Rights or Marks, and none has been threatened against the ADCS Group or any ADCS Group Subsidiary. To the ADCS Group's knowledge, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the ADCS Group or any ADCS Group Subsidiary does not have the right to use, free of any rights or claims of others, all Proprietary Rights and Marks in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of its business as it has been and is now being conducted. Neither the ADCS Group nor any ADCS Group Subsidiary has violated the terms of any confidentiality agreement or nondisclosure agreement entered into in favor of any third party.

  (d) There are no inter parties proceedings before any patent or trademark authority to which the ADCS Group or any ADCS Group Subsidiary is a party.

  (e) The ADCS Group and each ADCS Group Subsidiary have taken all other measures they deem reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how, the value of which to the ADCS Group or any ADCS Group Subsidiary is contingent upon maintenance of the confidentiality thereof.

  (f) Each employee and officer of the ADCS Group or any ADCS Group Subsidiary is a party to a confidential non-disclosure agreement with the ADCS Group or such ADCS Group Subsidiary (the form of which has been made available to the ATMI Group). No employee of the ADCS Group or any ADCS Group Subsidiary is in violation of any material term of any employment contract, proprietary information and inventions agreement, confidentiality agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with the ADCS Group or any ADCS Group Subsidiary, or any previous employer.

  (g) The Proprietary Rights and Marks are free of any unresolved ownership disputes with respect to any third party. To the ADCS Group's knowledge there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights or Marks by any third party, including any employee or former employee of the ADCS Group or any ADCS Group Subsidiary.

  (h) Other than as part of transactions identified in SCHEDULE 3.26, the ADCS Group has not burdened the Proprietary Rights with any liens, security interests, financing agreements, or other encumbrances.

  3.27. Section 341(f)(2) Consent. At no time has the ADCS Group or any ADCS Group Subsidiary, or any predecessor, consented under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of
Section 341(f)(2) of the Code apply to any sale of its capital stock.

  3.28. Related Party Transactions. SCHEDULE 3.28 sets forth the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of the ADCS Group or any ADCS Group Subsidiary to or from any Holder or any other present officer, director, partner, member or stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due), and all other transactions between such persons and the ADCS Group or any ADCS Group Subsidiary, except for transactions which through consolidation are eliminated in the ADCS Group Financial Statements. Without limiting the generality of the foregoing, as of the date hereof, none of the Holders or any other present officer, director, partner, member or stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing
(a) has any material direct or indirect interest in any entity which does business with the ADCS Group or any ADCS Group Subsidiary, (b) has any direct or indirect interest in any property, asset or right which is used by the ADCS Group or any ADCS Group Subsidiary in the conduct of its business, or (c) has any contractual relationship with the ADCS Group or any ADCS Group Subsidiary other than such relationships which occur from being an employee, officer, director, etc.

  3.29. Bank Accounts and Safe Deposit Arrangements. SCHEDULE 3.29 sets forth a complete list of (i) the name and address of each bank and brokerage firm with which the ADCS Group or any ADCS Group Subsidiary has any accounts, safe deposit boxes, lock boxes or vaults, (ii) the account numbers relating thereto, and (iii) the names of all persons authorized to deal with such accounts or to have access to such boxes or vaults.

  3.30. Powers of Attorney. No person has any power of attorney to act on behalf of the ADCS Group or any ADCS Group Subsidiary in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of such entity.

  3.31. Environmental Matters; Health and Safety.

  (a) Definitions. The following definitions shall apply for purposes of this
Section 3.31:

    (i) "Environmental Conditions" means circumstances with respect to soil, surface waters, groundwaters, stream sediment and air, both on-site and off-site of the real property either owned or leased by a party or on which a party operates or operated its business during the last ten (10) years, that could require remedial action and/or that would reasonably be expected to result in claims and/or demands by and/or liabilities to third parties, including, but not limited to governmental entities.

    (ii) "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, regulations, ordinances, rules, orders, guidelines, policies or requirements of any governmental authority regulating or imposing standards of liability or standards of conduct (including common law) concerning air, water, solid waste, Hazardous Materials (including, but not limited to, the transfer of facilities involved in the generation, storage, handling, transportation and/or disposal of Hazardous Materials), worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, inland wetlands and watercourses and health protection. Such laws include, but are not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Clean Water Act, the Clean Air Act, and the Safe Drinking Water Act, all as amended and effective on the date hereof, and the regulations, rules and orders promulgated or issued thereunder. Environmental Laws also include any or all environmental permits, approvals, consents, stipulations, licenses, registrations, certificates and authorizations which are required by law, ordinance or regulation and any and all environmental regulatory compliance requirements applicable to a party's business and/or a party or, to the party's knowledge, its predecessor(s) in interest as of or prior to the Closing.

    (iii) "Hazardous Materials" means any petroleum, petroleum products, fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, infectious materials and any other element, compound, mixture, solution or substance that may pose a present or potential hazard to human health or the environment, or as otherwise defined in or regulated by Environmental Laws.

    (iv) "Notice" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter or any other written or oral communication (if such oral communication is made to a manager, officer or employee responsible for environmental compliance matters) from the United States Environmental Protection Agency, California Environmental Protection Agency, Texas Natural Resources Conservation Commission, Connecticut Department of Environmental Protection or any other foreign, federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional act or omission that constitutes or may constitute a violation of an Environmental Law and shall expressly include the imposition of any lien pursuant to any Environmental Laws.

    (v) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping. This term shall be interpreted to include both the present and past tense, as appropriate.

    (vi) "Site Remediation Measures" means any efforts of any foreign, federal, state or local government, or a party, their contractors, subcontractors, or agents, that are made, designed, initiated, or maintained as required by Environmental Laws or Commitments entered into by a party in order to ensure that Environmental Conditions are consistent with Environmental Laws or Commitments entered into by a party, including, site investigation, site monitoring, containment, clean-up, transport, removal, disposal, restoration and other remedial efforts of any kind.

  (b) Environmental Representations and Warranties. Except as may be found to the contrary in the Phase II environmental site assessment referred to in
Section 5.23 below:

    (i) Compliance. The ADCS Group and each ADCS Group Subsidiary and, to the ADCS Group's knowledge, its predecessor(s) in interest, have been and are in compliance with and have no liability or obligation arising under any Environmental Law, and neither the ADCS Group nor any ADCS Group Subsidiary has received any Notice from any applicable governmental agency seeking any information or alleging any violation of such Environmental Laws. No Site Remediation Measure is necessary or required under Environmental Law or any ADCS Commitment for its business or the ADCS Premises, nor are there any Environmental Conditions on the ADCS Premises. No capital improvements, alterations or repairs to the ADCS Premises are necessary or required to bring such facility into compliance with all Environmental Laws now in effect.

    (ii) Hazardous Materials/Underground Tanks. None of the ADCS Group, any ADCS Group Subsidiary or any Holder and, to the ADCS Group's knowledge, their predecessor(s) in interest, has caused or permitted any use of its business or the ADCS Premises to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or solid waste, except in compliance with all Environmental Laws, and has not caused or permitted and has no knowledge of the Release of any such Hazardous Materials on-site or off-site of the ADCS Premises, resulting, or that could in the future result in an Environmental Condition requiring Site Remediation Measures. The ADCS Premises and all principal items and machinery and equipment used in the ADCS Group's business comply with all applicable Environmental Laws. The ADCS Premises do not contain any asbestos requiring removal now or in the course of any remodeling that may occur in the future, or other Hazardous Materials, and, except for chemicals and raw materials used, and wastes generated in connection with, the manufacture of the ADCS Group's products, which in each case are located on the ADCS Premises in the ordinary course of business, no such materials are located on, in or under the ADCS Premises. Any and all underground and aboveground tanks at the ADCS Premises are in compliance with any and all Environmental Laws, and such Environmental Laws do not mandate the removal or retrofitting of such tanks for a period of five (5) years after the Closing. The removal of any tank has been carried out in compliance with all applicable Environmental Laws.

    (iii) There are no outstanding or, to the ADCS Group's knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any governmental authority, whether foreign, federal, state, local or any agency thereof, against or involving the ADCS Group, any ADCS Group Subsidiary or any Holder, or to the ADCS Group's knowledge, against or involving the ADCS Group's or any ADCS Group Subsidiary's predecessor(s) in interest in any manner arising under the Environmental Laws or alleging or involving personal injury or property damage as a result of a violation of any Environmental Law or otherwise involving Environmental Conditions. Attached hereto as SCHEDULE 3.31 is a list of all such actions, claims, proceedings, determinations and judgments issued within the past ten (10) years by any party against the ADCS Group, any ADCS Group Subsidiary or any Holder as it relates to the ADCS Group or the ADCS Group Subsidiaries and, to the ADCS Group's knowledge, against any predecessor(s) in interest.

    (iv) The ADCS Group and each ADCS Group Subsidiary and, to the ADCS Group's knowledge, their predecessor(s) in interest, have complied with all notice, recordkeeping and reporting requirements imposed by any governmental authority and any informational requests or demands arising under any Environmental Laws. None of the ADCS Group, any ADCS Group Subsidiary or any Holder, nor, to the ADCS Group's knowledge, the ADCS Group's or any ADCS Group Subsidiary's predecessor(s) in interest, is liable for any penalties, fines, or forfeitures or is subject to any restrictions on the conduct of its business for failure to comply with any of the foregoing.

    (v) Schedule 3.31 lists all of the ADCS Premises, the date of acquisition or leasing thereof, the person or entity from whom the ADCS Premises were acquired or leased, the operations conducted thereon and, to the ADCS Group's knowledge, the operations conducted prior to the acquisition or leasing thereof.

  3.32. Customers and Suppliers. SCHEDULE 3.32 sets forth a list of (i) all of the customers of the ADCS Group or any ADCS Group Subsidiary as of the date hereof, but not including customers from whom the ADCS Group or any ADCS Group Subsidiary in the aggregate has received less than $250,000 in gross receipts during the immediately preceding twelve-month period, and (ii) the ten (10) largest suppliers of the ADCS Group and the ADCS Group Subsidiaries taken as a whole in terms of purchases made during the 1995 and 1996 fiscal years. Neither the ADCS Group nor any ADCS Group Subsidiary has received any notice or has any knowledge that any customer listed for the 1996 fiscal year (1) has ceased, or currently intends to cease, to use the products, goods or services of the business of the ADCS Group or of any ADCS Group Subsidiary; (2) has substantially reduced, or currently intends to substantially reduce, the use of products, goods or services of the business of the ADCS Group or of any ADCS Group Subsidiary; or (3) other than in the ordinary course of business and to an extent which is not reasonably likely to have an ADCS Material Adverse Effect, has sought, or is seeking, to reduce the price it will pay for products, goods or services of the business of the ADCS Group or of any ADCS Group Subsidiary. Neither the ADCS Group nor any ADCS Group Subsidiary has received any notice or has any knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods to the ADCS Group or any ADCS Group Subsidiary at any time after the Closing Date on terms and conditions similar to those used in the current sales to the business, subject to general and customary price increases and unforeseeable supply or demand changes.

  3.33. Product and Service Warranties. To the knowledge of the ADCS Group:

  (a) All products sold and all services rendered by the ADCS Group and each ADCS Group Subsidiary have been in conformity in all material respects with all applicable ADCS Commitments and all expressed warranties, and no material liability exists or will arise for replacement or damage in connection with such sales or for services not rendered in all material respects in accordance therewith.

  (b) There is adequate provision in the ADCS Financial Statements for liabilities and obligations for damaged, defective or returned goods, or for replacement of goods or for allowances with respect to goods sold or services rendered by or on behalf of the ADCS Group or any ADCS Group Subsidiary.

  (c) Neither the ADCS Group nor any ADCS Group Subsidiary has any pattern of claims or actions based upon allegations of the same or similar product defect for any of its products.

  (d) There has not been any material product recall, rework or retrofit relating to any line of product manufactured, shipped or sold by the ADCS Group or any ADCS Group Subsidiary, nor to the knowledge of the ADCS Group is there any basis for any such product recall, rework or retrofit.

  3.34. Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the Hart-Scott-Rodino Antitrust Improvements Act of
1976) of the ADCS Group are less than $100,000,000.

  3.35. Stock Ownership. Other than through mutual funds or other similar investment vehicles over which no investment discretion is retained, none of the ADCS Group, any ADCS Group Subsidiary or any Holder owns any ATMI Group Securities issued by ATMI and has no warrants, options or other rights to purchase or otherwise acquire or convert any obligations into ATMI Group Securities.

  3.36. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the ADCS Group, any ADCS Group Subsidiary or any Holder who might be entitled to any fee or commission from the ATMI Group or any other person upon consummation of the transactions contemplated by this Agreement.

  3.37. Information in Disclosure Documents and Registration Statement. None of the information made available or to be made available by the ADCS Group for inclusion or incorporation by reference in (i) the S-4 will, at the time such registration statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the proxy statement relating to the meeting of ATMI's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  3.38. Pooling. To its knowledge, the ADCS Group has not taken, or failed to take, any action that would jeopardize the treatment of the Reorganization as a "pooling of interests" for accounting purposes.

  3.39. Atlantic Coast Polymers, Inc. ADCS Nevada is the record and beneficial owner of the number of Securities of Atlantic Coast Polymers, Inc. shown on
SCHEDULE 3.39, which Securities owned by ADCS Nevada represent less than twenty percent (20%) of the issued and outstanding voting Securities of Atlantic Coast Polymers, Inc. and which Securities owned by ADCS Nevada have been fully paid and are nonassessable. Neither the ADCS Group nor any ADCS Group Subsidiary is liable, directly or indirectly, whether as co-maker, guarantor, surety or otherwise, for any of the liabilities or obligations of Atlantic Coast Polymers, Inc.

  3.40. No Misrepresentation. Neither this Agreement nor any certificate or Schedule or other information furnished pursuant to this Agreement by or on behalf of the ADCS Group or any ADCS Group Subsidiary contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV

               Representations and Warranties of the ATMI Group

  The ATMI Group hereby jointly and severally represent and warrant to the ADCS Group that, except as set forth in the ATMI DISCLOSURE SCHEDULE attached hereto (which ATMI Disclosure Schedule makes explicit reference to the particular subsection as to which exception is taken, which in each case shall constitute the sole subsection as to which such exception shall apply, and the statements in such ATMI Disclosure Schedule shall be deemed to be representations and warranties), as supplemented pursuant to
Section 5.19, and acknowledge and confirm that the ADCS Group is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party, notwithstanding any investigation made by the ADCS Group or on its behalf:

  4.1. Capitalization; Options, Warrants, Rights. SCHEDULE 4.1 sets forth the aggregate number of all of the Securities which the ATMI Group and each ATMI Group Subsidiary (as hereinafter defined) are authorized to issue (the "ATMI Group Securities") and the aggregate number of all of the ATMI Group Securities issued and outstanding. All ATMI Group Securities have been validly authorized and issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any holder of any ATMI Group Securities or any other person, and have been issued in compliance with applicable foreign, federal and state securities laws. With respect to the ATMI Group, there are no outstanding or existing (i) proxies, voting trusts, or other agreements or understandings with respect to the voting of the ATMI Group Securities known to the ATMI Group, (ii) ATMI Group Securities convertible into or exchangeable for other ATMI Group Securities, (iii) options, warrants or other rights to purchase or subscribe for ATMI Group Securities (other than this Agreement) or ATMI Group Securities convertible into or exchangeable for other ATMI Group Securities, or (iv) agreements of any kind relating to the issuance or purchase of ATMI Group Securities or Securities convertible into or exchangeable for other ATMI Group Securities. No member of the ATMI Group holds or owns, directly or indirectly, any Securities of any other corporation, or has any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity other than (i) through mutual funds or other similar investment vehicles over which no investment discretion is retained, (ii) publicly-traded Securities having a market value of $25,000 or less per issuer, (iii) ATMI Group Securities and (iv) as identified on SCHEDULE 4.1 (each corporation, association, partnership, joint venture or other entity in which any member of the ATMI Group owns, directly or indirectly, twenty percent (20%) or more of the issued and outstanding Securities are referred to herein as the "ATMI Group Subsidiaries").

  4.2. Organization; Good Standing; Power. (a) Each of the ATMI Group and each of the ATMI Group Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, is authorized to do business as a foreign corporation in the jurisdictions set forth on SCHEDULE 4.2 and is not required to be authorized to do business as a foreign corporation in any other jurisdiction (within or without the United States) by reason of the nature of the business now being conducted by it or the properties owned or leased or operated by it in which the failure to be so qualified would have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of the ATMI Group and the ATMI Group Subsidiaries taken as a whole (an "ATMI Material Adverse Effect").

  (b) Each of the ATMI Group has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as is now being conducted by it, and to execute, deliver and perform this Agreement and the Additional Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.

  (c) The ATMI Group and each ATMI Group Subsidiary conducts its business under the trade names and other assumed names set forth on SCHEDULE 4.2, if any.

  4.3. Organizational Documents. With respect to the ATMI Group and each ATMI Group Subsidiary, the ATMI Group has heretofore made available to the ADCS Group a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, and (ii) each corporation's By-Laws, as amended to date (items (i) and (ii) being referred to herein as the "ATMI Organizational Documents"). Each of the foregoing are in full force and effect, and none of the ATMI Group, any ATMI Group Subsidiary or to the ATMI Group's knowledge, any other party to the ATMI Organizational Documents, is in violation of any of the provisions thereof. There are no proceedings for the amendment or modification of or any other change in the ATMI Organizational Documents. There are no proceedings for the dissolution or liquidation of the ATMI Group or any ATMI Group Subsidiary or, to the knowledge of the ATMI Group, threatening the existence of the ATMI

Group or any ATMI Group Subsidiary. The ATMI Group has made available to the ADCS Group the minute books and stock records of each member of the ATMI Group and ATMI Group Subsidiary.

  4.4. Authorization. Except for the vote of ATMI stockholders contemplated hereby, the ATMI Group has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and, as applicable, the Additional Agreements to which it is a party. Such execution, delivery and performance and the other transactions contemplated hereby do not and will not violate, result in any default, acceleration or loss of any material benefit under, permit any third party to rescind any term or provision of, or conflict with any terms of, the ATMI Organizational Documents, any law, lien, order, award, judgment, decree, Permit, or any material agreements or contracts to which the ATMI Group or any ATMI Group Subsidiary is a party or is subject or by which the ATMI Group or any ATMI Group Subsidiary or their assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets, real, personal or mixed, tangible or intangible, of the ATMI Group, or any ATMI Group Subsidiary. This Agreement and each of the Additional Agreements to which any of the ATMI Group is a party when executed will constitute the legal, valid and binding obligation of the ATMI Group, enforceable against the ATMI Group in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the enforceability of creditors' rights generally.

  4.5. SEC Compliance. Since November 23, 1993, ATMI has filed all forms, reports and documents (including all exhibits required to be filed therewith) with the SEC (the "ATMI SEC Documents") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective filing dates, the ATMI SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act or the rules and regulations promulgated under either, and none of the ATMI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed ATMI SEC Document. ATMI has made available to the ADCS Group copies of all of the ATMI SEC Documents.

  4.6. ATMI Commitments

  (a) Definitions. The following definition shall apply for purposes of this
Section 4.6:

    (i) "ATMI Commitments" means all of the Commitments to which the ATMI Group or any ATMI Group Subsidiary is a party other than the ATMI Group Employee Benefit Plans (as hereinafter defined).

  (b) Schedule of ATMI Commitments and Proposals. SCHEDULE 4.6 hereto sets forth a list of the following:

    (i) any ATMI Commitments, not including purchase orders placed by any member of the ATMI Group, creating or evidencing indebtedness in excess of $100,000.00 for money borrowed by the ATMI Group or any ATMI Group Subsidiary;

    (ii) any material ATMI Commitments mortgaging, pledging, granting, or creating a lien or security interest or other encumbrance on any real or personal property of the ATMI Group or any ATMI Group Subsidiary;

    (iii) any ATMI Commitments creating or evidencing any guaranty by the ATMI Group or any ATMI Group Subsidiary of payment or performance by any other party involving in excess of $100,000.00;

    (iv) any ATMI Commitments involving a sharing of profits or expenses, including, but not limited to, any joint venture agreements;

    (v) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to engage in any line of business;

    (vi) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to operate in any geographic area;

    (vii) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to compete with any party;

    (viii) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to disclose or use any information material to the operation of the business of the ATMI Group or any ATMI Group Subsidiary;

    (ix) any ATMI Commitments for construction of physical facilities involving in excess of $100,000.00;

    (x) any ATMI Commitments providing for disposition of any line of business, material assets or ATMI Group Securities;

    (xi) any ATMI Commitments providing for acquisition of any line of business, material assets or Securities of any other business, which Securities have a fair market value in excess of $50,000; and

    (xii) any ATMI Commitments providing for merger or consolidation (including letters of intent) with any other business.

  (c) The ATMI Group and each ATMI Group Subsidiary have complied in all material respects with and are not in material default under any of the ATMI Commitments.

  (d) Neither the ATMI Group nor any ATMI Group Subsidiary has granted or been granted any waiver or forbearance with respect to any ATMI Commitments to provide goods or services to customers that produced aggregate payments in the year ending December 31, 1996 of at least $250,000.00 to the ATMI Group or any ATMI Group Subsidiary.

  (e) The ATMI Commitments listed on Schedule 4.6 are valid and are in full force and effect as to the ATMI Group or an ATMI Group Subsidiary, as the case may be (and, to the knowledge of the ATMI Group, the other parties thereto).

  4.7. Restrictions; Burdensome Agreements. None of the ATMI Group or any ATMI Group Subsidiary is a party to any contract, commitment or agreement (including the ATMI Commitments), and none of the ATMI Group or any ATMI Group Subsidiary or any of their respective properties and assets is subject to or bound or affected by any charter, by-law, operating agreement, limited partnership agreement, or other organizational restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation, Permit or other restriction of any kind or character, which would (i) prevent the ATMI Group from entering into this Agreement and the Additional Agreements to which it is a party or prevent the ATMI Group from consummating the transactions contemplated hereby and thereby, or (ii) have an ATMI Material Adverse Effect that has not been disclosed in a Schedule hereto.

  4.8. Condition of the Assets. Except as would not have an ATMI Material Adverse Effect, the tangible assets of the ATMI Group and each ATMI Group Subsidiary, including real, personal and mixed, material to the operation of its business are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The assets of the ATMI Group and each ATMI Group Subsidiary are operated in conformity in all material respects with all applicable laws, ordinances, regulations, orders, Permits and other requirements relating thereto adopted or currently in effect. SCHEDULE 4.8 sets forth a list of each asset (other than intangible assets listed on SCHEDULE 4.23 and other than as set forth on SCHEDULE 4.25) having a book value in excess of $50,000, indicating whether each such asset is owned or leased by the ATMI Group or any ATMI Group Subsidiary, and setting forth where each such asset is located. Since December 31, 1996, neither the ATMI Group nor any ATMI Group Subsidiary has, except in the ordinary course of business, acquired or sold or otherwise disposed of any of its assets. SCHEDULE 4.8 also includes a list of each lease under which the ATMI Group or any ATMI Group Subsidiary leases an asset (other than leased real property) having a replacement cost of $50,000 or more. The leases and other agreements or instruments under which the ATMI Group or any ATMI Group Subsidiary holds, leases, subleases or is entitled to the use of any of the assets having a replacement cost of $50,000 or more are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves. No default or event of default by the ATMI Group or any ATMI Group Subsidiary exists, and no event which, with notice or lapse of time or both, would constitute a default by the ATMI Group or any ATMI Group Subsidiary, has occurred and is continuing, under terms or provisions, express or implied, of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any of its assets is subject, which lease, agreements or other instruments individually or in the aggregate involve assets having a book value of $50,000 or more, nor has the ATMI Group received notice of any claim of such default.

  4.9. Title; Absence of Liens and Encumbrances, Etc. The ATMI Group and each ATMI Group Subsidiary have good, valid, and marketable title to its assets, free and clear of all mortgages, security interests, claims, liens, charges, title defects, encumbrances, restrictions on use or transfer or other defects.

  4.10. Government and Other Consents. No consent, authorization or approval of, exemption by, or filing with any governmental, public or self-regulatory body or authority or other party is required in connection with the execution, delivery and performance by the ATMI Group of this Agreement, the Additional Agreements to which it is a party or any of the instruments or agreements required to be executed and delivered pursuant to this Agreement or any Additional Agreement, or the consummation of the Exchange, except under any applicable federal and state securities laws, the HSR Act and the rules and regulations of the NASD.

  4.11. Franchises, Permits, Licenses; Compliance with Applicable Laws and Court Orders. Except for intellectual property matters covered by Section 4.23, the ATMI Group and each ATMI Group Subsidiary have all Permits necessary to own, lease or operate its properties or necessary for the conduct of its business as currently conducted, other than those the absence of which would not result in an ATMI Material Adverse Effect. All such Permits are in full force and effect, and there is no condition, nor has any event occurred, which constitutes or with the giving of notice, or passage of time, or both, would constitute a violation of the terms of any Permit, and to the knowledge of the ATMI Group, no suspension or cancellation of any of them is pending or threatened. Neither the execution of this Agreement or the Additional Agreements to which any of the ATMI Group is a party nor the consummation of the transactions contemplated hereby or thereby would constitute a violation of the terms of any such Permit or grounds for the termination of any such Permit. No application for a Permit filed by or on behalf of the ATMI Group or any ATMI Group Subsidiary, or in connection with a facility operated by the ATMI Group or any ATMI Group Subsidiary, within the last five (5) years has been denied, other than the denial of Permits which individually or in the aggregate did not or does not have an ATMI Material Adverse Effect. The ATMI Group and each ATMI Group Subsidiary have, in the operation of its business, duly complied with all applicable laws, rules, regulations, Permits and orders of federal, state, local and foreign governments, except where the failure to comply did not or does not have an ATMI Material Adverse Effect. Neither the ATMI Group nor any ATMI Group Subsidiary is in default, and no event has occurred that with notice or the passage of time or both would constitute such a default, with respect to any order, judgment, writ, injunction, decree, award, Permit, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits in any material respect the operation of the business of, or the use of the assets of, the ATMI Group and the ATMI Group Subsidiaries taken as a whole. To the knowledge of the ATMI Group, no officer, director, member or partner of the ATMI Group would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

  4.12. Financial Statements. The (i) audited consolidated balance sheets of ATMI and its subsidiaries at December 31, 1994 and 1995 and the statements of operations and changes in stockholders' equity and cash flows for the years ended December 31, 1994 and 1995, and (ii) the unaudited consolidated balance sheet at September 30, 1996 and the statement of operations and cash flows for the nine months then ended and the unaudited consolidated statement of operations for the three months ended September 30, 1996, included in the ATMI SEC Documents (the "ATMI Financial Statements") fairly present the financial position and results of operations of the ATMI Group as for the periods then ended and the financial position of the ATMI Group at the dates thereof in accordance with generally accepted accounting principles (subject to normal year-end adjustments for unaudited interim financial statements, if any). ATMI has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with generally accepted accounting principles consistently applied, and such books of account are and, during the period covered by the ATMI Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of ATMI, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the ATMI Financial Statements.

  4.13. Absence of Undisclosed Liabilities. Neither the ATMI Group nor any ATMI Group Subsidiary has any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate would have an ATMI Material Adverse Effect and which (i) have not been reflected in the ATMI Financial Statements, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have been incurred since December 31, 1996, other than in the ordinary course of its business consistent with past practices.

  4.14. Absence of Certain Changes. Since December 31, 1996 there has not been, except as described in SCHEDULE 4.14 hereto:

  (a) any material adverse change in the business, financial condition, assets or liabilities, results of operations, or prospects of the ATMI Group and the ATMI Group Subsidiaries taken as a whole other than changes in the ordinary course of business, which changes have not in the aggregate been, and do not, to the ATMI Group's knowledge, threaten to become, materially adverse to the business, financial condition, assets or liabilities, results of operations, or prospects of the ATMI Group and the ATMI Group Subsidiaries taken as a whole;

  (b) any damage, destruction or loss in excess of $25,000 (whether or not covered by insurance) adversely affecting any of the assets or business of the ATMI Group or any ATMI Group Subsidiary;

  (c) any ATMI Commitment or liability undertaken or incurred by the ATMI Group or any ATMI Group Subsidiary (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any transaction entered into by the ATMI Group or any ATMI Group Subsidiary which is material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole, other than items incurred or entered into in the ordinary course of business and consistent with past practices of the ATMI Group or any ATMI Group Subsidiary;

  (d) any payment, discharge or satisfaction of any claim, lien, encumbrance or liability of the ATMI Group or any ATMI Group Subsidiary outside the ordinary course of business in excess of $5,000 individually or $50,000 in the aggregate;

  (e) any sale, transfer, conveyance, assignment, lease, license, pledge, mortgage or other disposition or encumbrance by the ATMI Group or any ATMI Group Subsidiary of any asset of the ATMI Group or any ATMI Group Subsidiary having a value more than $20,000 individually or $50,000 in the aggregate, except in the ordinary course of business and consistent with past practices of the ATMI Group or any ATMI Group Subsidiary;

  (f) any modification, amendment, cancellation, termination, revocation, rescission, or waiver of any rights with value to the ATMI Group or any ATMI Group Subsidiary in excess of $20,000 pursuant to any ATMI Commitments;

  (g) any material change in the accounting methods or practices followed by the ATMI Group or any ATMI Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted and applied;

  (h) any (i) grant of any severance or termination pay to any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary in excess of $25,000, (ii) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary, except for employment agreements entered into in the ordinary course of business (which agreements individually or in the aggregate are not material to the financial condition or results of operations of the ATMI Group and the ATMI Group Subsidiaries taken as a whole), (iii) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, other than normal yearly adjustments, or (iv) change in compensation, bonus or other benefits payable to any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary, other than normal yearly adjustments, and other than any increase pursuant to any ATMI Group Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed;

  (i) declared, paid or set aside for payment by the ATMI Group or any ATMI Group Subsidiary any dividend or other distribution in respect of ATMI Group Securities, or redeemed, purchased or otherwise acquired any of their respective ATMI Group Securities;

  (j) issued, authorized for issuance, or entered into any commitment to issue any Security, bond, note or other debt obligation of the ATMI Group or any ATMI Group Subsidiary;

  (k) any transaction or payments between (i) any stockholder or any related party or entity and (ii) the ATMI Group or any ATMI Group Subsidiary not in the ordinary course of business, other than indebtedness which by its terms does not require payment of principal or interest at any time after December 31, 1997;

  (l) the termination, whether voluntary or involuntary, of any material employee of the ATMI Group or any ATMI Group Subsidiary or of any material relationship between the ATMI Group or any ATMI Group Subsidiary and a consultant; or

  (m) any agreement or understanding entered into by the ATMI Group or any ATMI Group Subsidiary whether in writing or otherwise, for the ATMI Group or any ATMI Group Subsidiary to take any of the actions specified in this Section 4.14.

  4.15. Indebtedness. Neither the ATMI Group nor any ATMI Group Subsidiary has any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Closing Date, neither the ATMI Group nor any ATMI Group Subsidiary will have any obligation for money borrowed nor any agreement or arrangement to borrow money, and neither the ATMI Group nor any ATMI Group Subsidiary will have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee, which with respect to any of the above is material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole.

  4.16. Accounts Receivable. No amounts in excess of $10,000 individually or $50,000 in the aggregate included in the accounts receivable of the ATMI Group or any ATMI Group Subsidiary in the ATMI Financial Statements have been released or are, or are currently expected to be, regarded under generally accepted accounting principles as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to the knowledge of the ATMI Group, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the ATMI Financial Statements. SCHEDULE 4.16 hereto sets forth a list of all accounts receivable of the ATMI Group or any ATMI Group Subsidiary as of the close of business on December 31, 1996, none of which, to the ATMI Group's knowledge, is owing from a debtor that has become bankrupt or insolvent or has been pledged to any third party.

  4.17. Supplies. The supplies of the ATMI Group and the ATMI Group Subsidiaries taken as a whole consist of a quality and quantity generally adequate for and usable in the ordinary course of business consistent with past practice.

  4.18. No Prebillings. Neither the ATMI Group nor any ATMI Group Subsidiary has prebilled or received payment in amounts greater than $20,000 individually or $50,000 in the aggregate, and the ATMI Group and the

ATMI Group Subsidiaries will not prebill or receive payment in such amounts, from any of its accounts for goods to be delivered or for services to be rendered or for expenses to be incurred subsequent to the Closing Date, except in connection with any government contract and except in the ordinary course of business and consistent with past practices of the ATMI Group or any ATMI Group Subsidiary.

  4.19. Taxes.

  (a) All Returns related to Taxes required to be filed or maintained on or before the Closing Date with respect to the business, activities or assets of the ATMI Group or any ATMI Group Subsidiary, have been filed or maintained, or will be filed or maintained on or before the Closing Date, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or could reasonably be expected to become due with respect to the late filing of any Return. All Returns are or will be accurate and complete in all material respects and properly reflect the Taxes due for the periods covered thereby. All Taxes due and payable, whether or not called for by the Returns, and all Taxes properly allocable to periods ending on or before the Closing Date have been paid, adequately provided for in the ATMI Financial Statements or any ATMI Group Subsidiary's financial statements, or properly protested or will be so paid, reserved for or protested by the Closing Date, and the ATMI Group and each ATMI Group Subsidiary have maintained all required records with respect to Taxes. All Taxes required to be withheld or collected by the ATMI Group or any ATMI Group Subsidiary have been duly withheld or collected and have been paid over to the appropriate governmental authorities, or are held in separate bank accounts established exclusively for such purpose. Except as set forth on SCHEDULE 4.19 hereto, no audit or investigation of any Return is pending or, to the knowledge of the ATMI Group, threatened. SCHEDULE 4.19 hereto sets forth the status of any audit that is pending, including the amounts of any deficiencies and additions to Tax indicated on any notices of proposed deficiency or statutory notices of deficiency that may have been issued in connection therewith and all of such deficiencies or additions to Tax have been paid. There are no requests for rulings pending before any taxing authority.
SCHEDULE 4.19 sets forth the states in which the ATMI Group or any ATMI Group Subsidiary has filed Returns relating to Taxes for the taxable years ended December 31, 1993 through December 31, 1995. Neither the ATMI Group nor any ATMI Group Subsidiary has executed or filed with the Internal Revenue Service or any other domestic or foreign taxing authority any agreement extending the period for assessment or collection of any Taxes, and neither the ATMI Group nor any ATMI Group Subsidiary has waived any law or regulation fixing the period for assessment or collection of Taxes. Neither the ATMI Group nor any ATMI Group Subsidiary is a party to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or threatened against the ATMI Group or any ATMI Group Subsidiary for which provision has not been made in the ATMI Financial Statements or any ATMI Group Subsidiary's financial statements. There are no tax liens upon any of the properties or assets of the ATMI Group or any ATMI Group Subsidiary other than liens for Taxes not yet due and payable. True and complete copies of the income tax returns of the ATMI Group and each ATMI Group Subsidiary for the three (3) fiscal years ended in 1993 through 1995, as filed with the Internal Revenue Service and all other domestic or foreign taxing authorities, have previously been made available to the ATMI Group.

  (b) No sales, use or other transfer or conveyance taxes are or will become payable by the ADCS Group or the ATMI Group solely as a consequence of the Merger, Exchange or Reorganization, other than taxes based upon the net income of the parties.

  4.20. Employees. SCHEDULE 4.20 contains a true and complete list of all of the officers and directors, partners and members of the ATMI Group and ATMI Group Subsidiaries, specifying their office or title, and a true and complete list of all the employees of the ATMI Group and each ATMI Group Subsidiary as of the date hereof. Neither the ATMI Group nor any ATMI Group Subsidiary has any written or oral contract of employment with any employee of the ATMI Group or any ATMI Group Subsidiary, and neither the ATMI Group nor any ATMI Group Subsidiary is a party to or subject to any collective bargaining agreement nor has been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Neither the ATMI Group nor any ATMI Group Subsidiary is a party to any pending nor, to the ATMI Group's knowledge, threatened labor dispute affecting the ATMI Group or any ATMI Group Subsidiary.

The ATMI Group and each ATMI Group Subsidiary have complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. To the knowledge of the ATMI Group, neither the ATMI Group nor any ATMI Group Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. None of the ATMI Group or any ATMI Group Subsidiary has received notice from any employee listed on SCHEDULE 4.20 as earning an annual base salary in excess of $40,000 that such employee is terminating his or her employment with the ATMI Group or any ATMI Group Subsidiary, nor to the knowledge of the ATMI Group does any such employee intend to terminate his or her employment with the ATMI Group or any ATMI Group Subsidiary.

  4.21. Employee Benefit Plans.

  (a) SCHEDULE 4.21 sets forth a list of every stock option, stock purchase, stock appreciation right, bonus, incentive, deferred or current compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, severance, sickness, accident, medical, disability, hospitalization, vacation, insurance or other plan or agreement which provides benefits to or for or on behalf of any one or more employees of the ATMI Group or any ATMI Group Subsidiary (including former employees) or their beneficiaries (collectively, "ATMI Employee Benefit Plans"). The ATMI Group has made available to the ADCS Group true, correct and complete copies of all ATMI Employee Benefit Plans, as in effect on the date of this Agreement, all written descriptions or summaries thereof, all trust agreements or other funding arrangements (including insurance or group annuity contracts) relating thereto, all amendments thereto and all determination letters issued by the Internal Revenue Service with respect to such ATMI Employee Benefit Plans.

  (b) No employee benefit plan (within the meaning of Section 3(3) of ERISA) exists which covers or is maintained for the benefit of any of the employees of the ATMI Group or any ATMI Group Subsidiary or to which the ATMI Group or any ATMI Group Subsidiary is required to make contributions on account of any employees of the ATMI Group or any ATMI Group Subsidiary.

  (c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the ATMI Group, threatened against any ATMI Employee Benefit Plan, nor, to the knowledge of the ATMI Group, does any basis therefor exist. Each ATMI Employee Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA and the Code and their regulations, and other applicable laws and regulations and has been administered in all material respects in accordance with its terms and with applicable legal requirements.

  (d) With respect to each ATMI Employee Benefit Plan,

    (i) the ATMI Group and each ATMI Group Subsidiary have performed or caused to be performed all obligations required to be performed under such ATMI Employee Benefit Plan (including, but not limited to, the making when due of all contributions required by the terms of such plan, by law, or by any collective bargaining agreement, or otherwise);

    (ii) the ATMI Group and each ATMI Group Subsidiary have complied in timely fashion with the terms of each ATMI Employee Benefit Plan and with all requirements of all laws, rules and regulations (including, but not limited to, ERISA and the Code) which are applicable to each ATMI Employee Benefit Plan and each ERISA Plan, including, but not limited to,

      (1) the filing when due of all required returns, reports and other documents, and

      (2) compliance with all rules concerning notifications and disclosures to participants and beneficiaries under each such plan;

    (iii) neither the ATMI Group nor any ATMI Group Subsidiary has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA nor has committed any breach of fiduciary responsibility under ERISA (or has any knowledge that any other person has engaged in any such prohibited transaction or committed any such breach) which could subject the ADCS Group and/or the Surviving Corporation to an excise tax or other liability under ERISA or the Code; and

    (iv) neither the ATMI Group nor any ATMI Group Subsidiary is in default under or in violation of (and has no knowledge of any default or violation by any other person of) the terms of any ATMI Employee Benefit Plan.

  (e) Except as set forth on SCHEDULE 4.21,

    (i) no employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) which is sponsored by any member of the "controlled group" (as defined in Section 4001(a)(14) of ERISA) which includes the ATMI Group or any ATMI Group Subsidiary (the "ATMI Controlled Group") has been terminated since September 2, 1974;

    (ii) no proceeding has been initiated to terminate any such employee pension benefit plan;

    (iii) there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) with respect to any such employee pension benefit plan, other than those with respect to which the requirement of thirty (30) days' notice, whether in advance of the event or following the event, to the PBGC has been waived by regulation;

    (iv) no excise or other taxes (or interest or penalties with respect thereto) are due or owing with respect to any such employee pension benefit plan because of any failure to comply with the minimum funding standards of ERISA or for failing to comply with any other applicable requirement under ERISA or the Code;

    (v) all contributions to any such employee pension benefit plan have been made within the time provided by law;

    (vi) at no time during the last five (5) years has the ATMI Group or any ATMI Group Subsidiary or any member of the ATMI Controlled Group been a party to, or been required to make any contribution to, a "Multiemployer Plan" (as defined in Section 3(37) of ERISA), nor has the ATMI Group or any ATMI Group Subsidiary or any member of the ATMI Controlled Group made a complete or partial withdrawal from a Multiemployer Plan as a result of which any withdrawal liability has been or will be incurred by any of them;

    (vii) neither the ATMI Group or any ATMI Group Subsidiary nor any member of the ATMI Controlled Group has incurred any liability to the PBGC other than for the payment of annual premiums (and no such premium payments are currently due and owing); and

    (viii) neither the ATMI Group or any ATMI Group Subsidiary nor any member of the ATMI Controlled Group has entered into any transaction within the past five (5) years the purpose of which is to evade liability under Title IV of ERISA.

  (f) No ATMI Employee Benefit Plan (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of the ATMI Group or any ATMI Group Subsidiary beyond their retirement or other termination of service with the ATMI Group or any ATMI Group Subsidiary, other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits which have been accrued as liabilities on the books of the ATMI Group or any ATMI Group Subsidiary, (iii) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), (iv) benefits which have already been satisfied in full or (v) death benefits under any pension plan to the extent set forth in SCHEDULE 4.21 hereto.

  4.22. Litigation. There is no action, suit or proceeding pending and of which it has been served notice or, to the ATMI Group's knowledge, threatened, by or against the ATMI Group or any ATMI Group Subsidiary relating to or affecting its business or assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency. To the ATMI Group's knowledge, there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation by any third party which could reasonably be expected to materially adversely affect its business, the ATMI Group or any ATMI Group Subsidiary, nor are there any facts or conditions which could reasonably be expected to give rise to any order of condemnation, appropriation or other taking of any of the assets. There is no litigation, action, suit, investigation or proceeding pending and of which it has been served notice or, to the knowledge of the ATMI Group, threatened, before any court, agency or other governmental body against the ATMI Group or any ATMI Group Subsidiary (or any corporation or entity affiliated with the ADCS Group or any ATMI Group Subsidiary) which seeks to enjoin or prohibit or otherwise challenge the transactions contemplated hereby or contemplated by the Additional Agreements.
Schedule 4.22 sets forth each action, suit or proceeding against the ATMI Group or any ATMI Group Subsidiary relating to or affecting its business or assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency, which has been dismissed or settled or in which a judgment has been rendered, in each case within the past five
(5) years, and the disposition thereof. The ATMI Group has made available to ATMI true and correct copies of each settlement agreement and release, if any, in connection with any matter discussed in the prior sentence, each of which constitutes a legal, valid and binding obligation of the parties thereto, and no party thereto is in default of any of its obligations thereunder. There is no order, judgment, decree or settlement agreement against or involving the ATMI Group or any ATMI Group Subsidiary involving any ongoing liabilities or restrictions.

  4.23. Proprietary Rights. (a) SCHEDULE 4.23 sets forth a true, correct and complete list of all foreign and domestic patents and applications for patents, Marks, and registered copyrights, and applications therefor, owned by the ATMI Group or any ATMI Group Subsidiary or in which the ATMI Group or any ATMI Group Subsidiary has any rights or licenses. The ATMI Group has made available to the ADCS Group copies of all agreements of the ATMI Group or any ATMI Group Subsidiary with each officer, employee or consultant of the ATMI Group or any ATMI Group Subsidiary providing the ATMI Group or any ATMI Group Subsidiary with secrets and inventions developed or used by the ATMI Group or any ATMI Group Subsidiary. All of such agreements so described are valid, enforceable and legally binding.

  (b) The ATMI Group and each ATMI Group Subsidiary own or possess or have the right to obtain licenses or other rights to use all Proprietary Rights which it has determined are used in its business, and it believes the same are sufficient to conduct its business as it has been and is now being conducted. The ATMI Group is not aware of any existing Proprietary Rights that the ATMI Group and the ATMI Group Subsidiaries do not already own or possess or will be able to obtain a license under, which Proprietary Rights would be necessary for the ATMI Group or any ATMI Group Subsidiary to conduct its business.

  (c) To the ATMI Group's knowledge, the operations of the ATMI Group and each ATMI Group Subsidiary do not conflict with or infringe upon, and no one has asserted to the ATMI Group or any ATMI Group Subsidiary that such operations conflict with or infringe upon, any Proprietary Rights any Marks owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the ATMI Group or any ATMI Group Subsidiary with respect to any Proprietary Rights or Marks, and none has been threatened against the ATMI Group or any ATMI Group Subsidiary. To the ATMI Group's knowledge, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the ATMI Group or any ATMI Group Subsidiary does not have the right to use, free of any rights or claims of others, all Proprietary Rights and Marks in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of its business as it has been and is now being conducted. Neither the ATMI Group nor any ATMI Group Subsidiary has violated the terms of any confidentiality agreement or nondisclosure agreement entered into in favor of any third party.

  (d) There are no inter parties proceedings before any patent or trademark authority to which the ATMI Group or any ATMI Group Subsidiary is a party.

  (e) The ATMI Group and each ATMI Group Subsidiary have taken all other measures it deems reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how, the value of which to the ATMI Group or any ATMI Group Subsidiary is contingent upon maintenance of the confidentiality thereof.

  (f) Each employee and officer of the ATMI Group or any ATMI Group Subsidiary is a party to a confidential non-disclosure agreement with the ATMI Group or such ATMI Group Subsidiary (the form of which has been made available to the ADCS Group). No employee of the ATMI Group or any ATMI Group Subsidiary is in violation of any material term of any employment contract, proprietary information and inventions agreement, confidentiality agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with the ATMI Group or any ATMI Group Subsidiary, or any previous employer.

  (g) The Proprietary Rights and Marks are free of any unresolved ownership disputes with respect to any third party. To the ATMI Group's knowledge there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights or Marks by any third party, including any employee or former employee of the ATMI Group or any ATMI Group Subsidiary.

  (h) Other than as part of transactions identified in SCHEDULE 4.23, the ATMI Group has not licensed, granted rights under, waived, released, discharged, dedicated, disclaimed or otherwise relinquished any of the Proprietary Rights identified on SCHEDULE 4.23(H) (the "ATMI Identified Proprietary Rights") to third parties; has not burdened the Proprietary Rights with any liens, security interests, financing agreements, or other encumbrances; and to the ATMI Group's knowledge is not prevented in any manner, as by estoppel, laches, inequitable conduct, or otherwise, from enforcing any of the ATMI Identified Proprietary Rights, which prevention would individually or in the aggregate have an ATMI Material Adverse Effect.

  4.24. Related Party Transactions. SCHEDULE 4.24 sets forth the amounts and other essential terms of indebtedness (which by its terms requires payment of principal or interest at any time after December 31, 1997) or other obligations, liabilities or commitments (contingent or otherwise) of the ATMI Group or any ATMI Group Subsidiary to or from any present officer, director, partner, member or stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due), and all other transactions between such persons and the ATMI Group or any ATMI Group Subsidiary, except for transactions which through consolidation are eliminated in the ATMI Group Financial Statements. Without limiting the generality of the foregoing, as of the date hereof, none of the present officers, directors, partners, members or stockholders or any person related to, controlling, controlled by or under common control with any of the foregoing (a) has any material direct or indirect interest in any entity which does business with the ATMI Group or any ATMI Group Subsidiary, (b) has any direct or indirect interest in any property, asset or right which is used by the ATMI Group or any ATMI Group Subsidiary in the conduct of its business, or
(c) has any contractual relationship with the ATMI Group or any ATMI Group Subsidiary other than such relationships which occur from being an employee, officer, director, etc.

  4.25. Environmental Matters; Health and Safety.

  (a) Definitions. The definitions set forth in Section 3.31 shall apply for purposes of this Section 4.25.

  (b) Environmental Representations and Warranties. SCHEDULE 4.25 hereto sets forth a list of all of the real property and all of the buildings, warehouses and storage facilities owned, leased or operated by the ATMI Group or any ATMI Group Subsidiary during the last five (5) years (the "ATMI Premises"), indicating where such property or facility is located, whether such property is owned, leased and/or operated by the ATMI Group or any ATMI Group Subsidiary and the date of acquisition or occupancy thereof.

    (i) Compliance. The ATMI Group and each ATMI Group Subsidiary and, to the ATMI Group's knowledge, its predecessor(s) in interest, have been and are in compliance with and have no liability or obligation arising under any Environmental Law, and neither the ATMI Group nor any ATMI Group Subsidiary has received any Notice from any applicable governmental agency seeking any information or alleging any violation of such Environmental Laws. No Site Remediation Measure is necessary or required under Environmental Law or any ATMI Commitment for its business or the ATMI Premises, nor are there any Environmental Conditions on the ATMI Premises. No capital improvements, alterations or repairs to the ATMI Premises are necessary or required to bring such facility into compliance with all Environmental Laws now in effect or enacted or promulgated but not yet in effect.

    (ii) Hazardous Materials/Underground Tanks. None of the ATMI Group or any ATMI Group Subsidiary and, to the ATMI Group's knowledge, their predecessor(s) in interest, has caused or permitted any use of its business or ATMI Premises to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or solid waste, except in compliance with all Environmental Laws, and has not caused or permitted and has no knowledge of the Release of any such Hazardous Materials on-site or off-site of the ATMI Premises resulting or that could in the future result in an Environmental Condition requiring Site Remediation Measures. The ATMI Premises and all principal items and machinery and equipment used in the ATMI Group's business comply with all applicable Environmental Laws. The ATMI Premises do not contain any asbestos requiring removal now or in the course of any remodeling that may occur in the future, or other Hazardous Materials, and, except for chemicals and raw materials used, and wastes generated in connection with, the manufacture of the ATMI Group's products, which in each case are located on the ATMI Premises in the ordinary course of business, no such materials are located on, in or under the ATMI Premises. Any and all underground and aboveground tanks at the ATMI Premises are in compliance with any and all Environmental Laws, and such Environmental Laws do not mandate the removal or retrofitting of such tanks for a period of five (5) years after the Closing. The removal of any tank has been carried out in compliance with all applicable Environmental Laws.

    (iii) There are no outstanding or, to the ATMI Group's knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any governmental authority, whether foreign, federal, state, local or any agency thereof, against or involving the ATMI Group or any ATMI Group Subsidiary, or to the ATMI Group's knowledge, against or involving the ATMI Group's or any ATMI Group Subsidiary's predecessor(s) in interest in any manner arising under the Environmental Laws or alleging or involving personal injury or property damage as a result of a violation of any Environmental Law or otherwise involving Environmental Conditions. Attached hereto as SCHEDULE 4.25 is a list of all such actions, claims, proceedings, determinations and judgments issued within the past ten (10) years by any party against the ATMI Group or any ATMI Group Subsidiary and, to the ATMI Group's knowledge, against any predecessor(s) in interest.

    (iv) The ATMI Group and each ATMI Group Subsidiary and, to the ATMI Group's knowledge, their predecessor(s) in interest, have complied with all notice, recordkeeping and reporting requirements imposed by any governmental authority and any informational requests or demands arising under any Environmental Laws. None of the ATMI Group or any ATMI Group Subsidiary, nor, to the ATMI Group's knowledge, the ATMI Group's or any ATMI Group Subsidiary's predecessor(s) in interest, is liable for any penalties, fines, or forfeitures or is subject to any restrictions on the conduct of its business for failure to comply with any of the foregoing.

  4.26. Customers and Suppliers. Neither the ATMI Group nor any ATMI Group Subsidiary has received any notice or has any knowledge that any customer from whom the ATMI Group or any ATMI Group Subsidiary in the aggregate has received more than $250,000 in gross receipts during the immediately preceding twelve-month period (1) has ceased, or currently intends to cease, to use the products, goods or services of the business of the ATMI Group or of any ATMI Group Subsidiary, (2) has substantially reduced, or currently intends to substantially reduce, the use of products, goods or services of the business of the ATMI Group or of any ATMI Group Subsidiary, or (3) other than in the ordinary course of business and to an extent which is not reasonably likely to have an ATMI Material Adverse Effect, has sought, or is seeking, to reduce the price it will pay for products, goods or services of the business of the ATMI Group or of any ATMI Group Subsidiary. Neither the ATMI Group nor any ATMI Group Subsidiary has received any notice or has any knowledge that any of the ten (10) largest suppliers of the ATMI Group and the ATMI Group Subsidiaries taken as a whole in terms of purchases made during the 1995 and 1996 fiscal years will not sell raw materials, supplies, merchandise and other goods to the business of the ATMI Group or of any ATMI Group Subsidiary at any time after the Closing Date on terms and conditions similar to those used in the current sales to the business, subject to general and customary price increases and unforeseeable supply or demand changes.

  4.27. Product and Service Warranties. To the knowledge of the ATMI Group:

  (a) All products sold and all services rendered by the ATMI Group and each ATMI Group Subsidiary have been in conformity in all material respects with all applicable ATMI Commitments and all expressed warranties, and no material liability exists or will arise for replacement or damage in connection with such sales or for services not rendered in all material respects in accordance therewith.

  (b) There is adequate provision in the ATMI Financial Statements for liabilities and obligations for damaged, defective or returned goods, or for replacement of goods or for allowances with respect to goods sold or services rendered by or on behalf of the ATMI Group or any ATMI Group Subsidiary.

  (c) Neither the ATMI Group nor any ATMI Group Subsidiary has any pattern of claims or actions based upon allegations of the same or similar product defect for any of its products.

  (d) There has not been any material product recall, rework or retrofit relating to any line of product manufactured, shipped or sold by the ATMI Group or any ATMI Group Subsidiary, nor to the knowledge of the ATMI Group is there any basis for any such product recall, rework or retrofit.

  4.28. No Prior Activities. Holdings and Newco were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, neither Holdings nor Newco has nor will have incurred, directly or indirectly, through any subsidiary or affiliate (other than its parent), any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  4.29. Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the Hart-Scott-Rodino Antitrust Improvements Act of
1976) of the ATMI Group are less than $100,000,000.

  4.30. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the ATMI Group or any ATMI Group Subsidiary who might be entitled to any fee or commission from the ADCS Group or any other person upon consummation of the transactions contemplated by this Agreement.

  4.31. Information in Disclosure Documents and Registration Statement. None of the information made available or to be made available by the ATMI Group for inclusion or incorporation by reference in (i) any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and any registration statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by the ATMI Group with respect to statements made therein based on information made available by the ADCS Group, any ADCS Group Subsidiary or any Holder for inclusion in any registration statement or the Proxy Statement.

  4.32. Pooling. To its knowledge, the ATMI Group has not taken, or failed to take, any action that would jeopardize the treatment of the Reorganization as a "pooling of interests" for accounting purposes.

  4.33. Section 203 of the DGCL. The Exchange by the Holders of each of their Interests for their Pro Rata Portion of the Exchange Consideration has been approved by the Board of Directors of Holdings for the purposes of Section 203 of the DGCL.

  4.34. No Misrepresentation. Neither this Agreement nor any certificate or Schedule or other information furnished pursuant to this Agreement by or on behalf of the ATMI Group or any ATMI Group Subsidiary contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                                   Covenants

  5.1. Access to Information. From the date hereof to the Closing Date, each party will (i) afford to the officers, independent certified public accountants, legal counsel and other representatives of the other parties, during normal business hours, reasonable access to its properties, books, records and personnel in order that each party may have full opportunity to make such investigation as it reasonably desires to make in connection with the transactions contemplated herein; (ii) confer with representatives of the other parties; (iii) furnish to the other parties, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as the other parties may reasonably request; and (iv) furnish to the other parties' auditors all consents and authority that they may reasonably request in connection with any examination of each party by the other parties. The rights pursuant to this Section 5.1 shall be subject to the provisions of the Confidentiality Agreement dated October 22, 1996 between ADCS LP and ATMI, which Confidentiality Agreement shall be binding on each of the ADCS Group and each of the ATMI Group and shall survive the execution and delivery of and the termination of, this Agreement.

  5.2. Interim Operations of ADCS Group. Except as set forth on Schedule 5.2 and as provided in Section 5.21, the ADCS Group hereby covenants and agrees that between the date hereof and the Closing, and unless the ATMI Group otherwise consents in advance in writing:

  (a) The ADCS Group and each ADCS Group Subsidiary shall conduct its business in the ordinary course and in accordance with its past practices, and use its diligent efforts to (i) preserve its business organization intact, (ii) preserve its goodwill and the confidentiality of its business know-how, (iii) keep available to the ADCS Group and each ADCS Group Subsidiary the services of its present key employees and those material to the operation of its respective business, and (iv) preserve the present relationships between the ADCS Group or any ADCS Group Subsidiary and its collaborators, licensors and others having business relations with the ADCS Group or any ADCS Group Subsidiary.

  (b) The ADCS Group and each ADCS Group Subsidiary shall conduct its business only in the usual and ordinary manner and shall not change the character of its business.

  (c) Neither the ADCS Group nor any ADCS Group Subsidiary shall authorize, amend the terms of, issue or contract for the issuance of or grant options, warrants or rights to purchase any ADCS Group Securities.

  (d) The ADCS Group shall use its best efforts to cause the Holders not to transfer any of the Interests, other than transfers to family members and trusts for their benefit or involuntary transfers, which in any event do not adversely affect the pooling of interests treatment of the Reorganization. The ADCS Group will give ATMI prompt written notice of any such transfer. Each such permitted transferee shall be deemed a "Holder" for all purposes of this Agreement.

  (e) Neither the ADCS Group nor any ADCS Group Subsidiary shall pay any dividend or make any other distribution with respect to or repurchase or agree to repurchase any ADCS Group Securities.

  (f) The ADCS Group and each ADCS Group Subsidiary shall (i) use and operate substantially all of its assets in the ordinary course of business in accordance with past practices and maintain substantially all of its assets in substantially the same condition as they are now (reasonable wear and tear, which are not such as to adversely affect the operation of such business, excepted); (ii) maintain insurance upon all of its assets and with respect to the conduct of its business, all such insurance to be comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (iii) give ATMI prompt written notice of any material damage to its properties by fire or other casualty.

  (g) The ADCS Group and each ADCS Group Subsidiary shall maintain its books, records and accounts in the ordinary course consistent with past practice, on a basis consistent with prior periods, and shall not make any material changes in the accounting methods or practices followed by the ADCS Group or any ADCS Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted or applied.

  (h) The ADCS Group and each ADCS Group Subsidiary shall duly comply in all material respects with all laws applicable to it, its assets and the conduct of its business.

  (i) The ADCS Group and each ADCS Group Subsidiary shall perform all of its material obligations under the ADCS Commitments without default.

  (j) Except in the ordinary course of business consistent with past practice, neither the ADCS Group nor any ADCS Group Subsidiary shall grant any power of attorney with respect to its business or assets.

  (k) Except in the ordinary course of business consistent with past practice, neither the ADCS Group nor any ADCS Group Subsidiary shall enter into any new ADCS Commitments, or cancel, amend, modify adversely, assign, encumber or terminate any of the ADCS Commitments or make any material capital investment, expenditure or improvement or enter into any agreement therefor, which in any event would be material to the ADCS Group and the ADCS Group Subsidiaries taken as a whole.

  (l) Except in the ordinary course of business and to the extent not material to the ADCS Group and the ADCS Group Subsidiaries taken as a whole, neither the ADCS Group nor any ADCS Group Subsidiary shall (i) make any loan, or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business and consistent with the past practices of the ADCS Group or any ADCS Group Subsidiary, (ii) give any guarantee or indemnity, or make any other similar commitment with respect to a debt or other liability of any person, firm or corporation, or (iii) (excluding transactions among the ADCS Group and the ADCS Group

Subsidiaries) create, incur or otherwise become liable for any indebtedness (other than interest and fees assessed on the outstanding portion of such indebtedness), or otherwise subject any of its property or assets to any lien, security interests, encumbrance or charge.

  (m) Neither the ADCS Group nor any ADCS Group Subsidiary shall make any payment in excess of $50,000, except for payment of liabilities incurred in the ordinary course of business, and the payment of the fees and expenses of its attorneys and accountants incurred in connection with the transactions contemplated hereby.

  (n) Neither the ADCS Group nor any ADCS Group Subsidiary shall sell, lease or otherwise dispose of any of the assets, except in the ordinary course of business for a cash consideration which equals a fair value at the time of the sale of any of the assets.

  (o) Except in the ordinary course of business consistent with past practice, neither the ADCS Group nor any ADCS Group Subsidiary shall (i) grant any severance or termination pay to any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary; (ii) enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary; (iii) change benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements other than normal yearly adjustments; or (iv) change compensation, bonus or other benefits payable to director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary, other than normal yearly adjustments, other than promotions made in the ordinary course and other than any increase pursuant to any ADCS Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed.

  (p) The ADCS Group will use its best efforts not to authorize or permit (i) the ADCS Organizational Documents to be amended; (ii) the merger, consolidation or other combination of the ADCS Group or any ADCS Group Subsidiary with any other entity; or (iii) the ADCS Group or any ADCS Group Subsidiary to organize a subsidiary.

  (q) The ADCS Group shall not take any action which would jeopardize the treatment of the Reorganization as a tax-free transaction or which would prevent the Reorganization from being accounted for as a pooling of interests.

  5.3. Interim Operation of the ATMI Group. The ATMI Group hereby covenants and agrees that between the date hereof and the Closing, and unless the ADCS Group otherwise consents in advance in writing:

  (a) The ATMI Group and each ATMI Group Subsidiary shall conduct its business in the ordinary course and in accordance with its past practices, and use its diligent efforts to (i) preserve its business organization intact, (ii) preserve its goodwill and the confidentiality of its business know-how, (iii) keep available to the ATMI Group and each ATMI Group Subsidiary the services of its present key employees and those material to the operation of its respective business, and (iv) preserve the present relationships between the ATMI Group or any ATMI Group Subsidiary and its collaborators, licensors and others having business relations with the ATMI Group or any ATMI Group Subsidiary.

  (b) The ATMI Group and each ATMI Group Subsidiary shall conduct its business only in the usual and ordinary manner and shall not change the character of its business.

  (c) Neither the ATMI Group nor any ATMI Group Subsidiary shall pay any dividend or make any other distribution with respect to or repurchase or agree to repurchase any ATMI Group Securities.

  (d) The ATMI Group and each ATMI Group Subsidiary shall (i) use and operate substantially all of its assets in the ordinary course of business in accordance with past practices and maintain substantially all of its assets in substantially the same condition as they are now (reasonable wear and tear, which are not such as to adversely affect the operation of such business, excepted); (ii) maintain insurance upon the assets and with respect to the conduct of its business, all such insurance to be comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (iii) give the ADCS Group prompt written notice of any material damage to its properties by fire or other casualty.

  (e) The ATMI Group and each ATMI Group Subsidiary shall maintain its books, records and accounts in the ordinary course consistent with past practice, on a basis consistent with prior periods, and shall not make any material changes in the accounting methods or practices followed by the ATMI Group or any ATMI Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted or applied.

  (f) The ATMI Group and each ATMI Group Subsidiary shall duly comply in all material respects with all laws applicable to it, its assets and the conduct of its business.

  (g) The ATMI Group and each ATMI Group Subsidiary shall perform all of its material obligations under the ATMI Commitments without default.

  (h) Neither the ATMI Group nor any ATMI Group Subsidiary shall sell, lease or otherwise dispose of any of the assets, except in the ordinary course of business for a cash consideration which equals a fair value at the time of the sale of any of the assets.

  (i) The ATMI Group will use its best efforts not to authorize or permit with respect to ATMI, and will not authorize or permit with respect to any ATMI Subsidiary, (i) the ATMI Organizational Documents to be amended, or (ii) the merger, consolidation or other combination of the ATMI Group or any ATMI Group Subsidiary with any other entity, except as may be necessary to effect any acquisitions made by ATMI, subject to its obligations under Section 5.5, or to change the name of any member of the ATMI Group.

  (j) The ATMI Group shall not take any action which would jeopardize the treatment of the Reorganization as a tax-free transaction or which would prevent the Reorganization from being accounted for as a pooling of interests.

  (k) The ATMI Group shall not grant to any other party piggyback or demand registration rights which are pari passu or greater in priority than the registration rights to be provided pursuant to the Registration Rights Agreement attached hereto as EXHIBIT C (the "Registration Rights Agreement").

  (l) The ATMI Group will not amend its stock option, stock purchase or other similar equity-based incentive compensation plans to increase the number of shares of stock issuable thereunder, nor issue shares of its capital stock which would cause the number of its shares of capital stock to be more than the number of shares that are issued and outstanding as of the date hereof, except (i) the ATMI Group may approve and issue options under ATMI's existing stock option plans, (ii) the ATMI Group may approve a new stock option plan for up to 900,000 shares of Holdings Common Stock, (iii) pursuant to the exercise of Outstanding ATMI Options, Outstanding ATMI Warrants and options hereafter issued under (i) above, and (iv) in connection with acquisitions made by ATMI, subject to its obligations under Section 5.5.

  (m) Except in the ordinary course of business consistent with past practice, neither the ATMI Group nor any ATMI Group Subsidiary shall enter into any new ATMI Commitments, or cancel, amend, modify adversely, assign, encumber or terminate any of the ATMI Commitments or make any material capital investment, expenditure or improvement or enter into any agreement therefor, which in any event would be material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole.

  (n) Except in the ordinary course of business and to the extent not material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole, neither the ATMI Group nor any ATMI Group Subsidiary shall

(i) make any loan, or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business and consistent with the past practices of the ATMI Group or any ATMI Group Subsidiary, (ii) give any guarantee or indemnity, or make any other similar commitment with respect to a debt or other liability of any person, firm or corporation, or (iii) (excluding transactions among the ATMI Group and the ATMI Group Subsidiaries) create, incur or otherwise become liable for any indebtedness (other than interest and fees assessed on the outstanding portion of such indebtedness), or otherwise subject any of its property or assets to any lien, security interests, encumbrance or charge.

  (o) Neither the ATMI Group nor any ATMI Group Subsidiary shall make any payment in excess of $100,000, except for payment of liabilities incurred in the ordinary course of business, and the payment of the fees and expenses of its attorneys and accountants incurred in connection with the transactions contemplated hereby.

  (p) Except in the ordinary course of business consistent with past practice, neither the ATMI Group nor any ATMI Group Subsidiary shall (i) grant any severance or termination pay to any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary; (ii) except as described in Schedule 5.3(p), enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary;
(iii) change benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements other than normal yearly adjustments; or (iv) change compensation, bonus or other benefits payable to director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary, other than normal yearly adjustments, other than promotions made in the ordinary course and other than any increase pursuant to any ATMI Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed.

  5.4. Notices of Certain Events. From the date hereof to and including the Closing Date, the ADCS Group and the ATMI Group covenant and agree to notify the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any foreign or domestic governmental authority in connection with the transactions contemplated by this Agreement; and (iii) any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the notifying party or its affiliates.

  5.5. Other Acquisitions by ATMI. From and after the date hereof to the Effective Time or the termination of this Agreement in accordance with Article IX, without first giving the ADCS Group notice thereof, ATMI will not enter into a definitive agreement with respect to any acquisition having a value in excess of $18,000,000 (including the value of (i) cash, stock and assets transferred as consideration in any acquisition, whether by way of merger, purchase or exchange or otherwise; (ii) options, warrants or convertible securities issued or assumed in connection with such acquisition; and (iii) any debt or other liability issued or assumed in connection with such acquisition). The information contained in such notice shall be subject to the restrictions set forth in Sections 5.1 and 5.6. The ADCS Group shall have the right within ten (10) business days after notice is given by ATMI to notify ATMI that the ADCS Group objects to such acquisition and indicating the reasonable basis for such objection. Failure of the ADCS Group to give notice within such 10-day period shall waive the ADCS Group's right to object. Within five (5) business days after ATMI's receipt of the ADCS Group's notice of objection, ATMI shall notify the ADCS Group of ATMI's intention to either terminate or proceed with such acquisition. If ATMI indicates its intention to proceed with such acquisition, the ADCS Group shall have the right, exercisable within five (5) business days after its receipt of ATMI's notice of its intent to proceed, to terminate this Agreement pursuant to Section 9.1(d)(ii) without any liability on the part of any party hereto.

  5.6. No Public Disclosure. The ADCS Group understands that ATMI is a public company, and that until the transactions contemplated by this Agreement are made public, the ADCS Group and the Holders and those whom they advise of this transaction (which shall only be on a "need to know basis") may be privy to material inside information; accordingly, the ADCS Group understands, and the ADCS Group has apprised those of its officers, members, partners and agents who know of the potential transaction, of the need for confidentiality and the potential consequences of any trading in the ATMI Group Securities. No public announcements shall be made concerning the negotiations between the parties, this Agreement or the transactions contemplated herein, without the prior mutual consent of the ADCS Group and ATMI, except as may be required by law or the rules or regulations of The Nasdaq National Market; provided that ATMI shall use its best efforts to obtain ADCS' mutual consent to the timing and content of any such announcements. The parties agree that, to the maximum extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated herein. In addition, the parties agree to respond to all inquiries with respect to the Reorganization by stating that it is their policy not to comment on such matters.

  5.7. No Negotiation. The ADCS Group and each ADCS Group Subsidiary will not, and the ADCS Group will use best efforts to cause each Holder not to, directly or indirectly, solicit, discuss, or engage in negotiations with, or provide information to, any person, other than ATMI, concerning any possible proposal regarding the acquisition of the Interests, the ADCS Group or any ADCS Group Subsidiary or any part thereof, or any merger or consolidation thereof, or accept any such proposal.

  5.8. NovaMOS. Following the Closing, the NovaMOS division and the ADCS Group shall be operated as set forth on SCHEDULE 5.8.

  5.9. Election of Directors. Holdings shall, as of the Closing Date, have a vacancy on its six (6) person Board of Directors for the class of directors elected for a three-year term and shall, on the day after the Closing Date, appoint Stephen H. Siegele to fill such vacancy. To the extent permitted by applicable law, Holdings shall cause the Board of Directors to nominate Stephen H. Siegele or his designee to serve for an additional three-year term and to support his or her nomination to the same extent and in the same manner as it supports other nominees on the slate of directors proposed by Holdings, provided that at the time of such nomination by the Board the Exchange Consideration owned of record by the Holders represents in the aggregate ten percent (10%) or more of the shares of Holdings Common Stock then outstanding.

  5.10. HSR Act. In the event that the parties determine that the proposed transactions are subject to a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the ADCS Group and the ATMI Group shall promptly file or cause to be filed on behalf of itself and any other acquired or acquiring persons under the HSR Act, Premerger Notification and Report Forms with respect to the transactions contemplated herein, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under the HSR Act. The Closing Date shall be reasonably extended as necessary to allow the period specified in the HSR Act and any extensions thereof to expire prior to such date. The ATMI Group shall pay all applicable HSR filing fees of the ADCS Group, the Holders and their respective affiliates.

  5.11. Preparation of S-4 and the Proxy Statement. The ATMI Group shall prepare and file as promptly as practicable after the execution of this Agreement with the SEC a confidential preliminary Proxy Statement with respect to the Reorganization which complies in form with applicable requirements of the SEC. As promptly as practicable after the receipt of any comment letter from the staff of the SEC, ADCS and ATMI shall cooperate in the response to any such comment letter, or, in any event and if no such letter is received, shall use all reasonable efforts to cause the S-4 to become effective as soon thereafter as practicable. The ATMI Group shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The ATMI Group shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Holdings Common Stock in the Reorganization, and the ADCS Group shall furnish all information concerning the ADCS Group and the Holders as may be reasonably requested in connection with any such action.

  5.12. Best Efforts; Cooperation. The ADCS Group will use its best efforts to cause the Holders to tender their Interests at the Closing and to cause the other conditions of Closing to be met by it, and ATMI will use its best efforts to cause the other conditions of Closing to be met by it.

  5.13. ATMI Stockholder Matters. ATMI shall call a meeting of its stockholders for the purpose of voting upon matters relating to this Agreement and the Reorganization to be held as soon as practicable after the SEC declares the S-4 effective. ATMI will use reasonable best efforts to hold its stockholders' meeting as promptly as practicable thereafter and will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Reorganization and the other transactions contemplated hereby or thereby and will use its reasonable best efforts to cause its stockholders to approve the Merger. In addition, the ATMI Group may retain a nationally-recognized proxy solicitation firm if the ATMI Group in consultation with the ADCS Group deems such action to be necessary in order to receive the approval of ATMI stockholders with respect to the transactions contemplated hereby.

  5.14. Nasdaq Listing. ATMI and Holdings will make such filings as are necessary with the NASD and The Nasdaq National Market regarding the transactions contemplated hereby and will use their best efforts to cause the shares of Holdings Common Stock to be issued in the Reorganization to be approved for listing on The Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

  5.15. Affiliates. The ATMI Group and the ADCS Group shall deliver to Holdings a letter identifying all persons who are, at the time the Reorganization is effected, "affiliates" of either the ATMI Group or the ADCS Group. The ATMI Group and the ADCS Group shall cause each person who is identified as an "affiliate" in such letter to deliver to Holdings on or prior to the Effective Time an Affiliates Agreement, in the form attached hereto as EXHIBIT D-1 with respect to affiliates of ADCS and EXHIBIT D-2 with respect to affiliates of ATMI (the "Affiliates Agreements").

  5.16. Financial Statements and SEC Reports. From and after the date hereof until the Effective Time, each party hereto shall deliver to the other, as soon as available but in no event later than forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and a consolidated statement of income, stockholders' equity and cash flows of such party and its subsidiaries for the fiscal period then ended, prepared in accordance with general accounting principles, with such exceptions as are noted on such financial statements, and in the case of ATMI, the requirements of Form 10-Q or Form 10-K, as the case may be, under the Exchange Act. From and after the date hereof until the Effective Time, ATMI shall deliver to the ADCS Group as soon as available all forms, reports and other documents filed by the ATMI Group or its affiliates with the SEC, and each party shall otherwise keep the other apprised of any material development with respect to its business or financial condition.

  5.17. Employee Benefits. (a) As of Closing Date, ATMI or Holdings shall provide all employees of the ADCS Group and each ADCS Group ERISA Affiliate and their dependents, and all qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) entitled to receive continuation coverage under COBRA as of the Closing Date (the "Qualified Beneficiaries") with coverage under one or more ATMI Benefit Plans (the "Successor Welfare Plans"), including, without limitation, health care coverage ("Coverage"), which meets at least the following requirements: (i) service with the ADCS Group and each ADCS Group ERISA Affiliate prior to the Closing Date shall be credited against all service and waiting period requirements under the Successor Welfare Plans for those employees of the ADCS Group and each ADCS Group ERISA Affiliate (and their eligible dependents) that received coverage from the ADCS Group or an ADCS-Group ERISA Affiliate as of the Closing Date, (ii) the Successor Welfare Plans shall not provide for any pre-existing condition exclusion for those employees of the ADCS Group and each ADCS Group ERISA Affiliate (and their eligible dependents) and

Qualified Beneficiaries that were entitled to coverage from the ADCS Group or an ADCS Group ERISA Affiliate as of the Closing Date, and (iii) the deductibles in effect under the Successor Welfare Plans for the plan year in which the Closing Date occurs shall be reduced by any amounts applied towards the deductibles under the ADCS Group Benefit Plans for the plan year in which the Closing Date occurs provided such individuals submit evidence to ATMI sufficient to demonstrate the amount so applied against any applicable deductibles in effect under any ADCS Group Benefit Plan, provided ATMI or Holdings shall only be obligated to provide Coverage to such employees, dependents and qualified beneficiaries to the extent ATMI or Holdings sponsors the same type of Group Benefit Plans that the ADCS Group did as of the Closing Date.

  (b) ATMI covenants that the service of each employee of the ADCS Group and each ADCS Group ERISA Affiliate prior to the Closing Date shall be credited as service under the ATMI 401(k) Plan for all purposes (including without limitation, eligibility and vesting) for those employees of the ADCS Group and each ADCS Group ERISA Affiliate that were participants in any 401(k) plan maintained by the ADCS Group or an ADCS Group ERISA Affiliate as of the Closing Date.

  (c) The parties recognize that the ADCS Group's forms of compensation of its employees, consultants and directors have differed from ATMI's, including, but not limited to, in the payment of cash versus equity-based compensation. ATMI will use reasonable efforts prior to Closing to obtain the ADCS Group's agreement to the amount and types of compensation to be paid to employees of the ADCS Group commencing as of the Closing. Nothing herein shall confer any rights upon any such employees.

  5.18. Tax Matters. Each of the parties agrees to prepare and file any and all tax returns, reports and other filings regarding the tax treatment of the Reorganization in a manner which is consistent in all respects with the intent and expectation set forth in Section 2.6 above. Each of the parties further agrees to use reasonable efforts not to do any act or thing, before or at any time after the Reorganization, which would cause the Reorganization not to be a transaction described in Section 351 of the Code. The ATMI Group agrees that it will not take any tax position contrary to, or in conflict with, any tax position taken in good faith prior to the Closing by a member of the ADCS Group, any ADCS Group Subsidiary, or any predecessor in interest to any of the foregoing, or any Holder.

  5.19. Supplements to Disclosure Schedules. Without limiting the parties' obligations under Section 5.4, from time to time prior to the Closing, the ATMI Group and the ADCS Group will promptly supplement or amend the respective disclosure schedules which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure schedule or which is necessary to correct any information in any such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.l(a) or 6.2(a) of this Agreement.

  5.20. Expenses. In the event the Reorganization is consummated, the reasonable legal and accounting costs (for all of which an estimate shall be given to the ATMI Group on the date hereof) will be borne by the ATMI Group; otherwise, in the event the Reorganization is not consummated, each party will bear its own costs and expenses. Whether or not the transaction is consummated, the ATMI Group shall pay all SEC registration, HSR and other applicable governmental filing fees incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of any of the obligations contemplated hereby or thereby.

  5.21. Officer and Director Indemnity. (a) Simultaneously with the Closing, the ADCS Organizational Documents shall be amended to the extent necessary to provide the same level of indemnification for the current directors and officers and employees of the ADCS Group (each, a "Current ADCS Indemnitee") as the bylaws of ATMI provide on the date hereof for directors, officers and employees of ATMI. Holdings will not permit the ADCS Organizational Documents to be amended to affect adversely the provisions concerning indemnification for a Current ADCS Indemnitee; provided, however, that Holdings reserves the right to liquidate, dissolve, consolidate, reorganize or merge any entity within the ADCS Group so long as any successor(s) expressly assumes and agrees to perform the obligations of indemnity set forth in such ADCS Organizational Documents in the same manner and to the same extent that the predecessor entity would be required to perform if no such succession had taken place, and each Current ADCS Indemnitee shall be entitled to enforce such obligations of indemnity against any such successor(s) to the same extent and with the same force and effect as if such successor was originally a party hereto.

  (b) Holdings agrees that in the event that the ATMI Organizational Documents are at any time amended so that the provisions therein relating to the indemnification of directors, officers or employees of the ATMI Group are less favorable than those currently contained therein, that Holdings will first agree with any Current ADCS Indemnitee, who at any time is or becomes a director, officer or employee of Holdings, ATMI, or any subsidiary thereof, to provide for rights to indemnification no less favorable than those in effect on the date hereof.

  5.22. Exchange Act Section 16(b). The ATMI Group shall take no position inconsistent with the positions taken by any Holders with respect to a "Section 16(b) Matter" after the date hereof that will or may, directly or indirectly, whether taken alone or together with other facts or events, result in a Holder or any affiliate of a Holder having "Section 16(b) Liability." As used herein, the following terms shall have the respective meanings set forth below:

    "Section 16(b) Liability" means liability under Section 16(b) of the Exchange Act with respect to or as a consequence, directly or indirectly, of (i) a Holder's or Holder's affiliate's acquisition (or deemed acquisition) of "beneficial ownership" of, or a "pecuniary interest" or "indirect pecuniary interest" in, any of the Exchange Consideration that shall have been acquired (or deemed to have been acquired) pursuant to this Agreement; or (ii) any dispute with respect to the date on which any Holder becomes subject to Section 16 of the Exchange Act, if at all, pursuant to this Agreement.

    "Section 16(b) Matter" means each matter or series of matters (including, without limitation, a proposed transaction or series of transactions involving any stock or other non-cash dividend, split-up, reverse split-up, reclassification, recapitalization, reorganization, combination, subdivision, conversion, exchange of shares or acquisition, merger or other similar such transaction), which, directly or indirectly, as a result of the taking of such action by Holdings, its Board of Directors or stockholders or any governmental authority having jurisdiction thereover, or the conclusion of any such matter will or may, directly or indirectly, whether taken alone or together with other facts or events, result in
  Section 16(b) Liability.

  5.23. Environmental Report. The ATMI Group has at its expense ordered from GZA GeoEnvironmental, Inc. a Phase II environmental site assessment of the ADCS manufacturing site in Burnet, Texas. The ATMI Group will use reasonable efforts to have the assessment completed no later than April 28, 1997. Within ten (10) days after its receipt thereof, the ATMI Group shall deliver to ADCS Nevada a copy of the assessment, together with a written statement from ATMI stating whether or not (i) the assessment indicates an Environmental Condition which ATMI in good faith has determined could have an ADCS Material Adverse Effect (a "Material Environmental Condition"), and (ii) the ATMI Group intends to terminate this Agreement as a result of such Material Environmental Condition. If the ATMI Group states its intention to terminate this Agreement as a result of a Material Environmental Condition, this Agreement will terminate on the thirtieth (30th) day after ADCS Nevada's receipt of such notice unless within such 30-day period the ADCS Group successfully remediates such Material Environmental Condition or the parties agree otherwise. If this Agreement is terminated pursuant to this Section 5.23, the ATMI Group shall not be entitled to a termination payment under Section 9.2. If this Agreement is not terminated pursuant to this Section 5.23, then the results of such Phase II site assessment shall be deemed to be incorporated into the ADCS Disclosure Schedule as of the date on which this Agreement is executed.

                                  ARTICLE VI

                        Conditions Precedent to Closing

  6.1. Conditions to the Obligations of the ATMI Group. The obligation of the ATMI Group to consummate the Merger, the Exchange and the other transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the ATMI Group in its sole discretion):

  (a) Representations and Warranties True. The representations and warranties of the ADCS Group and the Holders which are contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for the effect of any activities or transactions which may have taken place after the date of this Agreement expressly permitted by this Agreement, incident to carrying out this Agreement, or consented to in writing by ATMI. At the Closing, the ADCS Group shall have delivered to the ATMI Group a certificate confirming the foregoing (signed on behalf of the ADCS Group by the President, General Partner, authorized member, etc., as appropriate).

  (b) Performance. The ADCS Group shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date. At the Closing, the ADCS Group shall have delivered to the ATMI Group a certificate confirming the foregoing (signed on behalf of the ADCS Group by the President, General Partner, authorized member, etc., as appropriate).

  (c) Stockholder Approval. This Agreement and the consummation of the transactions contemplated herein shall have been duly approved and adopted by the stockholders of ATMI in accordance with the DGCL and the ATMI
Organizational Documents.

  (d) Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the ADCS Group, any ADCS Group Subsidiary or any Holder not set forth in a Schedule hereto which, in the reasonable judgment of the ATMI Group, would have a material adverse effect on the transactions contemplated hereby or an ADCS Material Adverse Effect.

  (e) Pooling of Interests. The ATMI Group shall have received a letter dated as of the Effective Time from Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, regarding the appropriateness of pooling of interest accounting for the Reorganization under Accounting Principles Board Opinion No. 16.

  (f) Additional Agreements. The ADCS Group and the Holders shall have delivered (or cause to be delivered) duly executed counterparts of the following agreements:

    (i) Proprietary Information and Inventions Agreements. The ADCS Group shall have used best efforts to cause each employee of the ADCS Group and each ADCS Group Subsidiary to have entered into ATMI's customary Employee Proprietary Information and Inventions Agreements (the "Proprietary Information and Inventions Agreements") with ATMI and/or the ADCS Group, as ATMI may determine, a copy of which is attached hereto as EXHIBIT E.

    (ii) Employment Agreements. Each of Stephen H. Siegele, Frederick H. Siegele, and Frederick J. Siegele shall have entered into an Employment Agreement (each an "Employment Agreement") with ATMI and/or the ADCS Group, as ATMI may determine, substantially in the form(s) of EXHIBIT F.

    (iii) Affiliate Agreement. Each of the affiliates of the ADCS Group and ATMI shall have entered into an Affiliate Agreement in the form of EXHIBIT D-1 or EXHIBIT D-2, as appropriate.

    (iv) Escrow Agreement. Each of the Holders and the escrow agent thereunder shall have entered into the Escrow Agreement (the "Escrow Agreement") substantially in the form of EXHIBIT G.

    (v) Indemnification Agreement. Each of the Holders and the ATMI Group shall have entered into the Indemnification Agreement (the "Indemnification Agreement") substantially in the form of EXHIBIT H.

    (vi) Representations and Warranties of Holders. Each Holder shall have executed and delivered to the ATMI Group a Certificate of Holder in the form attached hereto as EXHIBIT I making each of the representations and warranties contained therein with respect to such Holder, but only as to that Holder.

  (g) Opinions of Counsel. (i) Brobeck, Phleger & Harrison LLP, counsel to the ADCS Group, the ADCS Group Subsidiaries and the Holders, shall have delivered to the ATMI Group an opinion substantially in the form of Exhibit J; and (ii) Lyon & Lyon, patent counsel to the ADCS Group, shall have delivered to the ATMI Group an opinion substantially in the form of EXHIBIT K;

  (h) Fairness Opinion. Alex. Brown & Sons Incorporated, financial advisers to ATMI, shall have delivered an opinion to the Board of Directors of ATMI to the effect that the Exchange Consideration payable pursuant to the Reorganization is fair from a financial point of view to ATMI.

  (i) Comfort Letter. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have delivered a "comfort" letter, addressed to the ADCS Group and the ATMI Group and dated as of the effective date of the S-4 and the Closing Date, in such form and substance as is customary in connection with such transactions and is satisfactory to the ADCS Group and the ATMI Group.

  (j) Tax Opinion. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have delivered an opinion letter, addressed to the ADCS Group and the ATMI Group and dated as of the Closing Date, to the effect that the Reorganization has been structured in a manner which is tax-free with respect to the ATMI Group and its stockholders and the Holders (the "Tax Opinion").

  (k) Delivery of Certificates and Assignment. In exchange for the Exchange Consideration, the Holders shall have delivered (i) each of the original share certificates evidencing the Capital Stock, duly endorsed for transfer with all requisite transfer stamps, if any are due, attached thereto, (ii) an assignment of the Membership Interests, the form of which is attached hereto as EXHIBIT B, and (iii) all such other deeds, bills of sale, assignments and assurances which Holdings deems reasonably necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under the Interests or otherwise to carry out the purposes of this Agreement. Each of the foregoing shall also be executed and delivered by each Holder's spouse, if required.

  (l) Securities Law Compliance. The S-4 registering the issuance and delivery of the shares of Holdings Common Stock pursuant to the Merger shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC. All other filings necessary under federal and state securities laws to permit the issuance and delivery of the shares of Holdings Common Stock pursuant to the Merger and of the Exchange Consideration in compliance with such laws shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

  (m) Nasdaq Listing. Holdings Common Stock shall have been, at the Effective Time, authorized for listing on The Nasdaq National Market.

  (n) Consents and Approvals. The ADCS Group shall have obtained all consents and approvals and waivers and given such notices as may be reasonably necessary to complete properly the restructuring undertaken by the ADCS Group in 1996. The ADCS Group shall have obtained all consents and approvals and waivers and given such notices as may be necessary to consummate the transactions contemplated hereby and by the Additional Agreements to which it is a party, including but not limited to (i) requisite stockholder, partner, member, etc. approval or notification and (ii) the consent to the transactions contemplated hereby of the parties to all Commitments under which the ADCS Group, any ADCS Group Subsidiary or any Holder would otherwise be in default in any material respect as a result of the transactions contemplated hereby, other than Commitments which ATMI agrees are not material to the ADCS Group or any ADCS Group Subsidiary's business or prospects. All consents, authorizations, orders or approvals of, and filings or registrations with, any federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution, delivery and performance of this Agreement and the Additional Agreements by the ADCS Group, any ADCS Group Subsidiary and the Holders and the consummation of the transactions contemplated hereby and thereby, and in order to permit or enable its business to be conducted after the Closing, shall have been duly obtained or made, except filings under state securities laws, if any, which may be made in the time period permitted by law. It is understood that none of such approvals shall be deemed to have been received if any such approval is subject to satisfaction of or compliance with a Burdensome Condition. "Burdensome Condition" shall mean the imposition of a material restriction on the ATMI Group's or the ADCS Group's ability to operate its business following the Effective Time or requiring the ATMI Group or the ADCS Group to dispose of a material amount of its assets following the Effective Time. Either the ATMI Group or the ADCS Group may, but is not obligated to, seek the removal or otherwise satisfactorily resolve the Burdensome Condition.

  (o) No Material Adverse Changes. There shall not have been a material adverse change in the general affairs, business, prospects, properties, management, condition (financial or otherwise) or results of operations of the ADCS Group or any ADCS Group Subsidiary, whether or not arising from transactions in the ordinary course of business, and neither the ADCS Group nor any ADCS Group Subsidiary shall have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (p) Delivery by the ADCS Group. The ADCS Group shall deliver or cause to be delivered to ATMI:

    (i) With respect to the ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity, a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, certified by the Secretary of State of its state or country of incorporation, (ii) each corporation's By-Laws, as amended to date, certified by the Secretary or an Assistant Secretary of the respective corporation, (iii) each limited liability company's Articles of Organization or similar instrument, as amended to date, certified by the Secretary of State of its state of organization, (iv) each limited liability company's Operating Agreement or similar agreement, as amended to date, certified by a member or manager of the respective limited liability company, (v) each limited partnership's certificate of limited partnership, as amended to date, certified by the Secretary of State of the State of Texas, and (vi) ADCS LP's Limited Partnership Agreement, as amended to date, certified by its general partner, and the original corporate stock ledgers, corporate seal and minute book(s) of the ADCS Group.

    (ii) Long form certificates of good standing or legal existence, as appropriate, as of a recent date issued by (i) the Secretary of State of the state in which each of the ADCS Group and each ADCS Group Subsidiary is organized to the effect that each is in good standing under the laws of such state, and (ii) the Secretary of State of each state in which that the ADCS Group or any ADCS Group Subsidiary is authorized to transact business as a foreign corporation, foreign limited liability company or foreign limited partnership to the effect that the ADCS Group or any ADCS Group Subsidiary is duly qualified as a foreign entity in such state.

    (iii) Certificates issued as of a recent date by the Tax authorities of the state of organization and of each state in which the ADCS Group or any ADCS Group Subsidiary is authorized to transact business as to the status of the ADCS Group and each ADCS Group Subsidiary's Tax liabilities (including, but not limited to, sales tax).

    (iv) Releases substantially in the form of EXHIBIT L hereto, executed by each Holder.

    (v) Written evidence satisfactory to ATMI that all prior outstanding options to purchase any Securities of the ADCS Group or any ADCS Group Subsidiary, if any, have been properly terminated.

    (vi) Such other certificates and representations as are reasonably requested by Ernst & Young LLP in order to render the Tax Opinion.

    (vii) Such further instruments or documents as the ATMI Group or their counsel may reasonably request to assure the full and effective completion of the Reorganization and to assure the effective completion of the transactions contemplated hereby.

  (q) Termination of Certain Agreements. The following agreements shall have been terminated with no further liability thereunder: (i) that certain Members' and Shareholders' Agreement dated January 16, 1996; (ii) that certain Agreement Regarding Stock Ownership and Distribution dated July 1, 1993; and
(iii) that certain Shareholders' Agreement dated on or about September, 1992.

  (r) ADCS-Korea. The parties shall have obtained all third party and governmental consents with respect to ADCS-Korea required as a result of, or in connection with, the Reorganization. The parties shall cooperate in obtaining and shall use best efforts to obtain such consents.

  6.2. Conditions to the Obligations of the ADCS Group. The obligation of the ADCS Group to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the ADCS Group in its sole discretion):

  (a) Representations and Warranties True. The representations and warranties of the ATMI Group contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for the effect of any activities or transactions which may have taken place after the date of this Agreement expressly permitted by this Agreement, incident to carrying out this Agreement, or consented to in writing by the ADCS Group. At the Closing, each of the ATMI Group shall have delivered to the ADCS Group a certificate (signed on its behalf by its President and its Chief Financial Officer) confirming the foregoing.

  (b) Performance. The ATMI Group shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date. At the Closing, each of the ATMI Group shall have delivered to the ADCS Group a certificate (signed on its behalf by its President and its Chief Financial Officer) confirming the foregoing.

  (c) Stockholder Approval. This Agreement and the consummation of the transaction contemplated herein shall have been duly approved and adopted by the stockholders of ATMI in accordance with the DGCL and the ATMI
Organizational Documents.

  (d) Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the ATMI Group which, in the reasonable judgment of the ADCS Group, would have a material adverse effect on the transactions contemplated hereby or an ATMI Material Adverse Effect.

  (e) Pooling of Interests. The ADCS Group shall have received a letter dated as of the Effective Time from Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, regarding the appropriateness of pooling of interest accounting for the Reorganization under Accounting Principles Board Opinion No. 16.

  (f) Additional Agreements. The ATMI Group shall have executed and delivered (and shall have agreed to cause Holdings to execute and deliver immediately following the Effective Time, as applicable) counterparts of the following documents:

    (i) The Certificate of Merger.

    (ii) The Proprietary Information and Inventions Agreements.

    (iii) The Employment Agreements.

    (iv) Affiliate Agreements in the form attached as Exhibit D-2.

    (v) The Registration Rights Agreement.

    (vi) The Escrow Agreement.

    (vii) The Indemnification Agreement.

    (viii) An employment agreement with each of Eugene G. Banucci, Chief Executive Officer of ATMI, Daniel P. Sharkey, Chief Financial Officer of ATMI, and Peter S. Kirlin, Executive Vice President of ATMI, which shall be in the form of EXHIBIT F and contain the additional terms set forth on
  SCHEDULE 5.3(P).

  (g) Opinions of Counsel. (i) Shipman & Goodwin LLP, counsel to the ATMI Group shall have delivered to the ADCS Group an opinion substantially in the form of EXHIBIT M; and (ii) Intellectual Property/Technology Law, patent counsel to the ATMI Group, shall have delivered to the ADCS Group (A) an opinion substantially in the form of EXHIBIT N and (B) an assessment opinion in the form of EXHIBIT O with respect to each of the patents listed on
SCHEDULE 6.2(G).

  (h) Comfort Letter. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have delivered a "comfort" letter, addressed to the ADCS Group and the ATMI Group and dated the Closing Date, in such form and substance as is customary in connection with such transactions and is satisfactory to the ADCS Group and the ATMI Group.

  (i) Tax Opinion. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have rendered the Tax Opinion.

  (j) Securities Law Compliance. All filings necessary under federal and state securities laws to permit the issuance and delivery of the Exchange Consideration in compliance therewith shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

  (k) Nasdaq Listing. Holdings Common Stock, including that constituting the Exchange Consideration, shall have been, at the Effective Time, authorized for listing on The Nasdaq National Market.

  (l) Consents and Approvals. The ATMI Group shall have obtained all consents and approvals and waivers and given such notices as may be necessary to consummate the transactions contemplated hereby and by the Additional Agreements to which it is a party, including but not limited to (i) requisite stockholder, partner, member, etc. approval or notification and (ii) the consent to the transactions contemplated hereby of the parties to all commitments under which the ATMI Group or any ATMI Group Subsidiary would otherwise be in default in any material respect as a result of the transactions contemplated hereby, other than commitments which the ADCS Group agrees are not material to the ATMI Group or any ATMI Group Subsidiary's business or prospects. All consents, authorizations, orders or approvals of, and filings or registrations with, any federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution, delivery and performance of this Agreement and the Additional Agreements by the ADCS Group and any ADCS Group Subsidiary and the consummation of the transactions contemplated hereby and thereby, and in order to permit or enable its business to be conducted after the Closing, shall have been duly obtained or made, except filings under state securities laws, if any, which may be made in the time period permitted by law. It is understood that none of such approvals shall be deemed to have been received if any such approval is subject to satisfaction of or compliance with a Burdensome Condition. Either the ATMI Group or the ADCS Group may, but is not obligated to, seek the removal or otherwise satisfactorily resolve the Burdensome Condition.

  (m) No Material Adverse Changes. There shall not have been a material adverse change in the general affairs, business, prospects, properties, management, condition (financial or otherwise) or results of operations (other than volatility in the market price of the ATMI Common Stock) of the ATMI Group whether or not arising from transactions in the ordinary course of business, and neither the ATMI Group nor any ADCS Group Subsidiary shall have sustained any material loss or interference with its business or properties from fire, explosion, flood, or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (n) Delivery by the ATMI Group. The ATMI Group shall deliver or cause to be delivered to the ADCS Group:

    (i) With respect to the ATMI Group and each ATMI Group Subsidiary, a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, certified by the Secretary of State of its state or country of incorporation, and (ii) each corporation's By-Laws, as amended to date, certified by the Secretary or an Assistant Secretary of the respective corporation.

    (ii) Long form certificates of good standing or legal existence, as appropriate, as of a recent date issued by (i) the Secretary of State of the state in which each of the ATMI Group and each ADCS Group Subsidiary is organized to the effect that each is in good standing under the laws of such state, and (ii) the Secretary of State of each state in which that the ATMI Group or any ADCS Group Subsidiary is authorized to transact business as a foreign corporation, foreign limited liability company or foreign limited partnership to the effect that the ADCS Group or any ADCS Group Subsidiary is duly qualified as a foreign entity in such state.

    (iii) Certificates issued as of a recent date by the Tax authorities of the state of organization and of each state in which the ATMI Group or any ADCS Group Subsidiary is authorized to transact business as to the status of the ATMI Group and each ADCS Group Subsidiary's Tax liabilities (including, but not limited to, sales tax).

    (iv) Such other certificates and representations as are reasonably requested by Ernst & Young LLP in order to render the Tax Opinion.

    (v) Such further instruments or documents as the ADCS Group or their counsel may reasonably request to assure the full and effective completion of the Reorganization and to assure the effective completion of the transactions contemplated hereby.

  (o) Shares of Exchange Consideration. Subject to the deposit into escrow of shares of Holdings Common Stock contemplated under the Indemnification Agreement and the Escrow Agreement, at the Closing, ATMI shall have delivered to the Holders the Exchange Consideration issuable to the Holders pursuant to
Section 2.3 hereof or irrevocable instruction letters as described in Section
2.1.

  (p) ADCS-Korea. Holdings shall have delivered the commitments, if any, required with respect to the ADCS Korea joint venture upon the change in control of ADCS Nevada effected at the Closing.

                                  ARTICLE VII

                                    Closing

  7.1. Closing. The closing of transactions contemplated hereby (the "Closing") shall occur at the offices of Shipman & Goodwin LLP, One American Row, Hartford, Connecticut 06103, as soon as reasonably practicable following the meeting of ATMI's stockholders described in Section 5.13 and in any event within three (3) business days after the satisfaction or waiver of the other conditions set forth in Article VI. The date on which the Closing occurs shall be referred to as the "Closing Date".

  7.2. Simultaneous Closing. All actions to be taken on the Closing Date shall be deemed to occur simultaneously and in no event shall be deemed to occur unless and until all such events have occurred; provided, that the election of Stephen H. Siegele as a director of Holdings shall not, and shall not be deemed to, occur prior to the Closing.

                                 ARTICLE VIII

                              Further Assurances

  The parties agree that they will execute or furnish such documents and further assurances to each other or to proper authorities as may be necessary for the full implementation and consummation of this Agreement and the Additional Agreements. This Article VIII shall survive the Closing.

                                  ARTICLE IX

                           Termination of Agreement

  9.1. Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding the approval of this Agreement by the stockholders of
ATMI:

  (a) by the mutual written consent of ATMI and the ADCS Group;

  (b) by either ATMI or the ADCS Group:

    (i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

    (ii) if the Closing shall not have occurred on or before the later of (A) August 31, 1997, subject to extension pursuant to Section 9.3 hereof, and
  (B) the expiration of any cure period provided herein; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose (or whose affiliate(s)') breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

    (iii) for any reason, upon the payment of $5,000,000 to the non-terminating party (unless any other provision of the Agreement would permit termination without payment of such amount);

  (c) by ATMI (provided it has met its obligations under Section 5.12):

    (i) in the event of a material breach of a representation or warranty as of the date when made (or, in the case of the Phase II environmental site assessment referred to in Section 5.23 above, when deemed to be made), or covenant by the ADCS Group (subject to written notice and a thirty business day cure period);

    (ii) subject to Section 9.3 hereof, if any Holder fails, refuses or is unable to contribute its Interests in exchange for the Exchange
  Consideration;

    (iii) if any condition to Closing specified in Section 6.1 shall not be satisfied and such condition is not waived by the ATMI Group in its discretion; or

    (iv) pursuant to Section 5.23 above; or

  (d) by the ADCS Group (provided it has met its obligations under Section
5.12):

    (i) in the event of a material breach of a representation or warranty as of the date when made, or covenant by the ATMI Group (subject to written notice and a thirty business day cure period);

    (ii) pursuant to Section 5.5 above; or

    (iii) if any condition to Closing specified in Section 6.2 shall not be satisfied and such condition is not waived by the ADCS Group in its discretion.

  9.2. Termination Payment. No party shall be entitled to a termination payment unless otherwise specified herein. In the event that either the ATMI Group or the ADCS Group shall terminate this Agreement pursuant to subsection
(b)(iii), the terminating party shall be liable to and shall pay to the non-terminating party by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after the non-terminating party's receipt of written notice of termination. In the event that (i) the ADCS Group shall terminate this Agreement pursuant to subsection (d)(i) above or (ii) ATMI shall terminate this Agreement pursuant to subsection (c)(i) above (other than with respect to a breach of Section 5.7, which breach shall be governed by Section 9.5 below), then the non-terminating party shall be liable to and shall pay to the terminating party by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after receipt of written notice of termination by the terminating party. In the event that ATMI shall terminate this Agreement pursuant to subsection
(c)(ii) (other than with respect to a failure, refusal or inability to contribute described in Section 9.3), the ADCS Group shall be liable to and shall pay to ATMI by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after the ADCS Group's receipt of written notice of termination by ATMI. It is agreed that the payments due hereunder are the exclusive remedy for termination of this Agreement.

  9.3. Failure to Deliver Interests. If any Holder fails, refuses or is unable to contribute its Interests in exchange for the Exchange Consideration as a direct result of any reason beyond Holder's control and of which Holder had no knowledge as of the date of this Agreement, including, but not limited to, Holder's death, disability, bankruptcy, divorce or separation, legal proceeding, act of any governmental authority, or act of God, the ATMI Group shall have the option, after giving notice, to (A) terminate this Agreement, in which event no termination payment as described in Section 9.2 will be due,
(B) extend the Closing Date for a period of up to ninety (90) days, or (C) close on the Merger and on the Exchange with those Holders who have tendered their Interests, provided that the Merger and Exchange will qualify as a pooling of interests transaction. In the event the Closing Date is extended pursuant to clause (B) above, the ADCS Group will continue to use its best efforts during such 90-day period to cause the Holders to tender their Interests at the Closing. In the event the Closing occurs pursuant to clause
(C) above, the tendering Holders will agree at the Closing to use their best efforts for a period of one (1) year after the Closing to cause the non-tendering Holders to tender the Interests.

  9.4. Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective affiliates, directors, officers, stockholders, general partners, limited partners, and members, except for Section 5.6, Section 9.2 and the last sentence of Section 5.1, which shall remain in full force and effect.

  9.5. Breach of Section 5.7. In the event of a breach by the ADCS Group or any ADCS Group Subsidiary of Section 5.7 (subject to written notice and a thirty business day cure period), the ATMI Group may pursue any and all remedies available to it at law or in equity. Recovery by the ATMI Group of a termination payment under Section 9.2 shall not bar any such action for breach of Section 5.7, but the amount of any monetary damages awarded to the ATMI Group in such action shall be reduced by the termination payment actually received by the ATMI Group.

                                   ARTICLE X

                                 Miscellaneous

  10.1. Right of Set-Off. Any party to this Agreement shall be entitled to set-off against any amounts due to another party under the terms of this Agreement or under any Additional Agreement, any amounts due from such other party under the terms of this Agreement.

  10.2. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any benefits to any person (including, without limiting the generality of the foregoing, any present or former employee of the ADCS Group or any ADCS Group Subsidiary) or corporation or other entity, other than the ADCS Group, the Holders, ATMI, Holdings, Newco and the Surviving Corporation, except for persons entitled to the protections afforded by Section 5.21; and this Agreement shall be for the sole and exclusive benefit of the ADCS Group, the Holders, and the ATMI Group. The obligations of the ADCS Group and the obligations of the ATMI Group shall be joint and several.

  10.3. Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of all of the parties hereto. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.

  10.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (if sent during regular business hours, otherwise on the next business day) (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by certified mail or a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    If to the ATMI Group:

    Advanced Technology Materials, Inc.
    7 Commerce Drive
    Danbury, CT 06810-4169
    Facsimile No. (203) 792-8040
    Attention Eugene Banucci

    with copies to:

    Frank J. Marco, Esq.
    Shipman & Goodwin LLP
    One American Row
    Hartford, CT 06103-2819
    Facsimile No. (860) 251-5900

    If to the ADCS Group:

    Advanced Delivery & Chemical Systems Nevada, Inc.
    6805 Capital of Texas Highway, Suite 330
    Austin, TX 78731
    Facsimile No. (512) 418-1909
    Attention Stephen H. Siegele
    with copies to:

    Carmelo M. Gordian, Esq.
    Brobeck, Phleger & Harrison LLP
    301 Congress Avenue
    Suite 1200
    Austin, TX 78701
    Facsimile No. (512) 477-5813

By its inclusion herein as a recipient of copies of notices, the parties acknowledge and agree that notwithstanding the fact that Brobeck, Phleger & Harrison LLP represented the ADCS Group (which effective as of the Closing shall be wholly owned by Holdings) in connection with the transactions contemplated by the Exchange Agreement, Brobeck, Phleger & Harrison LLP shall be permitted (A) to represent the Holders and their respective heirs, executors, administrators, affiliates, successors and assigns in connection with any and all matters which may arise out of or in connection with this Agreement, the Escrow Agreement or any of the other Additional Agreements; and
(B) that upon receipt of appropriate conflict waiver letters, if any be required, and subject to applicable ethical obligations of attorneys, shall be entitled to represent any of the other parties to this Agreement, the Escrow Agreement or the Additional Agreements on any other matters which any such party may request; provided, however, that the foregoing consent and waiver are applicable only to any conflict which may arise out of the matters referred to above.

  10.5. Severability. In the event any covenant, condition or other provision of this Agreement is held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction, then such covenant, condition or other provision shall be automatically terminated and performance thereof waived, and such invalidity or unenforceability shall in no way affect any of the other covenants, conditions or provisions hereof, and the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions as, to the maximum extent practicable, shall implement and give effect to the intentions of the parties as reflected herein.

  10.6 Pooling. If any provision of this Agreement or the application of any such provisions to any person or circumstance precludes the use of "pooling of interests" accounting treatment in connection with the Reorganization, then provided the parties mutually agree (A) such provision shall be of no force and effect to the extent and solely to the extent necessary to preserve such accounting treatment for the Reorganization; (B) such invalidity or unenforceability shall in no way affect any of the other provisions hereof; and (C) the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions in order, to the maximum extent practicable, for the Reorganization to be treated as a "pooling of interests" for accounting purposes.

  10.7. Entire Agreement; Amendment. This Agreement, the Schedules, the Exhibits, the Additional Agreements and the Confidentiality Agreement dated October 22, 1996 between ADCS LP and ATMI contain all of the terms agreed upon by the parties with respect to the subject matter hereof, and there are no representations or understandings between the parties except as provided herein. Without limiting the generality of the foregoing, this Agreement specifically supersedes the letter of intent dated January 10, 1997 between ATMI and ADCS Nevada, ADCS Manager and ADCS Holdings. This Agreement may not be amended or modified in any way except by a written amendment to this Agreement duly executed by ATMI and ADCS Nevada.

  10.8. Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

  10.9. Applicable Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

  10.10. Jurisdiction. Each party hereby irrevocably: (1) agrees that any suit, action, or other legal proceeding arising out of this Agreement or out of any of the transactions contemplated hereby or thereby, may be brought in any New York state court or United States federal court located in the southern district of New York; (2) consents to the jurisdiction of each such court in any such suit, action, or legal proceeding; (3) waives any objection which such party may have to the laying of venue of any such suit, action, or legal proceeding in any of such courts; and (4) agrees that New York state is the most convenient forum for litigation of any such suit, action, or legal proceeding.

  10.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

  10.12 Knowledge. As used herein, "knowledge" means knowledge of the executive management of the ADCS Group or the ATMI Group, as the case may be, after making reasonable inquiry of the knowledge of officers or senior management employees having responsibility for those operations or transactions to which such representation and warranty relates. An individual will be deemed to have "knowledge" of a particular fact or other matter if:

    (i) such individual is actually aware of such fact or other matter; or

    (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of making reasonable inquiry of the knowledge of other officers or employees having general responsibility for those operations or transactions to which such representation and warranty relates.

                           [SIGNATURE PAGES FOLLOW.]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Exchange to be executed as of the date first written above.

                                          Advanced Technology Materials, Inc.


                                          By:      /s/ Eugene G. Banucci
                                              ---------------------------------
                                                     Eugene G. Banucci
                                                  Chief Executive Officer

                                          ATMI Holdings, Inc.


                                          By:      /s/ Eugene G. Banucci
                                              ---------------------------------
                                                     Eugene G. Banucci
                                                         President

                                          Alamo Merger, Inc.


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                                     Daniel P. Sharkey
                                                         President

                                          Advanced Delivery & Chemical Systems
                                           Nevada, Inc.


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical Systems
                                           Manager, Inc.


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical Systems
                                          Holdings, LLC

                                          By: Advanced Delivery & Chemical
                                              Systems Nevada, Inc., Its
                                              Manager


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical Systems
                                          Operating, LLC

                                          By: Advanced Delivery &
                                              ChemicalSystems Manager, Inc.,
                                              Its Manager


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical
                                          Systems, Ltd.

                                          By: Advanced Delivery & Chemical
                                              Systems Operating, LLC, Its
                                              General Partner

                                          By: Advanced Delivery & Chemical
                                              Systems Manager, Inc., Its
                                              Manager


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                                                     APPENDIX B

                  OPINION OF ALEX. BROWN & SONS INCORPORATED

                                                                  April 7, 1997

Advanced Technology Materials, Inc.
7 Commerce Drive
Danbury, CT 06810

Dear Sirs:

  Advanced Technology Materials, Inc., a Delaware corporation ("ATMI" or the "Company"), ATMI Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ATMI ("Holdings"), Alamo Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Newco"), Advanced Delivery & Chemical Systems, Nevada, Inc., a Nevada corporation ("ADCS Nevada"), Advanced Delivery & Chemical Systems Manager, Inc., a Delaware corporation ("ADCS Manager"), Advanced Delivery & Chemical Systems Holdings, LLC, a Delaware limited liability company ("ADCS Holdings"), Advanced Delivery & Chemical Systems Operating, LLC, a Delaware limited liability company ("ADCS Operating") and Advanced Delivery & Chemical Systems, Ltd., a Texas limited partnership ("ADCS LP") (ADCS Nevada, ADCS Manager, ADCS Holdings, ADCS Operating and ADCS LP collectively, the "Target") have entered into an Agreement and Plan of Merger and Exchange dated as of April 7, 1997 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on stockholder approval by ATMI's stockholders, Newco will be merged with and into ATMI (the "Merger") with the stockholders of ATMI receiving shares in Holdings and simultaneously therewith the holders of all outstanding shares of capital stock of ADCS Nevada and ADCS Manager and all of the membership interests in ADCS Holdings will exchange such shares and interests (the "Exchange" and together with the Merger, the "Reorganization") for an aggregate value of $87,500,000 in Holdings common stock, subject to adjustment under certain circumstances, (the "Exchange Consideration"). We have assumed, with your consent, that the Reorganization will qualify for pooling-of-interests accounting treatment. You have requested our opinion as to whether the Exchange Consideration payable pursuant to the Agreement is fair, from a financial point of view, to the Company.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Alex. Brown regularly publishes research reports regarding the technology industry and the businesses and securities of publicly owned companies in the technology industry. In the ordinary course of business, Alex. Brown may actively trade the securities of the Company for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning the Company and Target and certain internal analyses and other information furnished to us by the Company and Target. We have also held discussions with the members of the senior managements of the Company and Target regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of the Company, (ii) compared certain financial and stock market information for the Company and Target with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations,
(iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of the Company and Target, we have assumed that such information reflects the best currently available judgments and estimates of the managements of the Company and Target as to the likely future financial performances of their respective companies and of the combined entity. In addition, Alex. Brown did not rely on any appraisal of the assets of the Company and Target. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  We have been retained by the Board of Directors of the Company as financial advisor solely for the purpose of rendering this opinion and accordingly, we have not been requested to and have not provided any other services in connection with the Reorganization.

  Our opinion expressed herein was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to the Company's stockholders as to how they should vote at the stockholders' meeting in connection with the Reorganization. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement required to be distributed in connection with the Reorganization.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Consideration payable pursuant to the Agreement is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated


                                                  /s/ Alex. Brown & Sons,
                                          By:          Incorporated
                                              ---------------------------------

                                                                     APPENDIX C

                         CERTIFICATE OF INCORPORATION

                                      OF

                              ATMI HOLDINGS, INC.

               Under Section 102 of the General Corporation Law
                           of the State of Delaware

                                   ARTICLE I

                                     Name

  The name of the corporation is: ATMI HOLDINGS, INC.

                                  ARTICLE II

                          Registered Office and Agent

  The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                    Purpose

  The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

                                 Capital Stock

  The total number of shares of all classes of stock which the corporation has authority to issue is Thirty-Two Million (32,000,000), consisting of Thirty Million (30,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Preferred Stock").

                                I. COMMON STOCK

  1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to each matter voted on by the shareholders of the corporation. There will be no cumulative voting.

  2. Liquidation Rights. Subject to the prior and superior rights of the Preferred Stock, upon any liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock shall be entitled to receive all remaining assets of the corporation. Such assets shall be distributed ratably among the holders of Common Stock on the basis of the number of shares of the Common Stock held by each of them.

  3. Dividends. Dividends may be paid on the Common Stock as and when declared by the board of directors of the corporation (the "Board of Directors"), subject, however, to the prior and superior rights of the holders of any then outstanding Preferred Stock.

                              II. PREFERRED STOCK

  Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise provided by law or this certificate of incorporation, as amended. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

  Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this certificate of incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this certificate of incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation. Within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, the Board of Directors is authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

                                   ARTICLE V

                              Board of Directors

  Section 1 Management. The business and affairs of the corporation shall be managed by the Board of Directors.

  Section 2 No Ballot. The directors need not be elected by written ballot unless the bylaws of the corporation shall so provide.

  Section 3 Number and Classes of Directors. The number of directors shall be fixed from time to time by the Board of Directors in accordance with the bylaws of the corporation. The Board of Directors shall be divided into three classes: Class I, Class II and Class III, as nearly equal in number as reasonably possible. No one class shall have more than one director more than any other class. Each director shall serve for a term ending on the date of the third succeeding annual meeting of the stockholders or special meeting in lieu thereof following the annual meeting at which such director was elected and until such director's successor is duly elected and qualified; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting or any special meeting in lieu thereof next following the end of the corporation's 1997 fiscal year; each initial director in Class II shall serve for a term ending on the date of the annual meeting or any special meeting in lieu thereof next following the end of the corporation's 1998 fiscal year; and each initial director in Class III shall serve for a term ending on the date of the annual meeting or any special meeting in lieu thereof next following the end of the corporation's 1999 fiscal year.

  Section 4 Allocation of Directors in Classes. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of such director's current term or such director's prior death, retirement, removal or resignation and
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. No decrease in the number of directors constituting the full Board of Directors shall decrease the term of an incumbent director.

  Section 5 Indemnification and Liability. To the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall be indemnified by the corporation and shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment, modification or repeal of this Section 5 or of any applicable law shall limit, negate, impair or otherwise adversely affect any right or defense available to any director or former director of the corporation with respect to any action or failure to act occurring prior to such amendment, modification or repeal.

  Section 6 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or as otherwise prescribed by statute or this certificate of incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

  Section 7 Rights of Preferred Stockholders. The provisions of this Article V are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

                                  ARTICLE VI

                      Meetings of Stockholders and Books

  Section 1 Place. Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide.

  Section 2 Action and Call. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by this certificate of incorporation, may be called by the Chairman of the Board (or, if none is designated, the president) and shall be called by the president or secretary at the request in writing of (a) a majority of the entire Board of Directors then in office or (b) the Chairman of the Board. Such request shall state the purpose or purposes of the proposed meeting and business transacted at any special meeting shall be limited to matters relating to such stated purpose or purposes.

  Section 3 Director Nominations and Other Business. Advance notice of stockholder nominations for the election of directors and other business to be brought by stockholders before any meeting of stockholders shall be given in the manner provided in the bylaws of the corporation.

  Section 4 Books. The books of the corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

                                  ARTICLE VII

                                    Bylaws

  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the corporation. The stockholders holding at least seventy percent (70%) of the shares of capital stock of the corporation issued and outstanding and entitled to vote shall, acting as a single class, also have the power to adopt, amend, alter or repeal the bylaws of the corporation, subject to any additional vote required by law, this certificate of incorporation or the bylaws.

                                 ARTICLE VIII

                              Perpetual Existence

  The corporation is to have perpetual existence.

                                  ARTICLE IX

                           Compromise or Arrangement

  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under (S)291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under (S)279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   ARTICLE X

                             Amendments and Repeal

  The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred are granted subject to this reservation.

                                  ARTICLE XI

                                 Incorporator

  The name and address of the sole incorporator is as follows:

      Donna L. Brooks
      Shipman & Goodwin LLP
      One American Row
      Hartford, Connecticut 06103-2819

  I, THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Delaware, do make, file and record this Certificate hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of April, 1997.

                                                   /s/ Donna L. Brooks
                                          -------------------------------------
                                              Donna L. Brooks, Incorporator

                                                                     APPENDIX D

                              ATMI HOLDINGS, INC.

                                    BYLAWS

                         EFFECTIVE AS OF APRIL 7, 1997

                                   ARTICLE I

                                    Offices

  1.1 Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

  1.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the corporation (the "Board of Directors") may from time to time determine or the business of the corporation may require.

                                  ARTICLE II

                           Meetings of Stockholders

  2.1 Place of Meetings. All meetings of the stockholders for the election of directors shall be held in Danbury, Connecticut, at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

  2.2 Annual Meeting. Annual meetings of stockholders shall be held on the first Tuesday of May or on such other date (neither of which dates shall be a legal holiday in the place where the meeting is to be held) and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which the stockholders shall elect, by a plurality vote, directors to succeed those whose terms are expiring, and transact such other business as may properly be brought before the meeting.

  2.3 Annual Meeting Notice. Written notice of the annual meeting stating the place, date and time of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

  2.4 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of the shares held by each of them.

  2.5 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or the certificate of incorporation, as amended and restated from time to time (the "Certificate of Incorporation"), may be called by the Chairman of the Board (or, if none is designated, the president) and shall be called by the president or secretary at the request in writing of (a) a majority of the entire Board of Directors then in office or (b) the Chairman of the Board (or, if none is designated, the President). Such request shall state the purpose or purposes of the proposed meeting.

  2.6 Notice of Special Meeting. Written notice of a special meeting stating the place, date and time of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting.

  2.7 Purposes of Special Meetings. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

  2.8 Quorum; Adjournments. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority of the shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

  2.9 Controlling Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any matter brought before such meeting, unless the matter is one upon which by express provision of law, the Certificate of Incorporation or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

  2.10 Voting and Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at any meeting of the stockholders be entitled to one vote in person or by written proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy provides for a longer period.

  2.11 Action at Meeting. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting.

  2.12 Notice of Stockholder Business and Nominations.

  A. Annual Meetings of Stockholders.

  (1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) if specified in the corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in this Section 2.12, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this
Section 2.12.

  (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12 (A)(1)(c), the stockholder must have given timely notice thereof in writing to the secretary of the corporation, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty
(60) days after such an anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner and (ii) the class and number of shares of the corporation that are owned beneficially and held of record by such stockholder and such beneficial owner.

  (3) Notwithstanding anything in the second sentence of Section 2.12(A)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least seventy (70) days prior to the first anniversary of the preceding year's annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty
(60) days after such anniversary date, at least seventy (70) days prior to such annual meeting), a stockholder's notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

  B. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by Section 2.12 (A)(2) shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the close of business on the later of the sixtieth (60th) day prior to such special meeting, or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

  C. General.

  (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to serve as directors, and only such business as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12 shall be conducted at a meeting of stockholders. Except as otherwise provided by law or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance herewith to declare that such defective proposal or nomination shall be disregarded.

  (2) For purposes of this Section 2.12, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

  (3) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.12 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

                                  ARTICLE III

                                   Directors

  3.1 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be not less than two (2) nor more than fifteen (15). Thereafter, within the limits above specified, the number of directors shall be increased or decreased upon the approval of a majority of the directors then in office. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.6, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

  3.2 Classes of Directors. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as reasonably possible. No one class shall have more than one director more than any other class.

  3.3 Terms in Office. Each director shall serve for a term ending on the date of the third succeeding annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting or any special meeting in lieu thereof next following the end of the corporation's 1997 fiscal year; each initial director in Class II shall serve for a term ending on the date of the annual meeting or any special meeting in lieu thereof next following the end of the corporation's 1998 fiscal year; and each initial director in Class III shall serve for a term ending on the date of the annual meeting or any special meeting in lieu thereof next following the end of the corporation's 1999 fiscal year.

  3.4 Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director's current term or such director's prior death, retirement, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors, subject to Section 3.2 and the following sentence. To the extent reasonably possible, consistent with the foregoing, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. No decrease in the number of directors constituting the full Board of Directors shall shorten the term of an incumbent director.

  3.5 Tenure. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, retirement, resignation or removal.

  3.6 Filling of Vacancies. Except as otherwise prescribed by law, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders at which directors of the class to which such position belongs are to be elected and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law.

  3.7 Powers of the Board. The business of the corporation shall be managed by or under the direction of a Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these bylaws directed or required to be exercised or done by the stockholders. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or the Certificate of Incorporation, may exercise the powers of the full Board of Directors until the vacancy is filled.

  3.8 Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

  3.9 Resignation. Any director may resign by delivering his or her written resignation to the corporation at its principal office or to the Chairman of the Board, if any, the president or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

  3.10 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

  3.11 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, the president or the secretary on five days' notice to each director, either personally or by mail or by telegram or by facsimile; special meetings shall be called by the Chairman of the Board, if any, the president or the secretary in like manner and on like notice on the written request of two or more directors (or one director if the Board of Directors consists of only one or two directors). A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

  3.12 Quorum; Action at Meeting. At all meetings of the Board of Directors or of any committee thereof, a majority of the directors of the full Board of Directors or committee, as the case may be, shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors or any committee thereof, as the case may be, except as a different vote may be otherwise specifically provided by law, the Certificate of Incorporation or these bylaws. If a quorum shall not be present at any meeting of the Board of Directors or committee, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  3.13 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

  3.14 Meetings by Telephone Conference Call. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

  3.15 Committees.

  (a) The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

  (b) The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

  (c) Any such committee, to the extent provided in the resolution of the Board of Directors and subject to provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending these bylaws; and, unless the resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

  3.16 Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

  3.17 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors and to make grants and awards to directors under any stock option or other benefit plans in which directors may participate. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                  ARTICLE IV

                                    Notices

  4.1 Notices. Whenever, under the provisions of law, the Certificate of Incorporation or these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at such person's address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or facsimile.

  4.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law, the Certificate of Incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V

                                   Officers

  5.1 Election of Officers. The officers of the corporation shall be chosen by the Board of Directors at its first meeting after each annual meeting of the stockholders and shall be a president, a secretary and a treasurer. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these bylaws otherwise provide.

  5.2 Other Officers. The Board of Directors may also appoint a Chairman of the Board, one or more vice presidents, one or more assistant secretaries and assistant treasurers and such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The Chairman of the Board, if any, shall be elected from the members of the Board of Directors.

  5.3 Salaries of Officers. The salaries of all officers and agents of the corporation shall be determined from time to time by the Board of Directors.

  5.4 Successors. The officers of the corporation shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

  5.5 Chairman of the Board. If provided by the Board of Directors, the Chairman of the Board shall be the chief executive officer of the corporation. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors, and, if designated as the chief executive officer of the corporation, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chairman of the Board may execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

  5.6 President. Unless otherwise provided by the Board of Directors, the president shall be the chief executive officer of the corporation. In the absence of the Chairman of the Board or in the event of the Chairman of the Board's inability or refusal to act, the president shall preside at all meetings of the stockholders and the Board of Directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The president may execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

  5.7 Vice President. In the absence of the president or in the event of the president's inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice president shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

  5.8 Secretary. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision the secretary shall be. The secretary shall have custody of the corporate seal of the corporation and shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the secretary or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by such officer's signature.

  5.9 Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of the secretary's inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

  5.10 Treasurer.

  (a) Corporate Accounts. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

  (b) Disbursements. The treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as treasurer and of the financial condition of the corporation.

  (c) Bond of the Treasurer. If required by the Board of Directors, the treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office and for the restoration to the corporation, in case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the treasurer's possession or under the treasurer's control belonging to the corporation.

  5.11 Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of the treasurer's inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                  ARTICLE VI

                             Certificates of Stock

  6.1 Certificate. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice chairman of the Board of Directors, or the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation.

  6.2 Stock Legends. Every certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws or any agreement to which the corporation is a party, shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued or a statement of the existence of such preferences, powers, qualifications and rights and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

  6.3 Signatures on Certificates. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

  6.4 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the owner's legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  6.5 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

  6.6 Fixed Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

  6.7 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                              General Provisions

  7.1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

  7.2 Reserves to Meet Contingencies. Before payment of any dividend, there may be set aside, out of any funds of the corporation available for dividends, such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall deem conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

  7.3 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

  7.4 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

  7.5 Corporate Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Seal" and "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                 ARTICLE VIII

                                Indemnification

  Each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified by the corporation to the full extent permitted or authorized by the General Corporation Law of the State of Delaware. The corporation may, but shall not be obligated to, maintain insurance, at its expense, for its benefit in respect of such indemnification and that of any such person whether or not the corporation would otherwise have the power to indemnify such person.

                                  ARTICLE IX

                                  Amendments

  9.1 By the Board of Directors. Except as is otherwise set forth in these bylaws, these bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

  9.2 By the Stockholders. Except as otherwise set forth in the Certificate of Incorporation or these bylaws, these bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of at least seventy percent (70%) of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, acting as a single class, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting.

                                                                     APPENDIX E

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER is dated as of May 17, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("Buyer"), WELK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), ATMI HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of Buyer ("Holdings") LAWRENCE SEMICONDUCTOR LABORATORIES, INC., an Arizona corporation ("LSL"), and LAWRENCE SEMICONDUCTOR LABORATORIES MARKETING AND SALES, INC., an Arizona corporation ("LSLMS"); LSL and LSLMS are referred to collectively as "Lawrence"; and all of the parties are referred to collectively as the "Companies". Buyer Sub and Lawrence are referred to collectively as the "Constituent Corporations" and individually as a "Constituent Corporation."

  Buyer and Holdings are parties to that certain Agreement and Plan of Merger and Exchange dated April 7, 1997, by and among Buyer, Holdings, Advanced Delivery & Chemical Systems Nevada, Inc., Advanced Delivery & Chemical Systems Manager, Inc., Advanced Delivery & Chemical Systems Holdings, LLC, Advanced Delivery & Chemical Systems Operating, LLC, and Advanced Delivery & Chemical Systems, Ltd. (the "ADCS Merger Agreement").

  In connection with the closing of the transactions contemplated by the ADCS Merger Agreement, inter alia (i) all of the outstanding shares of Buyer common stock, par value $.01 per share("Buyer Common Stock") will be converted into the right to receive a like number of shares of Holdings common stock, par value $.01 per share ("Holdings Common Stock"), and (ii) Buyer will become a wholly-owned subsidiary of Holdings.

  The respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective shareholders that Buyer acquire Lawrence by the merger of Buyer Sub with and into Lawrence upon the terms and subject to the conditions set forth in this Agreement (the "Merger").

  The parties desire the Merger to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and for such transaction to be accounted for as a pooling of interests.

  In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined below) of the Merger, Buyer Sub shall be merged with and into Lawrence, with Lawrence being the surviving corporation in such Merger (the "Surviving Corporation"). The separate existence of Buyer Sub shall thereupon cease. The Merger shall have the effects set forth in Section 10-1106 of the Arizona Business Corporation Act (the "ABCA") and Section 259 of the Delaware General Corporation Law (the "DGCL"). Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Buyer.

  1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of properly executed Articles of Merger and a Plan of Merger with the Arizona Corporation Commission and the Secretary of State of the State of Delaware, which filing shall be made on the Closing Date (defined below) after satisfaction of the conditions set forth in Article VIII. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Articles of Merger and Plan of Merger are accepted as filed.

                                  ARTICLE II

                      Buyer and the Surviving Corporation

  2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Lawrence, as amended in connection with the Merger to read in its entirety (other than with respect to the name of the corporation) as the Certificate of Incorporation of Buyer Sub in effect immediately prior to the Effective Time, with such changes as Buyer may determine are necessary or proper to comply with Arizona law, until thereafter amended as provided by law.

  2.2 Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be the Bylaws of Lawrence, as amended in connection with the Merger to read in their entirety (other than with respect to the name of the corporation) as the Bylaws of Buyer Sub in effect immediately prior to the Effective Time, with such changes as Buyer may determine are necessary or proper to comply with Arizona law, until thereafter amended as provided by law.

  2.3 Directors and Officers of the Surviving Corporation.

  (a) The directors of Buyer Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

  (b) The officers of Buyer Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III

                              Exchange of Shares

  3.1 Disposition of Buyer Sub Shares; Lawrence Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

  (a) The shares of Buyer Sub common stock which shall be outstanding immediately prior to the Effective Time shall be converted into a number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of Buyer Sub then outstanding.

  (b) Each share of common stock of Lawrence ("Lawrence Share") held in the treasury of Lawrence, if any, or by any subsidiary of Lawrence and each such Lawrence Share held by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor.

  3.2 Exchange of Lawrence Shares.

  (a) Each Lawrence Share outstanding immediately prior to the Effective Time (other than Lawrence Shares canceled as set forth in Subsection 3.1(b) above, if any) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in shares of Buyer Common Stock, valued at the Average Closing Price (defined in Section 3.9 below), an amount equal to that described in Section
3.4 below divided by the number of Lawrence Shares outstanding immediately prior to the Effective Time (subject to adjustment as provided in Sections 3.4 and 3.5 and subject to reduction as provided in Article X and the Escrow Agreement), ninety-five percent (95%) of which amount prior to adjustment and reduction, if any (the "Preliminary Purchase Price Shares"), shall be issued to the holder thereof upon the surrender of the certificate formerly representing such Lawrence Share in accordance with this Section 3.2, and five percent (5%) of which amount prior to adjustment and reduction, if any (the "Indemnification Escrow Shares"), shall be held by the escrow agent (the "Escrow Agent") as provided for in Subsection 10.1(c) hereof.

  (b) Immediately following the Effective Time, each record holder (a "Shareholder") of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding Lawrence Shares (the "Certificates") whose Lawrence Shares were converted into the right to receive a portion of the Purchase Price (defined below) shall be entitled to surrender his or its Certificates to Buyer for cancellation in exchange for the Shareholder's pro rata share of the Preliminary Purchase Price Shares, and Buyer hereby agrees to cause such Shareholder's pro rata share of the Preliminary Purchase Price Shares to be issued to such person at such time. If any Shareholder shall fail to surrender his or its Certificates promptly following the Effective Time, Buyer shall send to such Shareholder notice of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for the Shareholder's pro rata share of the Purchase Price and the holder of such Certificates shall be entitled to receive in exchange therefor solely the Shareholder's pro rata share of the Purchase Price less any applicable stock transfer taxes, and such Certificates shall forthwith be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates. It shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.

  (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Lawrence Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for exchange, they shall be canceled and exchanged for a pro rata share of the Preliminary Purchase Price Shares in accordance with the procedures set forth in this Section and Section 3.4.

  (d) At or prior to the Effective Time of the Merger, Buyer shall deliver irrevocably to the Escrow Agent certificates evidencing the Indemnification Escrow Shares, together with appropriate stock powers executed by each Shareholder. As provided in Article X hereof, the Indemnification Escrow Shares shall be held in escrow (the "Indemnification Escrow") by the Escrow Agent. Income, dividends and earnings therefrom shall become funds of the Indemnification Escrow to be disbursed as provided in Article X of this Agreement and in the Escrow Agreement.

  (e) Notwithstanding the foregoing, any Lawrence Shares issued and outstanding immediately prior to the Effective Time which are held by Shareholders who have not voted such shares in favor of the Merger and who have complied with all other relevant provisions of Chapter 13 of the ABCA (the "Dissenting Shares") shall not be converted into shares of Buyer Common Stock in the manner contemplated by Section 3.2(a) above, and the rights of holders of the Dissenting Shares shall be governed by the provisions of Chapter 13 of the ABCA; provided, however, that Shareholders that own in the aggregate no greater than five percent (5%) of the issued and outstanding Lawrence Shares who have not voted such shares in favor of the Merger (the "Electing Shares") may elect, in lieu of following the provisions of Chapter 13 of the ABCA, to receive from Buyer the Average Closing Price for each share of Buyer Common Stock to which such Shareholder would have been entitled had such Shareholder voted in favor of the Merger. Lawrence agrees to notify its Shareholders in writing prior to the time the Merger is submitted to them for a vote at any Shareholders' meeting or otherwise, of the foregoing election. To be effective, such election must be made in writing to Lawrence and Buyer within five (5) days of the date of such Shareholder meeting or other submission for a vote.

  (f) Notwithstanding the foregoing, if the closing of the transactions contemplated by the ADCS Merger Agreement shall occur on or before the Effective Time, in lieu of Buyer Common Stock each Lawrence Share shall be converted into the right to receive Holdings Common Stock in the same ratio as such Lawrence Shares would have been converted into shares of Buyer Common Stock. In such event, all references to "Buyer Common Stock" in this Agreement (other than in Article IV) shall be deemed to be references to "Holdings Common Stock," unless the context clearly requires otherwise. The parties shall modify the ancillary agreements to be entered into as of the Effective Time as appropriate to reflect such change.

  3.3 No Further Rights in Lawrence Shares. All shares of Buyer Common Stock received by any Shareholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Shareholder's Lawrence Shares. At the Effective Time, the holders of certificates representing outstanding Lawrence Shares shall cease to have any rights with respect to such shares (other than such rights as they may have as dissenting shareholders under the ABCA), and their sole right shall be to receive their pro rata share of the Purchase Price. Dissenting shareholders shall have the rights accorded by the ABCA.

  3.4 The Purchase Price. The aggregate merger consideration for all outstanding Lawrence Shares shall be that number of shares of Buyer Common Stock, valued at the Average Closing Price, having a value equal to Eighty Million Dollars ($80,000,000) (the "Closing Price") plus an amount (the Adjustment Amount, defined in Subsection 3.4(g) below), which may be a positive or a negative number, as determined below, minus the amount of Two Million Dollars ($2,000,000) required to be paid by LSL to Applied Materials, Inc. ("Applied") pursuant to LSL's settlement of its litigation with Applied (as described in Section 5.7 and Schedule 5.7), minus any amounts owed to LSL by any related parties as set forth in Schedule 5.26 and minus the cost to LSL of any payment required to be made by LSL prior to the Effective Time to any third party in connection with any other transaction contemplated by LSL, including any payment in the nature of a required "break-up" fee (the "Specified Amount"), subject to further reduction as provided in Article X and the Escrow Agreement ("Purchase Price").

  (a) Within sixty (60) days after the Effective Time, the Representative (defined in Subsection 3.6(a)(xix) below) shall cause to be delivered to Buyer a combined balance sheet of Lawrence as of the close of business at the Effective Time without inclusion of Lawrence Semiconductor Research Laboratories, Inc. ("LSRL") or Lawrence Semiconductor Investments, Inc. ("LSI") (the "Effective Time Balance Sheet") together with the related combined statements of income, shareholders' equity and cash flows for the time period from January 1, 1997 to the Effective Time (the "Related Effective Time Statements") audited by Lawrence's current independent accountants, which audit shall include a physical inventory that representatives of Buyer may observe. The Effective Time Balance Sheet and the Related Effective Time Statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practice, and the Effective Time Balance Sheet shall fairly present the assets and liabilities and financial condition of Lawrence at the Effective Time, including the tax savings to LSL as a result of the payment of the Specified Amount, but not including the actual amount of the Specified Amount. The reasonable cost of the audit pursuant to this Subsection 3.4(a) shall be borne by the Surviving Corporation. After the Effective Time, Buyer agrees to give the Representative and Lawrence's current accountants reasonable access to Lawrence's books and records and to make available to such parties such employees of Lawrence and the Surviving Corporation as may be reasonably necessary in connection with the preparation of the Effective Time Balance Sheet.

  (b) The Effective Time Balance Sheet shall become final and binding on Lawrence and Buyer thirty (30) days after its delivery to Buyer, unless Buyer or Representative gives written notice to the other of his or its disagreement with respect to any item included in such Effective Time Balance Sheet. During said thirty (30) day period, Representative, Buyer and Buyer's representatives shall be given reasonable access to all of the working papers of Lawrence's current independent accountants for the purpose of its review of the Effective Time Balance Sheet. The party making the objection shall notify the other party in writing by the end of such thirty (30) day period of any objection it may have to the Effective Time Balance Sheet, which objection shall identify the basis of such objection and any adjustments to the Effective Time Balance Sheet that it proposes be made (the "Proposed Adjustments").

  (c) If written notice of objections to the Effective Time Balance Sheet is given within the period specified in Subsection 3.4(b) above, the party receiving the notice shall notify the party proposing the Proposed Adjustment of his or its approval or disapproval of the Proposed Adjustments to the Effective Time Balance Sheet contained in such written objection within thirty
(30) days of his or its receipt of such written objection. If the party receiving the notice shall fail to notify the party proposing the Proposed Adjustments in writing of his or its disapproval of the Proposed Adjustments within said thirty (30) day period, such Proposed Adjustments shall be made to the Effective Time Balance Sheet, and the Effective Time Balance Sheet, as so adjusted, shall be final and binding upon all parties. If Representative and Buyer cannot reach agreement with respect to the Proposed Adjustments and the objections thereto within thirty (30) days of the date of receipt of the notice of the Proposed Adjustments (or such longer period as may be acceptable to Buyer and Representative), Buyer and Representative shall submit the Proposed Adjustments in dispute to the Arbitrating Accountants (defined in Subsection 3.4(f) below) for resolution. The Arbitrating Accountants shall have no authority (i) to decide any issues related to the Effective Time Balance Sheet other than those issues expressly referred to them for arbitration pursuant to the terms hereof, or (ii) to determine that any disputed Proposed Adjustment shall be made in excess (negative or positive) of the amount originally proposed by Buyer or Representative.

  (d) If the parties submit a dispute to the Arbitrating Accountants, the parties shall instruct the Arbitrating Accountants to resolve the disputed Proposed Adjustments within thirty (30) business days after such Proposed Adjustments are submitted to them, and such resolution shall be final and binding upon all parties hereto. Upon such resolution, the adjustments to the Effective Time Balance Sheet determined by the Arbitrating Accountants shall be made and the Effective Time Balance Sheet, as so adjusted, shall be final and binding upon all parties.

  (e) The fees and expenses of the Arbitrating Accountants shall be paid by Buyer; provided that the portion of such fees and expenses equal to the lesser of (i) 100% or (ii) the percentage obtained by dividing (i) the aggregate dollar amount of the adjustments to the Effective Time Balance Sheet determined under Subsection 3.4(d) by (ii) the aggregate dollar amount of the disputed Proposed Adjustments shall be reimbursed to Buyer from the Indemnification Escrow. Representative shall have the right to retain legal counsel of its choosing with regard to any dispute over the Adjustment Amount (defined in Subsection 3.4(g) below), including Polese, Pietzsch, Williams & Nolan, P.A., and the costs and expenses of such representation shall be paid from the Adjustment Amount if that amount is a positive number and sufficient to so pay the costs and expenses, or otherwise from the Indemnification Escrow.

  (f) The "Arbitrating Accountants" shall be a "Big Six" accounting firm that is mutually agreed to by Buyer and Representative.

  (g) Upon the Effective Time Balance Sheet (including any adjustments) becoming final and binding on all parties as set forth above, the Adjustment Amount shall be determined by the Buyer. The "Adjustment Amount" shall equal the difference between (x) the Net Worth (defined below) as shown on the Effective Time Balance Sheet and (y) the Net Worth as shown on Lawrence's unaudited balance sheet at December 31, 1996 without inclusion of LSRL or LSI. "Net Worth" shall equal the amount by which assets exceed liabilities. Buyer and Representative shall provide notice to the Shareholders of the Adjustment Amount and final Purchase Price within two (2) business days of such amounts becoming final.

  3.5 Adjustment of Purchase Price. If the Adjustment Amount is a positive number, ninety-five percent (95%) of such amount shall be paid by Buyer to Shareholders pro rata in shares of Buyer Common Stock valued at the Average Closing Price and five percent (5%) to Escrow Agent (the "Escrow Adjustment") by delivering appropriate certificates evidencing such shares within ten (10) business days of determination. If the Adjustment Amount is a negative number, it shall be paid to Buyer in shares of Buyer Common Stock valued at the Average Closing Price from the Indemnification Escrow within ten (10) business days of receipt of notice of determination.

  3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shipman & Goodwin LLP, One American Row, Hartford, Connecticut 06103, at 9:00 a.m., local time, on the third business day after the day on which all of the conditions set forth in
Article VIII hereof are satisfied or waived, or such other date, time and place as the Companies shall otherwise agree (the "Closing Date").

  (a) At the Closing, Lawrence shall deliver to Buyer the following:

    (i) Resolutions. Copies of resolutions of the Board of Directors of Lawrence certified by a Secretary, Assistant Secretary or other appropriate officer of Lawrence, plus certified copies of its Articles of

  Incorporation and Bylaws, as amended to date, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and copies of resolutions of the Shareholders of Lawrence (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of Lawrence, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    (ii) Certificates, other than those held by any dissenting shareholder, duly endorsed in blank or accompanied by appropriate stock powers.

    (iii) Resignations of certain officers and all directors of Lawrence effective as of the Effective Time, which Buyer shall request in writing prior to the Closing.

    (iv) Opinion of Polese, Pietzsch, Williams & Nolan, P.A. in a form reasonably acceptable to Buyer.

    (v) The Noncompete Agreement called for by Section 7.7.

    (vi) The Consulting Agreement called for by Section 7.8.

    (vii) Tax clearances from the Department of Economic Security and the Arizona Department of Revenue, and all other jurisdictions in which Lawrence has filed tax returns in the past three (3) years.

    (viii) A certificate of good standing from the Arizona Corporation
  Commission.

    (ix) [Intentionally left blank]

    (x) Releases substantially in the form of Exhibit 3.6(a)(x) hereto, executed by Lamonte H. Lawrence and each other officer of Lawrence, releasing Lawrence from any and all liabilities and obligations owed by Lawrence to him, including but not limited to those owed to him in his capacity as a director, officer, Shareholder and/or employee of Lawrence.

    (xi) Written evidence satisfactory to Buyer that the Shareholders and Lawrence have obtained all necessary governmental or other approvals for the Merger and the other transactions contemplated hereby.

    (xii) Written evidence satisfactory to Buyer that all prior outstanding options to purchase any capital stock of Lawrence have been properly terminated.

    (xiii) Each of the affiliates of Lawrence and Buyer shall have entered into an Affiliate Agreement substantially in the form of Exhibit 3.6(a)(xiii)-A (the "Affiliate Agreements"), and Tommy L. Thompson, Gerald
  W. McReynolds, and Barbara C. Freund shall have entered into Employment Agreements with the Surviving Corporation substantially in the form of
  Exhibit 3.6(a)(xiii)-B (the "Employment Agreements"). The existing employment agreements listed on Schedule 5.8(b) shall have been terminated effective as of the Closing.

    (xiv) Written evidence satisfactory to Buyer that Lawrence and LSLMS have been merged in accordance with applicable law, with Lawrence as the surviving corporation, and that all consents and approvals necessary or appropriate for such merger have been obtained.

    (xv) Written evidence satisfactory to Buyer that Lawrence has been reincorporated in Arizona in accordance with applicable law, and that all consents and approvals necessary or appropriate for such reincorporation have been obtained.

    (xvi) A written amendment to the sublease of the Tempe facility which causes the economic terms of such sublease to reflect accurately Lawrence's current and intended future use of the Tempe facility, together with the written consent of LSRL as sublessor to the Merger.

    (xvii) (A) All amounts currently outstanding under that certain Agreement by and among Lawrence, LSRL and LSLMS dated December 31, 1993 shall have been repaid in full or otherwise discharged in a manner satisfactory to Buyer, and such Agreement terminated with no further liability thereunder;
  (B) all other amounts currently outstanding by and among Lawrence, LSRL, LSLMS and LSI shall have been repaid in full or otherwise discharged in a manner satisfactory to Buyer; and (c) all amounts currently outstanding and owed by Lamonte H. Lawrence to Lawrence and LSLMS or from Lawrence and LSLMS to Lamonte H. Lawrence shall have been repaid in full or otherwise discharged in a manner satisfactory to Buyer. In lieu of repayment of the net amount contemplated by this Subsection 3.6(a)(xvii) in cash, the amounts may be satisfied by reducing the Purchase Price, as contemplated by the second "minus" clause in the first paragraph of this Section 3.4.

    (xviii) Written releases of Lawrence and LSLMS from all further obligations under those agreements, instruments, documents, etc. identified prior to Closing by Buyer to which Lawrence and/or LSLMS are parties or which either or both has guaranteed but which provide the principal benefit to LSRL, LSI or Lamonte H. Lawrence.

    (xix) Each Shareholder shall have executed and delivered an agreement and acknowledgment with respect to his or its liabilities and obligations under
  Article X, in form and substance satisfactory to Buyer and its counsel.

    (xx) Each Shareholder shall have executed and delivered an irrevocable power of attorney coupled with an interest constituting and appointing Lamonte H. Lawrence (the "Representative") as his or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement, to give and receive notices on his or its behalf and to be his or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Buyer or any Indemnitee (defined in Subsection 10.1(b) below) may be entitled to indemnification, and the Representative shall have agreed to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. The Representative shall not be liable for any action taken or not taken by him in connection with his obligations under such power of attorney (i) with the consent of Shareholders who, as of the date of this Agreement, own a majority in number of the outstanding Lawrence Shares, or
  (ii) in the absence of his own gross negligence or willful misconduct. If the Representative is unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the outstanding Lawrence Shares as of the Effective Time who shall serve and exercise the powers of the Representative.

    (xxi) Such further instruments or documents as Buyer or Buyer Sub or their counsel may reasonably request to assure the full and effective completion of the Merger and to assure the effective carrying out of the transactions contemplated hereby.

  (b) At the Closing, Buyer shall deliver to Shareholders certificates evidencing the Preliminary Purchase Price Shares in accordance with Section
3.2 hereof.

  (c) At the Closing, Buyer shall deliver to Escrow Agent certificates evidencing the Indemnification Escrow Shares, in accordance with Section 3.2 hereof.

  (d) At the Closing, Buyer shall deliver to Lawrence the following:

    (i) Copies of resolutions of Buyer and Buyer Sub certified by a Secretary, Assistant Secretary or other appropriate officer of Buyer and Buyer Sub, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    (ii) Opinion of Buyer's outside general counsel in a form reasonably acceptable to Lawrence.

    (iii) The Noncompete Agreement called for by Section 7.7.

    (iv) The Consulting Agreement called for by Section 7.8.

  (e) At the Closing, Buyer shall deliver to the Shareholders an executed Registration Rights Agreement, in the form of Exhibit 3.6(e). If Section 3.2(f) shall apply, in lieu of the foregoing, Holdings shall deliver to the Shareholders an executed Registration Rights Agreement, in the form of Exhibit 3.6(e) but substituting Holdings for Buyer as a party thereto.

  3.7 Supplementary Actions. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes and provisions of this Agreement.

  3.8 No Fractional Securities. No fractional shares of Buyer Common Stock shall be issuable by Buyer to any Shareholder in connection with the Merger. In lieu of any such fractional shares, each Shareholder who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the Average Closing Price.

  3.9 Average Closing Price.

  (a) The term "Average Closing Price" shall mean the average closing price of Buyer Common Stock on The Nasdaq National Market for each of the twenty (20) trading days preceding (and including) the third trading day prior to the date of Buyer's meeting of stockholders to approve the Merger; provided that (i) in the event that the Average Closing Price is greater than $21 per share, the Average Closing Price shall be deemed to be $21 per share; and (ii) in the event that the Average Closing Price is less than $17 per share, the Average Closing Price shall be deemed to be $17 per share.

  (b) All per share prices or amounts referred to in this Agreement shall be appropriately adjusted to reflect the effect of any stock splits, stock dividends, or similar transactions.

  3.10 Tax and Accounting Treatment. The parties intend that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and a pooling of interests for accounting purposes.

                                  ARTICLE IV

                    Representations and Warranties of Buyer

  4.1 Certain Definitions.

  As used in Articles IV and V, the following terms shall have the following meanings:

  (a) The term "Material Adverse Effect" with respect to any party hereto means any change or changes in, or effect or effects on, such party or any of its subsidiaries that, individually or in the aggregate (i) is materially adverse to the business, assets, or financial condition of such party and its subsidiaries taken as a whole or (ii) may materially and adversely affect the ability of such party to (A) operate or conduct its business substantially in the manner in which it is currently operated or conducted or (B) substantially perform its obligations hereunder and consummate the transactions contemplated hereby.

  (b) The word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries, excluding in the case of Lawrence, LSRL and LSI.

  (c) The term "Knowledge" with respect to Lawrence shall mean the actual knowledge of any of the persons set forth on Schedule 4.1(c) and with respect to Buyer shall mean the actual knowledge of Buyer's CEO and CFO, in each case after conducting reasonable inquiry.

  4.2 Buyer's and Buyer Sub's Representations and Warranties. Buyer and Buyer Sub each represents and warrants to Lawrence as follows and acknowledges that Lawrence is relying upon such representations and warranties in connection with the execution, delivery, and performance of this Agreement and the completion of the Merger, notwithstanding any investigation made by Lawrence or on its own behalf.

  (a) Each of Buyer and Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and to own all of its properties and assets.

  (b) Each of Buyer and Buyer Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by each of Buyer and Buyer Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Buyer and Buyer Sub, and this Agreement and each of the transactions contemplated hereby has been approved by Buyer as the sole stockholder of Buyer Sub. No other corporate proceedings on the part of either Buyer or Buyer Sub are necessary to approve this Agreement or the transactions contemplated hereby, other than the approval of Buyer's stockholders and this Agreement constitutes the valid and binding obligation of Buyer and Buyer Sub, enforceable against each in accordance with its terms.

  (c) Except as set forth on Schedule 4.2(c) and except for applicable requirements of state or foreign laws relating to takeovers, federal and state securities or blue sky laws, filings with the Nasdaq Stock Market, Inc. and filing of Agreement of Merger under the ABCA and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer or Buyer Sub of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.2(c), neither the execution and delivery of this Agreement by Buyer or Buyer Sub, nor the consummation by Buyer or Buyer Sub of the transactions contemplated hereby, nor compliance by Buyer or Buyer Sub with any of the provisions hereof, will (i) result in any breach of the Certificate of Incorporation or Bylaws of Buyer or Buyer Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults that would not have a Material Adverse Effect.

  (d) Buyer agrees that, for a period of at least one year following the Closing Date, the benefits provided under all Employee Benefit Programs (defined in Subsection 5.9(a) below), with respect to participants who are employed on the Closing Date, will be substantially similar to those provided immediately prior to the Closing Date, provided that substantially similar plans were provided by Buyer to its employees prior to the Effective Time.

  (e) Since November 23, 1993, Buyer has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933 (the "Securities Act"), and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document.

  (f) The authorized shares of capital stock of Buyer are as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996. All the issued and outstanding shares of Buyer Common Stock are and, upon consummation of the transaction contemplated by this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. As of May 15, 1997, Buyer had 8,804,820 shares of Common Stock outstanding, outstanding options to purchase 1,142,806 shares of Buyer Common Stock under its option plans and 25,443 options available for issuance under such plans, and outstanding warrants to purchase 161,250 shares of Buyer Common Stock.

  (g) The audited consolidated balance sheets of Buyer and its subsidiaries at December 31, 1994, 1995, and 1996 and the statements of operations and changes in stockholders' equity and cash flows for the years ended December 31, 1994, 1995, and 1996, included in the SEC Documents (the "Buyer Financial Statements") fairly present the financial position and results of operations of Buyer and its subsidiaries as for the periods then ended and the financial position of Buyer and its subsidiaries at the dates thereof in accordance with generally accepted accounting principles. Buyer has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with generally accepted accounting principles consistently applied, and such books of account are and, during the period covered by the Buyer Financial Statements, were correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Buyer, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Buyer Financial Statements

  (h) Except as set forth in Schedule 4.2(h), neither the Buyer nor any subsidiary has, nor at the Closing will have, any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the financial condition and business of the Buyer or any subsidiary and which (i) have not been reflected in the Buyer Financial Statements, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have been incurred since December 31, 1996, other than in the ordinary course of its business consistent with past practices.

  (i) None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in (i) any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) any proxy statement will, at the date mailed to stockholders and at the times of the meetings of Buyer's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Any proxy statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and any registration statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Buyer with respect to statements made therein based on information supplied by Lawrence or any Shareholder for inclusion in any registration statement or proxy statement.

  (j) Neither this Agreement nor any certificate or Schedule or other information furnished by or on behalf of Buyer pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

  (k) Holdings was formed solely for the purpose of engaging in the transactions contemplated by the ADCS Merger Agreement and this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by the ADCS Merger Agreement and this Agreement, Holdings does not have and will not have incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE V

                  Representations and Warranties of Lawrence

  Lawrence represents and warrants to Buyer and Buyer Sub as follows and acknowledges and confirms that Buyer and Buyer Sub are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the completion of the Merger, notwithstanding any investigation made by Buyer or Buyer Sub or on their behalf:

  5.1 Organization; Permits. Lawrence is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and to own all of its properties and assets. True and complete copies of the Articles of Incorporation and Bylaws of Lawrence with all amendments and restatements thereto through the date hereof have been provided to Buyer prior to the date hereof. Lawrence is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Lawrence has all business licenses, permits and approvals necessary to conduct its business as presently conducted, except where the failure to have such permit or approval does not have a Material Adverse Effect. Lawrence conducts its business under the trade names and other assumed names set forth on
Schedule 5.1.

  5.2 Capitalization; Shareholders. As of the date hereof, the authorized capital stock of Lawrence, the number and class of Lawrence Shares which are issued and outstanding, and all persons having record or beneficial ownership of shares of the capital stock of Lawrence or having any right to purchase, acquire or obtain any of the capital stock of Lawrence are as set forth on
Schedule 5.2. Schedule 5.2 also sets forth the foregoing information on a pro forma basis taking into account the merger of Lawrence and LSLMS. All of the issued and outstanding Lawrence Shares are validly issued, fully paid and nonassessable and not subject to any lien, charge or encumbrance, and were issued in compliance with applicable federal and state securities laws. Lawrence is not, and prior to the Effective Time will not become, a party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any additional capital stock or other equity securities of Lawrence or any of its subsidiaries, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan. Lawrence does not hold or own, directly or indirectly, any capital stock of any other corporation, or have any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity. To Lawrence's Knowledge, no officer, director, or Shareholder of Lawrence would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

  5.3 Authority Relative to this Agreement. Lawrence has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Lawrence and the consummation by Lawrence of the transactions contemplated hereby have been duly authorized by the Board of Directors of Lawrence, and no other corporate proceedings on the part of Lawrence are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Lawrence, enforceable against it in accordance with the Agreement's terms.

  5.4 Consents and Approvals; No Violations. Except as set forth on Schedule
5.4 and except for applicable requirements of state or foreign laws relating to takeovers, state securities or blue sky laws, and filing of Agreement of Merger under the ABCA and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Lawrence of the transactions contemplated by this Agreement. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement by Lawrence, nor the consummation by Lawrence of the transactions contemplated hereby, nor compliance by Lawrence with any of the provisions hereof, will (i) result in any breach of the Articles of Incorporation or Bylaws of Lawrence, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Lawrence is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule, regulation or permit applicable to Lawrence or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults that would not have a Material Adverse Effect.

  5.5 Financial Statements. Lawrence has furnished to Buyer Lawrence's audited combined financial statements (combined balance sheets, combined statements of income, combined statements of shareholders' equity and combined statements of cash flows) at and for each of the twelve-month periods ended December 31, 1993, December 31, 1994, December 31, 1995, and December 31, 1996, and the three-month period ended March 31, 1997, all restated so as to exclude LSRL and LSI (collectively, the "Lawrence Financial Statements"). Except as set forth on Schedule 5.5, each of the balance sheets (including the related notes) included in the Lawrence Financial Statements fairly presents in all material respects the financial position of Lawrence as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Lawrence for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

  5.6 Absence of Certain Changes or Events. Other than as permitted under
Section 6.1 and except as set forth on Schedule 5.6, since December 31, 1996 and through the date hereof, Lawrence has not suffered a Material Adverse Effect and Lawrence has not (i) declared any dividend or made any payment or other distribution in respect of any shares of its capital stock, (ii) acquired or disposed of any shares of its capital stock or granted any options, warrants or other rights to acquire or convert any obligation into any shares of its capital stock, (iii) entered into any material transaction with any officer, director, employee or any known relative thereof or any entity in which such person has an interest, except the payment of rent, salaries, wages and expense reimbursement in the ordinary course of business,
(iv) incurred any material obligation or liability (contingent or otherwise), except for (A) this Agreement, (B) normal trade and other obligations incurred in the ordinary course of business consistent with past practice and (C) obligations under contracts, agreements and leases incurred in the ordinary course of business consistent with past practice, the performance of which has not and will not, individually or in the aggregate, have a Material Adverse Effect on Lawrence, (v) discharged or satisfied any material lien or other encumbrance or paid any material obligation or liability (fixed or contingent), except in the ordinary course of business or as contemplated by this Agreement, (vi) mortgaged, pledged or subjected to any lien or other encumbrance any of its material assets (whether tangible or intangible), (vii) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, lease or otherwise dispose of any of its material assets except for sales of inventory or other assets for fair consideration in the ordinary course of business or as contemplated by this Agreement, (viii) canceled or compromised any material debt or claim, except in the ordinary course of business, (ix) waived or released any material rights, except for waivers or releases made in the ordinary course of business consistent with past practice, (x) made any single capital expenditure in excess of One Hundred Thousand Dollars ($100,000), or entered into any commitment therefor, or (xi) suffered any material casualty loss or damage, whether or not covered by insurance, or any adverse ruling, judgment or award, whether or not amounts were reserved on Lawrence's books, which would have a Material Adverse Effect on Lawrence.

  5.7 Litigation. Except as set forth on Schedule 5.7, as of the date of this Agreement, (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to Lawrence's Knowledge, threatened against or involving Lawrence, or any of its properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Lawrence; and (c) Lawrence is not in violation of any term of any judgments, decrees, injunctions or orders outstanding against it. An action, suit, proceeding, arbitration or investigation shall be considered "threatened" for purposes of this

Article V if Lawrence has received written notice or otherwise has Knowledge that such event may be commenced. Except as set forth on Schedule 5.7, to Lawrence's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation.

  5.8 Contracts.

  (a) Set forth on Schedule 5.8(a) is a list of all contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings to which Lawrence is a party and which are material to the business of Lawrence or which exceed $50,000. Each of the contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings to which Lawrence is a party that relates to or affects the assets or operations of Lawrence or to which Lawrence or its assets or operations may be bound or subject is a valid and binding obligation of Lawrence and, to Lawrence's Knowledge, of the other parties thereto and is in full force and effect, except for where the failure to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties as identified on Schedule 5.4, there are no existing defaults by Lawrence thereunder or, to the Knowledge of Lawrence, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Lawrence thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

  (b) Except as set forth on Schedule 5.8(b), as of the date of this Agreement, Lawrence is not a party to any oral or written (i) consulting agreement not terminable on sixty (60) days or less notice involving the payment of more than Fifty Thousand Dollars ($50,000) per annum, (ii) joint venture agreement, (iii) noncompetition or similar agreement that restricts Lawrence from engaging in a line of business, (iv) agreement with any executive officer or other employee of Lawrence the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Lawrence of the nature contemplated by this Agreement and which provides for the payment of in excess of Fifty Thousand Dollars ($50,000), (v) agreement with respect to any executive officer of Lawrence or any subsidiary providing any term of employment or compensation guaranty in excess of Fifty Thousand Dollars ($50,000) per annum, (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) (A) any agreement providing for disposition of any line of business, material assets or securities of Lawrence, (B) any agreement with respect to the acquisition of any line of business, material assets or securities of any other business, or (C) any agreement of merger or consolidation or letter of intent with respect to the foregoing, or (viii) any agreement to indemnify any other party with respect to an adverse environmental condition.

  5.9 Employee Benefit Plans.

  (a) Schedule 5.9(a) lists each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or otherwise contributed to by Lawrence for the benefit of its employees (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) (collectively, "Company Plans") and all other employee benefit plans providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, "Benefit Arrangements" and, together with Company Plans, collectively referred to as "Employee Benefit Programs").

  (b) With respect to each of the Company Plans, Lawrence has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; and (ii) any summary plan description.

  (c) (i) Each of the Employee Benefit Programs has been established and administered in compliance with any applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of all documents relating to such programs; (ii) each Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement, no "reportable event" (as such term is used in section 4043 of ERISA) other than an event of a type as to which the Pension Benefit Guaranty Corporation has waived the reporting requirements, "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan; and (iv) there are no pending or, to Lawrence's Knowledge, threatened, actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Programs, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Programs with respect to the operation of such plans (other than routine benefit claims).

  (d) Lawrence does not maintain or contribute to any "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and has not incurred any material liability that remains unsatisfied with respect to any such plans.

  (e) No Employee Benefit Program (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of Lawrence beyond their retirement or other termination of service with Lawrence, other than (a) coverage mandated by applicable law, (b) deferred compensation benefits which have been accrued as liabilities on the books of Lawrence, (c) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), or (d) benefits which have already been satisfied in full.

  5.10 Regulatory Authority Matters.

  (a) Except as set forth in Schedule 5.10(a), Lawrence is, and the products sold by Lawrence are, in compliance in all material respects with all applicable statutes, rules, regulations, standards, guides or orders administered or issued by any federal, state or local agency or governmental body having regulatory authority over such products (the "Regulatory Agencies").

  (b) Except as set forth in Schedule 5.10(b), Lawrence has not received from the Regulatory Agencies, and has no Knowledge of any facts that would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters or other similar communications from the Regulatory Agencies, and there have been no seizures conducted or threatened by the Regulatory Agencies, and no recalls, field notifications or alerts conducted, requested or threatened by the Regulatory Agencies relating to the products sold by Lawrence or any of its subsidiaries.

  (c) Except as set forth on Schedule 5.10(c), Lawrence is not aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by Lawrence or any of its subsidiaries, or (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

  (d) Except as set forth on Schedule 5.10(d), none of the products manufactured, marketed or sold by Lawrence has been recalled or subject to a field notification (whether voluntarily or otherwise), and Lawrence has not received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by Lawrence or any of its subsidiaries.

  5.11 Intellectual Property.

  (a) Schedule 5.11(a) contains an accurate and complete list of (i) all patents, applications for patents, registrations of trademarks (including service marks) and applications therefor, registrations of copyrights and applications therefor that are owned by Lawrence and that are part of the business of Lawrence as presently conducted; (ii) all other intellectual property rights that are owned by Lawrence and that are material to the conduct of business as presently conducted; (iii) all unexpired licenses relating to such of Lawrence's intellectual property rights that have been granted to or by Lawrence and that are material to the conduct of the business of Lawrence as presently conducted, but excluding end-user licenses granted to Lawrence relating to standard "off-the-shelf" personal computer software that is generally available on commercially reasonable terms from vendors that are unaffiliated with Lawrence, including software made available from such vendors on a "shrink wrap license" basis ("Non-Scheduled Licenses"); and (iv) all other agreements relating to intellectual property rights that are material to the conduct of the business of Lawrence as presently conducted, but excluding the Non-Scheduled Licenses (collectively, items (i)-(iv) are referred to as "Lawrence Intellectual Property Rights").

  (b) Lawrence owns and has the right to use, and license others to use, all Lawrence Intellectual Property Rights that are material to the conduct of the business of Lawrence as presently conducted, and such ownership and right to use, and license of others to use, are free and clear of, and without liability under, all liens and security interests of third parties. Such ownership and right to use, and license of others to use, are free and clear of, and without liability under, all claims and rights of third parties that, if determined to be legally protectable, could have a Material Adverse Effect.

  (c) Lawrence has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the unpatented know-how, technology, proprietary processes, formulae, and other information that is material to the conduct of the business of Lawrence as presently conducted. Without limiting the generality of the foregoing, Lawrence has obtained confidentiality and inventions assignment agreements from all of Lawrence's past and present employees and independent contractors involved in the creation or development of Lawrence Intellectual Property Rights including, without limitation, from all employees and contractors who are inventors, authors, creators or developers of Lawrence Intellectual Property Rights that are material to the conduct of the business as presently conducted. Schedule 5.11(c) lists all nondisclosure agreements to which Lawrence is a party or by which it is bound.

  (d) Except as set forth on Schedule 5.11(d) and except for payments made with respect to patents and patent applications, there are no royalties, honoraria, fees or other payments payable by Lawrence to any person by reason of the ownership, use, license, sale or disposition of any Lawrence Intellectual Property Right.

  (e) Except as set forth on Schedule 5.11(e), Lawrence has not received notice that Lawrence is infringing in the conduct of the business upon the right or claimed right of any other party with respect to any Lawrence Intellectual Property Rights, nor does Lawrence have any Knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for Lawrence in the conduct of the business of Lawrence as presently conducted.

  (f) For purposes of this Section 5.11, "use" with respect to intellectual property rights includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such intellectual property rights and products incorporating or subject to such intellectual property rights. No reference in this Section
5.11 to Lawrence's right to use the Lawrence Intellectual Property Rights shall be construed as a representation or warranty as to the validity of an issued patent included in the Lawrence Intellectual Property Rights.

  (g) To Lawrence's Knowledge, the Lawrence Intellectual Property Rights are free of any unresolved ownership disputes with respect to any third party, and there is no unauthorized use, infringement or misappropriation of any of such Lawrence Intellectual Property Rights by any third party, including any employee or former employee of Lawrence.

  5.12 Owned Property; Lawrence Facilities.

  (a) Schedule 5.12(a) sets forth, by address, owner and usage, all real property owned by Lawrence.

  (b) Schedule 5.12(b) sets forth, by address, owner and usage, all material real property agreements (including any amendments thereto) (the "Real Property Leases") pursuant to which Lawrence leases, subleases or otherwise occupies or leased, sublet or otherwise occupied during the past five (5) years any plants, offices, manufacturing facilities, warehouses, improvements, administration buildings and all other real property (the "Lawrence Facilities"). There are no defaults or events which, with the passage of time, would constitute a default under the Real Property Leases, except in either instance for defaults which individually or in the aggregate would not have a Material Adverse Effect on Lawrence.

  (c) Lawrence owns, leases or has the right to use all material fixtures, furniture, improvements, machinery or equipment necessary to conduct its business as currently conducted (the "Equipment Leases"). There are no defaults or events which, with the passage of time, would constitute a default under the Equipment Leases, except in either instance for defaults which individually or in the aggregate would not have a Material Adverse Effect on Lawrence.

  5.13 Compliance With Legislation Regulating Environmental Quality.

  (a) For the purposes of this Agreement, the term "Environmental Laws" shall mean all federal, foreign, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including but not limited to the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know or other United States or foreign, federal, state, province, or local laws of similar effect, each as amended as of the Effective Time, and the term "Hazardous Materials" shall mean any hazardous or toxic substances, wastes or materials, including without limitation petroleum or petroleum products, defined as such or regulated by any applicable Environmental Law or governmental agencies.

  (b) Except as set forth on Schedule 5.13(b), (i) Lawrence has not received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the Lawrence Facilities or Lawrence's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources and, to Lawrence's Knowledge, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the Lawrence Facilities and the business operated by Lawrence are in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on Lawrence; (iii) no underground storage tanks have been installed by Lawrence and to Lawrence's Knowledge none either are or have been located at any of the Lawrence Facilities; and (iv) to Lawrence's Knowledge, no friable asbestos or PCBs have been located at any of the Lawrence Facilities.

  (c) Except as set forth on Schedule 5.13(c), (i) there has been no spill, discharge, release, cleanup of or contamination by any Hazardous Materials used, generated, treated, stored, disposed of or handled by Lawrence; and (ii) Lawrence holds all necessary permits, licenses, approvals and consents to conduct its business as currently being conducted and is not in violation of any condition of any such permit, license or consent.

  5.14 Violations; Condemnation. Except as set forth on Schedule 5.14, Lawrence has not received, with respect to any Lawrence Facility, any written or oral notice of default or any written or oral notice of noncompliance with respect to applicable state, federal or local laws or regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects, and noncompliance with which could have a Material Adverse Effect. Lawrence has received no written or oral notice of any pending or threatened condemnation or other governmental taking of any of the Lawrence Facilities.

  5.15 Taxes.

  (a) Except as set forth on Schedule 5.15(a), (i) all Returns (defined in Subsection 5.15(b) below) in respect of Taxes (defined in Subsection 5.15(b) below) required to be filed with respect to Lawrence (including any consolidated federal income tax return and any state Tax return that includes Lawrence or any of its related companies on a consolidated, combined or unitary basis) have been timely filed, none of such Returns contains, or is required to contain, a disclosure statement under section 6661 or 6662 of the Code or any similar provision of state, local or foreign law, and no extension of time within which to file any such Return has been requested, which Return has not since been timely filed; (ii) all Taxes whether or not shown on such Returns have been timely paid and all payments of estimated Taxes required to be made with respect to Lawrence under section 6655 of the Code or any comparable provision of state, local or foreign law have been made; (iii) all such Returns are true, correct and complete in all material respects; (iv) no adjustment relating to any of such Returns has been proposed formally or informally by any Tax authority; (v) there are no outstanding subpoenas or requests for information with respect to any Returns of Lawrence or the Taxes reflected on such Returns; (vi) there are no pending or to Lawrence's Knowledge threatened actions or proceedings for the assessment or collection of Taxes against Lawrence or any corporation that was included in the filing of a Return with Lawrence on a consolidated, combined or unitary basis; (vii) no consent under section 341(f) of the Code has been filed with respect to Lawrence; (viii) there are no Tax liens on any assets of Lawrence except liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established;
(ix) no acceleration of the vesting schedule for any property that is nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement;
(x) Lawrence is not now nor has it at any time been subject to any accumulated earnings tax or personal holding company tax; (xi) Lawrence owes no amounts pursuant to any written or unwritten Tax sharing agreement or arrangement and will not have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed to prior to the date hereof; (xii) all Taxes required to be withheld, collected or deposited by Lawrence have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (xiii) any adjustment of Taxes of Lawrence made by the IRS that is required to be reported to any state, local or foreign Tax authority has been so reported and any additional Tax due as a result thereof has been paid in full; (xiv) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Lawrence may be subject; (xv) to Lawrence's Knowledge there are no requests for rulings or information currently outstanding that could affect the Taxes of Lawrence, or any similar matters pending with respect to any Tax authority; (xvi) no Tax authority has proposed reassessments of any property owned or leased by Lawrence that could increase the amount of any Tax to which Lawrence would be subject; (xvii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Lawrence and (xviii) with respect to each Return that has been examined by the relevant Tax authority, such examination is closed and final without any adjustment having been made to such Return (including adjustments not affecting the amount of Tax due with respect to such Return).

  (b) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental entity or Tax authority or agency, whether domestic or foreign including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 5.15, references to Lawrence shall include former subsidiaries of Lawrence identified on Schedule 5.15(b), if any, for the periods during which any such corporations were owned, directly or indirectly, by Lawrence.

  5.16 Product Liability Matters. Except as set forth on Schedule 5.16, as of the date of this Agreement, Lawrence has not submitted to its product liability insurance carriers any claims with respect to potential product liability of Lawrence which claims could have a Material Adverse Effect on Lawrence, nor does it know of any such claims which should have been submitted to its product liability insurance carriers. Buyer has previously been afforded access to all files containing, or been furnished with copies of, all pleadings, claims, complaints and relevant documents in connection with the foregoing. Neither Lawrence nor, to Lawrence's Knowledge, any employee or agent of Lawrence, has made any untrue statement of a material fact or omitted to state a material fact in connection with obtaining or renewing any insurance policy providing product liability coverage in respect of the products of Lawrence which could reasonably result in the loss of any material portion of such coverage, and Lawrence has not received any written or oral notice from any insurance company stating that any insurance policy of Lawrence may not provide coverage up to the limits of such policy for any liability, loss or damage which may be incurred or suffered by Lawrence in connection with product liability claims other than the possible lack of coverage for punitive damages and claims for deductible amounts.

  5.17 No Undisclosed Liabilities. Except as set forth on Schedule 5.17 and except to the extent specifically reflected or reserved against in the Consolidated Balance Sheet of Lawrence as of December 31, 1996, Lawrence does not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

  5.18 Construction of Certain Provisions. It is understood and agreed that any dollar amount specified in the foregoing representations and warranties or the inclusion of any specific items on the Schedules hereto is not intended to imply that higher or lower amounts, or that the items that have been so included, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such items on the Schedules hereto in any dispute or controversy between the parties on whether any obligation, item or matter not described herein or included on a Schedule hereto is or is not material for purposes of this Agreement.

  5.19 Condition of the Assets. The assets of Lawrence, including real, personal and mixed, tangible and intangible, necessary or useful to the operation of its business (the "Assets") are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The Assets comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements relating thereto adopted or currently in effect. The leases and other agreements or instruments under which Lawrence holds, leases, subleases or is entitled to the use of any of the Assets are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves. No default or event of default by Lawrence exists, and no event which, with notice or lapse of time or both, would constitute a default by Lawrence, has occurred and is continuing, under the terms or provisions of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any of such Assets is subject, nor has Lawrence received notice of any claim of such default.

  5.20 Title; Absence of Liens and Encumbrances, Etc. Except as set forth on
Schedule 5.20 and except for the restrictions imposed under the terms of its capital and operating leases, Lawrence has good, valid, and marketable title to the Assets, free and clear of all mortgages, security interests, claims, liens (except inchoate construction liens), charges, title defects, encumbrances, restrictions on use or transfer or other defects.

  5.21 Indebtedness. Except as set forth on Schedule 5.21, Lawrence does not have any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Closing Date, except as set forth on Schedule 5.21, Lawrence will not have any obligation for money borrowed nor any agreement or arrangement to borrow money, and Lawrence will not have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee.

  5.22 Accounts Receivable. No amount included in the accounts receivable of Lawrence in the Lawrence Financial Statements has been released for an amount less than the value at which it was included or is or will be regarded as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to Lawrence's Knowledge, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the Lawrence Financial Statements.
Schedule 5.22 hereto sets forth a list of all accounts receivable of Lawrence as of the close of business on December 31, 1996, none of which are owing from a debtor that, to Lawrence's Knowledge, has become bankrupt or insolvent or have been pledged to any third party.

  5.23 No Sales or Conveyance Tax Due. No sales, use or other transfer or conveyance taxes are or will become payable by any of the parties to this Agreement as a consequence of the execution, delivery or performance of this Agreement or any of the ancillary agreements, other than taxes based upon the net income of the parties.

  5.24 Books and Records. Lawrence has maintained its books of account in accordance with applicable laws, rules and regulations and with generally accepted accounting principles consistently applied, and such books of account are and, during the period covered by the Lawrence Financial Statements, were correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Lawrence, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Lawrence Financial Statements. The minute books of Lawrence, as previously made available to Buyer and its counsel, contain accurate records of all meetings and accurately reflect all other corporate action of the Shareholder and directors (and committees thereof) of Lawrence.

  5.25 Employees. Schedule 5.25 sets forth a list of the names, employment status, location of employment, and rates of compensation (including salaries, wages, commissions and bonuses) of all employees of Lawrence. Except as described on Schedule 5.25, Lawrence has no written or oral contract of employment with any employee of Lawrence, and Lawrence is not a party to or subject to any collective bargaining agreement nor has been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Except as described on Schedule 5.25, Lawrence is not a party to any pending nor, to Lawrence's Knowledge, threatened labor dispute affecting the business of Lawrence. Lawrence has complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. To Lawrence's Knowledge, Lawrence is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. At the Closing Date, all employees will be terminable at will by Lawrence and will be free to become the employees of Buyer, the Surviving Corporation or an affiliate or subsidiary of Buyer. Lawrence has not received notice from any employee listed on Schedule 5.25 as earning an annual base salary in excess of $40,000 that such employee is terminating his or her employment with Lawrence, nor to Lawrence's Knowledge, does any such employee intend to terminate his or her employment with Lawrence.

  5.26 Related Party Transactions. Schedule 5.26 sets forth the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of Lawrence to or from any Shareholder or any other present officer, or director, or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due), and all other transactions between such persons and Lawrence. Without limiting the generality of the foregoing, as of the date hereof, none of the Shareholders or any other present officer, or director, or any person related to, controlling, controlled by or under common control with any of the foregoing (i) has any material direct or indirect interest in any entity which does business with Lawrence, (ii) has any direct or indirect interest in any property, asset or right which is used by Lawrence in the conduct of its business, or (iii) has any contractual relationship with Lawrence other than such relationships which occur from being an employee, officer, director, etc.

  5.27 Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" of Lawrence (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976) are shown on Schedule 5.27.

  5.28 Customers and Suppliers. Except as set forth in Schedule 5.28, Lawrence has not received any notice or has any Knowledge that any customer from whom Lawrence received more than $50,000 in gross receipts during the 1995 or 1996 fiscal years (i) has ceased, or will cease, to use the products, goods or services of its business, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of its business or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of its business. Lawrence has not received any notice or has any Knowledge that any supplier from whom Lawrence purchased more than $50,000 in goods during the 1995 or 1996 fiscal years will not sell raw materials, supplies, merchandise and other goods to Lawrence at any time after the Closing Date on terms and conditions similar to those used in the current sales to Lawrence, subject to general and customary price increases and unforeseeable supply or demand changes.

  5.29 Stock Ownership. Other than through mutual funds or other similar investment vehicles over which no investment discretion is retained, none of Lawrence or any Shareholder owns any securities issued by Buyer and has no warrants, options or other rights to purchase or otherwise acquire or convert any obligations into securities issued by Buyer.

  5.30 Insurance. All of the Assets are covered by such fire, casualty, product liability, environmental liability and other insurance policies issued by reputable companies as are customarily obtained to cover comparable properties and assets by businesses in the region in which such Assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions. Schedule 5.30 sets forth a list of the policies of insurance and fidelity or surety bonds carried by Lawrence, including, but not limited to, fire, flood, liability, workers' compensation, officers' life, and directors' and officers' liability insurance policies. Lawrence has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion, and all insurance premiums due and payable by Lawrence in connection with the policies set forth on Schedule 5.30 prior to the Closing Date have been or will be paid. There are no outstanding written requirements or written recommendations by any insurance company that issued a policy with respect to any of the properties and assets of Lawrence by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the properties or Assets of Lawrence or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or Assets. The unemployment insurance ratings and contributions of Lawrence are also set forth on Schedule 5.30.

  5.31 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by Lawrence for inclusion or incorporation by reference in (i) any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) any proxy statement relating to the meeting of Buyer's stockholders to be held in connection with the Merger will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  5.32 No Misrepresentation. Neither this Agreement nor any certificate or Schedule or other information furnished by or on behalf of Lawrence or any Shareholder pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  6.1 Conduct of Business Pending the Merger. Lawrence agrees that, except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

  (a) The business of Lawrence shall be conducted only in the ordinary and usual course of business and consistent with past practices;

  (b) Lawrence shall not (i) amend its Articles of Incorporation or Bylaws; or
(ii) split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

  (c) Lawrence shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), (ii) acquire, dispose of, transfer, lease, or license, any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (v) make any material loans, advances or capital contributions to, or investments in, any other person; (vi) fail to maintain adequate insurance consistent with past practices for its business;
(vii) take any action described in items (i) through (x) of Section 5.6 without the consent of the Buyer; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

  (d) Lawrence shall use reasonable efforts to maintain the Assets, to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it; provided, however, that no breach of this covenant shall be deemed to have occurred as a result of any matter arising out of the transactions contemplated by this Agreement or the public announcement thereof;

  (e) Lawrence shall use all reasonable efforts to prevent any representation or warranty of Lawrence herein from becoming materially untrue or incorrect in any material respect; and

  (f) Notwithstanding anything to the contrary in subsections (a) through (e) above, Lawrence shall be permitted to take the following actions: (i) pay any judgment or settlement of pending legal claims (including penalties, fees, or taxes related thereto) provided that Lawrence will not without Buyer's written consent enter into any settlement which imposes upon Lawrence any restrictions or limitations on its ability to operate its business consistent with past practice; (ii) repay any guarantors of Lawrence's obligations or pledgors of collateral to secure Lawrence's obligations (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of Lawrence's obligations, on behalf of Lawrence, and (iii) pay compensation as permitted under Section
6.2 below.

  6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, Lawrence agrees that it will not, without the prior written consent of Buyer (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed in writing pursuant hereto) (a) enter into, adopt or amend any Employee Benefit Programs as to increase the benefits thereunder, (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Employee Benefit Program) or any increase in the compensation payable or to become payable to any officer, except for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new Employee Benefit Program, (d) make any material change in any Employee Benefit Program arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.2, Lawrence shall be permitted to
(i) pay fiscal year-end cash bonuses to its employees in amounts consistent with past practice and (ii) enter into staying bonus/severance agreements with the employees (the "Designated Employees") listed on Exhibit "A-1" in the form attached as Exhibit "A-2."

  6.3 Legal Conditions to Merger. Each of Lawrence and Buyer shall use all reasonable efforts (a) to take, or cause to be taken, all actions reasonably necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in Buyer's reasonable opinion, result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1; and provided further that neither party shall be obligated to take any action to obtain any third party consent where a failure to obtain such consent would not in Buyer's reasonable opinion have a Material Adverse Effect. Each party will cooperate with and promptly furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them in connection with the foregoing.

                                  ARTICLE VII

                             Additional Agreements

  7.1 Access and Information. Lawrence shall afford to Buyer and to Buyer's financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel, commitments and records (including but not limited to tax returns) and, during such period, shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request.

  7.2 Pooling. None of Lawrence, Buyer and Buyer Sub shall take any action which would jeopardize the treatment of the Merger as a tax-free reorganization or which would prevent the Merger from being accounted for as a pooling of interests.

  7.3 Public Announcements. Lawrence understands that Buyer is a public company, and that until the transactions contemplated by this Agreement are made public, Lawrence and the Shareholders and those whom they advise of this transaction (which shall only be on a "need to know basis") may be privy to material inside information; accordingly, Lawrence understands, and Lawrence has apprized those of its officers, directors and employees who know of the potential transaction, of the need for confidentiality and the potential consequences of any trading in Buyer Common Stock. No public announcements shall be made concerning the negotiations between the parties, this Agreement or the transactions contemplated herein, without the prior mutual consent of Lawrence and Buyer, except as may be required by law or the rules or regulations of The Nasdaq Stock Market. The parties agree that, to the maximum extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated herein. In addition, the parties agree to respond to all inquiries with respect to the Merger by stating that it is their policy not to comment on such matters.

  7.4 Additional Agreements.

  (a) Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

  (b) Subject to the terms and conditions hereof, Buyer and Lawrence will cooperate with each other and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

  (c) Each party will keep the other party apprized of the status of any inquiries made of such party by any governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

  7.5 Confidentiality. All confidential information disclosed by any party to this Agreement to any other party to this Agreement in connection with the transactions contemplated hereby shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, except to the extent that (a) it is or becomes generally available to the public other than as a result of a wrongful disclosure by a party receiving such confidential information hereunder, (b) it was readily available to the party receiving such information on a non-confidential basis prior to its disclosure hereunder, (c) it was already lawfully in the receiving party's possession prior to its disclosure hereunder, (d) it becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party hereunder without violation of such source's confidentiality agreement with the disclosing party or its representatives or of legal, fiduciary or ethical constraints on disclosure of such information,
(e) it may be required by law, or (f) such duty as to confidentiality is waived by the other party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement for any reason. This Section
7.5 shall survive termination hereof or consummation of the transactions hereunder, and shall replace any prior confidentiality agreements, including the Confidentiality Agreement dated October 23, 1996, entered into by Lawrence and Buyer.

  7.6 Guarantees. Buyer shall cooperate with Lawrence and use Buyer's reasonable efforts to obtain, prior to the Effective Time, the release of all guarantees listed on Schedule 7.6 ("Guarantees") provided by individuals, LSI or LSRL on behalf of Lawrence relating to Lawrence's bank financings or other indebtedness (the "Releases"), provided that no modification to, or amendment of, the terms of any such bank financing or other indebtedness shall be made in connection with obtaining a Release without Buyer's prior written consent. In the event that the parties are unable to obtain the release of any of the Guarantees, the Buyer shall indemnify the guarantors against any losses incurred by them under such Guarantees as a result of a default by Lawrence of its obligations as provided in Section 10.3.

  7.7 Noncompete Agreement. At the Effective Time, Lamonte H. Lawrence shall enter into a Noncompete Agreement in the form attached hereto as Exhibit "B."

  7.8 Consulting Agreement. At the Effective Time, the Surviving Corporation shall enter into Consulting Agreement with LSI in the form attached hereto as Exhibit "C."

  7.9 Notices of Certain Events. From the date hereof to and including the Closing Date, Lawrence and Buyer covenant and agree to notify the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any foreign or domestic governmental authority in connection with the transactions contemplated by this Agreement; and (iii) any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the notifying party or its affiliates.

  7.10 No Solicitation. Lawrence will not, and Lawrence will use best efforts to cause each Shareholder not to, directly or indirectly, solicit any active discussions or negotiations with, or provide information to, any person, other than Buyer, concerning any possible proposal regarding the acquisition of Lawrence or any part thereof, or any merger or consolidation thereof or accept any such proposal.

  7.11 Preparation of S-4 and the Proxy Statement. Buyer shall prepare and file as promptly as practicable after the execution of this Agreement with the SEC a proxy statement and a registration statement on Form S-4 (in which the proxy statement will be included as a prospectus) (the "S-4"). Buyer shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger, and Lawrence shall furnish all information concerning Lawrence and the Shareholders as may be reasonably requested in connection with any such action.

  7.12 Nasdaq Listing. Buyer will make such filings as are necessary with The Nasdaq Stock Market regarding the transactions contemplated hereby, including filing a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock to be issued in the Merger.

  7.13 Qualified Retirement Plan. The Lawrence Profit Sharing Plan and Trust (the "Plan and Trust") shall be continued by Lawrence for at least twelve months from the Effective Time (the "Continuation Period") with respect to the Lawrence employees at the Effective Time (except for LSRL employees), and the Lawrence employees shall continue to participate in the Plan and Trust during such time. After the Continuation Period, neither Lawrence nor Buyer will have any obligation to continue the Plan and Trust. At Buyer's discretion, after the Continuation Period Lawrence may continue the Plan and Trust, freeze it, terminate it, or merge it into any other qualified plan in which Buyer's employees are eligible to participate. At the Effective Time, LSRL employees shall cease to participate in the Plan and Trust. After the Continuation Period, Lawrence employees shall be eligible to participate in Buyer's 401(k) plan, except to the extent Buyer has elected to continue the Plan and Trust beyond the Continuation Period in which case the Lawrence employees will remain eligible under the Plan and Trust. When Lawrence employees do become eligible to participate in Buyer's 401(k) plan, they shall be given credit for their service with Lawrence toward eligibility requirements and vesting in Buyer's 401(k) plan.

  7.14 Name. It is Buyer's current intention that the Surviving Corporation will continue to do business under the name "Lawrence Semiconductor Laboratories, Inc." following the Closing.

  7.15 Conduct of Buyer's Business Pending the Merger. Buyer agrees that, except as expressly contemplated by this Agreement, and except as may be necessary or required in connection with the consummation of the transaction contemplated by the ADCS Merger Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

  (a) The business of Buyer shall be conducted only in the ordinary and usual course of business and consistent with past practices;

  (b) Buyer shall not (i) amend its Articles of Incorporation or Bylaws; or
(ii) split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

  (c) Buyer shall not authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), provided, however, that Buyer may do any of the foregoing if the value of the consideration per Share received by Buyer in such transaction is greater than the greater of (i) $17 and (ii) the closing price of Buyer Common Stock on the Nasdaq National Market on the trading day immediately preceding the date of the consummation of such transaction. Notwithstanding the foregoing, Buyer may grant additional options under its existing option plans consistent with past practice, and may also issue additional shares upon the exercise of outstanding options and warrants.

  (d) Buyer shall use reasonable efforts to maintain its assets, to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it; provided, however, that no breach of this covenant shall be deemed to have occurred as a result of any matter arising out of the transactions contemplated by this Agreement or the public announcement thereof;

  (e) Buyer shall use all reasonable efforts to prevent any representation or warranty of Buyer herein from becoming materially untrue or incorrect in any material respect; and

  (f) Notwithstanding anything to the contrary in subsections (a) through (e) above, Buyer shall be permitted to take the following actions: (i) pay any judgment or settlement of pending legal claims (including penalties, fees, or taxes related thereto) provided that Buyer will not without Lawrence's written consent enter into any settlement which imposes upon Buyer any restrictions or limitations on its ability to operate its business consistent with past practice; and (ii) repay any guarantors of Buyer's obligations or pledgors of collateral to secure Buyer's obligations (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of Buyer's obligations, on behalf of Buyer.

                                 ARTICLE VIII

                   Conditions to Consummation of the Merger

  8.1 Conditions to Both Lawrence's and Buyer's Obligation to Effect the Merger. The respective obligations of Lawrence and Buyer to effect the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, which may be waived by mutual agreement: (a) no preliminary or permanent injunction or other order by or before any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect; and (b) no statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by or before any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of Articles of Merger and Plan of Merger with the Arizona Corporation Commission and the Secretary of State of the State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no Material Adverse Effect on the consummation of the Merger or on the Surviving Corporation, Buyer and their subsidiaries shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

  8.2 Conditions to Obligation of Each Company to Effect the Merger.

  (a) The obligation of Lawrence to effect the Merger shall be further subject to the following conditions: (i) Buyer and Buyer Sub shall satisfy all of the obligations under this Agreement required to be performed by Buyer and Buyer Sub at or prior to the Effective Time in all material respects, (ii) the representations and warranties of Buyer and Buyer Sub contained in this Agreement shall be true and correct in all material respects when made and at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and (iii) Lamonte H. Lawrence shall have been elected to serve as a member of Buyer's six (6) person Board of Directors, effective immediately following the Closing Date, provided that if Section 3.2(f) shall apply, in lieu of the foregoing, Lamonte H. Lawrence shall have been elected to serve as a member of the class of directors elected for a term not to exceed two (2) years on Holdings' seven (7) person Board of Directors. These conditions may be waived by Lawrence. Further, if and to the extent Holdings is formed on or prior to the Effective Time, and Section 3.2(f) is applicable, then at the Effective Time: (i) Holdings shall own directly all of the issued and outstanding capital stock of Buyer; (ii) Holdings shall not have incurred any liabilities of any nature whatsoever, except for the liabilities described in Section 4.2(k); and (iii) the authorized, issued and outstanding capital stock of Holdings shall be substantially identical to that of the Buyer as of the Effective Time, subject only to changes therein necessary to consummate the transactions contemplated by the ACDS Merger Agreement, and (iv) evidence reasonably satisfactory to Lawrence that all conditions to Lawrence's obligations hereunder have been satisfied in all material respects.

  (b) The obligation of Buyer to effect the Merger shall be further subject to the following conditions: (i) Lawrence shall satisfy all of the obligations under this Agreement required to be performed by Lawrence at or prior to the Effective Time in all material respects, (ii) the representations and warranties of Lawrence contained in this Agreement shall be true and correct in all material respects when made and at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and
(iii) evidence reasonably satisfactory to Buyer that all conditions to Buyer's obligations hereunder have been satisfied in all material respects. These conditions may be waived by Buyer.

  8.3 Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger shall be further subject to the following conditions:

  (a) This Agreement and the consummation of the Merger shall have been duly approved and adopted by the affirmative vote of the holders of at least 95% of the voting securities of Lawrence. This Agreement and the consummation of the Merger shall have been duly approved and adopted by the stockholders of Buyer in accordance with the DGCL and its charter.

  (b) Ernst & Young LLP, independent accountants to Buyer, shall have rendered its opinion(s), addressed to Buyer, in form and substance satisfactory to Buyer as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16 and Ernst & Young shall have rendered its opinion to Buyer to the effect that the Merger has been structured in a manner which is tax-free with respect to Buyer and its stockholders and Lawrence and the Shareholders.

  (c) Lawrence shall have delivered (or cause to be delivered) duly executed counterparts of Employee Proprietary Information and Inventions Agreements with Buyer and the Surviving Corporation substantially in the form of Exhibit 8.3(d) duly executed by each employee of Lawrence.

  (d) The share certificates representing all of the issued and outstanding Lawrence Shares as of the Closing Date (other than Dissenting Shares), in each case duly endorsed in blank, shall have been surrendered for cancellation.

  (e) The S-4 registering the issuance and delivery of the shares of Buyer Common Stock shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC. All other filings necessary under federal and state securities laws to permit the issuance and delivery of the shares of Buyer Common Stock in compliance therewith shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

  (f) There shall not have been a material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of Lawrence, whether or not arising from transactions in the ordinary course of business, and Lawrence shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (g) The Mesa real estate (both the developed and undeveloped parcels) shall have been reconveyed to Lawrence from LSI, subject to the liens and encumbrances existing on the date hereof, for an aggregate consideration no greater than net book value.

  (h) Buyer shall have received satisfactory Phase I and, if, applicable, Phase II environmental site assessments of the Lawrence Facilities, and all permits necessary for the operation of those facilities shall have been appropriately transferred, if required by applicable law.

  (i) That certain litigation currently pending in the United States District Court, Northern District of California, San Jose Division, captioned Applied Materials, Inc. v. Lawrence Semiconductor, Inc. (C-96 20591 EAI) shall have been dismissed with prejudice.

  8.4 Additional Conditions to Obligations of Lawrence. The obligation of Lawrence to effect the Merger shall be further subject to the following conditions:

  (a) There shall not have been a material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of Buyer, whether or not arising from transactions in the ordinary course of business, and Buyer shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (b) Price Waterhouse, LLP, independent accountants to Lawrence, shall have rendered its opinion(s) addressed to Lawrence and Lamonte H. Lawrence, and dated the Closing Date, in form and substance satisfactory to Lawrence as to the appropriateness of pooling interest accounting for the Merger under Accounting Principles Board Opinion No. 16.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time:

  (a) By mutual written consent of Buyer and Lawrence.

  (b) By Buyer or Lawrence if the Merger shall not have been consummated within one hundred twenty (120) days of the date hereof, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

  (c) By Buyer or Lawrence if there shall have been any material misrepresentation or material breach of a material obligation of the other and, if such breach is curable, such default shall have not been remedied within thirty (30) days after receipt by the defaulting party of notice in writing from the other party specifying such breach and requesting that it be remedied; provided, that such thirty-day period shall be extended for so long as the other party shall be making diligent attempts to cure such default, but not beyond an additional thirty (30) days.

  (d) By Buyer or Lawrence, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

  9.2 Termination; Termination Payment. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective affiliates, directors, officers, or stockholders, except as provided below and except for those obligations intended to survive termination. In the event that either the Buyer or Lawrence shall terminate this Agreement because of a material misrepresentation or a material breach of a material covenant by the other party (subject to the 30-day notice and cure period provided in Section 9.1(c)), the breaching party shall be liable to and shall pay to the terminating party by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after the breaching party's receipt of written notice of termination. It is agreed that the payments due hereunder are the exclusive remedy for termination of this Agreement. Notwithstanding the foregoing, in the event of a breach by Lawrence of Section 7.10, the Buyer may pursue any and all remedies available to it at law or in equity. Recovery by the Buyer of a termination payment under this Section 9.2 shall not bar any such action for breach of Section 7.10, but the amount of any monetary damages awarded to the Buyer in such action shall be reduced by the termination payment actually received by the Buyer.

  9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4 Waiver. At any time prior to the Effective Time, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

          Survival of Representations and Warranties: Indemnification

  10.1 Survival: Indemnification.

  (a) No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that (i) the representations, warranties and agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 5.13, 5.15, 7.3, 7.4, 7.5, 7.6, 9.2, 9.3, 9.4, 11.1, 11.2, 11.5, 11.6, 11.7,
11.8, 11.9 and 11.10 and Article X hereof shall survive beyond the Effective Time for the period of the applicable statute of limitations and (ii) the other representations and warranties of Buyer and Lawrence in this Agreement shall survive beyond the Effective Time for one (1) year (the end of such one-year period, the "Termination Date") solely for the purpose of the Indemnification Escrow as described below.

  (b) Through the Indemnification Escrow described below, the Surviving Corporation, Buyer, Buyer Sub, Holdings and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the "Indemnitees" and, individually, each an "Indemnitee") (subject to the terms and conditions below) will be entitled to be indemnified and held harmless by the Shareholders against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses (collectively, "Losses") incurred or suffered by any Indemnitee, directly or indirectly, caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of, any representation or warranty (when made or deemed to be made) or covenant of Lawrence contained in this Agreement. The rights of Indemnitees to indemnification under this Subsection 10.1(b) shall be limited to, and satisfied solely out of and to the extent of, the Indemnification Escrow as it may be reduced or increased pursuant to Subsections 3.2(d), 3.4(e), 3.5 this
Section 10.1 and the Escrow Agreement, and any Loss shall be reduced by any amounts actually received by the Indemnitee under applicable insurance policies, if any. All indemnification requests of Indemnitees hereunder shall be made by or through Buyer.

  (c) By voting to approve this Agreement or by surrendering his or its Certificate(s) evidencing Lawrence Shares at Closing, each Shareholder, other than Shareholders who have perfected dissenter rights under the ABCA, acknowledges and agrees that (i) the consideration to which such Shareholder is entitled hereunder is subject to adjustment as contemplated in Articles III and X, (ii) the Indemnification Escrow Shares and the Escrow Adjustment shall be placed in the Indemnification Escrow provided for in an Escrow Agreement to be entered into, as of the Effective Time, in the form of Exhibit "D" attached hereto and (iii) the Escrow Agent shall be, and is hereby, authorized from time to time to transfer all or any portion of the amounts so deposited in satisfaction of the indemnity obligation and as otherwise provided pursuant to Articles III and X and as contemplated in the Escrow Agreement. Except as provided in Section 10.5, the Indemnitees agree to look solely to the Indemnification Escrow for recourse in the event of a breach of any representation or warranty or covenant of Lawrence contained in this Agreement and will not look directly to any Shareholder or Shareholders for any indemnification hereunder.

  (d) If any Indemnitee shall have any liquidated claim of indemnification pursuant to Subsection 10.1(b), it shall promptly request that Buyer give written notice thereof to the Representative and the Escrow Agent, including a brief description of the facts upon which such claim is based and the amount thereof. Any Indemnitee may also request that Buyer provide written notice to the Representative and the Escrow Agent of any unliquidated claim of indemnification pursuant to Subsection 10.1(b), including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitee for Losses that are unliquidated shall not be paid, but shares of Buyer Common Stock valued at the Average Closing Price equal to such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated. Notwithstanding the foregoing, no amount will be delivered to an Indemnitee pursuant to a written claim notice (with respect to either a liquidated or unliquidated claim) pursuant to Subsection 10.1(b) above and Section 10.5 below unless, and then only to the extent that, the aggregate amount of Losses sustained by Indemnitees as a group and as to which written claim notices have been given exceeds Two Hundred Fifty Thousand Dollars ($250,000) (taking into account any reduction of prior noticed claims resulting from the dispute resolution procedures of Section 10.2 below).

  (e) If the Representative shall notify the Escrow Agent in writing (within thirty (30) days of delivery to the Escrow Agent by Buyer of a written notice of claim for indemnification) of his objection to a claim of indemnification or a demand for the creation of a reserve against the Indemnification Escrow for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of funds in the Indemnification Escrow until the rights of the Shareholders and the Indemnitees with respect thereto have been agreed upon between the Representative and the claiming Indemnitee. In the event such an agreement is reached, the claiming Indemnitee shall request Buyer to provide to the Escrow Agent a written notice signed by the Representative in the form specified in the Escrow Agreement. If no such agreement has been reached, either the Indemnitee or the Representative may, not earlier than thirty (30) days after the date of the initial claim notice, submit the dispute to confidential, binding arbitration in New York, New York before a panel of three arbitrators, one each to be selected by Buyer and the Representative, and the third to be selected by the other two arbitrators, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The Escrow Agent may rely on the order or other determination of such arbitrators. If such arbitrators shall determine that any part of the Indemnification Escrow is to be delivered to an Indemnitee or is to be set aside in a reserve for any unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such Indemnitee the lesser of (i) the amount of the claim or claims as awarded to the Indemnitee to be satisfied, subject to the limitation set forth in Subsection 10.1(d) or (ii) the entire amount remaining in the Indemnification Escrow. Any disputed amounts not awarded to the Indemnitee shall promptly be transferred to the unreserved portion of the Indemnification Escrow. Buyer and the Representative shall bear their respective costs and expenses of any such arbitration. Buyer expressly acknowledges that Polese, Pietzsch, Williams & Nolan, P.A. can continue to represent Representative in any such dispute and hereby waives any conflict of interest which might otherwise exist.

  (f) Promptly after the Termination Date, the Escrow Agent shall distribute to the Shareholders on a pro rata basis all remaining unreserved amounts in the Indemnification Escrow, less an amount equal to the dollar amount of all claims pursuant to Subsection 10.1(c) that are still in process and (i) that are then-payable liquidated claims, (ii) for which a reserve established pursuant to Subsection 10.1(d) then exists, or (iii) that are still in the process of resolution pursuant to this Section 10.1. No new claims may be brought under this Section 10.1 after the Termination Date.

  (g) After the Termination Date, (i) as each matter referred to in Subsection 10.1(f) is resolved or otherwise concluded and (ii) as each undisputed unliquidated claim which remains unliquidated as of the Termination Date is liquidated, the Escrow Agent shall distribute to the Shareholders their respective pro rata portion of the Escrow Fund (as defined in Exhibit D) then determined by the Escrow Agent to be free of any rights of any Indemnitee and, when all such matters are resolved and such claims are liquidated, the obligations under Subsection 10.1(b) hereof shall terminate. The Indemnification Escrow shall be terminated when all of the Escrow Fund in the Indemnification Escrow shall have been disbursed by the Escrow Agent in accordance with the provisions hereof and the Escrow Agreement.

  (h) In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or permitted by him in good faith or in accordance with the advice of counsel. The Representative shall not be liable to the Shareholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Shareholders.

  10.2 Procedure. In the event that, at any time or from time to time after the Effective Time, a person indemnified under Section 10.1 or 10.3 (an "Indemnified Party") shall sustain a loss of any nature whatsoever against which such Indemnified Party is indemnified under this Agreement, such Indemnified Party shall notify the party hereto obligated to provide such indemnification (the "Indemnitor") of any such loss so sustained. If Indemnitor is Buyer, Indemnitor shall within thirty (30) days after transmittal of such notice pay to such Indemnified Party the amount of such loss so sustained, subject to the right to contest any claim. If Indemnitor is the Shareholders, payment shall be governed by the Escrow Agreement. The Indemnified Party shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor (acting through the Representative if Indemnitor is the Escrow Agent) a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnified Party at Indemnitor's own expense and with counsel of Indemnitor's selection (who shall be approved by Indemnified Party, which approval shall not be unreasonably withheld); provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within a reasonable time after said notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of Indemnitor. Except as provided in the preceding sentence, the Indemnified Party shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnified Party shall make available all information and assistance that the Indemnitor may reasonably request; provided that any associated expenses shall be paid by the Indemnitor. If the Losses relate to a Loss or demand asserted by a third party, the Indemnified Party and Indemnitor shall jointly control the defense and settlement thereof and any settlement shall require the prior written consent of both parties, which consent shall not be unreasonably withheld.

  10.3 Buyer's Indemnification. Buyer agrees to indemnify and hold Shareholders harmless from and against any and all Losses which may accrue or be sustained by Shareholders arising out of or as a result of (a) the conduct of the business or ownership of Lawrence or the Surviving Corporation after the Effective Time, or (b) any of the warranties, representations or covenants of Buyer contained in this Agreement being incorrect, untrue or breached. The term "Losses" for purposes of this Section 10.3 shall not include any loss resulting from a diminution in the value of Buyer Common Stock received in the Merger. Buyer also agrees to indemnify and hold Lamonte H. Lawrence, LSI and LSRL harmless from and against any and all losses which may accrue or be sustained by Lamonte H. Lawrence, LSI and/or LSRL arising out of or as a result of the parties' inability to obtain the Releases of all of the Guarantees and a breach by Lawrence of the guaranteed obligation. Notwithstanding the foregoing, no amount will be paid pursuant to a written claim notice for indemnification pursuant to this Section 10.3 (with respect to either a liquidated or unliquidated claim) unless, and then only to the extent that, the aggregate amount of Losses sustained by Shareholders, Lamonte
H. Lawrence, LSI, or LSRL as a group and as to which written claim notices have been given by any of Shareholders, Lamonte H. Lawrence, LSI and/or LSRL to Buyer exceeds Two Hundred Fifty Thousand Dollars ($250,000).

  10.4 Contest; Challenge. If Indemnitor contests or challenges any claim or action asserted against Indemnified Party referred to in this Article, it shall do so at its own cost and expense, holding Indemnified Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold Indemnified Party's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

  10.5 Special Indemnity.

  (a) By voting to approve this Agreement or by surrendering his or its Certificate(s) evidencing Lawrence Shares at Closing, each Shareholder, other than Shareholders who have perfected dissenter rights under applicable law, severally and not jointly, agrees to defend and indemnify the Indemnitees against and hold each of them harmless from each Shareholder's Pro Rata Portion (defined below) of any and all Losses which any such Indemnitee may suffer or incur by reason of the inaccuracy or breach of any of the representations, warranties and covenants of Lawrence contained in Section
5.13 or Section 5.15 of this Agreement or any documents, certificates or agreements delivered pursuant hereto. The right of Indemnitees to indemnification under this Section 10.5 shall apply only to those claims for indemnification, notice of which is given pursuant to this Agreement to the Shareholders on or before the running of the applicable statute of limitations; provided that such limitations shall not apply to any claim resulting from fraud or intentional misrepresentation. As used herein, "Pro Rata Portion" shall mean with respect to each Shareholder his or its percentage ownership of Lawrence after the merger of Lawrence and LSLMS and immediately prior to the Effective Time.

  (b) Each Shareholder, other than Shareholders who have perfected dissenter rights under applicable law, acknowledges and agrees that its obligations under this Section 10.5 are recourse obligations enforceable against it personally. Each Shareholder waives any right to require Indemnitees to (i) proceed against any person or entity including any other Shareholder, (ii) proceed against or exhaust any collateral or security or any part thereof, or
(iii) pursue any other remedy in its power, and waives any defense arising by reason of any inability of any other obligor to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies with respect to any other person. Indemnitees agree to use their reasonable efforts to collect any Losses from any available insurer or third party indemnitors before collecting from the Shareholders or the Escrow Fund, and to use their reasonable efforts to collect from the Escrow Fund before collecting from the Shareholders; however, nothing in the foregoing clauses shall preclude any claiming party from filing a claim against either the Shareholders or the Escrow Fund from the outset. If any amounts are recovered from an insurer or third party after payment to an Indemnitee of all Losses suffered or incurred by it, such Indemnitee shall promptly pay over to the indemnifying party the excess amount so recovered. Any claims against the Escrow Fund shall be subject to the procedures set forth in Section 10.2.

  (c) Notwithstanding anything to the contrary in this Article X, including without limitation any provision of Section 10.2, the Representative shall have sole and complete power and authority (i) to settle any matter which is the subject of a claim for indemnification pursuant to this Section 10.5 which can be settled solely with the payment of money (ii) to conduct and settle any litigation which is the subject of a claim for indemnification pursuant to this Section 10.5 which can be settled solely with the payment of money, and
(iii) to control and direct, subject to Buyer's approval, which shall not be unreasonably withheld or delayed, any and all remediation or other clean-up or mitigation of any environmental condition which is the subject of a claim for indemnification pursuant to this Section 10.5.

  10.6 Waiver. Each Shareholder irrevocably, knowingly and voluntarily waives any claim which such Shareholder now has or may hereafter have against Indemnitees, the Escrow Fund, and any collateral or security whatsoever now or hereafter held by Indemnitees, arising out of or resulting from payment or demand for payment of Losses, whether such claim is characterized as a claim for contribution, indemnification, subrogation or otherwise; provided that the foregoing shall not limit the Shareholders' ability to challenge the propriety of any claim for Losses made by Indemnitee(s).

  10.7 Average Closing Price. To the extent that the Indemnitees make a claim against the Escrow Fund pursuant to the Escrow Agreement, and such claim is paid in shares of Buyer Common Stock, then for purposes of such payment, the shares of Buyer Common Stock shall be valued at the Average Closing Price.

  10.8 Reduction of Losses. The amount of any Losses for which indemnification is provided under this Article X shall be reduced to take account of any net tax benefit realized arising from the incurrence or payment of any such Losses or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by an Indemnitee (or any of their affiliated entities) with respect to any Losses. The Indemnified Party shall be obligated to use commercially reasonable efforts to prosecute diligently and in good faith claims under any applicable insurance policies (including, without limitation, any applicable insurance policies maintained by either of the Companies or the Surviving Corporation) and against other third parties who may be responsible for Losses prior to collecting indemnification for such Losses under this
Article X. If any Indemnitee (or any of their affiliated entities) shall have received any payment pursuant to this Article X with respect to any Loss and shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnitee (or its affiliated entities) shall promptly pay over to the Representative (for distribution pro rata to the Shareholders) the amount so recovered but not in excess of the amount previously so paid by the Shareholders.

  10.9 Remedies. The sole and exclusive remedy of any party to this Agreement for any claim arising under this Agreement against any other party hereto shall be the indemnification provided in this Article X, and each party agrees that it will not pursue any other remedy, except that either party may seek specific performance or injunctive relief.

                                  ARTICLE XI

                              General Provisions

  11.1 Brokers. Lawrence represents and warrants to Buyer and Buyer Sub that, except for Lawrence's financial advisor, Alex. Brown & Sons Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lawrence. Buyer represents and warrants to Lawrence that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

  11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to Lawrence, to:

    Lawrence Semiconductor Laboratories, Inc.
    2300 West Huntington Drive
    Tempe, Arizona 85282
    Attention: Lamonte H. Lawrence, President
    Facsimile Number: (602) 464-7421

  with a copy to:

    Polese, Pietzsch, Williams & Nolan, P.A.
    2702 North Third Street, Suite 3000
    Phoenix, Arizona 85004-4607
    Attention: Michael E. Pietzsch, Esq.
               Michael J. Tucker, Esq.
    Facsimile Number: (602) 279-5107

  (b) If to Buyer, or Buyer Sub or Holdings, to:

    Advanced Technology Materials, Inc.
    7 Commerce Drive
    Danbury, CT 06810
    Attention: Daniel P. Sharkey, VP
    Facsimile Number: (203) 792-8040

  with a copy to:

    Shipman & Goodwin LLP
    One American Row
    Hartford, CT 06103
    Attention: Frank J. Marco, Esq.
    Facsimile Number: (860) 251-5900

  and

  (c) If to the Representative, to:

    Lamonte H. Lawrence
    100 Sir Francis Drake Blvd.
    Ross, California 94957
    Facsimile Number: (415) 456-0949
  with a copy to:

    Polese, Pietzsch, Williams & Nolan, P.A.
    2702 North Third Street, Suite 3000
    Phoenix, Arizona 85004-4607
    Attention: Michael E. Pietzsch, Esq.
    Facsimile Number: (602) 279-5107

All such notices shall be deemed received on the date of delivery (if delivered personally or by facsimile) or on the date shown on the return receipt (if delivered by mail).

  11.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  11.4 Entire Agreement; Assignment. This Agreement (including the Schedules, Exhibits and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

  11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

  11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

  11.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

  11.8 Investigation. The respective representations and warranties of Buyer or Lawrence contained herein or in the certificates or other documents delivered prior to the Effective Time shall not be deemed waived or otherwise affected by any investigation made by the other.

  11.9 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any party, the written consent of the Chief Executive Officer of such party shall be sufficient to constitute such consent.

  11.10 Jurisdiction. Each party hereby irrevocably: (1) agrees that any suit, action, or other legal proceeding arising out of this Agreement or out of any of the transactions contemplated hereby or thereby, may be brought in any New York court or United States federal court located in the County of New York;
(2) consents to the jurisdiction of each such court in any such suit, action, or legal proceeding; (3) waives any objection which such party may have to the laying of venue of any such suit, action, or legal proceeding in any of such courts; and (4) agrees that New York is the most convenient forum for litigation of any such suit, action, or legal proceeding.

  IN WITNESS WHEREOF, each of Buyer, Buyer Sub and Lawrence has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Advanced Technology Materials, Inc.,
                                           a Delaware corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: Vice President, Chief
                                                     Financial Officer

                                          Welk Acquisition Corporation, a
                                           Delaware corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: President

                                          ATMI Holdings, Inc., a Delaware
                                           corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: Treasurer

                                          Lawrence Semiconductor Laboratories,
                                           Inc., an Arizona corporation


                                          By:     /s/ Lamonte H. Lawrence
                                              ---------------------------------
                                              Name:  Lamonte H. Lawrence
                                              Title: Chief Executive Officer

                                          Lawrence Semiconductor Laboratories
                                           Marketing and Sales, Inc., an
                                           Arizona corporation


                                          By:     /s/ Lamonte H. Lawrence
                                              ---------------------------------
                                              Name:  Lamonte H. Lawrence
                                              Title: Chief Executive Officer

                                    EXHIBITS

3.6(a)(xiii)-A Affiliate Agreement                              Section 3.6(a)(xiii)-A
3.6(a)(xiii)-B Employment Agreement                             Section 3.6(a)(xiii)-B
3.6(a)(x)      Release                                          Section 3.6(a)(x)
3.6(e)         Registration Rights Agreement                    Section 3.6(e)
A-1            Designated Employees                             Section 6.2
A-2            Staying Bonus and Severance Agreement            Section 6.2
B              Noncompete Agreement--Lamonte H. Lawrence        Section 7.8
C              Consulting Agreement--Lamonte H. Lawrence        Section 7.9
8.3(d)         Proprietary Information and Inventions Agreement Section 8.3(d)
D              Escrow Agreement                                 Subsection 10.1(c)

                                   SCHEDULES

 SCHEDULE
  NUMBER  CONTENTS
 -------- --------
 4.1(c)   Persons whose knowledge constitute the "Knowledge" of Lawrence
 4.2(c)   Filings, permits, authorizations, consents and approvals required for
          Buyer and/or Buyer Sub to consummate transaction
 4.2(h)   Material liabilities of Buyer
 5.1      Trade names and assumed names
 5.2      Authorized capital stock, number and class of issued and outstanding stock, identity of owners of capital stock, and identity of anyone with a right to acquire any capital stock; pro forma following merger
 5.4      Filings, permits, authorizations, consents and approvals required for
          Lawrence to consummate transaction
 5.5      Material errors in Lawrence financial statements
 5.6      Material adverse changes and other specified information occurring since date of unaudited financial statement
 5.7      Litigation; expected litigation
 5.8(a)   Contracts and other instruments
 5.8(b)   Consulting agreements and other contracts with certain provisions
 5.9(a)   Employee benefits programs
 5.10(a)  Known non-compliance of products with laws, statutes, etc.
 5.10(b)  Notices received from regulatory agencies regarding possible violations, or facts that might lead to such
 5.10(c)  Facts that might lead to recall of products, termination of marketing of products, etc.
 5.10(d)  Recalls of products
 5.11(a)  Patents, applications for patents, registration of trademarks, other intellectual property
 5.11(c)  Nondisclosure agreements to which Lawrence is a party or bound
 5.11(d)  Royalties, fees or other payments owed by reason of any intellectual property
 5.11(e)  Notices of infringement
 5.12(b)  Property agreements (leases, etc.)
 5.13(b)  Environmental notices received, existence of USTs, asbestos, etc.
 5.13(c)  Environmental incidents
 5.14     Notices of violations of city codes, condemnation actions, etc.
 5.15(a)  Tax information
 5.15(b)  Subsidiaries
 5.16     Product liability insurance claims
 5.17     Other material liabilities
 5.20     Mortgages, liens, etc.
 5.21     Debts
 5.22     Accounts Receivable
 5.25     Employee Names
 5.26     Related Parties; Transactions
 5.27     Hart-Scott-Rodino
 5.28     Customers
 5.30     Insurance; Unemployment insurance ratings
 7.6      Guarantees
 8.3(d)   Proprietary Information and Inventions Agreements

                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

  This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of June 6, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("Buyer"), WELK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), ATMI HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of Buyer ("Holdings") LAWRENCE SEMICONDUCTOR LABORATORIES, INC., an Arizona corporation ("LSL"), and LAWRENCE SEMICONDUCTOR LABORATORIES MARKETING AND SALES, INC., an Arizona corporation ("LSLMS"; LSL and LSLMS are referred to collectively as "Lawrence"); and all of the parties are referred to collectively as the "Companies." Buyer Sub and Lawrence are referred to collectively as the "Constituent Corporations" and individually as a "Constituent Corporation."

  The Companies are parties to that certain Agreement and Plan of Merger dated May 17, 1997 (the "Merger Agreement"), and wish to amend the Merger Agreement in order to permit the following: (i) the possible transfer by Buyer of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, (ii) the transfer by Lamonte H. Lawrence of the issued and outstanding shares of capital stock of LSLMS to LSL, and (iii) the adoption by Holdings or Buyer, as appropriate, of a stock option plan for 900,000 shares of common stock. The Companies also wish to amend the Merger Agreement in order to eliminate any offset of the intercompany indebtedness against the purchase price.

  In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

  1. Capitalized terms not otherwise defined herein shall have the meanings provided in the Merger Agreement.

  2. Section 1.1 is hereby amended to insert the following at the end of the final sentence: "unless Buyer elects in its discretion to contribute prior to the Effective Time all of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, in which case the Surviving Corporation shall be a wholly-owned subsidiary of Holdings."

  3. Section 3.1(b) is hereby amended and restated to read in its entirety as follows: "Each share of common stock of LSL ("Lawrence Share") held in the treasury of LSL, if any, or by any subsidiary of Lawrence and each such Lawrence Share held by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor."

  4. Section 3.4 is hereby amended to delete the following from the first paragraph: "minus any amounts owed to LSL by any related parties as set forth in Schedule 5.26."

  5. Section 3.6(a)(xiv) is hereby amended and restated to read in its entirety as follows: "Written evidence satisfactory to Buyer that Lamonte H. Lawrence, the sole stockholder of LSLMS, has contributed immediately prior to the Effective Time all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL and that all consents and approvals necessary or appropriate for such contribution have been obtained."

  6. Section 3.6(a)(xvii) is hereby amended to delete the final sentence.

  7. Section 4.2(k) is hereby amended to insert the following as a new final sentence: "Notwithstanding the foregoing, Buyer may elect in its discretion to contribute prior to the Effective Time all of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, in which case the Surviving Corporation shall become a wholly-owned subsidiary of Holdings."

  8. Section 5.2 is hereby amended to delete the second sentence.

  9. Section 6.1(f) is hereby amended to insert the following as subsection
(iv): "(iv) Lamonte H. Lawrence, the sole stockholder of LSLMS, may contribute all of the issued and outstanding shares of capital stock of LSLMS to LSL, with LSLMS becoming a wholly-owned subsidiary of LSL."

  10. Section 7.15(f) is hereby amended to insert the following as subsections
(iii) and (iv): "(iii) Buyer may in its discretion contribute prior to the Effective Time all of the issued and outstanding shares of capital stock of Buyer Sub to Holdings, in which case the Surviving Corporation shall be a wholly-owned subsidiary of Holdings; and (iv) (A) Buyer may approve a new stock option plan for up to 900,000 shares of Buyer Common Stock, if the closing of the transactions contemplated by the ADCS Merger Agreement shall not have occurred on or before the Effective Time, or (B) Holdings may increase the authorized number of shares of Holdings Common Stock available in its existing stock option plan from 750,000 to 900,000, if the closing of the transactions contemplated by the ADCS Merger Agreement shall have occurred on or before the Effective Time."

  11. The final sentence of Section 10.5(a) is hereby amended and restated to read in its entirety as follows: "As used herein, "Pro Rata Portion" shall mean with respect to each Shareholder his or its percentage ownership of LSL immediately prior to the Effective Time."

  12. Except as modified herein, the Agreement as originally executed and previously amended is hereby ratified and affirmed and acknowledged to be the legal, valid and binding obligations of each of the parties hereto.

  13. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

  14. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of Buyer, Buyer Sub, Holdings and Lawrence has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Advanced Technology Materials, Inc.,
                                           a Delaware corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: Vice President, Chief
                                                     Financial Officer

                                          Welk Acquisition Corporation, a
                                           Delaware corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: President

                                          ATMI Holdings, Inc., a Delaware
                                           corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: Treasurer

                                          Lawrence Semiconductor Laboratories,
                                           Inc., an Arizona corporation


                                          By:     /s/ Lamonte H. Lawrence
                                              ---------------------------------
                                              Name:  Lamonte H. Lawrence
                                              Title: Chief Executive Officer

                                          Lawrence Semiconductor Laboratories
                                           Marketing and Sales, Inc., an
                                           Arizona corporation


                                          By:     /s/ Lamonte H. Lawrence
                                              ---------------------------------
                                              Name:  Lamonte H. Lawrence
                                              Title: Chief Executive Officer

                              SECOND AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

  This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of July 30, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("Buyer"), WELK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), ATMI HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of Buyer ("Holdings") LAWRENCE SEMICONDUCTOR LABORATORIES, INC., an Arizona corporation ("LSL"), and LAWRENCE SEMICONDUCTOR LABORATORIES MARKETING AND SALES, INC., an Arizona corporation ("LSLMS"; LSL and LSLMS are referred to collectively as "Lawrence"); and all of the parties are referred to collectively as the "Companies." Buyer Sub and Lawrence are referred to collectively as the "Constituent Corporations" and individually as a "Constituent Corporation."

  The Companies are parties to that certain Agreement and Plan of Merger dated May 17, 1997, as amended by First Amendment to Agreement and Plan of Merger dated June 6, 1997 (as amended, the "Merger Agreement"), and wish to amend further the Merger Agreement in order to limit the time period in which certain claims for indemnification may be made.

  In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

  1. Capitalized terms not otherwise defined herein shall have the meanings provided in the Merger Agreement.

  2. Section 10.1(f) is hereby amended to insert the following as a new final sentence: "Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification from the Shareholders or the Indemnification Escrow may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Buyer (or Holdings, if the closing of the transactions contemplated by the ADCS Merger Agreement shall occur on or before the Effective Time) after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards."

  3. Section 10.3 is hereby amended to insert the following as a new final sentence: "Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification from Buyer may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Buyer (or Holdings, if the closing of the transactions contemplated by the ADCS Merger Agreement shall occur on or before the Effective Time) after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards."

  4. Section 5(d) of the form of Escrow Agreement attached to the Merger Agreement as Exhibit D is hereby amended to insert the following as a new final sentence: "Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification from the Shareholders or the Indemnification Escrow may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Buyer (or Holdings, if the closing of the transactions contemplated by the ADCS Merger Agreement shall occur on or before the Effective Time) after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards."

  5. Except as modified herein, the Agreement as originally executed and previously amended is hereby ratified and affirmed and acknowledged to be the legal, valid and binding obligations of each of the parties hereto.

  6. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

  7. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of Buyer, Buyer Sub, Holdings and Lawrence has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Advanced Technology Materials, Inc.,
                                           a Delaware corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: Vice President, Chief
                                                     Financial Officer

                                          Welk Acquisition Corporation, a
                                           Delaware corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: President

                                          ATMI Holdings, Inc., a Delaware
                                           corporation


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                              Name:  Daniel P. Sharkey
                                              Title: Treasurer

                                          Lawrence Semiconductor Laboratories,
                                           Inc., an Arizona corporation


                                          By:     /s/ Lamonte H. Lawrence
                                              ---------------------------------
                                              Name:  Lamonte H. Lawrence
                                              Title: Chief Executive Officer

                                          Lawrence Semiconductor Laboratories
                                           Marketing and Sales, Inc., an
                                           Arizona corporation


                                          By:     /s/ Lamonte H. Lawrence
                                              ---------------------------------
                                              Name:  Lamonte H. Lawrence
                                              Title: Chief Executive Officer

                                                                     APPENDIX F

                       OPINION OF HAMBRECHT & QUIST LLC

                                                                   May 16, 1997

CONFIDENTIAL

The Board of Directors
Advanced Technology Materials, Inc.
7 Commerce Drive
Danbury, Connecticut 06810

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to Advanced Technology Materials, Inc. ("ATMI") of the consideration to be paid by ATMI in connection with the proposed acquisition by ATMI of Lawrence Semiconductor Laboratories, Inc. and Lawrence Semiconductor Laboratories Marketing and Sales, Inc. (collectively, "Lawrence") (the "Proposed Transaction") under the terms of the Agreement and Plan of Merger to be dated as of May 17, 1997 among ATMI, ATMI Holdings, Inc. ("Holdings"), a newly-formed corporation that is currently a wholly-owned subsidiary of ATMI, an additional wholly-owned acquisition subsidiary of ATMI, and Lawrence, including the related Exhibits and Schedules thereto, a draft of which has been provided to us by management of ATMI (the "Agreement"). Pursuant to the Proposed Transaction, as provided in the Agreement and as further described to us by management of ATMI, the holders of common stock of Lawrence, upon consummation of the Proposed Transaction, will receive common stock of ATMI or Holdings, in either case having a value equal to $78,000,000 (calculated, and subject to adjustment, as described more fully in the Agreement). We have assumed, with your consent, that the Proposed Transaction will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and as a pooling of interests for accounting purposes.

  We also understand from management of ATMI that ATMI, Holdings and a wholly-owned acquisition subsidiary of Holdings are parties to an Agreement and Plan of Merger and Exchange dated as of April 7, 1997, related to the proposed acquisition by ATMI of Advanced Delivery & Chemical Systems Nevada, Inc. and related entities (collectively, "ADCS"). The proposed acquisition of ADCS by ATMI (the "ADCS Acquisition") is not conditioned upon the approval or completion of the Proposed Transaction, and the Proposed Transaction is not conditioned upon the approval or completion of the ADCS Acquisition. We have not been requested to provide our opinion as to the fairness from a financial point of view to ATMI of the ADCS Acquisition.

  Hambrecht & Quist LLC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been asked to render our opinion to the Board of Directors of ATMI in connection with the Proposed Transaction, and we will receive a fee for this service. In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of ATMI for recent years and interim periods to date and certain other relevant financial and operating data of ATMI made available to us from published sources and from the internal records of ATMI;

    (ii) reviewed certain financial forecasts and related assumptions for ATMI obtained by us from a third party research report, and discussed such report with management of ATMI;

    (iii) discussed the business, financial condition and prospects of ATMI with certain of its officers;

    (iv) reviewed the consolidated financial statements of Lawrence for recent years and interim periods to date and certain other relevant financial and operating data of Lawrence, including certain projections, made available to us from the internal records of Lawrence, as well as certain projected information relating to Lawrence provided by ATMI management;

    (v) discussed the business, financial condition and prospects of Lawrence with certain of its officers and officers of ATMI;

    (vi) reviewed the recent reported prices and trading activity for the common stock of ATMI and compared such information and certain financial information for ATMI with similar information for certain other companies engaged in businesses we consider comparable to the business of ATMI;

    (vii) reviewed certain financial information for Lawrence, and compared this information with similar information for certain other companies engaged in businesses we consider comparable to the business of Lawrence, including ratios based on the recent reported common stock prices for these comparable companies;

    (viii) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions we deemed comparable to the Proposed Transaction;

    (ix) reviewed projected operating and financial data regarding ADCS supplied to us by ATMI management;

    (x) reviewed the April 17, 1997 draft of the Agreement provided to us by management of ATMI, and discussed with management of ATMI certain changes to such draft; and

    (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning ATMI, ADCS or Lawrence considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of ATMI, ADCS or Lawrence, nor have we conducted a physical inspection of the properties and facilities of any of these companies. With respect to the financial forecasts for Lawrence and ADCS provided by management of ATMI, the financial forecasts for Lawrence provided by management of Lawrence, and the financial forecasts for ATMI obtained by us from a third party research report (which forecasts with respect to ATMI were adjusted by us based upon our discussions with, and with the consent of, management of ATMI), we have assumed, upon the advice of management of ATMI and with your consent, that they have been reasonably prepared and provide a reasonable basis for our opinion. For purposes of this opinion, we have assumed that neither ATMI, ADCS nor Lawrence is a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Proposed Transaction, the ADCS Acquisition and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

  It is understood that this letter is for the information of the Board of Directors of ATMI in connection with its evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be summarized and reproduced in full in the Proxy Statement/Prospectus to be used in connection with the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction or the ADCS Acquisition. We express no opinion regarding the effect, if any, the Proposed Transaction or the ADCS Acquisition or both may have on the market price of ATMI common stock.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by ATMI in the Proposed Transaction is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Hambrecht & Quist LLC


                                          By:      /s/ Paul B. Cleveland
                                              ---------------------------------
                                                     Paul B. Cleveland
                                                     Managing Director

                                                                     APPENDIX G

                      ADVANCED TECHNOLOGY MATERIALS, INC.

                                1997 STOCK PLAN

SECTION 1. PURPOSE

  The purpose of the 1997 Stock Plan (the "Plan") is to secure for Advanced Technology Materials, Inc. (the "Company"), its parent (if any) and any subsidiaries of the Company (collectively the "Related Companies") the benefits arising from capital stock ownership and the receipt of capital stock-based incentives by those employees, directors, officers and consultants of the Company and any Related Companies who will be responsible for the Company's future growth and continued success.

  The Plan will provide a means whereby (a) employees of the Company and any Related Companies may purchase stock in the Company pursuant to options which qualify as "incentive stock options" ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (b) directors, employees and consultants of the Company and any Related Companies may purchase stock in the Company pursuant to options granted hereunder which do not qualify as Incentive Stock Options ("Non-Qualified Option" or "Non-Qualified Options"); (c) directors, employees and consultants of the Company and any Related Companies may be awarded stock in the Company ("Awards"); and
(d) directors, employees and consultants of the Company and any Related Companies may receive stock appreciation rights ("SARs"). Both Incentive Stock Options and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" as those terms are defined in Section 424 of the Code. Options, Awards and SARs are referred to hereafter individually as a "Plan Benefit" and collectively as "Plan Benefits." Directors, employees and consultants of the Company and any Related Companies are referred to herein as "Participants."

SECTION 2. ADMINISTRATION

  2.1 Board of Directors and the Committee. The Plan will be administered by the Board of Directors of the Company whose construction and interpretation of the terms and provisions hereof shall be final and conclusive. Any director to whom a Plan Benefit is awarded shall be ineligible to vote upon his or her Plan Benefit, but Plan Benefits may be granted to any such director by a vote of the remainder of the directors, except as limited below. The Board of Directors may in its sole discretion grant Options, issue shares upon exercise of such Options, grant Awards and grant SARs all as provided in the Plan. The Board of Directors shall have authority, subject to the express provisions of the Plan, to construe the Plan and its related agreements, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Option, Award and SAR agreements, which need not be identical, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director shall be liable for any action or determination made in good faith. The Board of Directors may delegate any or all of its powers under the Plan to a Compensation Committee or other Committee (the "Committee") appointed by the Board of Directors consisting of at least two members of the Board of Directors. If Plan Benefits are to be approved solely by a Committee, the members of the Committee shall at all times be: (i) "outside directors" as that term is defined in Treas. Reg. (S)1.162-27(e)(3) (or any successor regulation); and (ii) "non-employee directors" within the meaning of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such terms are interpreted from time to time. If the Committee is so appointed, all references to the Board of Directors herein shall mean and relate to such Committee, unless the context otherwise requires.

  2.2 Compliance with Section 162(m) of the Code. Section 162(m) of the Code generally limits the tax deductibility to publicly held companies of compensation in excess of $1,000,000 paid to certain "covered employees" ("Covered Employees"). It is the Company's intention to preserve the deductibility of such compensation to the extent it is reasonably practicable and to the extent it is consistent with the Company's compensation objectives. For purposes of this Plan, Covered Employees of the Company shall be those employees of the Company described in Section 162(m)(3) of the Code.

SECTION 3. ELIGIBILITY

  3.1 Incentive Stock Options. Participants who are employees shall be eligible to receive Incentive Stock Options pursuant to the Plan; provided that no person shall be granted any Incentive Stock Option under the Plan who, at the time such Option is granted, owns, directly or indirectly, Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Related Companies, unless the requirements of Section 6.6(b) hereof are satisfied. In determining whether this 10% threshold has been reached, the stock attribution rules of Section 424(d) of the Code shall apply. Directors who are not regular employees are not eligible to receive Incentive Stock Options.

  3.2 Non-Qualified Options, Awards and SARs. Non-Qualified Options, Awards and SARs may be granted to any Participant.

  3.3 Generally. The Board of Directors may take into consideration a Participant's individual circumstances in determining whether to grant an Incentive Stock Option, a Non-Qualified Option, an Award or an SAR. Granting of any Option, Award or SAR for any Participant shall neither entitle that Participant to, nor disqualify that Participant from, participation in any other grant of Plan Benefits.

SECTION 4. STOCK SUBJECT TO PLAN

  Subject to adjustment as provided in Sections 9 and 10 hereof, the stock to be offered under the Plan shall consist of shares of the Company's Common Stock, $.01 par value, and the maximum number of shares which will be reserved for issuance, and in respect of which Plan Benefits may be granted pursuant to the provisions of the Plan, shall not exceed in the aggregate 900,000 shares. Such shares may be authorized and unissued shares, treasury shares or shares purchased on the open market. If an Option or SAR granted hereunder shall expire or terminate for any reason without having been exercised in full, or if the Company shall reacquire any unvested shares issued pursuant to Awards, the unpurchased shares subject thereto and any unvested shares so reacquired shall again be available for subsequent grants of Plan Benefits under the Plan. Stock issued pursuant to the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors.

SECTION 5. GRANTING OF OPTIONS, SARS AND AWARDS

  Plan Benefits may be granted under the Plan at any time after October 10, 1997 (the date of approval of the Plan by the stockholders of the Company) and prior to October 10, 2007; provided, however, that nothing in the Plan shall be construed to obligate the Company to grant Plan Benefits to a Participant or anyone claiming under or through a Participant. The date of grant of Plan Benefits under the Plan will be the date specified by the Board of Directors at the time the Board of Directors grants such Plan Benefits; provided, however, that such date shall not be prior to the date on which the Board of Directors takes such action. The Board of Directors shall have the right, with the consent of a Participant, to convert an Incentive Stock Option granted under the Plan to a Non-Qualified Option pursuant to Section 6.7. Plan Benefits may be granted alone or in addition to other grants under the Plan.

SECTION 6. SPECIAL PROVISIONS APPLICABLE TO OPTIONS AND SARS

  6.1 Purchase Price and Shares Subject to Options and SARs.

    (a) The purchase price per share of Common Stock deliverable upon the exercise of an Option shall be determined by the Board of Directors; provided, however, that (i) in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such Common Stock on the day the Option is granted (except as modified in Section 6.6(b) hereof), and (ii) in the case of a Non-Qualified Option, the exercise price shall not be less than 50% of the fair market value on the day such Option is granted.

    (b) Options granted under the Plan may provide for the payment of the exercise price by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such Options, (ii) shares of Common Stock of the Company owned by the Participant having a fair market value equal in amount to the exercise price of the Options being exercised, or (iii) any combination of (i) and (ii). The fair market value of any shares of the Company's Common Stock which may be delivered upon exercise of an Option shall be determined by the Board of Directors. The Board of Directors may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Board of Directors, and to use the proceeds from such sale as payment of the purchase price of such shares.

    (c) If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted (the "Determination Date") and shall mean (i) the average (on the Determination
  Date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if such Common Stock is then traded on a national securities exchange; (ii) the last reported sale price (on the Determination Date) of the Common Stock on The Nasdaq Stock Market if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on the Determination Date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on The Nasdaq Stock Market. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Board of Directors after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

    (d) The maximum number of shares with respect to which Options or SARs may be granted to any employee, including any transactions contemplated by Treas. Reg. (S)1.162(e)(2)(vi), shall be limited to 112,500 shares in any calendar year.

  6.2 Duration of Options and SARs. Subject to Section 6.6(b) hereof, each Option and SAR and all rights thereunder shall be expressed to expire on such date as the Board of Directors may determine, but in no event later than ten years from the day on which the Option or SAR is granted and shall be subject to earlier termination as provided herein.

6.3 Exercise of Options and SARs.

    (a) Subject to Section 6.6(b) hereof, each Option and SAR granted under the Plan shall be exercisable at such time or times and during such period as shall be set forth in the instrument evidencing such Option or SAR. To the extent that an Option or SAR is not exercised by a Participant when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be for less than ten (10) full shares of Common Stock (or its equivalent).

    (b) The Board of Directors shall have the right to accelerate the date of exercise of any installments of any Option or SAR; provided that the Board of Directors shall not accelerate the exercise date of any installment of any Option granted to a Participant as an Incentive Stock Option (and not previously converted into a Non-Qualified Option pursuant to Section 6.7) if such acceleration would violate the annual vesting limitation contained in Section 422(d)(1) of the Code, which provides generally that the aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options granted to any Participant are exercisable for the first time by such Participant during any calendar year (under all plans of the Company and any Related Companies) shall not exceed $100,000.

  6.4 Nontransferability of Options and SARs. No Option or SAR granted under the Plan shall be assignable or transferable by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, with respect to Non-Qualified Options and SARs, unless the Participant's non-qualified stock option agreement granting such options (the "Non-Qualified Stock Option Agreement") or the Participant's SAR agreement granting such SARs (the "SAR Agreement") provides otherwise. Unless otherwise provided by the Non-Qualified Stock Option Agreement or the SAR Agreement, as applicable, during the life of the Participant, the Option or SAR shall be exercisable only by the Participant. If any Participant should attempt to dispose of or encumber the Participant's Options or SARs, other than in accordance with the applicable terms of a Non-Qualified Stock Option Agreement or SAR Agreement, the Participant's interest in such Options or SARs shall terminate.

  6.5 Effect of Termination of Employment or Death on Options and SARs.

    (a) Except as otherwise provided in the instrument evidencing the Plan Benefit, if a Participant ceases to be employed by the Company or a Related Company for any reason, including retirement but other than death, any Option or SAR granted to such Participant under the Plan shall immediately terminate; provided, however, that, except as otherwise provided in the instrument evidencing the Plan Benefit, any portion of such Option or SAR which was otherwise exercisable on the date of termination of the Participant's employment may be exercised within the three-month period following the date on which the Participant ceased to be so employed, but in no event after the expiration of the exercise period. Except as otherwise provided in the instrument evidencing the Plan Benefit, any such exercise may be made only to the extent of the number of shares subject to the Option or SAR which were purchasable or exercisable on the date of such termination of employment. If the Participant dies during such three-month period, the Option or SAR shall be exercisable by the Participant's personal representatives, heirs or legatees to the same extent and during the same period that the Participant could have exercised the Option or SAR on the date of his or her death, except as otherwise provided in the instrument evidencing the Plan Benefit.

    (b) Except as otherwise provided in the instrument evidencing the Plan Benefit, if the Participant dies while an employee of the Company or any Related Company, any Option or SAR granted to such Participant under the Plan shall be exercisable by the Participant's personal representatives, heirs or legatees, for the purchase of or exercise relative to that number of shares and to the same extent that the Participant could have exercised the Option or SAR on the date of his or her death. Except as otherwise provided in the instrument evidencing the Plan Benefit, the Option or SAR or any unexercised portion thereof shall terminate unless so exercised prior to the earlier of the expiration of six months from the date of such death or the expiration of the exercise period.

  6.6 Designation of Incentive Stock Options; Limitations. Options granted under the Plan which are intended to be Incentive Stock Options qualifying under Section 422 of the Code shall be designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

    (a) Dollar Limitation. The aggregate fair market value (determined at the time the option is granted) of the Common Stock for which Incentive Stock Options are exercisable for the first time during any calendar year by any person under the Plan (and all other incentive stock option plans of the Company and any Related Companies) shall not exceed $100,000. In the event that Section 422(d)(1) of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this Section 6.6(a), the limitation of this Section 6.6(a) shall be automatically adjusted accordingly.

    (b) 10% Stockholder. If any Participant to whom an Incentive Stock Option is to be granted pursuant to the provisions of the Plan is on the date of grant the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Companies, then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

      (i) The option price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock on the date of grant; and

      (ii) The option exercise period shall not exceed five years from the date of grant.

  In determining whether the 10% threshold has been reached, the stock attribution rules of Section 424(d) of the Code shall apply.

    (c) Except as modified by the preceding provisions of this Section 6.6, all of the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

  6.7 Conversion of Incentive Stock Options into Non-Qualified Options; Termination of Incentive Stock Options. The Board of Directors, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant's Incentive Stock Options (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such Incentive Stock Options, regardless of whether the Participant is an employee of the Company or a Related Company at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Board of Directors (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Board of Directors in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant's Incentive Stock Options converted into Non-Qualified Options, and no such conversion shall occur until and unless the Board of Directors takes appropriate action. The Board of Directors, with the consent of the Participant, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of such termination.

  6.8 Stock Appreciation Rights. An SAR is the right to receive, without payment, an amount equal to the excess, if any, of the fair market value of a share of Common Stock on the date of exercise over the grant price, which amount will be multiplied by the number of shares with respect to which the SARs shall have been exercised. The grant of SARs under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Board of Directors shall deem desirable:

    (a) Grant. SARs may be granted in tandem with, in addition to or completely independent of any Plan Benefit.

    (b) Grant Price. The grant price of an SAR may be the fair market value of a share of Common Stock on the date of grant or such other price as the Board of Directors may determine.

    (c) Exercise. An SAR may be exercised by a Participant in accordance with procedures established by the Board of Directors or as otherwise provided in any agreement evidencing any SARs. The Board of Directors may provide that an SAR shall be automatically exercised on one or more specified dates.

    (d) Form of Payment. Payment upon exercise of an SAR may be made in cash, in shares of Common Stock or any combination thereof, as the Board of Directors shall determine.

    (e) Fair Market Value. Fair market value shall be determined in accordance with Section 6.1(c) with the "Determination Date" being determined by reference to the date of grant or the date of exercise of an SAR, as applicable.

  6.9 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Option or SAR until the date of issue of a stock certificate to the Participant for such shares.

Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

  6.10 Special Provisions Applicable to Non-Qualified Options and SARs Granted to Covered Employees. In order for the full value of Non-Qualified Options and SARs granted to Covered Employees to be deductible by the Company for federal income tax purposes, the Company may intend for such Non-Qualified Options and SARs to be treated as "qualified performance-based compensation" as described in Treas. Reg. (S)1.162-27(e) (or any successor regulation). In such case, Non-Qualified Options and SARs granted to Covered Employees shall be subject to the following additional requirements:

    (a) such options and rights shall be granted only by the Committee; and

    (b) the exercise price of such Options and the grant price of such SARs granted shall in no event be less than the fair market value of the Common Stock as of the date of grant of such Options or SARs.

SECTION 7. SPECIAL PROVISIONS APPLICABLE TO AWARDS

  7.1 Grants of Awards. The Board of Directors may grant a Participant an Award subject to such terms and conditions as the Board of Directors deems appropriate, including, without limitation, restrictions on the pledging, sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit all or a portion of such shares back to the Company upon termination of employment.

  7.2 Conditions. Approvals of Awards may be subject to the following conditions:

    (a) Each Participant receiving an Award shall enter into an agreement (a "Stock Restriction Agreement") with the Company, if required by the Board of Directors, in a form specified by the Board of Directors agreeing to such terms and conditions of the Award as the Board of Directors deems appropriate.

    (b) Shares issued and transferred to a Participant pursuant to an Award may, if required by the Board of Directors, be deposited with the Treasurer or other officer of the Company designated by the Board of Directors to be held until the lapse of the restrictions upon such shares, and the Participant shall execute and deliver to the Company stock powers enabling the Company to exercise its rights hereunder.

    (c) Certificates for shares issued pursuant to an Award shall, if the Company shall deem it advisable, bear a legend to the effect that they are issued subject to specified restrictions.

    (d) Certificates representing the shares issued pursuant to an Award shall be registered in the name of the Participant and shall be owned by such Participant. Such Participant shall be the holder of record of such shares for all purposes, including voting and receipt of dividends paid with respect to such shares.

    (e) If required by the Board of Directors, no Participant receiving an Award shall make, in connection with such Award, the election permitted under Section 83(b) of the Code.

  7.3 Nontransferability. Shares issued pursuant to an Award may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except, subject to the provisions of such Participant's Stock Restriction Agreement, by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, prior to the lapse of restrictions on such shares, and any attempt at action in contravention of this Section shall be null and void. If any Participant should attempt to dispose of or encumber the Participant's shares issued pursuant to an Award prior to the lapse of the restrictions imposed on such shares, the Participant's interest in such shares shall terminate.

  7.4 Effect of Termination of Employment or Death on Awards. Except as otherwise provided in the instrument evidencing the Awards, if, prior to the lapse of restrictions applicable to Awards, the Participant ceases to be an employee of the Company or the Related Companies for any reason, Awards to such Participant, as to which restrictions have not lapsed, shall be forfeited to the Company, effective on the date of the

Participant's termination of employment. The Board of Directors shall have the sole power to decide in each case to what extent leaves of absence shall be deemed a termination of employment.

SECTION 8. REQUIREMENTS OF LAW

  8.1 Violations of Law. No shares shall be issued and delivered upon exercise of any Option or the making of any Award or the payment of any SAR unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. Each Participant may, by accepting Plan Benefits, be required to represent and agree in writing, for himself or herself and for his or her transferees by will or the laws of descent and distribution, that the stock acquired by him, her or them is being acquired for investment. The requirement for any such representation may be waived at any time by the Board of Directors.

  8.2 Compliance with Rule 16b-3. The intent of this Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board of Directors and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board of Directors may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

SECTION 9. RECAPITALIZATION

  In the event that dividends are payable in Common Stock of the Company or in the event there are splits, sub-divisions or combinations of shares of Common Stock of the Company, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any Option previously granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price, and the number of shares to which granted SARs relate shall be increased or decreased proportionately, as the case may be, and the grant price of such SARs shall be decreased or increased proportionately, as the case may be.

SECTION 10. REORGANIZATION

  If the Company is merged, consolidated with another corporation and the Company is not the Surviving Corporation, or the property or stock of the Company is acquired by any other corporation or in the case of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Plan Benefits, (i) make appropriate provision for the protection of any such outstanding Plan Benefits by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company; provided only that the excess of the aggregate fair market value of the shares subject to the Plan Benefits immediately after such substitution over the purchase or grant price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Plan Benefits immediately before such substitution over the purchase or grant price thereof, (ii) upon written notice to the Participants, provide that all unexercised Plan Benefits must be exercised within a specified number of days of the date of such notice or such Plan Benefits will be terminated, or (iii) upon written notice to the Participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Plan Benefits held by each Participant and unexercised as of that date at an amount equal to the aggregate fair market value on such date of the shares subject to the Plan Benefits held by such Participant over the aggregate purchase or grant price therefor, such amount to be paid in cash or, if stock of the merged, consolidated or otherwise reorganized corporation is issuable in respect of the shares of the Common Stock of the Company, then, in the discretion of the Board of Directors, in stock of such merged, consolidated or otherwise reorganized corporation equal in fair market value to the aforesaid amount. In any such case the Board of Directors shall, in good faith, determine fair market value and may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

SECTION 11. NO SPECIAL EMPLOYMENT RIGHTS

  Nothing contained in the Plan or in any Plan Benefit documentation shall confer upon any Participant receiving a grant of any Plan Benefit any right with respect to the continuation of his or her employment by the Company (or any Related Company) or interfere in any way with the right of the Company (or any Related Company), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Plan Benefit. Whether an authorized leave of absence or absence in military or government service shall constitute termination of employment shall be determined by the Board of Directors, in accordance with any applicable laws.

SECTION 12. AMENDMENT OF THE PLAN

  The Board of Directors may at any time and from time to time suspend or terminate all or any portion of the Plan or modify or amend the Plan in any respect. The termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect the Participant's rights under any Plan Benefit previously granted. With the consent of the affected Participant, the Board of Directors may amend outstanding agreements relating to any Plan Benefit in a manner not inconsistent with the Plan. The Board of Directors hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding Options to the extent necessary to qualify any or all Options under the Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, provided, however, that the consent of a Participant is required if such amendment or modification would cause unfavorable income tax treatment for such Participant.

SECTION 13. WITHHOLDING

  The Company's obligation to deliver shares of stock upon the exercise of any Option or SAR or the granting of an Award and to make payment upon exercise of any SAR shall be subject to the satisfaction by the Participant of all applicable federal, state and local income and employment tax withholding requirements.

SECTION 14. EFFECTIVE DATE AND DURATION OF THE PLAN

  14.1 Effective Date. The Plan shall become effective as of October 10, 1997 (the date of approval of the Plan by the stockholders of the Company).

  14.2 Duration. Unless sooner terminated in accordance with Section 10 hereof, the Plan shall terminate upon the earlier of (i) the tenth anniversary of the effective date or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to any Awards or the exercise or cancellation of Options and SARs granted hereunder. If the date of termination is determined under (i) above, then Plan Benefits outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Plan Benefits.

SECTION 15. GOVERNING LAW

  The Plan and all actions taken thereunder shall be governed by the laws of the State of Delaware.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivatives suits on behalf of the Registrant) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as injunction or rescission, against a director for breach of his or her fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  In addition, the Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Advanced Technology Materials, Inc. ("ATMI") maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of ATMI against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by ATMI. It is anticipated that the Registrant will maintain similar insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a list of exhibits filed as a part of this registration statement or incorporated by reference herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.01    Agreement and Plan of Merger and Exchange by and among ATMI, the
              Registrant, Alamo Merger, Inc., Advanced Delivery & Chemical
              Systems Nevada, Inc., Advanced Delivery & Chemical Systems
              Manager, Inc., Advanced Delivery & Chemical Systems Holdings,
              LLC, Advanced Delivery & Chemical Systems Operating, LLC and
              Advanced Delivery & Chemical Systems, Ltd. dated as of April 7,
              1997, attached to this registration statement as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein. List of exhibits and schedules to Agreement and Plan of
              Merger and Exchange.
     2.02    Agreement and Plan of Merger by and among ATMI, the Registrant,
              Welk Acquisition Corporation, Lawrence Semiconductor
              Laboratories, Inc. and Lawrence Semiconductor Laboratories
              Marketing and Sales, Inc. dated as of May 17, 1997, as amended by
              First Amendment to Agreement Plan of Merger dated as of June 6,
              1997 and Second Amendment to Agreement and Plan of Merger dated as of July 30, 1997, attached to this registration statement as
              Appendix E to the Proxy Statement/Prospectus and incorporated by reference herein. List of exhibits and schedules to Agreement and
              Plan of Merger.
     3.01    Certificate of Incorporation of the Registrant, attached to this registration statement as Appendix C to the Proxy
              Statement/Prospectus and incorporated by reference herein.
     3.02    Bylaws of the Registrant, attached to this registration statement as Appendix D to the Proxy Statement/Prospectus and incorporated by reference herein.
     4.01    Specimen of the Registrant's Common Stock Certificate.
     5.01    Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.
     8.01    Opinion of Ernst & Young LLP as to certain federal income tax consequences of the Transactions.
    23.01    Consent of Ernst & Young LLP.
    23.02    Consent of Price Waterhouse LLP.
    23.03    Consent of Shipman & Goodwin LLP, included in opinion filed as
              Exhibit 5.01.
    24.01    Power of Attorney of Registrant, included in the signature page of this registration statement.
    99.01    Proxy of Advanced Technology Materials, Inc.

- --------

  (b) Not required.

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This included information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, ATMI HOLDINGS, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DANBURY, STATE OF CONNECTICUT, ON SEPTEMBER 10, 1997.

                                          ATMI Holdings, Inc.


                                          By:      /s/ Eugene G. Banucci
                                             ---------------------------------
                                                    Eugene G. Banucci,
                                                  President and Director

                               POWER OF ATTORNEY

  Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Eugene G. Banucci and Daniel P. Sharkey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                               ----------------

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Eugene G. Banucci          President and          September 10, 1997
- -------------------------------------   Director (principal
          EUGENE G. BANUCCI             executive officer)

        /s/ Daniel P. Sharkey          Treasurer, Secretary   September 10, 1997
- -------------------------------------   and Director
          DANIEL P. SHARKEY             (principal
                                        financial and
                                        accounting officer)

         /s/ Peter S. Kirlin           Director               September 10, 1997
- -------------------------------------
           PETER S. KIRLIN


                                 EXHIBIT INDEX

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                                                                           PAGE
 EXHIBIT NO.                         DESCRIPTION                           NO.
 -----------                         -----------                           ----
     2.01    Agreement and Plan of Merger and Exchange by and among
              ATMI, the Registrant, Alamo Merger, Inc., Advanced
              Delivery & Chemical Systems Nevada, Inc., Advanced
              Delivery & Chemical Systems Manager, Inc., Advanced
              Delivery & Chemical Systems Holdings, LLC, Advanced
              Delivery & Chemical Systems Operating, LLC and Advanced
              Delivery & Chemical Systems, Ltd. dated as of April 7,
              1997, attached to this registration statement as Appendix
              A to the Proxy Statement/Prospectus and incorporated by
              reference herein. List of exhibits and schedules to
              Agreement and Plan of Merger and Exchange.
     2.02    Agreement and Plan of Merger by and among ATMI, the
              Registrant, Welk Acquisition Corporation, Lawrence
              Semiconductor Laboratories, Inc. and Lawrence
              Semiconductor Laboratories Marketing and Sales, Inc. dated as of May 17, 1997, as amended by First Amendment to
              Agreement Plan of Merger dated as of June 6, 1997 and
              Second Amendment to Agreement and Plan of Merger dated as
              of July 30, 1997, attached to this registration statement
              as Appendix E to the Proxy Statement/Prospectus and
              incorporated by reference herein. List of exhibits and
              schedules to Agreement and Plan of Merger.
     3.01    Certificate of Incorporation of the Registrant, attached to this registration statement as Appendix C to the Proxy
              Statement/Prospectus and incorporated by reference herein.
     3.02    Bylaws of the Registrant, attached to this registration
              statement as Appendix D to the Proxy Statement/Prospectus
              and incorporated by reference herein.
     4.01    Specimen of the Registrant's Common Stock Certificate.
     5.01    Opinion and Consent of Shipman & Goodwin LLP as to the
              legality of the shares to be registered.
     8.01    Opinion of Ernst & Young LLP as to certain federal income
              tax consequences of the Transactions.
    23.01    Consent of Ernst & Young LLP.
    23.02    Consent of Price Waterhouse LLP.
    23.03    Consent of Shipman & Goodwin LLP, included in opinion filed as Exhibit 5.01.
    24.01    Power of Attorney of Registrant, included in the signature page of this registration statement.
    99.01    Proxy of Advanced Technology Materials, Inc.